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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 14, 2016

Registration No. 333-209648

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHIRE PLC
(Exact name of registrant as specified in its charter)

Jersey (Channel Islands) (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	98-0601486 (I.R.S. Employer Identification Number)

5 Riverwalk,
Citywest Business Campus,
Dublin 24
Republic of Ireland
+353 1 429 7700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William R. Mordan
General Counsel and Corporate Secretary
Shire plc
5 Riverwalk,
Citywest Business Campus,
Dublin 24
Republic of Ireland
+353 1 429 7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
Christopher Comeau Paul Kinsella Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 (617) 951-7000	Martin Hattrell Slaughter and May One Bunhill Row London EC1Y 8YY +44 (0)20 7600 1200	Peter G. Edwards Executive Vice President and General Counsel Baxalta Incorporated 1200 Lakeside Drive Bannockburn, Illinois 60015 (224) 940-2000	R. Scott Falk Daniel Wolf Michael Brueck Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 (312) 862-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

            If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

            If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Ordinary shares, 5p par value(3)	11,336,893	N/A	$954,584,625	$96,126.67

(1)
Represents only the additional number of ordinary shares, par value 5p per share, of Shire plc, or Shire, being registered. Does not include the securities that Shire previously paid a filing fee to register in the registration statement on Form S-4 filed on February 22, 2016.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f)(1) and (f)(3) and 457(c) of the Securities Act. The market value of shares of Baxalta common stock, par value $0.01 per share (the securities to be canceled in connection with the merger) was calculated as the product of (i) 25,499,085 shares of Baxalta common stock and (b) $40.12, the average of the high and low prices per share of Baxalta common stock on the New York Stock Exchange on April 8, 2016, minus $68.311 million, the estimated maximum aggregate amount of cash to be paid by Shire in the merger in connection with the additional ordinary shares.

(3)
Certain of the ordinary shares of Shire to be delivered in connection with the merger will be represented by ADSs. The ADSs, which may be evidenced by American depositary receipts have been or will be registered under a separate registration statement on Form F-6.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. SHIRE PLC MAY NOT COMPLETE THE MERGER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND SHIRE PLC IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY AND SUBJECT TO CHANGE, DATED APRIL 14, 2016

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

                    , 2016

Dear Baxalta Incorporated Stockholder:

         As previously announced, on January 11, 2016, Baxalta Incorporated, which we refer to as Baxalta, entered into an Agreement and Plan of Merger, as it may be amended from time to time, which we refer to as the merger agreement, with Shire plc, which we refer to as Shire, and BearTracks, Inc., a wholly-owned subsidiary of Shire, which we refer to as Merger Sub, pursuant to which Merger Sub will merge with and into Baxalta, which we refer to as the merger, with Baxalta surviving the merger as a wholly-owned subsidiary of Shire.

         If the merger agreement is adopted by Baxalta stockholders and the merger is completed, each share of Baxalta common stock, par value $0.01 per share, which we refer to as Baxalta common stock (other than: (i) shares of Baxalta common stock held by Baxalta as treasury stock, (ii) any shares of Baxalta common stock owned by Shire, Merger Sub or any other direct or indirect wholly-owned subsidiary of Shire, and (iii) shares held by Baxalta stockholders who have not voted in favor of the merger and who have properly exercised appraisal rights with respect to such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware), will be converted into the right to receive, in such case without interest and subject to any applicable withholding taxes:

  (i)
  $18.00 in cash, which we refer to as the per share cash consideration; and

  (ii)
  (a) 0.1482 of an American Depositary Share of Shire, each of which represents three ordinary shares of Shire, or (b) if a Baxalta stockholder timely elects, 0.4446 of an ordinary share of Shire, in lieu of such fraction of a Shire American Depositary Share described in (ii)(a) above, together with cash in lieu of any fractional Shire security.

         We refer to the consideration described in (ii)(a) and (b) above as the per share stock consideration and, collectively with the per share cash consideration, as the per share merger consideration. We refer to an American Depositary Share of Shire as a Shire ADS, an ordinary share of Shire as a Shire ordinary share, and each of a Shire ADS and a Shire ordinary share as a Shire security.

         Shire ordinary shares are listed on the London Stock Exchange under the symbol "SHP" and Shire ADSs are listed on the NASDAQ Global Select Market under the symbol "SHPG." Baxalta common stock is listed on the New York Stock Exchange under the symbol "BXLT." We encourage you to obtain current market prices for the Shire ordinary shares, Shire ADSs and Baxalta common stock, given that a significant portion of the per share merger consideration is payable in Shire securities.

         The merger cannot be completed unless Baxalta stockholders holding a majority of the outstanding shares of Baxalta common stock as of the close of business on April 11, 2016, which we refer to as the record date, vote in favor of the adoption of the merger agreement at the special meeting of Baxalta stockholders to be held on May 27, 2016, which we refer to as the special meeting. Your vote is very important, regardless of the number of shares of Baxalta common stock you own. Whether or not you expect to attend the special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

         THE BOARD OF DIRECTORS OF BAXALTA, WHICH WE REFER TO AS THE BAXALTA BOARD, HAS (I) DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF BAXALTA AND BAXALTA STOCKHOLDERS, (II) APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, (III) AUTHORIZED AND APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND (IV) RECOMMENDED THE ADOPTION OF THE MERGER AGREEMENT BY BAXALTA STOCKHOLDERS AT A MEETING OF BAXALTA STOCKHOLDERS DULY CALLED AND HELD FOR SUCH PURPOSES. THE BAXALTA BOARD MADE ITS DETERMINATION AFTER CONSIDERING A NUMBER OF REASONS MORE FULLY DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

         THE BAXALTA BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT, "FOR" THE APPROVAL, BY NON-BINDING, ADVISORY VOTE, OF COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO BAXALTA'S NAMED EXECUTIVE OFFICERS THAT IS BASED ON OR OTHERWISE RELATES TO THE MERGER AND "FOR" THE ADJOURNMENT OF THE SPECIAL MEETING, OR ANY ADJOURNMENTS THEREOF, TO ANOTHER TIME OR PLACE, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT.

         For a discussion of risk factors that you should consider in evaluating the transaction, see the section titled, "Risk Factors" beginning on page 29 of this proxy statement/prospectus.

         We urge you to read this proxy statement/prospectus carefully and in its entirety.

Sincerely,

Wayne T. Hockmeyer, Ph.D. Chairman of the Board

         Neither the Securities and Exchange Commission nor any state or provincial securities commission or regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

         This proxy statement/prospectus is dated                    , 2016 and is first being mailed to Baxalta stockholders on or about                    , 2016.

Baxalta Incorporated
1200 Lakeside Drive
Bannockburn, Illinois 60015

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Baxalta Incorporated Stockholder:

        You are cordially invited to attend a special meeting of stockholders of Baxalta Incorporated, or Baxalta, a Delaware corporation. The special meeting will be held on May 27, 2016, 7:00 a.m., Central time, at Baxalta's corporate headquarters, located at 1200 Lakeside Drive, Bannockburn, Illinois 60015, which we refer to as the special meeting, for the following purposes:

  1.
  To consider and vote on the adoption of the Agreement and Plan of Merger, dated as of January 11, 2016, as it may be amended from time to time, which we refer to as the merger agreement, by and among Baxalta, Shire plc, or Shire, a Jersey public company, and BearTracks, Inc., or Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Shire. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. The merger agreement provides that Merger Sub will merge with and into Baxalta, which we refer to as the merger, with Baxalta surviving the merger as a wholly-owned subsidiary of Shire;

  2.
  To consider and vote on a proposal to approve, by non-binding, advisory vote, compensation that may be paid or become payable to Baxalta's named executive officers that is based on or otherwise relates to the merger; and

  3.
  To consider and vote on a proposal to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        The record date for the special meeting is April 11, 2016. Only stockholders of record at the close of business on April 11, 2016, are entitled to notice of, and to vote at, the special meeting.

        Your vote is very important, regardless of the number of shares of Baxalta common stock you own.    The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Baxalta common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, Baxalta requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Baxalta common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card, to submit your proxy by phone or the Internet or to attend the special meeting in person, your shares of Baxalta common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "AGAINST" the adoption of the merger agreement, but will have no effect on the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Baxalta's named executive officers that is based on or otherwise relates to the merger, or the proposal to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        Baxalta's board of directors has (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Baxalta and Baxalta stockholders; (ii) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement; (iii) authorized and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement; and (iv) recommended the adoption of the merger agreement by Baxalta stockholders at a meeting of Baxalta stockholders duly called and held for such purposes. The Baxalta board made its determination after consideration of a number of reasons more fully described in this proxy statement/prospectus. The Baxalta board recommends that you vote "FOR" the adoption of the merger agreement, "FOR" the approval, by non-binding, advisory vote, of compensation that may be paid or become payable to Baxalta's named executive officers that is based on or otherwise relates to the merger and "FOR" the adjournment of the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        Only Baxalta stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and Baxalta's guests may attend the special meeting. In order to be admitted to the special meeting, you must bring documentation showing that you owned Baxalta common stock as of the record date of April 11, 2016. Acceptable documentation includes (i) the copy of the proxy statement/prospectus mailed to you, (ii) the admission ticket attached to your proxy card, or (iii) any other proof of ownership (such as a brokerage or bank statement) reflecting your Baxalta holdings as of April 11, 2016. In addition, all attendees will be required to present valid photo identification (e.g., driver's license or passport). Stockholders who do not bring the above documentation will not be admitted to the special meeting. Cameras and electronic recording devices are not permitted at the special meeting.

        Baxalta stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Baxalta common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized in this proxy statement/prospectus and reproduced in their entirety in Annex E to this proxy statement/prospectus.

        WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors
Wayne T. Hockmeyer, Ph.D. Chairman of the Board

Bannockburn, Illinois 60015
                        , 2016

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This proxy statement/prospectus, which forms part of a registration statement on Form S-4, which constitutes a prospectus of Shire plc, or Shire, under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the ordinary shares of Shire of par value £0.05 per share, which we refer to as Shire ordinary shares, certain of which are represented by American Depositary Shares of Shire, each representing three Shire ordinary shares, which we refer to as Shire ADSs, and each Shire ordinary share and Shire ADS, which we refer to as a Shire security, to be delivered pursuant to the merger agreement.

        This proxy statement/prospectus is not a prospectus published in accordance with the Prospectus Rules made under Part VI of the United Kingdom Financial Services and Markets Act 2000 (as set out in the Financial Conduct Authority Handbook), which we refer to as the U.K. Prospectus Rules. Shire intends to publish a prospectus as required by the U.K. Prospectus Rules, which we refer to as the U.K. Prospectus, in connection with its proposed issue, and application for admission to list on the premium segment of the Official List of the United Kingdom Listing Authority, which we refer to as the UKLA, and to trading on the main market of the London Stock Exchange, of Shire ordinary shares. A copy of such prospectus may be obtained at Shire's website (www.Shire.com) following approval by the UKLA. The U.K. Prospectus is not incorporated by reference into, and does not form a part of, this proxy statement/prospectus.

        This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, with respect to the special meeting of Baxalta Incorporated, or Baxalta, stockholders, which we refer to as the special meeting, at which Baxalta stockholders will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated as of January 11, 2016, as it may be amended from time to time, which we refer to as the merger agreement, between Shire, BearTracks, Inc., a wholly-owned subsidiary of Shire, or Merger Sub, and Baxalta, pursuant to which Merger Sub (or another direct or indirect subsidiary, as permitted by the merger agreement) will merge with and into Baxalta, which we refer to as the merger, with Baxalta surviving the merger as a wholly-owned subsidiary of Shire, (ii) a proposal to approve, by non-binding, advisory vote, compensation that may be paid or become payable to Baxalta's named executive officers that is based on or otherwise relates to the merger and (iii) a proposal to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. Neither Shire nor Baxalta has authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated                        , 2016. You should not assume that the information contained in this document is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of such incorporated document. Neither the mailing of this document to Baxalta's stockholders nor the delivery by Shire of either ADSs or ordinary shares pursuant to the merger agreement will create any implication to the contrary.

 REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Shire and Baxalta from documents that Shire and Baxalta have filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, and that are included in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference in this proxy statement/prospectus, please see the section titled "Where You Can Find More Information" beginning on page 288 of this proxy statement/prospectus. This information is available for you to review at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC's website at www.sec.gov. You also can obtain those documents incorporated by reference in this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

For information about Shire plc:		For information about Baxalta Incorporated:
By Mail:	Shire plc 5 Riverwalk, Citywest Business Campus, Dublin 24 Republic of Ireland Attention: Investor Relations	By Mail:	Baxalta Incorporated 1200 Lakeside Drive Bannockburn, Illinois 60015 Attention: Investor Relations
By Telephone:	+353 1 429 7700	By Telephone:	(224) 940-2000

        In addition, you also may obtain additional copies of this proxy statement/prospectus or the documents incorporated by reference into this proxy statement/prospectus free of charge by contacting Innisfree M&A Incorporated, which we refer to as Innisfree, Baxalta's proxy solicitor, by calling toll free at (877) 456-3442. Banks, brokerage firms and other nominees may call collect at (212) 750-5833.

        If you would like to request any documents, please do so by                        , 2016 in order to receive them before the special meeting.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Baxalta stockholder. Please refer to the section titled "Summary" beginning on page 14 of this proxy statement/prospectus and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in this proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions under the section titled "Where You Can Find More Information" beginning on page 288 of this proxy statement/prospectus.

Q.
WHY HAVE I RECEIVED THESE MATERIALS?

A.
You are receiving this document as a stockholder of Baxalta. Baxalta has agreed to a combination with Shire pursuant to the terms and subject to the conditions set forth in the merger agreement.

  This document serves as the proxy statement through which Baxalta will solicit proxies to obtain the approval of Baxalta stockholders to adopt the merger agreement. This document also serves as a prospectus by which Shire will issue Shire ordinary shares, including those represented by the Shire ADSs, as part of the per share merger consideration. This proxy statement/prospectus contains important information, and you should read it carefully and in its entirety.

Q.
WHAT IS THE PROPOSED MERGER TRANSACTION AND WHAT EFFECT WILL IT HAVE ON BAXALTA?

A.
The proposed transaction is the combination of Baxalta with Shire pursuant to the merger agreement. If the merger agreement is adopted by Baxalta stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Baxalta, with Baxalta surviving the merger as a wholly-owned subsidiary of Shire. As a result of the merger, Baxalta will become a wholly-owned subsidiary of Shire and will no longer be a publicly held corporation. In addition, following the merger, Baxalta common stock will be delisted from the New York Stock Exchange, which we refer to as the NYSE, and deregistered under the Exchange Act, and Baxalta will no longer file periodic reports with the SEC.

Q.
WHAT WILL I RECEIVE IF THE MERGER IS COMPLETED?

A.
Upon completion of the merger, each share of Baxalta common stock that is outstanding immediately prior to the effective time of the merger (other than: (i) shares of Baxalta common stock held by Baxalta as treasury stock, (ii) any shares of Baxalta common stock owned by Shire, Merger Sub or any other direct or indirect wholly-owned subsidiary of Shire, and (iii) shares held by Baxalta stockholders who have not voted in favor of the merger and have properly exercised appraisal rights with respect to such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, the shares in clauses (i), (ii) and (iii) being referred to, collectively, as the excluded shares) will be converted into the right to receive, in each case without interest and subject to any applicable withholding taxes:

(i)
$18.00 in cash, which we refer to as the per share cash consideration; and

(ii)
(a) 0.1482 of a Shire ADS or (b) if a Baxalta stockholder timely elects, 0.4446 of a Shire ordinary share in lieu of such fraction of a Shire ADS described in (ii)(a), which we refer to as the ordinary share election.

  We refer to the consideration described in (ii)(a) and (b) above as the per share stock consideration and refer to the per share cash consideration and per share stock consideration collectively as the per share merger consideration.

  Shire will not issue fractional Shire securities to holders of Baxalta common stock in connection with the merger. Holders of Baxalta common stock will receive cash in lieu of any fractional Shire securities they would otherwise receive in connection with the merger.

  If you do not make an ordinary share election, you will receive 0.1482 of a Shire ADS for each issued and outstanding share of Baxalta common stock.

  For example, if you own 100 shares of Baxalta common stock, you will receive, in each case, without interest and subject to any applicable withholding taxes, (i) $1,800.00 in cash and (ii) either 14 Shire ADSs plus cash in lieu of the fractional 0.82 Shire ADS otherwise payable or, if you make a proper ordinary share election, 44 Shire ordinary shares plus cash in lieu of the fractional 0.46 Shire ordinary share otherwise payable.

  Neither Shire nor Baxalta is making any recommendation as to whether Baxalta stockholders should make an ordinary share election. You must make your own decision with respect to such ordinary share election. Please see the discussion set forth in the section titled "Material U.S. Federal Income Tax Consequences" for a description of the material U.S. federal income tax consequences of the merger. You should consult your own independent tax advisor concerning the U.S. federal income tax consequences to you of the merger, as well as the application of state, local and foreign income and other tax laws, in light of your particular circumstances.

Q.
WHAT IS AN AMERICAN DEPOSITARY SHARE?

A.
An American depositary share represents a specified number of securities of a non-U.S. company deposited with a custodian bank. Each Shire ADS represents three ordinary shares of Shire. ADSs are issued in book-entry form or are issued in certificated form, in which case they are evidenced by American Depositary Receipts, or ADRs. The ADSs are issued pursuant to the terms of an Amended and Restated Deposit Agreement, dated May 23, 2011, which we refer to as the deposit agreement, among Shire, Citibank, N.A. as successor depositary, which we refer to as Citibank or the depositary bank, and all holders from time to time of ADSs thereunder.

Q.
WHAT ARE THE IMPORTANT DIFFERENCES BETWEEN A SHIRE ORDINARY SHARE AND A SHIRE ADS?

A.
While each Shire ADS represents three Shire ordinary shares, there are some differences between these two securities. These differences include:

•
Shire ADSs trade in U.S. dollars, while Shire ordinary shares trade in British pounds;

•
Shire ADSs are listed on the NASDAQ Global Select Market while Shire ordinary shares are listed on the London Stock Exchange;

•
holders of Shire ADSs vote the underlying ordinary shares by instructing the depositary how to vote, while holders of Shire ordinary shares vote directly at the stockholders meeting; and

•
certain stockholders' rights, such as the right to propose resolutions or the right to convene a stockholders meeting, may not be exercised by Shire ADS holders unless they first convert their Shire ADSs into Shire ordinary shares.

  For a more detailed discussion about Shire ordinary shares and Shire ADSs, see the sections of this proxy statement/prospectus titled "Description of Shire Ordinary Shares" and "Description of Shire American Depositary Shares."

Q.
CAN I SELL THE SHIRE ADSs THAT I RECEIVE IN THE MERGER?

A.
Yes, so long as there is market demand for the Shire ADSs. The Shire ADSs being issued in the merger are transferable (subject to applicable restrictions under securities laws) and are being registered with the SEC.

  Shire has agreed to use its reasonable best efforts to cause the Shire ADSs to be approved for listing, subject to the official notice of issuance, on the NASDAQ Global Select Market at or prior to the closing date of the merger, which we refer to as the effective time, and thereafter to cause such listing to be maintained for so long as any Shire ADSs remain outstanding.

  There can be no guarantee, however, that the Shire ADSs will be approved for listing on the NASDAQ Global Select Market and, if listed, there is no assurance that the Shire ADSs will continue to satisfy the listing requirements of the NASDAQ Global Select Market or that a trading market in the Shire ADSs will develop or exist at any time. Furthermore, no prediction can be made regarding the liquidity of any such market or the prices at which the Shire ADSs may trade at any point in time.

Q.
HOW DO BAXALTA STOCKHOLDERS MAKE AN ORDINARY SHARE ELECTION TO RECEIVE SHIRE ORDINARY SHARES RATHER THAN SHIRE ADSs?

A.
Each Baxalta stockholder of record will be mailed an election form that will allow such Baxalta stockholder to make an ordinary share election to receive Shire ordinary shares instead of Shire ADSs for all (but not less than all) of their shares of Baxalta common stock, which shares will serve as the per share stock consideration. Any Baxalta stockholder who votes against approving the merger agreement is still entitled to make an ordinary share election with respect to such stockholder's shares of Baxalta common stock.

  In order to elect to receive Shire ordinary shares, you must return your properly completed and signed election form to the exchange agent for the merger, Computershare Trust Company, N.A., a national banking association, and Computershare Inc., a Delaware corporation, which we refer to collectively as the Exchange Agent, prior to the election deadline, which will be 5:00 p.m., Eastern time, on May 20, 2016. If the election deadline is delayed, Shire and Baxalta will promptly announce any such delay and, when determined, the rescheduled election deadline.

  Neither Shire nor Baxalta is making any recommendation as to whether Baxalta stockholders should make an ordinary share election. You must make your own decision with respect to such ordinary share election. Please see the discussion set forth in the section titled "Material U.S. Federal Income Tax Consequences" for a description of the material U.S. federal income tax consequences of the merger. You should consult your own independent tax advisor concerning the U.S. federal income tax consequences to you of the merger, as well as the application of state, local and foreign income and other tax laws, in light of your particular circumstances.

  For more information, please see the section titled "The Merger—Ordinary Share Election of Per Share Merger Consideration."

Q.
WHAT HAPPENS IF A BAXALTA STOCKHOLDER DOES NOT MAKE AN ORDINARY SHARE ELECTION OR THE ELECTION FORM IS NOT RECEIVED BEFORE THE ELECTION DEADLINE?

A.
If a Baxalta stockholder does not return a properly completed and timely election form, such Baxalta stockholder will be deemed not to have made an ordinary share election. Baxalta stockholders who do not make an ordinary share election will receive Shire ADSs for their shares of Baxalta common stock.

Q.
CAN BAXALTA STOCKHOLDERS REVOKE THEIR ORDINARY SHARE ELECTION AFTER SUBMITTING AN INITIAL ORDINARY SHARE ELECTION?

A.
Yes. Any record holder of Baxalta common stock who has delivered a duly completed election form to the Exchange Agent, may, at any time prior to the election deadline, revoke such holder's ordinary share election only by written notice received by the Exchange Agent prior to the election deadline.

Q.
CAN BAXALTA STOCKHOLDERS SELL THEIR SHARES AFTER SUBMITTING AN INITIAL ORDINARY SHARE ELECTION?

A.
Yes. However, Baxalta stockholders who have made an ordinary share election will be unable to sell or otherwise transfer their shares after making an ordinary share election, unless the ordinary share election is properly revoked before the election deadline or unless the merger agreement is terminated.

Q.
WHAT PERCENTAGE OF THE COMBINED COMPANY'S ORDINARY SHARES, INCLUDING THOSE REPRESENTED BY SHIRE ADSS, WILL BE ISSUED TO BAXALTA STOCKHOLDERS IN CONNECTION WITH THE MERGER?

A.
Shire estimates that in connection with the merger it will issue Shire securities representing approximately 34% of the combined company's ordinary shares following the closing of the merger in exchange for shares of Baxalta common stock. For a more detailed discussion of the assumptions on which this estimate is based, see the section of this proxy statement/prospectus titled "The Merger—Ownership of Shire After the Merger."

Q.
WHAT MATTERS ARE BEING VOTED ON AT THE BAXALTA SPECIAL MEETING?

A.
At the Baxalta special meeting, Baxalta stockholders will be asked to vote upon the following proposals:

•
Proposal No. 1—Adoption of the Merger Agreement.  Adopt the merger agreement;

•
Proposal No. 2—Advisory Vote on Merger-Related Compensation for Baxalta's Named Executive Officers.  Approve, on a non-binding advisory basis, compensation that may be paid or become payable to Baxalta's named executive officers that is based on or otherwise relates to the merger, as described in the section of this proxy statement/prospectus titled "The Merger—Interests of Baxalta's Directors and Executive Officers in the Merger—Quantification of Potential Payments to Baxalta's Named Executive Officers," approval of which is not a condition to completion of the merger; and

•
Proposal No. 3—Approval of Possible Adjournment of the Baxalta Special Meeting.  Approve any motion to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q.
DOES THE BAXALTA BOARD OF DIRECTORS SUPPORT THE MERGER?

A.
Yes. The Baxalta board of directors, which we refer to as the Baxalta board, determined that the terms of the merger agreement and the transactions contemplated by the merger agreement are advisable to, fair to, and in the best interests of, Baxalta and its stockholders. See "The Merger—Baxalta's Reasons for the Merger; Recommendation of Baxalta's Board of Directors" for more information. The Baxalta board also resolved to recommend that you vote:

•
"FOR" the adoption of the merger agreement;

  •
  "FOR" the approval, by non-binding, advisory vote, of compensation that may be paid or become payable to Baxalta's named executive officers that is based on or otherwise relates to the merger; and

  •
  "FOR" the adjournment of the special meeting, or any adjournments thereof, to another time and place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q.
WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A.
Shire and Baxalta intend to complete the merger as soon as possible. Assuming the satisfaction of certain closing conditions, including (i) the adoption of the merger agreement by Baxalta stockholders at the special meeting and (ii) the approval of the issuance of the Shire ordinary shares to be issued in the merger by the Shire stockholders, Shire and Baxalta currently anticipate that the merger will be completed in early June 2016.

Q.
WHAT ARE THE CONDITIONS TO THE MERGER?

A.
The respective obligations of Shire, Merger Sub and Baxalta to consummate the merger are subject to the satisfaction or waiver of certain conditions, including, but not limited to, (i) the expiration or termination of the applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, which was satisfied on February 29, 2016 when the waiting period expired, and review by government authorities and other regulatory agencies, including the following jurisdictions outside the United States: the European Union, Japan, Jersey, Russia, Taiwan and Turkey; (ii) the approval of the issuance of the Shire ordinary shares to be issued in the merger by the Shire stockholders; (iii) the adoption of the merger agreement by the Baxalta stockholders; (iv) effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part registering the Shire ordinary shares to be issued in the merger; (v) the absence of any orders, injunctions or rulings that would have the effect of enjoining or preventing the consummation of the merger; (vi) the approval of the UKLA of a prospectus relating to the Shire securities and a circular convening the Shire stockholder meeting; approval from The Nasdaq Stock Market LLC to list the Shire ADSs; (vii) approval of the UKLA and London Stock Exchange to list the Shire ordinary shares; and (viii) Section 4.02 of the tax matters agreement, dated as of June 30, 2015, by and among Baxter International Inc., which we refer to as Baxter, by and on behalf of itself and each affiliate of Baxter, and Baxalta, by and on behalf of itself and each affiliate of Baxalta, which we refer to as the tax matters agreement, shall have been waived with respect to the closing of the merger, pursuant to the terms of the letter agreement, dated as of January 11, 2016, among Shire, Baxalta and Baxter, which we refer to as the letter agreement, and each of Shire and Baxalta shall have received from Baxter a certificate, as described in the letter agreement, to the effect that the tax advisor to Baxter has furnished an opinion in substantially the same form and substance as the tax opinion delivered by such advisor on the date immediately prior to the signing of the merger agreement. See the section of this proxy statement/prospectus titled "The Merger Agreement—Conditions to the Merger."

Q.
WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A.
If the merger agreement is not adopted by Baxalta stockholders or if the merger is not completed for any other reason, Baxalta stockholders will not receive any cash payment or Shire securities for their shares of Baxalta common stock in connection with the merger. Instead, Baxalta will remain an independent public company and Baxalta common stock will continue to be listed and traded on the NYSE, subject to Baxalta's continued compliance with listing requirements. Under certain specified circumstances, Shire or Baxalta may be required to disburse a termination fee to or to reimburse certain expenses of the other party in connection with the termination of the merger agreement, as described under the section titled "The Merger Agreement—Termination Fee; Expenses."

Q.
WILL I BE TAXED ON THE SHIRE SECURITIES THAT I RECEIVE IN THE MERGER?

A.
The receipt of the per share merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, if you are a U.S. holder (as defined in the section titled "Material U.S. Federal Income Tax Consequences" of this proxy statement/prospectus), you will recognize gain or loss equal to the difference between (i) the sum of cash and the fair market value (as of the effective time) of the Shire Securities you receive and (ii) your adjusted tax basis in the Baxalta shares exchanged pursuant to the merger. If you are a non-U.S. holder (as defined in the section titled "Material U.S. Federal Income Tax Consequences" of this proxy statement/prospectus), the merger generally will not result in tax to you under U.S. federal income tax laws unless you have certain connections with the United States.

  Baxalta stockholders should consult their tax advisors as to the particular tax consequences to them of the transaction, including the effect of U.S. federal, state and local tax laws and foreign tax laws.

  For a more complete description of the tax consequences of the merger, see the section of this proxy statement/prospectus titled "Material U.S. Federal Income Tax Consequences."

Q.
WHEN AND WHERE IS THE SPECIAL MEETING?

A.
The special meeting will be held on May 27, 2016 at 7:00 a.m. Central time, at Baxalta's corporate headquarters, located at 1200 Lakeside Drive, Bannockburn, Illinois 60015.

Q.
WHAT VOTE IS REQUIRED FOR BAXALTA STOCKHOLDERS TO ADOPT THE MERGER AGREEMENT?

A.
The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Baxalta common stock entitled to vote thereon. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote "AGAINST" the adoption of the merger agreement.

Q.
WHAT VOTE OF BAXALTA STOCKHOLDERS IS REQUIRED TO APPROVE, BY NON-BINDING, ADVISORY VOTE, COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO BAXALTA'S NAMED EXECUTIVE OFFICERS THAT IS BASED ON, OR OTHERWISE RELATES TO, THE MERGER?

A.
Approval of the merger-related executive compensation, on a non-binding, advisory basis, requires the affirmative vote of holders of a majority of the shares of Baxalta common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. A vote to abstain will have the same effect as a vote "AGAINST" this proposal. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Baxalta common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Baxalta common stock, your shares of Baxalta common stock will not be voted, but this will not have any effect on the proposal to approve the merger-related executive compensation.

Q.
WHAT WILL HAPPEN IF BAXALTA STOCKHOLDERS DO NOT APPROVE BY NON-BINDING, ADVISORY VOTE, COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO BAXALTA'S NAMED EXECUTIVE OFFICERS THAT IS BASED ON, OR OTHERWISE RELATES TO, THE MERGER?

A.
Approval by non-binding advisory vote of the compensation that may be paid or become payable to Baxalta's named executive officers that is based on, or otherwise relates to, the merger is not a condition to completion of the merger. The vote is advisory and will not be binding on Baxalta or the surviving company in the merger. If the merger is completed, the merger-related compensation may be paid to Baxalta's named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Baxalta stockholders do not approve, by non-binding, advisory vote, the merger-related compensation.

Q.
WHAT VOTE OF BAXALTA STOCKHOLDERS IS REQUIRED TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES?

A.
Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Baxalta common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. A vote to abstain will have the same effect as a vote "AGAINST" this proposal. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Baxalta common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Baxalta common stock, your shares of Baxalta common stock will not be voted, but this will not have any effect on the proposal to adjourn the special meeting.

Q.
DO ANY OF BAXALTA'S DIRECTORS OR EXECUTIVE OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM OR BE IN ADDITION TO MY INTERESTS AS A STOCKHOLDER, GENERALLY?

A.
Yes. In considering the recommendation of the Baxalta board with respect to the adoption of the merger agreement you should be aware that Baxalta's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Baxalta stockholders generally. For Baxalta directors, these interests include the accelerated vesting and payment for certain Baxalta stock-based incentive awards as a result of the merger. For Baxalta executive officers, these interests include the potential acceleration and adjustment to the performance-vesting conditions of stock-based incentive awards as a result of the merger, as well as cash severance payments and benefits that may become payable in connection with the merger. Additionally, Baxalta has agreed to provide "gross-up" payments to individuals for excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, by amending the severance agreements with its executive officers to provide for such payments. Both Baxalta's directors and executive officers are also covered by certain indemnification and insurance arrangements. Also, under the merger agreement, Shire agreed to use its reasonable best efforts to appoint Wayne T. Hockmeyer, Ph.D., chairman of the Baxalta board, and two additional members of the Baxalta board, jointly selected by the Chairman of the Baxalta board and Chairman of the Shire board of directors, which we refer to as the Shire board, following consultation with the Nomination Committee of the Shire board, to the Shire board, effective upon the closing of the merger. The Baxalta board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated by the merger agreement, and in recommending that the merger agreement be adopted by Baxalta stockholders. Since the date of the merger agreement, Dr. Hockmeyer has decided to withdraw himself from consideration for such an appointment due to personal reasons and therefore only two directors will be considered for nomination. See the sections titled "The Merger—Interests of Baxalta's Directors and Executive Officers in the Merger" and "Proposal No. 2—Advisory Vote on Merger-related Compensation for Baxalta's Named Executive Officers."

Q.
WHO CAN VOTE AT THE SPECIAL MEETING?

A.
All of the holders of record of Baxalta common stock as of the close of business on                  , 2016, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.

Q.
HOW MANY VOTES DO I HAVE?

A.
You are entitled to one vote for each share of Baxalta common stock held of record as of the record date, April 11, 2016. As of the close of business on the record date, there were 683,082,565 outstanding shares of Baxalta common stock.

Q.
WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A.
If your shares are registered directly in your name with Baxalta's transfer agent, Computershare Trust Company, N.A., which we refer to as Computershare, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant Baxalta a proxy to vote your shares or to vote your shares in person at the special meeting.

  If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in "street name," and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a "legal proxy" from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q.
IF MY SHARES OF BAXALTA COMMON STOCK ARE HELD IN "STREET NAME" BY MY BANK, BROKERAGE FIRM OR OTHER NOMINEE, WILL MY BANK, BROKERAGE FIRM OR OTHER NOMINEE VOTE MY SHARES OF BAXALTA COMMON STOCK FOR ME?

A.
Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Baxalta common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Baxalta common stock. In accordance with the rules of the NYSE, banks, brokerage firms and other nominees who hold shares of Baxalta common stock in street name for their customers are precluded from exercising their voting discretion with respect to non-routine matters, such as the merger proposal, the proposal to adjourn the special meeting and the proposal to approve the merger-related executive compensation. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares (referred to as a broker non-vote). The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote "AGAINST" the adoption of the merger agreement, but will not have any effect on the proposal to adjourn the special meeting or the proposal to approve the merger-related executive compensation.

Q.
WHAT IS A QUORUM?

A.
A majority of the shares of Baxalta common stock issued and outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Votes to abstain are counted as present for the purpose of determining whether a quorum is present. If you hold shares of Baxalta common stock in "street name" and you provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such bank, brokerage firm or other nominee to vote your shares in person at the special meeting, then your shares will be counted as part of the quorum.

Q.
HOW DO I VOTE?

A.
Stockholder of Record.    If you are a stockholder of record, you may have your shares of Baxalta common stock voted on matters presented at the special meeting in any of the following ways:

•
by proxy—stockholders of record have a choice of voting by proxy:

•
by telephone or over the Internet, by dialing the telephone number or accessing the website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•
by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•
in person—you may attend the special meeting and cast your vote there.

Beneficial Owner.    If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a "legal proxy" from your bank, brokerage firm or other nominee at the special meeting.

Q.
HOW CAN I CHANGE OR REVOKE MY VOTE?

A.
You have the right to revoke a proxy, whether delivered by telephone, over the Internet or by mail, at any time before the closing of these voting facilities at 11:59 p.m., Eastern time, on May 26, 2016, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to Baxalta's Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins or by attending the special meeting and voting in person. Written notice of revocation should be mailed to Baxalta Incorporated, Attention: Corporate Secretary, 1200 Lakeside Drive, Bannockburn, Illinois 60015.

Q.
WHAT IS A PROXY?

A.
A proxy is your legal designation of another person to vote your shares of Baxalta common stock. The written document describing the matters to be considered and voted on at the special meeting is referred to as this proxy statement/prospectus. The document used to designate a proxy to vote your shares of Baxalta common stock is referred to as a proxy card.

Q.
IF A STOCKHOLDER GIVES A PROXY, HOW ARE THE SHARES OF BAXALTA COMMON STOCK VOTED?

A.
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Baxalta common stock in the way that you indicate. When completing the telephone or Internet processes or the proxy card, you may specify whether your shares of Baxalta common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

  If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted "FOR" the adoption of the merger agreement, "FOR" the approval, by non-binding, advisory vote, of compensation that may be paid or become payable to Baxalta's named executive officers that is based on or otherwise relates to the merger and "FOR" the adjournment of the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q.
HOW ARE VOTES COUNTED?

A.
For the adoption of the merger agreement, you may vote "FOR," "AGAINST" or "ABSTAIN." Votes to abstain and broker non-votes will have the same effect as votes "AGAINST" the adoption of the merger agreement.

  For the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation, you may vote "FOR," "AGAINST" or "ABSTAIN." A vote to abstain will have the same effect as if you voted "AGAINST" the proposal, but broker non-votes will not have any effect on the proposal.

  For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, you may vote "FOR," "AGAINST" or "ABSTAIN." A vote to abstain will have the same effect as if you voted "AGAINST" the proposal, but broker non-votes will not have any effect on the proposal.

Q.
WHAT DO I DO IF I RECEIVE MORE THAN ONE PROXY OR SET OF VOTING INSTRUCTIONS?

A.
If you hold shares of Baxalta common stock in "street name" and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Please vote each proxy or voting instruction card in accordance with the instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Baxalta common stock are voted.

Q.
WHAT HAPPENS IF I SELL MY SHARES OF BAXALTA COMMON STOCK BEFORE THE SPECIAL MEETING?

A.
The record date for Baxalta stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Baxalta common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies Baxalta in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.
WHAT HAPPENS IF I SELL MY SHARES OF BAXALTA COMMON STOCK AFTER THE SPECIAL MEETING BUT BEFORE THE EFFECTIVE TIME OF THE MERGER?

A.
If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the per share merger consideration to the person to whom you transfer your shares. In order to receive the per share merger consideration, you must hold your shares of Baxalta common stock through completion of the merger.

Q.
WHO WILL SOLICIT AND PAY THE COST OF SOLICITING PROXIES?

A.
Baxalta has engaged Innisfree to assist in the solicitation of proxies for the special meeting. Baxalta estimates that it will pay Innisfree a fee not to exceed $50,000. Baxalta has agreed to reimburse Innisfree for certain reasonable and documented out-of-pocket fees and expenses, including telephone charges, and also will indemnify Innisfree, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. Baxalta also may reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of Baxalta common stock. Baxalta's directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.
WHAT DO I NEED TO DO NOW?

A.
Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Baxalta common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of Baxalta common stock voted at the special meeting in the following ways: (i) by telephone by dialing the telephone number specified on the enclosed proxy card, (ii) over the Internet by accessing the website specified on the enclosed proxy card, or (iii) by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.
AM I ENTITLED TO EXERCISE APPRAISAL RIGHTS UNDER THE DGCL INSTEAD OF RECEIVING THE PER SHARE MERGER CONSIDERATION FOR MY SHARES OF BAXALTA COMMON STOCK?

A.
Yes. As a holder of Baxalta common stock, you are entitled to exercise appraisal rights under the DGCL, in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of the adoption of the merger agreement. See the section titled "The Merger—Appraisal Rights."

Q.
WHERE CAN I FIND OUT MORE INFORMATION ABOUT SHIRE AND BAXALTA?

A.
You can find out information about Shire and Baxalta from the sources described under the section of this proxy statement/prospectus titled "Where You Can Find More Information."

Q.
WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MIGHT HAVE?

A.
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Baxalta common stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Innisfree, Baxalta's proxy solicitor, by calling toll-free at (877) 456-3442. Banks, brokerage firms and other nominees may call collect at (212) 750-5833.

FORWARD-LOOKING STATEMENTS

        Statements and documents to which Shire and Baxalta refer you in in this proxy statement/prospectus as well as oral statements made or to be made by Shire and Baxalta, contain assumptions, expectations, projections, intentions or beliefs about future events that are intended as "forward-looking statements." All statements included or incorporated by reference in this proxy statement/prospectus, other than statements that are historical facts, are forward-looking statements including, without limitation, statements related to (i) the timing and anticipated completion of the proposed merger, (ii) the benefits expected to result from the proposed merger and (iii) the anticipated business of the combined company following the completion of the proposed merger. These forward-looking statements are made on the basis of the current beliefs, expectations, and assumptions of management are not guarantees of performance and are subject to significant risks and uncertainty, and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's, Baxalta's and/or the combined company's results could be materially adversely affected. The risks and uncertainties include those set forth under "Risk Factors" beginning on page 29 of this proxy statement/prospectus and also include, but are not limited to, the following:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Shire or Baxalta to pay a termination fee;

  •
  uncertainties relating to the anticipated timing of filings and approvals relating to the merger;

  •
  inability to complete the proposed combination with Baxalta due to a failure to satisfy certain closing conditions, including any shareholder or regulatory approvals or the receipt of applicable tax opinions;

  •
  disruption from the proposed transaction with Baxalta may make it more difficult to conduct business as usual or maintain relationships with patients, physicians, employees or suppliers;

  •
  diversion of Shire's and/or Baxalta's management's attention from ongoing business concerns;

  •
  the outcome of any legal proceedings that have been or may be instituted against Shire, Baxalta and/or others relating to the merger agreement;

  •
  limitations placed on Shire's and Baxalta's ability to operate the business by the merger agreement;

  •
  inability to achieve some or all of the anticipated benefits of Baxalta's separation from Baxter, and the proposed transaction may have an adverse impact on Baxalta's existing arrangements with Baxter, including those related to transition, manufacturing and supply services and tax matters;

  •
  failure to achieve the strategic objectives with respect to the proposed combination with Baxalta may adversely affect the combined company's financial condition and results of operations;

  •
  inability to retain and hire key personnel and/or maintain its relationships with customers, suppliers and other business partners;

  •
  failure to achieve the strategic objectives with respect to Shire's acquisition of NPS Pharmaceuticals Inc., or NPS Pharma, or Dyax Corp., or Dyax, may adversely affect the combined company's financial condition and results of operations;

  •
  difficulties in integrating Dyax or Baxalta into Shire may lead to the combined company not being able to realize the expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits at the time anticipated or at all; and

  •
  other risks and uncertainties detailed from time to time in Shire's, Dyax's or Baxalta's filings with the SEC, including those risks outlined in "Item 1A: Risk Factors" in Baxalta's Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 3, 2016, and in "Item 1A: Risk Factors" in Shire's Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 23, 2016, which we refer to as the Shire 10-K and any subsequent filings with the SEC.

        All forward-looking statements attributable to Shire, Baxalta or any person acting on their behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by applicable law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        See also the section of this proxy statement/prospectus titled "Risk Factors." Except to the extent required by applicable law or regulation, Shire and Baxalta undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

SUMMARY

        The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a Baxalta stockholder. Accordingly, you should read carefully this entire document, including the exhibits, schedules and documents incorporated by reference herein, and the other documents referred to herein. For information on how to obtain the documents that are on file with the SEC, see the section of this proxy statement/prospectus titled "Where You Can Find More Information."

The Companies

Shire plc

        Shire plc, a Jersey public company, is a leading global biopharmaceutical company focused on developing and marketing innovative medicines for patients with rare diseases and other specialty conditions. Shire's mission is to enable people with life-altering conditions to lead better lives. Shire provides treatments in the areas of Hereditary Angioedema/Lysomal Storage Diseases, Neuroscience, and Gastrointestinal & Internal Medicine and has pipeline candidates in those and other targeted therapeutic areas including Ophthalmics.

        Shire ADSs are listed on the NASDAQ Global Select Market and trade under the symbol "SHPG." Ordinary shares of Shire are listed on the London Stock Exchange under the symbol "SHP."

        Shire's registered office is located at 22 Grenville Street, St Helier, Jersey, JE4 8PX and its principal executive offices are located at 5 Riverwalk, Citywest Business Campus, Dublin 24, Republic of Ireland and its telephone number is +353 1 429 7700. Additional information concerning Shire is included in the Shire reports incorporated by reference in this proxy statement/prospectus. See the section in this proxy statement/prospectus titled "Where You Can Find More Information."

BearTracks, Inc.

        BearTracks, Inc. is a Delaware corporation and a wholly-owned subsidiary of Shire, which was formed for the sole purpose of facilitating the transactions contemplated by this proxy statement/prospectus. Merger Sub has engaged in no activities to date and has no material assets or liabilities, in each case other than those incidental to its formation and its activities and obligations in connection with the merger.

        Merger Sub's principal executive offices are at 300 Shire Way, Lexington, Massachusetts 02421. The telephone number of Merger Sub's principal executive offices is (617) 349-0200.

Baxalta Incorporated

        Baxalta Incorporated is a global biopharmaceutical company focused on developing and marketing innovative biopharmaceutical products that seek to address unmet medical needs across many disease areas including hematology, immunology and oncology.

        Baxalta was incorporated in Delaware on September 8, 2014. Baxalta separated from Baxter on July 1, 2015, becoming an independent company as a result of the contribution of property by Baxter in one or more transfers to Baxalta in exchange for shares of Baxalta common stock, cash, and the assumption of certain liabilities, together with the distribution by Baxter on July 1, 2015 of approximately 80.5% of the shares of Baxalta common stock to shareholders of Baxter, which we refer to as the separation or the distribution. Baxter retained a 19.5% ownership stake, which shares we refer to as the retained shares, in Baxalta immediately following the distribution.

        In January 2016 and March 2016, Baxter exchanged a portion of its retained stake in Baxalta common stock for indebtedness of Baxter held by third parties. The shares of Baxalta common stock exchanged were then sold by such third parties in secondary public offerings pursuant to registration statements filed by Baxalta. Following these transactions, Baxter held approximately 4.5% of Baxalta's total shares outstanding.

        Baxter has disclosed its intention to dispose of its remaining retained shares (i) to Baxter's creditors in satisfaction of outstanding obligations of Baxter (including by way of one or more contributions to the Baxter U.S. pension plan), (ii) in exchange for Baxter common stock and (iii) possibly to Baxter's shareholders as a special dividend, on a pro rata basis, in each case, prior to any Shire or Baxalta shareholder vote with respect to the merger, and, in any event, during the 18-month period following the separation.

        Baxalta's principal executive offices are located at 1200 Lakeside Drive, Bannockburn, Illinois 60015 and its telephone number is (224) 940-2000.

Risk Factors (page 29)

        The merger is, and the combined company will be, subject to certain risks. You should carefully read and consider all of the risk factors discussed or incorporated by reference in the section titled "Risk Factors," which begins on page 29 of this proxy statement/prospectus.

Information About the Special Meeting (Page 79)

Time, Place and Purpose of the Special Meeting (Page 79)

        The special meeting will be held on May 27, 2016, at 7:00 a.m. Central time, at Baxalta's corporate headquarters, located at 1200 Lakeside Drive, Bannockburn, Illinois 60015.

        At the special meeting, Baxalta stockholders will be asked to adopt the merger agreement, to approve, by non-binding, advisory vote, compensation that may be paid or become payable to Baxalta's named executive officers that is based on or otherwise relates to the merger and to approve the proposal to adjourn the special meeting, or any adjournments thereof, to another time and place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting in favor of the adoption of the merger agreement.

Record Date and Quorum (Page 79)

        You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Baxalta common stock at the close of business on April 11, 2016, which Baxalta has set as the record date for the special meeting. On the record date, there were 683,082,565 shares of Baxalta common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the special meeting for each share of Baxalta common stock that you owned on the record date.

        A majority of the shares of Baxalta common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Baxalta common stock represented at the special meeting but not voted, including shares of Baxalta common stock for which a stockholder directs an "abstention" from voting, will be counted for purposes of determining a quorum. In accordance with the rules of the NYSE, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the adoption of the merger agreement, the proposal to approve, by non-binding advisory vote, compensation that may be paid or become payable to Baxalta's named executive officers that is based on or otherwise relates to the merger and the proposal to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. As a result, absent specific instructions from the beneficial owner of such shares of Baxalta common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of Baxalta common stock on any matter to be presented at the special meeting. A quorum is necessary to transact business at the special meeting. Once a share of Baxalta common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. The determination of the quorum at the special meeting is based on the number of shares of Baxalta common stock issued and outstanding as of the record date. However, if the Baxalta board sets a new record date for the adjourned special meeting, the determination of the quorum at the adjourned special meeting will be based on the number of shares of Baxalta common stock issued and outstanding as of the new record date for the adjourned special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Vote Required (Page 80)

        The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Baxalta common stock entitled to vote thereon. Votes to abstain will not be counted as votes cast in favor of the adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or if you vote to abstain, it will have the same effect as a vote "AGAINST" the adoption of the merger agreement.

        The proposal to approve, by non-binding, advisory vote, compensation that may be paid or become payable to Baxalta's named executive officers that is based on or otherwise relates to the merger requires the affirmative vote of the holders of a majority of the shares of Baxalta common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For purposes of this proposal, if your shares of Baxalta common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted "AGAINST" approval of the proposal. If you fail to submit a proxy or to vote in person at the special meeting, or fail to give voting instructions to your broker, if applicable, then the shares of Baxalta common stock held by you or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have any effect on, the proposal to approve the merger-related executive compensation.

        The proposal to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of Baxalta common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For purposes of this proposal, if your shares of Baxalta common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted "AGAINST" approval of the proposal. If you fail to submit a proxy or to vote in person at the special meeting, or fail to give voting instructions to your broker, if applicable, then the shares of Baxalta common stock held by you or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have any effect on, the proposal to adjourn the special meeting.

        As of April 11, 2016, the record date, the directors and executive officers of Baxalta beneficially owned and were entitled to vote, in the aggregate, 286,937 shares of Baxalta common stock (not including any shares of Baxalta common stock deliverable upon the vesting of any equity awards or restricted stock units, or the exercise of any options), representing less than one percent of the outstanding shares of Baxalta common stock.

Proxies and Revocation (Page 82)

        Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the special meeting. If your shares of Baxalta common stock are held in "street name" through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Baxalta common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Baxalta common stock will not be voted on the adoption of the merger agreement, which will have the same effect as a vote "AGAINST" the adoption of the merger agreement, and your shares of Baxalta common stock will not have any effect on the proposal to adjourn the special meeting or the proposal to approve the merger-related executive compensation.

        You have the right to revoke a proxy, whether delivered by telephone, over the Internet or by mail, at any time before the closing of these voting facilities at 11:59 p.m., Eastern time, on May 26, 2016, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to Baxalta's Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: Baxalta Incorporated, Attention: Corporate Secretary, 1200 Lakeside Drive, Bannockburn, Illinois 60015.

Summary of the Merger (page 141)

        If the merger is completed, Merger Sub will merge with and into Baxalta, with Baxalta surviving the merger as a wholly-owned subsidiary of Shire. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger. For a more complete discussion of the merger, see sections titled "The Merger" and "The Merger Agreement," respectively.

Closing and Effective Time of the Merger (page 181)

        Baxalta and Shire currently expect that the merger will be completed in early June 2016. The merger agreement provides that the closing will occur within four business days after the satisfaction or waiver of the closing conditions described under the section titled, "The Merger Agreement—Conditions to the Merger." If Baxalta stockholders vote to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger, subject to the terms of the merger agreement. See the section titled, "The Merger—Closing and Effective Time of Merger."

Per Share Merger Consideration (Page 141)

        In the merger, each outstanding share of Baxalta common stock (other than excluded shares) will be converted into the right to receive, in each case without interest and subject to any applicable withholding taxes: (i) an amount in cash equal to $18.00, and (ii) (a) 0.1482 of a Shire ADS, each of which represents three ordinary shares of Shire and is evidenced by an ADR, or (b) if a Baxalta stockholder timely elects, 0.4446 of a Shire ordinary share, in lieu of such fraction of a Shire ADS described in (ii)(a). Shire expects that it will issue Shire securities representing up to approximately 322 million Shire ordinary shares in the aggregate and pay an aggregate of up to approximately $12.6 billion in cash, in connection with the merger. Shire will not issue fractional Shire securities to holders of Baxalta common stock in connection with the merger. Holders of Baxalta common stock will receive cash in lieu of any fractional Shire securities they would otherwise receive in connection with the merger.

Ordinary Share Election of Per Share Merger Consideration (Page 181)

        Each Baxalta stockholder of record will be mailed an election form that will allow such Baxalta stockholder to make an ordinary share election for all (but not less than all) of their shares of Baxalta common stock. If a Baxalta stockholder makes the ordinary share election, the Shire ordinary shares received by such Baxalta stockholder will serve as the per share stock consideration.

        To make the ordinary share election, a Baxalta stockholder must return a properly completed and signed election form to the Exchange Agent, prior to the election deadline, which will be 5:00 p.m., Eastern time, on May 20, 2016.

        If the election deadline is delayed, Shire and Baxalta will promptly announce any such delay and, when determined, the rescheduled election deadline.

        Neither Shire nor Baxalta is making any recommendation as to whether Baxalta stockholders should make an ordinary share election. You must make your own decision with respect to such ordinary share election. Please see the discussion set forth in the section titled "Material U.S. Federal Income Tax Consequences" for a description of the material U.S. federal income tax consequences of the merger. You should consult your own independent tax advisor concerning the U.S. federal income tax consequences to you of the merger, as well as the application of state, local and foreign income and other tax laws, in light of your particular circumstances.

        For more information, please see the section titled "The Merger—Ordinary Share Election of Per Share Merger Consideration."

Shire's Reasons for the Merger (page 152)

        The Shire board considered many reasons in making its determination that the merger will benefit Shire and its stockholders. The reasons the Shire board considered as generally supporting its decision to enter into the merger agreement, include, among others, the expectation that the merger would create the category leader in rare diseases, based on both revenue and pipeline and the opportunity to potentially achieve significant operational and cost synergies projected to be over $500 million.

        The Shire board also considered a variety of risks and other potentially negative reasons concerning the merger, including, among others, the possible disruption to Shire's business that may result from the merger; risks related to certain terms of the merger agreement; and risks related to the tax and regulatory considerations.

        For a more complete description of Shire's reasons for the merger, see section of this proxy statement/prospectus entitled "The Merger—Shire's Reasons for the Merger."

Baxalta's Reasons for the Merger; Recommendation of Baxalta's Board of Directors (page 154)

        The Baxalta board has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable to, fair to and in the best interests of Baxalta and its stockholders, and approved the merger agreement and the related transaction agreements and documents. The Baxalta board recommends that holders of Baxalta voting common stock vote "FOR" the adoption of the merger agreement.

        In the course of reaching its decision to approve the merger agreement, the Baxalta board considered a number of reasons in its deliberations. The reasons the Baxalta board considered as generally supporting its decision to enter into the merger agreement include, among others, the attractiveness of the per share merger consideration, the prospects of the combined company following the merger and the risks and uncertainties associated with remaining an independent company.

        The Baxalta board also considered a variety of risks and other potentially negative reasons concerning the merger, including, among others, the dilution of Baxalta stockholders' participation in

Baxalta's potential upside as part of the combined company and the risks and uncertainties associated with the successful integration of Baxalta's businesses with Shire's businesses.

        For a more complete discussion of these reasons, see section titled "The Merger—Baxalta's Reasons for the Merger; Recommendation of Baxalta's Board of Directors" of this proxy statement/prospectus.

Opinions of Baxalta's Financial Advisors

Opinion of Citigroup Global Markets Inc. (page 159)

        In connection with the merger, Baxalta's financial advisor, Citigroup Global Markets Inc., which we refer to as Citi, delivered a written opinion, dated January 10, 2016, to the Baxalta board as to the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration to be received by holders of Baxalta common stock (other than Shire, Merger Sub and their respective affiliates) pursuant to the merger agreement. The full text of Citi's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The description of Citi's opinion set forth below is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was provided for the information of the Baxalta board (in its capacity as such) in connection with its evaluation of the per share merger consideration from a financial point of view and did not address any other aspects or implications of the merger or related transactions. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Baxalta to effect or enter into the merger or related transactions, the relative merits of the merger or related transactions as compared to any alternative business strategies that might exist for Baxalta or the effect of any other transaction in which Baxalta might engage or consider. Citi's opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger (including the form of stock consideration if an election option is provided in respect thereof as contemplated by the merger agreement), any related transactions or otherwise.

        For further information, see the section of this proxy statement/prospectus entitled "The Merger—Opinions of Baxalta's Financial Advisors—Opinion of Citigroup Global Markets Inc." and Annex C.

Opinion of Goldman, Sachs & Co. (page 168)

        At a meeting of the Baxalta board held on January 10, 2016, Goldman, Sachs & Co., which we refer to as Goldman Sachs, rendered to the Baxalta board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of its written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs' written opinion, the per share merger consideration to be paid to the holders (other than Shire and its affiliates) of the shares of Baxalta common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated January 11, 2016, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex D. The summary of the Goldman Sachs opinion contained in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs' written opinion. Goldman Sachs' advisory services and opinion were provided for the information and assistance of the Baxalta board in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of Baxalta common stock should vote with respect to the proposed transaction or any other matter.

        For further information, see the section of this proxy statement/prospectus entitled "The Merger—Opinions of Baxalta's Financial Advisors—Opinion of Goldman, Sachs & Co." and Annex D.

Financing of the Merger (page 180)

        On January 11, 2016, Shire (as original guarantor and original borrower) entered an $18.0 billion bridge facilities agreement with, among others, Barclays Bank PLC, which we refer to as Barclays, and Morgan Stanley Bank International Limited, which we refer to as MSBIL, acting as mandated lead arrangers and bookrunners, which we refer to as the facilities agreement. The facilities agreement comprises two credit facilities: (i) a $13.0 billion term loan facility which, subject to a one year extension option exercisable at Shire's option, matures on January 11, 2017, which we refer to as facility A, and (ii) a $5.0 billion revolving loan facility which, subject to a one year extension option exercisable at Shire's option, matures on January 11, 2017, which we refer to as facility B, and together with facility A, the facilities. Shire has agreed to act as guarantor for any of its subsidiaries that become additional borrowers under the facilities agreement.

        Shire may use facility A to finance the consideration payable in respect of the merger and certain costs related to the merger. Facility B may be used to finance the redemption, if required, of all or part of the senior notes, which we refer to as the senior notes, issued pursuant to an indenture dated as June 23, 2015 between Baxalta, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by a first supplemental indenture dated as of June 23, 2015, which we refer to collectively as the indenture, as well as any other notes issued by Baxalta. For additional information, see the section of this proxy statement/prospectus titled "The Merger—Financing of the Merger."

Board Membership (page 216)

        Under the merger agreement, Shire agreed to use its reasonable best efforts to appoint Wayne T. Hockmeyer, Ph.D., chairman of the Baxalta board, and two additional members of the Baxalta board, jointly selected by the Chairman of the Baxalta board and Chairman of the Shire board following consultation with the Nomination Committee of the Shire board, to the Shire board, effective upon the closing of the merger. Following the appointment of such directors, Shire agreed to nominate the same individuals as directors, to the extent such individuals are willing to serve and have complied in a satisfactory manner, in the good faith reasonable judgment of the Shire board, with the attendance and performance expectations of the Shire board, at the 2017 Shire stockholder meeting. Since the date of the merger agreement, Dr. Hockmeyer has decided to withdraw himself from consideration for such an appointment due to personal reasons and therefore only two directors will be considered for nomination.

Interests of Shire and Shire's Directors and Executive Officers in the Merger (page 184)

        Except as set forth in this proxy statement/prospectus, neither Shire nor, to the best of Shire's knowledge, any of Shire's directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Baxalta, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this proxy statement/prospectus, there have been no contacts, negotiations or transactions during the past two years, between Shire or its affiliates, on the one hand, and Baxalta or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of securities, including, but not limited to, an exchange offer, an election of directors, or a sale or other transfer of a material amount of assets.

        As of the date of this proxy statement/prospectus, Shire owns 100 shares of Baxalta common stock. The 100 shares were acquired by Shire through an ordinary brokerage transaction on the open market. Shire has not effected any transaction in securities of Baxalta in the past 60 days.

        We do not believe that the merger will result in a change in control under any of Shire's equity plans or any agreement between Shire and any of its directors or executive officers. As a result, no stock options or other outstanding equity awards held by such persons will vest as a result of the merger, nor will any director or executive officer have any rights to enhanced severance payments or benefits upon certain types of terminations following the merger.

Interests of Baxalta's Directors and Executive Officers in the Merger (page 184)

        Baxalta's directors and executive officers may have interests in the merger and other transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of the Baxalta stockholders generally. These interests may create potential conflicts of interest. The Baxalta board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated by the merger agreement and in recommending that the merger agreement be adopted by Baxalta's stockholders. For Baxalta directors, these interests include the accelerated vesting and payment for certain Baxalta stock-based incentive awards as a result of the merger. For Baxalta executive officers, these interests include the potential acceleration and adjustment to the performance-vesting conditions of stock-based incentive awards as a result of the merger, as well as cash severance payments and benefits that may become payable in connection with the merger. Additionally, Baxalta has agreed to provide "gross-up" payments to individuals for excise taxes imposed by Section 4999 of the Code (by amending the severance agreements with its executive officers to provide for such payments). Both Baxalta's directors and executive officers are also covered by certain indemnification and insurance arrangements. Under the merger agreement, Shire agreed to use its reasonable best efforts to appoint Wayne T. Hockmeyer, Ph.D., chairman of the Baxalta board, and two additional members of the Baxalta board, jointly selected by the Chairman of the Baxalta board and Chairman of the Shire board following consultation with the Nomination Committee of the Shire board, to the Shire board, effective upon the closing of the merger. Since the date of the merger agreement, Dr. Hockmeyer has decided to withdraw himself from consideration for such an appointment due to personal reasons and therefore only two directors will be considered for nomination.

        For a more complete discussion of these factors, see "The Merger—Interests of Baxalta's Directors and Executive Officers in the Merger" and "Proposal No. 2—Advisory Vote On Merger-related Compensation for Baxalta's Named Executive Officers," respectively.

The Merger Agreement

Treatment of Baxalta Common Stock, Stock Options and Other Stock-Based Awards (page 193)

  •
  Common Stock:  At the effective time of the merger, each outstanding share of Baxalta common stock (other than excluded shares) will be converted into the right to receive, in each case without interest and subject to any applicable withholding taxes: (i) an amount in cash equal to $18.00, and (ii) (a) 0.1482 of a Shire ADS, each of which represents three ordinary shares of Shire and is evidenced by an ADR, or (b) if a Baxalta stockholder timely elects, 0.4446 of a Shire ordinary share, in lieu of such fraction of a Shire ADS as described in (ii)(a) above.

    Shire will not issue fractional Shire securities to holders of Baxalta common stock in connection with the merger. Holders of Baxalta common stock will receive cash in lieu of any fractional Shire securities they would otherwise receive in connection with the merger.

  •
  Stock Options:  At the effective time of the merger:

  •
  each outstanding award of options to purchase Baxalta common stock granted under the 2015 Incentive Plan, which we refer to as the Equity Plan, other than any award of options granted to a non-employee director of Baxalta or Baxter, will be canceled and exchanged for an award of options, with generally the same terms and conditions (except as adjusted in connection with the merger), to purchase Shire ordinary shares or ADSs in accordance with the terms and conditions set forth in the merger agreement;

  •
  each award of Baxalta stock options converted into an award of Shire options that was subject to performance-based vesting conditions immediately prior to the merger will vest following the merger solely based on the award holder's continued employment or other engagement by Shire or its subsidiaries through the end of the applicable performance period or periods;

  •
  each award of Baxalta stock options granted to a non-employee director of Baxalta or Baxter for which the per share merger consideration exceeds the per share exercise price of such stock option will be canceled and exchanged for an amount equal to the per share merger consideration the non-employee director would have received if he or she had exercised the stock options in full on a cashless basis, without regard to taxes, immediately prior to the closing of the merger; and

  •
  each award of Baxalta stock options granted to a non-employee director of Baxalta or Baxter for which the per share merger consideration does not exceed the per share exercise price of such stock option will be canceled without any consideration being paid in respect thereof.

  •
  Other Stock-Based Awards:  At the effective time of the merger:

  •
  each outstanding award of Baxalta restricted stock units granted under the Equity Plan, other than any award of restricted stock units granted to a non-employee director of Baxalta or Baxter, will be converted into an award of Shire restricted stock units, with generally the same terms and conditions (except as adjusted in connection with the merger), payable in Shire ordinary shares or ADSs in accordance with the terms and conditions set forth in the merger agreement;

  •
  each outstanding award of Baxalta performance stock units granted under the Equity Plan will be converted into an award of restricted stock units payable in Shire ordinary shares or ADSs assuming that each of the performance goals with respect thereto has been achieved at the greater of 100% of the target level and actual performance levels measured as of the effective time of the merger and extrapolated through the end of the applicable performance period and will thereafter vest following the merger solely based on the award holder's continued employment or other engagement by Shire or its subsidiaries through the end of the applicable performance period or periods that applied to the award prior to its conversion; and

  •
  each Baxalta restricted stock unit granted to a non-employee director of Baxalta or Baxter will be canceled and exchanged for the per share merger consideration.

  •
  Employee Stock Purchase Plan:  Baxalta is obligated, as soon as practicable following the execution of the merger agreement, to:

  •
  amend the Employee Stock Purchase Plan, which we refer to as the ESPP, such that no additional offering will commence between January 11, 2016 and the effective time of the merger;

    •
    provide that each offering under the ESPP that would otherwise extend beyond the effective time will have an offering end date that is seven business days prior to the anticipated effective time;

    •
    provide that each ESPP participant's accumulated contributions under the ESPP will be used to purchase shares of Baxalta common stock in accordance with the ESPP;

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    provide that the applicable purchase price for shares of Baxalta common stock, as a percentage of the fair market value of Baxalta common stock, will not be decreased below the levels set forth in the ESPP as of January 11, 2016;

    •
    provide that no participant in the ESPP may increase his or her rate of payroll deductions used to purchase shares of Baxalta common stock under the ESPP after January 11, 2016;

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    provide that only participants in the ESPP as of January 11, 2016 may continue to participate in the ESPP after January 11, 2016; and

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    provide that the ESPP will terminate in its entirety at the effective time and no further rights will be granted or exercised under the ESPP thereafter.

Conditions to the Merger (see page 218)

        The respective obligations of Shire, Merger Sub and Baxalta to consummate the merger are subject to the satisfaction or waiver, if permitted by applicable law, at or prior to the effective time, of the following conditions:

  •
  Stockholder Approval Condition:  Each of the following shall have been obtained:

  (a)
  the affirmative vote of the holders of a majority of Shire ordinary shares present and voting (whether in person or by proxy) in favor of (i) the approval of the issuance of Shire ordinary shares in connection with the merger and (ii) any other resolutions required by law, Shire's articles of association or the rules and regulations of the UKLA or other listing authority (which includes the approval of the transactions contemplated by the merger agreement, being a "class 1" transaction for the purposes of the U.K. Listing Rules (i.e., a significant transaction requiring the approval of stockholders), and an increase in Shire's borrowing limit to $30 billion, as specified in the Articles of Association of Shire plc, as amended, which we refer to as the Shire articles); and

  (b)
  the affirmative vote of the holders of a majority of the issued and outstanding shares of Baxalta common stock that are entitled to vote thereon in favor of the adoption of the merger agreement.

  •
  Registration Statement Condition:  The registration statement on Form S-4 of which this proxy statement/prospectus is a part shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and remain in effect.

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  No Injunction Condition:  No order, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any governmental authority of competent authority, which we refer to collectively as restraints, or laws shall be in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making consummation of the merger illegal.

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  Regulatory Approvals Condition:  The waiting period (and any extension thereof) applicable to the merger under the HSR Act shall have expired or been terminated, which was satisfied on February 29, 2016 when the waiting period expired, and certain consents of, or filings with any governmental authority that must be obtained by Shire and/or Baxalta shall have been obtained and shall be in full force and effect at the closing of the merger and any applicable waiting period with respect thereto shall have expired or been terminated, as the case may be.

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  U.K. Prospectus Condition:  The U.K. Prospectus shall have been approved by the UKLA, and made available to the public in accordance with the U.K. Prospectus Rules.

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  U.S. Listing Condition:  The Shire ADSs to be issued to Baxalta stockholders in the merger shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

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  U.K. Listing Condition:  The UKLA shall have acknowledged to Shire or its agent (and such acknowledgment shall not have been withdrawn) that the application for admission of the Shire ordinary shares underlying the Shire ADSs or to be directly issued in connection with the transactions contemplated under the merger agreement to the premium segment of the Official List maintained by the UKLA has been approved, such application shall have become effective and the Shire ordinary shares shall have been admitted to trading on the main market of the London Stock Exchange.

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  Tax Opinions Condition:  Section 4.02(c) of the tax matters agreement shall have been waived with respect to the closing of the merger, pursuant to the terms of the letter agreement, and each of Shire and Baxalta shall have received from Baxter a certificate, as described in the letter agreement, to the effect that Baxter's tax advisor has furnished an opinion to Baxter substantially the same in form and substance as the opinion furnished to Baxter on the date immediately prior to the date of the merger agreement, which we refer to as the tax opinions condition.

        The merger is also subject to additional conditions referred to in the section of this proxy statement/prospectus titled "The Merger Agreement—Conditions to the Merger."

Solicitation of Acquisition Proposals; Intervening Event (see page 202)

        Subject to certain exceptions specified in the merger agreement, Shire and Baxalta agreed that during the period from the date of the merger agreement until the effective time, each party will be subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties, to provide non-public information to third parties and engage in discussions with third parties regarding alternative acquisition proposals. An acquisition proposal with respect to Shire can constitute a Shire Acquisition Proposal (as defined below) only if the acquisition proposal is conditioned on the non-occurrence of the merger and other transactions contemplated under the merger agreement.

        Each of Shire and Baxalta may, in response to an unsolicited acquisition proposal, engage in discussions with, and provide non-public information to, a third party if the Shire or Baxalta board, as applicable, determines in good faith that the acquisition proposal constitutes or is reasonably likely to constitute or lead to a "superior proposal."

        In addition, the merger agreement generally restricts the ability of each of the Shire and Baxalta board to withdraw, qualify or modify its recommendation that its stockholders approve the transactions contemplated by the merger agreement or to approve or recommend any acquisition proposal with respect to itself.

        Both the Shire and Baxalta board may make an adverse recommendation and terminate the merger agreement after receiving a "parent superior proposal" or "company superior proposal," respectively. However, Baxalta may only do so subject to Shire's right to match the superior proposal during a negotiation period of five days (with subsequent negotiation periods of four days if the superior proposal is amended).

        A "parent superior proposal" means a written Shire Acquisition Proposal providing for a transfer of control of at least 50% of the stock or assets of Shire, which the Shire board determines in good faith (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to Shire stockholders from a financial point of view than the merger and the other transactions contemplated hereby.

        A "company superior proposal" means a written Baxalta Acquisition Proposal (as defined below) providing for a transfer of control of at least 50% of the stock or assets of Baxalta, which the Baxalta board determines in good faith (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to Baxalta stockholders from a financial point of view than the merger and the other transactions contemplated hereby.

        For a more complete description of the prohibition on solicitations of acquisition proposals from third parties, see "The Merger Agreement—Solicitation of Acquisition Proposals; Intervening Event."

Termination (see page 221)

        Shire and Baxalta may, by mutual written consent, terminate the merger agreement and abandon the merger and the other transactions contemplated thereby at any time before the effective time, whether before or after the required Shire or Baxalta stockholder approval is obtained.

        The merger agreement may also be terminated and the transactions contemplated thereby may be abandoned, at any time before the effective time, whether before or after the required Shire or Baxalta stockholder approval is obtained, as follows:

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  By either Shire or Baxalta, if:

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  a restraint prohibiting the merger is in effect and has become final and non-appealable;

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  the effective time has not occurred by 5:00 p.m. Eastern time on October 11, 2016; provided, that this the right to terminate will not be available to a party if the failure by such party to perform any of its obligations has been the principal cause of the failure of any condition;

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  Baxalta's special meeting concluded and the required approval by Baxalta's stockholders was not obtained at such meeting; provided, that this right to terminate is not available to Baxalta if the failure by Baxalta to perform any of its obligations has been the principal cause of the failure to obtain the required approval by Baxalta's stockholders;

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  Shire's general meeting concluded and the required approval by Shire's stockholders was not obtained at such meeting; provided, that this right to terminate is not available to Shire if the failure by Shire to perform any of its obligations has been the principal cause of the failure to obtain the required approval by Shire's stockholders; or

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  If the tax opinions condition has not been satisfied within 20 business days following the date on which all of the conditions of the closing were satisfied or waived, other than (i) the tax opinions condition and (ii) those conditions that by their terms cannot be satisfied prior to the closing, but which conditions would be satisfied or would be capable of being satisfied if the closing occurred as of such date.

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  By Shire, if:

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  there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Baxalta set forth in the merger agreement, which breach or inaccuracy would result in a failure of a condition of closing and such breach or inaccuracy has not been cured such that such condition would be capable of satisfaction at the closing within 30 days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being so cured within such 30-day period;

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    prior to obtaining the required approval from Baxalta's stockholders, the Baxalta board effected an adverse recommendation change; or

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    prior to obtaining the required approval from its stockholders, in order to enter into a definitive agreement providing for a superior proposal.

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  By Baxalta, if:

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  there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Shire or Merger Sub in the merger agreement, which breach or inaccuracy would result in a failure of a condition of closing to be satisfied at the closing and such breach or inaccuracy has not been cured such that such condition would be capable of satisfaction at the closing within 30 days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being so cured within such 30-day period;

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  prior to obtaining the required approval from the Shire stockholders, the Shire board shall have effected an adverse recommendation change; or

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  prior to obtaining the required approval from its stockholders, in order to enter into a definitive agreement providing for a superior proposal.

Termination Fee; Expenses (page 222)

        All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses whether or not the merger is consummated. The merger agreement also provides that under certain circumstances described, Shire or Baxalta, as applicable, will be required to disburse a termination fee equal to $369 million. In certain circumstances, a party that receives an alternative acquisition proposal prior to termination of the merger agreement would be required to reimburse costs and expenses incurred in connection with the merger of up to $110 million for Shire expenses reimbursed by Baxalta or $65 million expenses reimbursed by Shire for Baxalta, which reimbursement would be offset against any termination fee subsequently disbursed. For a more complete discussion of termination fee and expenses, see "The Merger Agreement—Termination Fee; Expenses."

Letter Agreement (page 224)

        In connection with the merger agreement, Shire, Baxalta and Baxter entered into the letter agreement pursuant to which, among other things, Baxter agreed to waive the provisions under the tax matters agreement as they relate to the signing of the merger agreement and will waive such prohibitions in connection with the consummation of the merger, if each of Shire's and Baxter's tax advisors furnish the tax opinions referenced in the letter agreement.

        Baxalta agreed to indemnify, and Shire agreed to guarantee such indemnity to, Baxter and each of its affiliates and each of their respective officers, directors and employees against tax-related losses resulting from the merger other than losses resulting from any disposition of Baxalta common stock by Baxter (i) that are not attributable to the merger or (ii) in connection with the initial distribution on July 1, 2015 and certain debt-for-equity exchanges, exchange offers, contribution of Baxalta shares to Baxter's U.S. pension fund or a dividend distribution to Baxter's stockholders, in each case as contemplated by the letter agreement. Baxter's waiver of the provisions under the tax matters agreement and the opinions will not relieve Baxalta or Shire, following the merger, of its obligation to indemnify Baxter against certain tax-related losses resulting from the merger. For a more detailed discussion of the letter agreement, see the section of this proxy statement/prospectus titled "Letter Agreement."

Ownership of Shire After the Merger (page 182)

        Shire estimates that in connection with the merger it will issue Shire securities representing approximately 34% of the combined company's ordinary shares following the closing of the merger in exchange for shares of Baxalta common stock. For a more detailed discussion of the assumptions on which this estimate is based, see the section of this proxy statement/prospectus titled "The Merger—Ownership of Shire After the Merger."

Regulatory Approvals (page 190)

        In addition to the approvals and clearances described in the Regulatory Approvals Condition, the merger will also be subject to review by government authorities and other regulatory agencies, including the following jurisdictions outside the United States: the European Union, Japan, Jersey, Russia, Taiwan and Turkey.

Litigation Related to the Merger (page 191)

        Baxalta, Shire, Merger Sub and all of the members of the Baxalta board were named as defendants in multiple putative class action lawsuits brought by Baxalta stockholders challenging the merger in the Court of Chancery of the State of Delaware and in the Nineteenth Judicial Circuit Court of Illinois. The plaintiffs assert claims that the members of the Baxalta board breached their fiduciary duties to the Baxalta stockholders in connection with the merger, and that Baxalta, Shire and Merger Sub aided and abetted such breaches of fiduciary duties. An individual plaintiff has also filed an action challenging the proxy statement in the U.S. District Court for the Northern District of Illinois, bringing claims under Sections 14(a) and 20(a) of the Exchange Act. These lawsuits generally seek, among other things, to enjoin the defendants from consummating the merger.

        On March 1, 2016, two complaints filed in the Court of Chancery of the State of Delaware, Bertisch v. Baxalta Incorporated, et al., C.A. No. 11918, which we refer to as the Bertisch Delaware case, and Davis v. Baxalta Incorporated, et al., C.A. No. 11939, which we refer to as the Davis case, were voluntarily dismissed without prejudice. On March 9, 2016, the plaintiff from the Bertisch Delaware case filed a complaint, Bertisch v. Baxalta Incorporated, et al., Case No. 1:16cv3005, in the U.S. District Court for the Northern District of Illinois, which we refer to as the Bertisch federal case. The Bertisch federal case, which is not brought as a class action lawsuit, asserts claims under the Exchange Act. In addition, on March 17, 2016, an amended complaint was filed in Nauer v. Hantson, et.al., No. 16CH102, which we refer to as the Nauer case, in the Nineteenth Judicial Circuit Court of Illinois. For a more detailed discussion of the litigation related to the merger, see the section of this proxy statement/prospectus titled "The Merger—Litigation Related to the Merger."

Appraisal Rights (page 190)

        In connection with the merger, stockholders of Baxalta will have rights under Delaware law to dissent from the merger and demand appraisal of their shares of Baxalta common stock. Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive a cash payment equal to the "fair value" of their shares of Baxalta common stock, as determined by a Delaware court. See the section of this proxy statement/prospectus titled "The Merger—Appraisal Rights."

Delisting and Deregistration of Baxalta Common Stock (Page 191)

        If the merger is completed, Baxalta common stock will be delisted from the NYSE and deregistered under the Exchange Act and Baxalta will no longer be required to file periodic reports with the SEC due to outstanding equity securities.

Accounting Treatment (page 191)

        The proposed combination with Baxalta would be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, with Shire being the accounting acquirer, which means that Baxalta's results of operations will be included with Shire's results of operations from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date.

Comparison of Holders' Rights (page 274)

        As a result of the merger, the holders of Baxalta common stock will become holders of Shire securities and their rights will be governed by Jersey law, the Memorandum of Association of Shire plc, as amended, which we refer to as the Shire memorandum, and the Shire articles, instead of the DGCL, the Amended and Restated Certificate of Incorporation of Baxalta Incorporated, which we refer to as the Baxalta charter, and the Amended and Restated Bylaws of Baxalta Incorporated, which we refer to as the Baxalta bylaws. Due to differences between the law governing the rights of Shire and Baxalta stockholders and the differences between the governing documents of Shire and Baxalta, Baxalta stockholders receiving Shire securities in connection with the merger will have different rights once they become Shire stockholders. For a summary of the material differences between the rights of Shire stockholders and Baxalta stockholders, see the section of this proxy statement/prospectus titled "Comparison of Holders' Rights."

Material U.S. Federal Income Tax Consequences (page 228)

        The receipt by Baxalta stockholders of the per share merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, if you are a U.S. holder (as defined in the section titled "Material U.S. Federal Income Tax Consequences" of this proxy statement/prospectus) you will recognize gain or loss equal to the difference between (i) the sum of cash you receive and the fair market value (as of the effective time) of the Shire securities and (ii) your adjusted tax basis in the Baxalta shares you exchanged pursuant to the merger. If you are a non-U.S. holder (as defined in the section titled "Material U.S. Federal Income Tax Consequences" of this proxy statement/prospectus), the merger generally will not result in tax to you under U.S. federal income tax laws unless you have certain connections with the United States.

        Baxalta stockholders should consult their tax advisors as to the particular tax consequences to them of the transaction, including the effect of U.S. federal, state and local tax laws and foreign tax laws. For a more complete description of the tax consequences of the merger, see the section of this proxy statement/prospectus titled "Material U.S. Federal Income Tax Consequences."

RISK FACTORS

        Before you vote, you should read carefully this proxy statement/prospectus and all other documents to which this proxy statement/prospectus refers. In addition to the risk factors set forth below, you should read and consider all of the other risk factors specific to Shire that will also affect the combined company after consummation of the merger, as described below, and as described in Part I, Item 1A of the Shire 10-K and Shire's other documents that have been filed with the SEC and which are incorporated by reference into this proxy statement/prospectus.

        If any of the risks described below or in the documents incorporated by reference into this proxy statement/prospectus occurs, the respective businesses, financial results, financial conditions, operating results or share prices of Shire, Baxalta and/or the combined company could be materially adversely affected. Baxalta stockholders should also carefully consider the following factors:

Risks Related to the Proposed Merger

Failure to consummate the merger as contemplated could negatively impact the price of Baxalta common stock and the future business and financial results of the combined company.

        The consummation of the merger may be delayed, the merger may be consummated on terms different than those contemplated by the merger agreement, or the merger may not be consummated at all. Failure to consummate the merger would prevent Baxalta stockholders from realizing the anticipated benefits of the merger. In addition, the consideration offered by Shire reflects a valuation of Baxalta significantly in excess of the price at which Baxalta's common stock was trading prior to the public announcement of Shire's interest in the potential combination. The current market price of Baxalta common stock may reflect a market assumption that the merger will occur, and a failure to consummate the merger could result in a significant decline in the market price of Baxalta common stock and a negative perception of Baxalta generally. Any delay in the consummation of the merger or any uncertainty about the consummation of the merger could also negatively impact the share price and future business and financial results of Baxalta and/or the combined company.

The market price of the Shire securities will fluctuate prior to the merger, so Baxalta stockholders cannot be sure of the value of the Shire securities they will receive if the merger is consummated.

        If the merger is consummated, each outstanding share of Baxalta common stock will be converted into the right to receive, in each case without interest and subject to any applicable withholding taxes, (i) $18.00 in cash and (ii) (a) 0.1482 of a Shire ADS, or (b) if a Baxalta stockholder timely elects, 0.4446 of a Shire ordinary share in lieu of such fraction of a Shire ADS described in (ii)(a) above. Because the number of Shire securities being offered as consideration is fixed, the market value of the per share stock consideration will be based on the value of Shire securities at the time the per share stock consideration in the merger is paid. If the market price of Shire securities declines, Baxalta stockholders could receive less value for their shares of Baxalta common stock upon the consummation of the merger than the implied value of such shares as of the date the merger was announced, the date of the Baxalta stockholders' meeting, or as of the date of this proxy statement/prospectus.

        The market price of the Shire securities may fluctuate due to a variety of factors that are beyond Shire's control, including general market and economic conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. In addition, the market price of the Shire securities may significantly fluctuate during the period of time between the date of the merger agreement and the consummation of the merger, as a result of uncertainty regarding the transactions contemplated by the merger agreement, market perception of the synergies and cost savings expected to be achieved related to the merger, changes to the ongoing business of Shire or Baxalta, including any actions taken by Shire's or Baxalta's customers, suppliers, distributors, partners, employees, investors and governmental authorities as a result of the merger announcement, or actions taken by Shire or Baxalta in connection with the merger.

        Because the merger will not be completed until certain conditions have been satisfied or, where relevant, waived (see the section of this proxy statement/prospectus titled "The Merger Agreement—Conditions to the Merger"), a period of time, which may be significant, may pass between the date of signing the merger agreement, the date of the stockholders' meeting and the completion of the merger. Therefore, at the time you vote your shares of Baxalta common stock, you will not know the exact market value of per share stock consideration that will be issued if the merger is completed.

        Baxalta stockholders are urged to obtain current market prices for Baxalta common stock and Shire securities. See the section of this proxy statement/prospectus titled "Comparative Per Share Market Price and Dividend Information" for the historical high and low closing prices of Shire securities and shares of Baxalta common stock, as well as cash dividends per share of Shire security and Baxalta common stock for each quarter since January 1, 2013.

Shire and Baxalta must obtain governmental and regulatory approvals to consummate the merger, which, if delayed or not granted, may delay or jeopardize the merger.

        The merger is conditioned on the expiration or termination of the applicable waiting period (or extension thereof) under the HSR Act, merger control approval under the relevant merger control laws of the European Union and the consent of certain other merger control authorities and other governmental entities. The closing condition related to anti-trust approval in the United States was satisfied on February 29, 2016, when the waiting period under the HSR Act expired.

        The governmental and regulatory agencies from which Shire and Baxalta are seeking these approvals have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by the merger agreement, those agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company's business. The required approvals may not be obtained or the required conditions to the merger may not be satisfied, or, even if the required approvals are obtained and the conditions to the consummation of the merger are satisfied, the terms, conditions and timing of such approvals are uncertain.

        Any delay in consummating the merger could cause the combined company not to realize some or all of the synergies that Shire expects to achieve if the merger is successfully consummated within the expected time frame. See the section of this proxy statement/prospectus titled "The Merger Agreement—Conditions to the Merger" for a discussion of the conditions to the merger and the section of this proxy statement/prospectus titled "The Merger—Regulatory Approvals" for a description of the required regulatory approvals in connection with the merger.

The merger remains subject to additional conditions, some of which Shire and Baxalta cannot control, which could result in the merger not being consummated or being delayed, either of which could negatively impact the share price and future business and operating results of Baxalta and/or the combined company.

        The merger is subject to the satisfaction or waiver of other conditions in addition to the approval of governmental authorities described above, including, but not limited to, (i) the approval of the issuance of the Shire securities by the stockholders of Shire; (ii) the adoption of the merger agreement by the stockholders of Baxalta; (iii) effectiveness of a registration statement on Form S-4 registering the Shire securities to be issued to Baxalta stockholders in the merger; (iv) the absence of any orders, injunctions or rulings that would have the effect of enjoining or preventing the consummation of the merger; (v) the approval of the UKLA of a prospectus relating to the Shire securities and a circular convening the Shire stockholder meeting; (vi) approval from The Nasdaq Stock Market LLC to list the Shire ADSs; (vii) approval of the UKLA and London Stock Exchange to list the Shire ordinary shares;

and (viii) Section 4.02 of the tax matters agreement shall have been waived with respect to the closing of the merger, pursuant to the terms of the letter agreement, and each of Shire and Baxalta shall have received from Baxter a certificate, as described in the letter agreement, to the effect that the tax advisor to Baxter has furnished an opinion in substantially the same form and substance as the tax opinion delivered by such advisor on the date immediately prior to the signing of the merger agreement. Certain conditions to the merger may not be satisfied or, if they are, the timing of such satisfaction is uncertain. If any conditions to the merger are not satisfied or, where waiver is permitted by applicable law, not waived, the merger will not be consummated. See the section of this proxy statement/prospectus titled "The Merger Agreement—Conditions to the Merger" for a discussion of the conditions to the merger.

        The merger is not subject to a financing condition. While Shire has secured an $18 billion fully underwritten bank facility of which $13 billion is available to finance the cash component of the per share merger consideration and the payment of related acquisition costs and transaction costs, certain customary conditions precedent to funding must be satisfied in order for Shire to utilize its bank facility, and if such conditions are not satisfied or waived and Shire's lenders do not satisfy their funding commitment, Shire may be unable to obtain the funds necessary to consummate the merger. See the section of this proxy statement/prospectus titled "The Merger—Financing of the Merger."

        If for any reason the merger is not completed or the closing of the merger is significantly delayed, the Baxalta share price and business and results of operations of Baxalta and/or the combined company may be adversely affected. In addition, failure to consummate the merger would prevent Baxalta stockholders from realizing the anticipated benefits of the merger. Baxalta has incurred, and expects to continue to incur, significant transaction fees, professional service fees, taxes and other costs related to the merger. Further, if the merger agreement is terminated, under certain circumstances, Shire or Baxalta may be required to disburse a termination fee of $369 million and/or reimburse the other party for its merger-related expenses, in an amount not to exceed $110 million for Shire expenses reimbursed by Baxalta and $65 million for Baxalta expenses reimbursed by Shire, which expense reimbursement would be offset against any termination fee subsequently disbursed.

Lawsuits have been filed, and other lawsuits may be filed, against Baxalta and Shire and Baxalta's board of directors challenging the merger, and an adverse ruling in any such lawsuit may delay or prevent the completion of the merger or result in an award of damages against Shire or Baxalta.

        Multiple putative class action complaints have been filed by purported Baxalta stockholders challenging the merger in the Court of Chancery of the State of Delaware, in the Nineteenth Judicial Circuit Court of Illinois and the U.S. District Court for the Northern District of Illinois. The complaints generally allege that the members of the Baxalta board breached their fiduciary duties to Baxalta stockholders by entering into the merger agreement and approving the merger, and that Baxalta, Shire and Merger Sub aided and abetted such breaches of fiduciary duties. The complaints further allege that, among other things, the per share merger consideration undervalues Baxalta and certain provisions of the merger agreement inappropriately inhibit competing bids. In addition, an individual complaint has been filed in the U.S. District Court for the Northern District of Illinois bringing claims under Sections 14(a) and 20(a) of the Exchange Act. These complaints seek, among other things, to enjoin the merger.

        Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future. The results of complex legal proceedings are difficult to predict and could delay or prevent the completion of the merger. The existence of litigation relating to the merger could impact the likelihood of obtaining the stockholder approvals from either Shire or Baxalta. Moreover, the pending litigation is, and any future additional litigation could be, time consuming and expensive and could divert Shire's and Baxalta's respective management's attention away from their regular business.

        One of the conditions to completion of the merger is the absence of any law or judgment issued by any court or tribunal of competent jurisdiction that prevents, makes illegal or prohibits the closing of the merger. Accordingly, if a plaintiff is successful in obtaining a judgment prohibiting completion of the merger, then such judgment may prevent the merger from being completed, or from being completed within the expected time frame.

        See the section titled "The Merger—Litigation Related to the Merger" of this proxy statement/prospectus for more information about the lawsuits related to the merger that have been filed.

Shire and Baxalta may waive one or more conditions to the merger without resoliciting stockholder approval for the merger.

        Certain conditions to Shire's and Baxalta's obligations to complete the merger may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of Shire and Baxalta. In the event that any such waiver does not require resolicitation of stockholders, the parties will have the discretion to complete the merger without seeking further stockholder approval. The conditions requiring the approval of each company's stockholders, however, cannot be waived.

The directors and executive officers of Baxalta have interests in the merger that may be different from, or in addition to, those of other Baxalta stockholders, which could have influenced their decisions to support or approve the merger.

        Baxalta stockholders should recognize that the directors and executive officers of Baxalta have interests in the merger that may be different from, or in addition to, their interests as stockholders of Baxalta generally. For Baxalta directors, these interests may include the accelerated vesting and payment for certain Baxalta stock-based incentive awards as a result of the merger. For Baxalta executive officers, these interests may include the potential acceleration of stock-based incentive awards as a result of the merger, as well as cash severance payments and benefits that may become payable in connection with the merger. Additionally, Baxalta has agreed to provide "gross-up" payments to individuals for excise taxes imposed by Section 4999 of the Code (by amending the severance agreements with its executive officers to provide for such payments). Baxalta's directors and executive officers are also covered by certain indemnification and insurance arrangements. Under the merger agreement, Shire agreed to use its reasonable best efforts to appoint Wayne T. Hockmeyer, Ph.D., chairman of the Baxalta board, and two additional members of the Baxalta board, jointly selected by the Chairman of the Baxalta board and Chairman of the Shire board following consultation with the Nomination Committee of the Shire board, to the Shire board, effective upon the closing of the merger. Such interests and benefits could have influenced the decisions of Baxalta's directors and executive officers to support or approve the merger. Since the date of the merger agreement, Dr. Hockmeyer has decided to withdraw himself from consideration for such an appointment due to personal reasons and therefore only two directors will be considered for nomination. See "The Merger—Interests of Baxalta's Directors and Executive Officers in the Merger" and "Proposal No. 2—Advisory Vote on Merger-related Compensation for Baxalta's Named Executive Officers."

The merger agreement restricts Shire's and Baxalta's ability to pursue alternatives to the merger, however, in specified circumstances, Shire or Baxalta may terminate the merger agreement to accept a superior proposal

        Under the merger agreement, Shire and Baxalta have agreed not to (1) take certain actions to solicit proposals relating to alternative business combination transactions or (2) subject to certain exceptions, including the receipt of a "parent superior proposal" or "company superior proposal" (as such terms are defined in the merger agreement), enter into discussions or an agreement concerning, or provide confidential information in connection with, any proposals for alternative business combination transactions. However, in specified circumstances, Shire or Baxalta may terminate the merger agreement to enter into a definitive agreement with respect to a "parent superior proposal" or "company superior proposal" prior to obtaining approval of the merger from its stockholders.

        Upon termination of the merger agreement in specified circumstances, Shire or Baxalta would be required to disburse a termination fee equal to $369 million, and/or reimburse the other party for its merger-related expenses, in an amount not to exceed $110 million for Shire expenses reimbursed by Baxalta and $65 million for Baxalta expenses reimbursed by Shire, which expense reimbursement would be offset against any termination fee subsequently disbursed. Following the disbursement of the termination fee and/or reimbursement of merger-related expenses, the disbursing party will, other than in certain circumstances, have no further obligation or liabilities to the other party. Such termination would deny Shire, Baxalta and their respective stockholders any benefits from the merger and could negatively impact Shire's and/or Baxalta's market price.

        These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Shire or Baxalta from considering or proposing that acquisition, even if such third party were prepared to enter into a transaction that is more favorable to Shire or Baxalta or their respective stockholders than the merger.

If the proposed merger is not completed, Baxalta will have incurred substantial costs that may adversely affect Baxalta's financial results.

        Baxalta has incurred and will continue to incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of consultants, attorneys, accountants and financial advisors. In addition, Baxalta diverted significant management resources in an effort to complete the merger and are subject to restrictions contained in the merger agreement on the conduct of Baxalta's business during the pendency of the merger. If the merger is not completed, such costs may adversely affect Baxalta's financial results.

Uncertainties associated with the merger may cause a loss of employees and may otherwise affect the future business and operations of Shire, Baxalta and the combined company.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Baxalta and, if the proposed combination with Shire is consummated, on the combined company following the merger. These consequent uncertainties may impair Baxalta's, and following the closing of the merger, the combined company's, ability to retain and motivate key personnel and could also cause customers, suppliers, licensees, partners and others who deal with Shire or Baxalta to defer entering into contracts with, making other decisions concerning, or seeking to change existing business relationships with Baxalta, and following the closing of the merger, the combined company. Because Shire and Baxalta depend on the experience and industry knowledge of their executives and other key personnel to execute their business plans, the combined company may be unable to meet its strategic objectives.

        While the merger is pending, Shire and Baxalta may not be able to hire qualified personnel to replace any key employees that may depart to the same extent that they have been able to in the past. In addition, if the merger is not completed, Baxalta may also encounter challenges in hiring qualified personnel to replace key employees that may depart Baxalta prior to the termination of the merger agreement.

The credit, financial and stock markets, and the industries in which Baxalta and Shire operate, have experienced volatility, and the value of Shire and/or Baxalta or the prices of Shire ADSs, Shire ordinary shares and Baxalta common stock may change between the time the opinions of Baxalta's financial advisors were rendered and the Baxalta board approved the merger and the time the merger is completed.

        The credit, financial and stock markets, and the industries in which Baxalta and Shire operate, have experienced volatility and the operations and prospects of Shire and/or Baxalta, general market and economic conditions and other factors may vary from conditions and circumstances existing when Baxalta's financial advisors rendered their respective opinions to the Baxalta board (which opinions speak only as of the date rendered) and the Baxalta board approved the merger. Any volatility or subsequent developments may significantly alter the value of Shire and/or Baxalta or the prices of Shire ADSs, Shire ordinary shares and Baxalta common stock by the time the merger is completed.

Risks Related to the Combined Company Following the Merger

Shire and Baxalta may not successfully integrate.

        If the merger is consummated, which will represent Shire's largest transaction to date, achieving the anticipated benefits of the proposed combination of Shire and Baxalta will depend in part upon whether the two companies integrate their businesses in an effective and efficient manner. Shire and Baxalta may not be able to accomplish this integration process successfully. The integration of businesses is complex and time-consuming. The difficulties that could be encountered include the following:

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  integrating personnel, operations and systems, while maintaining focus on selling and promoting existing and newly acquired or produced products;

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  coordinating geographically dispersed organizations;

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  distraction of management and employees from operations;

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  changes or conflicts in corporate culture;

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  management's inability to manage a substantial increase in the number of employees;

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  management's inability to train and integrate personnel, who may have limited experience with the respective companies' business lines and products, and to deliver a consistent message regarding diseases treated by the combined company;

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  retaining existing customers and attracting new customers;

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  retaining existing employees and attracting new employees;

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  maintaining business relationships; and

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  inefficiencies associated with the integration and management of the operations of the combined company.

        In addition, there will be integration costs and non-recurring transaction costs (such as fees paid to legal, financial, accounting and other advisors and other fees paid in connection with the merger) associated with the proposed merger, including costs associated with combining their operations and achieving the synergies Shire expects to obtain, and such costs may be significant.

        An inability to realize the full extent of the anticipated benefits of the proposed combination of Shire and Baxalta, including estimated cost synergies, as well as any delays encountered in the integration process and realizing such benefits, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may materially adversely affect the value of the Shire securities after the consummation of the merger.

Shire will incur significant additional indebtedness in connection with the merger, which will decrease the combined company's business flexibility and increase its interest expense. All of Shire's debt obligations will have priority over the Shire securities with respect to payment in the event of a liquidation, dissolution or winding up.

        Shire has secured an $18 billion fully underwritten bank facility of which $13 billion is available to finance the cash component of the per share merger consideration and the payment of related acquisition costs and transaction costs. Shire has announced that it intends to maintain an investment grade credit rating for the combined company, but one or more credit rating agencies may determine that the combined company's credit rating is below investment grade, which could increase the combined company's borrowing costs. The combined company's indebtedness following consummation of the merger could have the effect, among other things, of reducing the combined company's flexibility to respond to changing business and economic conditions as well as reducing funds available for capital expenditures and acquisitions and creating competitive disadvantages for the combined company relative to other companies with lower indebtedness levels. Shire will also incur various costs and expenses associated with the debt financing.

        Shire intends to refinance the facilities in due course. Its ability to refinance the indebtedness will depend on the condition of the capital markets and the combined company's financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require the combined company to comply with more onerous covenants, which could further restrict business operations and such refinancing may not be available at all. Shire may incur additional costs and expenses associated with any such refinancing.

        Moreover, the combined company may be required to raise additional financing to fund capital expenditures and acquisitions. The combined company's ability to arrange additional financing and the costs of that financing will depend on, among other factors, the combined company's financial position and performance, as well as prevailing market conditions and other factors beyond its control.

        In any liquidation, dissolution or winding up of Shire, Shire securities would rank below all debt claims against Shire or any of its subsidiaries. In addition, any convertible or exchangeable securities or other equity securities that Shire may issue in the future may have rights, preferences and privileges more favorable than those of Shire securities. As a result, holders of Shire securities will not be entitled to receive any payment or other distribution of assets upon any liquidation or dissolution until after Shire's obligations to its debt holders and holders of equity securities which rank senior to the Shire securities have been satisfied.

The merger could result in significant liability to Shire and Baxalta if the merger causes the separation of Baxalta from Baxter or a Later Distribution, as defined below, to be taxable.

        Under the letter agreement, from and after the closing of the merger, Baxalta agreed to indemnify, and, effective as of the closing of the merger, Shire agreed to guarantee such indemnity to, Baxter and each of its affiliates and each of their respective officers, directors and employees against certain tax-related losses attributable to, or resulting from, in whole or in part, the merger. If the separation and/or a Later Distribution, collectively, the Baxter Transactions, are determined to be taxable as a result, in whole or in part, of the merger (for example, if the merger is deemed to be part of a plan, or series of related transactions, that includes the Baxter Transactions), Baxter and its stockholders could incur significant tax liabilities, and under the tax matters agreement and the letter agreement, Shire and Baxalta may be required to indemnify Baxter for any such tax liabilities. Baxter's waiver of the provisions under the tax matters agreement restricting Baxalta's ability to enter into and consummate the merger will not relieve Shire or Baxalta of its obligation to indemnify Baxter if the merger causes any of the Baxter Transactions to be taxable.

        In connection with the signing of the merger agreement, Shire received an opinion from Cravath, Swaine & Moore LLP, or Cravath, tax counsel to Shire, to the effect that the merger will not cause Baxter's contribution of assets to Baxalta, Baxter's initial distribution of Baxalta shares on July 1, 2015, Baxter's distribution of cash received from Baxalta to its creditors or a Later Distribution to fail to qualify as tax-free to Baxter and its stockholders under Sections 355, 361 and 368(a)(1)(D) of the Code. The merger is conditioned on the receipt by Shire at the time of the consummation of the merger of a tax opinion to the same effect.

        The tax opinion referred to in the immediately preceding paragraph is based upon various factual representations and assumptions, as well as certain undertakings made by Shire, Baxter and Baxalta. If any of the factual representations or the assumptions in the tax opinion is untrue or incomplete in any material respect, an undertaking is not complied with or the facts upon which the tax opinion is based are materially different from the facts at the time of the merger, the opinion may not be valid. Moreover, opinions of counsel are not binding on the Internal Revenue Service, or the IRS. As a result, the conclusions expressed in the tax opinion could be challenged by the IRS. None of the Company, Baxalta or Baxter has requested a ruling from the IRS regarding the impact of the merger on the tax treatment of the Baxter Transactions. Further, the tax opinion does not address all tax aspects of the separation, a Later Distribution and other related transactions and it is possible that Shire and Baxalta may be obligated to indemnify Baxter despite the continuing validity of the tax opinion.

        Shire's and Baxalta's indemnification obligations to Baxter and its subsidiaries, officers, directors and employees under the tax matters agreement and letter agreement are not limited in amount or subject to any cap. If Shire or Baxalta is required to indemnify Baxter and its subsidiaries and their respective officers, directors and employees under the circumstances set forth in the tax matters agreement, as supplemented by the letter agreement, it could have a material adverse effect on Shire and Baxalta.

        In this proxy statement/prospectus, references to the "Later Distributions" refer to the following transactions that may be undertaken by Baxter: (i) any debt-for-equity exchange (and related underwritten offering) with respect to Baxalta shares, (ii) any offer to exchange Baxter shares for Baxalta shares, (iii) a contribution of Baxalta shares to Baxter's U.S. pension fund, and/or (iv) a dividend of Baxalta shares to Baxter's stockholders, in each case, that are undertaken prior to any Baxalta or Shire stockholder vote with respect to the merger and that are intended to be part of a plan that includes the separation.

        For a description of the sharing of certain tax liabilities between Baxter and Baxalta, see "Description of Baxalta Incorporated—Business—Third Party Agreements and Agreements with Baxter—Tax Matters Agreement."

New regulations issued by the U.S. Department of Treasury may impact the combined company following the merger.

        On April 4, 2016, the U.S. Department of Treasury issued new regulations applicable to acquisitions of U.S. companies by non-U.S. companies. These regulations, among other things, change the manner in which thresholds contained within the so-called "anti-inversion" rules that govern how the combined company will be taxed are calculated. These calculations are affected both by the merger and by any future acquisitions funded in whole or in part by Shire securities. These calculations are complicated and depend on several factors. Moreover, the U.S. Department of Treasury also introduced proposed "earning stripping" regulations that may, among other things, cause certain related-party debt instruments issued by a U.S. corporation to be treated as equity, resulting in the loss of deductible interest payments for U.S. federal income tax purposes.

        These regulations are newly issued and complex, and as such their application to any particular set of facts is uncertain. Shire believes that the regulations are not likely to affect the expected tax position of the combined company, which belief is based on, among other things, facts that may change or judgments that may prove to be incorrect and, if incorrect, could have an adverse impact on the expected tax position of the combined company.

        Furthermore, the U.S. tax authorities could issue additional guidance as to the application of these regulations or issue new regulations that could have an adverse effect on the expected tax position of the combined company.

Future results of the combined company may differ materially from the unaudited pro forma condensed combined financial statements of Shire and Baxalta presented in this proxy statement/prospectus.

        The future results of the combined company following the completion of the merger may be materially different from those shown in the Unaudited Pro Forma Condensed Combined Financial Statements presented in this proxy statement/prospectus, which show only a combination of Shire's and Baxalta's standalone historical results after giving effect to the merger, subject to the matters noted therein. Shire and Baxalta estimated that they will record approximately $165 million in transaction expenses, as described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements included in this proxy statement/prospectus. In addition, the final amount of any charges relating to acquisition accounting adjustments that Shire may be required to record will not be known until following the completion of the merger. These and other expenses and charges may be significantly higher or lower than estimated.

        In connection with its combination, Shire has secured an $18 billion fully underwritten facility and intends to refinance the bank facility in due course. Such a refinancing may not be available on acceptable terms, or at all. The bank facility involves, and future capital markets debt issuance may involve, restrictive covenants that reduce Shire's operational flexibility or profitability.

Certain Baxalta agreements may contain change of control provisions that may be triggered by the merger that, if not waived, could cause the combined company to lose the benefit of such agreement and incur liabilities or replacement costs, which could have material adverse effect on the combined company.

        Baxalta and its affiliates are each party to various agreements with third parties, including certain license agreements, business development-related agreements, production and distribution related agreements, bonding/financing facilities, contracts for the performance of services material to the operations of Baxalta and/or its affiliates, IT contracts, technology licenses and employment agreements that may contain change of control provisions that could be triggered upon the closing of the merger. Agreements with change of control provisions typically provide for or permit the termination of the agreement upon the occurrence of a change of control of one of the parties which can be waived by the relevant counterparties. In the event that there is such a contract or arrangement requiring a consent or waiver in relation the merger, there can be no assurance that such consent will be obtained at all or on favorable terms. If such a waiver is not obtained from any such counterparty, the combined company could lose the benefit of the underlying agreement and incur liabilities or replacement costs, which could have an adverse effect on the combined company.

The consummation of the merger could cause certain outstanding equity awards to vest or require Shire or Baxalta to provide certain change of control-related payments or benefits to Baxalta's directors or executive officers.

        Certain of Baxalta's equity incentive and other compensation agreements contain change of control clauses providing for outstanding equity awards to vest or compensation or benefits to be provided to Baxalta's directors or executive officers either upon a change of control or if, following a change of control in which equity awards are replaced with other equity awards with comparable value, Baxalta terminates the employment relationship between Baxalta and an executive officer without cause or an executive officer terminates the employment relationship because of certain adverse changes to the terms of his or her employment during a certain period following a change of control. If consummated, the merger would constitute a change of control of Baxalta for purposes of these equity incentive and other compensation agreements, thereby giving rise to potential vesting of outstanding equity awards and change of control payments described above.

Sales of Baxalta common stock and Shire securities in anticipation of the merger, and resales of Shire securities following the consummation of the merger, may adversely affect the market price of Baxalta common stock and Shire securities prior to the merger, and the market price of Shire securities following the merger.

        Certain Baxalta stockholders, such as index funds or funds with concentration, geographic or other limitations on their permitted investments, may be required to sell the Shire securities that they receive in the merger. Other Baxalta stockholders may already hold Shire securities and those stockholders may decide not to hold the additional Shire securities they receive in the merger, or to sell their shares of Baxalta common stock prior to the merger. In addition, Shire and Baxalta understand that Baxter will attempt to dispose of its retained shares in accordance with the terms of the letter agreement prior to the consummation of the merger. Such sales of Baxalta common stock or Shire securities could have the effect of depressing the market price of Shire securities and Baxalta common stock.

        Upon the consummation of the merger, Shire expects that it will issue up to approximately 322 million Shire ordinary shares in the aggregate. In addition, the per share merger consideration represents a premium of approximately 37.5% to the unaffected share price of Baxalta common stock on August 3, 2015, the day prior to the public announcement of Shire's initial offer for Baxalta, based on Shire ADS closing price on January 8, 2016, which may cause significant arbitrage activity by investors seeking to take advantage of the price differential. This risk of dilution coupled with the possibility of merger arbitrage activity could result in downward pressure on the Shire securities and encourage third parties to engage in short sales of Shire securities.

        In addition, these factors could also make it more difficult for the combined company to raise funds through future offerings of Shire securities. The issuance of these Shire securities and the sale of additional Shire securities that may become eligible for sale in the public market from time to time upon exercise of options or the vesting of restricted securities will further dilute the combined company's ordinary shares and/or ADSs and could depress the market price of the Shire securities. Moreover, the increase in the number of Shire securities, or an increase in the number of such Shire securities outstanding following a future issuance, sale or transfer of Shire securities by Shire or the possibility of such an issue, sale or transfer may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Shire securities.

The market price of Shire securities may be adversely affected by reports of third-party analysts published in connection with the consummation of the merger.

        The trading market for Shire securities depends in part on the research and reports that third-party securities analysts publish about Shire and its industry. In connection with the consummation of the merger, one or more of these analysts could downgrade Shire securities or issue other negative commentary about Shire or its industry, which could cause the market price of Shire securities to decline.

The market price of Shire securities may be affected by factors different from those affecting the market price of Baxalta common stock.

        If the merger is consummated, Baxalta stockholders will become holders of Shire securities. Shire's business differs from that of Baxalta, and Shire's results of operations, as well as the market price of

Shire securities, may be affected by factors different from those affecting Baxalta's results of operations and the market price of Baxalta common stock.

Exchange rate fluctuations may adversely affect the foreign currency value of Shire securities and any dividends.

        If the merger is consummated, Baxalta common stock will be exchanged for cash and Shire securities. Unlike Baxalta common stock, as a consequence of Shire's dual listing on both the NASDAQ Global Select Market and London Stock Exchange, Shire ordinary shares are quoted in pounds sterling on the London Stock Exchange and Shire ADSs are quoted in U.S. dollars on the NASDAQ Global Select Market. Dividends in respect of Shire ordinary shares, if any, will be declared in U.S. dollars. Shire's financial statements are prepared in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and pounds sterling will affect, among other matters, the pounds sterling value of Shire ordinary shares and of any dividends in respect of such shares.

The Shire securities have different rights from the shares of Baxalta common stock.

        Certain of the rights associated with Baxalta common stock are different from the rights associated with Shire securities. See the section of this proxy statement/prospectus titled "Comparison of Holders' Rights" for a discussion of the different rights associated with Shire securities.

        In particular, the law of Jersey, the jurisdiction in which Shire is incorporated, significantly limits the circumstances under which stockholders of companies may bring derivative actions and, in most cases, only the corporation may be the claimant or plaintiff for the purposes of maintaining proceedings in respect of any wrongful act committed against it. Neither an individual nor any group of stockholders has any right of action in such circumstances. In addition, Jersey law does not afford appraisal rights to dissenting stockholders in the form typically available to stockholders of a U.S. corporation.

        Only registered holders of Shire securities are afforded the rights of stockholders under Jersey law, the Shire memorandum and the Shire articles. Because the depositary's nominee will be the registered owner of the shares, holders of Shire ADSs must rely on the nominee to exercise the rights of a stockholder on their behalf.

If the merger is consummated, current Baxalta stockholders will have a reduced ownership percentage and voting interest and will exercise less influence over the management and policies of the combined company than they do over Baxalta.

        In connection with the merger, Shire will issue Shire securities representing approximately 34% of the combined company's ordinary shares following the closing of the merger in exchange for shares of Baxalta common stock. Shire and Baxalta stockholders currently have the right to vote for their respective directors and on other matters affecting their respective companies. When the merger is consummated, each Baxalta stockholder who receives Shire securities in the merger will become a stockholder of the combined company with a percentage ownership of the combined company that will be smaller than the stockholder's percentage ownership of Baxalta. As a result of their reduced ownership percentages, current Baxalta stockholders will have less voting power in the combined company than they now have separately with respect to Baxalta.

Holders of Shire securities in the United States may not be able to enforce civil liabilities against Shire.

        A number of Shire's directors and executive officers are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to affect service of process within the United States upon such persons or to enforce against them judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.

        There is also a doubt as to the enforceability in England, Wales and Jersey, whether by original actions or by seeking to enforce judgments of U.S. courts, of claims based on the federal securities laws of the United States. In addition, punitive damages in actions brought in the United States or elsewhere may be unenforceable in England, Wales and Jersey.

Risks Related to Shire's Business

Shire's products may not be a commercial success.

        The commercial success of Shire's marketed products and other new products that Shire may launch in the future, will depend on their approval and acceptance by physicians, patients and other key decision-makers, as well as the receipt of marketing approvals in different countries, the time taken to obtain such approvals, the scope of marketing approvals as reflected in the product labels, approval of reimbursement at commercially sustainable prices in those countries where price and reimbursement is negotiated, and safety, efficacy, convenience and cost-effectiveness of the product as compared to competitive products.

        Shire's revenues, financial condition or results of operations may be adversely affected if any or all of the following occur:

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  if Shire's products, or competitive products, are genericized;

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  if the prices of Shire's products suffer forced reductions or if prices of competitor products are reduced significantly;

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  if there are unanticipated adverse events experienced with Shire's products or those of a competitor's product not seen in clinical trials that impact physicians' willingness to prescribe Shire's products;

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  if issues arise from clinical trials being conducted for post-marketing purposes or for registration in another country which raise questions or concerns about a product;

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  if the regulatory agencies in one country act in a way that raises concerns for regulatory agencies or for prescribers or patients in another country;

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  if patients, payers or physicians favor other treatments over Shire's products;

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  if Shire's products are subject to more stringent government regulation than competitor products;

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  if patent protection or other forms of exclusivity are lost or curtailed, or if competitors are able to successfully challenge or circumvent Shire's patents or other forms of exclusivity;

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  if launches of Shire's products in new markets are not successful;

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  if the sizes of the patient populations for Shire's products are less than expected; or

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  if there are lawsuits filed against Shire, including but not limited to, product liability claims, consumer law claims, and payer or reimbursement litigation.

        If Shire is unable to commercialize its products successfully, there may be a material adverse effect on Shire's revenues, financial condition or results of operations.

Increased pricing pressures and limits on patient access as a result of governmental regulations and market developments may affect Shire's future revenues, financial condition and results of operations.

        Shire's product revenues are subject to increasing pressures from governmental initiatives to regulate or influence prices and access to customers. Regulations in the United States, the European Union and other jurisdictions mandating price controls or imposing constraints on patients' ability to purchase Shire's products significantly impacts its business, and Shire's financial condition and results of operations could be adversely affected in the future by changes in such regulations, practices or policies.

        Regulatory measures that could have a material adverse effect on Shire include the imposition of government-approved drug pricing schedules, the use of drug formularies, prohibitions on direct-to-consumer advertising or drug marketing practices and caps or limits on the level of reimbursement provided to Shire by governmental reimbursement schemes for its products.

        These pressures have also resulted in market developments, such as the consolidation of managed care organizations and private health insurers that have increased the relative bargaining power of institutional drug purchasers and enhanced their ability to negotiate discounts and extract other concessions in exchange for purchasing Shire's products.

        Such regulatory and market developments create downward pressures on the prices at which Shire can offer its products and on the level of reimbursement its treatments receive from health care providers, private health insurers and other organizations, such as health maintenance organizations and managed care organizations.

        Additional factors affecting Shire's ability to obtain and maintain adequate prices and levels of reimbursement for its products include:

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  higher levels of controls on the use of Shire's products and/or requirements for further price concessions mandated or negotiated by managed health care organizations or government authorities;

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  legislative proposals to reform health care and government insurance programs in many of Shire's markets; and

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  price controls, unsuccessful government tenders, or non-reimbursement of new medicines or new indications.

        Moreover, the cost of treatment for some of Shire's products is high, particularly those which are used for the treatment of rare diseases. Shire may encounter difficulty in obtaining or maintaining satisfactory pricing and reimbursement for such products. The failure to obtain and maintain pricing and reimbursement at satisfactory levels for its products may adversely affect Shire's revenues, financial condition or results of operations.

Shire depends on third parties to supply certain inputs and services critical to its operations including certain inputs, services and ingredients critical to its manufacturing processes.

        Shire relies on third-party suppliers, vendors and outsourcing partners to, among other things, research, develop, manufacture and commercialize its products, to provide certain key ingredients and manufacturing inputs and to manage certain sales, distribution, marketing, information technology, accounting, transaction-processing and other business services. While Shire depends on these third parties for multiple aspects of its product development, manufacturing, commercialization and business activities, it does not control these third parties directly.

        As a result, there is a possibility these third parties may not complete activities on schedule or in accordance with Shire's expectations, and their failure to meet certain contractual, regulatory or other obligations to Shire, or any disruption of Shire's relationship with these third parties could delay or prevent the development, approval, manufacture or commercialization of Shire's products, result in non-compliance with applicable laws and regulations, disrupt Shire's operations, or result in reputational or other harm to Shire.

        This outsourcing risk is of particular concern with respect to third-party suppliers of key manufacturing inputs of Shire's drug products. Although Shire dual-sources certain key products and/or active ingredients, Shire currently relies on a single source for production of the final drug product for each of ADDERALL XR, CINRYZE, FIRAZYR, FOSRENOL, INTUNIV, LIALDA, PENTASA and NATPARA/NATPAR. Shire currently relies on a single active ingredient source for each of ELAPRASE, FIRAZYR, FOSRENOL, INTUNIV, REPLAGAL and GATTEX/REVESTIVE and also relies on limited third party sources to provide the donated human plasma necessary for the manufacture of CINRYZE. Following the completion of the acquisition of Dyax on January 22, 2016, Shire acquired DX-2930, which currently relies on separate sole sources for both production of the final drug product and supply of the active ingredient for its Phase 3 trial. In addition, one of those drug substance sites has not been approved by the U.S. Food and Drug Administration, or the FDA, and would need to be approved prior to commercial launch. Any failure by a single-source supplier to provide Shire with the required volumes on time or at all, or to provide products that do not meet regulatory requirements, could lead to significant delays in the production of Shire's products, increases in operating costs, lost product sales, an interruption of research activities, or the delay of new product launches, all of which could have a material adverse effect on Shire's revenues, financial condition or results of operations.

Any disruption to the supply chain for any of Shire's products, or any difficulties or delays in the manufacturing, distribution and sale of its products may result in Shire being unable to continue marketing or developing a product, or may result in Shire being unable to do so on a commercially viable basis for some period of time.

        A disruption, delay or other difficulties in the manufacturing, distribution and sale of Shire's products, or in the supply chain of any of its products, may have a material adverse effect on Shire and its revenues, financial condition and results of operations. Examples of such manufacturing and supply chain difficulties include, but are not limited to:

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  regulatory or enforcement actions that result in shut-downs, delays in or withdrawal of regulatory approvals necessary to carry on manufacturing activities, product recalls and penalties or fines resulting in unanticipated costs in production, whether imposed directly on Shire or imposed indirectly through one or more of its third-party suppliers;

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  the inability of Shire to increase its production capacity for certain drugs commensurate with market demand;

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  the possibility that the supply of incoming materials may be delayed or become unavailable and that the quality of incoming materials may be substandard and not detected;

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  the possibility that Shire may fail to maintain appropriate quality standards throughout its internal and third-party supply network, or to comply with current manufacturing best practices, rules or other applicable regulations;

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  disruptions to supply chain continuity as a result of natural or man-made disasters at Shire's facilities or at one or more of its third-party suppliers' facilities; and

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  failure to maintain the integrity of Shire's supply chains against fraudulent and criminal acts, such as intentional product adulteration, diversion, theft, or counterfeiting activities.

        Also, as noted above, Shire has also entered into many agreements with third parties for the provision of goods and services to enable it to manufacture its products. If these third parties are unable to manufacture products, or provide these goods and services, in each case in accordance with its respective contractual obligations, Shire's ability to manage its manufacturing processes or to operate its business, including to continue the development or commercialization of its products as planned or on a commercial basis, may be adversely impacted.

The manufacture of Shire's products is subject to extensive oversight by various regulatory agencies. Regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, an increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches.

        Pharmaceutical and device manufacturing sites must be inspected and approved by regulatory agencies such as the FDA, and similar agencies in other countries. Active ingredients, excipients and packaging materials used in the manufacturing process must be obtained from sources approved by regulatory agencies.

        The development, approval and manufacturing of Shire's products depend on the ability to procure ingredients and packaging materials from approved sources and for the manufacturing process to be conducted at approved sites. Changes of manufacturer or changes of source of ingredients or packaging materials must generally be approved by the regulatory agencies, which will involve testing and additional inspections to ensure compliance with the applicable regulatory agency's regulations and standards. The need to qualify a new manufacturer or source of ingredients or packaging materials can take a significant amount of time. Should it become necessary to change a manufacturer or supplier of ingredients or packaging materials, or to qualify an additional supplier, Shire may not be able do so quickly, or at all, which could delay or disrupt the manufacturing process.

        U.S.-based manufacturers must be registered with the U.S. Drug Enforcement Agency, which we refer to as the DEA, and similar regulatory authorities in other countries if they handle controlled substances. Certain of Shire's products, including ADDERALL XR and VYVANSE, contain ingredients which are controlled substances subject to quotas managed by the DEA. As a result, Shire's procurement and production quotas may not be sufficient to meet commercial demand.

        CINRYZE, ELAPRASE, REPLAGAL and VPRIV are manufactured using highly complex biological processes. The complexity of the manufacturing results in a number of risks, including the risk of microbial contamination. Additionally, CINRYZE is derived from human plasma, and is therefore subject to the risk of biological contamination inherent in plasma-derived products. The sole manufacturer of CINRYZE has received observations on Form 483 and a warning letter from the FDA identifying issues with respect to manufacturing CINRYZE which must be addressed to the satisfaction of the FDA. Any regulatory interventions, in relation to these, or any other issues, if they occur, may delay or disrupt the manufacture of Shire's products.

        The failure to obtain regulatory approvals promptly or at all and/or regulatory interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, an increase in operating costs, lost product sales, an interruption of research activities, the delay of new product launches or constraints on manufacturing output, all of which could have a material adverse effect on Shire's revenues, financial condition and results of operations.

Shire has a portfolio of products in various stages of research and development. The successful development of these products is highly uncertain and requires significant expenditures and time, and there is no guarantee that these products will receive regulatory approval.

        Products that initially appear promising in research or development may be delayed or fail to reach later stages of development as:

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  preclinical or clinical tests may show the product to lack safety or efficacy;

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  delays may be caused by slow enrollment in clinical studies; regulatory requirements for clinical trial drug supplies; extended length of time to achieve study endpoints; additional time requirements for data analysis or dossier preparation; time required for discussions with regulatory agencies, including regulatory agency requests for additional preclinical or clinical data; delays at regulatory agencies due to staffing or resource limitations; analysis of or changes to study design; unexpected safety, efficacy, or manufacturing issues; delays may arise from shared control with collaborative partners in the planning and execution of the product development, scaling of the manufacturing process, or getting approval for manufacturing;

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  manufacturing issues, pricing or reimbursement issues, or other factors may render the product economically unviable;

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  the proprietary rights of others and their competing products and technologies may prevent the product from being developed or commercialized; or

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  submission of an application for regulatory approval of any of Shire's product candidates may be subjected to lengthy review and ultimately rejected.

        Success in preclinical and early clinical trials does not ensure that late stage clinical trials will be successful. Clinical results are frequently susceptible to varying interpretations that may delay, limit, or prevent regulatory approvals. The length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly and may be difficult to predict. Moreover, once an application is submitted, additional data may be sought by regulators or an application may be rejected. If Shire's large-scale or late-stage clinical trials for a product are not successful, Shire will not recover its substantial investments in that product. Shire has a range of programs in or entering late stage clinical development. For example, an new drug application for SHP606 for the treatment of signs and symptoms of adults with Dry Eye Disease is currently in registration with the FDA and following the acquisition of Dyax in January 2016 Shire has acquired SHP643 (formerly DX-2930) for the treatment of Hereditary Angioedema, which we refer to as HAE, which is in Phase 3.

        In addition, even if the products receive regulatory approval, they remain subject to on-going regulatory requirements, including, for example, obligations to conduct additional clinical trials or other non-clinical testing, changes to the product label (which could impact its marketability and prospects for commercial success), new or revised requirements for manufacturing, written notifications to physicians, or product recalls or withdrawals.

The actions of certain customers could affect Shire's ability to sell or market products profitably. Fluctuations in buying or distribution patterns by such customers can adversely affect Shire's revenues, financial conditions or results of operations.

        A considerable portion of Shire's product sales are made to major pharmaceutical wholesale distributors, as well as to large pharmacies, in both the U.S. and Europe. In 2015, for example, 47% of Shire's product sales were attributable to three customers in the U.S.: AmerisourceBergen Corporation McKesson Corporation and Cardinal Health, Inc. In the event of financial failure of any of these customers there could be a material adverse effect on Shire's revenues, financial condition or results of operations. Shire's revenues, financial condition or results of operations may also be affected by fluctuations in customer buying or distribution patterns. These fluctuations may result from seasonality, pricing, wholesaler inventory objectives, or other factors. A significant portion of Shire's revenues for certain products for treatment of rare diseases are concentrated within a small number of customers. Changes in the buying patterns of those customers may have an adverse effect on Shire's revenues, financial condition or results of operations.

Failure to comply with laws and regulations governing the sales and marketing of its products could materially impact Shire's revenues and profitability.

        Shire engages in various marketing, promotional and educational activities pertaining to, as well as the sale of, pharmaceutical products and medical devices in a number of jurisdictions around the world. The promotion, marketing and sale of pharmaceutical products and medical devices is highly regulated and the sales and marketing practices of market participants, such as Shire, have been subject to increasing supervision by governmental authorities, and Shire believes that this trend will continue.

        In the United States, Shire's sales and marketing activities are monitored by a number of regulatory authorities and law enforcement agencies, including the U.S. Department of Health and Human Services, the FDA, the DOJ, the SEC and the DEA. These authorities and agencies and their equivalents in countries outside the US have broad authority to investigate market participants for potential violations of laws relating to the sale, marketing and promotion of pharmaceutical products and medical devices, including the False Claims Act, the Anti-Kickback Statute and the Foreign Corrupt Practices Act, among others, for alleged improper conduct, including corrupt payments to government officials, improper payments to medical professionals, off-label marketing of pharmaceutical products and medical devices, and the submission of false claims for reimbursement by the federal government. Healthcare companies may also be subject to enforcement actions or prosecution for such improper conduct. Any inquiries or investigations into the operations of, or enforcement or other regulatory action against, Shire by such authorities could result in significant defense costs, fines, penalties and injunctive or administrative remedies, distract management to the detriment of the business, result in the exclusion of certain products, or Shire, from government reimbursement programs or subject Shire to regulatory controls or government monitoring of its activities in the future. Shire is also subject to certain on-going investigations by governmental agencies. For further information see Part I, Item 3. Legal Proceedings and Note 17 "Commitments and contingencies, Legal and other proceedings" to the consolidated financial statements included in Shire's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which are incorporated by reference in this proxy statement/prospectus.

Shire's products are subject to intense competition from generics.

        Shire faces significant competition from the manufacturers of generic drug products in all of its major markets. The introduction of lower-priced generics by Shire's competitors or their successful efforts in aggressively commercializing and marketing their alternative drug products pose significant challenges to maintaining Shire's market share, revenues and sales growth.

        For example, since 2009, generic versions of ADDERALL XR have been marketed and, since 2014, generic versions of INTUNIV have been marketed in the United States. As a result, product sales of ADDERALL XR and INTUNIV have declined.

        Factors which could cause further or more rapid declines in Shire's product sales include:

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  the loss or earlier than expected expiration of intellectual property rights or regulatory exclusivity periods with respect to Shire's branded products;

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  generic or authorized generic versions of these products capturing more of Shire's branded market share than expected;

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  lower prices and the actual or perceived greater effectiveness or safety of generic drug products relative to Shire's branded products;

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  the FDA approving additional abbreviated new drug applications for generic versions of these products which, if launched, would further reduce branded market share or impact the amount of Shire's authorized generic product sales;

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  changes in reimbursement policies of third-party payers; or

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  changes to the level of sales deductions for branded Shire products for private or public payers.

        Should any of the above developments occur, the resulting generic competition could reduce sales and market share of Shire's branded products and have a material adverse effect on Shire's revenues, financial condition or results of operations.

Adverse outcomes in legal matters and other disputes, including Shire's ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on Shire's revenues, financial condition or results of operations.

        During the ordinary course of its business Shire may be involved in claims, disputes and litigation with third parties, employees, regulatory agencies, governmental authorities and other parties. The range of matters of a legal nature that might arise is extremely broad but could include, without limitation, intellectual property claims and disputes, product liability claims and disputes, regulatory litigation, contract claims and disputes, employment claims and disputes, and tax or other governmental agency audits and disputes.

        Any unfavorable outcome in such matters could adversely impact Shire's ability to develop or commercialize its products, adversely affect the profitability of existing products, subject Shire to significant defense costs, fines, penalties, audit findings and injunctive or administrative remedies, distract management to the detriment of the business, result in the exclusion of certain products, or Shire, from government reimbursement programs or subject Shire to regulatory controls or government monitoring of its activities in the future. Any such outcomes could have a material adverse effect on Shire's revenue, financial condition or results of operations. For further information see Part I, Item 3. Legal Proceedings and Note 17 "Commitments and contingencies, Legal and other proceedings" to the consolidated financial statements included in Shire's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which are incorporated by reference in this proxy statement/prospectus.

Shire faces intense competition for highly qualified personnel from other companies and organizations.

        Shire relies on recruiting and retaining highly skilled employees to meet its strategic objectives. Shire faces intense competition for highly qualified personnel and the supply of people with the requisite skills may be limited, generally or geographically. The range of skills required and the geographies in which they are required by Shire may also change over time as Shire's business evolves. If Shire is unable to retain key personnel or attract new personnel with the requisite skills and experience, it could adversely affect the implementation of Shire's strategic objectives and ultimately adversely impact Shire's revenues, financial condition or results of operations.

Failure to successfully execute or attain strategic objectives from Shire's acquisitions and growth strategy may adversely affect Shire's financial condition and results of operations.

        Shire's business depends to a significant extent on its ability to improve and expand its product pipeline through strategic acquisitions. Such improvements and expansions, however, are subject to the ability of Shire's management to effectively identify appropriate strategic targets and effectuate the contemplated transactions, the availability and relative cost of acquisition opportunities as well as competition from other pharmaceutical companies seeking similar opportunities.

        Moreover, even when such transactions are successfully executed, Shire may face subsequent difficulties in integrating the operations, infrastructure and personnel of acquired businesses and may experience unanticipated risks or liabilities that were not discovered, accurately disclosed or sufficiently assessed during the transactions' due diligence process. Finally, even successfully acquired and integrated businesses may ultimately fail or fall short of achieving Shire's strategic objectives for the transaction over the long term.

        Any failures in the execution of a transaction, in the integration of an acquired business or in achieving Shire's strategic objectives with respect to such acquisitions could result in slower growth, higher than expected costs, the recording of asset impairment charges and other actions which could adversely affect Shire's business, financial condition and results of operations.

        Shire has recently completed and is currently pursuing a number of strategic acquisitions. On February 21, 2015, Shire completed the acquisition of NPS Pharma for a total cash consideration of approximately $5.2 billion. On January 22, 2016, Shire also completed the acquisition of all the outstanding share capital of Dyax for a total upfront cash consideration of approximately $5.9 billion and a further approximately $0.6 billion in cash consideration contingent upon the approval of DX-2930 for the prophylactic treatment of HAE.

        These proposed and completed acquisitions as well as future acquisitions each entail various risks, which include but are not limited to:

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  a proposed acquisition may not be consummated due to the occurrence of an event, change or other circumstances that gives rise to the termination of the applicable merger agreement;

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  a governmental, regulatory, board, shareholder or other approval required for a proposed acquisition may not be obtained, or may be obtained subject to conditions that are not anticipated, or another condition to the closing of a proposed acquisition may not be satisfied, resulting in delays or ultimate failure of consummating a proposed acquisition;

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  shareholders may initiate legal action to prevent or delay consummation of a proposed acquisition or to seek judicial reevaluation of a proposed acquisition's consideration;

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  a lengthy, uncertain process when pursuing a combination could disrupt relationships between Shire and a target company's customers, suppliers and employees, distract Shire's or a target's management from operating its business, and could lead to additional and unanticipated costs;

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  a target company may be unable to retain and hire key personnel and/or maintain its relationships with customers, suppliers and other business partners pending the consummation of the proposed acquisition by Shire;

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  after the consummation of an acquisition, Shire may be unable to retain the acquired company's key personnel, existing customers, suppliers and other business partners or attract new customers;

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  the businesses of an acquired company may be otherwise disrupted by the acquisition, including increased costs and diversion of its respective management's time and resources;

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  failure to achieve the targeted growth and expected benefits of the acquisition if sales of an acquired company's products are lower than anticipated, or these products cannot be successfully commercialized or cannot obtain necessary regulatory approvals;

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  any integration of an acquired company into Shire could be complex and time-consuming, and difficulties in effectuating these integrations may lead to the combined companies not being able to realize the expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits in the timeframe anticipated, or at all;

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  failure to successfully obtain regulatory approval of an acquired company's late stage pipeline assets in a timely manner or at all, or to successfully commercialize such products after regulatory approval has been obtained;

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  undiscovered or unanticipated risks and liabilities, including legal and compliance related liabilities, may emerge in connection with an acquisition, or may be higher than anticipated; and

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  even after successfully completing an acquisition and integrating the acquired company's businesses into Shire, the anticipated benefits of the combinations may ultimately prove less than anticipated.

A slowdown of global economic growth, or economic instability of countries in which Shire does business, could have negative consequences for Shire's business and increase the risk of non-payment by Shire's customers.

        Growth of the global pharmaceutical market has become increasingly tied to global economic growth. Accordingly a substantial and lasting slowdown of the global economy, or major national economies, could negatively affect growth in the markets in which Shire operates. Such a slowdown, or any resultant austerity measures adopted by governments in response to a slowdown, could result in national governments making significant cuts to their public spending, including national healthcare budgets, or reducing the level of reimbursement they are willing and able to provide to Shire for its products and, as a result, adversely affect Shire's revenues, financial condition or results of operations.

        A slowdown of a nation's economy could also lead to financial difficulties for some of Shire's significant customers, including national governments, and result in a greater risk of delayed orders or payments, defaults or non-payments of outstanding payment obligations by Shire's customers in that country, which could adversely affect Shire's revenues, financial condition or results of operations.

Shire is subject to evolving and complex tax laws, which may result in additional liabilities that may adversely affect Shire's financial condition or results of operations.

        Shire is subject to evolving and complex tax laws in the jurisdictions in which it operates, and routinely obtains advice on matters, including the tax treatment of the break fee received in connection with AbbVie Inc.'s, which we refer to as AbbVie, terminated offer for Shire in 2014. Significant judgment is required in determining Shire's tax liabilities, and Shire's tax returns are periodically examined by various tax authorities. Shire regularly assesses the likelihood of outcomes resulting from these examinations to determine the adequacy of its accrual for tax contingencies; however, due to the complexity of tax contingencies, the ultimate resolution of any tax matters may result in payments greater or less than amounts accrued. In addition, Shire may be affected by changes in tax laws, including tax rate changes, new tax laws, and revised tax law interpretations in domestic and foreign jurisdictions.

The failure of a strategic partner to develop and commercialize products could result in delays in development, approval or loss of revenue.

        Shire enters into strategic partnerships with other companies in areas such as product development, manufacturing, sales and marketing. In these partnerships, Shire is sometimes dependent on its partner to deliver results. While these partnerships are governed by contracts, Shire may not exercise direct control. If a partner fails to perform or experiences financial difficulties, Shire may suffer a delay in the development, a delay in the approval or a reduction in sales, or royalties of a product.

The failure to secure new products or compounds for development either through in-licensing, acquisition or internal research and development efforts, or the failure to realize expected benefits from acquisitions of businesses or products, may have an adverse impact on Shire's future results.

        Shire's future results will depend, to a significant extent, upon its ability to develop, in-license or acquire new products or compounds, or to acquire other businesses. The expected benefits from acquired products, compounds or businesses may not be realized or may require significantly greater resources and expenditure than originally anticipated. The failure to realize expected benefits from acquisitions of businesses or products including those resulting from integration into Shire, or the failure to develop, in-license or acquire new products or compounds on a commercially viable basis, could have a material adverse effect on Shire's revenues, financial condition or results of operations.

Shire may fail to obtain, maintain, enforce or defend the intellectual property rights required to conduct its business.

        Shire's success depends upon its ability and the ability of its partners and licensors to protect their intellectual property rights. Where possible, Shire's strategy is to register intellectual property rights, such as patents and trademarks. Shire also relies on various trade secrets, unpatented know-how and technological innovations and contractual arrangements with third parties to maintain its competitive position. The failure to obtain, maintain, enforce or defend such intellectual property rights, for any reason, could allow third parties to make competing products or impact Shire's ability to develop, manufacture and market its own products on a commercially viable basis, or at all, which could have a material adverse effect on Shire's revenues, financial condition or results of operations.

        Shire intends to enforce its patent rights vigorously and believes that its commercial partners, licensors and third party manufacturers intend to enforce vigorously those patent rights they have licensed to Shire. However, Shire's patent rights, and patent rights that Shire has licensed, may not provide valid patent protection sufficiently broad to prevent any third party from developing, using or commercializing products that are similar or functionally equivalent to Shire's products or technologies. These patent rights may be challenged, revoked, invalidated, infringed or circumvented by third parties. Laws relating to such rights may in future also be changed or withdrawn.

        Additionally, Shire's products, or the technologies or processes used to formulate or manufacture those products may now, or in the future, infringe the patent rights of third parties. It is also possible that third parties will obtain patent or other proprietary rights that might be necessary or useful for the development, manufacture or sale of Shire's products. Shire may need to obtain licenses for intellectual property rights from others and may not be able to obtain these licenses on commercially reasonable terms, if at all.

        Shire also relies on trade secrets and other un-patented proprietary information, which it generally seeks to protect by confidentiality and nondisclosure agreements with its employees, consultants, advisors and partners. These agreements may not effectively prevent disclosure of confidential information and may not provide Shire with an adequate remedy in the event of unauthorized disclosure. In addition, if Shire's employees, scientific consultants or partners develop inventions or processes that may be applicable to Shire's products under development, such inventions and processes will not necessarily become Shire's property, but may remain the property of those persons or their employers.

        Shire has filed applications to register various trademarks for use in connection with its products in various countries and also, with respect to certain products, relies on the trademarks of third parties. These trademarks may not afford adequate protection or Shire or the third parties may not have the financial resources to enforce their rights under these trademarks which may enable others to use the trademarks and dilute their value.

        In the regular course of business, Shire is party to litigation or other proceedings relating to intellectual property rights. For details on intellectual property litigation see Part I, Item 3. Legal Proceedings and Note 17 "Commitments and contingencies, Legal and other proceedings" to the consolidated financial statements included in Shire's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which are incorporated by reference in this proxy statement/prospectus.

The introduction of new products by competitors may impact future revenues.

        The pharmaceutical, biotechnology and device industries are highly competitive and are characterized by substantial investment in continuous product development and technological change. Shire faces significant competition from large pharmaceutical and biotechnology companies, many of whom have substantially greater resources than Shire. In addition, many of Shire's competitors have more products and have operated longer in the fields in which Shire competes. A number of companies are pursuing the development of technologies which compete with Shire's existing products or research programs. These competitors include specialized pharmaceutical firms and large pharmaceutical companies acting either independently or together with other pharmaceutical companies. Furthermore, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection and may establish collaborative arrangements for competitive products or programs. As a result of this competition Shire's products could be rendered obsolete or uneconomic or lose market share following the development of new products, new methods of treatment, or technological advances in manufacturing or production by competitors which could adversely affect Shire's revenues, financial condition, and results of operations.

If a marketed product fails to work effectively or causes adverse side effects, this could result in damage to Shire's reputation, the withdrawal of the product and legal action against Shire.

        Unanticipated side effects or unfavorable publicity from complaints concerning any of Shire's products, or those of its competitors, could have an adverse effect on Shire's ability to obtain or maintain regulatory approvals or successfully market its products. The testing, manufacturing, marketing and sales of pharmaceutical products and medical devices entail a risk of product liability claims, product recalls, litigation and associated adverse publicity. The cost of defending against such claims is expensive even when the claims are not merited. A successful product liability claim against Shire could require Shire to pay a substantial monetary award. If, in the absence of adequate insurance coverage, Shire does not have sufficient financial resources to satisfy a liability resulting from such a claim or to fund the legal defense of such a claim, it could become insolvent. Product liability insurance coverage is expensive, difficult to obtain and may not be available in the future on acceptable terms. Although Shire carries product liability insurance when available, this coverage may not be adequate. In addition, it cannot be certain that insurance coverage for present or future products of Shire (or, following the consummation of the Merger, the combined company) will be available. Moreover, an adverse judgment in a product liability suit, even if insured or eventually overturned on appeal, could generate substantial negative publicity about Shire's products and business and inhibit or prevent commercialization of other products.

Shire is dependent on information technology and its systems and infrastructure face certain risks, including from service disruptions, the loss of sensitive or confidential information, cyber-attacks and other security breaches or data leakages that could have a material adverse effect on Shire's revenues, financial condition or results of operations.

        Shire relies to a large extent upon sophisticated information technology systems to operate its businesses. In the ordinary course of business, Shire collects, stores and transmits large amounts of confidential information (including, but not limited to, personal information and intellectual property), and it is critical that Shire does so in a secure manner to maintain the confidentiality and integrity of such confidential information. The size and complexity of Shire's information technology and information security systems, and those of third-party vendors with whom Shire contracts (and the large amounts of confidential information that is present on them), make such systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by Shire's employees or vendors, or from attacks by malicious third parties.

        Shire and its vendors' sophisticated information technology operations are spread across multiple, sometimes inconsistent platforms, which pose difficulties in maintaining data integrity across systems. The ever-increasing use and evolution of technology, including cloud-based computing, creates opportunities for the unintentional dissemination or intentional destruction of confidential information stored in Shire's systems. Shire and its vendors could also be susceptible to third party attacks on their information security systems, which attacks are of ever increasing levels of sophistication and are made by groups and individuals with a wide range of motives and expertise, including criminal groups, "hackers" and others. While Shire has taken steps to protect such information and invested heavily in information technology, there can be no assurance that these efforts will prevent service interruptions or security breaches in its systems, the loss of data or other confidential information due to a lack of redundant backup systems, or the unauthorized or inadvertent wrongful use or disclosure of confidential information that could adversely affect Shire's business operations or result in the loss, dissemination, or misuse of critical or sensitive information.

        A breach of Shire's security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of trade secrets, proprietary information, or other confidential information, whether as a result of theft, hacking, fraud, trickery or other forms of deception, or for any other cause, could enable others to produce competing products, use Shire's proprietary technology or information, and/or adversely affect Shire's business position. Further, any such interruption, security breach, loss or disclosure of confidential information, could result in financial, legal, business, and reputational harm to Shire and could have a material adverse effect on Shire's revenues, financial condition or results of operations.

        In addition, legislators and/or regulators in countries in which Shire operates are increasingly adopting or revising privacy, information security and data protection laws, as well as focusing on increased privacy-related enforcement activity, that potentially could have a significant impact on Shire's current and planned privacy, data protection and information security-related practices, its collection, use, sharing, retention and safeguarding of consumer and/or employee information, and some of its current or planned business activities.

Risks Related to Baxalta's Business

If Baxalta is unable to successfully introduce new products, encounters negative developments with respect to its existing products or fails to keep pace with advances in technology, Baxalta's business, financial condition and results of operations could be adversely affected.

        Baxalta currently relies on the revenues generated from its principal products, including ADVATE, FEIBA and GAMMAGARD LIQUID. Although Baxalta has developed and continues to develop additional products for commercial introduction, Baxalta may be substantially dependent on sales from these products for many years. Any negative developments relating to any of these products, such as safety or efficacy issues, the introduction or greater acceptance of competing products, constraints on product pricing or price increases, changes in reimbursement policies of third parties or adverse regulatory or legislative developments, may reduce Baxalta's revenues and adversely affect Baxalta's results of operations.

        Baxalta needs to successfully introduce new products to achieve its strategic business objectives. Product development requires substantial investment and there is inherent risk in the research and development ("R&D") process. A successful product development process depends on many factors, including Baxalta's ability to properly anticipate and satisfy customer needs, adapt to new technologies, obtain regulatory approvals on a timely basis, demonstrate satisfactory clinical results, manufacture products in an economical and timely manner and differentiate Baxalta's products from those of its competitors. If Baxalta cannot successfully introduce new products or adapt to changing technologies, Baxalta's products may become obsolete and its revenue and profitability could suffer.

        In November 2015, Baxalta received regulatory approval for ADYNOVATE in the United States. ADYNOVATE is an extended half-life recombinant factor VIII (rFVIII) treatment for hemophilia A based on ADVATE. While ADVATE is expected to continue to be an important revenue-driver for the company, ADYNOVATE is an alternative for patients preferring an extended half-life treatment, which allows for fewer doses and may be preferable in terms of convenience to some patients. If Baxalta does not receive regulatory approvals for the commercialization of ADYNOVATE outside of the United States, or if Baxalta is unable to successfully execute on its plans to commercialize ADYNOVATE, Baxalta's future revenue growth and results of operations may be adversely affected to the extent that extended half-life and similar products otherwise adversely affect ADVATE results. Along with the risk that additional regulatory approvals may not be received, factors that may prevent Baxalta from successfully meeting its plans for the launch and commercialization of ADYNOVATE include the availability of competitive products; any reputational damage that may result from adverse experiences or events that may occur with patients treated with ADYNOVATE; any successful challenge with respect to rights in Baxalta's exclusive ownership of the PEGylation technology utilized in ADYNOVATE; and other risks described in these "Risk Factors—Risks Related to Baxalta's Business" related to the operation of Baxalta's business and the sales of products of the business.

        Baxalta's pipeline also includes additional extended half-life therapies for hemophilia A and other potential new treatments for hemophilia A and B (including gene therapy) and a recombinant treatment for patients with inhibitors, as well as treatments in other areas of unmet medical need (including oncology), each of which remains subject to additional clinical development risks in addition to the factors listed above. For a discussion of Baxalta's R&D activities and product pipelines, see "Description of Baxalta Incorporated—Management's Discussion and Analysis of Financial Condition and Results of Operations for Baxalta—Executive Summary—Research and Development and External Innovation" and "Description of Baxalta Incorporated—Business—Building a Diversified Biopharmaceutical Pipeline," respectively.

Issues with product quality could have a material adverse effect upon Baxalta's business, subject Baxalta to regulatory actions and cause a loss of customer confidence in Baxalta or its products.

        Baxalta's success depends upon the quality of its products. Quality management plays an essential role in meeting customer requirements, preventing defects, improving Baxalta's products and services and assuring the safety and efficacy of Baxalta's products. Baxalta's future success depends on its ability to maintain and continuously improve its quality management program. While Baxalta has one quality system deployed globally that covers the lifecycle of its products, quality and safety issues may occur with respect to any of these products at any stage. A quality or safety issue may result in adverse inspection reports, warning letters, product recalls or seizures, monetary sanctions, injunctions to halt manufacture and distribution of products, civil or criminal sanctions, costly litigation, refusal of a government to grant approvals and licenses, restrictions on operations or withdrawal of existing approvals and licenses. An inability to address a quality or safety issue in an effective and timely manner may also cause negative publicity, a loss of customer confidence in Baxalta or its current or future products, which may result in the loss of sales and difficulty in successfully launching new products. Additionally, Baxalta has made and continues to make significant investments in assets, including inventory and property, plant and equipment, which relate to potential new products or modifications to existing products. Product quality or safety issues may restrict Baxalta from being able to realize the expected returns from these investments, potentially resulting in asset impairments in the future.

        Unaffiliated third party suppliers provide a number of goods and services to Baxalta's research and development, clinical and manufacturing organizations. Third party suppliers are required to comply with Baxalta's quality standards. Failure of a third party supplier to provide compliant raw materials or supplies could result in delays, service interruptions or other quality related issues that may negatively impact Baxalta's business results. In addition, some of the raw materials employed in Baxalta's production processes are derived from human and animal origins, requiring robust controls to eliminate the potential for introduction of pathogenic agents or other contaminants.

Baxalta is subject to a number of existing laws and regulations, non-compliance with which could adversely affect Baxalta's business, financial condition and results of operations, and Baxalta is susceptible to a changing regulatory environment.

        As a biopharmaceutical company, Baxalta's operations and products, and those of its customers, are regulated by numerous government agencies, both inside and outside the United States. The impact of this on Baxalta is direct to the extent Baxalta is subject to these laws and regulations, and indirect in that in a number of situations, even though Baxalta may not be directly regulated by specific biopharmaceutical laws and regulations, Baxalta's products must be capable of being used by its customers in a manner that complies with those laws and regulations.

        The manufacture, distribution, marketing and use of Baxalta's products are subject to extensive regulation and scrutiny by the FDA and other regulatory authorities globally. In particular, regulation of the development, manufacture, and sale of biologics (including biosimilars) may be more complex and require greater expenditures than the regulations applicable to other pharmaceutical products. Any new product must undergo lengthy and rigorous testing and other extensive, costly and time-consuming procedures mandated by FDA and foreign regulatory authorities. Changes to current products may be subject to vigorous review, including multiple regulatory submissions, and approvals are not certain. Baxalta's facilities must be licensed prior to production and remain subject to inspection from time to time thereafter. Failure to comply with the requirements of FDA or other regulatory authorities, including a failed inspection or a failure in Baxalta's adverse event reporting system, could result in adverse inspection reports, warning letters, product recalls or seizures, monetary sanctions, injunctions to halt the manufacture and distribution of products, civil or criminal sanctions, refusal of a government to grant approvals or licenses, restrictions on operations or withdrawal of existing approvals and licenses. Any of these actions could cause a loss of customer confidence in Baxalta and its products, which could adversely affect Baxalta's sales. The requirements of regulatory authorities, including interpretative guidance, are subject to change and compliance with additional or changing requirements or interpretative guidance may subject Baxalta to further review, result in product launch delays or otherwise increase Baxalta's costs. For information on current regulatory issues affecting Baxalta, see "Description of Baxalta Incorporated—Business—Regulation." In connection with these issues, there can be no assurance that additional costs or civil and criminal penalties will not be incurred, that additional regulatory actions with respect to Baxalta will not occur, that Baxalta will not face civil claims for damages from purchasers or users, that substantial additional charges or significant asset impairments may not be required, that sales of other products may not be adversely affected, or that additional regulation will not be introduced that may adversely affect Baxalta's operations and consolidated and combined financial statements.

        The sales, marketing and pricing of products and relationships that biopharmaceutical companies have with healthcare providers are under increased scrutiny by federal, state and foreign government agencies. Compliance with the Anti-Kickback Statute, False Claims Act, Food, Drug and Cosmetic Act (including the parts that relate to off-label promotion of products) and other healthcare related laws, as well as competition, data and patient privacy and export and import laws, is under increased focus by the agencies charged with overseeing such activities, including FDA, the Office of the Inspector General within the Department of Health and Human Services, or OIG, the Department of Justice, or DOJ and the U.S. Federal Trade Commission, or FTC. The DOJ and the SEC have also increased their focus on the enforcement of the U.S. Foreign Corrupt Practices Act, or FCPA, particularly as it relates to the conduct of biopharmaceutical companies. The FCPA and similar anti-bribery laws generally prohibit companies and their employees, contractors or agents from making improper payments to government officials for the purpose of obtaining or retaining business. Healthcare professionals in many countries are employed by the government and consequently may be considered government officials. Foreign governments have also increased their scrutiny of biopharmaceutical companies' sales and marketing activities and relationships with healthcare providers and competitive practices generally. The laws and standards governing the promotion, sale and reimbursement of Baxalta's products and those governing Baxalta's relationships with healthcare providers and governments, including the Sunshine Act enacted under the Patient Protection and Affordable Care Act, or the PPACA, can be complicated, are subject to frequent change and may be violated unknowingly. Baxalta has compliance programs in place, including policies, training and various forms of monitoring, designed to address these risks. Nonetheless, these programs and policies may not always protect Baxalta from conduct by individual employees that violate these laws. Violations, or allegations of violations, of these laws may result in large civil and criminal penalties, debarment from participating in government programs, diversion of management time, attention and resources and may otherwise have a material adverse effect on Baxalta's business, financial condition and results of operations. For more information related to Baxalta's ethics and compliance programs, see "Description of Baxalta Incorporated—Business—Ethics and Compliance." For more information related to Baxalta's legal proceedings, see Note 16 to Baxalta's audited consolidated and combined financial statements included elsewhere in this proxy statement/prospectus.

        The laws and regulations discussed above are broad in scope and subject to evolving interpretations, which could require Baxalta to incur substantial cost associated with compliance or to alter one or more of Baxalta's sales and marketing practices and may subject Baxalta to enforcement actions which could adversely affect Baxalta's business, financial condition and results of operations.

Baxalta's products face substantial competition in the product markets in which it operates.

        Baxalta faces substantial competition throughout its business from international and domestic biopharmaceutical companies of all sizes. Competition is primarily focused on cost-effectiveness, price, service, product effectiveness and quality, patient convenience, and technological innovation.

        Competition may increase further as existing competitors enhance their offerings or additional companies enter Baxalta's markets or modify their existing products to compete directly with Baxalta's products. If Baxalta's competitors respond more quickly to new or emerging technologies and changes in customer requirements, Baxalta's products may be rendered obsolete or non-competitive. If Baxalta's competitors develop more effective or affordable products, or achieve earlier patent protection or product commercialization than Baxalta does, its operations will likely be negatively affected. If Baxalta is forced to reduce its prices due to increased competition, Baxalta's business could become less profitable. Baxalta's sales could be adversely affected if any of its contracts with customers (including with hospitals, treatment centers and other health care providers, distributors, group purchasing organizations and integrated delivery networks) are terminated due to increased competition or otherwise.

If Baxalta's business development activities are unsuccessful, Baxalta's business could suffer and Baxalta's financial performance could be adversely affected.

        As part of Baxalta's long-term strategy, Baxalta is engaged in business development activities including evaluating and consummating acquisitions, joint research and development opportunities, technology licensing arrangements and other opportunities. These activities may result in substantial investment of Baxalta's resources. Baxalta's success developing products or expanding into new markets from such activities will depend on a number of factors, including Baxalta's ability to find suitable opportunities for acquisition, investment or alliance; whether Baxalta is able to complete an acquisition, investment or alliance on terms that are satisfactory to Baxalta; the strength of the other company's underlying technology, products and ability to execute its business strategies; any intellectual property and litigation related to these products or technology; and Baxalta's ability to successfully integrate the acquired company, business, product, technology or research into Baxalta's existing operations, including the ability to adequately fund acquired in-process research and development projects and to maintain adequate controls over the combined operations. Certain of these activities are subject to antitrust and competition laws, which laws could impact Baxalta's ability to pursue strategic transactions and could result in mandated divestitures in the context of proposed acquisitions. If Baxalta is unsuccessful in its business development activities, Baxalta may be unable to meet its financial targets and Baxalta's financial performance could be adversely affected.

        For more information on recent business development activities, see "Description of Baxalta Incorporated—Management's Discussion and Analysis of Financial Condition and Results of Operations for Baxalta—Executive Summary—Research and Development and External Innovation" "Description of Baxalta Incorporated—Business—Research and Development Activities" and "Description of Baxalta Incorporated—Business—Collaboration."

Baxalta's growth strategy depends upon its ability to expand its product portfolio through external collaborations, which, if unsuccessful, may adversely affect the development and sale of its products.

        Baxalta intends to continue to explore opportunities to enter into collaboration agreements and external alliances with other parties, focusing on hematology, oncology and immunology. These third party collaborators may include other biopharmaceutical companies, academic and research institutions, governments and government agencies and other public and private research organizations.

        These third party collaborators are often directly responsible for clinical development under these types of arrangements, and Baxalta does not have the same level of decision-making capabilities for the prioritization and management of development-related activities as it does for its internal research and development activities. Failures by these partners to meet their contractual, regulatory, or other obligations to Baxalta, or any disruption in the relationships between Baxalta and these partners, could have a material adverse effect on Baxalta's pipeline and business. In addition, Baxalta's collaborative relationships for research and development extend for many years and may give rise to disputes regarding the relative rights, obligations and revenues of Baxalta and its partners, including the ownership of intellectual property and associated rights and obligations. These could result in the loss of intellectual property rights or other intellectual property protections, delay the development and sale of potential pharmaceutical products, and lead to lengthy and expensive litigation or arbitration.

        Long-term public-private partnerships with governments and government agencies, including in certain emerging markets, may include technology transfers to support local manufacturing capacity and technical expertise. Baxalta cannot predict whether these types of transfers and arrangements will become more common in the future. These types of technology transfers and similar arrangements could have a material adverse effect on Baxalta's results of operations as a result of lost exclusivity with respect to certain manufacturing and technical capabilities, particularly if this model becomes widely used. Public-private partnerships are also subject to risks of doing business with governments and government agencies, including risks related to sovereign immunity, shifts in the political environment, changing economic and legal conditions and social dynamics.

        For more information on Baxalta's current pipeline, see "Description of Baxalta Incorporated—Business—Building a Diversified Biopharmaceutical Pipeline."

If reimbursement or other payment for Baxalta's current or future products is reduced or modified in the United States or abroad, including through the implementation of government-sponsored healthcare reform or other similar actions, cost containment measures, or changes to policies with respect to pricing, taxation or rebates, then Baxalta's business could suffer.

        Sales of Baxalta's products depend, in part, on the extent to which the costs of its products are paid by both public and private payors. These payors include Medicare, Medicaid, and private health care insurers in the United States and foreign governments and third-party payors outside the United States. Public and private payors are increasingly challenging the prices charged for pharmaceutical products and services. Baxalta may continue to experience continued downward pricing pressures from any or all of these payors which could result in a material adverse effect on its business, financial condition and operational results.

        Global efforts toward healthcare cost containment continue to exert pressure on product pricing. Governments around the world use various mechanisms to control healthcare expenditures such as price controls, the formation of public contracting authorities, product formularies (lists of recommended or approved products), and competitive tenders which require the submission of a bid to sell products. Sales of Baxalta's products are dependent, in part, on the availability of reimbursement by government agencies and healthcare programs, as well as insurance companies and other private payors. In much of Europe, Latin America, Asia and Australia, for example, the government provides healthcare at low cost to patients, and controls its expenditures by purchasing products through public tenders, collective purchasing, regulating prices, setting reference prices in public tenders or limiting reimbursement or patient access to certain products. Additionally, austerity measures or other reforms by foreign governments may limit, reduce or eliminate payments for Baxalta's products and adversely affect both pricing flexibility and demand for its products.

        For example, in the United States the PPACA, which was signed into law in March 2010, includes several provisions that impact Baxalta's businesses in the United States, including increased Medicaid rebates and an expansion of the 340B Drug Pricing Program, which provides certain qualified entities, such as hospitals serving disadvantaged populations, with discounts on the purchase of drugs for outpatient use and an excise tax on the sale of certain drugs. Baxalta may also experience downward pricing pressure as the PPACA reduces Medicare and Medicaid payments to hospitals and other providers. While it is intended to expand health insurance coverage and increase access to medical care generally, the long-term impact of the PPACA on Baxalta's business and the demand for Baxalta's products is uncertain.

        As a result of these and other measures, including future measures or reforms that cannot be predicted, reimbursement may not be available or sufficient to allow Baxalta to sell its products on a competitive basis. Legislation and regulations affecting reimbursement for Baxalta's products may change at any time and in ways that may be adverse to Baxalta. Baxalta cannot predict the impact of these pressures and initiatives, or any negative effects of any additional regulations that may affect Baxalta's business.

The nature of producing plasma-based therapies may prevent Baxalta from timely responding to market forces and effectively managing its production capacity.

        The production of plasma-based therapies is a lengthy and complex process, and Baxalta sources its plasma both externally and internally through BioLife Plasma Services L.P., or BioLife, its wholly-owned subsidiary. Efforts to increase the collection of plasma or the production of plasma-based therapies may include the construction and regulatory approval of additional plasma collection facilities and plasma fractionation facilities. Baxalta is in the process of building a state-of-the-art manufacturing facility near Covington, Georgia to support growth of its plasma-based treatments, with commercial production scheduled to begin in 2018. The development of such facilities involves a lengthy regulatory process and is highly capital intensive. In addition, access to and transport and use of plasma may be subject to restrictions by governmental agencies both inside and outside the United States. As a result, Baxalta's ability to match its collection and production of plasma-based therapies to market demand is imprecise and may result in a failure to meet market demand for its plasma-based therapies or, alternatively, an oversupply of inventory. Failure to meet market demand for Baxalta's plasma-based therapies may result in customers transitioning to available competitive products resulting in a loss of market share or customer confidence. In the event of an oversupply, Baxalta may be forced to lower the prices it charges for some of its plasma-based therapies, close collection and processing facilities, record asset impairment charges or take other action which may adversely affect Baxalta's business, financial condition and results of operations.

If Baxalta is unable to obtain sufficient components or raw materials on a timely basis or if it experiences other manufacturing or supply difficulties, its business may be adversely affected.

        The manufacture of Baxalta's products requires the timely delivery of sufficient amounts of quality materials. Baxalta manufactures its products in more than ten manufacturing facilities around the world. Baxalta acquires its materials from many suppliers in various countries and works closely with its suppliers to ensure the continuity of supply, but cannot guarantee these efforts will always be successful. Further, while efforts are made to diversify its sources of components and materials, in certain instances Baxalta acquires components and materials from a sole supplier. For most of its components and materials for which a sole supplier is used, Baxalta believes that alternative sources of supply exist and has made a strategic determination to use a sole supplier. In very limited instances, however, including with respect to a single material used in ADVATE, ADYNOVATE and HYQVIA, Baxalta relies on sole supplier relationships for which no alternatives have currently been identified. Although Baxalta does carry strategic inventory and maintains insurance to mitigate the potential risk related to any related supply disruption, there can be no assurance that such measures will be effective. Due to the regulatory environment in which it operates, Baxalta may be unable to quickly establish additional or replacement sources for some materials. A reduction or interruption in supply, and an inability to develop alternative sources for such supply, could adversely affect Baxalta's ability to manufacture its products in a timely or cost-effective manner or to make product sales.

        Many of Baxalta's products are difficult to manufacture. This is due to the complex nature of manufacturing pharmaceuticals, particularly biologics, as well as the strict regulatory regimes governing Baxalta's manufacturing operations. Variations in the manufacturing process may result in production failures which could lead to launch delays, product shortages, unanticipated costs, lost revenues and damage to Baxalta's reputation. A failure to identify and address manufacturing problems prior to the release of products to Baxalta's customers may also result in quality or safety issues, which could result in significant recalls, remediations or other costs.

        Several of Baxalta's products are manufactured at a single manufacturing facility or stored at a single storage site. Loss or damage to a manufacturing facility or storage site due to a natural disaster or otherwise could adversely affect Baxalta's ability to manufacture sufficient quantities of key products or otherwise deliver products to meet customer demand or contractual requirements which may result in a loss of revenue and other adverse business consequences. Because of the time required to obtain regulatory approval and licensing of a manufacturing facility, a third party manufacturer may not be available on a timely basis to replace production capacity in the event Baxalta loses manufacturing capacity or products are otherwise not available due to natural disaster, regulatory action or otherwise.

If Baxalta is unable to protect its patents or other proprietary rights, or if Baxalta infringes the patents or other proprietary rights of others, its competitiveness and business prospects may be materially damaged.

        Patent and other proprietary rights are essential to Baxalta's business. Baxalta's success depends to a significant degree on its ability to obtain and enforce patents and licenses to patent rights, both in the

United States and in other countries. Baxalta cannot guarantee that pending patent applications will result in issued patents, that patents issued or licensed will not be challenged or circumvented by competitors, that the patents and other intellectual property rights of Baxalta and its business partners will not be found to be invalid or that the intellectual property rights of others will not prevent Baxalta from selling its products or from executing on its strategies.

        The patent position of a biopharmaceutical company is often uncertain and involves complex legal and factual questions. Significant litigation concerning patents and products is pervasive in Baxalta's industry. Patent claims include challenges to the coverage and validity of Baxalta's patents on products or processes as well as allegations that Baxalta's products infringe patents held by competitors or other third parties. A loss in any of these types of cases could result in a loss of patent protection or the ability to market products, which could lead to a significant loss of sales, or otherwise materially affect future results of operations. Baxalta also relies on trademarks, copyrights, trade secrets and know-how to develop, maintain and strengthen Baxalta's competitive positions. Third parties may know, discover or independently develop equivalent proprietary information or techniques, or they may gain access to Baxalta's trade secrets or disclose Baxalta's trade secrets to the public.

        Although Baxalta employees, consultants, parties to collaboration agreements and other business partners are generally subject to confidentiality or similar agreements to protect Baxalta's confidential and proprietary information, these agreements may be breached, and Baxalta may not have adequate remedies for any breach. In addition, Baxalta's trade secrets may otherwise become known or be independently discovered by competitors. To the extent that Baxalta's employees, consultants, parties to collaboration agreements and other business partners use intellectual property owned by others in their work for Baxalta, disputes may arise as to the rights in related or resulting know-how and inventions.

        Furthermore, Baxalta's intellectual property, other proprietary technology and other sensitive company data is potentially vulnerable to loss, damage or misappropriation from system malfunction, computer viruses, unauthorized access to data or misappropriation or misuse thereof by those with permitted access and other events. While Baxalta has invested to protect its intellectual property and other data, and continues to work diligently in this area, there can be no assurance that its precautionary measures will prevent breakdowns, breaches, cyber incidents or other events. Such events could have a material adverse effect on Baxalta's reputation, business, financial condition or results of operations.

        Misappropriation or other loss of Baxalta's intellectual property from any of the foregoing could have a material adverse effect on Baxalta's competitive position and may cause it to incur substantial litigation costs.

Baxalta faces competition in the development of relationships with research, academic and governmental institutions.

        Baxalta faces competition for marketing, distribution and collaborative development agreements, for establishing relationships with academic and research institutions, and for licenses to intellectual property. In addition, academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for discovery, research, clinical development and marketing of products similar to Baxalta's products. These companies and institutions compete with Baxalta in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to Baxalta's programs. If Baxalta is unable to successfully compete with these companies and institutions, its business may suffer.

Baxalta is subject to risks associated with doing business globally.

        Baxalta's operations are subject to risks inherent in conducting business globally and under the laws, regulations and customs of various jurisdictions and geographies. These risks include changes in exchange controls and other governmental actions, loss of business in government and public tenders that are held annually in many cases, increasingly complex labor environments, availability of raw materials, changes in taxation, export control restrictions, changes in or violations of U.S. or local laws (including the FCPA and the United Kingdom Bribery Act), dependence on a few government entities as customers, pricing restrictions, economic and political instability (including instability as it relates to the Euro and currencies in certain emerging market countries), disputes between countries, diminished or insufficient protection of intellectual property, and disruption or destruction of operations in a significant geographic region regardless of cause, including war, terrorism, riot, civil insurrection, shifts in the political environment or social unrest. Failure to comply with, or material changes to, the laws and regulations that affect Baxalta's global operations could have a material adverse effect on Baxalta's business, financial condition or results of operations.

Changes in foreign currency exchange rates and interest rates could have a material adverse effect on Baxalta's operating results and liquidity.

        Baxalta generates a substantial portion of its revenue (approximately 45% of its total revenue in 2015) outside the United States. As a result, Baxalta's financial results may be adversely affected by fluctuations in foreign currency exchange rates. Baxalta cannot predict with any certainty changes in foreign currency exchange rates or the ability of Baxalta to mitigate these risks. Baxalta may experience additional volatility as a result of inflationary pressures and other macroeconomic factors in certain emerging market countries. Baxalta is also exposed to changes in interest rates, and Baxalta's ability to access the money markets and capital markets could be impeded if adverse liquidity market conditions occur.

        For discussion of the financial impact of foreign exchange rate and interest rate fluctuations, and the ways and extent to which Baxalta attempts to mitigate such impact, see "Description of Baxalta Incorporated—Management's Discussion and Analysis of Financial Condition and Results of Operations for Baxalta—Quantitative and Qualitative Disclosures about Market Risk."

Changes in tax laws or exposure to additional income tax liabilities may have a negative impact on Baxalta's operating results.

        Tax policy reform continues to be a topic of discussion in the United States. A significant change to the tax system in the United States, including changes to the taxation of international income, could have a material adverse effect upon Baxalta's results of operations. Because Baxalta operates in multiple income tax jurisdictions both inside and outside the United States, it is subject to tax audits in various jurisdictions. Tax authorities may disagree with certain positions the company has taken and assess additional taxes and related penalties. Baxalta regularly assesses the likely outcomes of these audits in order to determine the appropriateness of its tax provision. However, Baxalta may not accurately predict the outcome of these audits, and as a result the actual outcome of these audits may have a material adverse impact on the company's financial results. For more information on Baxalta's income taxes, see Note 14 to the audited combined financial statements included elsewhere in this proxy statement/prospectus.

Baxalta is increasingly dependent on information technology systems, and Baxalta's systems and infrastructure face certain risks, including from cyber security breaches and data leakage.

        Baxalta relies upon its technology systems and infrastructure. Baxalta's technology systems are potentially vulnerable to breakdown or other interruption by fire, power loss, system malfunction, unauthorized access and other events. Likewise, data privacy breaches by employees and others with both permitted and unauthorized access to Baxalta's systems may pose a risk that sensitive data may be exposed to unauthorized persons or to the public, or may be permanently lost. The increasing use and evolution of technology, including cloud-based computing, creates additional opportunities for the unintentional dissemination of information or intentional destruction of confidential information stored in Baxalta's systems or in non-encrypted portable media or storage devices. Baxalta could also experience a business interruption, information theft of confidential information, or reputational damage from industrial espionage attacks, malware or other cyber incidents, which may compromise Baxalta's system infrastructure or lead to data leakage, either internally or at Baxalta's third-party providers or other business partners. While Baxalta has invested heavily in the protection of data and information technology and in related training, there can be no assurance that these efforts will prevent significant breakdowns, data leakages, breaches in Baxalta's systems or other cyber incidents that could have a material adverse effect upon the reputation, business, operations or financial condition of Baxalta. In addition, significant implementation issues may arise as Baxalta seeks to consolidate and outsource certain computer operations and application support activities.

If Baxalta fails to attract and retain key employees Baxalta's business may suffer.

        Baxalta's ability to compete effectively depends on its ability to attract and retain key employees, including people in senior management, research and sales and marketing. Competition for top talent in the biopharmaceuticals business can be intense. Baxalta's ability to recruit and retain such talent will depend on a number of factors, including hiring practices of Baxalta's competitors, compensation and benefits, work location, work environment and industry economic conditions. The announcement of the merger may also adversely affect Baxalta's ability to attract and retain employees. If Baxalta cannot effectively hire and retain qualified employees, its business could suffer.

Baxalta is subject to pending lawsuits.

        Baxalta is a defendant in certain pending lawsuits and may be named as a defendant in future patent, product liability or other lawsuits, including lawsuits that may relate to its business prior to the separation. These current and future matters may result in a loss of patent protection, reduced revenue, significant liabilities and diversion of Baxalta's management's time, attention and resources. Given the uncertain nature of litigation generally, Baxalta is not able in all cases to estimate the amount or range of loss that could result from an unfavorable outcome in these current matters. In view of these uncertainties, the outcome of these matters may result in charges in excess of any established reserves. Protracted litigation, including any adverse outcomes, may have a material adverse impact on the business, operations or financial condition of Baxalta. Even claims without merit could subject Baxalta to adverse publicity and require Baxalta to incur significant legal fees. For more information regarding legal proceedings involving Baxalta refer to Note 16 to the audited consolidated and combined financial statements included elsewhere in this proxy statement/prospectus.

Current or worsening economic conditions may adversely affect Baxalta's business and financial condition.

        Baxalta's ability to generate cash flows from operations could be affected if there is a material decline in the demand for Baxalta's products, in the solvency of its customers or suppliers, or deterioration in Baxalta's key financial ratios or credit ratings. Current or worsening economic conditions may adversely affect the ability of Baxalta's customers (including governments) to pay for its products and services, and the amount spent on healthcare generally. This could result in a decrease in the demand for Baxalta's products and services, declining cash flows, longer sales cycles, slower adoption of new technologies and increased price competition. These conditions may also adversely affect certain of Baxalta's suppliers, which could cause a disruption in Baxalta's ability to produce its products. In addition, global economic conditions and liquidity issues in certain countries have resulted, and may continue to result, in delays in the collection of receivables and credit losses. In particular, Baxalta has significant accounts receivable related to its Hemobrás partnership in Brazil ($207 million at December 31, 2015). These conditions may also impact the stability of the Euro or other currencies in which Baxalta does business.

Although biosimilars represent a developing opportunity for Baxalta, the market has an uncertain regulatory framework, and Baxalta and its partners may not be able to successfully develop and introduce biosimilar products.

        Baxalta is actively working to develop and commercialize biosimilar products, including with its partners. Uncertainty remains concerning both the regulatory pathway in the United States and in other countries to obtain approval of biosimilar products and the commercial pathway to successfully market and sell such products. The Biologics Price Competition and Innovation Act, or the BPCIA, which was passed on March 23, 2010 as Title VII to the PPACA, authorizes FDA to approve biosimilars through a more abbreviated pathway as compared to new biologics. Although in March 2015 FDA approved the first biosimilar drug in the United States and recently approved a second biosimilar drug, the approval pathway for biosimilar applications remains relatively untested and is subject to ongoing guidance from FDA. Delays and uncertainties in these approval pathways may result in delays or difficulties in the approval of Baxalta's biosimilar products by regulatory authorities, subject Baxalta to unanticipated development costs or otherwise reduce the value of the investments Baxalta has made in biosimilars. Any such delays, difficulties or unanticipated costs could impact the profitability of Baxalta's biosimilars products.

        Even if Baxalta and its partners are able to obtain approvals from FDA or other relevant regulatory authorities, Baxalta's biosimilar products and partnerships may not be commercially successful and may not generate profits in amounts that are sufficient to offset the amount invested to develop such biosimilars and obtain such approvals. Biosimilar products could be subject to extensive patent clearances and patent infringement litigation, which could delay or prevent the commercial launch of a product for many years. Market success of biosimilar products will depend on demonstrating to patients, physicians and payors (such as insurance companies) that such products are safe and effective compared to other existing products and offer a more competitive price or other benefit over existing therapies. If Baxalta's competitors develop biosimilar products more quickly or more efficiently than Baxalta does, Baxalta may not be able to effectively execute on its biosimilar strategy. Depending on the outcome of these risks, Baxalta's sales of biosimilar products and related profitability may not meet Baxalta's expectations, and Baxalta's results of operations or financial condition could be adversely affected. For more information on biosimilars, see "Description of Baxalta Incorporated—Business—Intellectual Property" and "—Regulation."

Risks Related to Baxalta's Separation and Distribution

Baxalta has only operated as an independent company since July 1, 2015, and Baxalta's historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

        The historical information about Baxalta prior to July 1, 2015 included in this proxy statement/prospectus refers to Baxalta's business as operated by and integrated with Baxter. Baxalta's historical financial information for such periods was derived from the consolidated financial statements and accounting records of Baxter. Accordingly, such historical financial information does not necessarily reflect the financial condition, results of operations or cash flows that Baxalta would have achieved as a separate, publicly traded company during the periods presented or those that Baxalta will achieve in the future primarily as a result of the following factors:

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  Prior to the separation, Baxalta's business was operated by Baxter as part of its broader corporate organization, rather than as an independent company. Baxter or one of its affiliates performed various corporate functions for Baxalta, such as tax, treasury, finance, audit, risk management, legal, information technology, human resources, stockholder relations, compliance, shared services, insurance, employee benefits and compensation. Following the separation, Baxter has continued to provide some of these functions to Baxalta, as described in "Description of Baxalta Incorporated—Business—Third Party Agreements and Agreements with Baxter." Baxalta's historical financial results reflect allocations of corporate expenses from Baxter for such functions. These allocations may not be indicative of the actual expenses Baxalta would have incurred had it operated as an independent, publicly traded company in the periods presented. Baxalta will make significant investments to replicate or outsource from other providers certain facilities, systems, infrastructure, and personnel to which Baxalta no longer has access as a result of the separation. These initiatives to develop Baxalta's independent ability to operate without access to Baxter's existing operational and administrative infrastructure will be costly to implement. Baxalta may not be able to operate its business efficiently or at comparable costs, and its profitability may decline.

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  Prior to the separation, Baxalta's business was integrated with the other businesses of Baxter. Baxalta was able to utilize Baxter's size and purchasing power in procuring various goods and services and shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although Baxalta has entered into transition agreements with Baxter, these arrangements may not fully capture the benefits Baxalta enjoyed as a result of being integrated with Baxter and may result in Baxalta paying higher charges than in the past for these services. As a separate, independent company, Baxalta may be unable to obtain goods and services at the prices and terms obtained prior to the separation, which could decrease Baxalta's overall profitability. As a separate, independent company, Baxalta may also not be as successful in negotiating favorable tax treatments and credits with governmental entities. This could have a material adverse effect on Baxalta's results of operations and financial condition for periods following the distribution.

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  Generally, prior to the separation, Baxalta's working capital requirements and capital for its general corporate purposes, including acquisitions, R&D and capital expenditures, were satisfied as part of the corporate-wide cash management policies of Baxter. Following the separation, Baxalta may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements.

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  After the separation, the cost of capital for Baxalta's business may be higher than Baxter's cost of capital prior to the separation.

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  Baxalta's historical financial information does not reflect its obligations to purchase from Baxter certain operations and assets, and assume the corresponding liabilities, of Baxalta's business after the separation date.

        Other significant changes may occur in Baxalta's cost structure, management, financing and business operations as a result of operating as a company separate from Baxter. For additional information about the past financial performance of Baxalta's business and the basis of presentation of the historical consolidated and combined financial statements of Baxalta's business, see "Description of Baxalta Incorporated—Management's Discussion and Analysis of Financial Condition and Results of Operations for Baxalta" and Baxalta's audited consolidated and combined financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.

As Baxalta builds its information technology infrastructure and transitions its data to its own systems, Baxalta could incur substantial additional costs and experience temporary business interruptions.

        Since the separation, Baxalta has begun installing and implementing information technology infrastructure to support its critical business functions, including accounting and reporting, manufacturing process control, quality and compliance systems, customer service, inventory control and distribution. Baxalta may incur temporary interruptions in business operations if it cannot transition effectively from Baxter's existing transactional and operational systems, data centers and the transition services that support these functions as Baxalta replaces these systems. Baxalta may not be successful in implementing its new systems and transitioning its data, and it may incur substantially higher costs for implementation than currently anticipated. Baxalta's failure to avoid operational interruptions as it implements the new systems and replaces Baxter's information technology services, or its failure to implement the new systems and replace Baxter's services successfully, could disrupt its business and have a material adverse effect on its profitability. In addition, if Baxalta is unable to replicate or transition certain systems, its ability to comply with regulatory requirements could be impaired.

Baxter may not satisfy its obligations under various transaction agreements that have been executed as part of the separation or Baxalta may not have necessary systems and services in place when certain of the transition agreements expire.

        In connection with the separation, Baxalta and Baxter entered into a separation and distribution agreement and entered into various other agreements, including a transition services agreement, a tax matters agreement, a long term services agreement, a manufacturing and supply agreement, an employee matters agreement, a trademark license agreement, a Galaxy license agreement, an international commercial operations agreement, a shareholder's and registration rights agreement with respect to Baxter's continuing ownership of Baxalta common stock and certain other commercial agreements, each of which is defined below. These agreements are discussed in greater detail in the section titled "Description of Baxalta Incorporated—Business—Third Party Agreements and Agreements with Baxter." Certain of these agreements provide for the performance of services by each company for the benefit of the other for a period of time after the distribution. Baxalta will rely on Baxter to satisfy its performance and payment obligations under these agreements. If Baxter is unable to satisfy its obligations under these agreements, including its indemnification obligations, Baxalta could incur operational difficulties or losses.

        If Baxalta does not have its own systems and services in place, or if Baxalta does not have agreements with other providers of these services when the transition agreements terminate, Baxalta may not be able to operate its business effectively and its profitability may decline. Baxalta is in the process of creating its own, or engaging third parties to provide, systems and services to replace many of the systems and services Baxter currently provides to it. Baxalta may not be successful in effectively or efficiently implementing these systems and services or in transitioning data from Baxter's systems to Baxalta's, which could disrupt Baxalta's business and have a material adverse effect on its profitability. These systems and services may also be more expensive or less efficient than the systems and services Baxter is providing and is expected to provide during the transition period.

Potential indemnification liabilities to Baxter pursuant to the separation and distribution agreement could materially adversely affect Baxalta.

        The separation and distribution agreement with Baxter provides for, among other things, provisions governing the relationship between Baxter and Baxalta with respect to and resulting from the separation. For a description of the separation and distribution agreement, see "Description of Baxalta Incorporated—Business—Third Party Agreements and Agreements with Baxter—The Separation and Distribution Agreement," which includes additional details regarding the scope of Baxalta's indemnification obligations. Among other things, the separation and distribution agreement provides for indemnification obligations designed to make Baxalta financially responsible for many liabilities that may exist relating to its business activities, whether incurred prior to or after the separation pursuant to the separation and distribution agreement, including any pending or future litigation. These indemnification liabilities are intended to ensure that, as between Baxter and Baxalta, Baxalta is responsible for all liabilities assumed by it in connection with the separation, and that any liability incurred by Baxter (including its directors, officers, employees and agents) related to Baxalta's failure to satisfy such obligations or otherwise in respect of Baxalta's operation of its business or any breach by Baxalta of the separation and distribution agreement or any ancillary agreement is paid by Baxalta, provided that such indemnification obligations shall not extend to individuals who were or become directors, officers, employees or agents of Baxalta if such persons would not be eligible for indemnification under Baxter organizational documents for the underlying matter or if the Baxter directors' and officers' insurance policy would not cover such persons in connection with the applicable matter. Baxalta's indemnification liabilities are subject to certain limitations under certain ancillary agreements that require Baxalta to act as a service provider for the benefit of Baxter (with Baxter having similar limitations with respect to corresponding services provided to Baxalta) following the separation, but its other indemnification obligations pursuant to the separation and distribution agreement and under other ancillary agreements are not generally subject to such limitations. If Baxalta is required to indemnify Baxter under the circumstances set forth in the separation and distribution agreement, Baxalta may be subject to substantial liabilities.

The separation and the Later Distributions could result in significant liability to Baxalta.

        The Baxter Transactions are intended to qualify for tax-free treatment to Baxter and its stockholders under Sections 355, 361, and 368(a)(1)(D) of the Code. Completion of the separation was conditioned upon, among other things, the receipt of a private letter ruling from the IRS regarding certain issues relating to the tax-free treatment of the Baxter Transactions. Although the IRS private letter ruling is generally binding on the IRS, the continuing validity of such ruling is subject to the accuracy of factual representations and assumptions made in the ruling. Completion of the initial distribution of Baxalta shares on July 1, 2015 was also conditioned upon Baxter's receipt of a tax opinion from KPMG LLP, or KPMG regarding certain aspects of the separation not covered by the IRS private letter ruling. The opinion was based upon various factual representations and assumptions, as well as certain undertakings made by Baxter and Baxalta. If any of the factual representations or assumptions in the IRS private letter ruling or tax opinion are untrue or incomplete in any material respect, an undertaking is not complied with, or the facts upon which the IRS private letter ruling or tax opinion are based are materially different from the actual facts relating to the Baxter Transactions, the opinion or IRS private letter ruling may not be valid. Moreover, opinions of a tax advisor are not binding on the IRS. As a result, the conclusions expressed in the opinion of a tax advisor could be successfully challenged by the IRS.

        If the Baxter Transactions are determined to be taxable, Baxter and its stockholders could incur significant tax liabilities, and under the tax matters agreement and the letter agreement, Baxalta may be required to indemnify Baxter for any liabilities incurred by Baxter if the liabilities are caused by any action or inaction undertaken by Baxalta following the separation (including as a result of the merger). For additional detail, see "Description of Baxalta Incorporated—Business—Third Party Agreements and Agreements with Baxter—Tax Matters Agreement," "Risk Related to the Proposed Merger—The Merger could result in significant liability to Shire and Baxalta if it causes the Baxter Transactions to be taxable and the immediately following risk factor.

Baxalta may not be able to engage in certain corporate transactions after the separation.

        In order to preserve the tax-free treatment of the Baxter Transactions to Baxter and its stockholders, the tax matters agreement generally restricts Baxalta from taking or failing to take any action that would cause the Baxter Transactions to become taxable. Under the tax matters agreement, for the two-year period following the separation, Baxalta is prohibited, except in certain circumstances, from:

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  entering into any transaction resulting in the acquisition of more than a certain percentage of its stock or substantially all of its assets, whether by merger or otherwise;

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  merging, consolidating, or liquidating;

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  issuing equity securities beyond certain thresholds;

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  repurchasing its capital stock;

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  ceasing to actively conduct its business; and

  •
  taking or failing to take any action that prevents the Baxter Transactions or certain related transactions from being tax-free.

        The tax matters agreement permits Baxalta to take any of the actions described above if Baxalta provides Baxter with a tax opinion or Baxter receives an IRS private letter ruling that, in each case, is reasonably satisfactory to Baxter to the effect that such action will not affect the tax-free status of the Baxter Transactions (or Baxter waives the requirement to obtain such an opinion or ruling). If Baxalta intends to take any such restricted action, Baxter will generally be required to cooperate and use reasonable best efforts with a reasonable request to obtain the tax opinion or IRS ruling as expeditiously as possible. The receipt of any such ruling or opinion in respect of an action Baxalta proposes to take will not relieve Baxalta of its obligation to indemnify Baxter if that action causes the Baxter Transactions to be taxable. These restrictions may limit Baxalta's ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its stockholders or that might increase the value of its business. In addition, under the tax matters agreement, Baxalta is required to indemnify Baxter against any tax liabilities as a result of the acquisition of Baxalta's stock or assets, even if Baxalta did not participate in or otherwise facilitate the acquisition.

        In connection with the signing of the merger agreement, Baxter agreed in the letter agreement to waive the provisions under the tax matters agreement as they relate to the signing of the merger agreement and will waive such prohibitions in connection with the consummation of the merger, provided that each of Shire's and Baxter's tax advisors furnish the tax opinions referenced in the letter agreement. Such waiver and opinions will not relieve Baxalta or Shire, following the merger, of its obligation to indemnify Baxter if the Merger causes the Baxter Transactions or certain related transactions to be taxable. For additional detail, see "Description of Baxalta Incorporated—Business—Third Party Agreements and Agreements with Baxter—Tax Matters Agreement" and "Risk Related to the Proposed Merger—The Merger could result in significant liability to Shire and Baxalta if it causes the Baxter Transactions to be taxable.

Certain of Baxalta's executive officers and directors may have actual or potential conflicts of interest because of their previous or continuing positions at Baxter.

        Because of their current or former positions with Baxter, certain of Baxalta's executive officers and directors own shares of Baxter common stock, options to purchase shares of Baxter common stock or other equity awards. Even though the Baxalta board consists of a majority of directors who are independent, and Baxalta's executive officers who were employees of Baxter ceased to be employees of Baxter, some Baxalta executive officers and directors continue to have a financial interest in shares of Baxter common stock. In addition, three of Baxalta's directors continue to serve on the Baxter board of directors, which we refer to as the Baxter board. Continuing ownership of Baxter common stock and equity awards, or service as a director at both companies, could create, or appear to create, potential conflicts of interest if Baxalta and Baxter pursue the same corporate opportunities or face decisions that could have different implications for Baxalta and Baxter.

Baxalta may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect Baxalta's business.

        Baxalta may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation is expected to provide the following benefits, among others:

  •
  greater management focus on the distinct business of biopharmaceuticals;

  •
  the ability to commercialize new and existing product offerings more effectively on a global basis;

  •
  the ability to encourage innovation and allocate necessary resources to areas presenting the highest growth potential; and

  •
  the flexibility to pursue aligned growth and investment strategies resulting in revenue acceleration, improved profitability and enhanced returns.

        Baxalta may not achieve these and other anticipated benefits for a variety of reasons, including, among others:

  •
  following the separation, Baxalta may be more susceptible to market fluctuations and other adverse events than if it were still a part of Baxter;

  •
  following the separation, Baxalta's business is less diversified than Baxter's business prior to the separation; and

  •
  the other actions required to separate Baxter's and Baxalta's respective businesses could disrupt Baxalta's operations.

        If Baxalta fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, the business, financial condition, and results of operations of Baxalta could be adversely affected.

Baxalta may have received better terms from unaffiliated third parties than the terms it received in its agreements with Baxter.

        The agreements Baxalta entered into with Baxter in connection with the separation, including a transition services agreement, a long term services agreement, a tax matters agreement, a manufacturing and supply agreement, an employee matters agreement, a trademark license agreement, a Galaxy license agreement, an international commercial operations agreement, a shareholder's and registration rights agreement with respect to Baxter's continuing ownership of Baxalta common stock and certain other commercial agreements, were prepared in the context of the separation while Baxalta was still a wholly owned subsidiary of Baxter. Accordingly, during the period in which the terms of those agreements were prepared, Baxalta did not have an independent board of directors or a management team that was independent of Baxter. As a result, the terms of those agreements may not reflect terms that would have resulted from arm's-length negotiations between unaffiliated third parties. Arm's-length negotiations between Baxter and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See "Description of Baxalta Incorporated—Business—Third Party Agreements and Agreements with Baxter."

Baxalta has significant indebtedness which could restrict Baxalta's ability to pay dividends and have a negative impact on Baxalta's financing options and liquidity position.

        Shortly before the separation, Baxalta incurred approximately $5 billion of indebtedness through the issuance of senior notes. Baxalta used the net proceeds to make a cash distribution of $4 billion to Baxter as partial consideration for the contribution of assets to Baxalta in connection with the separation, with the remaining net proceeds intended to be used for general corporate purposes, including to fund acquisitions. In addition, Baxalta also has a senior revolving credit facility with availability of up to $1.2 billion and a Euro-denominated senior revolving credit facility with availability of up to €200 million. Baxalta may also incur additional indebtedness in the future, subject to restrictions set forth in the merger agreement. Baxalta's indebtedness may impose restrictions on Baxalta that could have material adverse consequences by:

  •
  limiting Baxalta's ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions;

  •
  limiting Baxalta's ability to refinance its indebtedness on terms acceptable to Baxalta or at all;

  •
  imposing restrictive covenants on Baxalta's operations;

  •
  requiring Baxalta to dedicate a significant portion of its cash flows from operations to paying the principal of and interest on its indebtedness, thereby reducing funds available for other corporate purposes; and

  •
  making Baxalta more vulnerable to economic downturns and limiting its ability to withstand competitive pressures.

Challenges in the commercial and credit environment may adversely affect Baxalta's future access to capital.

        Baxalta's ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for Baxalta's products or in the solvency of its customers or suppliers or other significantly unfavorable changes in economic conditions. Volatility in the world financial markets could increase borrowing costs or affect Baxalta's ability to access the capital markets. These conditions may adversely affect Baxalta's ability to maintain investment grade credit ratings following the separation.

SELECTED HISTORICAL FINANCIAL DATA OF SHIRE

        The following table sets forth selected historical consolidated financial information for Shire as of the end of and for the periods indicated. The statements of income information for each of the years ended December 31, 2015, 2014 and 2013 and the balance sheet information as of December 31, 2015 and 2014, are derived from Shire's audited consolidated financial statements filed as part of the Shire 10-K, which is incorporated by reference into this proxy statement/prospectus. The statements of income information for each of the years ended December 31, 2012 and 2011 and the balance sheet information as of December 31, 2013, 2012 and 2011, are derived from Shire's audited consolidated financial statements for such years, which have not been incorporated by reference into this proxy statement/prospectus.

        More comprehensive financial information, including management's discussion and analysis of Shire's financial condition and results of operations, is contained in the Shire 10-K and other reports filed by Shire with the SEC. The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See the section of this proxy statement/prospectus titled "Where You Can Find More Information" for instructions on how to obtain these other documents and more complete information relating to Shire.

	For the years ended December 31,
	2015	2014	2013	2012	2011
	(in millions, except per share data)
Statements of Income:
Total revenues	6,416.7	6,022.1	4,934.3	4,527.4	4,158.1
Gain/(loss) on sale of product rights	14.7	88.2	15.9	18.1	(6.0)
Other operating expenses(1)	(5,011.9)	(4,412.3)	(3,216.7)	(3,500.3)	(3,016.3)

Operating income from continuing operations	1,419.5	1,698.0	1,733.5	1,045.2	1,135.8
Interest income	4.2	24.7	2.1	3.0	1.9
Interest expense	(41.6)	(30.8)	(38.1)	(38.2)	(39.1)
Other income/ (expenses), net	3.7	8.9	(3.9)	(2.2)	18.5
Receipt of break fee(2)	—	1,635.4	—	—	—

Income from continuing operations before income taxes and equity in (losses)/ earnings of equity method investees	1,385.8	3,336.2	1,693.6	1,007.8	1,117.1
Income taxes	(46.1)	(56.1)	(277.9)	(203.1)	(236.9)
Equity in (losses)/ earnings of equity method investees, net of taxes	(2.2)	2.7	3.9	1.0	2.5

Income from continuing operations, net of tax	1,337.5	3,282.8	1,419.6	805.7	882.7
(Loss)/gain from discontinued operations, net of tax	(34.1)	122.7	(754.5)	(60.3)	(17.7)

Net income	1,303.4	3,405.5	665.1	745.4	865.0

Earnings per share—basic
Income from continuing operations	226.5c	559.6c	257.2c	145.1c	160.1c
(Loss)/gain from discontinued operations	(5.8c )	20.9c	(136.7c )	(10.9c )	(3.2c )

Earnings per ordinary share—basic	220.7c	580.5c	120.5c	134.2c	156.9c

Earnings per share—diluted
Income from continuing operations	225.5c	555.2c	245.3c	141.0c	153.9c
(Loss)/gain from discontinued operations	(5.8c )	20.8c	(127.8c )	(10.1c )	(3.0c )

Earnings per ordinary share—diluted	219.7c	576.0c	117.5c	130.9c	150.9c

	For the years ended December 31,
	2015	2014	2013	2012	2011
	(in millions, except per share data)
Weighted average number of shares:
Basic	590.4	586.7	552.0	555.4	551.1
Diluted	593.1	591.3	590.3	593.5	595.4

Cash dividends declared and paid per ordinary share	23.300c	20.760c	17.600c	15.320c	13.330c

(1)
The following significant items are included within Other operating expenses:

•
Up-front and milestone payments for in-licensed development projects, expensed to R&D, of $nil, $12.5 million, $nil, $23.0 million and $nil in the years ended December 31, 2015, 2014, 2013, 2012 and 2011 respectively;

•
Impairment loss of $643.7 million in respect of SHP625 and SHP608 in-process research and development ("IPR&D") intangible assets in the year to December 31, 2015; impairment loss of $190.3 million in respect of certain IPR&D intangible assets in the year to December 31, 2014;

    impairment loss of $7.1 million related to the goodwill allocated to Shire's former Regenerative Medicine ("RM") reporting unit and impairment loss of $19.9 million in respect of RESOLOR IPR&D assets in the year to December 31, 2013; impairment loss of $197.9 million in respect of RESOLOR intangible assets (finite lived intangible assets ($126.7 million) and IPR&D assets ($71.2 million)) in the year to December 31, 2012 and impairment loss of $16.0 million in respect of RESOLOR IPR&D assets in the year to December 31, 2011;

  •
  Reorganization costs, relating to employee involuntary termination benefits and other reorganization costs, of $97.9 million, $180.9 million, $88.2 million, $nil, and $24.3 million in the years ended December 31, 2015, 2014, 2013, 2012 and 2011 respectively; and

  •
  For the year to December 31, 2015 Shire recorded a net integration and acquisition costs of $39.8 million which principally comprises costs related to the acquisition and integration of NPS Pharma, ViroPharma Inc., or ViroPharma, Dyax and the proposed combination with Baxalta ($189.7 million), offset by a net credit relating to the change in the fair value of contingent consideration liabilities ($149.9 million). Integration and acquisition costs of $158.8 million in the year to December 31, 2014, primarily related to the acquisition and integration of ViroPharma and relating to the change in fair values of contingent consideration liabilities, a net credit to Integration and acquisition costs in the year to December 31, 2013 of $134.1 million primarily related to a reduction in the fair value of contingent consideration liabilities, and Integration and acquisition costs of $13.5 million and $0.1 million in the years ended December 31, 2012 and 2011 respectively.

(2)
Pursuant to the termination agreement with AbbVie, AbbVie paid the break fee in cash due under the cooperation agreement of approximately $1.635 billion on October 21, 2014.

	For the years ended December 31,
	2015	2014	2013	2012	2011
	(in millions)
Balance sheets:
Total current assets(1)	2,255.5	5,183.1	4,288.3	3,212.1	2,208.2
Total assets(1)	16,609.8	13,632.1	8,323.0	7,317.2	6,380.2
Total current liabilities(1)	3,706.1	3,021.9	1,807.9	1,645.6	2,534.3
Long term obligations(2)	868.7	736.7	588.5	1,341.6	144.3
Total liabilities	6,780.7	4,969.2	2,957.0	3,508.0	3,195.2
Total equity	9,829.1	8,662.9	5,366.0	3,809.2	3,185.0

(1)
As of December 31, 2015, Shire adopted new income tax accounting guidance which requires that all deferred tax liabilities and deferred tax assets be presented as non-current in the classified balance sheet for the purpose of simplifying the balance sheet presentation. In accordance with the permitted transition guidance, this new guidance has been applied prospectively in 2015 and the prior year balance sheet classification of deferred taxes has not been adjusted.

(2)
Long term deferred tax liabilities are not included in the long term obligations balance.

 SELECTED HISTORICAL FINANCIAL DATA OF BAXALTA

        The following table sets forth selected financial data as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011. This selected financial data reflects the consolidated position of Baxalta and its consolidated subsidiaries as an independent, publicly-traded company for periods on or after its separation from Baxter on July 1, 2015. Selected financial data for periods prior to July 1, 2015 reflect the combined historical business and operations of Baxalta as it was historically managed as part of Baxter, and have been prepared on a "carve-out" basis for the purpose of presenting Baxalta's historical financial condition and results of operations. Baxalta did not operate as a standalone entity prior to the separation, and accordingly the selected financial data presented herein for periods prior to the separation is not necessarily indicative of Baxalta's performance following the separation and does not reflect what Baxalta's performance would have been had Baxalta operated as an independent publicly traded company.

        The consolidated or combined statement of income data for the years ended December 31, 2015, 2014 and 2013 and the consolidated or combined balance sheet data as of December 31, 2015 and 2014 were derived from Baxalta's audited consolidated and combined financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. The combined statement of income data for the year ended December 31, 2012 and the combined balance sheet data as of December 31, 2013 and 2012 were derived from Baxalta's audited combined financial statements that are not included in this proxy statement/prospectus. The combined statement of income data for the year ended December 31, 2011 and the combined balance sheet data as of December 31, 2011 were derived from Baxalta's unaudited combined financial statements that are not included in this proxy statement/prospectus.

        The selected financial information should be read in conjunction with the discussion included in the sections titled "Description of Baxalta Incorporated—Management's Discussion and Analysis of Financial Condition and Results of Operations for Baxalta" and Baxalta's audited consolidated and combined financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.

	As of or for the year ended December 31,
(in millions, except per share data)	2015	2014	2013	2012	2011
Consolidated and Combined Statement of Income and Other Data
Net sales	$6,148	$5,952	$5,555	$5,310	$5,218
Net income from continuing operations	$928	$1,186	$1,288	$1,205	$1,344
Net income from continuing operations per common share
Basic(1)	$1.37	$1.75	$1.90	$1.78	$1.99
Diluted(1)	$1.36	$1.74	$1.89	$1.77	$1.97
Cash dividends declared per common share	$0.14	$—	$—	$—	$—
Consolidated and Combined Balance Sheet Data
Total assets(2)	$12,329	$8,583	$7,559	$6,088	$5,300
Long-term debt and capital lease obligations	$5,265	$275	$14	$5	$6

(1)
On July 1, 2015, Baxter distributed approximately 544 million shares of Baxalta common stock to its shareholders and retained an additional 132 million shares. The computation of basic EPS for periods prior to the separation was calculated using the shares distributed and the shares retained by Baxter on July 1, 2015 totaling 676 million. The weighted average number of shares outstanding for diluted EPS for periods prior to the separation included 5 million of diluted common share equivalents related to employee equity awards outstanding as of July 1, 2015.

(2)
Baxalta elected to adopt new income tax accounting guidance on a retrospective basis, as further discussed in Note 2 and Note 13 to the audited consolidated and combined financial statements included elsewhere in this proxy statement/prospectus. As a result, Baxalta has made certain reclassifications to its consolidated or combined balance sheets starting with the period ending December 31, 2015 and retroactively applying to prior year balances disclosed in the table above. The reclassifications had the effect of decreasing total assets by $201 million, $183 million, $106 million and $125 million as of December 31, 2014, 2013, 2012 and 2011, respectively.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The unaudited pro forma condensed combined statement of income for the fiscal year ended December 31, 2015 has been prepared by Shire and gives effect to the following transactions as if they had occurred on January 1, 2015:

  •
  the proposed combination with Baxalta for a consideration of, in each case without interest and subject to any applicable withholding taxes, (i) $18.00 and (ii) (a) 0.1482 of a Shire ADS or (b) if a Baxalta stockholder timely elects, 0.4446 of a Shire ordinary share, in lieu of such fraction of a Shire ADS described in (ii)(a), per share of Baxalta common stock, representing an aggregate consideration of approximately $30.5 billion, based on the closing price of Shire ADSs on April 7, 2016 (the latest practicable date before the date of this proxy statement/prospectus) and the directly attributable financing of the proposed combination; and

  •
  the acquisition of Dyax by Shire on January 22, 2016 for consideration of (i) $37.30 per share and (ii) a non-tradable contingent value right of $4.00 per share, payable subject to FDA approval of DX-2930, representing an aggregate preliminary consideration of $6.3 billion, and the directly attributable financing of the acquisition.

        The unaudited pro forma condensed combined balance sheet as at December 31, 2015 combines the historical consolidated balance sheets of Shire, Baxalta, and Dyax, giving effect to the proposed combination with Baxalta and the acquisition of Dyax as if they had occurred on December 31, 2015. The unaudited pro forma condensed combined financial statements have been adjusted to give effect to pro forma events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the financial statements and notes incorporated by reference to Shire's filings with the SEC and Baxalta's financial statements included elsewhere in this proxy statement/prospectus. See the section of this proxy statement/prospectus titled "Where You Can Find More Information" for instructions on how to obtain these documents.

        The unaudited pro forma condensed combined financial statements have been prepared by management in accordance with SEC Regulation S-X Article 11 for illustrative purposes only. The pro forma information is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the proposed combination with Baxalta and the acquisition of Dyax been completed as at the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. There were no material transactions between Shire, Baxalta and/or Dyax (prior to its acquisition by Shire on January 22, 2016) during the period presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

        The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, with Shire being the accounting acquirer. The accounting for the acquisition of Dyax and combination with Baxalta are dependent upon certain valuations that are provisional and are subject to change. Shire will finalize these amounts as it obtains the information necessary to complete the measurement processes. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Shire's future results of operations and financial position.

        In addition, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the combination with Baxalta and the acquisition of Dyax, the costs to integrate the operations of Shire, Baxalta and Dyax or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Selected Unaudited Pro Forma Condensed Combined Statement of Income

Year ended December 31, 2015
(in millions, except per share data)
Total revenues	12,651.8

Income from continuing operations, net of taxes	1,265.1

Earnings per ordinary share from continuing operations—basic	141.7c

Earnings per ordinary share from continuing operations—diluted	141.3c

Weighted average number of shares (millions)
Basic	892.5
Diluted	895.2

Selected Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2015
(in millions)
Total assets	71,516.0

Total liabilities	43,570.2

Total equity	27,945.8

 COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

        The following table summarizes the unaudited per share information for Shire and Baxalta on a historical basis, pro forma combined basis for Shire and equivalent pro forma combined basis for Baxalta. The following information should be read in conjunction with the audited consolidated financial statements and accompanying notes of Shire and Baxalta that are presented herein or incorporated by reference into this proxy statement/prospectus, and the unaudited pro forma condensed combined financial statements beginning on page 240. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of what the operating results or financial position would have been if the merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The historical income per share from continuing operations, dividends per share and book value per share of Shire and Baxalta shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2015. The historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period, excluding any shares held in treasury. The pro forma combined income per share from continuing operations is computed by dividing the pro forma income from continuing operations available to holders of common shares by the pro forma weighted-average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at the end of the period. The Baxalta unaudited pro forma equivalent data per ordinary share is computed by applying the share exchange ratio of 0.4446 to the combined unaudited pro forma data per common share.

        The following information should be read in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Statements" and related notes included elsewhere in this proxy statement/prospectus.

As of and for the year ended December 31, 2015
Shire Historical Data per Ordinary Share (amounts in USD per share)
Net income from continuing operations per ordinary share
Diluted	225.5c
Basic	226.5c
Cash dividends declared per ordinary share	23.3c
Book value per ordinary share	1,662.0c

As of and for the year ended December 31, 2015
Baxalta Historical Data per Common Share (amounts in USD per share)
Net income from continuing operations per common share
Diluted	136.0c
Basic	137.0c
Cash dividends declared per common share	14.0c
Book value per common share	577.7c

As of and for the year ended December 31, 2015
Combined Unaudited Pro Forma Data per Ordinary Share (amounts in USD per share)
Net income per ordinary share
Diluted	141.3c
Basic	141.7c
Cash dividends declared per ordinary share	15.04c
Book value per ordinary share	3,127.7c

As of and for the year ended December 31, 2015
Baxalta Unaudited Pro Forma Equivalent Data per Common Share (amounts in USD per share)
Net income per common share
Diluted	62.8c
Basic	63.0c
Cash dividends declared per common share	6.7c
Book value per common share	1,390.5c

 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        Ordinary shares of Shire are listed on the London Stock Exchange under the symbol "SHP" and Shire ADSs are listed on the NASDAQ Global Select Market under the symbol "SHPG." Baxalta common stock is listed on the NYSE under the symbol "BXLT." The table below sets forth, for the calendar quarters indicated, the high and low closing prices for Shire ordinary shares, in British pounds, and Shire ADSs, in U.S. dollars, as reported on the London Stock Exchange and NASDAQ Global Select Market, respectively, and the per share dividend declared on Shire ordinary shares, in British pounds, and Shire ADSs, in U.S. dollars. The table below also sets forth, for the calendar quarters indicated, the high and low intraday sale prices for Baxalta common stock as reported on the NYSE, in U.S. dollars.

	Shire Ordinary Shares (amounts in British Pounds)
	High	Low	Cash Dividends Declared
Fiscal Year Ended December 31, 2016
Second Quarter (through April 12, 2016)	42.93	40.49	—
First Quarter	45.30	34.80	0.1532
Fiscal Year Ended December 31, 2015
Fourth Quarter	50.30	40.89	—
Third Quarter	57.30	44.31	0.0269
Second Quarter	56.80	50.95	—
First Quarter	56.85	44.87	0.1251
Fiscal Year Ended December 31, 2014
Fourth Quarter	54.55	37.18	—
Third Quarter	53.65	45.10	0.0224
Second Quarter	45.70	28.54	—
First Quarter	34.39	28.20	0.1021

	Shire ADSs (amounts in U.S. dollars)
	High	Low	Cash Dividends Declared
Fiscal Year Ended December 31, 2016
Second Quarter (through April 12, 2016)	181.53	173.47	—
First Quarter	199.35	150.40	0.6650
Fiscal Year Ended December 31, 2015
Fourth Quarter	231.08	188.55	—
Third Quarter	268.08	197.88	0.1263
Second Quarter	260.15	226.90	—
First Quarter	253.64	205.66	0.5727
Fiscal Year Ended December 31, 2014
Fourth Quarter	262.71	170.49	—
Third Quarter	262.64	231.98	0.1149
Second Quarter	235.49	142.83	—
First Quarter	171.77	139.18	0.5079

        The value of Shire securities will change as the market price of Shire securities fluctuates during the pendency of the merger and thereafter and therefore will likely be different from the prices set forth above at the time you receive your Shire securities. See the section in this proxy statement/prospectus titled "Risk Factors." Stockholders are encouraged to obtain current market prices for Shire

ADSs, Shire ordinary shares and Baxalta common stock prior to voting their shares of Baxalta common stock.

	Baxalta Common Stock (amounts in U.S. dollars)(1)
	High	Low	Cash Dividends Declared
Fiscal Year Ended December 31, 2016
Second Quarter (through April 12, 2016)	41.93	38.01	—
First Quarter	42.38	36.10	0.07
Fiscal Year Ended December 31, 2015
Fourth Quarter	40.24	30.50	0.07
Third Quarter	40.90	29.83	0.07

(1)
Represents the period from July 1, 2015, the date on which Baxalta's common stock first began to trade on the NYSE after the separation from Baxter.

INFORMATION ABOUT THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

        This proxy statement/prospectus is being furnished to Baxalta stockholders as part of the solicitation of proxies by the Baxalta board for use at the special meeting to be held on held on May 27, 2016, 7:00 a.m., Central time, at Baxalta's corporate headquarters, located at 1200 Lakeside Drive, Bannockburn, Illinois 60015, or at any postponement or adjournment thereof. At the special meeting, Baxalta stockholders will be asked to (i) adopt the merger agreement, (ii) approve, by non-binding, advisory vote, compensation that may be paid or become payable to Baxalta's named executive officers that is based on or otherwise relates to the merger and (iii) approve the proposal to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        Baxalta stockholders must approve the adoption of the merger agreement in order for the merger to occur. If Baxalta stockholders fail to approve the adoption of the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, which Baxalta encourages you to read carefully and in its entirety.

Record Date and Quorum

        Baxalta has set the close of business on April 11, 2016, as the record date for the special meeting, and only holders of record of Baxalta common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Baxalta common stock at the close of business on the record date. On the record date, there were 683,082,565 shares of Baxalta common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the special meeting for each share of Baxalta common stock that you owned on the record date.

        A majority of the shares of Baxalta common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Baxalta common stock represented at the special meeting but not voted, including shares of Baxalta common stock for which a stockholder directs an "abstention" from voting, will be counted for purposes of determining a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Baxalta common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. The determination of the quorum at the special meeting is based on the number of shares of Baxalta common stock issued and outstanding as of the record date. However, if the Baxalta board sets a new record date for the adjourned special meeting, the determination of the quorum at the adjourned special meeting will be based on the number of shares of Baxalta common stock issued and outstanding as of the new record date for the adjourned special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Attendance

        Only Baxalta stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and Baxalta's guests may attend the special meeting. Only Baxalta stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and Baxalta's guests may attend the special meeting. In order to be admitted to the special meeting, you must bring documentation showing that you owned Baxalta common stock as of the record date of April 11, 2016. Acceptable documentation includes (i) the copy of the proxy statement/prospectus mailed to you, (ii) the admission ticket attached to your proxy card, or (iii) any other proof of ownership (such as a brokerage or bank statement) reflecting your Baxalta holdings as of April 11, 2016. In addition, all attendees will be required to present valid photo identification (e.g., driver's license or passport). Stockholders who do not bring the above documentation will not be admitted to the special meeting. Cameras and electronic recording devices are not permitted at the special meeting.

Vote Required

        The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Baxalta common stock entitled to vote thereon. For the adoption of the merger agreement, you may vote "FOR," "AGAINST" or "ABSTAIN." Votes to abstain will not be counted as votes cast in favor of adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or if you vote to abstain, it will have the same effect as a vote "AGAINST" approval of the adoption of the merger agreement.

        If your shares of Baxalta common stock are registered directly in your name with Baxalta's transfer agent, Computershare, you are considered, with respect to those shares of Baxalta common stock, the stockholder of record. If you are a stockholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by Baxalta.

        If your shares of Baxalta common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Baxalta common stock held in "street name." As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

        In accordance with the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in "street name" for customers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the merger agreement, the proposal to approve, by non-binding, advisory vote, compensation that may be paid or become payable to Baxalta's named executive officers that is based on or otherwise relates to the merger and the proposal to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. As a result, absent specific instructions from the beneficial owner of such shares of Baxalta common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of Baxalta common stock on non-routine matters. These broker non-votes will have the same effect as a vote "AGAINST" approval of the adoption of the merger agreement, but will not be counted in respect of, and will not have any effect on, the proposal to approve, by non-binding, advisory vote, compensation that may be paid or become payable to Baxalta's named executive officers that is based on or otherwise relates to the merger or the proposal to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        The proposal to approve, by non-binding, advisory vote, compensation that may be paid or become payable to Baxalta's named executive officers that is based on or otherwise relates to the merger requires the affirmative vote of the holders of a majority of the shares of Baxalta common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to approve the merger-related executive compensation, you may vote "FOR," "AGAINST" or "ABSTAIN." For purposes of this proposal, if your shares of Baxalta common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted "AGAINST" approval of the proposal. If you fail to submit a proxy or to vote in person at the special meeting, or fail to give voting instructions to your broker, if applicable, then the shares of Baxalta common stock held by you or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have any effect on the proposal to approve the merger-related executive compensation has been approved.

        The proposal to adjourn the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of Baxalta common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote "FOR," "AGAINST" or "ABSTAIN." For purposes of this proposal, if your shares of Baxalta common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted "AGAINST" approval of the proposal. If you fail to submit a proxy or to vote in person at the special meeting, or fail to give voting instructions to your broker, if applicable, then the shares of Baxalta common stock held by you or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have any effect on, the proposal to adjourn the special meeting.

        If you are a stockholder of record, you may have your shares of Baxalta common stock voted on matters presented at the special meeting in any of the following ways:

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  by proxy—stockholders of record have a choice of voting by proxy:

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  by telephone or over the Internet, by dialing the telephone number or accessing the website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

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  by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

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  in person—you may attend the special meeting and cast your vote there.

        If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Baxalta common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

        Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with Baxalta's Corporate Secretary by the time the special meeting begins.

        If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Baxalta common stock in the way that you indicate. When completing the telephone or Internet processes or the proxy card, you may specify whether your shares of Baxalta common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

        If you properly sign your proxy card but do not mark the boxes showing how your shares of Baxalta common stock should be voted on a matter, the shares of Baxalta common stock represented by your properly signed proxy will be voted "FOR" the adoption of the merger agreement, "FOR" the approval, by non-binding, advisory vote, of compensation that may be paid or become payable to

Baxalta's named executive officers that is based on or otherwise relates to the merger and "FOR" the adjournment of the special meeting, or any adjournments thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        If you have any questions or need assistance voting your shares, please contact Innisfree, Baxalta's proxy solicitor, by calling toll-free at (877) 456-3442. Banks, brokerage firms and other nominees may call collect at (212) 750-5833.

        IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF BAXALTA COMMON STOCK AT THE SPECIAL MEETING PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

        As of April 11, 2016, the record date, the directors and executive officers of Baxalta beneficially owned and were entitled to vote, in the aggregate, 286,937 shares of Baxalta common stock (not including any shares of Baxalta common stock deliverable upon the vesting of any restricted stock units or performance stock units, or the exercise of any options), representing less than one percent of the outstanding shares of Baxalta common stock.

Proxies and Revocation

        Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the special meeting. If your shares of Baxalta common stock are held in "street name" through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Baxalta common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Baxalta common stock will not be voted on the adoption of the merger agreement, which will have the same effect as a vote "AGAINST" the adoption of the merger agreement, and your shares of Baxalta common stock will not have any effect on the proposal to approve the merger-related executive compensation or the proposal to adjourn the special meeting.

        You have the right to revoke a proxy, whether delivered by telephone, over the Internet or by mail, at any time before the closing of these voting facilities at 11:59 p.m., Eastern time, on May 26, 2016, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to Baxalta's Corporate Secretary, which must be filed with the Corporate Secretary by the time stated above, or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: Baxalta Incorporated, Attention: Corporate Secretary, 1200 Lakeside Drive, Bannockburn, Illinois 60015.

Adjournments

        Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting. An adjournment generally may be made with the affirmative vote of the holders of a majority of the shares of Baxalta common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Baxalta stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

        Subject to the satisfaction or waiver of the closing conditions described under the section titled, "The Merger Agreement—Conditions to the Merger," including the approval by Baxalta stockholders of the adoption of the merger agreement at the special meeting, Baxalta and Shire expect that the merger will be completed in early June 2016. The merger agreement provides that the closing will occur within four business days after the satisfaction or waiver of the closing conditions described under the section titled, "The Merger Agreement—Conditions to the Merger." If Baxalta stockholders vote to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger, subject to the terms of the merger agreement. See the section titled, "The Merger—Closing and Effective Time of the Merger."

Rights of Baxalta Stockholders Who Seek Appraisal

        Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to dissent from the merger, seek appraisal of your shares of Baxalta common stock and receive payment in cash for the fair value of your shares of Baxalta common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The "fair value" of your shares of Baxalta common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the per share merger consideration that you are otherwise entitled to receive under the terms of the merger agreement.

        If you elect to demand appraisal for your shares of Baxalta common stock, you must satisfy each of the following conditions: you must deliver to Baxalta a written demand for appraisal of your shares of Baxalta common stock before the vote is taken at the special meeting on the adoption of the merger agreement, which must reasonably inform Baxalta of the identity of the holder of record of Baxalta common stock and that the stockholder intends thereby to demand appraisal of his, her or its shares of Baxalta common stock; and you must not vote or submit a proxy in favor of the adoption of the merger agreement. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Baxalta common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Baxalta common stock. See the section titled "The Merger—Appraisal Rights" and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex E to this proxy statement/prospectus. If you hold your shares of Baxalta common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee. In view of the complexity of Section 262 of the DGCL, Baxalta stockholders who wish to dissent from the merger and pursue appraisal rights should consult their legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

        Baxalta has engaged Innisfree to assist in the solicitation of proxies for the special meeting. Baxalta estimates that it will pay Innisfree a fee not to exceed $50,000. Baxalta has agreed to reimburse Innisfree for certain reasonable and documented out-of-pocket fees and expenses, including telephone charges, and also will indemnify Innisfree, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. Baxalta also may reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of Baxalta common stock. Baxalta's directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

        If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Baxalta common stock or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Innisfree, Baxalta's proxy solicitor, by calling toll-free at (877) 456-3442. Banks, brokerage firms and other nominees may call collect at (212) 750-5833.

 DESCRIPTION OF SHIRE PLC AND BEARTRACKS, INC.

Shire plc

        Shire plc, a Jersey public company, is a leading global biopharmaceutical company focused on developing and marketing innovative medicines for patients with rare diseases and other specialty conditions. Shire's mission is to enable people with life-altering conditions to lead better lives. Shire provides treatments in the areas of Hereditary Angioedema/Lysomal Storage Diseases, Neuroscience, and Gastrointestinal & Internal Medicine and has pipeline candidates in those and other targeted therapeutic areas including Ophthalmics.

        Shire ADSs are listed on the NASDAQ Global Select Market and trade under the symbol "SHPG." Ordinary shares of Shire are listed on the London Stock Exchange under the symbol "SHP."

        Shire's registered office is located at 22 Grenville Street, St Helier, Jersey, JE4 8PX and its principal executive offices are located at 5 Riverwalk, Citywest Business Campus, Dublin 24, Republic of Ireland and its telephone number is +353 1 429 7700.

        Additional information concerning Shire's business, financial condition and results of operations is included in the Shire reports incorporated by reference in this proxy statement/prospectus. See the section in this proxy statement/prospectus titled "Where You Can Find More Information."

BearTracks, Inc.

        BearTracks, Inc. is a Delaware corporation and a wholly-owned subsidiary of Shire, which was formed for the sole purpose of facilitating the transactions contemplated by this proxy statement/prospectus. Merger Sub has engaged in no activities to date and has no material assets or liabilities, in each case other than those incidental to its formation and its activities and obligations in connection with the merger.

        Merger Sub's principal executive offices are at 300 Shire Way, Lexington, Massachusetts 02421. The telephone number of Merger Sub's principal executive offices is (617) 349-0200.

DESCRIPTION OF BAXALTA INCORPORATED

Baxalta Incorporated

        Baxalta Incorporated is a global biopharmaceutical company focused on developing and marketing innovative biopharmaceutical products that seek to address unmet medical needs across many disease areas including hematology, immunology and oncology.

        Baxalta was incorporated in Delaware on September 8, 2014. Baxalta separated from Baxter on July 1, 2015, becoming an independent company as a result of the contribution of property by Baxter in one or more transfers to Baxalta in exchange for shares of Baxalta common stock, cash, and the assumption of certain liabilities, together with the distribution by Baxter on July 1, 2015 of approximately 80.5% of the shares of Baxalta common stock to stockholders of Baxter. Baxter retained a 19.5% ownership stake in Baxalta immediately following the distribution.

        In January 2016 and March 2015, Baxter exchanged a portion of its retained stake in Baxalta common stock for indebtedness of Baxter held by third parties. The shares of Baxalta common stock exchanged were then sold by such third parties in secondary public offerings pursuant to registration statements filed by Baxalta. Following these transactions, Baxter held approximately 4.5% of Baxalta's total shares outstanding.

        Baxter has disclosed its intention to dispose of its remaining retained shares (i) to Baxter's creditors in satisfaction of outstanding obligations of Baxter (including by way of one or more contributions to the Baxter U.S. pension plan), (ii) in exchange for Baxter common stock and (iii) possibly to Baxter's shareholders as a special dividend, on a pro rata basis, in each case, prior to any Shire or Baxalta shareholder vote with respect to the merger, and, in any event, during the 18-month period following the separation.

        Baxalta's principal executive offices are located at 1200 Lakeside Drive, Bannockburn, Illinois 60015, and its telephone number is (224) 940-2000.

Business

Overview

        Baxalta is a global, innovative biopharmaceutical leader with a sustainable portfolio of differentiated therapies that seek to address unmet medical needs across many disease areas, including hemophilia, immunology and oncology. More specifically, Baxalta develops, manufactures and markets a diverse portfolio of treatments for hemophilia and other bleeding disorders, immune deficiencies, alpha-1 antitrypsin deficiency, burns and shock, and other chronic and acute medical conditions, as well as oncology treatments for acute lymphoblastic leukemia. Baxalta is also investing in emerging technology platforms, including gene therapy and biosimilars.

        Baxalta's business strategy is aimed at improving diagnosis, treatment and standards of care across a wide range of bleeding disorders and other rare chronic and acute medical conditions, capitalizing on Baxalta's differentiated portfolio, ensuring the sustainability of supply to meet growing demand for therapies across core disease areas, and accelerating innovation by developing and launching new treatments while leveraging its expertise into new emerging therapeutics through acquisitions of and collaborations with others.

        Baxalta was incorporated in Delaware on September 8, 2014 in connection with the separation of Baxter International Inc.'s biopharmaceuticals business from its diversified medical products businesses. Baxalta's corporate headquarters are located at 1200 Lakeside Drive, Bannockburn, Illinois.

Separation from Baxter

        Baxalta separated from Baxter on July 1, 2015, becoming an independent company as a result of a pro rata distribution by Baxter of 80.5% of Baxalta's common stock to Baxter's shareholders. Baxter retained an approximate 19.5% ownership stake in Baxalta immediately following the distribution. On July 1, 2015, Baxter's shareholders of record as of the close of business on June 17, 2015 received one share of Baxalta common stock for every one share of Baxter's common stock held as of the record date. Baxalta common stock began trading "regular way" under the ticker symbol "BXLT" on the New York Stock Exchange on July 1, 2015.

        In January 2016 and March 2016, Baxter exchanged a portion of its retained stake in Baxalta common stock for indebtedness of Baxter held by third parties. The shares of Baxalta common stock exchanged were then sold by such third parties in secondary public offerings pursuant to registration statements filed by Baxalta. Following these transactions, Baxter held approximately 4.5% of Baxalta's total shares outstanding.

Products

        Baxalta's business consists of a portfolio of products serving patient needs in a variety of ways. For more information, see "—Management's Discussion and Analysis of Financial Condition and Results of Operations for Baxalta" and the notes to the financial statements included elsewhere in this proxy statement/prospectus, which present certain financial information related to Baxalta's products by reference to five categories of products—Hemophilia, Inhibitor Therapies, Immunoglobulin Therapies, BioTherapeutics and Oncology—that are further described below, together with selected details for products within each category.

        Hemophilia.    Baxalta is a market leader in hemophilia therapies, and expects to continue to build on that leadership position with new therapies for bleeding disorders. The Hemophilia category accounted for $2.8 billion, $3.0 billion and $2.8 billion, or 46%, 50% and 50%, of Baxalta's sales in 2015, 2014 and 2013, respectively. Hemophilia products currently offered by Baxalta include:

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  ADVATE.  ADVATE [Antihemophilic Factor (Recombinant)] is the world's leading recombinant factor VIII (rFVIII) therapy. ADVATE is a recombinant antihemophilic factor indicated for use in adults and children with hemophilia A (congenital factor VIII deficiency or classic hemophilia) for control and prevention of bleeding episodes, perioperative management and routine prophylaxis to prevent or reduce the frequency of bleeding episodes.

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  ADYNOVATE.  In November 2015, Baxalta received regulatory approval for ADYNOVATE in the United States. ADYNOVATE is an extended half-life rFVIII treatment for hemophilia A based on ADVATE. ADYNOVATE uses the same manufacturing process as ADVATE and adds a proven technology, PEGylation (a chemical process that prolongs the amount of time a compound remains in circulation, potentially allowing for fewer injections), which Baxalta has exclusively licensed from Nektar Therapeutics. The United States patent covering the composition of matter for this technology has a protected expiry date of 2024, subject to potential patent-term extension as applicable.

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  RECOMBINATE.   RECOMBINATE [Antihemophilic Factor (Recombinant)], as with ADVATE, is a recombinant antihemophilic factor indicated for use in adults and children with hemophilia A for control and prevention of bleeding episodes, perioperative management and routine prophylaxis to prevent or reduce the frequency of bleeding episodes. RECOMBINATE was Baxalta's first recombinant therapy and was introduced in 1992.

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  HEMOFIL M.  HEMOFIL M [Antihemophilic Factor (Human) Method M, Monoclonal Purified], is indicated in hemophilia A for the prevention and control of hemorrhagic episodes. Antihemophilic factor (AHF) is a protein found in normal plasma which is necessary for clot formation. The administration of HEMOFIL M provides an increase in plasma levels of AHF and can temporarily correct the coagulation defect of patients with hemophilia A.

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  IMMUNATE.  Immunate is a highly purified, double virus inactivated, plasma derived Factor VIII/von Willebrand Factor complex concentrate, suitable for the treatment of hemophilia A and von Willebrand disease with FVIII deficiency.

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  IMMUNINE.  Immunine Purified Factor IX Concentrate Virus—Inactivated, is indicated for treatment and prophylaxis of bleeding episodes caused by congenital or acquired factor IX deficiency (hemophilia B, or Christmas disease, hemophilia B with factor IX inhibitors, and acquired factor IX deficiency due to spontaneous development of factor IX inhibitors).

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  RIXUBIS.  RIXUBIS [Coagulation Factor IX (Recombinant)] was launched in the United States in 2013 for the treatment of hemophilia B. RIXUBIS is an injectable medicine used to replace clotting factor IX that is missing in people with hemophilia B.

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  PROTHROMPLEX TOTAL.  PROTHROMPLEX TOTAL is a powder and solvent for solution for injection containing human prothrombin complex and is indicated in adults for the treatment and perioperative prophylaxis of bleeding in acquired deficiency of prothrombin complex coagulation factors, as well as for the treatment and perioperative prophylaxis of hemorrhages in congenital deficiency of vitamin K-dependent coagulation factors when purified specific coagulation factor concentrate is not available.

        Inhibitor Therapies.    The Inhibitor Therapies category accounted for $787 million, $744 million and $651 million, or 13%, 13% and 12% of Baxalta's sales in 2015, 2014 and 2013, respectively. Baxalta's current Inhibitor Therapies products are:

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  FEIBA.  FEIBA [Anti-Inhibitor Coagulant Complex] is Baxalta's plasma-based inhibitor bypass therapy, and is a leading plasma-derived inhibitor management therapy. FEIBA is indicated for use in hemophilia A and hemophilia B patients with inhibitors for control of spontaneous bleeding episodes, to cover surgical interventions and routine prophylaxis to prevent or reduce the frequency of bleeding episodes.

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  OBIZUR.  OBIZUR [Antihemophilic Factor (Recombinant), Porcine Sequence] is an acquired hemophilia A therapy that consists of a recombinant porcine factor VIII.

        Immunoglobulin Therapies.    Baxalta's sales related to Immunoglobulin Therapies products were $1.8 billion, $1.7 billion and $1.6 billion, or 28%, 28% and 29% of Baxalta's sales in 2015, 2014 and 2013, respectively. Immunoglobulin Therapies products currently offered by Baxalta include:

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  GAMMAGARD LIQUID / KIOVIG.  GAMMAGARD LIQUID [Immune Globulin Intravenous (Human)] is Baxalta's liquid formulation of the antibody-replacement therapy immunoglobulin product. GAMMAGARD LIQUID is used to treat patients with primary immunodeficiency (PID). The most common types of PID result in an inability to make a very important type of protein called antibodies, which help the body fight off infections from bacteria or viruses. GAMMAGARD LIQUID is made from human plasma that is donated by healthy people and contains antibodies collected from these healthy people that replace the missing antibodies in PID patients. KIOVIG is the brand name used for GAMMAGARD LIQUID outside of the United States.

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  HYQVIA.  HYQVIA [Immune Globulin Infusion 10% (Human) with Recombinant Human Hyaluronidase] is a product consisting of human normal immunoglobulin (IG) and recombinant human hyaluronidase (licensed from Halozyme). The IG provides the therapeutic effect and the recombinant human hyaluronidase facilitates the dispersion and absorption of the IG administered subcutaneously, increasing its bioavailability. The IG is a 10% solution that is prepared from human plasma consisting of at least 98% immunoglobulin G, which contains a broad spectrum of antibodies. HYQVIA is the only subcutaneous IG treatment for PID patients with a dosing regimen requiring only one infusion up to once per month and one injection site per infusion to deliver a full therapeutic dose of IG. HYQVIA is approved in Europe for use by adults with PID syndromes and myeloma or chronic lymphocytic leukemia (CLL) with severe secondary hypogammaglobulinemia and recurrent infections, and in the United States for adults with PID.

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  GAMMAGARD S/D.  GAMMAGARD S/D [Immune Globulin Intravenous (Human)] is indicated for the treatment of PID in patients two years old and older. GAMMAGARD S/D is also indicated for prevention of bacterial infections in hypogammaglobulinemia and/or recurrent bacterial infections associated with B-cell CLL, treatment of adult patients with chronic idiopathic thrombocytopenic purpura (ITP) to increase platelet count and to prevent and/or control bleeding, and prevention of coronary artery aneurysms associated with Kawasaki Syndrome in pediatric patients.

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  SUBCUVIA.  Subcuvia [Human Normal Immunoglobulin] is a replacement therapy in adults and children with PID syndromes, as well as replacement therapy in myeloma and CLL with severe secondary hypogammaglobulinemia and recurrent infections, that is infused subcutaneously.

        BioTherapeutics.    Baxalta's sales related to BioTherapeutics products were $684 million, $547 million and $502 million, or 11%, 9% and 9% of Baxalta's sales in 2015, 2014 and 2013, respectively. BioTherapeutics products currently offered by Baxalta include:

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  FLEXBUMIN.  Baxalta's FLEXBUMIN [Albumin (Human)] products are indicated for hypovolemia, hypoalbuminemia due to general causes and burns, and for use during cardiopulmonary bypass surgery as a component of the pump prime, while FLEXBUMIN 25% is also indicated for hypoalbuminemia associated with adult respiratory distress syndrome (ARDS) and nephrosis, and hemolytic disease of the newborn (HDN). FLEXBUMIN is the first and only preparation of human albumin to be packaged in a flexible plastic container. The FLEXBUMIN flexible, shatterproof container offers important safety features for hospitals by eliminating risk of glass breakage and affords the ability to infuse without a vented administration set. The lighter weight and reduced space requirements for FLEXBUMIN compared to glass containers of equal volume make Baxalta's FLEXBUMIN products more compatible with hospital inventory storage systems. FLEXBUMIN's product portfolio includes multiple formulations with both 5% in a 250 mL solution and 25% in 50 and 100 mL solutions.

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  BUMINATE.  Baxalta's BUMINATE [Albumin (Human)] products are indicated for hypovolemia, hypoalbuminemia associated with general causes and burns, and use during or prior to cardiopulmonary bypass surgery as a component of the pump prime, while BUMINATE 25% is also indicated for hypoalbuminemia associated with ARDS and nephrosis, and HDN. Baxalta's BUMINATE products offer the same high-quality human albumin as FLEXBUMIN, but packaged in glass bottles as BUMINATE in various concentrations and bottle sizes.

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  ARALAST NP.  ARALAST NP is an alpha1-proteinase inhibitor (Alpha1-PI) indicated for chronic augmentation therapy in adults with clinically evident emphysema due to severe congenital deficiency of Alpha1-PI (alpha1-antitrypsin deficiency). ARALAST NP increases antigenic and functional (anti-neutrophil elastase capacity, ANEC) serum levels and antigenic lung epithelial lining fluid (ELF) levels of Alpha1-PI.

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  GLASSIA NP.  GLASSIA NP is also an Alpha1-PI used for adults who have clinically evident emphysema due to severe congenital alpha-1 antitrypsin deficiency. GLASSIA is used to increase antigenic and functional (anti-neutrophil elastase capacity, or ANEC) serum levels and antigenic lung ELF levels of Alpha1-PI.

  •
  CEPROTIN.  CEPROTIN is a protein C concentrate [(Human)] replacement therapy to increase protein C to levels that reduce symptoms by allowing the blood to clot normally. Protein C plays an important part in blood clotting by stopping the blood from clotting when enough clots have been produced. If not corrected, damage from too much clotting can cause death.

        Oncology.    Baxalta's Oncology sales were $87 million in 2015 resulting from Baxalta's acquisition of the ONCASPAR (pegaspargase) leukemia product portfolio from Sigma-Tau Finanziaria S.p.A.

  •
  ONCASPAR.  ONCASPAR is indicated as a component of a multi-agent chemotherapeutic regimen for the first-line treatment of patients with acute lymphoblastic leukemia (ALL) and for the treatment of patients with ALL and hypersensitivity to native forms of L-asparaginase. ONCASPAR is currently approved in the United States as a first line treatment and was recently approved more broadly in the EU for use as a combination therapy for the treatment of ALL in pediatric patients from birth to 18 years as well as adult patients.

        Enhancements and Increased Access to Approved Products.    Baxalta also works to expand treatment options for patients by seeking additional indications for and developing innovative enhancements to its existing product portfolio. Further, Baxalta often seeks to expand access to its products for patients geographically by seeking regulatory approvals for its products throughout the globe and developing innovative partnerships with foreign governments.

Building a Diversified Biopharmaceutical Pipeline

        Baxalta is committed to developing a robust new product pipeline focused on new and innovative biopharmaceuticals that address unmet medical needs. This includes exploring new indications and emerging uses based on Baxalta's current portfolio, as well as executing product enhancements designed to meet patient and provider needs. Baxalta's internal development programs are augmented with a number of collaborations that leverage Baxalta's proven expertise and extend the pipeline into new therapeutic areas.

        Among the promising products, therapies and acquisitions in Baxalta's pipeline are the following:

Hematology

        VONVENDI.    VONVENDI is a recombinant therapy providing a pure von Willebrand disease (VWD) factor with customized dosing. VWD is a genetic disorder that results in impaired clotting with limited other treatment options. Baxalta received U.S. regulatory approval in December 2015 and anticipates the product will be broadly available in the United States in late 2016.

        BAX 826.    BAX 826 is an investigational, extended half-life rFVIII treatment targeting weekly dosing for hemophilia A patients. In November 2015, Baxalta announced the submission of a clinical trial application to the UK Medicines and Healthcare Products Regulatory Agency to initiate a first-in-human clinical trial to evaluate the safety and efficacy of BAX 826 and, in March 2016, Baxalta announced that it had commenced its Phase I clinical trial of BAX 826.

        BAX 335 (Gene Therapy).    BAX 335 is an investigational factor IX gene therapy treatment for hemophilia B. The AAV8 vector-based technology has the potential to re-define the concept of longer-acting therapy. A Phase I/II open-label clinical trial to assess the safety and optimal dosing schedule of BAX 335 is ongoing.

        BAX 817.    BAX 817 is a recombinant factor VIIa (rFVIIa) for the treatment of acute bleeding episodes in hemophilia A or B patients with inhibitors. In March 2015, Baxalta announced positive results from its Phase III clinical trial evaluating the safety and efficacy of BAX 817.

Immunology

        20% GAMMAGARD LIQUID SubQ.    20% GAMMAGARD LIQUID SubQ is a higher-potency immunoglobulin therapy offering patients faster infusions with less volume. Baxalta filed for approval in Europe in May 2015 and in the United States in September 2015.

        HYQVIA.    Baxalta is undertaking efforts to expand indications for HYQVIA, including for the treatment of chronic inflammatory demyelinating polyradiculoneuropathy (CIDP), a neurological disorder characterized by progressive weakness and impaired sensory function in the legs and arms. A Phase III clinical trial is underway.

        SM101.    In March 2015, Baxalta acquired SuppreMol GmbH (SuppreMol), a biopharmaceutical company based in Germany with an early-stage development portfolio of novel treatment options for autoimmune and allergic diseases, focusing on the modulation of Fc receptor signaling pathways, an immune target that could have broad applications in autoimmune disorders. SuppreMol's pipeline includes lead candidate SM101, an investigational immunoregulatory treatment that has completed Phase IIa studies for systemic lupus erythematosus (SLE), a disorder in which the immune system attacks healthy tissue.

Oncology

        ONCASPAR.    In July 2015, Baxalta acquired the ONCASPAR (pegaspargase) product portfolio from Sigma-Tau Finanziaria S.p.A. Through the acquisition, Baxalta gained the investigational biologic calaspargase pegol that is in development for the treatment of ALL with an increased shelf life that is expected to reduce dosing frequency.

        nal-IRI (MM-398).    Baxalta has entered into an exclusive license and collaboration agreement with Merrimack Pharmaceuticals, Inc. (Merrimack) for the development and commercialization of nanoliposomal irinotecan injection, or nal-IRI (MM-398), an investigational drug candidate for the treatment of patients with metastatic pancreatic cancer previously treated with a gemcitabine-based therapy. For more information on this collaboration, see section titled "—Collaborations" of this proxy statement/prospectus.

        BAX 069.    BAX 069 is a monoclonal antibody with a novel mode of action for the treatment of solid tumors, targeting the oxidized form of cytokine macrophage migration inhibitor factor (oxMIF). BAX 069 is currently in Phase II clinical trials (colorectal cancer and malignant ascites).

        Symphogen Collaboration.    In late December 2015, Baxalta entered into a strategic immuno-oncology collaboration with Symphogen. Together, Baxalta and Symphogen expect to advance novel therapeutics against six checkpoint targets, with the first program expected to enter clinical studies in 2017. For more information on this collaboration, see section titled "—Collaborations" of this proxy statement/prospectus.

Biosimilars

        With more than $70 billion in branded biologics going off patent between 2014 and 2021, biosimilars present an attractive growth opportunity for Baxalta. Baxalta's biosimilar collaborations include the following:

        BAX 2200.    Baxalta has established a collaboration with Coherus Biosciences, Inc. (Coherus) to develop and commercialize BAX 2200, a biosimilar product candidate for ENBREL® (etanercept), indicated for the treatment of autoimmune deficiencies, in Europe, Canada, Brazil and other markets. This is Baxalta's most advanced biosimilar, and, in January 2016, Baxalta announced that it had met its primary end point in its Phase III clinical trials for rheumatoid arthritis. There is also a Phase III clinical trial ongoing for psoriasis and, in early stage clinical trials, Coherus has demonstrated pharmacokinetic (PK) equivalence versus the innovator molecule.

        BAX 923.    Baxalta is collaborating with Momenta Pharmaceuticals, Inc. (Momenta) on the development and commercialization of BAX 923, a biosimilar product candidate for HUMIRA® (adalimumab). In December 2015, Baxalta announced that BAX923 met the primary endpoint in a study evaluating the pharmacokinetics of BAX923 compared to both U.S. and EU sourced HUMIRA® reference products in healthy volunteers. Separately, in October 2015 Baxalta initiated a pivotal clinical trial for BAX923 in patients with chronic plaque psoriasis.

Research and Development Activities

        Baxalta's investment in R&D is essential to its future growth and its ability to remain competitive in the markets in which it participates. Accordingly, Baxalta continues to focus its investment in R&D programs to enhance future growth through clinical differentiation. Expenditures for Baxalta's R&D activities were $1.2 billion in 2015, $820 million in 2014 and $595 million in 2013. These expenditures include costs associated with R&D activities performed at Baxter's R&D centers as well as in-licensing, milestone and reimbursement payments made to partners for R&D work performed at non-Baxalta locations. Included in Baxalta's R&D activities in 2015 were upfront and milestone payments to collaboration partners of $390 million.

        Baxalta intends to develop and grow its product portfolio primarily through external innovation, including through acquisitions, asset purchases, in-licensing transactions, development, supply and distribution agreements and other strategic partnerships, which will be complimented by ongoing internal R&D efforts. Such arrangements with third parties often result in Baxalta making an upfront payment to its partners upon the initial execution of a collaboration or similar agreement and future contingent payments to Baxalta's partners upon the achievement of development, regulatory, commercial or other milestones. These upfront payments and pre-regulatory approval milestone payments are expensed to R&D and may result in significant R&D charges in one period with no comparable charge or charges in another period. The timing and impact of these payments on Baxalta's results of operations and financial condition may be difficult to predict.

        In 2014, Baxalta announced that it entered into a long-term lease in Cambridge, Massachusetts, for a facility that now serves as Baxalta's global innovation center, and as the headquarters for Research & Development, Oncology, Biosimilars and Business Development. Also in 2014, Baxalta entered into a strategic partnership with Quintiles, a leading global provider of biopharmaceutical development and commercial outsourcing services, pursuant to which Quintiles assumed responsibility for certain routine clinical development activities for Baxalta and provides strategic input to certain R&D programs. Baxalta will maintain the leadership, management and accountability roles for its R&D programs, as well as operational responsibility for its early stage and non-clinical research.

        For more information on Baxalta's R&D activities, see section titled "—Management's Discussion and Analysis of Financial Condition and Results of Operations for Baxalta—Executive Summary—Research and Development and External Innovation" of this proxy statement/prospectus.

Collaborations

        Baxalta has entered into several significant collaborations, alliances and other business development transactions to support its growth, including:

  •
  Merrimack Collaboration.  In September 2014, Baxalta entered into an exclusive license and collaboration agreement with Merrimack for the development and commercialization of nal-IRI (MM-398), an investigational drug candidate for the treatment of patients with metastatic pancreatic cancer previously treated with a gemcitabine-based therapy, for all potential indications outside the United States and Taiwan. A Phase III trial has been completed, and Baxalta filed for approval for second-line pancreatic cancer in the EU in May 2015. In October 2015, Merrimack received regulatory approval for nal-IRI in the United States and Taiwan.

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  Coherus Collaboration.  Baxalta has established a collaboration with Coherus to develop and commercialize BAX 2200, a biosimilar product candidate for ENBREL® (etanercept), indicated for the treatment of autoimmune deficiencies, in Europe, Canada, Brazil and other markets.

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  Momenta Collaboration.  Baxalta is collaborating with Momenta on the development and commercialization of adalimumab (BAX 923), a biosimilar product candidate for HUMIRA®, which is currently in early-stage development.

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  Symphogen Collaboration.  In late December 2015, Baxalta entered into a strategic immuno-oncology collaboration with Symphogen, a private biopharmaceutical company developing recombinant antibodies and antibody mixtures. Together, Baxalta and Symphogen expect to advance novel therapeutics against six checkpoint targets, with the first program expected to enter clinical studies in 2017. On a product-by-product basis, following successful completion of Phase I clinical trials, Baxalta will have exclusive option rights to complete late-stage development and worldwide commercialization.

        For more information about Baxalta's collaborations, alliances and other significant business development transactions, refer to the discussion in Note 5 to Baxalta's audited consolidated and combined financial statements included elsewhere in this proxy statement/prospectus.

Quality Management

        Baxalta's success depends upon the quality of its products. Quality management plays an essential role in meeting customer requirements, preventing defects, facilitating continuous improvement of Baxalta's products, processes and services, and assuring the safety and efficacy of Baxalta's products. Baxalta has one quality system deployed globally that enables the design, development, manufacturing, packaging, sterilization, handling, distribution and labeling of Baxalta's products to ensure they conform to customer requirements. In order to continually improve the effectiveness and efficiency of the quality system, various measurements, monitoring and analysis methods such as management reviews and internal, external and vendor audits are employed at local and central levels.

        Each product that Baxalta markets is required to meet specific quality standards, both in packaging and in product integrity and quality. If any product is determined to be compromised at any time, Baxalta endeavors to take all corrective and preventive actions necessary to ensure compliance with regulatory requirements and to meet customer expectations.

Intellectual Property

        Patents and other proprietary rights are essential to Baxalta's business. Baxalta relies on patents, trademarks, copyrights, trade secrets, know-how and confidentiality agreements to develop, maintain and strengthen its competitive position. Baxalta owns a number of patents and trademarks throughout the world and has entered into license arrangements relating to various third-party patents and technologies. Products manufactured by Baxalta are sold primarily under its own trademarks and trade names. Some products distributed by Baxalta are sold under its trade names, while others are sold under trade names owned by its suppliers or partners. Trade secret protection of unpatented confidential and proprietary information is also important to Baxalta. Baxalta maintains certain details about its products, processes and technology as trade secrets and generally requires employees, consultants, parties to collaboration agreements and other business partners to enter into confidentiality agreements. These agreements may be breached and Baxalta may not have adequate remedies for any breach. In addition, Baxalta's trade secrets may otherwise become known or be independently discovered by competitors. To the extent that Baxalta's employees, consultants, parties to collaboration agreements and other business partners use intellectual property owned by others in their work for Baxalta, disputes may arise as to the rights in related or resulting know-how and inventions.

        Biologics are entitled to exclusivity under the BPCIA. The BPCIA provides a pathway for approval of biosimilars following the expiration of 12 years of exclusivity for the innovator biologic and a potential additional 180 day-extension term for conducting pediatric studies. The BPCIA also includes an extensive process for the innovator biologic and biosimilar manufacturer to litigate patent infringement, validity, and enforceability prior to the approval of the biosimilar. The BPCIA does not, however, change the duration of patents granted on biologic products. For more information regarding governmental regulation of biosimilars, see section titled "—Regulation" of this proxy statement/prospectus.

        Baxalta's policy is to protect its products and technology through patents, and the maintenance of trade secrets and trademarks on a worldwide basis. This protection is sought in a manner that balances the cost of such protection against obtaining the greatest value for Baxalta. Baxalta also recognizes the need to promote the enforcement of its intellectual property and takes commercially reasonable steps to enforce its intellectual property around the world against potential infringers, including judicial or administrative action where appropriate.

        Baxalta operates in an industry susceptible to significant patent litigation. At any given time, Baxalta is involved as either a plaintiff or defendant in a number of patent infringement and other intellectual property-related actions. Such litigation can result in significant royalty or other payments or result in injunctions that can prevent the sale of products.

Regulation

        The operations of Baxalta and many of the products it manufactures or sells are subject to extensive regulation by numerous government agencies, both within and outside of the United States. The FDA, the European Medicines Agency, or the EMA, the China Food and Drug Administration, or the CFDA, and other government agencies both inside and outside of the United States, regulate the testing, safety, effectiveness, manufacturing, labeling, promotion and advertising, distribution and post-market surveillance of Baxalta's products. Baxalta must obtain specific approval from FDA and non-U.S. regulatory authorities before it can market and sell most of its products in a particular country.

        In the United States, Baxalta's products often undergo a three phase clinical testing program, with the results of preclinical and clinical trials submitted to FDA in the form of either a Biologics License Application, or BLA, for biologic products or a new drug application for non-biologic products. Most non-U.S. jurisdictions where Baxalta markets its products have product approval and post-approval regulatory processes that are similar in principle to those in the United States. In Europe, for example, there are several tracks for marketing approval, depending on the type of product for which approval is sought. Under the centralized procedure in Europe, a company submits a single application to the EMA that is similar to the BLA or NDA, as applicable, in the United States. A marketing application approved by the European Commission, or the EC, is valid in all member states. In addition to the centralized procedure, Europe also has various other methods for submitting applications and receiving approvals. Regardless of the approval process employed, various parties share responsibilities for the monitoring, detection, and evaluation of adverse events post-approval, including national authorities, the EMA, the EC, and the marketing authorization holder. In some regions, it is possible to receive an "accelerated" review whereby the national regulatory authority will commit to truncated review timelines for products that meet specific medical needs.

        The complex nature of biologics, including biosimilar formulations of reference biologic products, has warranted the creation of biosimilar regulatory approval pathways with strict, science-based approval standards that take into account patient safety considerations. These biosimilar approval pathways are considered to be more abbreviated than for new biologics, although they are significantly different from the abbreviated approval pathways available for "generic drugs" (small-molecule drugs that are the same as, and bioequivalent to, an already-approved small molecule drug). The European Union has created a pathway for the approval of biosimilars, and has published guidance for approval of certain biosimilar products. In the U.S., the BPCIA was passed in 2010 and authorized FDA to approve biosimilars, but the U.S. approval pathway for biosimilar applications remains relatively untested and is subject to ongoing guidance from FDA. While mature pathways for regulatory approval of generic drugs and healthcare systems exist around the globe that support and promote the substitutability of generic drugs, the approval pathways for biosimilar products remain in various stages of development, as do private and public initiatives or actions supporting the substitutability of biosimilar products. Thus, the extent to which biosimilars will be viewed as readily substitutable, and in practice readily substituted, for the reference biologic product is still being determined.

        The BPCIA establishes a period of 12 years of data exclusivity for reference biologic products in order to preserve incentives for future innovation. Under this framework, FDA cannot make a product approval effective for any biosimilar application until at least 12 years after the reference product's date of first licensure.

        Additionally, any changes to current products may be subject to vigorous regulatory review, including multiple submissions to the applicable authority, and approvals are not certain. Even after Baxalta obtains regulatory approval to market a product, the product and Baxalta's manufacturing processes and quality systems are subject to continued review by FDA and other regulatory authorities globally. State agencies in the United States also regulate the facilities, operations, employees, products and services of Baxalta within their respective states. Baxalta and its facilities are subject to periodic inspections and possible administrative and legal actions by FDA and other regulatory agencies inside and outside of the United States. Such actions may include warning letters, product recalls or seizures, monetary sanctions, injunctions to halt manufacture and distribution of products, civil or criminal sanctions, refusal of a government to grant approvals or licenses, restrictions on operations or withdrawal of existing approvals and licenses. As situations require, Baxalta takes steps to ensure safety and efficacy of its products, such as removing products found not to meet applicable requirements from the market and improving the effectiveness of quality systems.

        Baxalta and its products are also subject to various other regulatory regimes both inside and outside the United States. In the United States alone, Baxalta is subject to the oversight of FDA, OIG, the Center for Medicare/Medicaid Services, or CMS, DOJ, the Environmental Protection Agency, the Department of Defense and Customs and Border Protection, in addition to others. Baxalta supplies products and services to healthcare providers that are reimbursed by federally funded programs such as Medicare. As a result, Baxalta's activities are subject to regulation by CMS and enforcement by OIG and DOJ. In jurisdictions outside of the United States, Baxalta's activities are subject to regulation by government agencies including the EMA in Europe, CFDA in China and other agencies in other jurisdictions. Many of the agencies enforcing these laws have increased their enforcement activities with respect to healthcare companies in recent years. These actions appear to be part of a general trend toward increased enforcement activity globally.

        The sales, marketing and pricing of products and relationships that pharmaceutical companies have with healthcare providers are under increased scrutiny by federal, state and foreign government agencies. Compliance with the Anti-Kickback Statute, False Claims Act, Federal Food, Drug and Cosmetic Act (including as these laws relate to off-label promotion and production of products) and other healthcare related laws, as well as competition, data and patient privacy and export and import laws, is under increased focus by the agencies charged with overseeing such activities, including the FDA, OIG, DOJ and FTC. Anti-kickback laws make it illegal to solicit, offer, receive or pay any remuneration in exchange for or to induce the referral of business, including the purchase or prescription of a particular drug that is reimbursed by a state or federal program. False claims laws prohibit knowingly and willingly presenting, or causing to be presented for payment to third-party payors (including Medicare and Medicaid) any claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed or claims for medically unnecessary items or services. Violations of fraud and abuse laws may be punishable by criminal and civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal healthcare programs (including Medicare and Medicaid).

        DOJ and SEC have also increased their focus on the enforcement of the FCPA, particularly as it relates to the conduct of pharmaceutical companies. The FCPA and similar anti-bribery laws generally prohibit companies and their employees, contractors or agents from making improper payments to government officials for the purpose of obtaining or retaining business. Healthcare professionals in many countries are employed by the government and consequently may be considered government officials. Foreign governments have also increased their scrutiny of pharmaceutical companies' sales and marketing activities and relationships with healthcare providers and competitive practices generally.

        FDA regulates all advertising and promotion activities and communications for products under its jurisdiction both before and after approval. A company can make only those claims relating to safety and efficacy that are approved by FDA. Healthcare providers are permitted to prescribe drugs for "off-label" uses—that is, uses not approved by FDA and therefore not described in the drug's labeling—because FDA does not regulate the practice of medicine. However, FDA regulations impose stringent restrictions on manufacturers' communications regarding off-label uses. Broadly speaking, a manufacturer may not promote a drug for off-label use, but may engage in non-promotional, balanced communication regarding off-label use under certain conditions. Failure to comply with applicable FDA requirements and restrictions in this area may subject a company to adverse publicity and enforcement action by FDA, DOJ, OIG and the Department of Health and Human Services, as well as state authorities. Noncompliance could subject a company to a range of penalties that could have a significant commercial and financial impact, including civil and criminal fines and the imposition of agreements that materially restrict the manner in which a company promotes or distributes its products.

Ethics and Compliance

        In order to maintain compliance with applicable laws and regulations, Baxalta has established a comprehensive global ethics and compliance program. The program is intended to prevent, detect and mitigate risk across the organization and throughout the lifecycle of Baxalta's products. Baxalta's program starts with a culture and expectation of compliance at all levels of the organization. It also includes, among other things, resources to address compliance globally; formal compliance governance; mechanisms to intake questions and concerns; policies, processes and procedures; communications; training; various forms of risk-based auditing and monitoring; review of alleged misconduct; and, when necessary, disciplinary action for failure to comply. All of these actions are intended to protect Baxalta from conduct by individual employees and agents that may be in violation of legal and regulatory requirements and Baxalta's compliance expectations.

        Compliance with applicable laws and regulations is costly and materially affects Baxalta's business. Baxalta expects that compliance with laws and regulations around the globe will increasingly require significant technical expertise and capital investment. Healthcare regulations substantially increase the time, difficulty and costs incurred in obtaining approval to market and promote products, and Baxalta's failure to meet its compliance obligations may result in regulatory and enforcement actions, the seizure or recall of products, the suspension or revocation of the authority necessary for product production and sale, and other civil or criminal sanctions, including fines and penalties. Baxalta expects to continuously devote substantial resources to proactively maintain, administer and expand its compliance program globally.

Sales, Marketing and Distribution Capabilities

        Baxalta has its own direct sales force and also makes sales to and through independent distributors, drug wholesalers acting as sales agents and specialty pharmacy or other alternate site providers. Baxalta reviews its sales channels from time to time, and will make changes in its sales and distribution model as Baxalta believes necessary to best implement Baxalta's business plan and strategies. Managed care providers (for example, health maintenance organizations), hospitals, and state and federal government agencies are also important customers.

        In the United States, third parties warehouse and ship a significant portion of Baxalta's products through their distribution centers. These centers are generally stocked with adequate inventories to facilitate prompt customer service. Sales and distribution methods include frequent contact by sales and customer service representatives, automated communications via various electronic purchasing systems, circulation of catalogs and merchandising bulletins, direct-mail campaigns, trade publication presence and advertising.

        International sales are made and products are distributed on a direct basis or through independent distributors or sales agents in approximately 100 countries. In many international locations, including much of Europe, Latin America, Asia and Australia, for example, the government purchases products through public tenders or collective purchasing.

International Operations

        A significant portion of Baxalta's revenues are generated outside of the United States and geographic expansion remains a core component of Baxalta's strategy. Baxalta's international presence includes operations in Europe (including Eastern and Central Europe), the Middle East, Africa, Asia-Pacific, Latin America and Canada. Baxalta is subject to certain risks inherent in conducting business outside of the United States. For more information on these risks, see section titled "Risk Factors—Risks Related to Baxalta's Business—Baxalta is subject to risks associated with doing business globally" and "Risk Factors—Risks Related to Baxalta's Business—Changes in foreign currency exchange rates and interest rates could have a material adverse effect on Baxalta's operating results and liquidity" in this proxy statement/prospectus.

        For financial information about foreign and domestic operations and geographic information, refer to the discussion in Note 19 to Baxalta's audited consolidated and combined financial statements included elsewhere in this proxy statement/prospectus. For more information regarding foreign currency exchange risk, see section titled "—Management's Discussion and Analysis of Financial Condition and Results of Operations for Baxalta—Currency Risk" of this proxy statement/prospectus.

Properties

        Baxalta's global headquarters are located in a 260,000 square foot facility in Bannockburn, Illinois. Baxalta manufactures its products in more than ten manufacturing facilities around the world. Baxalta owns or has long-term leases on all of its manufacturing facilities. Baxalta's principal manufacturing facilities are listed below.

Location	Owned/Leased
Krems, Austria	Owned(1)
Orth, Austria	Owned
Vienna, Austria	Owned
Lessines, Belgium	Owned
Hayward, California	Leased
Los Angeles, California	Owned
Thousand Oaks, California	Owned
Covington, Georgia	Owned(2)
Pisa, Italy	Owned
Rieti, Italy	Owned
Milford, Massachusetts	Owned
Woodlands, Singapore	Owned/Leased(3)
Neuchatel, Switzerland	Owned

(1)
Baxalta is expanding its manufacturing facility in Krems, Austria, for production of Hematology products. The expansion project is expected to be completed in 2018.

(2)
Baxalta is currently building a state-of-the-art manufacturing facility near Covington, Georgia, to support the growth of its plasma-based products. The timeline on the project spans several years with commercial production scheduled to begin in 2018.

(3)
Baxalta owns the facility at Woodlands, Singapore, and leases the property upon which it rests.

        In 2015, Baxalta opened its global innovation center based in Cambridge, Massachusetts, serving as the headquarters for Research & Development, Oncology, Biosimilars and Business Development.

        Baxalta's facility in Hoover, Alabama is a critical facility for the testing of human plasma, including plasma collected by its BioLife subsidiary (as more fully described in the section titled "—Sources and Availability of Raw Materials" of this proxy statement/prospectus) for use in Baxalta's products.

        Baxalta's properties include facilities which, in Baxalta's opinion, are suitable and adequate for development, manufacture, and distribution of its products.

Third Party Agreements and Agreements with Baxter

        Following the separation, Baxalta and Baxter operate separately, each as an independent public company. Prior to the separation, Baxalta and Baxter entered into a separation and distribution agreement and several other agreements to effect the separation and provide a framework for Baxalta's relationship with Baxter after the separation. These agreements govern the relationships between Baxter and Baxalta subsequent to the completion of the separation and provide for the separation between Baxter and Baxalta of the assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the separation. In addition to the separation and distribution agreement (which contains many of the key provisions related to Baxalta's separation from Baxter and the distribution of certain of Baxalta's shares of common stock to Baxter stockholders), these agreements include:

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  the transition services agreement;

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  the long term services agreement;

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  the tax matters agreement;

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  the manufacturing and supply agreement;

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  the employee matters agreement;

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  the trademark license agreement;

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  the Galaxy license agreement;

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  the international commercial operations agreement; and

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  the shareholder's and registration rights agreement with respect to Baxter's continuing ownership of Baxalta common stock.

        These following descriptions of the agreements between Baxalta and Baxter related to the separation are qualified in their entireties by reference to the full text of the applicable agreements.

        Baxter and Baxalta entered into other agreements prior to the separation that are not material to Baxalta's business. These agreements include lease and sublease agreements, agreements related to sharing of resources and costs related to company planes, as well as certain distribution and other commercial agreements. In connection with the merger, Baxalta also entered into a letter agreement with Baxter and Shire, which addresses certain aspects of the tax matters agreement and modifies certain aspects of the shareholder's and registration rights agreement. For more information on the letter agreement, see section titled "Letter Agreement" in this proxy statement/prospectus.

        Revenues associated with the manufacturing and supply agreement with Baxter were $71 million during the six months ended December 31, 2015. The manufacture and supply agreement did not contribute a significant amount of gross margin or net income to Baxalta's results of operations during the six months ended December 31, 2015. Additionally, during the six months ended December 31, 2015, Baxalta incurred selling, general and administrative expenses of approximately $65 million associated with the transition services agreement. Net costs charged to Baxter related to the long term services agreement were approximately $2 million for the six months ended December 31, 2015.

        Under the terms of the international commercial operations agreement with Baxter, Baxalta is responsible for the business activities conducted by Baxter on its behalf in certain countries, and is subject to the risks and entitled to the benefits generated by these operations and assets. As a result, the related assets and liabilities and results of operations have been reported in Baxalta's consolidated financial statements as of and for the six months ended December 31, 2015. Net sales related to these operations totaled approximately $414 million during the six months ended December 31, 2015. At December 31, 2015, the assets and liabilities consisted of inventories of $101 million, other current assets of $236 million and accrued liabilities of $46 million.

        Additionally, Baxalta had net amounts due to Baxter of $65 million as of December 31, 2015 related to intercompany balances which originated prior to the separation and ongoing transactions with Baxter associated with the separation-related agreements, including tax-related indemnifications of $126 million.

The Separation and Distribution Agreement

        The separation and distribution agreement sets forth the agreements between Baxter and Baxalta regarding the principal transactions required to effect Baxalta's separation from Baxter and other agreements governing Baxalta's relationship with Baxter.

        The separation and distribution agreement identified assets transferred, liabilities assumed and contracts assigned to each of Baxalta and Baxter as part of the separation, and it provided for when and how these transfers, assumptions and assignments were to have occurred or will occur. In particular, the separation and distribution agreement provides, among other things, for the following, subject to the terms and conditions contained therein:

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  certain assets related to the businesses and operations of Baxter's biopharmaceuticals business and any other assets specified in the separation and distribution agreement, which are collectively referred to as the Baxalta Assets, were or will be transferred to Baxalta or one of Baxalta's subsidiaries;

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  certain liabilities (including whether accrued, contingent or otherwise) arising out of or resulting from the Baxalta Assets, other liabilities related to the businesses and operations of Baxter's biopharmaceuticals business and any other liabilities specified in the separation and distribution agreement, which are collectively referred to as the Baxalta Liabilities, were retained by or transferred to Baxalta or one of Baxalta's subsidiaries;

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  all of the assets and liabilities (including whether accrued, contingent or otherwise) other than the Baxalta Assets and Baxalta Liabilities (such assets and liabilities are referred to as the Baxter Assets and Baxter Liabilities, respectively) were retained by or transferred to Baxter or one of its subsidiaries; and

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  Baxalta and Baxter were and are to continue to use commercially reasonable efforts to cause certain shared contracts to be assigned in part to Baxalta or Baxalta's applicable subsidiaries, appropriately amended, or replaced or otherwise addressed in a manner that allows each of Baxalta and Baxter and their respective subsidiaries to retain the appropriate portion of the benefits and burdens of those contracts in light of the separation of the biopharmaceuticals business from Baxter's other businesses.

        Except as expressly set forth in the separation and distribution agreement or any ancillary agreement, neither Baxalta nor Baxter made any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either Baxalta or Baxter, or as to the legal sufficiency of any assignment document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. Except as set forth in the separation and distribution agreement or any ancillary agreement, all assets were transferred on an "as is," "where is" basis and the respective transferees bears the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests, or judgments are not complied with. In general, each of Baxter and Baxalta assumed liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and have agreed to indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters. In addition, the separation and distribution agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of the Baxalta business with Baxalta and financial responsibility for the obligations and liabilities of Baxter's remaining business with Baxter. Specifically, each of Baxalta and Baxter have agreed to indemnify, defend and hold harmless the other party, its subsidiaries and their respective directors, officers, employees and agents against any liabilities resulting from, arising out of or resulting from, directly or indirectly:

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  the liabilities that each such party assumed or retained pursuant to the separation and distribution agreement (which, in the case of Baxalta, would include the Baxalta Liabilities and, in the case of Baxter, would include the Baxter Liabilities);

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  in the case of Baxalta, the conduct of any business by it or any of its subsidiaries following the separation;

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  in the case of Baxter, the conduct by it and its subsidiaries of their respective businesses, other than as conducted on behalf of Baxalta or any of its subsidiaries;

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  any breach by such party of the separation and distribution agreement or the other transaction agreements (subject to the limitations, if any, expressly set forth in such agreements);

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  in the case of Baxalta, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in Baxalta's registration statement on Form 10 initially filed under the Exchange Act on December 10, 2014, together with all amendments and supplements thereto or the information statement forming a part of such registration statement as the same may be amended or supplemented from time to time, except to the extent made explicitly in Baxter's name or the omission of which makes any statement made explicitly in Baxter's name misleading; and

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  in the case of Baxter, any untrue statement or alleged untrue statement of a material fact made explicitly in Baxter's name in Baxalta's registration statement on Form 10 initially filed under the Exchange Act on December 10, 2014, together with all amendments and supplements thereto or the information statement forming a part of such registration statement as the same may be amended or supplemented from time to time, or an omission or alleged omission to state a material fact necessary to make any such statement made explicitly in Baxter's name not misleading.

        The separation and distribution agreement also specifies procedures with respect to claims subject to indemnification and related matters.

        Each of the parties agreed to cooperate with the other party and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things necessary or advisable under applicable law or contractual obligations to consummate the transactions contemplated by, and effectuate the provisions and purposes of, the separation and distribution agreement and the other transaction agreements. The separation and distribution agreement provides that, in the event that the transfer or assignment of certain assets and liabilities to Baxalta or Baxter, as applicable, did not occur prior to the separation (including as a result of governmental or other required third-party consents not being received prior to such time), then until such assets or liabilities are able to be transferred or assigned, Baxalta or Baxter, as applicable, will hold such assets on behalf of and for the benefit of the other party and will pay, perform, and discharge such liabilities, for which the other party will reimburse Baxter or Baxalta, as applicable, for all payments made in connection with the performance and discharge of such liabilities.

        The separation and distribution agreement also governs the rights and obligations of Baxter and Baxalta regarding the separation.

        Under the separation and distribution agreement, following the separation, Baxalta and Baxter are obligated to provide each other access to information in certain circumstances. The separation and distribution agreement also imposes obligations with respect to retention of information and confidentiality.

        The separation and distribution agreement provides for the allocation among the parties of rights and obligations under existing insurance policies with respect to occurrences prior to completion of the separation and sets forth procedures for the administration of insured claims. In addition, the separation and distribution agreement allocates between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies.

Transition Services Agreement

        Baxalta and Baxter entered into a transition services agreement, which we refer to as the transition services agreement, prior to the separation pursuant to which Baxalta and Baxter and their respective subsidiaries provide to each other, on an interim, transitional basis, various services. The services to be provided by Baxter include, among others, finance, information technology, human resources, quality, supply chain and certain other administrative services, and will generally be provided on a cost-plus basis. The services generally commenced on the distribution date and will generally terminate within 24 months (or 36 months in the case of certain information technology services) following the distribution date.

        Baxalta anticipates that it will be in a position to complete the transition away from most of the transition services on or before the date that is 24 months following the distribution date, or 36 months in the case of certain information technology services. The recipient of services will generally have the right to terminate any or all services upon 180 days' notice and will have the right to extend the initial duration of some or all of the services for up to six months.

Long Term Services Agreement

        Baxter and Baxalta entered into a long term services agreement, which we refer to as the long term services agreement, prior to the separation pursuant to which Baxter and Baxalta and their respective subsidiaries provide to each other certain services at facilities shared by the parties following the separation. These services include providing utilities and other critical services, the absence of which could disrupt the parties' operations. The recipient of services generally has the right to terminate any or all services upon 180 days' notice. The services are generally provided on a cost basis in light of the services generally allowing the parties to each benefit from the continued sharing of fixed costs for services used by each of them.

Tax Matters Agreement

        Baxalta and Baxter entered into the tax matters agreement prior to the distribution which generally governs Baxalta's and Baxter's respective rights, responsibilities and obligations after the distribution with respect to taxes for any tax period ending on or before the distribution date, as well as tax periods beginning before and ending after the distribution date. In addition, the tax matters agreement addresses the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to effectuate the distribution. In addition, under the tax matters agreement, Baxalta is required to indemnify Baxter against any tax liabilities resulting from Baxalta's action or inaction that causes the Baxter Transactions or certain related transactions to be taxable. Baxalta is required to—indemnify Baxter against any tax liabilities as a result of the acquisition of Baxalta's stock or assets, even if Baxalta did not participate or otherwise facilitate the acquisition.

        On January 11, 2016, Baxter, Shire and Baxalta entered into the letter agreement in connection with the merger, which, among other things, supplements certain aspects of the tax matters agreement. Under the letter agreement, from and after the closing of the merger, Baxalta agreed to indemnify, and Shire agreed to guarantee such indemnity to, Baxter and each of its affiliates and each of their respective officers, directors and employees against certain tax-related losses attributable to, or resulting from (in whole or in part) the merger (as described in more detail in the letter agreement). For a description of the letter agreement, see section titled "Letter Agreement" of this proxy statement/prospectus. For a description of Baxter's waiver of certain rights contained in the tax matters agreement, see section titled "Risk Factors—Risks Related to the Separation and Distribution—Baxalta may not be able to engage in certain corporate transactions after the separation."

        Baxalta's and Shire's indemnification obligations to Baxter and its subsidiaries, officers, and directors under the tax matters agreement and letter agreement are not limited in amount or subject to any cap. If Baxalta and Shire are required to indemnify Baxter and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement (as supplemented by the letter agreement), it could have a material adverse effect on Baxalta and Shire.

        For a description of the potential effect of the merger on the tax status of the Baxter Transactions, see section titled "Risk Factors—Risks Related to the Proposed Merger—The merger could result in significant liability to Shire and Baxalta if the merger causes the separation of Baxalta from Baxter or a Later Distribution, as defined below, to be taxable."

Manufacturing and Supply Agreement

        Baxalta entered into a manufacturing and supply agreement with Baxter, which we refer to as the manufacturing supply, which we refer to as the manufacturing and supply agreement prior to the separation pursuant to which Baxalta or Baxter, as the case may be, will manufacture, label, and package products for the other party.

        The terms of the manufacturing and supply agreement range in initial duration from five to ten years, with the five-year arrangements generally having a single one-year extension right and the ten-year arrangements having four five-year extension rights. The manufacturing and supply obligations will generally be performed on a cost-plus basis.

        The terms of the manufacturing and supply agreement are subject to early termination at the option of the purchaser upon not less than one-year's notice, and are also subject to termination in the event of ongoing breach not cured within 60 days or a bankruptcy-related event of the other party.

        The manufacturing and supply agreement provides Baxalta the right during the ten-year initial term for manufacturing of Baxalta's Flexbumin products (plus any extension period thereafter when Baxter continues to have such production capabilities) to purchase equipment that includes Baxter proprietary technology used to manufacture Baxalta's Flexbumin product line. Any such equipment purchased by Baxalta will be at Baxter's fully loaded costs thereof, plus the same mark-up applied to other production under the manufacturing and supply agreement. Baxalta's rights to such technology are limited by the terms of the Galaxy license agreement described in this proxy statement/prospectus, including with respect to the use of such technology and the physical location and ownership of any such equipment.

Employee Matters Agreement

        Baxalta also entered into an employee matters agreement with Baxter, which we refer to as the employee matters agreement. The employee matters agreement allocates assets, liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation, including the treatment of outstanding incentive awards and certain retirement and welfare benefit obligations, both in and outside of the United States.

        The employee matters agreement provides that, unless otherwise specified, Baxalta will be responsible for liabilities associated with employees who transferred to Baxalta, whether incurred prior to or after the separation, and Baxter will be responsible for liabilities associated with other employees, including employees retained by Baxter and, except in only a limited number of locations, any former employee.

        Baxalta employees generally became eligible to participate in Baxalta benefit plans as of the distribution date. In general, Baxalta benefit plans contain terms substantially similar to those of the corresponding Baxter plans.

        In general, Baxalta will credit each employee with his or her service with Baxter prior to the separation for all purposes under the Baxalta benefit plans, so long as such crediting does not result in a duplication of benefits.

        In accordance with the employee matters agreement, Baxalta has established a deferred compensation plan, which we refer to as the Baxalta DCP, with terms comparable in the aggregate to those of the Baxter International Inc. and Subsidiaries Deferred Compensation Plan as of the distribution date, except that the investment options are different under the Baxalta DCP. Additionally, Baxalta assumed, and has caused the Baxalta DCP to assume, all liabilities for obligations under the Baxter International Inc. and Subsidiaries Deferred Compensation Plan for the benefits of each transferred employee. Also, Baxter and Baxalta have caused the accounts of each transferred employee participating in the Baxter International Inc. and Subsidiaries Deferred Compensation Plan to be transferred to the Baxalta DCP. Baxalta has credited each transferred employee's account with the amount deferred by such person into the Baxter International Inc. and Subsidiaries Deferred Compensation Plan as of the employment transfer date (plus employer contributions) and will recognize and honor all deferral and distribution elections made by such individual.

        Baxalta has established a U.S. pension plan with terms substantially similar to the corresponding plan at Baxter and non-U.S. pension and retirement plans (whether defined contribution or defined benefit pension plans) with terms reasonably comparable to the corresponding non-U.S. plans at Baxter; provided that in a limited number of countries the parties will continue to share plans for a transitional period. The assets and liabilities under the corresponding Baxter plans with respect to transferred employees have been or will be transferred to the corresponding Baxalta plan. Transferred employees are eligible to participate in such Baxalta plans to the extent they were eligible to participate in the corresponding Baxter plans as of the applicable pension separation date or employment transfer date, and they will receive credit for Baxter service to the extent credited under the corresponding Baxter Plan and recognition for compensation paid by Baxter that was recognized under the corresponding Baxter plan as though it were compensation paid by Baxalta.

Welfare Plans

        Baxalta has established health and welfare plans with terms comparable in the aggregate to the corresponding Baxter health and welfare plans. Baxalta will use commercially reasonable efforts to cause such plans to waive for purposes of initial enrollment all limitations as to preexisting conditions, service conditions or waiting periods that were not in effect under the corresponding Baxter health and welfare plans as of the employment transfer date, and to take into account eligible expenses incurred by a transferred employee in the portion of the year prior to the transfer date for purposes of satisfying deductible and other out-of-pocket requirements, as well as prior claim experience with the corresponding Baxter health and welfare plans with respect to maximum benefits available.

        In accordance with the employee matters agreement, Baxter retains liability for claims incurred under the Baxter health and welfare plans, except that Baxalta is responsible for claims incurred by employees who have transferred to Baxalta. Baxalta shall generally be responsible for disability benefits with respect to transferred employees, subject to exceptions specified in the employee matters agreement. Following the distribution date, Baxalta employees will generally participate in Baxalta's health and welfare plans. Baxter retains liability for retiree medical and life insurance benefits for employees continuing with Baxter and for former employees.

Equity Compensation Awards

        Equity awards are the most significant components of each named executive officer's compensation package. Equity awards are intended to motivate executive officers to drive the long-term performance of Baxalta and to align their interests with those of Baxalta's shareholders. This emphasis is appropriate as these officers have the greatest role in establishing Baxalta's direction and should have the greatest proportion of their compensation aligned with the long-term interests of shareholders.

        To align their economic interests with those of Baxalta shareholders, Baxalta's executive officers and non-employee directors are required to own a specified amount of Baxalta stock. Each of Baxalta's executive officers is required to achieve ownership of Baxalta common stock valued at a minimum of four times annual base salary (six times annual base salary in the case of Baxalta's Chief Executive Officer). Each of Baxalta's non-employee directors is required to achieve ownership of Baxalta common stock valued at a minimum of five times their annual cash retainer. In each case, the required ownership requirements must be met within five years of becoming an executive officer or non-employee director. These requirements, like the executive compensation recoupment policy discussed below, help ensure long-term focus and appropriate levels of risk-taking by Baxalta's executive officers and non-employee directors.

        Pursuant to Baxalta's securities trading policy, all Baxalta employees, including all named executive officers, and directors are prohibited from engaging in short-term trading activities and option transactions in Baxalta stock. As a result, such persons cannot enter into any "put" or "call" options or otherwise buy or sell derivatives on any Baxalta stock. Additionally, it is Baxalta's policy to not permit officers to pledge Baxalta stock as collateral for loans or otherwise as a security interest.

        If local regulations outside the United States or the terms of any employment agreement do not permit use of any adjustment method described therein or would cause an adverse effect for equity award holders, a compliant alternative adjustment method is to be used.

Trademark License Agreement

        Baxalta and Baxter entered into a transitional trademark license agreement, which we refer to as the trademark license agreement, pursuant to which each has granted the other a non-exclusive, royalty-free and worldwide license to use certain of each other's trademarks following the separation, with the license granted to Baxter limited to use by Baxter in its performance of its obligations under the separation transaction agreements. The license to Baxalta allows it to continue using certain of Baxter's trademarks (including the Baxter name) in order to provide sufficient time for Baxalta to rebrand or phase out its use of the licensed marks. Baxalta will use commercially reasonable efforts to take all such actions necessary to allow it to conduct its business without using Baxter's trademarks and will generally discontinue such use as soon as reasonably practicable. In addition to the general requirement that Baxalta discontinue use as soon as reasonably practicable, Baxalta is required to cease all use of the licensed marks within a specified period of time after the distribution date. If Baxalta is unable to discontinue use of the licensed marks within these time frames, it may request Baxter's consent for an extension with such consent not to be unreasonably withheld. Baxter may immediately terminate its license to Baxalta if Baxalta breaches any of its obligations under the agreement and fails to cure such breach within a reasonable period of time.

Galaxy License Agreement

        Baxalta entered into an intellectual property license agreement with Baxter, which we refer to as the Galaxy license agreement, pursuant to which Baxalta received a perpetual, non-transferrable, non-sublicenseable, royalty-free, fully paid, worldwide license to certain intellectual property known as the Galaxy technology in order to allow Baxalta to continue using such technology in its plasma-derived products. This license primarily provides Baxalta with the right to Galaxy trademarks, as well as know-how and trade secrets necessary to operate and maintain (but not to manufacture) equipment using the Galaxy technology. The license is exclusive to Baxalta with respect to the production and packaging of products that are primarily and directly derived from the fractionation of plasma, and

Baxalta's rights only apply to the production and packaging of any of Baxalta's products that are primarily and directly derived from the fractionation of plasma.

        The license rights granted to Baxalta only apply with respect to specified equipment purchased or otherwise transferred from Baxter, and only with respect to the use of such equipment at a list of Baxalta-owned locations agreed upon in advance by Baxter and Baxalta.

        The license is subject to termination in the event of ongoing breach not cured within 45 days, a bankruptcy-related event of the other party or in connection with any assignment in violation of the agreement. Following any termination or at any time when Baxter has the right to terminate the license agreement, Baxter will have the right to purchase any of the specified equipment to which the license rights apply or applied at a price equal to the then-current net book value of such equipment.

International Commercial Operations Agreement

        The local separation of Baxalta's business in certain countries outside the United States did not occur prior to the distribution date due to regulatory requirements, the need to obtain consents from local governmental authorities, and other business reasons. The international commercial operations agreement provides for the conduct of the Baxalta business by Baxter in such countries until the local separation is completed, and provides that Baxalta will be subject to all the risks and burdens of, and will be entitled to all the rewards generated by, the Baxalta business during such period. The international commercial operations agreement also governs the process for the local separation of Baxalta's business following the distribution date. We refer to this agreement as the international commercial operations agreement.

Shareholder's and Registration Rights Agreement

        Baxter and Baxalta entered into a shareholder's and registration rights agreement, which we refer to as the shareholder's and registration rights agreement, pursuant to which Baxalta agreed that, upon the request of Baxter or certain subsequent transferees as further defined therein, Baxalta will use its reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of Baxalta's common stock retained by Baxter. Baxter exercised a portion of its demand registration rights pursuant to such agreement to cause Baxalta to register the shares to be exchanged in the registration statement on Form S-4 filed by Baxalta on March 21, 2016. In addition, Baxter agreed to vote any shares of Baxalta's common stock that it retains immediately after the distribution in proportion to the votes cast by Baxalta's other stockholders. In connection with such agreement, Baxter grants Baxalta a proxy to vote its shares of Baxalta's retained common stock in such proportion. Such proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from Baxter to a person other than Baxter, and neither the shareholder's and registration rights agreement nor proxy limits or prohibits any such sale or transfer. The letter agreement among Baxalta, Baxter and Shire entered into in connection with the proposed merger modifies certain aspects of the shareholder's and registration rights agreement. See section titled "Letter Agreement" of this proxy statement/prospectus.

Sources and Availability of Raw Materials

        Baxalta purchases, in the ordinary course of business, raw materials and supplies essential to its operations from numerous suppliers around the world, including in the United States. While efforts are made to diversify Baxalta's source of components and materials, in certain instances Baxalta acquires components and materials from a sole supplier.

        Human plasma is a critical raw material in Baxalta's business. Baxalta believes that its ability to internally and externally source plasma represents a distinctive and flexible infrastructure, which provides Baxalta a unique capability with respect to the consistent delivery of high quality plasma-based products. Baxalta owns and operates plasma collection facilities in the United States and Austria through its wholly owned subsidiary BioLife Plasma Services L.P., which we refer to as BioLife. BioLife operates and maintains more than 80 state-of-the-art plasma collection facilities in 24 states throughout the United States and at seven locations in Austria. Baxalta also maintains relationships with other plasma suppliers to ensure that it retains the flexibility to meet market demand for its plasma-based therapies, including through its 10-year contract manufacturing agreement with Sanquin Blood Supply Foundation of the Netherlands.

        There have been no recent significant availability problems or supply shortages with respect to raw materials.

        For additional information regarding sources and availability of raw materials, see section titled "Risk Factors—Risks Related to Baxalta's Business—If Baxalta is unable to obtain sufficient components or raw materials on a timely basis or if it experiences other manufacturing or supply difficulties, its business may be adversely affected" of this proxy statement/prospectus.

Competition and Healthcare Cost Containment

        Baxalta enjoys leading positions based on a number of competitive advantages. The Baxalta business benefits from continued innovation in its products and therapies, consistency of its supply of products, strong customer relationships and the technological advantages of its products.

        Baxalta faces substantial competition from pharmaceutical, biotechnology and other companies of all sizes, in the United States and internationally, and such competitors continue to expand their manufacturing capacity and sales and marketing channels. Competition is primarily focused on cost-effectiveness, price, service, product effectiveness and quality, patient convenience and technological innovation. There has been increasing consolidation in Baxalta's customer base, which continues to result in pricing and market pressures.

        The principal sources of competition for Baxalta's principal products globally are as follows:

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  ADVATE: Xyntha®/ReFacto AF® (Pfizer and Swedish Orphan Biovitrum); Kogenate® (Bayer); Helixate® (CSL Behring); Eloctate® (Biogen Idec); NovoEight® (Novo Nordisk); and Nuwiq® (Octapharma).

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  FEIBA: NovoSeven®/NovoSeven RT® (Novo Nordisk); Coagil VII® (Pharmstandard); and Facteur VII-LFB® (LFB Group).

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  GAMMAGARD LIQUID: Privigen®/Hizentra®/Carimune NF® (CSL Behring); Flebogamma DIF®/Gamunex-C® (Grifols); Octagam®/Octagam 10®/Gammanorm® (Octapharma); Ig Vena®/Gammaked® (Kedrion); and Intratect 10%®/Intratect, Intraglobin F®/Bivigam® (Biotest).

        Additionally, for each of the principal products listed above, there are additional competitive products or alternative therapy regimens available on a more limited geographic basis throughout the world.

        In March 2010, the PPACA was enacted in the United States, and implemented a number of changes in how companies are compensated for providing healthcare products and services. The PPACA includes several provisions which impact Baxalta's businesses in the United States, including a tax on the sales of its pharmaceutical products to the government, increased Medicaid rebates and an expansion of the 340B Drug Pricing Program which provides certain qualified entities, such as hospitals serving disadvantaged populations, with discounts on the purchase of drugs for outpatient use and an excise tax on the sale of certain drugs and medical devices.

        For additional information regarding competition and healthcare cost containment, see:

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  "Risk Factors—Risks Related to Baxalta's Business—Baxalta's products face substantial competition in the product markets in which it operates."

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  "Risk Factors—Risks Related to Baxalta's Business—If reimbursement or other payment for Baxalta's current or future products is reduced or modified in the United States or abroad, including through the implementation of government-sponsored healthcare reform or other similar actions, cost containment measures, or changes to policies with respect to pricing, taxation or rebates, then Baxalta's business could suffer."

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  "Risk Factors—Risks Related to Baxalta's Business—Baxalta faces competition in the development of relationships with research, academic and governmental institutions."

Employees

        Baxalta employed approximately 17,000 persons as of December 31, 2015. Outside of the United States, some of Baxalta's employees are represented by unions or works councils. Baxalta believes that it has good relations with its employees and their unions and works councils.

Environmental Matters

        Environmental policies of Baxalta require compliance with all applicable environmental regulations and contemplate, among other things, appropriate capital expenditures for environmental protection.

Legal Proceedings

        Baxalta is, from time to time, subject to claims and litigation arising in the ordinary course of business. These claims and litigation may include, among other things, allegations of violation of United States and foreign competition law, labor laws, consumer protection laws, and environmental laws and regulations, as well as claims or litigation relating to product liability, intellectual property, securities, breach of contract and tort. Baxalta operates in multiple jurisdictions and, as a result, a claim in one jurisdiction may lead to claims or regulatory penalties in other jurisdictions. Baxalta intends to defend vigorously against any pending or future claims and litigation.

        On February 25, 2015, Baxalta received a notice of a violation from the Ventura County Air Pollution Control District following its self-reporting certain violations of environmental regulations at its manufacturing facility located in Thousand Oaks, California, to that agency promptly after discovery on October 16, 2014, as required by local regulations. Pursuant to that notice, Baxalta paid penalties in the amount of $103,000 to the agency to resolve the violations, and such settlement releases Baxalta from any further civil penalty claims for such violations.

        On January 20, 2016, a complaint was filed by a purported Baxalta stockholder on behalf of all Baxalta stockholders. The Bertisch Delaware case was filed in the Court of Chancery of the State of Delaware. The complaint named as defendants Baxalta, Shire and all of the members of the Baxalta board. The complaint generally alleged that the members of the Baxalta board breached their fiduciary duties to the Baxalta stockholders during merger negotiations and by entering into the merger agreement and approving the merger, and that Baxalta and Shire aided and abetted such breaches of fiduciary duties. The complaint further alleged that, among other things, the per share merger consideration undervalues Baxalta and certain provisions of the merger agreement inappropriately favor Shire and inhibit competing bids. The complaint sought, among other things, (i) injunctive relief enjoining the merger, (ii) rescission of the merger to the extent consummated and (iii) costs and damages. Two additional complaints, the Nauer case and Davis case, containing similar allegations were subsequently filed in the Nineteenth Judicial Circuit Court of Illinois on January 22, 2016, and in the Court of Chancery of the State of Delaware on January 27, 2016, respectively.

        On March 1, 2016, the plaintiff in the Bertisch Delaware case and the plaintiff in the Davis case each filed a Notice of Voluntary Dismissal to terminate their respective actions without prejudice, with each party to bear its own expenses. The cases were dismissed on March 1, 2016 and March 4, 2016, respectively.

        On March 9, 2016, the plaintiff from the Bertisch Delaware case filed a complaint in the U.S. District Court for the Northern District of Illinois, asserting claims under §14(a) and §20(a) of the Exchange Act.

        On March 17, 2016, an amended complaint was filed in the Nauer case.

        On March 28, 2016, Baxalta filed a motion to dismiss the complaint in the Nineteenth Judical Circuit Court of Illinois.

        For a discussion of legal contingencies, refer to Note 16 to Baxalta's audited consolidated and combined financial statements included elsewhere in this proxy statement/prospectus.

        While the liability of Baxalta in connection with certain claims cannot be estimated with certainty, and although the resolution in any reporting period of one or more of these matters could have a significant impact on Baxalta's results of operations and cash flows for that period, the outcome of these legal proceedings is not expected to have a material adverse effect on Baxalta's consolidated financial position. While Baxalta believes it has valid defenses in these matters, litigation is inherently uncertain, excessive verdicts do occur, and Baxalta may in the future incur material judgments against it or enter into settlements of claims resulting in material financial payments or otherwise having a material operational or financial impact on Baxalta.

Divestitures and Discontinued Operations

        In July 2014, Baxalta entered into an agreement to sell its commercial vaccines business and committed to a plan to divest the remainder of its vaccines business, which included certain R&D programs. In December 2014, Baxalta completed the sale of the commercial vaccines business and in August 2015, completed the divestiture of certain vaccines-related R&D programs. As a result of the divestitures, the operations and cash flows of the vaccines business have been eliminated from the ongoing operations of Baxalta. In addition, Baxalta will not have significant continuing involvement or cash flows from the operations associated with the vaccines business.

Management's Discussion and Analysis of Financial Condition and Results of Operations for Baxalta

        The following is management's discussion and analysis of the financial condition of Baxalta for each of the three years in the period ended December 31, 2015. This Management's Discussion and Analysis of Financial Condition and Results of Operations for Baxalta contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see "Risk Factors" and "Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements

Executive Summary

Company Overview

        Baxalta is a global, innovative biopharmaceutical leader with a sustainable portfolio of differentiated therapies that seek to address unmet medical needs across many disease areas, including hemophilia, immunology and oncology. More specifically, Baxalta develops, manufactures and markets a diverse portfolio of treatments for hemophilia and other bleeding disorders, immune deficiencies, alpha-1 antitrypsin deficiency, burns and shock, and other chronic and acute medical conditions, as well as oncology treatments for acute lymphoblastic leukemia. Baxalta is also investing in emerging technology platforms, including gene therapy and biosimilars.

        Baxalta's business strategy is aimed at improving diagnosis, treatment and standards of care across a wide range of bleeding disorders and other rare chronic and acute medical conditions, capitalizing on Baxalta's differentiated portfolio, ensuring the sustainability of supply to meet growing demand for therapies across core disease areas, and accelerating innovation by developing and launching new treatments while leveraging its expertise into new emerging therapeutics through acquisitions of and collaborations with others.

Separation from Baxter on July 1, 2015

        On July 1, 2015, Baxalta separated from Baxter International Inc. (Baxter) and became an independent public company (the separation). To effect the separation, the two companies undertook a series of transactions to separate entities and net assets. As a result of these transactions, Baxalta holds the biopharmaceuticals business that was a part of the combined company prior to the separation. On July 1, 2015, Baxter distributed to its shareholders 80.5% of the common stock of Baxalta. Baxter retained an approximate 19.5% ownership stake in Baxalta immediately following this distribution. Baxalta common stock began trading "regular way" under the ticker symbol "BXLT" on the New York Stock Exchange on July 1, 2015.

        In January 2016 and March 2016, Baxter exchanged a portion of its retained stake in Baxalta common stock for indebtedness of Baxter held by third parties. The shares of Baxalta common stock exchanged were then sold by such third parties in secondary public offerings pursuant to registration statements filed by Baxalta. Following these transactions, Baxter held approximately 4.5% of Baxalta's total shares outstanding.

Merger Agreement with Shire plc

        In January 2016, Baxalta announced that it had reached an agreement (merger agreement) with Shire under which Shire will acquire Baxalta, forming a global leader in rare diseases. Under the terms of the merger agreement, Baxalta shareholders will receive in each case without interest and subject to any applicable withholding taxes: (i) an amount in cash equal to $18.00, and (ii) (a) 0.1482 of a Shire ADS, each of which represents three ordinary shares of Shire and is evidenced by an ADR, or (b) if a Baxalta stockholder timely elects, 0.4446 of a Shire ordinary share, in lieu of such fraction of a Shire

ADS described in (ii)(a). Closing of the transaction is subject to approval by Baxalta and Shire shareholders, certain regulatory approvals, receipt of certain tax opinions and other customary closing conditions. The transaction is expected to close in early June 2016.

        The merger agreement provides for certain termination rights for both Shire and Baxalta. Upon termination of the merger agreement under certain specified circumstances, Baxalta may be required to disburse to Shire a termination fee of $369 million and Shire may be required to pay the company a termination fee of $369 million. In addition, if the merger agreement is terminated under certain specified circumstances following the receipt of an acquisition proposal by Baxalta, Baxalta may be required to reimburse Shire for transaction expenses up to $110 million (which expenses would be credited against any termination fee subsequently disbursed by Baxalta), and if the merger agreement is terminated under certain specified circumstances following the receipt of an acquisition proposal by Shire, Shire may be required to reimburse Baxalta for transaction expenses up to $65 million (which expenses would be credited against any termination fee subsequently payable by Shire).

        In January 2016, Baxalta announced that it had entered into a merger agreement with Shire under which Shire would acquire Baxalta, forming a global leader in rare diseases. For further discussion on the proposed merger, see sections titled "The Merger" and "The Merger Agreement" of this proxy statement/prospectus.

Financial Results Overview

				Percent Change
years ended December 31 (in millions)	2015	2014	2013	2015	2014
Net sales	$6,148	$5,952	$5,555	3%	7%
Net income from continuing operations	$928	$1,186	$1,288	(22)%	(8)%

        Baxalta's global net sales totaled approximately $6.1 billion in 2015, an increase of 3% over 2014. Excluding the impact of foreign currency exchange rate fluctuations, net sales increased 11%. Sales in the United States totaled $3.3 billion in 2015, an increase of 10% over 2014, and international sales totaled $2.8 billion, a decrease of 4% over 2014. Excluding the impact of foreign currency exchange rate fluctuations, 2015 international net sales increased 13% over 2014. Baxalta experienced constant currency revenue growth of 7% and 15% in its hematology and immunology businesses, respectively, driven by strong global sales of ADVATE, FEIBA and immunoglobulin therapies. In addition, Baxalta launched its Oncology business in 2015 through the acquisition of ONCASPAR as further described below, recording Oncology net sales of $87 million during the year.

        In 2014, Baxalta's global net sales totaled approximately $6.0 billion and increased 7% compared to 2013 at actual foreign currency exchange rates (8% excluding foreign currency exchange rate fluctuations). Hemophilia sales increased 7% due to strong demand for ADVATE and the success of new products like RIXUBIS. Inhibitor Therapies grew 14% due to increased demand and the promotion of the prophylaxis indication for FEIBA. BioTherapeutics and Immunologbulin Therapies net sales increased 9% and 4%, respectively, reflecting increased sales of immunoglobulin therapies, including HYQVIA, and albumin products. Refer to the "Results of Operations" section below for further discussion regarding Baxalta's sales.

        Baxalta's net income from continuing operations was $928 million in 2015 as compared to $1.2 billion in 2014, a decrease of 22%. While Baxalta drove sales growth across its businesses, net income from continuing operations was impacted by expenses related to special items such as charges related to the separation from Baxter and an increase in upfront and milestone payments to collaboration partners. Excluding the impact of special items, net income from continuing operations decreased 8% in 2015 compared to 2014 due to investments in the research and development (R&D)

pipeline, incremental costs associated with operating as a standalone company and interest expense associated with the June 2015 debt issuance.

        Net income from continuing operations in 2014 of $1.2 billion decreased 8% compared to $1.3 billion during 2013. The decrease was driven primarily by special items, including R&D charges of $217 million in 2014 for both upfront and milestone payments. Special items are further discussed in the "Results of Operations" section below. Excluding the impact of special items, net income from continuing operations increased 11% in 2014 as compared to 2013 due to sales growth, an improvement in gross margin percentage and increased income from equity method investments.

New Product Launches

        Baxalta's long-term prospects are influenced by the ability to successfully launch new products and therapies. During 2015, Baxalta's new product revenues totaled nearly $300 million. Baxalta believes it has the capability to launch approximately 20 new products by 2020. Recent new products include:

  •
  ADYNOVATE: Within the Hemophilia product category, Baxalta launched ADYNOVATE in the United States in November 2015 following U.S. regulatory approval. ADYNOVATE is an extended half-life recombinant factor VIII treatment for hemophilia A, which offers a twice-weekly dosing schedule compared to the conventional 3-4 doses weekly.

  •
  HYQVIA: Within the Immunoglobulin Therapies product category, HYQVIA, a differentiated subcutaneous immunoglobulin treatment, received European regulatory approval in 2013 for treatment of adults with primary and secondary immunodeficiency syndromes, and U.S. regulatory approval in 2014 for the treatment of adults with primary immunodeficiency syndrome. HYQVIA was first launched in certain European markets in late 2013 and in the United States in late 2014.

  •
  OBIZUR: Within the Inhibitor Therapies product category, OBIZUR received regulatory approval in the United States and Canada in 2014 and 2015, respectively, for the treatment of patients with acquired hemophilia A. Baxalta recorded its first commercial sale of OBIZUR in the United States in late 2014. Regulatory approval in Europe for the treatment of adults with acquired hemophilia A was received in November 2015.

  •
  ONCASPAR: Baxalta began selling its first oncology product through the acquisition of ONCASPAR (pegaspargase) from Sigma-Tau Finanziaria S.p.A (Sigma-Tau) in July 2015. Refer to the discussion below for further information regarding the acquisition of the ONCASPAR business.

  •
  RIXUBIS: Within the Hemophilia product category, Baxalta received FDA approval for RIXUBIS for the treatment of adults in 2013 and for pediatric use in 2014. Baxalta has also received European approval of RIXUBIS for both adult and pediatric use. RIXUBIS is a recombinant based therapy for the treatment of hemophilia B. The product was introduced in the U.S. market in late 2013 and first launched in Europe in April 2015.

        Baxalta has also launched or received regulatory approval in recent years for VONVENDI (as further discussed below), the prophylaxis indication for FEIBA, FLEXBUMIN 5% (part of the albumin product portfolio), BAXJECT III (a needleless reconstitution system for ADVATE allowing patients to prepare their treatment with fewer steps compared to the previous process) and myPKFit (a web-based individualized dosing device for prophylactic treatment of hemophilia A with ADVATE).

Research and Development and External Innovation

        Baxalta continues to make substantial investments in R&D in support of its ongoing proprietary research programs and through collaborations with third parties for the development of new products and therapies. R&D expenses were $1.2 billion, or 19% of global net sales, during 2015. Baxalta believes its R&D pipeline will provide a catalyst for future growth. R&D expenses primarily relate to programs focused on rare diseases and areas of unmet medical need.

        Baxalta's overall R&D strategy includes the continued pursuit of collaborations and partnerships with third parties that are developing new products and therapies. These collaborations generally involve Baxalta obtaining commercialization rights from third parties in exchange for an upfront payment upon execution of the agreement and potential future payments related to the achievement of development, regulatory approval or commercial milestones, as well as potential royalty payments on future sales.

        Baxalta's various collaborative arrangements include agreements with the following partners:

  •
  Symphogen for the development and commercialization of up to six immuno-oncology therapies currently in early-stage development.

  •
  Merrimack Pharmaceuticals, Inc. (Merrimack) for the development and commercialization of all potential indications of nal-IRI (MM-398), including pancreatic cancer, in most markets outside the United States.

  •
  Coherus Biosciences, Inc. (Coherus) for the development and commercialization of a biosimilar to ENBREL® (etanercept) in Europe, Canada, Brazil and other markets outside the United States, along with first refusal rights for other biosimilars under development.

  •
  Momenta Pharmaceuticals, Inc. (Momenta) for the development and commercialization of biosimilars.

        Baxalta recorded R&D expenses associated with upfront and milestone payments to collaboration partners of $390 million, $217 million and $78 million during 2015, 2014 and 2013, respectively.

        In July 2015, Baxalta entered into an agreement with SFJ Pharmaceuticals Group (SFJ) relating to adalimumab, a biosimilar being developed pursuant to the collaboration agreement with Momenta, whereby SFJ will fund up to $200 million of development costs related to adalimumab in exchange for payments in the event the product obtains regulatory approval in the United States or Europe.

        Baxalta has also acquired several companies in recent years with R&D projects that align with Baxalta's therapeutic areas of focus. In 2015, Baxalta acquired SuppreMol GmbH (SuppreMol) for consideration of $228 million, obtaining its early-stage research programs related to treatment options for autoimmune and allergic diseases. In 2014, Baxalta acquired Chatham Therapeutics, Inc. (Chatham) for consideration of $147 million, obtaining its gene therapy programs related to treatments of hemophilia. As part of its strategy to further develop its pipeline, Baxalta also makes equity investments in companies developing high-potential technologies to accelerate innovation and growth for Baxalta.

        In 2015, Baxalta announced the opening of its global innovation center in Cambridge, Massachusetts, which serves as Baxalta's headquarters for R&D and certain other functions. The global innovation center positions Baxalta to accelerate innovation by building on its pipeline in core areas of expertise, strengthen and build upon R&D collaborations with partners in new and emerging biotechnology areas, and optimize R&D productivity while enhancing patient care globally.

        Baxalta's R&D pipeline includes projects in the preclinical or exploratory phase through late-stage clinical trials or pending regulatory approval. The following are several projects that have recently received regulatory approval or are pending regulatory approval and have either recently completed or are currently in late-stage clinical trials:

  •
  VONVENDI: a recombinant therapy providing a pure von Willebrand disease (VWD) factor with customized dosing. VWD is a genetic disorder that results in impaired clotting with limited other treatment options. Baxalta received U.S. regulatory approval in December 2015 and anticipates the product will be broadly available in the United States in late 2016.

  •
  BAX 817: a recombinant factor VIIa for the treatment of acute bleeding episodes in hemophilia A or B patients with inhibitors. In March 2015, Baxalta announced positive results from its Phase III clinical trial evaluating the safety and efficacy of BAX 817.

  •
  20% GAMMAGARD LIQUID SubQ: a higher-potency immunoglobulin therapy offering patients faster infusions with less volume. Baxalta has filed for approval in Europe in May 2015 and in the United States in September 2015.

  •
  BAX 2200: a biosimilar to ENBREL® (etanercept) that is indicated for the treatment of autoimmune deficiencies in Europe, Canada, Brazil and other markets. This is Baxalta's most advanced biosimilar, and, in January 2016, Baxalta announced that it had met its primary end point in its Phase III clinical trials for rheumatoid arthritis. There is also a Phase III clinical trial on-going for psoriasis, and, in early stage clinical trials, Coherus has demonstrated pharmacokinetic (PK) equivalence versus the innovator molecule. This program is part of a collaboration agreement with Coherus.

  •
  nal-IRI (MM-398): an investigational drug candidate for the treatment of patients with metastatic pancreatic cancer previously treated with a gemcitabine-based therapy. A Phase III trial has been completed, and Baxalta filed for approval in the EU in May 2015 for second-line pancreatic cancer. This program is part of a collaboration agreement with Merrimack. In October 2015, Merrimack received regulatory approval for nal-IRI in the United States and Taiwan.

        See section titled "Baxalta Incorporated—Business" of this proxy statement/prospectus for additional projects in the R&D pipeline, including earlier-stage R&D programs. Baxalta also incurs R&D expenses in support of regulatory filings, lifecycle management activities on existing products, and on infrastructure and management of Baxalta's overall research and development initiatives.

Other Recent Events and Initiatives

ONCASPAR Business Acquisition

        In July 2015, Baxalta acquired the ONCASPAR (pegaspargase) product portfolio from Sigma-Tau, a privately held biopharmaceutical company based in Italy, through the acquisition of 100% of the shares of a subsidiary of Sigma-Tau for $890 million. Through the acquisition, Baxalta gained the marketed biologic treatment ONCASPAR, the investigational biologic calaspargase pegol, and an established oncology infrastructure with clinical and sales resources. ONCASPAR is a first-line biologic used as part of a chemotherapy regimen to treat patients with acute lymphoblastic leukemia. It is currently marketed in the United States, Germany, Poland and certain other countries, and recently received EU approval. Baxalta's results of operations discussed below include the results of the acquired business beginning with the closing of the transaction in July 2015.

Capacity Expansion Efforts

        To support expected long-term demand for currently marketed products and anticipated new product launches, Baxalta has and continues to invest in several projects aimed at expanding capacity, including the following:

  •
  In 2015, Baxalta made progress in its construction of a state-of-the-art manufacturing facility in Covington, Georgia to support demand for plasma-derived therapies. Commercial production in the Covington, Georgia facility is expected begin in 2018.

  •
  Baxalta's new recombinant biologic manufacturing facility in Singapore received FDA approval for the production of ADVATE bulk drug substance in November 2015, having previously received European regulatory approval in 2014.

  •
  Baxalta also has a manufacturing and supply agreement with Sanquin Blood Supply Foundation of the Netherlands (Sanquin), and in 2015 Sanquin received European regulatory approval for processing plasma into bulk drug substance for HYQVIA and GAMMAGARD LIQUID.

Divestiture of Vaccines Business

        In December 2014, Baxalta completed the divestiture of its commercial vaccines business and recorded an after-tax gain of $417 million. During 2015, Baxalta recorded additional net after-tax gains of $31 million resulting primarily from working capital adjustments and the sale of certain vaccines-related R&D programs. The operating results and gains from the divestitures of the vaccines business have been reflected as discontinued operations for all periods presented. Refer to Note 18 to Baxalta's audited consolidated and combined financial statements contained in this proxy statement/prospectus for additional information regarding the presentation of the vaccines business. Unless otherwise stated, financial results discussed herein reflect continuing operations.

Basis of Preparation in the Historical Financial Statements

        The historical financial statements reflect the consolidated results of operations of Baxalta as an independent, publicly traded company beginning with the July 1, 2015 separation from Baxter. Prior to the separation, Baxalta did not operate as an independent, standalone company, but rather as a part of a larger group of companies controlled by Baxter. The historical financial statements for periods prior to July 1, 2015 reflect the combined results of operations of Baxalta as carved-out from the combined reporting entity of Baxter (carve-out financial statements). There are limitations inherent in the preparation of all carve-out financial statements due to the fact that Baxalta's business was previously part of a larger organization. The basis of preparation included in the audited consolidated and combined financial statements provides a detailed description of the treatment of historical transactions in periods prior to the separation. During these periods, Baxalta's net income was most notably impacted by the following consequences of carve-out accounting and the separation:

  •
  Baxter utilized a centralized treasury management system and neither cash nor debt was allocated to Baxalta in the carve-out financial statements. In connection with the separation, the capital structures of both companies were re-aligned, resulting in Baxalta incurring its own debt and having adequate cash to fund its operations. The indebtedness has caused Baxalta to record interest expense beginning in June 2015. The results of operations of Baxalta did not include a significant amount of interest expense prior to June 2015. Any additional borrowings entered into in the future will further increase interest expense.

  •
  Additionally, as foreign currency risk was also hedged through the centralized treasury management system prior to separation, Baxalta was not allocated gains or losses related to foreign currency exposures on balance sheet positions in the carve-out financial statements. Following the separation, Baxalta manages its foreign currency risk through various hedging activities and recognizes gains or losses related to foreign currency exposures on balance sheet positions through other (income) expense, net.

  •
  Prior to the separation, the combined statements of income included an allocation to Baxalta from Baxter for the services provided by various Baxter functions including, but not limited to, executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology and investor relations. The amounts of these allocations may not necessarily be indicative of the similar costs Baxalta will incur as an independent, standalone company. The total amount allocated to Baxalta from Baxter was

    $284 million during the six months ended June 30, 2015 and $538 million, $596 million and $594 million during the years ended December 31, 2014, 2013 and 2012, respectively.

  •
  Baxalta has incurred certain separation costs, which are primarily associated with the design and establishment of Baxalta as a standalone public company. Included in results of operations are separation costs of $221 million and $56 million during the years ended December 31, 2015 and 2014, respectively. Baxalta expects to incur additional separation costs in future periods, certain of which may be capitalized in relation to operating infrastructure, such as information technology.

  •
  Income tax expense was computed on a separate company basis, as if operated as a standalone entity, a separate entity, or a separate consolidated group in each material jurisdiction in which Baxalta operates. Income tax expense included in the combined financial statements prior to the separation may not be indicative of Baxalta's future expected tax rate.

  •
  Concurrent with the separation, Baxalta entered into a manufacturing and supply agreement (MSA) with Baxter whereby Baxalta and Baxter produce certain products for one another at agreed upon terms. The MSA results in changes to both sales and cost of goods sold in periods after the separation because products were transferred at cost between Baxter and the businesses that comprised Baxalta prior to the separation.

Results of Operations

Special Items

        The following table provides a summary of Baxalta's special items and the related impact by line item on Baxalta's results of operations for the three years ended December 31, 2015, 2014 and 2013.

years ended December 31 (in millions)	2015	2014	2013
Gross Margin(1)
Intangible asset amortization expense	$(64)	$(16)	$(16)
Separation costs	(20)	—	—
Business optimization items(2)	—	(1)	(5)

Total Special Items	$(84)	$(17)	$(21)

Impact on Gross Margin Ratio	(1.4 pts )	(0.3 pts )	(0.4 pts )

Selling, General and Administrative Expenses(1)
Separation costs	$186	$43	$—
Business development items	16	—	—
Plasma related litigation	—	(10)	84
Business optimization items(2)	1	—	16
Branded Prescription Drug Fee	—	26	—
Turkey VAT charge	—	—	8

Total Special Items	$203	$59	$108

Impact on Selling, General and Administrative Expense Ratio	3.3 pts	1.0 pts	1.9 pts

Research and Development Expenses(1)
Upfront and milestone payments to collaboration partners	$390	$217	$78
Impairment charges and adjustments	81	—	—
Separation costs	15	13	—
Business optimization items(2)	(9)	21	24

Total Special Items	$477	$251	$102

Other (Income) Expense, Net(1)
Other-than-temporary impairment charge	$—	$45	$—
Currency-related item	25	—	—
Business development items	(4)	—	—
Change in fair value of contingent payment liabilities	(97)	124	18

Total Special Items	$(76)	$169	$18

Income Tax Expense(1)
Impact of special items	$(156)	$(97)	$(105)

Impact on Effective Tax Rate	(0.1 pts )	0.7 pts	(2.9 pts )

Total Special Items, net of tax	$532	$399	$144

(1)
For gross margin, a number in parentheses represents an expense to Baxalta, whereas in all other categories a number in parentheses represents a benefit.

(2)
Includes a portion allocated from Baxter related to shared activities or functions.

        Management believes that providing the separate impact of the above items on Baxalta's results presented in accordance with generally accepted accounting principles in the United States, which we refer to as GAAP, results, when used in conjunction with the results presented in accordance with

GAAP, can facilitate an additional analysis of Baxalta's results of operations, particularly in evaluating performance from one period to another. In periods prior to the separation, the special items identified above reflected the portions of special items reported by Baxter that were attributable to Baxalta.

Intangible Amortization Expense

        Intangible asset amortization expense, which includes amortization of an inventory fair value step-up during the year ended December 31, 2015 related to the acquisition of ONCASPAR, is identified as a special item to facilitate an evaluation of current and past operating performance, particularly in terms of cash returns, and is similar to how management internally assesses performance.

        Additional items as described below are identified as special items because they are highly variable, difficult to predict, and of a size that may substantially impact Baxalta's reported operations for a period.

Upfront and Milestone Payments to Collaboration Partners

        Upfront and milestone payments related to collaborations that have been expensed as R&D are uncertain and often result in a different payment and expense recognition pattern than internal R&D activities and therefore are typically treated as special items. Refer to the "Research and Development Expenses" section below for additional information regarding Baxalta's upfront and milestone payments to collaboration partners.

Business Optimization Items

        Baxalta has participated in business optimization plans initiated by Baxter prior to the separation, which were in an effort to streamline international operations, rationalize manufacturing facilities, enhance general and administrative infrastructure and re-align certain R&D activities and programs. Baxalta's results for the periods presented above were impacted by charges associated with these plans, as well as benefits from adjustments to business optimization charge estimates. The amount of business optimization charges or benefits incurred during the current and prior year periods and the impacted statement of income line items are presented in the table above.

        The net benefit or charge in periods prior to the separation included a portion allocated from Baxter related to shared functions or activities.

Separation Costs

        During 2015 and 2014, Baxalta incurred costs to separate from Baxter and establish Baxalta as an independent, standalone public company. The amount of separation costs incurred during the current and prior year periods and the impacted statement of income line items are presented in the table above.

Plasma Related Litigation

        During 2013, Baxalta recorded legal related charges in selling, general and administrative expenses of $84 million for class-action litigation associated with pricing of plasma-derived therapies, $10 million of which was reversed during 2014 following the settlement of the plasma related litigation.

Change in Fair Value of Contingent Payment Liabilities

        Baxalta recorded gains and losses in other (income) expense, net from changes in the fair value of contingent payment liabilities associated with previously completed business combinations. Significant changes in fair value are generally driven by changes in the estimated probability of achieving milestones or estimated product sales projections. Gains and losses during the periods presented above primarily include the following:

  •
  Gain of $66 million during 2015 associated with the 2014 acquisition of AesRx, LLC (AesRx).

  •
  Gain of $33 million during 2015 and losses of $124 million and $18 million during 2014 and 2013, respectively, associated with the 2013 acquisition of OBIZUR and related assets from Inspiration BioPharmaceuticals, Inc. and Ipsen Pharma S.A.S. (Inspiration / Ipsen).

Other Special Items Impacting 2015

  •
  Baxalta recorded $81 million of impairment charges within R&D expenses primarily resulting from a decrease in the fair value of in-process R&D (IPR&D) acquired as part of the 2014 acquisition of AesRx. The fair value decreased as a result of Baxalta's decision in 2015 not to pursue further development activities related to the acquired project.

  •
  Baxalta incurred $12 million of non-recurring net business development expenses primarily associated with the acquisition of the ONCASPAR business from Sigma-Tau within selling, general and administrative expenses and other (income) expense, net.

  •
  Baxalta incurred $25 million of unrealized foreign currency losses in other (income) expense, net during the fourth quarter of 2015 following an announcement in December by the Argentine government lifting currency controls, resulting in the Argentine Peso devaluing nearly 30% in one day.

Other Special Items Impacting 2014

  •
  During 2014, selling, general and administrative expenses included a charge of $26 million to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued by the Internal Revenue Service.

Other Special Items Impacting 2013

  •
  During 2013, selling, general and administrative expenses included an $8 million charge related to VAT matters in Turkey.

Special Items Impacting Income Tax Expense

        Income tax expense in all periods included the net tax benefit from the special pre-tax items discussed above. In addition, income tax expense in 2013 included a benefit of $34 million related to the reversal of accruals for uncertain tax positions in Switzerland.

Net Sales

				Percent change
				At actual currency rates		At constant currency rates
years ended December 31 (in millions)	2015	2014	2013	2015	2014	2015	2014
United States	$3,315	$3,016	$2,861	10%	5%	10%	5%
International	2,833	2,936	2,694	(4)%	9%	13%	11%

Total net sales	$6,148	$5,952	$5,555	3%	7%	11%	8%

        Foreign currency unfavorably impacted the net sales growth rate by 8 and 1 percentage points in 2015 and 2014, respectively, principally due to the strengthening of the U.S. dollar relative to the Euro, Russian Ruble and Japanese Yen.

        The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and the current period. Baxalta believes that the non-GAAP measure of change in net sales at constant currency rates, when used in conjunction with the GAAP measure of change in net sales at actual currency rates, can facilitate an additional analysis of Baxalta's results of operations, particularly in evaluating performance from one period to another.

        The tables below present sales results for Baxalta's product categories. The commentary beneath discusses growth drivers at constant currency rates.

Hematology

				Percent change
				At actual currency rates		At constant currency rates
years ended December 31 (in millions)	2015	2014	2013	2015	2014	2015	2014
Hemophilia
United States	$1,339	$1,281	$1,216	5%	5%	5%	5%
International	1,501	1,703	1,570	(12)%	8%	4%	11%

Total	$2,840	$2,984	$2,786	(5)%	7%	4%	8%

Inhibitor Therapies
United States	$295	$219	$194	35%	13%	35%	13%
International	492	525	457	(6)%	15%	9%	16%

Total	$787	$744	$651	6%	14%	16%	15%

Total Hematology	$3,627	$3,728	$3,437	(3)%	8%	7%	10%

        Hemophilia includes sales of recombinant and plasma-derived hemophilia products (primarily factor VIII and factor IX).

        Net sales growth in 2015 and 2014 was the result of strong global demand for recombinant factor VIII therapies, including ADVATE.

  •
  In the United States, recombinant factor VIII sales growth in 2015 was driven by increased volumes and modest pricing improvements. Volume growth was driven by increased prophylactic use and the launch of ADYNOVATE, Baxalta's extended half-life factor VIII treatment for hemophilia that was approved in the United States in November 2015. Baxalta experienced modest market share loss due to entrance of new competition which partially offset the above factors. U.S. sales growth in 2014 was driven primarily by increased volumes.

  •
  Internationally, growth in both periods was driven by penetration into certain markets, including increased ADVATE shipments to Brazil as part of Baxalta's partnership with Hemobrás, particularly in 2014 compared to 2013.

  •
  Globally, recombinant factor VIII therapies contributed approximately 4 and 7 percentage points to the Hemophilia product category's net sales growth rate for 2015 and 2014, respectively.

        The launch and growth of RIXUBIS, which was first introduced in the U.S. market in 2013 and certain other markets beginning in 2015, contributed approximately 1 percentage point to the Hemophilia net sales growth rate in both 2015 and 2014.

        Baxalta expects continued competition from new entrants; however, long-term growth in the Hemophilia product category is expected to be driven by strong underlying global demand, further penetration in markets outside the United States, and launches of new therapies, including ADYNOVATE, across a variety of geographies.

        Inhibitor Therapies include sales of Baxalta's products to treat patients with congenital hemophilia A or B who have developed inhibitors, as well as patients that have developed acquired hemophilia A due to an inhibitor.

        Growth in net sales during 2015 and 2014 was driven by strong global sales of Baxalta's plasma-based inhibitor bypass therapy, FEIBA. Globally, FEIBA contributed approximately 12 and 15 percentage points to the Inhibitor Therapies net sales growth rate in 2015 and 2014, respectively.

  •
  In the United States, strong FEIBA growth in both periods was driven by increased volume associated with advancement in prophylactic use, with modest pricing improvements also benefitting 2015 net sales growth.

  •
  Internationally, FEIBA growth in both periods resulted from expanded use and enhanced penetration into new and existing markets.

        Net sales growth for Inhibitor Therapies in 2015 also reflected a modest impact from the U.S. launch of OBIZUR in late 2014, a recombinant porcine factor VIII therapy for the treatment of acquired hemophilia A.

Immunology

				Percent change
				At actual currency rates		At constant currency rates
years ended December 31 (in millions)	2015	2014	2013	2015	2014	2015	2014
Immunoglobulin Therapies
United States	$1,350	$1,272	$1,228	6%	4%	6%	4%
International	400	405	388	(1)%	4%	17%	7%

Total	$1,750	$1,677	$1,616	4%	4%	9%	5%

BioTherapeutics
United States	$258	$244	$223	6%	9%	6%	9%
International	426	303	279	41%	9%	56%	10%

Total	$684	$547	$502	25%	9%	34%	10%

Total Immunology	$2,434	$2,224	$2,118	9%	5%	15%	6%

        Immunoglobulin Therapies includes sales of Baxalta's antibody-replacement immunoglobulin therapies.

        Net sales growth during 2015 and 2014 was driven by increased global demand for immunoglobulin therapies, including GAMMAGARD LIQUID and HYQVIA.

  •
  Baxalta launched HYQVIA, a differentiated immunoglobulin therapy for patients with primary immunodeficiency, in the United States during the second half of 2014 and in certain European markets beginning in the second half of 2013, which contributed to the product category's net sales growth rate in both periods.

        To support expected long-term demand for Baxalta's immunoglobulin therapies and other plasma-based therapies, Baxalta is expanding its capacity through ongoing yield improvements, a contract manufacturing services agreement with Sanquin and construction of a new manufacturing site in Covington, Georgia.

        BioTherapeutics includes sales of Baxalta's plasma-based therapies to treat alpha-1 antitrypsin deficiency, burns and shock, and other chronic and acute blood-related conditions, as well as revenue from manufacturing and supply arrangements.

        Net sales growth in 2015 was primarily impacted by:

  •
  Revenues related to the MSA with Baxter of $71 million in 2015, which contributed approximately 13 percentage points to the BioTherapeutics net sales growth rate. In connection with the separation, Baxalta and Baxter entered into the MSA whereby Baxalta manufactures and sells certain products and materials to Baxter. Baxalta began recording revenues associated with the MSA with Baxter during 2015, which are reported in international sales.

  •
  Increased sales of albumin products, which contributed approximately 11 points to the product category's net sales growth rate, driven by increased volumes in the United States and China.

  •
  Benefit from revenues recorded from a contract manufacturing agreement related to the divested commercial vaccines business, which are reported in international sales.

        Net sales growth in 2014 was primarily driven by increased demand for albumin products within the United States and several emerging markets, partially offset by lower albumin sales in China due to licensure delays that impacted shipments in the first half of 2014. Globally, albumin products contributed 10 percentage points to the BioTherapeutics net sales growth rate in 2014.

Oncology

				Percent change
				At actual currency rates		At constant currency rates
years ended December 31 (in millions)	2015	2014	2013	2015	2014	2015	2014
Oncology
United States	$73	$—	$—	N/M	N/M	N/M	N/M
International	14	—	—	N/M	N/M	N/M	N/M

Total Oncology	$87	$—	$—	N/M	N/M	N/M	N/M

  N/M—not meaningful

        Oncology includes sales of Baxalta's therapies to treat patients with cancer. Baxalta began reporting Oncology revenues during 2015 following the acquisition of the ONCASPAR business, which Baxalta completed in July 2015. ONCASPAR is a first-line biologic used as part of a chemotherapy regimen to treat patients with acute lymphoblastic leukemia. Baxalta's R&D pipeline has the potential to deliver a wide range of new oncology therapies, including certain therapies in late-stage clinical trials or pending regulatory approvals.

Gross Margin and Selling, General and Administrative Expenses

				Percent Change
years ended December 31 (as a percent of net sales)	2015	2014	2013	2015	2014
Gross margin	61.2%	59.0%	58.1%	2.2 pts	0.9 pts
Selling, general and administrative expenses	23.5%	17.7%	18.3%	5.8 pts	(0.6 pts	)

Gross Margin

        The special items identified above had an unfavorable impact of 1.4, 0.3 and 0.4 percentage points on the gross margin percentage during 2015, 2014 and 2013, respectively. Refer to the "Special Items" caption above for additional details.

        Excluding the impact of special items, gross margin in 2015 reflects a favorable impact from foreign currency exchange rate fluctuations and hedging activities, benefits from increased sales of higher-margin products such as ADVATE and FEIBA, and a favorable contribution from ONCASPAR sales. Partially offsetting the above factors was the impact of lower-margin revenues recorded in 2015 associated with the MSA with Baxter.

        In 2014 as compared to 2013, gross margin percentage improved primarily due to growth in higher margin products such as ADVATE and FEIBA and lower pension expense allocated from Baxter, partially offset by an unfavorable impact from foreign currency exchange rate fluctuations.

Selling, General and Administrative Expenses

        Following the July 1, 2015 separation from Baxter, the composition of Baxalta's selling, general and administrative expenses has changed. Baxalta no longer receives a significant allocation of costs from Baxter associated with certain corporate or other functions, and instead incurs costs associated with operating as a standalone public company, including expenses associated with certain separation-related agreements entered into with Baxter. Refer to Note 17 to Baxalta's audited consolidated and combined financial statements contained in this proxy statement/prospectus for further information regarding the separation-related agreements.

        The special items identified above had an unfavorable impact of 3.3, 1.0 and 1.9 percentage points on the selling, general and administrative expense ratio during 2015, 2014 and 2013, respectively.

        In addition to the impact of special items, 2015 was impacted by additional costs associated with operating as a standalone public company, including expenses related to the transition services agreement with Baxter, which in aggregate exceeded allocated costs from Baxter during the prior year period. In addition, Baxalta's selling, general and administrative expense ratio in 2015 was unfavorably impacted by costs supporting Baxalta's emerging oncology business, an increase in investments related to new product launches, including for the ADYNOVATE launch, launch excellence initiatives and other investments supporting expansion of Baxalta's commercial and international operations.

        In 2014 as compared to 2013, excluding the impact of special items, the selling, general and administrative expense ratio increased primarily due to select investments and spending on marketing and promotional programs for new launches and initiatives partially offset by leverage from higher sales, savings from business optimization initiatives and lower pension expense allocated from Baxter.

Business Optimization Items

        Baxalta has participated in business optimization plans initiated by Baxter prior to the separation, which were in an effort to streamline international operations, rationalize manufacturing facilities, enhance general and administrative infrastructure and re-align or cancel certain R&D activities and programs. The related net charges or benefits in 2015, 2014 and 2013 are presented above under the heading "Special Items." Baxalta estimates that it has fully realized savings associated with past initiatives and it has not implemented significant new business optimization plans following its separation from Baxter. Refer to Note 7 to Baxalta's audited consolidated and combined financial statements contained in this proxy statement/prospectus for further information regarding business optimization items.

Research and Development Expenses

				Percent change
years ended December 31 (in millions)	2015	2014	2013	2015	2014
Discovery, clinical and lifecycle management	$425	$340	$289	25%	18%
Upfront and milestone payments to collaboration partners	390	217	78	80%	178%
Other research and development expenses	361	263	228	37%	15%

Total research and development expenses	$1,176	$820	$595	43%	38%

R&D expense as a % of sales	19.1%	13.8%	10.7%	5.3pts	3.1pts

        Discovery, clinical and lifecycle management expenses consist of costs supporting specific R&D projects, including those in the exploratory or preclinical phase, those in early- or late-stage clinical trials, as well as those pending regulatory approval or supporting development of products that have already obtained regulatory approval.

        The growth in discovery, clinical and lifecycle management R&D expenses in 2015 as compared to 2014 was impacted by the following:

  •
  Increased development costs supporting oncology programs, including nal-IRI for the treatment of metastatic pancreatic cancer, and pacritinib for the treatment of myelofibrosis;

  •
  Increased investments in research projects related to the development and manufacture of hemophilia treatments, including gene therapy development.

  •
  Increased costs supporting development of treatments using immunoglobulin therapies.

  •
  An agreement with SFJ Pharmaceuticals Group (SFJ) that Baxalta entered into in 2015 for the reimbursement of certain biosimilar development costs, which resulted in less R&D expenses for Baxalta in 2015 compared to 2014. Biosimilar development costs in 2015 funded by SFJ were $58 million. The SFJ agreement is further discussed in Note 5 to Baxalta's audited consolidated and combined financial statements contained in this proxy statement/prospectus.

  •
  Partial offset from the impact of foreign currency fluctuations, including strengthening of the U.S. dollar relative to the Euro in 2015 as compared to 2014.

        The growth in discovery, clinical and lifecycle management R&D expenses in 2014 as compared to 2013 included the following:

  •
  Increased expenses supporting the development of ADYNOVATE, which was submitted for U.S. regulatory approval in December 2014 and launched in November 2015.

  •
  Increased investments related to biosimilar development.

  •
  Partial offset for lower expenses associated with Baxalta's Alzheimer's program, which was suspended in 2013 following a Phase III trial that did not meet its primary endpoint.

        Upfront and milestone payments to collaboration partners during 2015 included an accrued expense of $175 million for an upfront payment to Symphogen related to the development of early-stage immuno-oncology therapies, as well as milestone payments totaling $215 million. Milestone payments included payments to Merrimack related to the development of nal-IRI, a pancreatic cancer drug, Coherus related to the development of a biosimilar to ENBREL® (etanercept), and CTI BioPharma Corp. (CTI BioPharma) related to the development of pacritinib.

        Upfront and milestone payments to collaboration partners during 2014 included an upfront payment of $100 million to Merrimack and milestone payments totaling $117 million primarily to Coherus, CTI BioPharma and Momenta for the development of biosimilars.

        Upfront and milestone payments to collaboration partners in 2013 included payments totaling $78 million to Coherus and CTI BioPharma.

        Other research and development expenses include costs not directly attributable to individual projects and include depreciation and other facility-based expenses, medical and regulatory affairs functions, pharmacovigilance, other infrastructure and management costs supporting multiple projects, as well as special items such as impairment charges, business optimization items and separation costs. The following special items were reported in other research and development expenses during the periods presented above:

  •
  IPR&D impairment charge of $81 million during 2015, primarily related to IPR&D acquired in the 2014 acquisition of AesRx.

  •
  Business optimization items consisting of a $9 million benefit during 2015 and net charges of $21 million and $24 million during 2014 and 2013, respectively.

  •
  Separation costs of $15 million and $13 million during 2015 and 2014, respectively.

        Excluding the impact of the special items described above, other R&D expenses increased 20% during 2015 and 12% during 2014, primarily due to investments in infrastructure to support a standalone R&D function and several key projects in Baxalta's R&D pipeline, as well as increased expenses related to medical affairs.

Net Interest Expense

        On June 23, 2015, Baxalta issued debt directly attributable to its business and began recording interest expense. Net interest expense during 2015 of $48 million primarily reflects interest expense associated with the June 2015 debt issuance and is net of portions capitalized, amortization of deferred hedging gains and losses, and interest income. The June 2015 debt issuance is further discussed in the "Liquidity and Capital Resources" section below.

        Prior to the June 2015 debt issuance, Baxter's third-party debt and the related interest expense were not allocated to Baxalta as Baxalta was not the legal obligor of the debt and Baxter borrowings were not directly attributable to Baxalta's business.

Other (Income) Expense, Net

        During 2015, other (income) expense, net was $102 million of income and consisted primarily of the following items:

  •
  Gains of $97 million, a special item, due to adjustments in the fair value of contingent payment liabilities associated primarily with the 2014 acquisition of AesRx and the 2013 acquisition of Chatham.

  •
  Gains from the sale of investments and equity method income totaling $31 million.

  •
  Unrealized foreign currency losses of $25 million following an announcement from the Argentine government lifting currency controls, resulting in the Argentine Peso devaluing nearly 30% in one day, a special item.

  •
  Other-than-temporary impairment charges of $14 million due to the duration of declines in fair value of three of Baxalta's investments.

        During 2014, other (income) expense, net was $104 million of expense and consisted primarily of the following items:

  •
  Loss of $124 million, a special item, resulting from an increase in the fair value of a contingent payment liability associated with the acquisition of OBIZUR and related assets from Inspiration / Ipsen.

  •
  Other-than-temporary impairment charge of $45 million, a special item, to write-down Baxalta's investment in the common stock of Onconova to its fair value.

  •
  Income from equity method investments of $64 million which primarily represented distributions from funds that sold portfolio companies as well as gains from the sale of certain investments.

        During 2013, other (income) expense, net was $1 million of expense and consisted primarily of the following items:

  •
  Income from equity method investments of $23 million.

  •
  Loss of $18 million, a special item, resulting from an increase in the fair value of a contingent payment liability associated with the acquisition of OBIZUR and related assets from Inspiration / Ipsen.

Income Taxes

Effective Income Tax Rate

        The effective income tax rate for continuing operations was 22.5% in 2015, 22.6% in 2014 and 20.1% in 2013. Baxalta's effective income tax rate differs from the U.S. federal statutory rate each year due to state and local taxes, certain operations that are subject to tax incentives and foreign taxes that are different from the U.S. federal statutory rate.

        The average foreign effective tax rate on international pre-tax income was 9.0%, 5.4% and 5.3% for 2015, 2014 and 2013, respectively. Baxalta's average foreign effective tax rate was lower than the U.S. federal statutory rate as a result of tax incentives in jurisdictions outside of the United States, as well as foreign earnings in tax jurisdictions with lower statutory rates than the United States. In addition, the effective tax rate can be affected each period by discrete factors and events. Refer to Note 14 to Baxalta's audited consolidated and combined financial statements contained in this proxy statement/prospectus for further information regarding Baxalta's income taxes.

        The effective income tax rate in 2015 was comparable to the effective tax rate in 2014. The impact of an increase in charges related to the separation that were deductible at tax rates higher than the effective rate and a decrease in the non-deductible charge for the Branded Prescription Drug Fee were largely offset by an increase in charges associated with upfront and milestone payments made to collaboration partners that were deductible at tax rates lower than the effective tax rate.

        The effective income tax rate in 2014 increased as compared to 2013 primarily due to an increase in Baxalta's Branded Prescription Drug Fee, which is not deductible for federal income tax purposes, a change to the earnings mix from lower tax to higher tax rate jurisdictions and a reduction in reversals of reserves for uncertain tax position benefits.

Liquidity and Capital Resources

        Baxalta believes that its existing capital resources, as supplemented by its cash flows generated from operating activities, will be adequate to satisfy its operations and capital needs for the foreseeable future. However, its ability to fund its operations and capital needs could be adversely affected if there is a material decline in the demand for Baxalta's products or in the solvency of its customers or suppliers, deterioration in Baxalta's key financial ratios or credit ratings or other significant unfavorable changes in conditions.

Financial Condition

        The following table summarizes components of Baxalta's financial condition as of December 31, 2015 and 2014:

as of December 31 (in millions)	2015	2014
Cash and equivalents	$1,001	$—

Current assets (including cash and equivalents)	$4,708	$3,093
Current liabilities	1,911	1,640

Working capital	$2,797	$1,453

Current maturities of long-term debt and capital lease obligations	$3	$—
Long-term debt and capital lease obligations	5,265	275

Total debt and capital lease obligations	$5,268	$275

Cash and Equivalents

        Baxalta's investment policy allows it to invest its cash in highly-liquid investment vehicles, including institutional money market funds, certificates of deposits or time deposit accounts.

        Prior to the separation, Baxalta participated in Baxter's centralized treasury management system, which included centralized cash pooling and overall financing arrangements. At December 31, 2014, Baxalta did not report cash and equivalents on its balance sheet due to its participation in Baxter's centralized treasury management system.

Working Capital

        Baxalta's working capital is calculated as current assets, including cash and equivalents, less current liabilities. The increase in working capital is driven by $1.0 billion of cash and equivalents as of December 31, 2015, compared to zero cash and equivalents in working capital as of December 31, 2014 due to Baxalta's participation in Baxter's centralized treasury management system prior to the separation. Refer to the discussions below under the heading "Historical Cash Flow Trends" for information regarding changes in Baxalta's cash and equivalents.

        Excluding cash and equivalents, Baxalta's working capital as of December 31, 2015 of $1.8 billion increased compared to $1.5 billion as of December 31, 2014, driven by the following factors:

  •
  Increases in inventory and receivables (including due from Baxter) due to growth in Baxalta's commercial operations.

  •
  Decrease in income tax payables due largely to the basis of preparation included in the carve-out financial statements, as further discussed in the "Historical Cash Flow Trends" section below.

        Partially offsetting the factors above was an increase in accounts payable and other accrued liabilities, including a $175 million accrual for an upfront collaboration payment made to Symphogen in January 2016.

Debt and Capital Lease Obligations

  Senior Notes

        On June 23, 2015, Baxalta issued senior notes with a total aggregate principal amount of $5 billion. Baxalta used the net proceeds to make a cash distribution of $4 billion to Baxter as partial consideration for the contribution of net assets to Baxalta in connection with the separation, and the remainder has been or is intended to be used for general corporate purposes, including funding of acquisitions. The $4 billion cash distribution to Baxter was made on June 23, 2015. The $5 billion in senior notes consist of the following tranches:

  •
  $375 million aggregate principal of senior notes bearing a floating coupon rate of three-month LIBOR plus 0.780% and maturing in June 2018.

  •
  $375 million aggregate principal of senior notes bearing a fixed coupon rate of 2.000% and maturing in June 2018.

  •
  $1.0 billion aggregate principal of senior notes bearing a fixed coupon rate of 2.875% and maturing in June 2020.

  •
  $500 million aggregate principal of senior notes bearing a fixed coupon rate of 3.600% and maturing in June 2022.

  •
  $1.75 billion aggregate principal of senior notes bearing a fixed coupon rate of 4.000% and maturing in June of 2025.

  •
  $1.0 billion aggregate principal of senior notes bearing a fixed coupon rate of 5.250% and maturing June 2045.

        Refer to Note 9 to Baxalta's audited consolidated and combined financial statements contained in this proxy statement/prospectus for information regarding interest rate derivative contracts Baxalta has entered into related to the senior notes.

        Prior to the June 2015 debt issuance, no debt was allocated to Baxalta because Baxalta was not the legal obligor of the debt and the borrowings were not directly attributable to Baxalta's business.

  Capital Lease Obligations

        Baxalta leases certain facilities under capital leases. During 2014, Baxalta entered into a leasing arrangement for a new global innovation center in Cambridge, Massachusetts and recorded a capital lease obligation of $263 million. During 2015, Baxalta entered into a leasing arrangement for its corporate headquarters in Bannockburn, Illinois and recorded a capital lease obligation of $41 million. As of December 31, 2015 and 2014, Baxalta's total capital lease obligations, including current portion, were $319 million and $275 million, respectively.

Sources and Uses of Cash

        Baxalta expects its principal uses of cash in the future would be primarily to fund its operations, working capital needs, capital expenditures, repayment of borrowings, strategic investments and dividends paid to shareholders. Refer to the "Historical Cash Flow Trends" section below for further discussion of Baxalta's cash flows during the years ended December 31, 2015, 2014 and 2013.

        Baxalta's principal sources of cash include its operating cash flows and current or future financing arrangements, including the June 2015 senior note issuance described above and liquidity provided by credit facilities, including those described below. Pursuant to the merger agreement with Shire, there are limitations on the amount of future indebtedness Baxalta can incur.

        In July 2015, Baxalta entered into a credit agreement providing for a senior revolving credit facility that provides Baxalta with access to an aggregate principal amount of up to $1.2 billion maturing in 2020, of which no amounts are currently outstanding. Effective November 12, 2015 Baxalta entered into Amendment No. 1 to the credit agreement. The amendment narrowed the definition of "Change of Control." The other material terms of the credit agreement, including covenants, remained unchanged. The facility enables Baxalta to borrow funds on an unsecured basis at variable interest rates, and contains various financial and other covenants, including a net leverage ratio covenant and an interest coverage ratio covenant, as well as events of default with respect to Baxalta. The credit facility also provides for the issuance of letters of credit, which reduces the maximum capacity of this facility. At December 31, 2015, the amount of letters of credit issued was insignificant.

        Baxalta also entered into a Euro-denominated senior revolving credit facility in an aggregate principal amount of up to €200 million maturing in 2020, with similar terms as the above credit facility, of which no amounts are currently outstanding. Effective November 12, 2015, Baxalta entered into an amendment to this credit facility. Similar to the amendment discussed above, this amendment narrows the definition of "Change of Control." The non-performance of any financial institution supporting either of the credit facilities would reduce the maximum capacity of these facilities by each institution's respective commitment.

        A significant portion of Baxalta's net cash provided from operations is generated within the United States, allowing Baxalta to indefinitely reinvest a portion of its foreign earnings in jurisdictions outside of the United States. Baxalta believes its U.S. cash flows from operations together with repatriations of foreign earnings that are not deemed permanently invested are adequate to meet its ongoing cash flow obligations in the United States.

Dividends and Share Repurchase Authorization

        On July 28, 2015, the Baxalta board declared a quarterly cash dividend of $0.07 per share of common stock, which was paid on October 1, 2015 to shareholders of record as of the close of business on September 4, 2015. On November 28, 2015, the Baxalta board declared a quarterly cash dividend of $0.07 per share of common stock, which was paid on January 4, 2016, to shareholders of record as of the close of business on December 17, 2015. On February 23, 2016, the Baxalta board declared a quarterly cash dividend of $0.07 per share of common stock, which is payable on April 1, 2016 to shareholders of record as of the close of business on March 10, 2016. Pursuant to the merger agreement with Shire, Baxalta is prohibited from declaring a quarterly dividend in excess of $0.07 per share.

        On July 28, 2015, the Baxalta board approved a share repurchase authorization which allowed Baxalta to repurchase up to $1 billion of its common stock. Baxalta did not repurchase any of its common stock during 2015, and pursuant to the merger agreement with Shire, Baxalta may not repurchase or otherwise acquire its own common stock.

Historical Cash Flow Trends

        Baxalta's historical cash flows reflect both continuing and discontinued operations.

years ended December 31 (in millions)	2015	2014	2013
Net cash provided from operations	$799	$1,373	$1,548
Net cash used for investing activities	(2,293)	(501)	(977)
Net cash provided from (used for) financing activities	2,492	(872)	(571)
Effect of foreign exchange rate changes on cash and equivalents	3	—	—

Change in cash and equivalents	$1,001	$—	$—

Net Cash Provided From Operations

        The decrease in net cash provided by operations during 2015 as compared to the prior year was driven by lower net income excluding certain non-cash charges and gains. Sales growth and the resulting growth in gross profit was more than offset by increased expenses, including from separation costs and increased investments in the R&D pipeline. Also contributing to the decrease in net cash provided from operations was an increase in certain working capital items, including accounts receivables and inventories, as Baxalta supports growth in its commercial operations. The basis of preparation of the carve-out financial statements also unfavorably impacted the change in operating cash flows:

  •
  Baxalta's 2015 net cash provided from operations reflects an annual settlement of Baxalta's current income tax payable account on January 1, 2015 of $356 million and an additional $119 million paid to taxing authorities as a stand-alone company in the second half of the year.

  •
  Baxalta also incurred operating cash outflows associated with interest expense in 2015 which compares to no interest payments in 2014.

        Baxalta's net cash provided from operations for the second half of 2015 (period following the separation) was $608 million, which reflected growth as compared to net cash provided by operations of $191 million during the first six months of 2015 (period before the separation). The growth was driven in part by:

  •
  The basis of preparation of the carve-out financial statements in periods prior to the separation regarding the current income tax payable, as described above, resulting in higher outflows in the first half of 2015 as compared to the second half.

  •
  Lower cash outflows associated with working capital, including the impact of the annual settlement of certain incentive compensation programs during the first half of the year.

        Net cash provided by operations decreased in 2014 as compared to 2013 as the impact of sales growth was more than offset by an increase in tax-related items, increased payments to collaboration partners upon the achievement of R&D related milestones and the settlement of Baxalta's plasma-related litigation.

Net Cash Used For Investing Activities

        Baxalta's net cash used for investing activities increased in 2015 as compared to 2014 due primarily to increased cash outflows for acquisitions and a 2014 cash inflow of $640 million from the sale of the commercial vaccines business. The divestiture of the commercial vaccines business drove the decrease in 2014 as compared to 2013.

        Cash outflows for acquisitions, net of cash acquired during 2015, 2014 and 2013 were $1.2 billion, $185 million and $111 million, respectively. During 2015, cash outflows for acquisitions, net of cash acquired included $890 million for the acquisition of the ONCASPAR business from Sigma-Tau and $228 million for the acquisition of SuppreMol, a privately held biopharmaceuticals company based in Germany. During 2014, cash outflows for acquisitions, net of cash acquired included $100 million for an upfront collaboration payment to Merrimack and $70 million and $15 million for the acquisitions of Chatham and AesRx, respectively. During 2013, cash outflows for acquisitions, net of cash acquired, included $51 million for the acquisition of OBIZUR and related assets from Inspiration / Ipsen, $30 million for an upfront collaboration payment to Coherus and $30 million for an upfront collaboration payment to CTI BioPharma.

        Capital expenditures during 2015, 2014 and 2013 were $1.2 billion, $970 million and $797 million, respectively. The increase in capital expenditures in 2015 compared to 2014 was driven by several projects aimed at improving manufacturing capacity for Baxalta's products, including increased expenditures associated with the construction of the Covington, Georgia manufacturing facility. A significant portion of the construction has been completed as of December 31, 2015 and commercial production is expected to begin in 2018. The increase in 2015 was also driven by expenditures related to Baxalta's corporate headquarters in Bannockburn, Illinois and its global innovation center located in Cambridge, Massachusetts. In 2014 as compared to 2013, capital expenditures associated with the Covington, Georgia facility primarily drove the increase.

Net Cash Provided From (Used For) Financing Activities

        Proceeds from the issuance of long-term debt totaled $4.9 billion during 2015 and reflected cash inflows from the debt issuance described above, and were net of a debt discount and deferred issuance costs totaling $59 million. Baxalta also reported proceeds and excess tax benefits from share-based payments under employee benefit plans of $64 million and dividend payments of $47 million during 2015.

        Other cash provided from or used for financing activities during the periods presented above primarily reflected net cash outflows from transactions with Baxter, which were $2.5 billion, $856 million and $571 million during 2015, 2014 and 2013, respectively. The net transactions with Baxter during 2015 included a $4 billion cash distribution to Baxter as partial consideration for the contribution of assets to Baxalta from Baxter in connection with the separation and cash contributions received from Baxter in connection with the formation of Baxalta legal entities. As of July 1, 2015, outstanding pre-separation receivables and payables with Baxter were reclassified from net parent company investment to due to or from Baxter in the consolidated balance sheet. The settlement of these outstanding pre-separation receivables and payables with Baxter are reported in financing activities in periods following the separation because an operating cash flow associated with these transactions would have already been reported prior to the separation.

Concentration of Credit Risk

        Baxalta engages in business with foreign governments in certain countries that have experienced deterioration in credit and economic conditions, including Greece, Spain, Portugal, Italy and Brazil. As of December 31, 2015, Baxalta's net accounts receivable from the public sector in Greece, Spain, Portugal and Italy totaled $80 million, of which Greece receivables represented an immaterial balance. Baxalta also has significant accounts receivable related to its Hemobrás partnership in Brazil totaling $207 million at December 31, 2015.

        Global economic conditions and liquidity issues in certain countries have resulted, and may continue to result, in delays in the collection of receivables and credit losses. While Baxalta believes that its allowance for doubtful accounts as of December 31, 2015 is adequate, future governmental actions and customer-specific factors may require Baxalta to re-evaluate the collectability of its receivables and Baxalta could potentially incur additional credit losses that materially impact its results of operations.

Off-Balance Sheet Arrangements

        Baxalta periodically enters into off-balance sheet arrangements. Certain contingencies arise in the normal course of business, and, in accordance with GAAP, are not recorded in the consolidated or combined balance sheet (such as contingent milestone payments associated with Baxalta's collaboration agreements). Also, upon resolution of uncertainties, Baxalta may incur charges in excess of presently established liabilities for certain matters (such as contractual indemnifications).

        Baxalta's significant off-balance sheet arrangements and contingencies are discussed in the consolidated and combined financial statements in Baxalta's audited consolidated and combined financial statements. Refer to Note 5, Note 11 and Note 16 to Baxalta's audited consolidated and combined financial statements contained in this proxy statement/prospectus for information regarding collaboration agreements, indemnifications and legal contingencies.

Contractual Obligations

        As of December 31, 2015, Baxalta had contractual obligations, excluding accounts payable and accrued liabilities, payable or maturing in the following periods:

(in millions)	Total	Less than one year	One to three years	Three to five years	More than five years
Debt and capital lease obligations	$5,450	$3	$799	$1,036	$3,612
Interest on debt and capital lease obligations(a)	2,455	170	338	307	1,640
Operating leases	382	58	98	65	161
Other long-term liabilities(b)	712	5	82	80	545
Purchase obligations(c)	1,771	602	624	427	118

Contractual obligations	$10,770	$838	$1,941	$1,915	$6,076

(a)
Interest payments on capital lease obligations are calculated for future periods using interest rates in effect at the end of 2015. The projected payments only pertain to obligations outstanding at December 31, 2015.

(b)
Other long-term liabilities include long-term obligations recorded on Baxalta's consolidated balance sheet as of December 31, 2015 that are not presented separately within the table above. They include, among other items, the fair value of contingent payment liabilities associated with acquisitions and deferred tax liabilities. Baxalta projected the timing of the future cash payments of its other long-term liabilities based on contractual maturity dates (where applicable) and estimates of the timing of payments (for liabilities with no contractual maturity dates). The actual timing of payments could differ from the estimates.

(c)
Includes Baxalta's significant contractual unconditional purchase obligations. For cancelable agreements, any penalty due upon cancellation is included. These commitments do not exceed Baxalta's projected requirements and are in the normal course of business. Examples include firm commitments for raw material purchases, utility agreements and service contracts.

        The following items have been excluded from the table above:

  •
  Baxalta is contractually obligated to pay third parties upon the achievement of development, regulatory and commercial milestones, as well as potential royalty payments, associated with its collaboration agreements. Obligations associated with these arrangements have not been incurred and as such have not been recorded on Baxalta's consolidated balance sheet. Potential future milestone payments associated with Baxalta's collaborations were approximately $2.1 billion as of December 31, 2015 which excludes potential royalty payments. Of the potential $2.1 billion, Baxalta anticipates less than $235 million of potential payments will become payable in 2016.

  •
  An unfunded commitment at December 31, 2015 of $79 million as a limited partner in multiple investment companies, in which the timing of future payments is uncertain.

  •
  Long-term liability relating to gross unrecognized tax benefits of $17 million at December 31, 2015, in which the timing of reversal is uncertain.

  •
  Long-term liabilities relating to pension and other post-employment benefits of $499 million and related cash outflows, in which timing of funding is uncertain and dependent on future movements in interest rates and investment returns, changes in laws and regulations and other variables.

Quantitative and Qualitative Disclosures about Market Risk.

Currency Risk

        Baxalta is primarily exposed to foreign exchange risk with respect to recognized assets and liabilities, forecasted transactions and net assets denominated in the Euro, Japanese Yen, British Pound, Swiss Franc, Australian Dollar, Turkish Lira, Russian Ruble, Chinese Renminbi, Colombian Peso and Argentine Peso. Baxalta manages its foreign currency exposures on a consolidated basis, which allows Baxalta to net exposures and take advantage of any natural offsets. In addition, Baxalta uses derivative and nonderivative financial instruments to further reduce the net exposure to foreign exchange. Gains and losses on the hedging instruments offset losses and gains on the hedged transactions and reduce the earnings and shareholders' equity volatility relating to foreign exchange. Financial market and currency volatility may limit Baxalta's ability to hedge these exposures in a cost-effective manner.

        Baxalta may use options, forwards and cross-currency swaps to hedge the foreign exchange risk to earnings relating to forecasted transactions denominated in foreign currencies and recognized assets and liabilities. The maximum term over which Baxalta has cash flow hedge contracts in place related to forecasted transactions as of December 31, 2015 is 12 months. Baxalta also enters into derivative instruments to hedge certain intercompany and third-party receivables and payables and debt denominated in foreign currencies.

        As part of its risk-management program, Baxalta performs a sensitivity analysis to assess potential changes in the fair value of its foreign exchange instruments relating to hypothetical and reasonably possible near-term movements in foreign exchange rates.

        A sensitivity analysis of changes in the fair value of foreign exchange option and forward contracts outstanding at December 31, 2015, while not predictive in nature, indicated that if the U.S. dollar uniformly weakened by 10% against all currencies, on a net-of-tax basis, the net asset balance of $13 million would decrease by $43 million resulting in a net liability.

        The sensitivity analysis model recalculates the fair value of the foreign exchange option and forward contracts outstanding at December 31, 2015 by replacing the actual exchange rates at December 31, 2015 with exchange rates that are 10% weaker to the actual exchange rates for each applicable currency. All other factors are held constant. The sensitivity analysis disregards the possibility that currency exchange rates can move in opposite directions and that gains from one currency may or may not be offset by losses from another currency. The analysis also disregards the offsetting change in value of the underlying hedged transactions and balances.

        The consolidated statement of income is exposed to currency risk from various transactions, including intercompany receivables and payables, where the denominated currency of the transaction differs from the functional currency of one or more of Baxalta's subsidiaries. A sensitivity analysis that measures the unfavorable impact to income from continuing operations before income taxes from a hypothetical 10% strengthening of the U.S. dollar relative to multiple currencies indicates an unfavorable impact of $25 million as of December 31, 2015. This sensitivity analysis holds all other variables equal and does not reflect any hypothetical benefits that would be derived from hedging activities, including cash holdings in similar foreign currencies, that Baxalta has historically utilized to mitigate its exposure to movements in foreign exchange rates.

        Baxalta is also exposed to translation risk on non-U.S. dollar-denominated net assets. A sensitivity analysis indicated that a hypothetical 10% strengthening of the U.S. dollar relative to the Euro, Japanese Yen, British Pound, Swiss Franc, and Australian Dollar, Baxalta's most significant foreign currency exposures, would decrease net assets by $368 million. The change in net assets associated with the translation of these currencies is generally recorded as currency translation adjustment within accumulated comprehensive income in shareholder's equity of Baxalta's consolidated balance sheets.

Interest Rate and Other Risks

        In June 2015, Baxalta issued senior notes with a total aggregate principal amount of $5 billion. The $5 billion of senior notes includes both fixed- and floating interest rates. As a result of the June 2015 debt offering, Baxalta is exposed to the risk that its earnings or cash flows could be adversely impacted by fluctuations in interest rates. Baxalta's policy is to manage this risk to an acceptable level, which includes using interest rate swaps to convert a portion of its fixed-rate debt into variable-rate debt.

        As part of its risk management program, Baxalta performs sensitivity analyses to assess potential gains and losses in earnings related to hypothetical movements in interest rates. A 23 basis-point increase in interest rates (approximately 10% of Baxalta's weighted-average interest rate from the June 2015 debt issuance through December 31, 2015) affecting Baxalta's financial instruments, including debt obligations and related derivatives, would have an immaterial effect on Baxalta's 2015 earnings and on the fair value of Baxalta's fixed-rate debt as of December 31, 2015.

        With respect to Baxalta's investments, Baxalta believes any reasonable possible near-term losses in earnings, cash flows and fair values would not be material to Baxalta's consolidated financial position.

New Accounting Standards

        Refer to Note 2 to Baxalta's audited consolidated and combined financial statements contained in this proxy statement/prospectus for information regarding new accounting standards, which is incorporated herein by reference.

Critical Accounting Policies

        The preparation of financial statements in accordance with GAAP requires Baxalta to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. A summary of Baxalta's significant accounting policies is included in Note 2 to Baxalta's audited consolidated and combined financial statements contained in this proxy statement/prospectus. Certain of Baxalta's accounting policies are considered critical because these policies are the most important to the depiction of Baxalta's financial statements and require significant, difficult or complex judgments by Baxalta, often requiring the use of estimates about the effects of matters that are inherently uncertain. Actual results that differ from Baxalta's estimates could have an unfavorable effect on Baxalta's results of operations and financial position. Baxalta applies estimation methodologies consistently from year to year. The following is a summary of accounting policies that Baxalta considers critical to the consolidated and combined financial statements.

Revenue Recognition, Related Provisions and Allowances

        Baxalta's policy is to recognize revenues from product sales when earned. Specifically, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectability is reasonably assured. For product sales, revenue is not recognized until title and risk of loss have transferred to the customer. The shipping terms for the majority of Baxalta's revenue arrangements indicate that title and risk of loss pass at delivery.

        Baxalta periodically and systematically evaluates the collectability of accounts receivable and determines the appropriate reserve for doubtful accounts. In determining the amount of the reserve, Baxalta considers historical credit losses, the past-due status of receivables, payment history and other customer-specific information, and any other relevant factors or considerations.

        Provisions for rebates, chargebacks to wholesalers and distributors, returns, and discounts (collectively, "sales deductions") are provided for at the time the related sales are recorded, and are reflected as a reduction of sales. The sales deductions are based primarily on estimates of the amounts earned or will be claimed on such sales. Baxalta's most significant and judgmental sales deductions are rebates and wholesaler and distributor chargebacks.

        Rebates include amounts estimated to be paid to third parties based either on contractual obligations that vary by product, customer or statutory requirements. Contractual rebate obligations are based on units sold, customer inventory levels, forecasted customer buying patterns and historical experience. Contractual rebate obligations are settled up to 12 months after date of sale, and accruals are adjusted throughout the contract period as actual contract performance measures become known. Statutory rebate estimates, which include payments under Medicaid, TRICARE and Medicare Part D reimbursement programs, are generally based on historical payment data and estimates of future utilization based on established formulas or requirements, including the Medicaid unit rebate formula established by the Center for Medicaid and Medicare Services. All liabilities associated with rebates are reviewed regularly taking into consideration known market events and trends as well as internal and external historical data. Baxalta believes the methodology used to accrue rebates is reasonable and appropriate given the current circumstances and facts.

        Chargeback provisions are based on the differential of product acquisition prices paid by wholesalers and distributors and prices paid by eligible customers under product pricing or customer contractual agreements, and may fluctuate based on channel strategy shifts, inventory levels, and end customer pricing strategies and mix. Such amounts are generally settled within one year of initial shipment.

Legal Contingencies

        Baxalta is involved in product liability, patent, commercial, regulatory and other legal proceedings that arise in the normal course of business. Baxalta records a liability when a loss is considered probable and the amount can be reasonably estimated. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, the minimum amount in the range is accrued. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded. Baxalta has established reserves for certain of its legal matters. At December 31, 2015, total legal liabilities were $23 million.

        Baxalta's loss estimates are generally developed in consultation with outside counsel and are based on analyses of potential outcomes. With respect to the recording of any insurance recoveries, after completing the assessment and accounting for Baxalta's legal contingencies, Baxalta separately and independently analyzes its insurance coverage and records any insurance recoveries that are probable of occurring at the gross amount that is expected to be collected. In performing the assessment, Baxalta reviews available information, including historical company-specific and market collection experience for similar claims, current facts and circumstances pertaining to the particular insurance claim, the financial viability of the applicable insurance company or companies, and other relevant information.

        While the liability of Baxalta in connection with certain claims cannot be estimated with certainty, and although the resolution in any reporting period of one or more of these matters could have a significant impact on Baxalta's results of operations and cash flows for that period, the outcome of these legal proceedings is not expected to have a material adverse effect on Baxalta's consolidated financial position. While Baxalta believes it has valid defenses in these matters, litigation is inherently uncertain, excessive verdicts do occur, and Baxalta may in the future incur material judgments or enter into material settlements of claims.

Income Taxes

        Baxalta accounts for income taxes under the asset and liability method. Provisions for federal, state and foreign income taxes are calculated on reported pre-tax earnings based on current tax laws. Deferred taxes are provided using enacted tax rates on the future tax consequences of temporary differences, which are the differences between the financial statement carrying amount of assets and liabilities and their respective tax bases and the tax benefits of carryforwards. A valuation allowance is established or maintained when, based on currently available information, it is more likely than not that all or a portion of a deferred tax asset will not be realized. In determining whether a valuation allowance is warranted, Baxalta evaluates factors such as prior earnings history, expected future earnings, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. The realizability assessments made at a given balance sheet date are subject to change in the future, particularly if earnings of a subsidiary are significantly higher or lower than expected, or if Baxalta takes operational or tax planning actions that could impact the future taxable earnings of a subsidiary.

        In the normal course of business, Baxalta is audited by federal, state and foreign tax authorities, and is periodically challenged regarding the amount of taxes due. These challenges relate to the timing and amount of deductions and the allocation of income among various tax jurisdictions. Baxalta believes its tax positions comply with applicable tax law and Baxalta intends to defend its positions. In evaluating the exposure associated with various tax filing positions, Baxalta records reserves for uncertain tax positions in accordance with GAAP, based on the technical support for the positions, Baxalta's audit experience with similar situations, and potential interest and penalties related to the matters. Baxalta's results of operations and effective tax rate in a given period could be impacted if, upon final resolution with taxing authorities, Baxalta prevailed in positions for which reserves have been established, or was required to pay amounts in excess of established reserves.

Valuation of Intangible Assets, Including IPR&D

        Baxalta acquires intangible assets and records them at fair value. Valuations are generally completed for business acquisitions using a discounted cash flow analysis, incorporating the stage of completion and consideration of market participant assumptions. The most significant estimates and assumptions inherent in a discounted cash flow analysis include the amount and timing of projected future cash flows, the discount rate used to measure the risks inherent in the future cash flows, the assessment of the asset's life cycle, and the competitive and other trends impacting the asset, including consideration of technical, legal, regulatory, economic and other factors. Each of these factors and assumptions can significantly affect the value of the intangible asset.

        Acquired IPR&D is the value assigned to acquired technology or products under development which have not received regulatory approval and have no alternative future use.

        Acquired IPR&D included in a business combination is capitalized as an indefinite-lived intangible asset. Development costs incurred after the acquisition are expensed as incurred. Upon receipt of regulatory approval of the related technology or product, the indefinite-lived intangible asset is then accounted for as a finite-lived intangible asset and amortized on a straight-line basis over its estimated useful life. If the R&D project is abandoned, the indefinite-lived asset is charged to expense.

        R&D acquired in transactions that are not business combinations is expensed immediately. For such transactions, payments made to third parties on or after regulatory approval are capitalized and amortized over the remaining useful life of the related asset, and are classified as intangible assets.

        Due to the inherent uncertainty associated with R&D projects, there is no assurance that actual results will not differ materially from the underlying assumptions used to prepare discounted cash flow analyses, nor that the R&D project will result in a successful commercial product.

Valuation of Contingent Consideration Resulting from Business Combinations

        Baxalta recognizes contingent consideration liabilities resulting from business combinations at estimated fair value on the acquisition date. The contingent consideration liabilities are revalued subsequent to the acquisition date with changes in fair value recognized in earnings. Contingent payments related to acquisitions consist of development, regulatory and commercial milestone payments, in addition to sales-based payments, and are valued using discounted cash flow techniques. Significant estimates and assumptions required for these valuations include the probability of achieving milestones, product sales projections under various scenarios and discount rates used to calculate the present value of the estimated payments. Changes in the fair value of contingent consideration liabilities result from changes in these estimates and assumptions. Significant judgment is employed in determining the appropriateness of the estimates and assumptions as of the acquisition date and in post-acquisition periods. Accordingly, the use of alternative estimates or assumptions would increase or decrease the estimated fair value of contingent consideration liabilities, and could materially impact Baxalta's results of operations in any given period. At December 31, 2015 Baxalta's consolidated balance sheet included $433 million of contingent consideration liabilities resulting from business combinations.

Impairment of Assets

        Goodwill and other indefinite-lived intangible assets are subject to impairment reviews annually, and whenever indicators of impairment exist. Baxalta performs an annual impairment review of goodwill in the fourth quarter of each year. No goodwill impairment was recorded in 2015, 2014 or 2013. For the annual impairment review, Baxalta may elect to complete a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying value and, if Baxalta determines it is not, then it would not be required to calculate the fair value of the reporting unit. For its 2015 annual impairment review, Baxalta elected to complete the qualitative assessment and concluded further quantitative testing was not required. Baxalta performs a qualitative assessment of other indefinite-lived intangible assets, including IPR&D, at least annually. If the intangible asset is determined to be more likely than not impaired as a result of the assessment, Baxalta completes a quantitative impairment test.

        Intangible assets with definite lives and other long-lived assets (such as fixed assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Baxalta's impairment reviews are based on an estimated future cash flow approach that requires significant judgment with respect to future volume, revenue and expense growth rates, changes in working capital use, foreign currency exchange rates, the selection of an appropriate discount rate, asset groupings, and other assumptions and estimates. The estimates and assumptions used are consistent with Baxalta's business plans and a market participant's views of Baxalta and similar companies. The use of alternative estimates and assumptions could increase or decrease the estimated fair values of the assets, and potentially result in different impacts to Baxalta's results of operations. Actual results may differ from Baxalta's estimates.

Pension and Other Postemployment Benefit (OPEB) Plans

Background and impact of separation from Baxter

        Prior to the second quarter of 2015 and with the exception of certain Austrian defined benefit pension plans, of which Baxalta was the sole sponsor, Baxalta's employees participated in certain U.S. and international defined benefit pension and other post-employment benefit (OPEB) plans sponsored by Baxter. Baxalta accounted for these plans as multiemployer plans prior to the second quarter of 2015, at which time no liabilities or plan assets were included in Baxalta's combined balance sheets.

        During the second quarter of 2015, Baxalta assumed certain pension and OPEB obligations and plan assets related to newly-created single employer plans for Baxalta employees, as well as pension obligations and plan assets associated with its employees who participated in certain plans that split following the separation. Baxalta accounted for certain plans with delayed split dates as multiple-employer plans beginning in the second quarter of 2015 because Baxalta was responsible for its employees retiring during the interim period.

Measurement of funded status and net periodic benefit cost

        The valuation of the funded status and net periodic benefit cost for Baxalta's pension and OPEB plans is calculated using actuarial assumptions. These assumptions are reviewed at least annually, and revised if appropriate. The significant assumptions include the following:

  •
  interest rates used to discount pension and OPEB plan liabilities;

  •
  the long-term rate of return on pension plan assets;

  •
  rates of increases in employee compensation (used in estimating liabilities);

  •
  anticipated future healthcare costs (used in estimating the OPEB plan liability); and

  •
  other assumptions involving demographic factors such as retirement, mortality and turnover (used in estimating liabilities).

        Selecting assumptions involves an analysis of both short-term and long-term historical trends and known economic and market conditions at the time of the valuation (also called the measurement date). The use of different assumptions would result in different measures of the funded status and net cost. Actual results in the future could differ from expected results. Baxalta is not able to estimate the probability of actual results differing from expected results, but believes its assumptions are appropriate.

        Baxalta's key assumptions are listed in Note 12 to Baxalta's audited consolidated and combined financial statements contained in this proxy statement/prospectus.

Security Ownership of Certain Beneficial Owners, Executive Officers and Directors of Baxalta

        The following table sets forth certain information regarding the beneficial ownership of Baxalta's common stock as of April 11, 2016 (unless otherwise indicated below), with respect to (1) each person who is known by Baxalta who beneficially owns more than 5% of Baxalta's common stock, (2) each non-employee director and named executive officer and (3) all of Baxalta's non-employee directors and executive officers as a group. The address of each director and executive officer shown in the table below is c/o Baxalta Incorporated, 1200 Lakeside Drive, Bannockburn, Illinois 60015. Baxalta determined beneficial ownership under rules promulgated by the SEC, based on information obtained from questionnaires, company records and filings with the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within 60 days of April 11, 2016.

        All percentages are based on Baxalta's shares outstanding as of April 11, 2016. Except as noted below, each holder has sole voting and investment power with respect to all shares listed as beneficially owned by that holder.

Name and Address of Beneficial Owner	Shares of Common Stock and Nature of Beneficial Ownership	Shares Under Exercisable Options(1)	Percent of Class
Beneficial Owners of more than five percent:
BlackRock, Inc.(2)	38,437,301	—	5.6%
Non-employee Directors:
Mr. Devitt	27,971	47,971	*
Dr. Ferrante	3,158	5,960	*
Mr. Forsyth	21,284	38,900	*
Ms. Fosler	34,865	37,971	*
Dr. Gavin	37,062	38,900	*
Dr. Hockmeyer	14,539	46,191	*
Dr. Nader	3,158	5,960	*
Mr. Stroucken(3)	23,355	38,900	*
Named Executive Officers:
Dr. Hantson	49,561	456,682	*
Mr. Hombach(4)	34,360	398,153	*
Mr. Edwards	0	0	*
Mr. Goff	9,248	113,079	*
Mr. Leonardi(5)	9,224	31,110	*
All directors and executive officers as a group (19 persons)	332,082	1,545,844	*

*
None of the holdings represents holdings of more than 1% of Baxalta's outstanding common stock.

(1)
Amount of shares includes options that are exercisable as of April 11, 2016 and options which become exercisable within 60 days thereafter.

(2)
Based on information obtained from a Schedule 13G filed with the SEC on February 9, 2016 by BlackRock, Inc. (BlackRock) on behalf of itself and its wholly owned subsidiaries, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore)

  Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management, Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd, BlackRock Life Limited and Xulu, Inc. BlackRock reported that as of December 31, 2015 it had sole voting power with respect to 33,595,330 shares of Baxalta's common stock and sole dispositive power with respect to 38,437,301 shares of Baxalta's common stock, and that the shares are beneficially owned by BlackRock and its wholly owned subsidiaries identified above. The address of BlackRock is 55 East 52nd Street, New York, NY 10055. The number of shares held by BlackRock and its related entities may have changed since the filing of the Schedule 13G.

(3)
Includes 696 shares not held directly by Mr. Stroucken but in a family trust of which he is a beneficial owner.

(4)
Includes 24,814 options which are owned by Mr. Hombach in a constructive trust and as to which he disclaims beneficial ownership.

(5)
Includes 1,094 shares beneficially owned by Mr. Leonardi as of April 11, 2016 in Baxalta's tax-qualified section 401(k) plan, over which Mr. Leonardi has voting and investment power.

THE MERGER

        The following is a description of the material aspects of the merger. While the following description is intended to cover the material terms of the merger, the description may not contain all of the information that may be important to you. The discussion of the merger in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Annex A and incorporated by reference into this proxy statement/prospectus. The representations, warranties and covenants contained in the merger agreement were made only for the purposes of the merger agreement and as of specified dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed upon by the contracting parties and may be subject to standards of materiality applicable to the contracting parties. In addition, the assertions embodied in the representations and warranties contained in the merger agreement are qualified by information in a confidential disclosure letter that the parties have exchanged, which has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs of Shire or Baxalta.

        You are encouraged to read carefully the entirety of this proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

Per Share Merger Consideration

        In the merger, each outstanding share of Baxalta common stock (other than excluded shares) will be converted into the right to receive, in each case, without interest and subject to any applicable withholding taxes, (i) $18.00 in cash, and (ii) (a) 0.1482 of a Shire ADS, or (b) if a Baxalta stockholder timely elects, 0.4446 of a Shire ordinary share in lieu of such fraction of a Shire ADS described in (ii)(a) above. Shire expects that it will issue up to approximately 322 million Shire ordinary shares in the aggregate and pay an aggregate of up to approximately $12.6 billion in cash, in connection with the merger.

        Shire will not issue fractional Shire securities to holders of Baxalta common stock in connection with the merger. Holders of Baxalta common stock will receive cash in lieu of any fractional Shire securities they would otherwise receive in connection with the merger.

Background of the Merger

        Baxalta became an independent, publicly traded company on July 1, 2015 when Baxter distributed approximately 80.5% of Baxalta's issued and outstanding common stock to Baxter stockholders pursuant to the distribution.

        On July 2, 2015, Flemming Ornskov, M.D., Shire's chief executive officer, contacted Baxalta and requested to speak with Ludwig N. Hantson, Ph.D., Baxalta's chief executive officer, but did not speak with Dr. Hantson on July 2nd or at any time prior to July 4th. Dr. Ornskov left a message with an administrative assistant that he had a time sensitive issue of high importance to discuss with Dr. Hantson.

        On July 2, 2015, Baxalta contacted Goldman Sachs to provide financial advice, and Kirkland & Ellis LLP, which we refer to as Kirkland & Ellis, to provide legal advice, in connection with Shire's outreach. Although Dr. Ornskov had not proposed in his message for Dr. Hantson any particular transaction or the structure or terms thereof, given the timing of Dr. Ornskov's call and Dr. Ornskov's characterization of his inquiry, Dr. Hantson believed that Dr. Ornskov could be contemplating a business combination between Shire and Baxalta. Baxalta selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in various types of large corporate transactions and because of Goldman Sachs' knowledge of Baxalta's business and the biopharmaceutical industry more generally.

        On July 4, 2015, the Baxalta board held an informational teleconference in which Dr. Hantson reported to the Baxalta board the receipt of Dr. Ornskov's phone call, and the Baxalta board directed Dr. Hantson to return Dr. Ornskov's call.

        Later on July 4, Dr. Hantson returned Dr. Ornskov's phone call. During the conversation, Dr. Ornskov informed Dr. Hantson that Shire wanted to discuss a potential strategic transaction with Baxalta, and Dr. Hantson suggested that Dr. Ornskov make Shire's tax advisors available for a discussion with Baxalta's tax advisors in order to understand the tax considerations relevant to any such transaction in light of the restrictions and obligations under the tax matters agreement.

        On July 5, 2015, Dr. Ornskov telephoned Dr. Hantson and agreed that the tax advisors to Baxalta and Shire should discuss considerations relating to Baxter's retained stake and the potential tax implications of any potential transaction for Baxalta's tax-free spinoff.

        Later on July 5, the Baxalta board held an informational teleconference in which Dr. Hantson reported to the Baxalta board that Dr. Ornskov had informed him that Shire wanted to discuss a potential strategic transaction with Baxalta. The Baxalta board instructed Dr. Hantson to obtain further information from Shire regarding a potential transaction and authorized management to schedule a discussion among Baxalta's and Shire's respective tax advisors regarding considerations relating to Baxter's retained stake and the potential tax implications of any potential transaction for Baxalta's tax-free spinoff.

        On July 6 and 7, 2015, Baxalta's and Shire's respective tax advisors discussed potential tax implications of the potential transaction as agreed by Drs. Hantson and Ornskov on July 5. Among the topics discussed were (i) the fact that the private letter ruling that Baxter obtained from the Internal Revenue Service in connection with the spinoff provided Baxter with guidance that several means of disposing of its retained stake in Baxalta could be accomplished on a tax-free basis in the first 18 months following the spinoff and (ii) Baxter's right to veto the potential transaction if it concluded that the potential transaction created unacceptable tax risk.

        On July 7, 2015, Dr. Hantson and Dr. Ornskov agreed to have an in-person meeting on July 10 to discuss further Shire's interest in a potential transaction.

        On July 9, 2015, the Baxalta board held an informational teleconference and discussed with Dr. Hantson matters to be considered for the upcoming in-person meeting with Dr. Ornskov.

        On July 10, 2015, Dr. Hantson and Baxalta's general counsel, Peter G. Edwards, met with Dr. Ornskov and Mark J. Enyedy, Shire's Head of Corporate Development and then general counsel. Dr. Ornskov reiterated the strategic rationale for a transaction between Shire and Baxalta and conveyed to Dr. Hantson a proposed transaction pursuant to which Shire would combine with Baxalta and Shire would pay all-stock consideration equal to 0.1687 of a Shire ADS for each outstanding share of Baxalta common stock, which we refer to as the Initial Proposal. According to Dr. Ornskov, the Initial Proposal was priced based upon information about Baxalta then available to Shire from publicly available sources and the discussions among the parties' tax advisors on July 6 and July 7. The Initial Proposal implied a value of approximately $41.00 for each outstanding share of Baxalta common stock based on Shire's closing ADS price on July 9, 2015 and that Baxalta stockholders would own approximately 36.5% of the combined company. Subsequently, on the same day, Dr. Ornskov sent a letter to Dr. Hantson confirming in writing the terms of the Initial Proposal.

        Later on July 10, the Baxalta board held an informational teleconference in which Dr. Hantson reported on his meeting with Dr. Ornskov and discussed Dr. Ornskov's letter. Also on this date, Baxalta contacted Citi to act, along with Goldman Sachs, as a financial advisor to Baxalta because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed transaction.

        On July 12, 2015, Dr. Hantson sent an email message to Dr. Ornskov, informing Dr. Ornskov that the Baxalta board would consider the Initial Proposal at its next regular meeting during the week of July 27 and that Baxalta would respond to the Initial Proposal thereafter.

        On July 18, 2015, at a special telephonic board meeting, the Baxalta board authorized Baxalta management to inform Baxter of the Initial Proposal in light of Baxalta's obligations under the tax matters agreement. Subsequently, on the same day, in reliance on an oral confidentiality agreement with Baxter, Baxalta's management informed Baxter's management of the fact that Shire had made a proposal to combine with Baxalta (but not the terms of such proposal).

        On July 27, 2015, at a regularly scheduled board meeting, Baxalta management, together with Baxalta's financial advisors, discussed with the Baxalta board the status of and various financial considerations regarding the Initial Proposal as well as Baxalta's standalone prospects, and Kirkland & Ellis reviewed with the Baxalta board various legal considerations regarding the Initial Proposal, including whether the Baxalta board had a legal obligation to engage with other potentially interested parties. A representative of Kirkland & Ellis gave the Baxalta board an overview of the Baxalta board's fiduciary duties. At the conclusion of the meeting, the Baxalta board determined that, while the Baxalta board would consider any proposal that maximized value for Baxalta stockholders, the Initial Proposal was (i) highly conditional in light of the fact that the proposed transaction would require a vote of Shire's stockholders and (ii) significantly undervalued Baxalta when compared to Baxalta's standalone prospects for growth and, therefore, was not in the best interests of Baxalta and its stockholders. John D. Forsyth, James R. Gavin III and Albert P.L. Stroucken recused themselves from the foregoing discussions and agreed to recuse themselves from future board discussions with respect to a potential strategic transaction in light of their membership on the Baxter board of directors and significant retained investment in Baxalta and Baxter's interests that potentially differ from Baxalta's.

        On July 31, 2015, Baxalta sent a letter to Shire, rejecting the Initial Proposal.

        On August 4, 2015, Shire made a public announcement of the Initial Proposal.

        Later on August 4, the Baxalta board convened a special telephonic meeting. At the meeting, in response to Shire's public announcement, the Baxalta board reaffirmed its determination made at the July 27, 2015 board meeting. On the same day, Baxalta issued a press release confirming the receipt of the Initial Proposal and announcing the determination made by the Baxalta board.

        On August 19, 2015, at a special in-person board meeting, Baxalta's management reviewed with the Baxalta board the long-range plan for Baxalta. The long-range plan included the Baxalta forecast described in section of this proxy statement/prospectus titled "The Merger—Certain Unaudited Financial Forecasts" and Baxalta's plans with regard to its pipeline development. The Baxalta board directed Baxalta's financial advisors to use such long-range plan in preparing their financial analyses of the potential strategic transaction with Shire. Baxalta's management and legal and financial advisors again discussed with the Baxalta board certain legal, financial and other considerations regarding Baxalta's standalone prospects and business risks and a potential strategic transaction with Shire, including potential next steps Shire might take and whether the Baxalta board should engage with other potentially interested parties. At the conclusion of the meeting, the Baxalta board determined that Baxalta would not initiate further contact with Shire and did not determine to engage with other potentially interested parties at this time.

        On September 9, 2015, Dr. Ornskov contacted Dr. Hantson and offered a revised proposal under which Shire would combine with Baxalta and pay Baxalta stockholders mixed stock and cash consideration based on Shire's further assessment of Baxalta's business and Shire's determination that the revised proposal would not jeopardize the tax-free nature of Baxalta's spinoff. The revised proposal continued to reflect a stock component of 0.1687 of a Shire ADS and added a cash component of $4.00 for each outstanding share of Baxalta common stock, which implied a value of approximately $42.52 for each outstanding share of Baxalta common stock based on the closing price of Shire ADSs on September 8, 2015, which we refer to as the Second Proposal. Dr. Ornskov informed Dr. Hantson that the price reflected in the Second Proposal could potentially be increased if Baxalta met with Shire and granted Shire access to certain due diligence information, and that information justified a higher price. Subsequently on the same day, Dr. Ornskov sent a letter to Dr. Hantson confirming the Second Proposal.

        On September 10, 2015, at the request of Baxalta, Baxalta's financial advisors contacted Shire's financial advisors to seek clarification on certain aspects of the Second Proposal, including the cash component of the consideration and the type of information that Shire may need in order to make a higher proposal.

        On September 11, 2015, Dr. Hantson contacted Dr. Ornskov and confirmed Baxalta's receipt of the Second Proposal and Baxalta's willingness to gain a further understanding of the Second Proposal at an in-person meeting. Dr. Ornskov and Dr. Hantson subsequently agreed to meet on September 15, 2015.

        On September 13, 2015, Dr. Hantson e-mailed Dr. Ornskov to clarify the scope of and attendees for the September 15 meeting.

        On September 15, 2015, Dr. Hantson met with Dr. Ornskov. Representatives of Baxalta's and Shire's respective senior management teams and financial advisors also attended this meeting. During the meeting, Dr. Ornskov further clarified that Shire had made the Second Proposal based on limited information about Baxalta and that Shire could potentially further improve its proposal if Shire were granted access to additional information. Dr. Ornskov also discussed perspectives on the strategic rationale for, and potential synergies to be realized from, a combination of the two companies.

        On September 18, 2015, at a special telephonic board meeting, Dr. Hantson reported on his meeting with Dr. Ornskov. Baxalta's management and legal and financial advisors discussed with the Baxalta board the Second Proposal, as well as certain legal and financial considerations in connection with the Second Proposal, including whether the Baxalta board should engage with other potentially interested parties. At the conclusion of the meeting, the Baxalta board determined that the Second Proposal, which implied a value of approximately $41.69 for each outstanding share of Baxalta common stock based on the closing price of Shire ADSs on September 17, 2015, still significantly undervalued Baxalta in light of Baxalta's long-range plan as a standalone business and was not in the best interests of Baxalta and its stockholders, and that for any proposal to be more compelling it should include a substantial cash component, because a greater cash mix would improve value certainty and reduce Baxalta stockholders' exposure to the risks of price declines in Shire's stock. The Baxalta board concluded that it was appropriate for tax advisors of both companies to continue to engage so that Shire could have all information necessary to analyze the tax implications of a substantial cash component of the merger consideration.

        On September 20, 2015, Dr. Hantson sent a letter to Dr. Ornskov rejecting the Second Proposal and further indicating that shifting Shire's consideration mix to include a substantial cash component was critical to making any future proposal more economically compelling and that Baxalta was willing to discuss tax considerations related to a potential transaction that included a substantial cash component.

        On September 28 and 29, 2015, the Baxalta board held a regularly scheduled, in-person meeting at which regular business was discussed. At the conclusion of the regular business, Messrs. Forsyth, Gavin and Stroucken recused themselves and Baxalta's legal and financial advisors joined the meeting to discuss the rejected Second Proposal and potential next steps, including a scheduled meeting of Shire's and Baxalta's tax advisors on the afternoon of September 29. The Baxalta board also discussed the registration statement that Baxalta previously had filed at the request of Baxter in order to allow

Baxter to dispose of certain of the retained shares and directed management, in light of the existence of the confidential Second Proposal, to exercise Baxalta's right, under the registration rights agreement with Baxter, to delay the effectiveness of the registration statement.

        On September 29, 2015, at the request of Baxalta and Shire, representatives of Baxalta's tax and financial advisors and Shire's tax and financial advisors met to discuss certain tax considerations relating to the distribution and the inclusion of cash in the merger consideration for a potential transaction. In particular, Baxalta's advisors expressed the view that, if Shire could offer $4.00 in cash as part of the proposed merger consideration included in the Second Proposal, Shire could offer significantly more cash to Baxalta stockholders without adversely affecting the tax-free nature of the spinoff. In order to confirm and further evaluate the tax implications of increasing the cash consideration in the merger, Shire's tax advisors requested, and Baxalta agreed to provide Shire's advisors with, the opportunity to conduct further diligence concerning the business purposes for, and other aspects of, the spinoff. This diligence culminated with the three-party meeting held on November 23, 2015, described below.

        On October 5, 2015, Dr. Ornskov called Dr. Hantson to communicate a further revised combination proposal of $45.50, consisting of $18.00 in cash and a fraction of a Shire ADS with an implied value of $27.50 (the exchange ratio for which Shire indicated would be determined closer to the execution of a definitive merger agreement), for each outstanding share of Baxalta common stock (implying that Baxalta stockholders would own approximately 32% of the combined company), which we refer to as the Third Proposal. Subsequently, on the same day, Dr. Ornskov sent a letter to Dr. Hantson confirming the Third Proposal.

        On October 12, 2015, at a special in-person board meeting, Baxalta's senior management and legal and financial advisors discussed with the Baxalta board the Third Proposal and certain legal and financial considerations in connection with the Third Proposal, including whether the Baxalta board should engage with other potentially interested parties. At the conclusion of the meeting, the Baxalta board determined that the Third Proposal still undervalued Baxalta. The Baxalta board authorized Baxalta's management to share Baxalta's long-range plan and other due diligence information with Shire to provide Shire with additional information that it could use to consider a potentially increased proposal, subject to Shire's execution of a confidentiality agreement.

        On October 13, 2015, Dr. Hantson sent a letter to Dr. Ornskov indicating that, while the Baxalta board continued to believe that the value offered in the Third Proposal was not sufficiently compelling for Baxalta to accept it, Baxalta was willing to share Baxalta's long-range plan and other limited due diligence information with Shire to determine if Shire could present a more compelling proposal.

        From October 14, 2015 to October 21, 2015, Baxalta's legal advisors negotiated a mutual confidentiality agreement (which did not contain a standstill provision) with Shire's legal advisors at Ropes & Gray LLP, which we refer to as Ropes & Gray. The mutual confidentiality agreement was executed by Shire and Baxalta on October 21, 2015.

        On October 16, 2015, Susan Kilsby, chairman of the Shire board, telephoned Wayne T. Hockmeyer, Ph.D., chairman of the Baxalta board, to introduce herself and to open a line of direct communication.

        On October 27, 2015, members of Baxalta's and Shire's respective management teams met to discuss, among other things, the respective long-range plans for Baxalta and Shire, which, in the case of Baxalta, was the same long-range plan approved by the Baxalta board at its meeting held on August 19, 2015. Baxalta's and Shire's respective financial advisors also attended this meeting.

        On November 1, 2015, Ms. Kilsby contacted Dr. Hockmeyer and informed him that Shire would announce a transaction with an undisclosed third-party (later revealed to be Dyax) on Monday,

November 2, 2015, and that Shire remained interested in pursuing a mutually agreeable transaction with Baxalta.

        On November 2, 2015, Shire announced a proposed acquisition of Dyax for approximately $5.9 billion.

        On November 3, 2015, at a special telephonic board meeting, Baxalta's management and financial advisors updated the Baxalta board on their meeting with Shire on October 27, 2015. Baxalta's legal and financial advisors also discussed with the Baxalta board certain considerations relating to the Third Proposal, the potential impact of Shire's proposed acquisition of Dyax, and the implications of Baxter's retained share ownership in Baxalta, including Baxter's desire to dispose of its retained stake in one or more tax-free transactions, Baxter's veto right over the potential transaction between Shire and Baxalta if Baxter concluded that the potential transaction created an unacceptable tax risk, and the terms that Baxter might impose in order to consent to the potential transaction.

        On November 9, 2015, Ms. Kilsby telephoned Dr. Hockmeyer and communicated a further revised combination proposal of $46.50, consisting of $18.00 in cash and a fraction of a Shire ADS with an implied value of $28.50 (the exchange ratio for which Shire indicated would be determined closer to the execution of a definitive merger agreement), for each outstanding share of Baxalta common stock, which we refer to as the Fourth Proposal, reflecting an increase of $1.00 in Shire ADSs over the Third Proposal. On the next day, Ms. Kilsby sent a letter to Dr. Hockmeyer confirming the Fourth Proposal.

        On November 10, 2015, at a special telephonic board meeting, Baxalta's senior management and legal and financial advisors discussed with the Baxalta board the Fourth Proposal and certain considerations in connection with the Fourth Proposal, including the desirability of a meeting with Baxter and Shire to discuss certain tax considerations and whether the Baxalta board should engage with other potentially interested parties. At the conclusion of the meeting, the Baxalta board authorized a three-party meeting among Baxalta, Baxter and Shire and their respective legal and tax advisors in order to allow Shire and its advisors to conduct due diligence on the distribution and to discuss related tax matters. In connection with the three-party meeting, Shire's, Baxalta's and Baxter's legal counsel negotiated a three-way confidentiality agreement, which was executed by each of the parties on November 18, 2015.

        On November 17, 2015, the Baxalta board held a regularly scheduled, in-person meeting at which regular business was discussed. At the conclusion of the regular business, Messrs. Forsyth, Gavin and Stroucken recused themselves. The Baxalta board then discussed with senior management the status of discussions with Shire since the November 10 board meeting and also discussed the upcoming meeting with Shire, Baxter and the parties' respective legal and tax advisors, which was scheduled to occur on November 23.

        On November 23, 2015, the three-party meeting was held among Baxalta, Baxter and Shire and their respective legal and tax advisors. During the meeting, Shire's representatives asked, and received answers to, a number of questions from Baxter's and Baxalta's representatives relating to the due diligence materials that Baxter had provided Shire, in order to confirm Shire's analysis that the tax-free nature of the spinoff (and any disposition of the retained stake) would not be impacted by an acquisition of Baxalta by Shire in which cash was a material component of the merger consideration.

        On November 24, 2015, at a special telephonic board meeting, Baxalta's financial advisors discussed with the Baxalta board the proposed merger consideration and potential next steps. A representative of Kirkland & Ellis gave the Baxalta board a report on the November 23, 2015 three-party meeting among Baxalta, Baxter and Shire.

        On November 28, 2015, at a special telephonic board meeting, Baxalta's legal and financial advisors discussed with the Baxalta board various considerations relating to recent press speculation regarding a potential transaction between Baxalta and Shire.

        On November 30, 2015, Dr. Hockmeyer met face-to-face with Ms. Kilsby and discussed the current status of the potential transaction, the proposed merger consideration and potential next steps. Dr. Hockmeyer informed Ms. Kilsby that Baxalta had additional business information that did not alter Baxalta's long-range plan presented to Shire on October 27 but might enhance Shire's view of value. Ms. Kilsby requested that, in order for Shire to improve the Fourth Proposal, Baxalta demonstrate additional value by providing those additional due diligence materials.

        On December 1, 2015, at a special telephonic board meeting, Dr. Hockmeyer reported on his meeting with Ms. Kilsby. In addition, Baxalta's legal and financial advisors discussed with the Baxalta board certain considerations relating to potential next steps, including: the potential terms on which Baxalta might engage with Shire, the timing of such engagement, recent volatility in the equity markets, and the degree of Shire's flexibility to include additional cash consideration in the proposed transaction. At the conclusion of the meeting, the Baxalta board authorized a meeting between Baxalta's and Shire's respective management teams to share with Shire additional due diligence information that had been requested by Ms. Kilsby in the November 30, 2015 meeting with Dr. Hockmeyer.

        On December 2, 2015, Dr. Hockmeyer informed Ms. Kilsby that the Baxalta board had authorized a meeting to share additional due diligence information, and Dr. Hockmeyer proposed that such meeting occur on December 8, 2015.

        On December 7, 2015, at a special telephonic board meeting, Baxalta's management and legal and financial advisors discussed with the Baxalta board various matters in preparation for the upcoming December 8, 2015 meeting. Following a discussion of various considerations, including the Baxalta board's belief in Baxalta's long-range plan and standalone prospects, the strategic alternatives potentially available to Baxalta, the perceived likelihood of successfully negotiating a superior price to that included in the Fourth Proposal counterbalanced by the risk that Shire would walk away from any transaction if the Baxalta board insisted on a price in excess of the high $40s per share of Baxalta common stock, and negotiating dynamics, the Baxalta board directed Dr. Hockmeyer to advise Ms. Kilsby that any revised proposal from Shire related to a combination of the companies should have a value in the high $40s per outstanding share of Baxalta common stock.

        On December 8, 2015, Baxalta's senior management presented to Shire's senior management and financial advisors certain additional due diligence information. Baxalta's financial advisors also attended this meeting.

        Later on December 8, Dr. Hockmeyer telephoned Ms. Kilsby and suggested that, in light of the additional value demonstrated in the due diligence information provided to Shire, any revised proposal from Shire related to a combination of the companies should have a value in the high $40s per outstanding share of Baxalta common stock.

        On December 11, 2015, Ms. Kilsby communicated to Dr. Hockmeyer a further revised combination proposal of $47.00, consisting of $18.00 in cash and a fraction of a Shire ADS with an implied value of $29.00 (the exchange ratio for which Shire indicated would be determined closer to the execution of a definitive merger agreement), for each outstanding share of Baxalta common stock, which we refer to as the Fifth Proposal, reflecting an increase of $0.50 in Shire ADSs over the Fourth Proposal. Ms. Kilsby further communicated Shire's desire to announce a transaction by December 22, 2015.

        Later on December 11, at a special in-person meeting of the Baxalta board, Dr. Hockmeyer reported on his conversation with Ms. Kilsby earlier in the day, including that Shire had made a further revised proposal to combine with Baxalta for $18.00 in cash and $29.00 in Shire ADSs for each outstanding share of Baxalta common stock and had expressed a desire to announce a transaction by

December 22, 2015. Baxalta's financial advisors then discussed financial terms and related aspects of the Fifth Proposal, as well as related strategic considerations and potential responses to such proposal. Baxalta's management and legal and financial advisors also discussed with the Baxalta board certain considerations related to contacting other parties that might be interested in a potential transaction with Baxalta, including the potential interest of various parties in a transaction with Baxalta, the perceived ability of potentially interested parties to pay more than the purchase price proposed by Shire and to move quickly toward a potential transaction, and the prospect that if a definitive merger agreement with Shire were signed, the merger agreement would still permit Baxalta to accept an unsolicited superior proposal from a party other than Shire, subject to a reasonable termination fee. The Baxalta board considered the fact that Shire's unsolicited proposal to combine with Baxalta had been public for more than four months and that other interested parties could have contacted Baxalta during such time to explore a potential transaction but that none had done so. The Baxalta board nevertheless instructed Baxalta's financial advisors to contact potential strategic transaction counterparties that were, in the judgment of the Baxalta board in consultation with Baxalta's management and financial advisors, most likely to be interested in a potential transaction with Baxalta, taking into account, among other factors, capacity to acquire and integrate Baxalta and strategic alignment with Baxalta's lines of business. Given the size of any potential transaction and the lack of precedent for private equity acquisitions of large capitalization biopharmaceutical companies, the Baxalta board, in consultation with Baxalta's financial advisors, concluded that financial sponsors would be unlikely to engage in a potential transaction with Baxalta.

        During the month of December 2015, in accordance with the Baxalta board's directives, Baxalta's financial advisors contacted six parties that the Baxalta board, in consultation with Baxalta's management and financial advisors, believed were most likely to be interested in a potential transaction with Baxalta. Of these six parties, only one strategic party, which we refer to as Company A, signed a confidentiality agreement. That confidentiality agreement contained a standstill provision that automatically terminated upon Baxalta's execution of a definitive merger agreement and did not contain a "don't ask, don't waive" provision pursuant to which the potential bidder would commit not to request a waiver of, and agree that the target company would not waive, the applicability of the standstill covenant.

        On December 13, 2015, Dr. Hockmeyer telephoned Ms. Kilsby and discussed the Baxalta board's reaction to the Fifth Proposal that Ms. Kilsby relayed on behalf of Shire on December 11, 2015. Dr. Hockmeyer stated that the Baxalta board was willing to continue discussions with Shire, but did not accept the offer of $47 per Baxalta share, and expressed an expectation that Shire would need to propose a higher price. Ms. Kilsby noted Dr. Hockmeyer's conditions and comments on the offer price. She reiterated to Dr. Hockmeyer Shire's desire to announce a signed transaction by December 22, 2015, but that if Baxalta was not interested in pursuing discussions with Shire in a prompt manner the parties should discontinue the negotiations. Dr. Hockmeyer commented that Baxalta was committed to productive discussions, but would not be rushed in negotiations.

        Following the conversation between Ms. Kilsby and Dr. Hockmeyer on December 13, 2015, Baxalta's legal advisors, at the request of Baxalta, communicated to Shire's legal advisors that, as a condition to engaging in merger agreement discussions, Baxalta would require Shire's advance agreement on three points: (i) that, because any termination fee payable by Shire would be capped by UK Listing Authority requirements, the termination fees for both Baxalta and Shire would be identical, (ii) that Shire would pay Baxalta the termination fee in the event that the transaction did not close as a result of the failure of Shire's stockholders to approve the merger (but that Baxalta would not pay a similar termination fee to Shire in the event Baxalta's stockholders failed to approve the merger) and (iii) that, in order to protect the ongoing equity interests of Baxalta stockholders, the combined company board would include a number of Baxalta directors roughly proportionate to the ownership that Baxalta stockholders would hold in the combined company.

        On December 14, 2015, Shire's legal advisors presented to Baxalta's legal advisors initial drafts of the merger agreement and the letter agreement. Baxalta subsequently delivered the letter agreement draft to Baxter. The initial draft of the proposed letter agreement addressed the obligations of Baxter to support the potential transaction and Baxalta's obligations under the tax matters agreement to indemnify Baxter in the event the transaction caused the spinoff and Baxter's disposal of its retained stake in Baxalta to not qualify as tax-free. Between December 14, 2015 and January 10, 2016, Shire, Baxter and Baxalta and their respective legal advisors exchanged various drafts, and engaged in multiple negotiations, of the letter agreement.

        Also on December 14, the Baxalta board held a regularly scheduled telephonic meeting to discuss Baxalta's 2016 operating plan and business development initiatives and other matters. After Messrs. Forsyth, Gavin and Stroucken recused themselves and left the call, Dr. Hockmeyer also reported to the Baxalta board on his telephone discussion with Ms. Kilsby on the previous day, and the Baxalta board reviewed developments in the discussions with Company A and with other potential transaction counterparties that had not yet signed a confidentiality agreement.

        On December 15, 2015, Baxalta's legal advisors, at the request of Baxalta, reiterated to Shire's legal advisors the conditions to engaging in merger agreement discussions previously communicated on December 13.

        Also on December 15, at a special telephonic board meeting, the Baxalta board, as an administrative convenience to facilitate transaction oversight, resolved to establish a transaction committee of the Baxalta board comprised of Dr. Hockmeyer, François Nader and Blake E. Devitt, which we refer to as the Transaction Committee. The Transaction Committee was authorized to supervise the merger negotiations, subject to approval of the negotiated terms by the Baxalta board.

        On December 16, 2015, Baxalta's management met with the management of Company A and made a presentation regarding Baxalta's business.

        Also on December 16, the Transaction Committee convened a telephonic meeting to review the status of the reciprocal due diligence efforts undertaken by Baxalta and Shire. The Transaction Committee also reconfirmed the importance of obtaining Shire's advance agreement to the three points communicated to Shire's legal advisors on December 15.

        Also on December 16, Shire confirmed its agreement on the three preliminary merger agreement points, and Baxalta's legal advisors then confirmed to Shire's legal advisors that Baxalta was agreeable to negotiating a merger agreement. From December 16, 2015 to January 10, 2016, representatives of Baxalta, Baxter and Shire engaged in negotiations of the merger agreement and the letter agreement.

        On December 18, 2015, at a special telephonic meeting of the Baxalta board, Baxalta's management updated the Baxalta board on the December 16 meeting with the management team from Company A.

        In the days preceding December 22, 2015, given the amount of due diligence and documentation that still needed to be completed, Shire's financial advisors informed Baxalta's financial advisors of Shire's desire to announce the transaction by January 5, 2016.

        On December 21, 2015, a second three-party meeting was held among Baxalta, Baxter and Shire and their respective financial, legal and tax advisors to discuss the requirements of the tax matters agreement in conjunction with the proposed combination between Baxalta and Shire.

        On December 22, 2015, at a special telephonic board meeting, Baxalta's senior management and legal and financial advisors discussed with the Baxalta board the January 5, 2016 target announcement date communicated by Shire's financial advisors relative to the Baxalta board's desire to allow time to explore whether any of the six companies contacted on behalf of Baxalta would be interested in a potential transaction with Baxalta. Taking into consideration the fact that allowing Shire to terminate discussions might not be in the best interests of Baxalta stockholders and the fact that at least Company A had expressed interest in exploring a potential transaction with Baxalta, the Baxalta board instructed its legal advisors to include in the draft merger agreement a limited go-shop provision that would allow Baxalta to continue, after the signing of a definitive agreement with Shire, to share due diligence information and discuss the terms of a possible transaction with any party that had executed a confidentiality agreement with Baxalta prior to Baxalta's execution of a merger agreement with Shire.

        On December 22, 2015, at Baxalta's request, Baxalta's financial advisors informed Shire's financial advisors that Baxalta had agreed to work toward the timeline proposed by Shire, premised on the inclusion in the merger agreement of a limited go-shop provision.

        On December 23, 2015, at a telephonic meeting, the Transaction Committee discussed the status of the reciprocal due diligence efforts undertaken by Baxalta and Shire to date as well as Shire's stated interest in announcing a transaction by January 5, 2016.

        Also on December 23, 2015, in accordance with the Baxalta board's directives, Baxalta's senior management and financial advisors met with Company A's senior management and financial advisors to share additional information regarding Baxalta's business.

        Later on December 23, Kirkland & Ellis delivered to Ropes & Gray a revised draft merger agreement containing a limited go-shop provision that would allow Baxalta to continue, after the signing of a definitive agreement with Shire, to share due diligence information and discuss the terms of a possible transaction with any party that had executed a confidentiality agreement with Baxalta at any time after Shire's August 4, 2015 public announcement of its combination proposal and prior to Baxalta's execution of a merger agreement with Shire.

        On December 26, 2015, Baxter's legal advisors delivered to Kirkland & Ellis and Ropes & Gray a revised draft of the letter agreement.

        On December 27, 2015, Ropes & Gray delivered to Kirkland & Ellis a revised draft merger agreement which did not reflect the limited go-shop provision proposed by Baxalta.

        From December 29, 2015 to January 9, 2016, the Transaction Committee held multiple meetings with Baxalta's senior management and legal and financial advisors to discuss outstanding points in the transaction documents. During this timeframe, Baxalta's legal and financial advisors discussed with the Transaction Committee the fact that Shire and Baxter had engaged Cravath and KPMG, respectively, to act as tax advisors with respect to the potential business combination, and that Cravath was expected to deliver a tax opinion to Shire to the effect that the combination of Baxalta and Shire will not adversely affect the tax-free nature of the spinoff and KPMG was expected to deliver a tax opinion to Baxter in connection with the merger. Baxalta's advisors also discussed with the Transaction Committee that Shire and Baxter (rather than Baxalta) were the appropriate parties to obtain tax opinions in connection with the business combination given that Shire (as successor) and Baxter are the parties that would be responsible for the payment of taxes in the event that the spinoff were successfully challenged by the Internal Revenue Service.

        On December 30, 2015, Company A's chief executive officer called Dr. Hantson and informed him that Company A was no longer interested in exploring a transaction with Baxalta, Dr. Hantson promptly informed the Baxalta board of this fact, and Baxalta's financial advisors updated the Transaction Committee, in a telephonic meeting on December 31, 2015, that none of the other parties contacted on behalf of Baxalta expressed interest in pursuing a business combination with Baxalta, with certain parties indicating, among other reasons, a lack of strategic fit or interest in acquiring Baxalta in its entirety.

        On December 31, 2015, Baxalta's and Shire's respective legal advisors negotiated further terms of the merger agreement. The negotiations focused on provisions including Baxalta's non-solicitation obligations, the inclusion of the limited go-shop provision, conditions to the closing of the transaction, Shire's commitments to obtain regulatory approvals, the circumstances in which the parties would be obligated to pay a termination fee or expense reimbursement, the parties that would be required to obtain tax opinions and the consequences of the failure to obtain such opinions.

        On January 1, 2016, at a special telephonic board meeting, Baxalta's management and legal and financial advisors discussed with the Baxalta board the current status of the negotiations, noting the status of each party's diligence investigation of the other and reporting on the open points in the draft merger agreement, including whether Baxalta should insist on a post-signing go-shop provision, the requirement for Shire to take certain remedial actions if required by regulatory authorities and the triggers for payment of a termination fee or expense reimbursement, including those relating to the failure to obtain a required tax opinion.

        On January 3, 2016, Baxalta's and Shire's respective legal advisors further negotiated outstanding points in the merger agreement, including those reviewed with the Baxalta board at its January 1 meeting.

        On January 6, 2016, at a special telephonic board meeting, Baxalta management updated the Baxalta board on the results of the due diligence investigation of Shire and reviewed the financial projections underlying the valuations of Baxalta and the combined company. The Baxalta board also received an update on the status of the merger agreement negotiations with Shire. In addition, Baxalta's financial advisors updated the Baxalta board, as previously discussed with the Transaction Committee on December 30, 2015, that none of the other parties contacted on behalf of Baxalta expressed interest in pursuing a business combination with Baxalta.

        On January 8, 2016, Dr. Hockmeyer met with Ms. Kilsby to discuss certain outstanding issues in the merger agreement, including the setting of the exchange ratio between Shire ADSs and Baxalta common stock. Ms. Kilsby also asked Dr. Hockmeyer to serve as deputy chairman of the combined company's board of directors and indicated that two other Baxalta directors could be invited to join the combined company's board of directors. Dr. Hockmeyer instead recommended that Shire consider appointing three different Baxalta board members to the combined company's board. Ms. Kilsby responded that unless Dr. Hockmeyer agreed to serve as deputy chairman on the combined company's board of directors, Shire would only be willing to nominate two, rather than three, Baxalta directors to the combined company's board of directors.

        Later on January 8, at a meeting of the Transaction Committee, Dr. Hockmeyer reported on his meeting with Ms. Kilsby earlier that day. The Transaction Committee, taking into account that no other interested party had emerged despite the protracted publicity of Shire's pursuit of Baxalta and that discussions with other potential transaction counterparties had revealed no interest, authorized Dr. Hockmeyer to continue to discuss with Ms. Kilsby the merger consideration, the exchange ratio and the other remaining outstanding points in the merger agreement toward the objective of reaching final agreement on all terms. The Transaction Committee also confirmed its conclusion that meaningful representation for Baxalta on the combined company board was important to ensuring the strong performance of the combined company given the stock component of the merger consideration.

        On January 9, 2016, at a meeting of the Transaction Committee, members of senior management and Baxalta's legal and financial advisors reported on the remaining points to be resolved in the merger agreement. The Transaction Committee instructed Dr. Hockmeyer to contact Ms. Kilsby and attempt to resolve the issues of price and composition of the combined company board of directors. The Transaction Committee provided guidance and direction on the other remaining points and instructed Mr. Edwards to attempt to bring the negotiations to conclusion.

        Later on January 9, Dr. Hockmeyer telephoned Ms. Kilsby to discuss the remaining material outstanding points in the merger agreement. Dr. Hockmeyer and Ms. Kilsby discussed a proposal of

$18.00 in cash and 0.1482 of a Shire ADS for each outstanding share of Baxalta common stock, which, based on the last 30-trading-day volume weighted average price of Shire ADSs implied a value of approximately $47.50 for each outstanding share of Baxalta common stock, which would imply that Baxalta stockholders would own approximately 34% of the combined company, which we refer to as the Final Proposal. In exchange, given that sufficient time had passed to allow Baxalta to complete its outreach efforts, with none of the other potential transaction counterparties that were contacted expressing interest in pursuing a business combination with Baxalta, Dr. Hockmeyer indicated to Ms. Kilsby that Baxalta would, among other things, withdraw the request of the limited go-shop provision in the merger agreement. Dr. Hockmeyer also indicated to Ms. Kilsby that Dr. Hockmeyer would agree to serve as the deputy chairman of the board of directors of the combined company, with two other Baxalta directors (to be determined following signing) joining the combined company's board.

        On January 10, 2016, the Baxalta board held a special telephonic board meeting to consider the proposed combination. At the meeting, Dr. Hockmeyer reported on his latest discussions with Ms. Kilsby. Baxalta's senior management, together with Baxalta's legal and financial advisors, updated the Baxalta board regarding the proposed terms of the transaction, including the Final Proposal, and the material provisions of the transaction agreements, including with respect to closing conditions (including the parties that would be required to obtain tax opinions and the consequences of the failure to obtain such opinions), solicitation of alternative transactions, financing, regulatory efforts, employee matters and board composition. A representative of Kirkland & Ellis reviewed with the Baxalta board's fiduciary duties. Citi and Goldman Sachs each separately reviewed with the Baxalta board its financial analysis of the per share merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion, to the Baxalta board to the effect that, as of the date of such opinion and based on and subject to various factors, assumptions, qualifications and limitations set forth in such opinion, the per share merger consideration provided for pursuant to the merger agreement was fair, from a financial point of view, to holders of Baxalta common stock (other than Shire, Merger Sub and their respective affiliates).

        After considering the proposed terms of the combination, the merger agreement, the other transaction agreements, and discussions with Baxalta's management and legal and financial advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the Baxalta board, including the reasons described under "The Merger—Baxalta's Reasons for the Merger; Recommendation of Baxalta's Board of Directors" the Baxalta board resolved that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Baxalta and its stockholders, authorized Baxalta to enter into the merger agreement, the letter agreement and other related agreements, directed that the merger agreement be submitted to Baxalta stockholders for adoption at a meeting of Baxalta stockholders, and resolved to recommend that Baxalta stockholders vote in favor of the adoption of the merger agreement.

        On the morning of January 11, 2016, Baxalta and Shire executed and delivered the merger agreement and the letter agreement and jointly issued a press release announcing the combination.

Shire's Reasons for the Merger

        The Shire board considered many reasons in making its decision to recommend the adoption of the merger agreement and approval of the transactions contemplated thereby. In arriving at its decision, the Shire board consulted with Shire's senior management, legal advisors, financial advisors and other advisors, reviewed a significant amount of information regarding the proposed transaction and considered a number of reasons to conclude that the proposed merger is likely to result in significant strategic and financial benefits to Shire and its stockholders, including (not in any relative order of importance):

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  the expectation that the combined company will be the category leader in rare diseases, based on both revenue and on pipeline, with more than 60 programs in development, including over 50 in rare diseases;

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  the potential opportunity for the combined company to achieve significant operational and cost synergies, which Shire projects to be over $500 million by the third year of operations after closing, and to significantly increase Shire's commercial capabilities, global reach and product pipeline;

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  the knowledge of the current environment in the biopharmaceutical industry generally, including economic conditions, competitive pressures and the impact of these reasons on the potential growth, development and strategic options of Shire and Baxalta;

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  the expectation that the merger will result in greater value to the Shire stockholders than the value that could be expected to be generated from the various other strategic alternatives available to Shire;

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  Baxalta's talented employees with substantial experience in the rare disease space and with Baxalta's marketed products and pipeline, which Shire believes will be a significant competitive advantage for the combined company;

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  the per share cash consideration and the number of Shire securities to be issued as per share stock consideration are fixed and will not be adjusted for fluctuations in the market price of Baxalta common stock, or the overall level of the equity markets;

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  Shire's ability to terminate the merger agreement and receive a termination fee if the Baxalta board changes or withdraws its recommendation and under certain other circumstances as described in the section titled "The Merger Agreement—Termination" of this proxy statement/prospectus;

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  the recommendation of Shire's management in support of the transaction;

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  the terms of the merger agreement, which were the product of arms-length negotiations between Shire and its advisors on the one hand, and Baxalta and its advisors, on the other hand; and

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  the inclusion in the merger agreement of a condition to Shire's obligation to consummate the merger that Shire receive, at the closing, an opinion from its tax advisor, Cravath, to the effect that the merger will not cause Baxter's contribution of assets to Baxalta, Baxter's initial distribution of Baxalta shares on July 1, 2015, Baxter's distribution of cash received from Baxalta to its creditors or a Later Distribution to fail to qualify as tax-free to Baxter and its stockholders under Sections 355, 361 and 368(a)(1)(D) of the Code, and that Baxter receive, at the closing, an opinion from its tax advisor.

        In the course of its deliberations, the Shire board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the transaction, including the following:

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  the possible disruption to Shire's business that may result from the merger, including the resulting distraction of the attention of the management of Shire;

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  the fact that certain provisions of the merger agreement may have the effect of discouraging alternative business combination transactions involving Shire, including restrictions on Shire's ability to solicit proposals for alternative transactions and the requirement that Shire disburse to Baxalta a termination fee of $369 million or expense reimbursement following a termination of the merger agreement in certain circumstances;

  •
  the fact that there can be no assurance that the conditions in the merger agreement will be satisfied and, as a result, the merger may not be consummated and the potential consequences of non-consummation, including the potential negative impacts on Shire, its business, the trading price of Shire shares and Shire's ability to attract and retain key management personnel and employees;

  •
  the risk that Shire could be obligated to indemnify Baxter for a tax liability if the merger causes the Baxter Transactions to be taxable and that such tax liability could have a material adverse impact on Shire;

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  the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company;

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  the risks that the potential benefits, synergies and cost savings sought in the merger may not be realized or may not be realized within the expected time period, and that the cost of achieving such benefits, synergies and savings may be significantly higher than estimated;

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  the fact that Shire has incurred and will continue to incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is consummated;

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  the fact that Shire is paying a 37.5% premium to Baxalta stockholders over the closing price of Baxalta common stock on August 3, 2015, the last trading day prior to the public announcement of Shire's offer to Baxalta;

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  the risk that the Shire stockholders or Baxalta stockholders may fail to approve the merger; and

  •
  other business, industry and other risks of the combined company, some of which are described under "Risk Factors" of this proxy statement/prospectus.

Baxalta's Reasons for the Merger; Recommendation of Baxalta's Board of Directors

        On January 10, 2016, after an extensive review process, the Baxalta board determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Baxalta and its stockholders and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Baxalta board recommends that Baxalta stockholders vote "FOR" the proposal to adopt the merger agreement.

        In evaluating the merger and the other transactions contemplated by the merger agreement, the Baxalta board consulted with Baxalta's management and legal, financial and tax advisors and, in determining that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Baxalta and its stockholders, the Baxalta board considered a wide variety of reasons, including the following:

  •
  Per Share Merger Consideration.    The Baxalta board evaluated the attractiveness of the per share merger consideration and the financial terms of the merger agreement. In particular, the Baxalta board considered the following:

  •
  Implied Value.    The Baxalta board concluded that the per share merger consideration to be received by Baxalta stockholders represented a highly attractive valuation. The per share merger consideration implied a value of:

  •
  $45.57 for each outstanding share of Baxalta common stock, based on the closing price of Shire ADSs on January 8, 2016, the final trading day prior to the public announcement of the merger agreement (representing a premium of approximately 37.5% to the closing price per share of Baxalta common stock of $33.15 on August 3,

    2015, the final trading day prior to the public announcement of Shire's initial proposal for Baxalta); and

      •
      $47.50 for each outstanding share of Baxalta common stock, based on the 30 trading day volume weighted average price of a Shire ADS as of January 8, 2016 (representing a premium of approximately 43.3% to the closing price per share of Baxalta common stock of $33.15 on August 3, 2015).

    The Baxalta board evaluated the per share merger consideration both on a standalone basis as well as in light of the fact that, from market close on August 3, 2015, the last day that Baxalta's stock traded unaffected by Shire's proposed combination, to market close on January 8, 2016, the NASDAQ Biotechnology Index declined by more than 21%.

    •
    Significant Portion of Per Share Merger Consideration in Cash.    The Baxalta board considered that a significant portion of the per share merger consideration will be paid in cash, giving Baxalta stockholders an opportunity to realize immediate and certain value for a significant portion of their investment in Baxalta common stock.

    •
    Participation in Potential Upside through Stock Portion of Per Share Merger Consideration.    The Baxalta board considered that the majority of the per share merger consideration will be paid in Shire ADSs, that Baxalta stockholders are expected to own approximately 34% of the combined company and that Baxalta stockholders will therefore have the opportunity to participate in any potential growth in the earnings and cash flows of the combined company and any potential future appreciation in the value of Shire ADSs following the merger. The Baxalta board considered Shire's strategic rationale for the merger and the prospects of the combined company following the merger, including potential cost savings and other benefits obtainable from the merger, as well as the likelihood of potential growth in the earnings and cash flows of the combined company.

  •
  Review of Other Potential Alternatives.

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  Financial Condition and Standalone Prospects of Baxalta.    The Baxalta board considered Baxalta's business, financial condition and results of operations, as well as Baxalta's prospects as a standalone company following the distribution. The Baxalta board considered, among other things, the following:

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  Market and Execution Risks.    The Baxalta board considered the considerable risk and uncertainty associated with Baxalta remaining an independent company. Notwithstanding the Baxalta board's and management's confidence in the potential future of the hemophilia franchise, the Baxalta board took into account the competitive pressure on Baxalta's hemophilia franchise. The Baxalta board also considered the capital intensity of Baxalta's business and the uncertainty of the successful implementation of its business and product development activities. In light of these risks, the Baxalta board considered the possibility that, if Baxalta did not enter into the merger agreement with Shire, the value of Baxalta common stock could be significantly lower than the implied value of the per share merger consideration. The Baxalta board concluded that the cash portion of the per share merger consideration will enable Baxalta stockholders to immediately realize a substantial portion of Baxalta's present and potential future value without the market or execution risks associated with continuing as a standalone company.

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  Uncertainty of Forecasts.    The Baxalta board considered the inherent uncertainty of achieving management's internal financial projections, including the Baxalta forecast described in the section titled "—Certain Unaudited Financial Forecasts" of this proxy statement/prospectus, and that as a result Baxalta's actual financial results in future periods could differ materially from management's forecasted results.

      •
      Other Strategic Alternatives.    The Baxalta board reviewed the strategic alternatives and opportunities available to Baxalta other than remaining as a standalone company. The Baxalta board considered that, prior to approving the merger, four months had passed since Shire's initial proposal had been made public, and that potential transaction counterparties therefore had significant time to formulate and propose an alternative transaction involving Baxalta but that no other transaction counterparty had emerged. The Baxalta board further considered the outreach that, at the direction of the Baxalta board, Baxalta's financial advisors had made to other potential transaction counterparties, as well as the fact that, following this outreach, only one strategic party had signed a confidentiality agreement and that such party subsequently informed Baxalta that it was no longer interested in exploring a transaction with Baxalta. The Baxalta board concluded that the per share merger consideration provided for in the merger agreement reflected the best value reasonably obtainable from any transaction counterparty.

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  Opinions of Financial Advisors.    The Baxalta board considered the separate opinions to the Baxalta board of Goldman Sachs and Citi as to the fairness, from a financial point of view and as of the date of the opinions, to holders of Baxalta common stock (other than Shire, Merger Sub and their respective affiliates) of the per share merger consideration provided for pursuant to the merger agreement, which opinions were based on and subject to the factors, assumptions, qualifications and limitations set forth in the written opinions of Goldman Sachs and Citi, as more fully described in the subsection of this proxy statement/prospectus titled "The Merger—Opinions of Baxalta's Financial Advisors."

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  Terms of the Merger Agreement.    The Baxalta board reviewed and considered the terms of the merger agreement that Baxalta was able to obtain as a result of extensive negotiations with Shire, including the parties' respective representations, warranties and covenants, the conditions to their respective obligations to complete the merger and their ability to terminate the merger agreement. See section of this proxy statement/prospectus titled "The Merger Agreement" for a detailed discussion of the terms and conditions of the merger agreement. In particular, the Baxalta board considered the following:

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  Terms of Shire's Financing; Absence of Financing Condition.    The Baxalta board considered that Shire's obligation to complete the merger is not subject to any financing condition and that Shire has represented and warranted in the merger agreement that it will have sufficient funds to complete the transactions contemplated by the merger agreement. The Baxalta board also considered the terms of the financing commitments obtained by Shire in connection with entering into the merger agreement. For additional information on Shire's financing, see section of this proxy statement/prospectus titled "The Merger—Financing of the Merger." In addition, the Baxalta board considered Shire's financial strength and ability to obtain additional financing in order complete the merger and that, even if Shire were unable to obtain external financing, Baxalta's remedies against Shire would include the right to seek to require Shire to satisfy its obligation to close the merger.

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  Conditions to Closing the Merger; Likelihood of Closing.    The Baxalta board considered the likelihood of the completion of the merger, including Shire's obligations to complete the merger, Shire's obligations to use reasonable best efforts to obtain all antitrust approvals (subject to Shire's obligation to sell, divest or otherwise dispose of or hold separate assets with an aggregate fair market value of no greater than $740 million in value, if necessary in order to obtain such approvals) and the likelihood that the merger will be approved by the requisite regulatory authorities, the holders of Baxalta common stock and the holders of Shire ordinary shares.

    •
    Ability to Respond to Unsolicited Acquisition Proposals.    The Baxalta board considered the provisions in the merger agreement that permit the Baxalta board to enter into discussions or negotiations with a person that has made an unsolicited acquisition proposal and/or to furnish such person with non-public information relating to Baxalta, subject to certain restrictions imposed by the merger agreement as described in the section of this proxy statement/prospectus titled "The Merger Agreement—Solicitation of Acquisition Proposals; Intervening Event."

    •
    Ability to Terminate Merger Agreement to Accept a Superior Proposal.    The Baxalta board considered the provisions in the merger agreement that provide for the ability of the Baxalta board to terminate the merger agreement to accept a superior proposal, subject to certain restrictions imposed by the merger agreement as described in the section of this proxy statement/prospectus titled "The Merger Agreement—Termination," including that Baxalta would be required to pay Shire a termination fee concurrently with such termination.

    •
    Ability to Change Recommendation.    The Baxalta board considered the provisions in the merger agreement that permit the Baxalta board to withdraw or modify the Baxalta recommendation:

    •
    following the receipt of an acquisition proposal that the Baxalta board determines in good faith constitutes a superior proposal, subject to certain restrictions imposed by the merger agreement as described in the section of this proxy statement/prospectus titled "The Merger Agreement—Solicitation of Acquisition Proposals; Intervening Event"; or

    •
    in response to an intervening event, subject to certain restrictions imposed by the merger agreement as described in "The Merger Agreement—Solicitation of Acquisition Proposals; Intervening Event."

    •
    Termination Fee.    The Baxalta board considered that the $369 million termination fee that could become payable pursuant to the merger agreement was significantly lower than termination fees in transactions of a similar size in the United States, was reasonable, and would not likely deter alternative acquisition proposals that would be more favorable to the Baxalta stockholders than the transactions contemplated by the merger agreement. The Baxalta board also considered that Shire would be required to pay Baxalta a termination fee of equal size under certain circumstances, including in the event that the requisite approval of holders of Shire ordinary shares is not obtained.

    •
    Appraisal Rights.    The Baxalta board considered the availability of appraisal rights for holders of Baxalta common stock who properly exercise their rights under the DGCL, which would give such stockholders the ability to seek and be paid a judicially determined appraisal of the "fair value" of their shares of common stock at the completion of the merger agreement.

    •
    Representation on Combined Company Board.    The Baxalta board considered the fact that three Baxalta directors would join the combined company's board of directors, helping to protect the ongoing equity investment of the Baxalta stockholders and providing an opportunity for the combined company to benefit from the insights and experience of the Baxalta directors.

        The Baxalta board also identified and considered a number of countervailing reasons and risks to Baxalta and its stockholders relating to the merger and the merger agreement, including the following:

  •
  Dilution of Direct Ongoing Participation in Baxalta's Potential Upside.  The Baxalta board considered that Baxalta stockholders would not have the opportunity to continue participating in

    Baxalta's potential upside as a standalone company, but would rather only participate in Baxalta's upside as a part of the combined company if they retained the stock portion of the per share merger consideration following the effective time of the merger. The Baxalta board also considered that, following the closing, each Baxalta stockholder would hold a smaller percentage of equity interest in the combined company than they held prior to the merger, which will reduce their voting power in the combined company.

  •
  Combined Company Business Risks.  The Baxalta board considered that Baxalta stockholders would be subject to the future financial, business and operational risks associated with the combined company, including given Shire's reliance on certain therapies that have lost patent protection or market share, if they retain the Shire ADSs received in the merger following the merger. The Baxalta board considered that there could be uncertainties associated with the successful implementation of the combined company's business plan and strategy, the combined company's ability to realize the anticipated benefits of the merger on the timeline expected or at all, and the integration of Baxalta's businesses with Shire's businesses in an efficient and cost effective manner. The Baxalta board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the merger to the extent Baxalta stockholders retain the Shire ADSs received in the merger.

  •
  Fixed Exchange Ratio.  The Baxalta board considered that because the stock portion of the per share merger consideration is based on a fixed exchange ratio of Shire ADSs, the value of the stock portion of the per share merger consideration could decline prior to the closing.

  •
  Potential Failure to Complete the Merger.  The Baxalta board considered the risk that the conditions to the merger agreement may not be satisfied and that, therefore, the merger may not be consummated. The Baxalta board also considered the risks and costs to Baxalta if the merger is not consummated, including potential employee attrition, the potential effect on business relationships and the potential effect on the trading price of the Baxalta shares.

  •
  Non-Solicitation Covenant.  The Baxalta board considered that the merger agreement imposes restrictions on soliciting competing acquisition proposals from third parties between signing and closing, subject to certain exceptions. See section of this proxy statement/prospectus titled The Merger Agreement—Solicitation of Acquisition Proposals; Intervening Event" for further a discussion of such restrictions.

  •
  Interim Operating Covenants.  The Baxalta board considered the limitations imposed by the merger agreement on the conduct of Baxalta's business during the pendency of the merger and the fact that these covenants may limit Baxalta's ability to pursue business opportunities that may arise or take other actions it may otherwise take with respect to the operations of Baxalta during the pendency of the merger.

  •
  Interests of Baxalta's Directors and Executive Officers.  The Baxalta board considered that Baxalta's directors and executive officers have interests in the merger that may be different from or in addition to the interests of Baxalta's stockholders generally, as described in the section of this proxy statement/prospectus titled "The Merger—Interests of Baxalta Directors and Executive Officers in the Merger."

  •
  Potential Diversion of Management.  The Baxalta board considered the possible diversion of management's time and attention from Baxalta's ongoing business given the substantial time and effort necessary to complete the merger and to plan for and implement the integration of the operations of Baxalta and Shire.

  •
  Other Risks.  The Baxalta board considered the types and nature of the risks described under the section of this proxy statement/prospectus titled "Risk Factors."

        The Baxalta board concluded that the potentially negative reasons associated with the merger were outweighed by the potential benefits that it expected Baxalta stockholders would receive as a result of the merger, including the belief of the Baxalta board that the merger would maximize the value received by Baxalta stockholders and eliminate the risks and uncertainties affecting the future prospects of Baxalta as a standalone company.

        The preceding discussion of the reasons considered by the Baxalta board is not intended to be exhaustive but only includes certain reasons considered by the Baxalta board. In view of the complexity and wide variety of reasons considered by the Baxalta board in connection with its evaluation of the merger, the Baxalta board did not attempt to quantify, rank or otherwise assign relative weights to the different reasons that it considered in reaching its decision. In addition, in considering the reasons described above, individual members of the Baxalta board may have given different weight to different reasons. The Baxalta board considered this information as a whole and overall considered the information and reasons to be favorable to, and in support of, its determinations and recommendations.

        The above discussion of Baxalta's reasons for the merger contains information that is forward-looking in nature and, therefore, should be read in conjunction with the section titled "Forward-Looking Statements" of this proxy statement/prospectus.

Opinions of Baxalta's Financial Advisors

Opinion of Citigroup Global Markets Inc.

        Baxalta has engaged Citi as a financial advisor in connection with the merger. In connection with this engagement, Baxalta requested that Citi evaluate the fairness, from a financial point of view, of the per share merger consideration to be received by holders of Baxalta common stock (other than Shire, Merger Sub and their respective affiliates) pursuant to the merger agreement. On January 10, 2016, at a meeting of the Baxalta board held to evaluate the merger, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated January 10, 2016, to the Baxalta board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications described in its opinion, the per share merger consideration to be received by holders of Baxalta common stock (other than Shire, Merger Sub and their respective affiliates) was fair, from a financial point of view, to such holders.

        The full text of Citi's written opinion, dated January 10, 2016, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The description of Citi's opinion set forth below is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was provided for the information of the Baxalta board (in its capacity as such) in connection with its evaluation of the per share merger consideration from a financial point of view and did not address any other aspects or implications of the merger or related transactions. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Baxalta to effect or enter into the merger or related transactions, the relative merits of the merger or related transactions as compared to any alternative business strategies that might exist for Baxalta or the effect of any other transaction in which Baxalta might engage or consider. Citi's opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger (including the form of stock consideration if an election option is provided in respect thereof as contemplated by the merger agreement), any related transactions or otherwise.

        In arriving at its opinion, Citi:

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  reviewed an execution copy, provided to Citi on January 10, 2016, of the merger agreement;

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  held discussions with certain of Baxalta's senior officers, directors and other representatives and advisors and certain senior officers and other representatives and advisors of Shire concerning the businesses, operations and prospects of Baxalta and Shire;

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  reviewed certain publicly available and other business and financial information relating to Baxalta and Shire provided to or discussed with Citi by the managements of Baxalta and Shire; this information included certain internal financial forecasts and other information and data relating to Baxalta and the pro forma combined company prepared by the management of Baxalta and certain publicly available financial forecasts and other information and data relating to Shire (pro forma for its acquisition of Dyax, which we refer to as the Dyax acquisition) and certain information prepared by the management of Baxalta relating to the potential strategic implications and financial, operational and tax benefits anticipated by such management to result from the merger;

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  reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices of Baxalta common stock and Shire ADSs, the historical earnings and other operating data of Baxalta and Shire and projected earnings and other operating data of Baxalta and the pro forma combined company, and the capitalization and financial condition of Baxalta and Shire;

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  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Baxalta and Shire;

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  considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger;

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  evaluated the pro forma combined company utilizing the internal financial forecasts and other information and data relating to the pro forma combined company and the potential strategic implications and financial, operational and tax benefits referred to above; and

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements and other representatives of Baxalta and Shire that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data that Citi was directed to utilize in its analyses relating to Baxalta, the pro forma combined company and the potential strategic implications and financial, operational and tax benefits anticipated by the management of Baxalta to result from the merger, Citi was advised by Baxalta management and assumed, with Baxalta's consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Baxalta management as to the future financial performance of Baxalta and the pro forma combined company, such potential strategic implications and financial, operational and tax benefits and the other matters covered thereby. With respect to the publicly available financial forecasts and other information and data that Citi utilized in its analyses relating to Shire (pro forma for the Dyax acquisition), Citi assumed, with Baxalta's consent, that such publicly available financial forecasts and other information and data were a reasonable basis upon which to evaluate the future financial performance of Shire and were appropriate for Citi's use and reliance in connection with Citi's analyses and opinion. Citi further assumed, with Baxalta's consent, that the financial results (including with respect to the potential strategic implications and financial, operational and tax benefits anticipated to result from the merger) reflected in the financial forecasts and other information and data utilized in Citi's analyses will be realized in the amounts and at the times projected.

        Citi relied, at Baxalta's direction, upon the assessments of the managements of Baxalta and Shire as to, among other things, (i) matters relating to, and the potential impact (including, without limitation, potential tax and other consequences) on the merger of, the separation of Baxalta from Baxter consummated in July 2015, which we refer to as the separation, the Dyax acquisition, and any securities offerings by Shire as permitted under the terms of the merger agreement or otherwise and certain tax indemnities and other arrangements with, and sale or other disposition of shares of Baxalta common stock by, Baxter as contemplated in connection with the separation and the merger, (ii) the potential impact on Baxalta and Shire of certain market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the pharmaceutical industry, (iii) the products, product pipeline and intellectual property of Baxalta and Shire and associated risks (including, without limitation, with respect to the development, manufacturing and commercialization of, and the use and indications for, such products and product pipeline, the validity and duration of patents and the potential for generic competition), (iv) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers, manufacturers and other commercial relationships of Baxalta and Shire and (v) the ability to integrate the businesses of Baxalta and Shire. Citi assumed, with Baxalta's consent, that there would be no developments with respect to any such matters that would have an adverse effect on Baxalta, Shire, the merger or related transactions (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi's analyses or opinion. Citi also assumed, with Baxalta's consent, that Shire ADSs and Shire ordinary shares are of equivalent value and that any currency or exchange rate fluctuations associated with Shire ADSs, Shire ordinary shares or Baxalta's or Shire's businesses would not be meaningful in any respect to Citi's analyses or opinion.

        Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent, off-balance sheet or otherwise) of Baxalta, Shire or any other entity and Citi did not make any physical inspection of the properties or assets of Baxalta, Shire or any other entity. Citi assumed, with Baxalta's consent, that the merger and related transactions would be consummated in accordance with their respective terms and in compliance with all applicable laws, relevant documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the merger and related transactions, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, would be imposed or exist that would have an adverse effect on Baxalta, Shire, the merger or related transactions (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi's analyses or opinion. Representatives of Baxalta advised Citi, and Citi also assumed, that the final terms of the merger agreement would not vary materially from those set forth in the execution copy of the merger agreement that Citi reviewed. Citi did not express any view or opinion as to the actual value of Shire ADSs or Shire ordinary shares when and if issued in the merger or the prices at which Shire ADSs or Shire ordinary shares (or any other securities of or relating to Shire) or Baxalta common stock (or any other securities of or relating to Baxalta) may trade or otherwise be transferable at any time. Citi also did not express any view or opinion with respect to tax matters (including, without limitation, tax consequences resulting from the separation, the merger, any related transactions or otherwise and, with Baxalta's consent, Citi assumed for purposes of its analyses and opinion that no tax indemnity or other payment would be made under any arrangements with Baxter resulting from the separation or otherwise), or accounting, regulatory, legal or similar matters and Citi relied, with Baxalta's consent, upon the assessments of representatives of Baxalta and Shire as to such matters. In connection with its engagement, Citi was not requested to, and it did not, undertake an auction process on behalf of Baxalta.

        Citi's opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the per share merger consideration (to the extent expressly specified in the opinion), without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, shares of Baxalta common stock or other securities of Baxalta. Citi's opinion did not address any other terms, aspects or implications of the merger or related transactions, including, without limitation, the form of the per share merger consideration, the form or structure of the merger, the financial or other terms of any related transactions (including any repurchase or redemption of outstanding senior notes of Baxalta or termination of Baxalta's existing credit facility, any securities offerings that may be undertaken by Shire or any sale or other disposition of shares of Baxalta common stock, or guarantee, indemnification or related payments and deliverables or other arrangements involving, Baxter) or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger, the related transactions or otherwise. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the merger or related transactions, or any class of such persons, relative to the per share merger consideration or otherwise. Citi's opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of its opinion. Although subsequent developments may affect its opinion, Citi is not obligated to update, revise or reaffirm its opinion. As the Baxalta board was aware, the credit, financial and stock markets, and the industries in which Baxalta and Shire operate, have experienced volatility and Citi expressed no opinion or view as to any potential effects of such volatility on Baxalta, Shire, the merger or related transactions (including the contemplated benefits thereof). The issuance of Citi's opinion was authorized by Citi's fairness opinion committee.

        In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi's opinion or the analyses underlying, and factors considered in connection with, Citi's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Baxalta and Shire. No company, business or transaction reviewed is identical or directly comparable to Baxalta or Shire or the merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning business, financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, business segments or transactions reviewed or views regarding the comparability of such companies, business segments or transactions. Accordingly, such analyses may not necessarily include all companies, business segments or transactions that could be deemed relevant.

        The estimates contained in Citi's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty.

        Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the merger. The type and amount of consideration payable in the merger were determined through negotiations between Baxalta and Shire and the decision to enter into the merger agreement was solely that of the Baxalta board. Citi's opinion was only one of many factors considered by the Baxalta board in its evaluation of the merger and should not be viewed as determinative of the views of the Baxalta board or Baxalta management with respect to the merger or the consideration payable in the merger.

        The following is a summary of the material financial analyses presented to the Baxalta board in connection with Citi's opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such analyses. For purposes of the financial analyses described below, (a) references to "implied per share merger consideration" mean $45.57 per share, calculated as (i) the cash consideration of $18.00 per share and (ii) the implied value of the stock consideration of $27.57 per share of Shire ADSs based on the 0.1482 per share exchange ratio and the closing price of Shire ADSs of $186.00 per share on January 8, 2016 and (b) references to "EPS" mean earnings per share derived from U.S. generally accepted accounting principles, as adjusted for certain non-cash and extraordinary items, as applicable, including, in the case of Baxalta, intangible asset amortization expense. Implied per share equity value reference ranges reflected in the summaries of the financial analyses described below were rounded to the nearest $0.05.

  Baxalta Financial Analyses

        Selected Public Companies Analysis.    Citi reviewed publicly available financial and stock market information of Baxalta and the following eight selected companies that Citi in its professional judgment considered generally relevant for purposes of its analysis as publicly traded life sciences and biopharmaceutical companies with business characteristics similar to those of Baxalta, collectively referred to as the Baxalta selected companies:

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  Amgen Inc.
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  Biogen Inc.
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  Celgene Corporation
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  CSL Limited
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  Gilead Sciences, Inc.
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  Grifols SA
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  Novo Nordisk A/S
  •
  Shire plc

        Citi reviewed, among other information, fully diluted equity values, based on closing stock prices on January 8, 2016, as a multiple of calendar year 2016 estimated EPS. Citi also reviewed enterprise values, calculated as fully diluted equity values based on closing stock prices on January 8, 2016, plus total debt, plus preferred stock and non-controlling interests (as applicable) and less cash and cash equivalents and investments in unconsolidated affiliates (as applicable), as a multiple of calendar year 2016 estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA. Financial data of the Baxalta selected companies were based on public filings, publicly available Wall Street research analysts' estimates (in the case of Shire, pro forma for the Dyax acquisition) and other publicly available information. Financial data of Baxalta was based both on publicly available Wall Street research analysts' consensus estimates and internal financial forecasts and estimates of Baxalta management.

        The overall low to high calendar year 2016 estimated EPS and calendar year 2016 estimated EBITDA multiples observed for the Baxalta selected companies were 8.1x to 23.9x (with a median of 17.2x) and 6.7x to 17.7x (with a median of 13.9x), respectively. Citi noted that the calendar year 2016 estimated EPS and calendar year 2016 estimated EBITDA multiples observed for Baxalta were 18.1x and 13.6x, respectively (based on publicly available Wall Street research analysts' consensus estimates), and 18.1x and 13.4x, respectively (based on internal financial forecasts and estimates of Baxalta management). Citi then applied a selected range of calendar year 2016 estimated EPS multiples of 15.0x to 19.0x and a selected range of calendar year 2016 estimated EBITDA multiples of 12.0x to 16.0x derived from the Baxalta selected companies to Baxalta's calendar year 2016 estimated EPS and calendar year 2016 estimated EBITDA, respectively, based on internal financial forecasts and estimates of Baxalta management. This analysis indicated the following approximate implied per share equity value reference ranges for Baxalta, as compared to the implied per share merger consideration:

Approximate Implied Per Share Equity Value Reference Ranges Based on:
		Implied Per Share Merger Consideration
CY 2016E EPS	CY 2016E EBITDA
$33.15 - $41.95	$35.35 - $49.05	$45.57

        Selected Precedent Transactions Analysis.    Using publicly available information, Citi reviewed financial data relating to the following 11 selected transactions that Citi in its professional judgment considered generally relevant for purposes of its analysis as transactions involving life sciences and biopharmaceutical target companies with business, financial and operating characteristics similar to those of Baxalta, collectively referred to as the selected transactions:

Announcement Date	Acquiror	Target
March 2015	• AbbVie Inc.	• Pharmacyclics, Inc.
February 2015	• Valeant Pharmaceuticals International, Inc.	• Salix Pharmaceuticals, Ltd.
February 2015	• Pfizer Inc.	• Hospira, Inc.
December 2014	• Merck & Co., Inc.	• Cubist Pharmaceuticals, Inc.
November 2014	• Actavis plc	• Allergan, Inc.
September 2014	• Merck KGaA	• Sigma-Aldrich Corporation
August 2014	• Roche Holding AG	• InterMune, Inc.
February 2014	• Actavis plc	• Forest Laboratories, Inc. (pro forma for its acquisition of Aptalis Holdings Inc.)
August 2013	• Amgen Inc.	• Onyx Pharmaceuticals, Inc.
November 2011	• Gilead Sciences, Inc.	• Pharmasset, Inc.
February 2011	• Sanofi (f/k/a Sanofi-Aventis)	• Genzyme Corporation

        Citi reviewed, among other information, transaction values of the selected transactions, calculated as the purchase prices paid (excluding contingent value rights, as applicable) for the fully diluted equity values of the target companies, based on closing stock prices as of the announcement or definitive agreement dates of the relevant transactions, plus total debt, plus preferred stock and non-controlling interests (as applicable) and less cash and cash equivalents and investments in unconsolidated affiliates (as applicable), as a multiple, to the extent meaningful, of such target companies' next 12 months estimated EBITDA. Financial data of the selected transactions were based on publicly available Wall Street research analysts' consensus estimates, public filings and other publicly available information. Financial data of Baxalta was based on internal financial forecasts and estimates of Baxalta management.

        The overall low to high next 12 months estimated EBITDA multiples observed for the selected transactions were 11.5x to 20.2x (with a mean of 17.5x and a median of 18.5x). Citi noted that the next 12 months (as of January 8, 2016) estimated EBITDA multiple observed for Baxalta based on the implied per share merger consideration was 15.1x. Citi then applied a selected range of next 12 months estimated EBITDA multiples of 11.5x to 20.0x derived from the selected transactions to Baxalta's calendar year 2016 estimated EBITDA. This analysis indicated the following approximate implied per share equity value reference range for Baxalta, as compared to the implied per share merger consideration:

Approximate Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$33.65 - $62.70	$45.57

        Discounted Cash Flow Analysis.    Citi performed a discounted cash flow analysis of Baxalta by calculating the estimated present value (as of September 30, 2015) of the unlevered, after-tax free cash flows that Baxalta was forecasted to generate during the fourth quarter of the fiscal year ending December 31, 2015 through the full fiscal year ending December 31, 2025 based on internal financial forecasts and estimates of Baxalta management. For purposes of this analysis, stock-based compensation was treated as a cash expense and normalized depreciation and amortization, capital expenditures and change in net working capital for terminal year free cash flows were assumed. Citi calculated the implied terminal value of Baxalta by applying to Baxalta's unlevered free cash flows for the fiscal year ending December 31, 2025 a selected range of perpetuity growth rates of 1.5% to 2.5%. The present values (as of September 30, 2015) of Baxalta's cash flows and terminal values were then calculated using a selected range of discount rates of 7.5% to 9.3% derived from a weighted average cost of capital calculation. This analysis indicated the following approximate implied per share equity value reference range for Baxalta, as compared to the implied per share merger consideration:

Approximate Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$42.70 - $68.90	$45.57

  Shire and Pro Forma Combined Company Financial Analyses

        Selected Public Companies Analysis.    Citi reviewed publicly available financial and stock market information of Shire and the following eight selected companies that Citi in its professional judgment considered generally relevant for purposes of its analysis as publicly traded life sciences and biopharmaceutical companies with business characteristics similar to those of Shire, which we refer to collectively as the Shire selected companies:

  •
  Alexion Pharmaceuticals, Inc.
  •
  Allergan plc
  •
  Amgen Inc.
  •
  Biogen Inc.
  •
  Celgene Corporation
  •
  Endo International plc
  •
  Gilead Sciences, Inc.
  •
  UCB S.A.

        Citi reviewed, among other information, fully diluted equity values, based on closing stock prices on January 8, 2016 (except in the case of Allergan plc, which was based on a closing stock price on October 29, 2015, prior to market rumors of a transaction involving Allergan plc and Pfizer Inc.), as a multiple of calendar year 2016 estimated EPS. Citi also reviewed enterprise values, calculated as fully diluted equity values based on closing stock prices on January 8, 2016 (or October 29, 2015 in the case of Allergan plc), plus total debt, plus preferred stock and non-controlling interests (as applicable) and less cash and cash equivalents and investments in unconsolidated affiliates (as applicable), as a multiple of calendar year 2016 estimated EBITDA. Financial data of Shire and the Shire selected companies were based on public filings, publicly available Wall Street research analysts' estimates (in the case of Shire, pro forma for the Dyax acquisition) and other publicly available information.

        This analysis indicated overall observed low to high calendar year 2016 estimated EPS and calendar year 2016 estimated EBITDA multiples for the Shire selected companies of 8.1x to 30.7x (with a median of 16.9x) and 6.7x to 27.9x (with a median of 12.8x), respectively, as compared to calendar year 2016 estimated EPS and calendar year 2016 estimated EBITDA multiples for Shire of 14.9x and 13.4x, respectively.

        Pro Forma Discounted Cash Flow Analysis.    Citi performed a discounted cash flow analysis of the pro forma combined company by calculating the estimated present value (as of September 30, 2015) of the unlevered, after-tax free cash flows that the pro forma combined company was forecasted to generate during the fourth quarter of the fiscal year ending December 31, 2015 through the full fiscal year ending December 31, 2025 based on internal financial forecasts and estimates of Baxalta management assuming, among other things, (i) full realization of potential net synergies expected by Baxalta management to result from the merger, (ii) consummation of the Dyax acquisition, (iii) the use of debt financing to fund the cash portion of the implied per share merger consideration, and (iv) no adverse impact of the merger on the tax-free nature of the separation. For purposes of this analysis, stock-based compensation was treated as a cash expense and normalized depreciation and amortization, capital expenditures and change in net working capital for terminal year free cash flows were assumed. Citi calculated the implied terminal value of the pro forma combined company by applying to the pro forma combined company's unlevered free cash flows for the fiscal year ending December 31, 2025 a selected range of perpetuity growth rates of 1.5% to 2.5%. The present values (as of September 30, 2015) of the pro forma combined company's cash flows and terminal values were then calculated using a selected range of discount rates of 7.9% to 9.0% derived from a weighted average cost of capital calculation. This analysis indicated an approximate implied per share equity value reference range for the pro forma combined company of $266.03 to $388.41 per Shire ADS, or approximately $57.43 to $75.56 per share for Baxalta stockholders based on the merger exchange ratio of 0.1482x and cash consideration of $18.00 per share, reflecting a potential incremental increase in value of approximately 26.0% to 65.8% relative to the implied per share merger consideration.

        Other Information.    Citi observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational purposes, including the following:

  •
  historical trading prices of Baxalta common stock during the period beginning when trading commenced following the separation on June 15, 2015 and ending on January 8, 2016, which indicated low to high closing prices for Baxalta common stock during such period of approximately $30.05 to $41.50 per share;

  •
  undiscounted forward stock price targets for Baxalta common stock and Shire ADSs as reflected in selected publicly available Wall Street research analysts' reports and other publicly available information, which indicated (i) in the case of Baxalta, an overall low to high target stock price range of $36.50 to $47.00 per share (with a mean of $41.36 per share and a median of $41.00 per share) and an overall low to high acquisition price range of $45.00 to $52.00 per share, and (ii) in the case of Shire, an overall low to high target ADS price range of $221.00 to $325.00 per Shire ADS (with a mean of $269.15 per Shire ADS and a median of $275.00 per Shire ADS);

  •
  utilizing publicly available information to provide a broader informational perspective regarding recent, large transactions in the life sciences industry (regardless of whether such transactions necessarily involved target companies with similar business, financial and operating characteristics to those of Baxalta), the implied premiums paid in 14 selected precedent transactions announced from February 18, 2014 to November 23, 2015 with transaction values of greater than $5.0 billion involving U.S.-listed target companies in the life sciences industry, which indicated overall low to high implied premiums in such transactions based on the closing stock prices of the target companies involved in such transactions one trading day prior to announcement of such transactions (or such earlier date as applicable if a target company confirmed a sale process or merger discussions within six months, or rumors surfaced within one month, of announcement) of approximately 21% to 136% (with a mean of 48% and median of 41%); applying a selected range of premiums of 30% to 50% derived from these transactions to (i) the closing price of Baxalta common stock of $33.15 per share on August 3, 2015 (the last trading day prior to Shire's public proposal to combine with Baxalta) and (ii) an illustrative closing price of Baxalta common stock of $29.99 per share (assuming that Baxalta's stock price performed generally in line with the average stock prices of the Baxalta selected companies (excluding Shire) from August 3, 2015 through January 8, 2015), indicated approximate implied per share equity value reference ranges for Baxalta of $43.10 to $49.70 and $39.00 to $45.00, respectively;

  •
  based on publicly available information and publicly available Wall Street research analysts' estimates (in the case of Shire, pro forma for the Dyax acquisition), the implied next 12 months estimated EBITDA multiples of Shire and the Shire selected companies, which indicated overall median next 12 months estimated EBITDA multiples (excluding outliers) at January 8, 2016 and over the one-year, three-year, five-year and 10-year periods ended January 8, 2016 for Shire of 12.0x to 14.8x and for the Shire selected companies of 13.5x to 14.9x; and

  •
  the illustrative implied consideration per share of Baxalta common stock to be received in the merger based on a Baxalta stockholder's proportionate share (utilizing the merger exchange ratio of 0.1482x and the cash consideration of $18.00 per share) of Shire's pro forma estimated EPS for fiscal years 2016 and 2017 (utilizing Baxalta management estimates and after giving effect to potential synergies expected by such management to result from the merger and certain related assumptions) and assuming selected ranges of fiscal years 2016 and 2017 estimated EPS multiples of 14.9x to 15.2x and 12.8x to 13.8x, respectively, derived from publicly available Wall Street research analysts' estimates (in the case of Shire, pro forma for the Dyax acquisition), which indicated approximate implied per share consideration ranges of $47.10 to $47.64 and $48.76 to $51.10, respectively.

  Miscellaneous

        Baxalta has agreed to pay Citi for its services in connection with the proposed merger an aggregate fee currently estimated to be approximately $36 million, portions of which were payable in connection with and during the course of Citi's engagement (regardless of whether the merger occurs) and approximately $26 million of which is payable contingent upon consummation of the merger. In addition, Baxalta has agreed to reimburse Citi for Citi's expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi's engagement.

        Citi and/or one of its affiliates may act as a depositary for the merger, for which services Citi or its affiliates would receive compensation. As the Baxalta board was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Baxalta and its affiliates (including Baxter) unrelated to the proposed merger and related transactions, for which services Citi and its affiliates received and expect to receive compensation, including, during the two-year period prior to the date of its opinion, having acted or acting as (i) financial advisor to Baxalta and Baxter in connection with the separation and certain acquisition and/or strategic advisory transactions, (ii) joint bookrunning manager for a notes offering of Baxalta and (iii) co-lead arranger, joint bookrunner and syndication agent for, and as a lender under, certain credit facilities of Baxalta and Baxter, for which services described in clauses (i) through (iii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $4.5 million from Baxalta and approximately $13.5 million from Baxter. As the Baxalta board also was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Shire and its affiliates unrelated to the proposed merger and related transactions, for which services Citi and its affiliates received and expect to receive compensation, including, during the two-year period prior to the date of its opinion, having acted or acting as (i) financial advisor and/or escrow agent to Shire in connection with certain acquisition and strategic advisory transactions and (ii) joint lead, lead or mandated arranger and bookrunner for, and as a lender under, certain credit facilities of Shire, for which services described in clauses (i) and (ii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $45.5 million. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Baxalta, Shire and their respective affiliates for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Baxalta, Shire and their respective affiliates.

        Baxalta selected Citi as its financial advisor in connection with the merger based on Citi's reputation, experience and familiarity with Baxalta and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of Goldman, Sachs & Co.

        At a meeting of the Baxalta board held on January 10, 2016, Goldman Sachs rendered to the Baxalta board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of its written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs' written opinion, the per share merger consideration to be paid to the holders (other than Shire and its affiliates) of the shares of Baxalta common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated January 11, 2016, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex D. The summary of the Goldman Sachs opinion contained in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs' written opinion. Goldman Sachs' advisory services and opinion were provided for the information and assistance of the board of directors of Baxalta in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of Baxalta common stock should vote with respect to the proposed transaction or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  the letter agreement;

  •
  Baxalta's Registration Statement on Form 10, including the related information statement dated June 9, 2015;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of Shire for the five years ended December 31, 2014;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Baxalta and Shire;

  •
  certain other communications from Baxalta and Shire to their respective stockholders;

  •
  certain publicly available research analyst reports for Baxalta and Shire; and

  •
  certain internal financial analyses and forecasts for Baxalta prepared by its management and certain financial analyses and forecasts for Shire giving effect to the proposed transaction prepared by Baxalta's management, in each case, as approved for Goldman Sachs' use by Baxalta, which are collectively referred to as the forecasts and which are summarized below under "—Certain Unaudited Financial Forecasts", including certain operating synergies projected by the management of Baxalta to result from the proposed transaction, as approved for Goldman Sachs' use by Baxalta, which we refer to as the Synergies.

        Goldman Sachs also held discussions with members of the senior managements of Baxalta and Shire regarding their assessment of the strategic rationale for, and the potential benefits of, the proposed transaction and the past and current business operations, financial condition and future prospects of Baxalta and Shire; reviewed the reported price and trading activity for the shares of Baxalta common stock, the Shire ADSs and the Shire ordinary shares; compared certain financial and stock market information for Baxalta and Shire with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the biopharmaceutical industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

        For purposes of rendering this opinion, Goldman Sachs, with the consent of Baxalta, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of Baxalta that the forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Baxalta. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Baxalta or Shire or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction will be obtained without any adverse effect on Baxalta or Shire or on the expected benefits of the proposed transaction in any way meaningful to Goldman Sachs' analysis. Goldman Sachs has also assumed that the proposed transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of Baxalta to engage in the proposed transaction, or the relative merits of the proposed transaction as compared to any strategic alternatives that may be available to Baxalta; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view to the holders (other than Shire and its affiliates) of shares of Baxalta common stock, as of the date of the opinion, of the per share merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement, or the proposed transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or the proposed transaction or any term or aspect of the letter agreement or any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the proposed transaction, including, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Baxalta; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Baxalta, or class of such persons, in connection with the proposed transaction, whether relative to the per share merger consideration to be paid to the holders (other than Shire and its affiliates) of shares of Baxalta common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which Shires ordinary shares or the Shire ADSs will trade at any time or as to the impact of the proposed transaction on the solvency or viability of Baxalta or Shire or the ability of Baxalta or Shire to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs' advisory services and its opinion were provided for the information and assistance of the board of directors of Baxalta in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of shares of Baxalta common stock should vote with respect to the proposed transaction or any other matter. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Baxalta in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 10, 2016 and is not necessarily indicative of current market conditions.

Analysis of Per Share Merger Consideration

        Goldman analyzed certain financial ratios with respect to Baxalta based on the implied value of the per share merger consideration. For purposes of this analysis, Goldman Sachs calculated the implied value of the per share merger consideration by multiplying the exchange ratio in the proposed transaction of 0.1482 Shire ADS per share of Baxalta common stock by $186.00, the closing price for the Shire ADSs on January 8, 2016, and adding the $18.00 of cash consideration per share of Baxalta common stock payable in the proposed transaction. Goldman Sachs then multiplied the implied value of the per share merger consideration by the total number of fully diluted shares of Baxalta common stock outstanding, calculated using information provided by Baxalta management, and added to the result the net debt (defined as debt less cash) of Baxalta as of September 30, 2015 provided or approved for Goldman Sachs' use by Baxalta management, to derive an implied enterprise value for Baxalta based on the per share merger consideration payable in the proposed transaction.

        Using this information, Goldman Sachs calculated with respect to Baxalta:

  •
  the implied enterprise value to EBITDA multiples, represented by (A) the implied enterprise value of Baxalta based on the implied value of the per share merger consideration relative to (B) (i) estimated EBITDA for 2015 and 2016 for Baxalta, as reflected in the forecasts, and

    (ii) median of estimates of EBITDA for 2015 and 2016 for Baxalta, as published by Institutional Broker Estimate System, which we refer to as IBES;

  •
  the implied EPS multiples represented by (A) the implied value of the per share merger consideration relative to (B) (i) estimated EPS for 2016 and 2017 for Baxalta, as reflected in the forecasts, and (ii) median of estimates of EPS for 2016 and 2017 for Baxalta, as published by IBES; and

  •
  the implied premia represented by the implied value of the per share merger consideration relative to Baxalta's share price on (i) January 8, 2016, the last trading day prior to announcement of the proposed transaction, (ii) November 23, 2015, the day prior to Reuters releasing an article speculating that Shire was contemplating a revised offer for Baxalta, and (iii) August 3, 2015, the day prior to Shire's public proposal to combine with Baxalta.

        The results of these calculations are listed below:

Implied Multiples
Enterprise Value / 2015 EBITDA	Forecasts	17.1x
	IBES	16.5x
Enterprise Value / 2016 EBITDA	Forecasts	15.1x
	IBES	15.4x
Price/ 2016 EPS	Forecasts	20.6x
	IBES	20.6x
Price/ 2017 EPS	Forecasts	18.2x
	IBES	18.8x

Implied Premium to:
8-Jan-16 Price	13.9%
23-Nov-15 Price	35.9%
3-Aug-15 Price	37.5%

Selected Precedent Transactions Analysis

        Goldman Sachs analyzed certain publicly available information relating to the selected transactions listed below announced since July 2008 in which the target company had an implied enterprise value of $2 billion or more based on the announced consideration paid in the applicable transaction and involving target companies in the biopharmaceuticals industry that, in the professional judgment of Goldman Sachs, have businesses that for purposes of analysis may be considered similar to those of Baxalta.

Announcement Date	Target	Acquiror	Premium to Undisturbed Price	EV / LTM EBITDA
23-Nov-15	Allergan plc	Pfizer Inc.	27%	NM
02-Nov-15	Dyax Corp.	Shire plc	35%	NM
27-Jul-15	Allergan Generics	Teva Pharmaceutical Industries Ltd.	NA	16.5x
17-Jun-15	Kythera Biopharmaceuticals, Inc.	Allergan plc	24%	NM
18-May-15	Par Pharmaceutical Holdings, Inc.	Endo International plc	NA	16.3x
22-Feb-15	Salix Pharmaceuticals, Ltd.	Valeant Pharmaceuticals International, Inc.	44%	NM
05-Feb-15	Hospira, Inc.	Pfizer Inc.	39%	24x
11-Jan-15	NPS Pharmaceuticals, Inc.	Shire plc	51%	NM
08-Dec-14	Cubist Pharmaceuticals, Inc.	Merck & Co. Inc.	37%	NM
17-Nov-14	Allergan plc	Actavis plc	54%	25x
09-Oct-14	Auxilium Pharmaceuticals, Inc.	Endo International plc	55%	NM
24-Aug-14	Intermune, Inc.	Roche Holdings, Inc.	63%	NM
07-Apr-14	Questcor Pharmaceuticals, Inc.	Mallinckrodt public limited company	27%	10x
18-Feb-14	Forest Laboratories, Inc.	Actavis plc	59%	NM
11-Nov-13	ViroPharma Incorporated	Shire plc	64%	NM
20-May-13	Warner Chilcott Public Limited Company	Actavis, Inc	34%	6.3x
25-Apr-12	Actavis Group	Watson Pharmaceuticals, Inc.	NA	14.1x
02-May-11	Cephalon, Inc.	Teva Pharmaceutical Industries Ltd.	39%	6.2x
16-Feb-11	Genzyme Corporation	Sanofi-Aventis	37%	20.3x
07-Jun-10	Talecris Biotherapeutics Holding Corp.	Grifols, S.A.	64%	11.6x
06-Oct-08	ImClone Systems Incorporated	Eli Lilly and Company	51%	31.9x
07-Jul-08	APP Pharmaceuticals, Inc.	Fresenius SE	29%	18.2x

        Although none of the selected transactions are directly comparable to the proposed transaction, the target companies in the selected transactions were companies with operations that, for the purposes of analysis, may be considered similar to certain of Baxalta's financial results, and as such, for purposes of the analysis, the selected transactions may be considered similar to the proposed transaction.

        Goldman Sachs calculated with respect to each of the selected transactions:

  •
  the implied enterprise value of the applicable target company based on the announced consideration paid in the applicable transaction, as a multiple of the target company's estimated EBITDA, for the most recently completed four quarter period prior to the announcement of the transaction, which we refer to as LTM EBITDA, based on public filings; and

  •
  the premium paid in the applicable transaction based on the target company's last undisturbed share price prior to announcement of the applicable transaction.

        The results of these calculations are set forth above and the high, median and low results are listed below and compared with certain information Goldman Sachs calculated for Baxalta as described above under "—Analysis of Per Share Merger Consideration":

Selected Precedent Transactions	High	Median	Low	Baxalta
Enterprise Value / LTM EBITDA	31.9x	16.4x	6.2x	Enterprise Value / 2015 EBITDA	17.1x (based on Forecasts)
					16.5x (based on IBES)
				Enterprise Value / 2016 EBITDA	15.1x (based on Forecasts)
					15.4x (based on IBES)
Premium to Undisturbed Price	64%	39%	24%	Premium to 8-Jan-16 Price	13.9%
				Premium to 23-Nov-15 Price	35.9%
				Premium to 3-Aug-15 Price	37.5%

Illustrative Discounted Cash Flow Analyses

        Using the forecasts, Goldman Sachs performed illustrative discounted cash flow analyses, as of September 30, 2015, of Baxalta, on a stand-alone basis, to derive a range of illustrative present values per share of Baxalta common stock on a stand-alone basis.

        Using discount rates ranging from 8.50% to 10.50%, reflecting estimates of the weighted average cost of capital of Baxalta on a stand-alone basis, Goldman Sachs discounted to present value as of September 30, 2015, (i) the unlevered free cash flows estimated to be generated by Baxalta on a stand-alone basis for the period from September 30, 2015 to December 31, 2025, as reflected in the forecasts, and (ii) a range of illustrative terminal values for Baxalta on a stand-alone basis, as of December 31, 2025, calculated by applying perpetuity growth rates ranging from 2.5% to 3.5% to a terminal year estimate of the unlevered free cash flow to be generated by Baxalta on a stand-alone basis as reflected in the forecasts. Goldman Sachs then derived a range of illustrative enterprise values for Baxalta on a stand-alone basis by adding the ranges of present values it derived as described above.

        To derive an illustrative range of equity values for Baxalta on a stand-alone basis, Goldman Sachs subtracted from the range of illustrative enterprise values it derived for Baxalta on a stand-alone basis the net debt (defined as debt plus tax-affected underfunded pension liability less cash) of Baxalta on a stand-alone basis as of September 30, 2015, as provided or approved for Goldman Sachs' use by Baxalta management. Goldman Sachs then divided the illustrative range of equity values it derived for Baxalta on a stand-alone basis by the total number of fully diluted shares of Baxalta common stock outstanding as of December 31, 2015, calculated based on information provided or approved for Goldman Sachs' use by Baxalta management to derive illustrative present values for shares of Baxalta common stock on a stand-alone basis ranging from $37.81 to $63.06.

        Using the forecasts, Goldman Sachs also performed illustrative discounted cash flow analyses, as of September 30, 2015, of Shire, on a pro forma basis giving effect to the consummation of the proposed transaction, to derive a range of illustrative present values per Shire ADS (each of which represents three ordinary shares of Shire) on a pro-forma basis.

        Using discount rates ranging from 8.25% to 10.25%, reflecting estimates of the weighted average cost of capital of Shire on a pro-forma basis, Goldman Sachs discounted to present value as of September 30, 2015, (a) the unlevered free cash flows estimated to be generated by Shire on a pro-forma basis for the period from September 30, 2015 to December 31, 2025, as reflected in the forecasts, and (b) a range of illustrative terminal values for Shire on a pro-forma basis, as of December 31, 2025, calculated by applying perpetuity growth rates ranging from 2.25% to 3.25%, to a terminal year estimate of the unlevered free cash flow to be generated by Shire on a pro-forma basis as reflected in the forecasts. Goldman Sachs then derived a range of illustrative enterprise values for Shire on a pro-forma basis by adding the ranges of present values it derived as described above.

        To derive an illustrative range of equity values for Shire on a pro-forma basis, Goldman Sachs subtracted from the range of illustrative enterprise values it derived for Shire on a pro-forma basis the net debt (defined as debt plus tax-affected underfunded pension liability less cash) of Shire on a pro-forma basis as of September 30, 2015 and reflecting the amount of debt anticipated to be incurred by Shire in connection with the proposed transaction, as provided or approved for Goldman Sachs' use by Baxalta management. Goldman Sachs then divided the illustrative range of equity values it derived for Shire on a pro-forma basis by the total number of fully diluted Shire ordinary shares outstanding as of December 31, 2015 (adjusted to reflect the number of ordinary shares of Shire represented by the Shire ADSs to be issued in the proposed transaction), calculated based on information provided or approved for Goldman Sachs' use by Baxalta management to derive illustrative present values for Shire ADSs on a pro-forma basis, based on three Shire ordinary shares per Shire ADS, ranging from $227.81 to $401.65.

        Goldman Sachs also calculated the implied value per share of Baxalta common stock of the per share merger consideration by multiplying the exchange ratio in the proposed transaction of 0.1482 Shire ADS per share of Baxalta common stock to the range of illustrative present values it derived for the Shire ADSs on a pro-forma basis as described above, and adding the $18.00 of cash consideration per share of Baxalta common stock payable in the proposed transaction. This calculation yielded implied values of the per share merger consideration per share of Baxalta common stock ranging from $51.76 to $77.53. The illustrative present values that Goldman Sachs derived for shares of Baxalta common stock on a stand-alone basis as described above ranged from $37.81 to $63.06.

Illustrative Present Value of Future Share Price Analyses

        Goldman Sachs performed an illustrative analysis of the implied present values per share of the shares of Baxalta common stock on a stand-alone basis, as of September 30, 2015, based on theoretical future values as of December 31 of each of 2015 through 2019 derived by Goldman Sachs, for the shares of Baxalta common stock on a stand-alone basis.

        Using the forecasts, Goldman Sachs derived a range of theoretical future values per share of Baxalta common stock on a stand-alone basis, as of December 31 of each of 2015 through 2019, by applying, with respect to each year end, illustrative one year forward price to earnings per share, which we refer to as P/E, multiples ranging from 14.0x to 20.0x to the estimate of the earnings per share for the shares of Baxalta common stock on a stand-alone basis for the following year as reflected in the forecasts, to derive ranges of implied equity values per share for the shares of Baxalta common stock on a stand-alone basis as of such year end.

        By applying a discount rate of 10.0%, reflecting an estimate of Baxalta's cost of equity on a stand-alone basis, Goldman Sachs discounted to present value, as of September 30, 2015, the ranges of theoretical future values of the shares of Baxalta common stock on a standalone basis as of December 31 of each of 2015 through 2019 and the dividends per share projected to be paid by Baxalta on a standalone basis from September 30, 2015 through such year end, to yield illustrative present values per share for the shares of Baxalta common stock on a stand-alone basis ranging from $30.53 to $48.61.

        Goldman Sachs also performed an illustrative analysis of the implied present values per Shire ADSs on a pro-forma basis giving effect to the consummation of the proposed transaction, as of September 30, 2015, based on theoretical future values as of December 31 of each of 2015 through 2019 derived by Goldman Sachs, for the Shire ADSs on a pro-forma basis.

        Using the forecasts, Goldman Sachs derived a range of theoretical future values per Shire ADS on a pro forma basis, as of December 31 of each of 2015 through 2019, by applying, with respect to each year end, illustrative one year forward price to earnings per share, which we refer to as P/E, multiples ranging from 14.0x to 20.0x to the estimate of the earnings per Shire ADS on a pro forma basis for the following year as reflected in the forecasts, to derive ranges of implied equity values per ADS for Shire on a pro forma basis as of such year end.

        By applying a discount rate of 9.7%, reflecting an estimate of Shire's cost of equity on a pro-forma basis, Goldman Sachs discounted to present value, as of September 30, 2015, the range of theoretical future values of the Shire ADSs, as of December 31 of each of 2015 through 2019 and the dividends per ADS projected to be paid by Shire on a pro forma basis from September 30, 2015, through such year end, to yield illustrative present values per share for the Shire ADSs on a pro-forma basis ranging from $181.19 to $340.23.

        Goldman Sachs also calculated the implied value per share of Baxalta common stock of the per share merger consideration by multiplying the exchange ratio in the proposed transaction of 0.1482 Shire ADS per share of Baxalta common stock to the range of illustrative present values it derived for the Shire ADSs on a pro-forma basis as described above, and adding the $18.00 of cash consideration per share of Baxalta common stock payable in the proposed transaction. This calculation yielded implied values of the per share merger consideration per share of Baxalta common stock ranging from $44.85 to $68.42 compared to the illustrative present values ranging from $30.53 to $48.61 that Goldman Sachs derived for shares of Baxalta common stock on a stand-alone basis as described above.

General

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Baxalta or Shire or the contemplated transaction.

        Goldman Sachs prepared these analyses for purposes of providing its opinion to the board of directors of Baxalta as to the fairness from a financial point of view to the holders of Baxalta common stock (other than Shire and its affiliates), as of the date of the opinion, of the per share merger consideration to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Baxalta, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The per share merger consideration was determined through arm's-length negotiations between Baxalta and Shire and was approved by the board of directors of Baxalta. Goldman Sachs provided advice to Baxalta during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Baxalta or that any specific amount of consideration constituted the only appropriate consideration for the proposed merger.

        As described above, Goldman Sachs' opinion was one of many factors taken into consideration by the board of directors of Baxalta in considering the proposed transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the board of directors of Baxalta and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D to this proxy statement/prospectus.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Baxalta, Shire, any of their respective affiliates and third parties, including Baxter, a significant stockholder as of the date of the opinion of Goldman Sachs and former parent company of Baxalta or any currency or commodity that may be involved in the proposed transaction. Goldman Sachs has acted as financial advisor to Baxalta in connection with, and has participated in certain of the negotiations leading to, the proposed transaction. Goldman Sachs expects to receive fees for its services in connection with the proposed transaction, the principal portion of which are contingent upon consummation of the proposed transaction, and Baxalta has agreed to reimburse certain of Goldman Sachs' expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Baxalta and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint book-running manager with respect to the private placement of Baxalta's Floating Rate Senior Notes due 2018 (aggregate principal amount $375,000,000), 2.000% Senior Notes due 2018 (aggregate principal amount $375,000,000), 2.875% Senior Notes due 2020 (aggregate principal amount $1,000,000,000), 3.600% Senior Notes due 2022 (aggregate principal amount $500,000,000), 4.000% Senior Notes due 2025 (aggregate principal amount $1,750,000,000) and 5.250% Senior Notes due 2045 (aggregate principal amount $1,000,000,000) in June 2015. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Shire and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as advisor to Shire on its proposed sale to AbbVie, Inc., which was announced in June 2014, but ultimately terminated. Goldman Sachs has also provided certain financial advisory and/or underwriting services to Baxter and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as Baxter's financial advisor in connection with the sale of its commercial vaccines business to Pfizer, Inc., announced in July 2014; as co-lead arranger and bookrunner with respect to Baxter's bridge facility (aggregate principal amount $1,800,000,000) in December 2014; as a dealer on Baxter's $1,400,000,000 commercial paper program since December 2014; and as Baxter's financial advisor in connection with Baxter's separation of Baxalta in July 2015. During the two year period ended January 11, 2016, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided to Baxter and/or its affiliates (including Baxalta) of approximately $43.0 million and to Shire and/or its affiliates of approximately $3.0 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Baxalta, Shire, Baxter and their respective affiliates for which its Investment Banking Division may receive compensation.

        Baxalta selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed transaction. Pursuant to an engagement letter between Baxalta and Goldman Sachs, Baxalta has agreed to pay Goldman Sachs for its services in connection with the proposed merger an aggregate fee currently estimated to be approximately $43.0 million, portions of which were payable in connection with and during the course of Goldman Sachs' engagement (regardless of whether the merger occurs) and approximately $33.0 million of which is payable contingent upon consummation of the merger. In addition, Baxalta agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Unaudited Financial Forecasts

        Although Baxalta periodically may issue limited guidance to investors concerning its expected financial performance, Baxalta does not, as a matter of course, publicly disclose financial forecasts or projections. However, in connection with the merger, Baxalta's management prepared certain unaudited prospective financial information as summarized below, which we refer to as the Baxalta forecast and the combined company forecast and, collectively, as the forecasts. The forecasts were reviewed and approved by the Baxalta board at its meeting held on August 19, 2015. The forecasts were also provided to Baxalta's financial advisors for their use and reliance in connection with their respective financial analyses and opinions as described in "The Merger—Opinions of Baxalta's Financial Advisors" and, with respect to the Baxalta forecast only, to Shire.

        The forecasts were not prepared with a view toward public disclosure and do not necessarily comply with GAAP or the guidelines published by the SEC or established by the American Institute of Certified Public Accountants with respect to prospective financial information. Neither Baxalta's independent auditors, Shire's independent auditors, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of Baxalta's independent registered accounting firm included in this proxy statement/prospectus relates to the Baxalta's historical financial information. It does not extend to the prospective financial information and should not be read to do so. The forecasts contain non-GAAP financial measures within the meaning of applicable rules and regulations of the SEC. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Baxalta or the combined company may not be comparable to similarly titled amounts used by other companies.

        The forecasts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those predicted, and should be read with caution. See "Forward-Looking Statements" of this proxy statement/prospectus. Although presented with numerical specificity, the forecasts were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Baxalta, Shire or the combined company. The assumptions upon which the forecasts were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict. There can be no assurance that the forecasts will be realized, and actual results may vary materially from those shown. The forecasts were prepared by Baxalta alone based on information available at the time the forecasts were prepared and do not take into account any circumstances or events occurring after the date they were prepared. Neither Shire nor the Shire directors commented on, or supplied information that was used to calculate, the forecasts. Given that the forecasts cover multiple years, by their nature they become less predictive with each successive year.

        The forecasts are included solely to give Baxalta stockholders access to certain unaudited prospective financial information that was made available to the Baxalta board, Baxalta's financial advisors and, with respect to the Baxalta forecast only, to Shire and certain other parties in connection with the merger. The inclusion of the forecasts in this proxy statement/prospectus should not be regarded as an indication that Baxalta, Shire or any of their respective affiliates, advisors or representatives considered or consider the forecasts to necessarily reflect actual future events, and the forecasts should not be relied upon as such. Neither Baxalta, Shire nor any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any Baxalta stockholder or other person regarding the ultimate performance of Baxalta or the combined company compared to the information contained in the forecasts or that the forecasts will be achieved. Baxalta has made no representation to Shire or Merger Sub, in the merger agreement or otherwise, concerning the forecasts.

        The forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Baxalta and Shire in this proxy statement/prospectus and in their other respective public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the forecasts, Baxalta stockholders are cautioned not to place undue reliance on the forecasts.

        The following tables summarize the Baxalta forecast and combined company forecast.

	Baxalta Forecast ($ in millions)(1)
FY 12/31 Q4	Q4 2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Revenue	$1,670	$6,554	$7,200	$7,958	$8,727	$9,371	$10,236	$10,979	$11,730	$12,494	$13,283
EBITDA(2)	$575	$2,371	$2,705	$3,074	$3,425	$3,712	$4,113	$4,490	$4,891	$5,284	$5,699
EBIT(3)	$512	$2,082	$2,359	$2,673	$3,003	$3,252	$3,612	$3,944	$4,296	$4,633	$4,988
After-Tax EBIT(4)	$389	$1,593	$1,805	$2,045	$2,297	$2,488	$2,763	$3,017	$3,286	$3,544	$3,816
Unlevered Free Cash Flow(5)	$119	$603	$1,116	$1,496	$1,765	$2,031	$2,313	$2,582	$3,010	$3,120	$3,461

(1)
Reflects the following assumptions:

•
Annual revenue growth of 7% in 2016, approximately 10% through 2019 and 6-9% thereafter. Projections include risk-weighted forecasts for internal and competitive R&D programs.

•
Does not include the impact of potential strategic acquisitions and licenses and future business development.

•
Gross margins of approximately 62% in 2016, increasing to approximately 64% in 2020 and approximately 66% in 2025 based on favorable product mix and impact of global manufacturing optimization program.

•
R&D investments of approximately 11% of sales per year.

•
Sales, general and administrative expenses declining from approximately 19% in 2016 to approximately 18% in 2020 to approximately 17% in 2025.

•
Tax rate of approximately 23.5%.

•
Capital expenditure decreasing from approximately $850 million in 2016 to approximately $575 million in 2020 and approximately $500 million in 2025.

(2)
Defined as earnings before interest, taxes, depreciation and amortization, and other expenses including deferred taxes, pension expense, restructuring expense and milestone payments, which we refer to as the Other Expenses.

(3)
Defined as EBITDA minus depreciation and amortization.

(4)
Defined as EBIT minus taxes.

(5)
Defined as After-Tax EBIT plus depreciation and amortization, minus capital expenditures, minus increases in net working capital, minus Other Expenses.

	Combined Company Forecast ($ in millions)(1)
FY 12/31 Q4	Q4 2015E	2016E		2017E		2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Revenue	$3,124	$13,663		$15,416		$17,385	$19,169	$21,152	$22,724	$24,216	$25,761	$27,367	$29,049
EBITDA(2)	$1,297	$5,716		$6,967		$8,085	$8,917	$9,814	$10,543	$11,267	$12,036	$12,818	$13,646
EBIT(3)	$1,196	$5,267		$6,453		$7,517	$8,327	$9,187	$9,874	$10,553	$11,272	$11,999	$12,767
After-Tax EBIT(4)	$999	$4,398		$5,388		$6,276	$6,953	$7,671	$8,245	$8,812	$9,412	$10,020	$10,661
Unlevered Free Cash Flow(5)	$737	$2,813	(6)	$4,323	(7)	$4,912	$6,385	$7,144	$7,766	$8,345	$9,102	$9,557	$10,265

(1)
Reflects the following assumptions:

•
Pro forma revenues expected to grow at approximately 10-13% CAGR from 2016 - 2020 and approximately 6-7% CAGR from 2021-2025 based on Wall Street estimates.

•
Pro forma revenue projections do not assume any revenue dis-synergies.

•
Gross profit margin of approximately 74% in 2016, which increases to approximately 77% by 2025.

•
R&D cost of approximately 12% of sales in 2016, which increases to approximately 14% of sales by 2025.

•
SG&A of approximately 23% of sales in 2016, which declines to approximately 21% of sales by 2025.

•
Pro forma EBITDA margin of approximately 42% in 2016, which increases to approximately 47% by 2025.

•
Combined company pro forma tax rate of approximately 16.5% in 2015.

•
One-time cost of approximately $650 million to achieve potential synergies over the first 12 months following the transaction's closing.

•
Capital expenditure of approximately $1.2 billion in 2016, which declines to approximately $650 million by 2025.

•
Increase in net working capital of approximately $210 million in 2016, which increases to approximately $330 million by 2025.

(2)
Defined as earnings before interest, taxes, depreciation and amortization and Other Expenses on a pro forma basis for the combined company and assuming potential operational synergies of approximately $217 million in 2016, approximately $542 million in 2017 and approximately $650 million thereafter (excluding potential costs to achieve synergies of approximately $433 million in 2016 and approximately $217 million in 2017). If the potential costs to achieve synergies are included, EBITDA would be approximately $5,282 million in 2016 and approximately $6,750 million in 2017.

(3)
Defined as EBITDA minus pro forma depreciation and amortization. If the potential costs to achieve synergies are included, EBIT would be approximately $4,833 million in 2016 and $6,237 million in 2017.

(4)
Defined as EBIT minus pro forma taxes. If the potential costs to achieve synergies are included, After-tax EBIT would be approximately $4,036 million in 2016 and approximately $5,207 million in 2017.

(5)
Defined as After-Tax EBIT plus depreciation and amortization, minus capital expenditures, minus increases in net working capital, minus Other Expenses, minus potential costs to achieve synergies of approximately $433 million in 2016 and approximately $217 million in 2017, minus an illustrative $646 million CVR payment by Shire to Dyax in 2018.

(6)
If the estimated potential cost of approximately approximately $433 million to achieve synergies is on a pre-tax basis, the 2016 estimated unlevered free cash flow would be $2,884 million.

(7)
If the estimated potential cost of approximately $217 million to achieve synergies is on a pre-tax basis, the 2017 estimated unlevered free cash flow would be approximately $4,359 million.

Financing of the Merger

        On January 11, 2016, Shire (as original guarantor and original borrower) entered into an $18.0 billion bridge facilities agreement with, among others, Barclays and MSBIL, acting as mandated lead arrangers and bookrunners. The facilities agreement comprises two credit facilities: (i) facility A, a $13.0 billion term loan facility which, subject to a one year extension option exercisable at Shire's option, matures on January 11, 2017, and (ii) facility B, a $5.0 billion revolving loan facility which, subject to a one year extension option exercisable at Shire's option, matures on January 11, 2017. Shire has agreed to act as guarantor for any of its subsidiaries that become additional borrowers under the facilities agreement. As of February 22, 2016, the facilities agreement was undrawn.

        Facility A may be used to finance the cash consideration payable in respect of the proposed combination with Baxalta and certain costs related to the proposed combination. Facility B may be used to finance the redemption of all or part of Baxalta's senior notes or other issued notes upon completion of the proposed combination as well as any other notes issued by Baxalta. Interest on any loans made under the facilities agreement will be payable on the last day of each interest period, which may be one week or one, two, three or six months, or as otherwise agreed with the lenders. The interest rate applicable to the facilities agreement is LIBOR plus 1.25 percent per annum, increasing by: (i) 0.25 percent per annum on July 11, 2016 and on each subsequent date falling at three month intervals thereafter until (and excluding) April 11, 2017 and (ii) 0.50 percent per annum on April 11, 2017 and on each subsequent date falling at three month intervals thereafter.

        Shire shall also pay a commitment fee on the available but unutilized commitments under the facilities agreement for the availability period applicable to each facility. With effect from first utilization, the commitment fee rate will be 35 percent of the applicable margin. Before first utilization, the commitment fee rate shall be increased in stages from 10 percent to 35 percent of the applicable margin by May 11, 2016.

        The facilities agreement includes customary representations and warranties, covenants and events of default, including requirements that Shire's (i) ratio of Net Debt to EBITDA in respect of the most recently ended 12-month Relevant Period, (each as defined in the facilities agreement), must not, at any time, exceed 3.5:1, except that following the combination with Baxalta, or any other acquisition fulfilling certain criteria, Shire may elect on a once only basis to increase this ratio to (a) 5.5:1 for the Relevant Period in which the acquisition was completed, (b) 5.0:1 in respect of the first Relevant Period following the Relevant Period in which the acquisition was completed and (c) 4.5:1 in respect of the second Relevant Period following the Relevant Period in which the acquisition was completed, and (ii) ratio of EBITDA to Net Interest, for the most recently ended 12-month Relevant Period (each as defined in the facilities agreement) must not be less than 4.0:1.

        The facilities agreement restricts, subject to certain exceptions, Shire's ability to incur additional financial indebtedness, grant security over its assets or provide loans/grant credit. Further, any lender may require mandatory prepayment of its participation if there is a change of control of Shire, subject to certain exceptions for schemes of arrangement and analogous schemes. In addition, in certain circumstances and subject to certain broad exceptions, the net cash proceeds of disposals and certain issues, loans, sales or offerings of debt securities by any member of Shire's group must be applied in cancellation of the available commitments under the facilities agreement and, if applicable, mandatory prepayment of any loans made under the facilities agreement.

        Events of default under the facilities agreement include, subject to customary grace periods and materiality thresholds: (i) non-payment of any amounts due under the Finance Documents (as defined in the facilities agreement), (ii) failure to satisfy any financial covenants, (iii) material misrepresentation in any of the Finance Documents, (iv) failure to pay, or certain other defaults, under other financial indebtedness, (v) certain insolvency events or proceedings, (vi) material adverse changes in the business, operations, assets or financial condition of Shire as a whole, (vii) if it becomes unlawful for

Shire (or any successor parent company) or any of their respective subsidiaries that are parties to the facilities agreement to perform their obligations thereunder or (viii) if Shire (or any successor parent company) or any subsidiary thereof which is a party to the facilities agreement repudiates the facilities agreement or any other Finance Document, among others.

        The facilities agreement is governed by English law. Shire's obligations to consummate the merger are not conditioned on the receipt of the financing under the facilities agreement.

Closing and Effective Time of the Merger

        Unless otherwise mutually agreed upon in writing between Shire and Baxalta, the closing of the merger will take place as early as practicable on a date to be specified by the parties, which date will be no later than the fourth business day after satisfaction or waiver of all of the conditions of closing, except for any condition that by its nature may only be satisfied at the closing, but subject to the satisfaction or waiver of such condition at the Closing. For more information, see the section titled "The Merger Agreement—Conditions to the Merger."

        The effective time will occur at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or such later time and date as may be agreed by Shire and Baxalta in writing and specified in the certificate of merger.

Ordinary Share Election of Per Share Merger Consideration

        Each Baxalta stockholder of record will be mailed an election form that will allow such Baxalta stockholder to make an ordinary share election and receive Shire ordinary shares instead of Shire ADSs for all (but not less than all) of their shares of Baxalta common stock, which shares will serve as the per share stock consideration. Any Baxalta stockholder who votes against approving the merger agreement is still entitled to make an ordinary share election with respect to such stockholder's shares of Baxalta common stock.

        In order to elect to receive Shire ordinary shares, a Baxalta stockholder must return a properly completed and signed election form to the Exchange Agent prior to the election deadline, which will be 5:00 p.m., Eastern time, on May 20, 2016. If the election deadline is delayed, Shire and Baxalta will promptly announce any such delay and, when determined, the rescheduled election deadline.

Impact of Selling Baxalta Common Stock as to which an Ordinary Share Election has Already Been Made

        Baxalta stockholders who have made an ordinary share election will be unable to sell or otherwise transfer their shares after making an ordinary share election, unless such ordinary share election is properly revoked before such election deadline or unless the merger agreement is terminated.

Ordinary Share Election Revocation

        Any record holder of Baxalta common stock who has delivered a duly completed election form to the Exchange Agent may, at any time prior to the election deadline, revoke such stockholder's ordinary share election only by written notice received by the Exchange Agent prior to the election deadline. Baxalta stockholders will not be entitled to revoke their ordinary share elections following the election deadline, unless the merger agreement is thereafter terminated. As a result, Baxalta stockholders who have made an ordinary share election will be unable to revoke their election or sell their shares of Baxalta common stock during the period between the election deadline and the date of completion of the merger or termination of the merger agreement.

        Baxalta stockholders not making a valid ordinary share election in respect of their shares prior to the election deadline, including as a result of revocation, will be deemed non-electing holders. If it is determined that any purported ordinary share election was not properly made, the purported ordinary share election will be deemed to be of no force or effect and the Baxalta stockholder making the purported ordinary share election will be deemed not to have made an ordinary share election for these purposes, unless a proper ordinary share election is subsequently made on a timely basis.

Non-Electing Holders

        Baxalta stockholders who do not make an ordinary share election, whose election forms are not received by the Exchange Agent by the election deadline, or whose election forms are improperly completed or not signed will be deemed not to have made an ordinary share election. Baxalta stockholders who do not make an election will receive Shire ADSs for shares of Baxalta common stock they own immediately prior to the merger.

        Neither Shire nor Baxalta is making any recommendation as to whether Baxalta stockholders should make an ordinary share election. You must make your own decision with respect to such ordinary share election. Please see the discussion set forth in the section titled "Material U.S. Federal Income Tax Consequences" for a description of the material U.S. federal income tax consequences of the merger. You should consult your own independent tax advisor concerning the U.S. federal income tax consequences to you of the merger, as well as the application of state, local and foreign income and other tax laws, in light of your particular circumstances.

Payment of Per Share Merger Consideration

        The per share merger consideration payable to Baxalta stockholders will be calculated by the Exchange Agent. Baxalta stockholders who elect to receive Shire ADSs will receive Shire ADSs after the Shire ordinary shares underlying the Shire ADSs have been delivered to the depositary bank.

        Following the effective time, each Baxalta stockholder will receive, in each case, without interest and subject to any applicable withholding taxes, (i) $18.00 in cash per share of Baxalta common stock owned by such stockholder, (ii) the Shire ADSs or Shire ordinary shares issuable to such stockholder in connection with the merger, (iii) cash in lieu of any fractional Shire securities issuable to such stockholder, and (iv) dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement.

Ownership of Shire After the Merger

        In connection with the merger, Shire expects to issue Shire securities representing an aggregate of approximately 34% of the combined company's ordinary shares following the closing of the merger in exchange for shares of Baxalta common stock. This estimate assumes that:

  •
  the number of outstanding shares of Baxalta common stock immediately prior to the consummation of the merger is 683,082,465, the total number of outstanding shares of Baxalta common stock as of April 11, 2016;

  •
  pursuant to the merger, Merger Sub acquires all of the outstanding shares of Baxalta common stock, other than the 100 shares of Baxalta common stock directly owned by Shire, all of which will be canceled and exchanged for the per share merger consideration;

  •
  upon the consummation of the merger, each outstanding award of options to purchase Baxalta common stock granted under the Equity Plan will be canceled and exchanged for an award of options, with generally the same terms and conditions (except as adjusted to account for the transaction contemplated by the merger agreement), to purchase Shire ordinary shares or ADSs in accordance with the terms and conditions set forth in the merger agreement; provided however, that

    •
    each award of Baxalta stock options converted into an award of Shire options that was subject to performance-based vesting conditions immediately prior to the merger will vest following the merger solely based on the award holder's continued employment or other engagement by Shire or its subsidiaries through the end of the applicable performance period or periods;

    •
    each award of Baxalta stock options granted to a non-employee director of Baxalta or Baxter for which the per share merger consideration exceeds the per share exercise price of such stock option will be canceled and exchanged for an amount equal to the per share merger consideration the non-employee director would have received if he or she had exercised the stock options in full on a cashless basis, without regard to taxes, immediately prior to the closing of the merger;

    •
    each award of Baxalta stock options granted to a non-employee director of Baxalta or Baxter for which the per share merger consideration does not exceed the per share exercise price of such stock option will be canceled without any consideration being paid in respect thereof; and

  •
  upon consummation of the merger, each outstanding award of Baxalta restricted stock units or performance stock units granted under the Equity Plan will be canceled and exchanged for an award of Shire restricted stock units, payable in Shire ordinary shares or ADSs in accordance with the terms and conditions set forth in the merger agreement; provided however, that

  •
  each award of Baxalta performance stock units granted under the Equity Plan will be converted into an award of Shire restricted stock units payable in Shire ordinary shares or ADSs assuming that each of the performance goals with respect thereto has been achieved at the greater of 100% of the target level and actual performance levels measured as of the effective time of the merger and extrapolated through the end of the applicable performance period and will thereafter vest following the merger solely based on the award holder's continued employment or other engagement by Shire or its subsidiaries through the end of the applicable performance period or periods that applied to the award prior to its conversion; and

  •
  each Baxalta restricted stock unit granted to a non-employee director of Baxalta or Baxter will be canceled and exchanged for the per share merger consideration.

Securities Ownership and Voting by Baxalta's and Shire's Executive Officers and Directors

        As of the record date, the directors and executive officers of Baxalta, together with their respective affiliates, will beneficially own 1,509,273 shares of Baxalta common stock, less than one percent of the shares of Baxalta common stock outstanding and entitled to vote on that date.

        As of the record date, the directors and executive officers of Shire, together with their respective affiliates, will beneficially own 240,241 Shire ordinary shares, less than one percent of the Shire ordinary shares outstanding and entitled to vote on that date.

Certain Relationships with Baxalta

Intellectual Property

        Dr. David Ginsburg, a director of Shire, is the co-inventor of two patents, and as such is entitled to receive royalties for the use of the patents. Baxalta is the originator of the royalty payments.

        Dr. Ginsburg currently receives the benefit of royalties in connection with the following patents (i) (relating to the von Willebrand Factor) no. US8597910; and (ii) (relating to ADAMTS13) no. US8394373. Dr. Ginsburg assigned the von Willebrand Factor patent to the Boston Children's Hospital, and the ADAMTS13 patent to the University of Michigan. These assignments are subject to ordinary course commercial terms. The assignee institutions have on-licensed the patents to Baxalta, which in return pays royalties to both institutions. The institutions pay a portion of those royalties to Dr. Ginsburg.

Interests of Shire and Shire's Directors and Executive Officers in the Merger

        Except as set forth in this proxy statement/prospectus, neither Shire nor, to the best of Shire's knowledge, any of Shire's directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Baxalta, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this proxy statement/prospectus, there have been no contacts, negotiations or transactions during the past two years, between Shire or its affiliates, on the one hand, and Baxalta or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of securities, including, but not limited to, an exchange offer, an election of directors, or a sale or other transfer of a material amount of assets.

        As of the date of this proxy statement/prospectus, Shire owns 100 shares of Baxalta common stock. The 100 shares were acquired by Shire through an ordinary brokerage transaction on the open market. Shire has not effected any transaction in securities of Baxalta in the past 60 days.

        We do not believe that the merger will result in a change in control under any of Shire's equity plans or any agreement between Shire and any of its directors or executive officers. As a result, no stock options or other outstanding equity awards held by such persons will vest as a result of the merger, nor will any director or executive officer have any rights to enhanced severance payments or benefits upon certain types of terminations following the merger.

Interests of Baxalta's Directors and Executive Officers in the Merger

        Baxalta's directors and executive officers may have interests in the merger and other transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of the Baxalta stockholders generally. These interests may create potential conflicts of interest. The Baxalta board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Effect of the Merger on Baxalta and Baxter Equity-Based Awards

        Baxalta Stock Options.    Baxalta's directors and executive officers hold outstanding options to purchase shares of Baxalta common stock. Pursuant to the merger agreement, at the effective time of the merger, each outstanding award of options to purchase shares of Baxalta common stock granted under the Equity Plan, other than any award of options granted to a non-employee director of Baxalta or Baxter, will be converted into an award of options, with generally the same terms and conditions (except as adjusted to account for the transactions contemplated by the merger agreement), to purchase Shire ordinary shares or ADSs in accordance with the terms and conditions set forth in the merger agreement. Each award of Baxalta stock options converted into an award of Shire options that was subject to performance-based vesting conditions immediately prior to the merger will vest following the merger solely based on the award holder's continued employment or other engagement by Shire or its subsidiaries through the end of the applicable performance period or periods. Each award of Baxalta stock options granted to a non-employee director of Baxalta or Baxter for which the per share merger consideration exceeds the per share exercise price of such stock option will be canceled and exchanged for an amount equal to the per share merger consideration the non-employee director would have received if he or she had exercised the stock options in full on a cashless basis, without regard to taxes, immediately prior to the closing of the merger. Each award of Baxalta stock options granted to a non-employee director of Baxalta or Baxter for which the per share merger consideration does not exceed the per share exercise price of such stock option will be canceled without any consideration being paid in respect thereof.

        Baxalta Restricted Stock Units.    Baxalta's directors and executive officers hold outstanding restricted stock units providing for Baxalta to issue specified numbers of shares of Baxalta common stock if the applicable vesting conditions are satisfied. Pursuant to the merger agreement, at the effective time of the merger, each outstanding award of Baxalta restricted stock units granted under the Equity Plan, other than any award of restricted stock units granted to a non-employee director of Baxalta or Baxter, will be converted into an award of Shire restricted stock units, with generally the same terms and conditions (except as adjusted to account for the transactions contemplated by the merger agreement), payable in Shire ordinary shares or ADSs in accordance with the terms and conditions set forth in the merger agreement. Each Baxalta restricted stock unit granted to a non-employee director of Baxalta or Baxter will be canceled and exchanged for the per share merger consideration.

        Baxalta Performance Stock Units.    Baxalta's executive officers hold outstanding performance stock units. Pursuant to the merger agreement, at the effective time of the merger, each outstanding award of Baxalta performance stock units granted under the Equity Plan will be converted into an award of restricted stock units payable in Shire ordinary shares or ADSs assuming that each of the performance goals with respect thereto has been achieved at the greater of 100% of the target level and actual performance levels measured as of the effective time of the merger and extrapolated through the end of the applicable performance period and will thereafter vest following the merger solely based on the award holder's continued employment or other engagement by Shire or its subsidiaries through the end of the applicable performance period or periods that applied to the award prior to its conversion.

        Baxter Equity Awards.    Following Baxalta's separation from Baxter, Baxalta's executive officers continue to hold certain Baxter equity awards, including Baxter stock options, Baxter restricted stock units and Baxter performance stock units. However, those awards were modified in connection with the separation to provide that, following the spin off, the awards vest (in the case of Baxter stock options and Baxter restricted stock units) or continue to be eligible to vest (in the case of Baxter performance stock units) based on the grantee's continued service to Baxalta. Furthermore, each of those awards is subject to a "double trigger" provision. Following the modification of those awards in connection with the separation, this means that if there is a change in control of Baxalta and the executive officer's employment is terminated by Baxalta without cause or the executive officer terminates his or her employment for good reason, in either case, within 24 months following the change in control, all of the executive officer's Baxter equity awards would vest in full (and his or her Baxter performance stock units will be treated as earned at target).

Equity Awards Held by Baxalta Directors and Executive Officers

        The following table sets forth the number of shares of Baxalta common stock underlying the options to purchase Baxalta common stock, restricted stock units payable in Baxalta common stock, and performance stock units payable in Baxalta common stock held by Baxalta's directors and executive officers as of April 11, 2016. For additional information on the number of shares held by Baxalta's directors and executive officers, see "Description of Baxalta Incorporated—Security Ownership of

Certain Beneficial Owners, Executive Officers and Directors of Baxalta" of this proxy statement/prospectus.

Names	Shares Under Exercisable Options	Shares Under Restricted Stock Units	Shares Under Performance Stock Units
Directors:
Wayne T. Hockmeyer, Ph.D.	33,310	3,830	0
Blake E. Devitt	35,090	3,830	0
Karen J. Ferrante, M.D.	0	3,158	0
John D. Forsyth	35,090	2,043	0
Gail D. Fosler	25,090	3,830	0
James R. Gavin III, M.D., Ph.D.	35,090	7,357	0
Francois Nader	0	3,158	0
Albert P.L. Stroucken	35,090	2,043	0
Named Executive Officers:
Ludwig N. Hantson Ph.D.	456,682	373,722	19,976
Robert J. Hombach	398,153	158,372	19,976
Peter G. Edwards	0	216,343	0
Brian Goff	113,089	57,917	3,519
Jacopo Leonardi	31,110	47,145	1,167
Other Executive Officers:
Aggregate for Other Executive Officers (6 individuals)	286,067	368,827	1,786

Positions with the Combined Company

        As described under "The Merger Agreement—Board Membership," under the merger agreement, Shire agreed to use its reasonable best efforts to appoint Wayne T. Hockmeyer, Ph.D., chairman of the Baxalta board, and two additional members of the Baxalta board, jointly selected by the Chairman of the Baxalta board and Chairman of the Shire board following consultation with the Nomination Committee of the Shire board, the Shire board, effective upon the closing of the merger. Since the date of the merger agreement, Dr. Hockmeyer has decided to withdraw himself from consideration for such an appointment due to personal reasons and therefore only two directors will be considered for nomination.

Change in Control Arrangements

        On July 1, 2015, each of Baxalta's named executive officers became a party to a severance agreement with Baxalta, which we refer to collectively as the executive severance agreements, that provides for certain payments in the event Baxalta undergoes a change in control and such executive officer is involuntarily terminated by Baxalta or voluntarily terminates his employment with Baxalta for "good reason," as that term is defined in the executive severance agreement, in each case within 24 months of the relevant change in control. In consideration for the benefits provided under the executive severance agreements, each named executive officer has agreed with Baxalta to be bound for two years from the date of his termination to noncompetition, nonsolicitation and nondisparagement covenants. A condition for receiving the payments discussed below is the execution of a customary release of claims in a form reasonably acceptable to Baxalta.

        Payments under the executive severance agreements include:

  •
  a lump sum cash payment generally equal to twice the aggregate amount of such officer's salary and target bonus (reported as severance payments in the table below);

  •
  a lump sum prorated bonus payment (assuming target performance);

  •
  a lump sum cash payment generally equal to the executive's defined benefit and defined contribution accruals for two years;

  •
  two years of continued health and welfare benefit coverage for the executive and his or her dependents;

  •
  two years of additional age and service credit for purposes of determining eligibility for retiree health and welfare benefits; and

  •
  outplacement services for two years or until the executive accepts an offer of employment, with the costs of such outplacement services limited to $50,000.

        The executive severance agreements, as amended as of December 31, 2015, also include a "better of" cutback provision such that, to the extent payments under the severance agreement would trigger excise tax under Section 4999 of the Code, payments would be reduced to the extent necessary to prevent any portion of the payments from becoming nondeductible by Baxalta under Section 280G of the Code or subject to the excise tax imposed under Section 4999 of the Code, but only if, by reason of that reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit the executive would receive if no reduction was made.

        In connection with entering into the merger agreement, on January 11, 2016, Baxalta amended its executive severance agreements. The executive severance agreement amendments provide Baxalta's executive officers (including its named executive officers), with a full tax gross-up for excess parachute payments within the meaning of Section 280G of the Code if there is a change in control and the severance benefits provided in the executive severance agreements exceed the limits imposed by Section 280G of the Code.

Quantification of Potential Payments to Baxalta's Named Executive Officers

        In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the merger that may become payable to each of Baxalta's named executive officers, which amounts are subject to the advisory vote on merger-related compensation further described below. In addition, we are providing similar information with respect to Baxalta's additional executive officers as a group.

        Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger, and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

        For purposes of the table below, Baxalta assumed the following:

  •
  the effective time shall be June 2, 2016, which is the assumed date of the closing of the merger solely for purposes of this transaction-related compensation disclosure;

  •
  the relevant price per share of Baxalta common stock is equal to $40.49, which was the average closing market price per share of Baxalta's common stock over the first five business days following the first public announcement of the transaction;

  •
  the relevant price per share of Baxter common stock is equal to $35.22, which was the average closing market price per share of Baxter's common stock over the first five business days following the first public announcement of the transaction;

  •
  each executive officer is terminated by Baxalta without "cause" or resigns for "good reason" (as such terms are defined in the relevant plans and agreements), in each case, immediately following the effective time (each, referred to as a "qualifying termination");

  •
  quantification of outstanding equity awards is calculated based on the outstanding Baxalta equity awards held by each executive officer that are anticipated to be outstanding as of June 2, 2016;

  •
  all unvested equity awards held by each executive officer as of June 2, 2016 will remain unvested immediately before the effective time; and

  •
  for purposes of the agreements and plans described below, the consummation of the merger as contemplated by the merger agreement constitutes a "change in control" or "change of control" at the effective time.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
Ludwig N. Hantson Ph.D.	6,620,785	28,038,510	85,546	10,258,789	45,003,630
Robert J. Hombach	5,488,837	15,081,486	85,546	6,843,872	27,499,741
Peter G. Edwards	2,230,540	9,455,265	83,130	1,974,922	13,743,857
Brian Goff	2,331,919	6,045,763	83,992	3,304,056	11,765,731
Jacopo Leonardi	2,027,767	4,845,792	83,056	3,053,976	10,010,591
Other Executive Officers (6 individuals)	10,941,579	22,105,211	500,668	6,348,100	39,895,559

(1)
Cash.    The amounts in this column reflect the cash severance payment to which the executive officers would be entitled on a double trigger basis, as provided for in their respective executive severance agreements. See "Change in Control Arrangements" above for additional information regarding the determination of such amounts. The executive severance agreements provide for such cash severance payments (itemized below) upon a qualifying termination within 24 months after the effective time of the merger. With respect to the retirement and savings plan accruals, only the additional amounts provided under the executive severance agreements are included, as all other amounts are vested and otherwise payable upon termination, and such accruals are based on an assumed compensation level during the 12-month period immediately prior to the closing of the merger equal to the executive officer's expected base salary over the 12-month period ending on June 2, 2016 and annual bonus amount for 2015. Payment of any such amounts would be contingent upon the relevant executive officer's execution and non-revocation of a general release in favor of Baxalta, as well as his or her compliance with the restrictive covenants set forth in the relevant executive severance agreements, including post-termination 24-month noncompetition and nonsolicitation (customers and employees) covenants, as well as indefinite confidentiality and nondisparagement covenants.

Name	Severance ($)	Prorated Bonus ($)	Retirement and Savings Plan Accruals ($)	Total ($)
Ludwig N. Hantson Ph.D.	5,325,100	764,775	530,910	6,620,785
Robert J. Hombach	3,314,025	403,631	1,771,181	5,488,837
Peter G. Edwards	1,869,450	184,113	176,977	2,230,540
Brian Goff	1,954,425	192,481	185,013	2,331,919
Jacopo Leonardi	1,699,500	167,375	160,892	2,027,767
Other Executive Officers (6 individuals)	9,358,854	897,671	685,054	10,941,579
(2)
Equity.    The amounts in this column reflect the value of the executive officers' unvested Baxalta and Baxter equity awards that would vest on a double trigger basis, assuming that each executive officer incurs a qualifying termination within 24 months of the effective time; provided, that as a condition to such accelerated vesting, Baxalta has discretion to require the applicable executive to enter into a post-termination restrictive covenant agreement. The numbers of stock options, restricted stock units, and performance stock units used to calculate the amounts in this column reflect the numbers of Baxalta and Baxter equity awards outstanding as of April 12, 2016, and do not account for any additional Baxalta and Baxter equity awards that may be granted to Baxalta's executive officers between such date and the assumed date of the closing of the merger. The following table itemizes these amounts by type of award.

Name	Options ($)	Restricted Stock Units ($)	Performance Stock Units ($)	Total ($)
Ludwig N. Hantson Ph.D.	9,431,387	17,689,159	917,964	28,038,510
Robert J. Hombach	5,656,234	8,507,287	917,964	15,081,486
Peter G. Edwards	685,056	8,770,209	—	9,455,265
Brian Goff	3,287,514	2,596,777	161,473	6,045,763
Jacopo Leonardi	2,719,219	2,068,654	57,918	4,845,792
Other Executive Officers (6 individuals)	6,909,705	15,113,433	82,073	22,105,211
(3)
Perquisites/Benefits.    The amounts in this column reflect the value of (i) the continued health and welfare benefits coverage, (ii) the additional age and service credit for purposes of determining eligibility for retiree health and welfare benefits and (iii) the maximum potential payment for outplacement services, in each case, under the terms of the executive severance agreements. Such benefits would be subject to the release and restrictive covenant requirements described in footnote (1) above. The following table itemizes the respective costs of such perquisites and benefits.

Name	Medical ($)	Dental ($)	Basic Life ($)	Age and Service Credit ($)	Outplacement Benefits ($)	Total ($)
Ludwig N. Hantson Ph.D.	29,994	1,736	3,816	—	50,000	85,546
Robert J. Hombach	29,994	1,736	3,816	—	50,000	85,546
Peter G. Edwards	29,994	1,736	1,400	—	50,000	83,130
Brian Goff	29,994	1,736	2,262	—	50,000	83,992
Jacopo Leonardi	29,994	1,736	1,326	—	50,000	83,056
Other Executive Officers (6 individuals)	179,964	10,416	10,288	—	300,000	500,668
(4)
Tax Reimbursement.    The amounts in this column reflect the value of the Code Section 280G-related tax gross-up that would be provided to applicable executives per the terms of the amendment to the executive severance agreements (described above). No executive officers will incur penalties under Section 4999 of the Code (i.e., there would be no applicable penalty tax to gross-up) unless a qualifying termination occurs. The amount of the Code Section 280G-related tax gross up payable to each of Baxalta's executive officers may increase materially if the facts and circumstances prevailing at the time of the consummation of the merger differ from the assumptions used for purposes of calculating the amounts set forth above (for example, if the value of Shire ADSs is materially greater than the price implied by the per share price of Baxalta common stock of $40.49 used for purposes of these calculations).

Indemnification and Insurance

        Pursuant to the terms of the merger agreement, Baxalta's directors and executive officers will be entitled to certain ongoing indemnification and insurance coverage for six years after the effective time. See section titled "The Merger Agreement—Director and Officer Liability" of this proxy statement/prospectus.

Stock Exchange Listing of the Shire American Depositary Shares

        Shire has agreed to use its reasonable best efforts to cause the Shire ADSs to be approved for listing, subject to the official notice of issuance, on the NASDAQ Global Select Market at or prior to the effective time of the merger and thereafter to cause such listing to be maintained for so long as any Shire ADSs remain outstanding.

Regulatory Approvals

        The merger is subject to review by the FTC, and the DOJ, which collectively with the FTC we refer to as the antitrust agencies. Under the HSR Act, the merger may not be completed until certain information has been provided to the antitrust agencies and the applicable HSR Act waiting period has expired or been terminated. Pursuant to the requirements of the HSR Act, Baxalta filed a Notification and Report Form with respect to the merger with the FTC and the DOJ on January 27, 2016. Shire filed a Notification and Report Form with respect to the merger with the FTC and the DOJ on January 28, 2016 and requested early termination of the HSR Act waiting period. The applicable waiting period under the HSR Act expired on February 29, 2016.

        The merger is also subject to review by antitrust authorities in jurisdictions outside the United States, including the European Union, Japan, Jersey, Russia, Taiwan, and Turkey. Under some of these jurisdictions, the merger may not be consummated before a notification has been submitted to the relevant antitrust authority and/or certain consents, approvals, permits or authorizations have been obtained and/or the applicable waiting period has expired or has been terminated. Shire intends to make all necessary and advisable notifications in these jurisdictions if required as soon as practicable. The consummation of the merger is subject to the condition that the waiting period (or extension thereof) applicable to the merger under applicable antitrust laws and regulations shall have expired or been earlier terminated and applicable consents shall have been obtained. See the section of this proxy statement/prospectus titled "The Merger Agreement—Conditions to the Merger" for certain conditions to the merger, including conditions with respect to litigation and certain governmental actions.

Appraisal Rights

        In connection with the merger, Baxalta stockholders have the right under Delaware law to dissent from the merger and demand appraisal of their shares of Baxalta common stock. Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive a cash payment equal to the "fair value" of their shares of Baxalta common stock, as determined by a Delaware court. Any such judicial determination of the fair value of the shares of Baxalta common stock could be based upon considerations other than or in addition to the per share merger consideration and the market value of the shares of Baxalta common stock. Baxalta stockholders should recognize that the value so determined could be higher or lower than, or the same as, the per share merger consideration paid pursuant to the merger and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address "fair value" under Section 262 of the DGCL. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the shares of Baxalta common stock is less than the per share merger consideration.

        FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. BECAUSE OF THE COMPLEXITY OF DELAWARE LAW RELATING TO APPRAISAL RIGHTS, WE ENCOURAGE YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL COUNSEL. THE FOREGOING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL. IN PARTICULAR, THE DESCRIPTION OF SECTION 262 ABOVE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTION, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX E.

Delisting and Deregistration of Baxalta Common Stock

        Following the effective time of the merger, Baxalta common stock, which is currently trade on the NYSE under the trading symbol "BXLT," will be delisted from the NYSE. In addition, following the effective time of the merger, Baxalta common stock will be deregistered under the Exchange Act.

Accounting Treatment

        The proposed combination with Baxalta would be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, with Shire being the accounting acquirer, which means that Baxalta's results of operations will be included with Shire's results of operations from the closing date and Baxalta's consolidated assets and liabilities will be recorded at their fair values at the same date.

Litigation Related to the Merger

        On January 20, 2016, a complaint was filed by a purported Baxalta stockholder on behalf of all Baxalta stockholders. The Bertisch Delaware case was filed in the Court of Chancery of the State of Delaware. The complaint named as defendants Baxalta, Shire and all of the members of the Baxalta board. The complaint generally alleged that the members of the Baxalta board breached their fiduciary duties to the Baxalta stockholders during merger negotiations and by entering into the merger agreement and approving the merger, and that Baxalta and Shire aided and abetted such breaches of fiduciary duties. The complaint further alleged that, among other things, the per share merger consideration undervalues Baxalta and certain provisions of the merger agreement inappropriately favor Shire and inhibit competing bids. The complaint sought, among other things, (i) injunctive relief enjoining the merger, (ii) rescission of the merger to the extent consummated and (iii) costs and damages. Two additional complaints, the Nauer case and Davis case, containing similar allegations were subsequently filed in the Nineteenth Judicial Circuit Court of Illinois on January 22, 2016, and in the Court of Chancery of the State of Delaware on January 27, 2016, respectively.

        On March 1, 2016, the plaintiff in the Bertisch Delaware case and the plaintiff in the Davis case each filed a Notice of Voluntary Dismissal to terminate their respective actions without prejudice, with each party to bear its own expenses. The cases were dismissed on March 1, 2016 and March 4, 2016, respectively.

        On March 9, 2016, the plaintiff from the Bertisch Delaware case filed a complaint in the U.S. District Court for the Northern District of Illinois, asserting claims under §14(a) and §20(a) of the Exchange Act.

        On March 17, 2016, an amended complaint was filed in the Nauer case.

        We believe that the claims asserted in the complaints are without merit and intend to defend the litigation vigorously.

Fees and Expenses

        Shire has retained Computershare Trust Company, N.A., a national banking association, and Computershare Inc., a Delaware corporation, collectively as the Exchange Agent in connection with the merger. Shire will pay the Exchange Agent reasonable and customary compensation for its services in connection with the merger, will reimburse the Exchange Agent for its reasonable out-of-pocket expenses and will indemnify the Exchange Agent against certain liabilities and expenses. Shire will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

THE MERGER AGREEMENT

        This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Shire and Baxalta encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Shire or Baxalta. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Shire and Baxalta makes with the SEC, as described in the section entitled, "Where You Can Find More Information" beginning on page 288 of this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

        The merger agreement and this summary of its terms have been included to provide you with information regarding its terms. Factual disclosures about Shire and Baxalta contained in this proxy statement/prospectus or in Shire's or Baxalta's public reports filed with the SEC may supplement, update or modify the factual disclosures about Shire or Baxalta contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Shire, Merger Sub and Baxalta were qualified and subject to important limitations agreed to by Shire, Merger Sub and Baxalta in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party(ies) prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure letter that Shire and Baxalta delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws

        The merger agreement provides for the merger of Merger Sub with and into Baxalta upon the terms, and subject to the conditions, set forth in the merger agreement. Baxalta will survive the merger and continue to exist as a wholly-owned subsidiary of Shire.

        The directors of Merger Sub immediately prior to the effective time will, from and after the effective time, be the directors of the surviving corporation, and the officers of Baxalta immediately prior to the effective time will, from and after the effective time, be the officers of the surviving corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the surviving corporation's certificate of incorporation and by-laws.

        At the effective time, the certificate of incorporation and by-laws of Merger Sub as in effect immediately prior to the effective time, will be amended and restated as specified in the merger agreement, and will be the certificate of incorporation and by-laws of the surviving corporation, until thereafter changed or amended as provided therein or by applicable law.

        Following the effective time, all shares of Baxalta common stock will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded.

Treatment of Baxalta Common Stock, Stock Options and Other Stock-Based Awards

        As of the effective time, the Equity Plan and the ESPP will be terminated and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Baxalta shall be canceled without consideration payable therefor, except to the extent provided in the merger agreement.

Common Stock

        At the effective time, each outstanding share of Baxalta common stock (other than excluded shares) will be converted into the right to receive, in each case without interest and subject to any applicable withholding taxes, (i) $18.00 in cash, and (ii) (a) 0.1482 of a Shire ADS, each of which represents three ordinary shares of Shire and is evidenced by an ADR, or (b) if a Baxalta stockholder timely elects, 0.4446 of a Shire ordinary share, in lieu of such fraction of a Shire ADS described in (ii)(a) above. Shire will not issue fractional Shire securities to holders of Baxalta common stock; instead, holders of Baxalta common stock will receive cash in lieu of any fractional Shire securities they would otherwise receive in connection with the merger.

        All shares of Baxalta common stock that are held by Baxalta as treasury stock and any shares of Baxalta common stock owned by Shire, Merger Sub or any other direct or indirect wholly-owned subsidiary of Shire shall automatically be canceled, retired and cease to exist, and no consideration will be delivered in exchange therefor. Baxalta common stock owned by stockholders who have duly perfected and not withdrawn a demand for, or lost the right to, appraisal under Section 262 of the DGCL will not be converted into the right to receive the per share merger consideration, but instead will be entitled to the appraisal rights provided under the DGCL as described under the section titled "Appraisal Rights."

Baxalta Stock Options

        At the effective time of the merger, each outstanding award of options to purchase Baxalta common stock granted under the Equity Plan, other than any award of options granted to a non-employee director of Baxalta or Baxter, will be canceled and exchanged for an award of options, with generally the same terms and conditions (except as adjusted in connection with the merger), to purchase Shire ordinary shares or ADSs in accordance with the terms and conditions set forth in the merger agreement. Each award of Baxalta stock options canceled and exchanged for an award of Shire options that was subject to performance-based vesting conditions immediately prior to the merger will vest following the merger solely based on the award holder's continued employment or other engagement by Shire or its subsidiaries through the end of the applicable performance period or periods.

        Each award of Baxalta stock options granted to a non-employee director of Baxalta or Baxter for which the per share merger consideration exceeds the per share exercise price of such stock option will be canceled and exchanged for an amount equal to the per share merger consideration the non-employee director would have received if he or she had exercised the stock options in full on a cashless basis, without regard to taxes, immediately prior to the closing of the merger. Each award of Baxalta stock options granted to a non-employee director of Baxalta or Baxter for which the per share merger consideration does not exceed the per share exercise price of such stock option will be canceled without any consideration being paid in respect thereof.

Baxalta Restricted Stock Units and Performance Stock Units

        At the effective time of the merger, each outstanding award of Baxalta restricted stock units granted under the Equity Plan, other than any award of restricted stock units granted to a non-employee director of Baxalta or Baxter, will be canceled and exchanged for an award of Shire restricted stock units, with generally the same terms and conditions (except as adjusted in connection with the merger), payable in Shire ordinary shares or ADSs in accordance with the terms and conditions set forth in the merger agreement. Each outstanding award of Baxalta performance stock units granted under the Equity Plan will be canceled and exchanged for an award of restricted stock units payable in Shire ordinary shares or Shire ADSs assuming that each of the performance goals with respect thereto has been achieved at the greater of 100% of the target level and the actual performance level measured as of the effective time of the merger and extrapolated through the end of the applicable performance period and will thereafter vest following the merger solely based on the award holder's continued employment or other engagement by Shire or its subsidiaries through the end of the applicable performance period or periods that applied to the award prior to its conversion.

        Each Baxalta restricted stock unit granted to a non-employee director of Baxalta or Baxter will be canceled and exchanged for the per share merger consideration.

Baxalta's Employee Stock Purchase Plan

        Baxalta is obligated, as soon as practicable following the execution of the merger agreement, to:

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  amend the ESPP, such that no additional offering will commence between January 11, 2016, and the effective time of the merger;

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  provide that each offering under the ESPP that would otherwise extend beyond the effective time will have an offering end date that is seven business days prior to the anticipated effective time;

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  provide that each ESPP participant's accumulated contributions under the ESPP will be used to purchase shares of Baxalta common stock in accordance with the ESPP;

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  provide that the applicable purchase price for shares of Baxalta common stock, as a percentage of the fair market value of Baxalta common stock, will not be decreased below the levels set forth in the ESPP as of January 11, 2016;

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  provide that no participant in the ESPP may increase his or her rate of payroll deductions used to purchase shares of Baxalta common stock under the ESPP after January 11, 2016;

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  provide that only participants in the ESPP as of January 11, 2016, may continue to participate in the ESPP after January 11, 2016; and

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  provide that the ESPP will terminate in its entirety at the effective time and no further rights will be granted or exercised under the ESPP thereafter.

Exchange Procedures

Baxalta Common Stock Held through Direct Registration System

        As promptly as practicable following the effective time of the merger, the Exchange Agent will automatically exchange each share of Baxalta common stock held by each Baxalta stockholder of record for the per share merger consideration.

        Since certificates are not issued for book-entry shares held through the Direct Registration System, such holders do not need to deliver any certificates representing those shares or properly completed letters of transmittal to the Exchange Agent.

        All Shire ADSs will be issued in book-entry form as part of the Direct Registration System and the Exchange Agent will cause the applicable number of Shire ADSs to be registered in the Baxalta stockholder's name and it will receive a direct registration statement confirming registration.

        If a Baxalta stockholder timely elects to receive Shire ordinary shares in lieu of Shire ADSs, definitive share certificates in respect of the Shire ordinary shares will be issued in the name of the applicable Baxalta stockholder and such certificates will be mailed to the address specified on the election form.

Book-entry Shares of Baxalta Common Stock

        Any holder of Baxalta common stock who holds book-entry shares through a broker, dealer, custodian or similar institution will not be required to deliver a certificate and duly executed letter of transmittal. Following receipt of a message by the Exchange Agent of an "agent's message" in customary form, or such other evidence reasonably requested by the Exchange Agent, that specifies whether the stockholder elects to receive Shire ADSs or Shire ordinary shares, the Baxalta stockholder of book-entry shares will be entitled to receive from the Exchange Agent, and Shire will procure that the Exchange Agent pays as promptly as is practicable following the effective time of the merger, the per share merger consideration payable in respect of each share of Baxalta common stock held by such Baxalta stockholder.

        The Exchange Agent will cause the applicable number of Shire ADSs to be delivered to DTC and will further allocate the applicable number of Shire ADSs to the account of the DTC participant who tendered the shares of Baxalta common stock on behalf of the relevant Baxalta stockholder. If certificated receipts are requested, receipts will be issued in the name of the applicable Baxalta stockholder and such receipts will be mailed to the address specified on the election form.

        If a Baxalta stockholder timely elects to receive Shire ordinary shares in lieu of Shire ADSs, definitive share certificates in respect of the Shire ordinary shares will be issued in the name of the applicable Baxalta stockholder and such certificates will be mailed to the address specified on the election form.

Cash

        In respect of holders of Baxalta common stock held through the Direct Registration System, the Exchange Agent will deliver the applicable amount of cash consideration, including cash to be received in lieu of any fraction Shire security, to the relevant Baxalta stockholder.

        In respect of holders of book-entry shares of Baxalta common stock held through a broker, dealer, custodian or similar institution, the Exchange Agent will, promptly following the effective time of the merger, deliver the applicable amount of cash consideration, including cash to be received in lieu of any fraction Shire security, to DTC, which will further allocate the applicable amount of cash consideration to the account of the DTC participant who exchanged the shares of Baxalta common stock on behalf of the relevant Baxalta stockholder.

Representations and Warranties

        Baxalta and Shire made customary representations and warranties in the merger agreement that have been qualified by (i) the disclosures in the documents filed with or furnished to the SEC, and are publicly available on the SEC's Electronic Data Gathering Analysis and Retrieval System by Baxalta on or after June 5, 2015 and by Shire on or after January 1, 2015, and for both Baxalta and Shire, prior to January 11, 2016, in each case, excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements to the extent they are similarly predictive or forward-looking in nature or (ii) as set forth in the disclosure letters delivered by each of Baxalta and Shire in connection with the merger agreement. These representations and warranties relate to, among other things:

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  due organization, valid existence, good standing under the laws of its respective jurisdiction of organization and corporate or other similar power and authority to carry on the business of the party and each of its subsidiary's business as presently conducted;

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  corporate power and authority to execute, deliver and perform its obligations under the merger agreement and to consummate the transactions contemplated thereunder, subject only to the adoption of the merger agreement or approval of the merger, as applicable, by the party's stockholders;

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  enforceability of the merger agreement against the party;

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  required governmental consents, approvals, notices and filings;

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  absence of any default under any material contract;

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  capital structure;

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  proper filing or furnishing of required documents with the SEC since July 1, 2015;

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  the compliance of the consolidated financial statements contained in those documents with the rules and regulations of the SEC applicable thereto and with GAAP and their fair presentation of the consolidated financial position and consolidated results of operations and cash flows of the party and its subsidiaries, and the party's disclosure controls and procedures relating to financial reporting;

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  information supplied by the party for inclusion or incorporation by reference in this proxy statement/prospectus;

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  absence of a material adverse effect with respect to the party and certain changes or events related to the party's business and operations, its assets, liabilities and results of operations, and indebtedness, since July 1, 2015;

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  absence of undisclosed material liabilities;

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  compliance with all applicable laws since January 1, 2013;

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  material contracts;

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  absence of certain litigation;

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  intellectual property;

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  tax matters;

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  environmental matters;

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  FDA and related regulatory compliance;

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  insurance matters;

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  possession of and compliance with required governmental authorizations necessary for the conduct of the party's business, compliance with applicable laws and compliance with the Foreign Corrupt Practices Act of 1977; and

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  absence of any undisclosed brokers' or finders' fees.

        Baxalta also provided representations and warranties that relate to, among other things:

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  absence of encumbrances on the equity interests of Baxalta's subsidiaries;

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  real property;

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  employee benefit and compensation matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

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  certain employment and labor matters;

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  receipt of opinions from Baxalta's financial advisors;

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  inapplicability of any anti-takeover law, any anti-takeover provision in Baxalta's organizational documents or the stockholders rights plan to the merger and the other transactions contemplated by the merger agreement; and

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  accuracy of the representations made by Baxalta to Shire's tax counsel as of January 11, 2016.

        In addition, Shire provided representations and warranties that relate to, among other things:

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  ownership of all Shire's subsidiaries outstanding capital stock and operations of each Shire subsidiary; and

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  sufficient funds to pay the per share merger consideration.

        Certain of Baxalta's and Shire's representations and warranties are qualified by, among other things, exceptions relating to the absence of a material adverse effect, which we refer to as a Baxalta Material Adverse Effect and a Shire Material Adverse Effect, respectively, which means any effect, event, occurrence, development or change that has a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Baxalta or Shire. A Baxalta Material Adverse Effect or Shire Material Adverse Effect will not be deemed to include effects, events, occurrences, developments or changes arising out of, relating to or resulting from:

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  changes or prospective changes generally affecting the economy, financial or securities markets or political, legislative or regulatory conditions, except and only to the extent such changes adversely affect Baxalta or Shire in a disproportionate manner relative to other participants in its respective industry;

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  changes or prospective changes in Baxalta's or Shire's industry, except and only to the extent such changes adversely affect Baxalta or Shire in a disproportionate manner relative to other participants in its respective industry;

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  any change or prospective change in law or the interpretation thereof, except and only to the extent such changes adversely affect Baxalta or Shire in a disproportionate manner relative to other participants in its respective industry;

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  any change or prospective change in applicable accounting regulations or principles, including GAAP, or the interpretation thereof;

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  acts of war, armed hostility, terrorism, volcanic eruptions, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, except and only to the extent such acts adversely affect Baxalta or Shire in a disproportionate manner relative to other participants in its respective industry;

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  the public announcement by Shire of its proposal to combine with Baxalta or the execution and delivery of the merger agreement (except to the extent such effect, event, occurrence, development or change was the result of a breach of the "no-conflict" representation in the merger agreement) or the announcement of the merger, including the impact thereof on relationships with customers, suppliers, distributors, partners, employees, lenders, investors, governmental authorities, and any stockholder litigation;

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  any failure by Baxalta or Shire to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings (it being understood and agreed that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Baxalta Material Adverse Effect or a Shire Material Adverse Effect);

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  any change or prospective change in the price or trading volume of Baxalta common stock on the NYSE, Shire ADSs on the NASDAQ Global Select Market or Shire ordinary shares on the London Stock Exchange (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Baxalta Material Adverse Effect or a Shire Material Adverse Effect);

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  actions or omissions required by the merger agreement, or the failure to take any action prohibited by the merger agreement;

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  changes or prospective changes in Baxalta's or Shire's credit ratings (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Baxalta Material Adverse Effect or a Shire Material Adverse Effect); or

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  changes or prospective changes in interest rates or foreign exchange rates.

Conduct of Shire's and Baxalta's Business Pending the Merger

        Each of Shire and Baxalta agreed to certain covenants in the merger agreement restricting the conduct of its and its subsidiaries' businesses between the date of the merger agreement and the earlier of the effective time and termination of the merger agreement, which have been qualified as set forth in the disclosure letters delivered by each of Shire and Baxalta in connection with the merger agreement. In general, without the written consent of the other party, or except as otherwise required by applicable law or expressly permitted by the merger agreement or disclosed to the other party pursuant to the terms of the merger agreement, each of Shire and Baxalta agreed as to itself and on behalf of its respective subsidiaries to conduct their business and operations, taken as a whole, in all material respects in the ordinary course of business consistent with past practice.

        Each of Shire, Baxalta and its respective subsidiaries agreed not to:

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  amend their organizational documents, except as required to effect the merger or the merger agreement and the transactions contemplated thereby;

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  declare or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of Shire ordinary shares, Shire ADSs, or Baxalta common stock or any non-wholly-owned subsidiary, provided that Shire and Baxalta may declare and pay dividends on a regular basis, consistent with past practice, not to exceed $0.6650 per Shire ADS, or its equivalent value in British Pounds, for each semi-annual dividend on Shire ordinary shares and $0.07 per share for each quarter dividend on Baxalta common stock; Shire may also continue to declare and pay dividends pursuant to its income access share arrangements in effect prior to January 11, 2016;

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  make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable law or regulatory guidelines;

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  to the extent such action would be reasonably likely to materially affect the respective and its subsidiaries, taken as a whole, (i) make, change or revoke any tax election or adopt or change any method of tax accounting, (ii) enter into any "closing agreement" as described in Section 7121 of the Code, or any comparable or similar provisions of applicable law, settle or compromise any liability with respect to taxes or surrender any claim for a refund of taxes, (iii) file any amended tax return, or (iv) consent to any extension or waiver of the limitations period applicable to any claim or assessment in respect of taxes; or

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  forgive any loans to any officers, employees or directors of the respective company or its subsidiaries, or any of their respective affiliates, except in the ordinary course of business in connection with relocation activities to any employees of the respective company or its subsidiaries.

        Shire and its subsidiaries also agreed not to:

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  issue any shares of capital stock of any class or any other equity interest in Shire or any of its direct or indirect subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any capital stock or equity interest in Shire, in each case to or in favor of a person other than Shire or a direct or indirect wholly-owned subsidiary of Shire or issue equity awards, except for equity awards to directors, officers, employees and consultants in the ordinary course of business (but Shire is permitted to issue or deliver (i) Shire securities upon the exercise or settlement of equity awards, (ii) securities or rights convertible into, exchangeable or exercisable for Shire Securities to the extent the proceeds thereof are used for the refinancing of any indebtedness of Shire outstanding as of the date of the merger agreement or (iii) equity interest to the extent Shire in good faith reasonably believes such issuance is reasonably necessary to maintain an investment grade credit rating from either or both of S&P and Moody's;

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  redeem, purchase or otherwise acquire any outstanding Shire Securities, or any rights, warrants, options, calls, commitments, convertible securities or any other agreements of any character to acquire any Shire Securities, except in connection with the exercise or settlement of equity awards that are outstanding and in accordance with their terms as of the date of the merger agreement;

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  adjust, split, combine, subdivide or reclassify any Shire Securities; or

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  incur, create, assume or otherwise become liable for any indebtedness, excluding obligations in respect of capital leases or deferred purchase price property, to the extent any such action would cause Shire to fail to maintain an investment grade credit rating from either or both of S&P and Moody's, after giving effect to the indebtedness drawn under all existing credit facilities, including the credit facility, or incurred in connection with the merger or merger agreement and the transactions contemplated thereby or the Dyax acquisition.

        Baxalta also agreed not to:

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  issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any shares of capital stock of any class or any other equity interest of Baxalta or any of its direct or indirect subsidiaries, which we refer to as the Baxalta Securities, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Baxalta Securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Baxalta Securities, in each case to or in favor of a person other than Baxalta or a wholly-owned subsidiary of Baxalta; however, Baxalta may issue shares of Baxalta common stock solely upon the exercise or settlement of Baxalta stock options, non-employee director stock options, restricted stock units, non-employee director restricted stock units, performance stock units and purchase rights under the ESPP that are outstanding on the date of the merger agreement in accordance with their terms as of the date of the merger agreement;

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  redeem, purchase or otherwise acquire any outstanding Baxalta Securities, or any rights, warrants, options, calls, commitments, convertible securities or any other agreements of any character to acquire any Baxalta Securities, except in connection with the exercise or settlement of stock options, non-employee director options, restricted stock units, non-employee director restricted stock units or company performance stock units that are outstanding on the date of the merger agreement and in accordance with their terms as of the date of the merger agreement;

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  adjust, split, combine, subdivide or reclassify any Baxalta Security;

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  enter into, amend or waive any of the rights under any contract with respect to the sale or repurchase of any Baxalta Security;

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  except as expressly required by the terms of the merger agreement, amend, including by reducing an exercise price or extending a term, or waive any of its rights under any agreement evidencing any outstanding Baxalta stock options, non-employee director stock options, restricted stock units, non-employee director restricted stock units, performance stock units or the ESPP;

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  directly or indirectly acquire or agree to acquire in any transaction any equity interest in, or business of, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or the purchase, including by license, collaboration or joint development agreement, directly or indirectly of any properties or assets, other than purchases of supplies and inventory in the ordinary course of business consistent with past practice, if such acquisition would reasonably be expected to materially increase the risk of any governmental authority entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger and the other transactions contemplated by the merger agreement prior to the termination date set forth in the merger agreement, and/or the aggregate amount of all consideration to be paid or transferred by Baxalta and its subsidiaries in connection with all such transactions (including the assumption of liabilities) would reasonably be expected to exceed $50 million;

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  sell, pledge, dispose of, transfer, abandon, lease, license, mortgage or otherwise encumber or incur any lien, including pursuant to a sale-leaseback transaction or an asset securitization transaction, other than a permitted lien, on, any properties, rights or assets, including securities of Baxalta and its subsidiaries and Baxalta intellectual property, with a fair market value in excess of $25 million in the aggregate, except (i) sales of inventory in the ordinary course of business consistent with past practices, (ii) as required to be effected prior to the effective time pursuant to contracts in force on the date of the merger agreement and listed in Baxalta's disclosure letter, (iii) transfers among Baxalta and its wholly-owned subsidiaries or (iv) dispositions of obsolete assets or expired inventory;

  •
  incur, create, assume or otherwise become liable for any indebtedness, excluding obligations in respect of capital leases or deferred purchase price property, or enter into a "keep well" or similar agreement, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, in amounts in excess of $25 million in the aggregate, except for (i) indebtedness among Baxalta and any of its wholly-owned subsidiaries, (ii) letters of credit issued in the ordinary course of business, and (iii) trade credit or trade payables in the ordinary course of business;

  •
  other than as required by applicable law or the terms of a Baxalta equity plan or other Baxalta employee benefit plan, (i) increase in any material respect the compensation or benefits (including severance benefits) of any of its directors, officers or employees or independent contractors or consultants, other than an increase in the salary or wages of any employee of Baxalta or its subsidiaries with an annual base compensation of less than $250,000 in the ordinary course of business; (ii) make any new equity or equity-based awards to any current or former director, officer, employee, independent contractor or consultant of Baxalta; (iii) take any action to accelerate the vesting or payment, or prefund or in any other way secure the payment of, compensation or benefits under the Baxalta equity plan; (iv) enter into, negotiate, establish, amend or terminate any Baxalta equity plan, including any arrangement that would be a Baxalta equity plan if in effect on the date hereof, or any collective bargaining agreement; or (v) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Baxalta equity plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except insofar as may be required by GAAP, applicable law or regulatory guidelines;

  •
  communicate in a writing that is intended for broad dissemination to Baxalta's or any of its subsidiary's employees regarding compensation, benefits or other treatment they will receive following the merger, unless any such communication is consistent with the merger agreement, in which case, Baxalta shall provide Shire with prior notice of, and the opportunity to review and comment upon, any such communications;

  •
  write up, write down or write off the book value of any material assets, except to the extent required by GAAP;

  •
  release, compromise, assign, settle or agree to settle any action (including without limitation any suit, action, claim, proceeding or investigation relating to the merger or merger agreement and the transactions contemplated hereby with adverse parties other than Shire or Merger Sub) or insurance claim, other than compromises, settlements or agreements that involve only monetary payments not in excess of $5 million individually or $10 million in the aggregate, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, Baxalta or any of its subsidiaries;

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  make or commit to any capital expenditures, which (i) would include the purchase of real property not reflected in the capital expenditure budgets made available to Shire by Baxalta prior to the date of the merger agreement, which we refer to as the CapEx Budget, or (ii)(A) for a single project with a budget of $20 million or more as reflected in the CapEx Budget, have an aggregate value in excess of 120% of such budgeted amounts or (B) for all capital expenditures, have an aggregate value in excess of 125% of the budgeted amount reflected in the CapEx Budget (other than, in the case of clause (ii), any capital expenditure in response to emergency events such as natural disasters, wars, terrorism activities, or public health emergencies); provided that clause (ii) shall exclude any expenditures on Baxalta's facility in Covington, Georgia and Baxalta may not make or commit to any capital expenditures in excess of the aggregate budgeted amounts for such project as reflected in the CapEx Budget;

  •
  (i) enter into or terminate any material contract (other than a confidentiality agreement), (ii) materially modify, materially amend, waive any material right under or renew any material contract, other than (in the case of this clause) in the ordinary course of business consistent with past practice, (iii) enter into or extend the term or scope of those provisions of any material contract that purport to restrict Baxalta, or any of its subsidiaries or affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, or (iv) enter into any material contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the merger and the other transactions contemplated hereby;

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  cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine, abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority, or allow to lapse (except with respect to issued patents expiring in accordance with their terms) any material intellectual property;

  •
  announce, implement or effect any facility closing, lay-off, early retirement programs, severance programs or reductions in force affecting employees of Baxalta or any of its subsidiaries, other than, as mentioned below, any such action conducted in compliance with applicable law and not giving rise to more than $10 million in severance and other liability related to such action;

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  make any loan or advance, other than travel and similar advances to its employees in the ordinary course of business, to, any person in excess of $10 million in the aggregate;

  •
  hire or offer employment or engagement to, or terminate, other than for cause, the employment or engagement of, any (i) executive officer or (ii) employee or individual consultant with annual base compensation in excess of $250,000;

  •
  fail to maintain in effect material insurance policies covering Baxalta and its subsidiaries and their respective properties, assets and businesses;

  •
  merge or consolidate Baxalta with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Baxalta or any of its material subsidiaries;

  •
  purchase any marketable securities except in the ordinary course of business, or change in material manner the investment guidelines with respect to Baxalta's investment portfolio; or

  •
  take any action that would be reasonably likely to result in Baxalta or any of its subsidiaries being liable for a material amount to Baxter under Article IV of the tax matters agreement.

        Without in any way limiting any party's rights or obligations under the merger agreement, the parties understand and agree that (i) nothing contained in the merger agreement shall give Shire or Baxalta, directly or indirectly, the right to control or direct the other party's business or operations prior to the effective time and (ii) prior to the effective time, each of Shire and Baxalta shall exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its operations. Nothing in the merger agreement, including any of the restrictions set forth above, shall be interpreted in such a way as to violate any law.

Solicitation of Acquisition Proposals; Intervening Event

        Except as permitted by the terms of the merger agreement as described below, from January 11, 2016 until the earlier of the effective time or the termination of the merger agreement, the merger agreement provides that Baxalta, its subsidiaries and representatives:

  •
  will cease all existing discussions, negotiations and communications with any persons or entities with respect to any Baxalta Acquisition Proposal;

  •
  will not, directly or indirectly through another person:

  (A)
  initiate, seek, solicit or knowingly encourage, including by way of furnishing any non-public information relating to Baxalta or any of its subsidiaries, or knowingly induce or take any other action which would reasonably be expected to lead to the making, submission or announcement of any Baxalta Acquisition Proposal;

  (B)
  engage in negotiations or discussions with, or provide any non-public information to, any person relating to any Baxalta Acquisition Proposal or grant any waiver or release under any standstill or other agreement, except that if the Baxalta board of directors determines in good faith that the failure to grant any waiver or release would be inconsistent with the Baxalta directors' fiduciary duties under applicable law, Baxalta may waive any such standstill provision to permit a third party to make a Baxalta Acquisition Proposal; or

    (C)
    resolve to do any of the foregoing;

  •
  will not provide and shall, by January 12, 2016, terminate access of any third party to any data room (virtual or actual) containing any of Baxalta's confidential information; and

  •
  by January 13, 2016, Baxalta will request the return or destruction of all confidential, non-public information provided to third parties that have, since July 1, 2015, entered into confidentiality agreements relating to a possible Baxalta Acquisition Proposal with Baxalta or any of its subsidiaries.

    In this proxy statement/prospectus, a "Baxalta Acquisition Proposal" means a proposal or offer from any person (other than Shire and its subsidiaries) providing for any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving Baxalta or any of its subsidiaries, pursuant to which any such person would own or control, directly or indirectly, 20% or more of the voting power of Baxalta, (ii) sale, lease, license, dissolution or other disposition, directly or indirectly, of assets of Baxalta or any subsidiary of Baxalta representing 20% or more of the consolidated assets, revenues or net income of Baxalta and its subsidiaries, taken as a whole, or to which 20% or more of Baxalta's revenues, earnings or assets on a consolidated basis are attributable, taken as a whole, (iii) issuance or sale or other disposition of equity interests representing 20% or more of the voting power of Baxalta, (iv) tender offer, exchange offer or any other transaction or series of transactions in which any person will acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of equity interests representing 20% or more of the voting power of Baxalta or (v) combination of the foregoing. In no event will any of Baxalta's obligations to Baxter under the shareholder's and registration rights agreement (or compliance therewith) be deemed to constitute a Baxalta Acquisition Proposal.

        Similarly, except as permitted by the terms of the merger agreement as described below, from January 11, 2016 until the earlier of the effective time or the termination of the merger agreement, Shire, its subsidiaries and representatives may not:

  •
  initiate, seek, solicit or knowingly encourage any inquiries or the making of any Shire Acquisition Proposal;

  •
  engage in negotiations or discussions with, or provide any non-public information to, any person relating to any Shire Acquisition Proposal or grant any waiver or release under any standstill or other agreement; or

  •
  resolve to do any of the foregoing.

    In this proxy statement/prospectus, a "Shire Acquisition Proposal" means a proposal or offer from any person providing for any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving Shire, pursuant to which any such person would own or control, directly or indirectly, 20% or more of the voting power of Shire, (ii) sale, lease, license, dissolution or other disposition, directly or indirectly, of assets of Shire (including the equity interests of any of its subsidiaries) or any subsidiary of Shire representing 20% or more of the consolidated assets, revenues or net income of Shire and its subsidiaries taken as a whole, or to which 20% or more of Shire's revenues, earnings or assets on a consolidated basis are attributable, taken as a whole, (iii) issuance or sale or other disposition of equity interests representing 20% or more of the voting power of Shire, (iv) tender offer, exchange offer or any other transaction or series of transactions in which any person will acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of equity interests representing 20% or more of the voting power of Shire or (v) combination of the foregoing, in the case of each of (i) through (v) above, a condition of which is that the transactions contemplated by the merger agreement do not occur or that could only be completed if the transactions contemplated by the merger agreement do not occur.

    In this proxy statement/prospectus, we refer to a Shire Acquisition Proposal together with the Baxalta Acquisition Proposal as an Acquisition Proposal.

        If, at any time prior to obtaining the required approval from its stockholders, Baxalta or Shire receives a written Acquisition Proposal from a third party and the receipt of such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or knowingly induced in violation of the merger agreement, then Baxalta and Shire may:

  •
  contact the person(s) that made such Acquisition Proposal in order to clarify the terms of such Acquisition Proposal so that the Baxalta board or Shire board may inform itself about such Acquisition Proposal;

  •
  furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms that, taken as a whole, are not materially less favorable to Baxalta or Shire, as applicable, than those contained in the confidentiality agreement, dated October 21, 2015, as it may be amended from time to time, between Shire, Baxalta and Baxalta US Inc., which we refer to as the confidentiality agreement, if the Baxalta board or Shire board, as applicable, determines in good faith that such Acquisition Proposal constitutes or is reasonably likely to constitute or lead to a superior proposal; and

  •
  negotiate and participate in discussions and negotiations with such person concerning such Acquisition Proposal, if the Baxalta board or Shire board, as applicable, determines in good faith that such Acquisition Proposal constitutes or is reasonably likely to constitute or lead to a superior proposal.

    Baxalta or Shire, as applicable, will (i) promptly provide the other party notice (A) of the receipt of any Acquisition Proposal, which notice shall include a complete, unredacted copy of such Acquisition Proposal, and (B) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations sought to be initiated or continued with, Baxalta or Shire (as applicable), or any its respective representatives concerning an Acquisition Proposal that constitutes or is reasonably likely to constitute or lead to an Acquisition Proposal, and disclose the identity of the other party (or parties) and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials, (ii) promptly (and, in any case, within 24 hours) make available to the other party copies of all written materials provided by Baxalta or Shire to such party but not previously made available to Baxalta or Shire and (iii) keep Shire or Baxalta informed on a reasonably prompt basis (and, in any case, within 24 hours of any significant development) of the status and material details (including amendments and proposed amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request.

    Shire however, is not be obligated to take any action contained in clauses (i) to (iii) above to the extent such action would require Shire or Baxalta to make a public announcement under applicable law (including but not limited to, in the case of Shire, the City Code on Takeovers and Mergers and the disclosure and transparency rules maintained by the Financial Conduct Authority), it being acknowledged and agreed that if any such disclosure would reasonably be expected to be required, whether by Shire or Baxalta, the parties will cooperate in good faith to permit Shire to comply with clauses (i) to (iii) above without requiring such a disclosure, including by seeking confirmation from the UK Panel on Takeovers and Mergers that Shire may provide such notice(s) or such written materials, or keep Baxalta so informed, as applicable, without being required to make a public announcement under the City Code on Takeovers and Mergers. Any information provided to Baxalta pursuant to clauses (i) to (iii) above shall be subject to the confidentiality agreement.

        Except as permitted by the merger agreement, as described below, neither the Baxalta board, Shire board nor any respective committee thereof will:

  •
  withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, its recommendation, in each case in a manner adverse to the other party(ies);

  •
  approve or recommend any Acquisition Proposal;

  •
  enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement); or

  •
  fail to reaffirm or re-publish its recommendation within ten business days of being requested by the other party to do so, provided that (i) neither party may make any such request on more than two occasions, (ii) neither party may make any such request at any time following the other party's delivery of a notice of its board of directors' intention to effect an adverse recommendation change following the occurrence of an intervening event and (iii) Shire may not make any such request at any time following Baxalta's delivery of a notice of the Baxalta board's intention to terminate the merger agreement in order to enter into a definitive agreement providing for a superior proposal or to effect an adverse recommendation change following the receipt of a superior proposal. If Baxalta has made any such request and, prior to the expiration of ten business days, Shire delivers a notice described in clause (ii), the ten business day period will be tolled on a daily basis during the period beginning on the date of delivery of such notice and ending on the date on which the Shire board has determined not to effect an adverse recommendation change. If Shire has made any such request and, prior to the expiration of ten business days, Baxalta delivers a notice described in clause (ii) or clause (iii), the ten business day period will be tolled on a daily basis during the period beginning on the date of delivery of such notice and ending on the date on which the Baxalta board has determined not to effect an adverse recommendation change or terminate the merger agreement, as applicable.

        If, at any time prior to the receipt of the required approval from its stockholders, the Baxalta board or Shire board receives an Acquisition Proposal that the Baxalta board or Shire board determines in good faith constitutes a superior proposal, either board may:

  •
  effect an adverse recommendation change; or

  •
  authorize Baxalta or Shire, as applicable, to terminate the merger agreement in order to enter into a definitive agreement providing for a superior proposal (i) if the Baxalta board or Shire board, as applicable, determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with Baxalta's directors' fiduciary duties under applicable law and (ii) in the case of Baxalta, subject to the following additional conditions:

  •
  Baxalta has notified Shire in writing that it intends to effect an adverse recommendation change or terminate the merger agreement;

  •
  Baxalta has provided Shire a copy of the proposed definitive agreements between Baxalta and the person making such superior proposal;

  •
  for a period of five days following the delivery of such notice, Baxalta has discussed and negotiated in good faith and made its representatives available to discuss and negotiate in good faith (in each case to the extent Shire desires to negotiate) with Shire's representatives any proposed modifications to the terms and conditions of the merger agreement so that the failure to take such action would no longer reasonably be expected to be inconsistent with Baxalta's directors' fiduciary duties under applicable law (any amendment to any material term or condition of any superior proposal requires a new notice and a new four day negotiation period); and

    •
    no earlier than the end of such negotiation period, the Baxalta board has determined in good faith, after considering the terms of any proposed amendment or modification to the merger agreement, that (i) the Acquisition Proposal that is the subject of the notice described above still constitutes a superior proposal and (ii) the failure to take such action would still reasonably be expected to be inconsistent with Baxalta's directors' fiduciary duties under applicable law.

        Other than in connection with a superior proposal, prior to obtaining the required approval from its stockholders, the Baxalta board or Shire board may take withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, its recommendation in response to an intervening event, but only if:

  •
  the Baxalta board or Shire board determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with its directors' fiduciary duties under applicable law;

  •
  Baxalta or Shire notified the other party in writing that it intends to effect a adverse recommendation change due to the occurrence of an intervening event (which notice shall specify the intervening event in reasonable detail);

  •
  for a period of five days following the notice mentioned above, Baxalta or Shire have discussed and negotiated in good faith and made its representatives available to discuss and negotiate in good faith, in each case to the extent the other party desires to negotiate, with the other party's representatives any proposed modifications to the terms and conditions of the merger agreement so that the failure to take such action would no longer reasonably be expected to be inconsistent with the Baxalta or Shire directors' fiduciary duties under applicable law(any material change to the facts and circumstances relating to an intervening event requires a new notice and a new four day negotiation period); and

  •
  no earlier than the end of the negotiation period, the Baxalta board or Shire board has determined in good faith, after considering the terms of any proposed amendment or modification to the merger agreement, that the failure to take such action would still reasonably be expected to be inconsistent with its directors' fiduciary duties under applicable law.

        An intervening event means a material event or circumstance that was not known to the Baxalta board or Shire board, as applicable, on the date of the merger agreement (or if known, the consequences of which were not known), which event or circumstance, or any consequence thereof, becomes known to the Baxalta board or Shire board, as applicable, prior to Baxalta's stockholder approval or Shire's stockholder approval, as applicable. However, no inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Baxalta Acquisition Proposal or Shire Acquisition Proposal constitute an intervening event.

Employee Matters

Continuing Baxalta Employee Matters

        Shire will, or cause the surviving corporation to, provide each continuing Baxalta employee with (i) his or her base salary or wages and annual target cash bonus opportunity for a period of time following the effective time, (ii) for the applicable 2016 plan year, employee benefits that are substantially comparable in the aggregate to those benefits provided under Baxalta's employee benefit plans in effect immediately prior to the effective time, and (iii) certain severance entitlements or post-termination compensation and benefits.

        In the event any continuing Baxalta employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Shire or the surviving corporation following the effective time, Shire will, or will cause the surviving corporation to, use reasonable best efforts to:

  •
  waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any continuing Baxalta employee under any Shire employee benefit plan providing health or other welfare benefits to the same extent such limitation would have been waived or satisfied under the employee benefit plan the continuing Baxalta employee participated in immediately prior to coverage under the Shire employee benefit plan; and

  •
  provide each continuing Baxalta employee with credit for any deductibles and other out-of-pocket expenses paid prior to the continuing Baxalta employee's coverage under any Shire employee benefit plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan the continuing Baxalta employee participated in immediately prior to coverage under the Shire employee benefit plan, in satisfying any applicable deductible or out-of-pocket requirements under the Shire employee benefit plan.

        As of the effective time, Shire will, or will cause the surviving corporation to, recognize all service of each continuing Baxalta employee prior to the effective time to Baxalta and its subsidiaries for purposes of eligibility to participate and vesting credit, but the service of each continuing Baxalta employee prior to the effective time will not be recognized (other than as required under applicable law) for the purpose of:

  •
  other than with respect to severance and vacation benefits, any entitlement to benefits or benefit accruals, including, but not limited to, under any pension or post-retirement benefit plans;

  •
  the level of non-elective employer contributions under any 401(k) plan of Shire; or

  •
  eligibility to participate in, or the level of benefits under, any Shire retiree medical or other retiree welfare program in which any continuing Baxalta employee participates after the effective time.

        In no event will anything in this section result in any duplication of benefits for the same period of service.

Termination of 401(k) Plan

        Baxalta agreed to take all actions necessary or appropriate to terminate, effective no later than the day prior to the closing of the merger, any Baxalta benefit plan that contains a cash or deferred compensation arrangement intended to qualify under Section 401(k) of the Code, if requested to do so by Shire prior to the closing of the merger. Baxalta will provide Shire written evidence of the adoption by the Baxalta board of resolutions authorizing the termination of such 401(k) plan prior to the closing date of the merger.

        In the event that Shire requests such 401(k) plan termination, Shire agreed to take all actions necessary to allow continuing Baxalta employees who meet the age and service eligibility requirements under the 401(k) plan maintained by Shire or its affiliates to enroll as soon as reasonably practicable following the closing of the merger (in no event later than 60 days following the effective time) under such 401(k) plan and to roll over their plan loans to Shire's 401(k) plan without placing any such plan loans into default (provided such rollovers occur no later than the end of the calendar quarter following the calendar quarter in which the closing of the merger occurs).

        Baxalta agreed, and will cause its subsidiaries to, cooperate with Shire in good faith (including by promptly furnishing such information as is requested by Shire) in fulfilling the obligations of Shire hereunder.

Works Councils

        Shire and Baxalta agreed to cooperate in good faith to comply in all material respects with all notification, consultation and other processes, if any, relating to current or former employees, consultants, independent contractors, or directors or Baxalta employee benefit plans relating to the transactions contemplated by the merger agreement, which includes any required notifications and consultation and other processes with respect to any labor union, works council, or other organized employee representative body as required to either (i) obtain an opinion or acknowledgment from such labor union, works council, or other organized employee representative body or (ii) establish that such opinion or acknowledgment is not a precondition to the closing of the merger.

        Baxalta agreed to, or cause its applicable subsidiary to, initiate and finalize all notice or consultation obligations, if any, related to any current or former employee, consultant, independent contractor, or director or Baxalta employee benefit plan required as a result of the transactions contemplated by the merger agreement and agreed to provide Shire with copies of all documents it intends to provide to any employee or labor union, works council, or other organized employee representative body in connection with any of the foregoing at least three business days in advance of distribution, and to consider in good faith any changes or additions that Shire may propose to such documents.

Registration Statements; Proxy Statement/Prospectus; Shire Stockholder Circular; UK Prospectus

        Shire and Baxalta agreed to jointly prepare and file with the SEC a proxy statement/prospectus in preliminary form, containing the recommendation of the Baxalta board that the Baxalta stockholder adopt the merger agreement, unless an adverse recommendation change has occurred.

        Shire agreed to (i) prepare and file with the SEC a Form S-4, which includes the proxy statement/prospectus, in each case as promptly as practicable, but in any event, within 30 business days following the execution of the merger agreement, and (ii) cause the depositary of Shire ADSs to prepare and file with the SEC, if necessary, no later than the date prescribed by the rules and regulations under the Securities Act, a registration statement or post-effective amendment, as applicable, on Form F-6 with respect to the Shire ADSs deliverable in connection with the merger.

        Shire agreed to use its reasonable best efforts, and Baxalta agreed to reasonably cooperate with Shire in such efforts, including by providing all information reasonably requested by Shire in connection with the preparation of the Form S-4, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the transactions contemplated by the merger agreement, including the merger. Baxalta will establish a record date for its stockholders meeting and Shire will establish a record date for the its stockholders meeting (which will be the same date as the record date for meeting of Baxalta stockholders) and each of Baxalta and Shire will commence a broker search in connection therewith, as promptly as practicable following the date of the merger agreement and Baxalta will mail the proxy statement/prospectus to holders of Baxalta common stock as promptly as practicable after the Form S-4 is declared effective under the Securities Act (and in any event within 12 days of the date the Form S-4 is declared effective by the SEC). Shire agreed to also use commercially reasonable efforts to take any action required to be taken under any applicable state securities laws and other applicable laws in connection with the issuance of Shire ADSs pursuant to the merger agreement, and each party agreed to furnish all information concerning Baxalta and Shire, as applicable, as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the proxy statement/prospectus.

        No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4, will be made by Shire, or with respect to the proxy statement/prospectus will be made by Baxalta, or in either case any of their respective subsidiaries, without providing the other party a reasonable opportunity to review and comment thereon. Shire has agreed to advise Baxalta, promptly after it receives notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Shire ADSs issuable in connection with the merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Baxalta has agreed to advise Shire, promptly after it receives notice of any request by the SEC for the amendment of the proxy statement/prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time Baxalta or Shire discover that any information relating to Baxalta or Shire, or any of their respective affiliates, officers or directors, which should be set forth in an amendment or supplement to either the Form S-4 or the proxy statement/prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable law, disseminated to holders of Baxalta common stock.

        Shire shall prepare and, as soon as practicable but in no event later than the initial filing of the Form S-4, file with the UKLA a draft copy of the circular, which we refer to as the Stockholder Circular, to be provided to the Shire stockholders in connection with the Shire stockholders' meeting and any other documents filed pursuant to the UK Prospectus Rules and the UK Prospectus, provided that, in each case, Baxalta and its counsel shall be given a reasonable opportunity to review and comment on the Stockholder Circular and the UK Prospectus before it is filed with the UKLA. Shire shall use its reasonable best efforts, and Baxalta will reasonably cooperate with Shire in such efforts (including by providing all information reasonably requested by Shire in connection with the preparation of the Stockholder Circular and the UK Prospectus) to have the UK Prospectus approved by the UKLA as promptly as practicable after such filing.

        Shire has agreed to promptly notify Baxalta of the receipt of all comments of the UKLA with respect to the Stockholder Circular and/or the UK Prospectus and of any request by the UKLA for any amendments or supplements thereto, or for additional information, and provide to Baxalta, after Baxalta and its counsel have had a reasonable opportunity to review and comment on the Stockholder Circular and/or the UK Prospectus and draft correspondence, copies of all correspondence between Shire and/or its representatives, on the one hand, and the UKLA, on the other. Shire and Baxalta will each use reasonable best efforts to promptly provide satisfactory responses to the UKLA with respect to all comments received on the Stockholder Circular and the UK Prospectus. If at any time prior to the receipt of the required approval of Shire stockholders there shall occur any event that should be set forth in an amendment or supplement to the Stockholder Circular, Shire will promptly prepare and mail to Shire stockholders such an amendment or supplement. As promptly as practicable after the Stockholder Circular is approved by the UKLA and, in any event, no later than the time that the proxy statement/prospectus is mailed to holders of Baxalta common stock, Shire will cause the Stockholder Circular to be mailed or delivered or otherwise made available to Shire stockholders. Unless the Shire board has effected an adverse recommendation change, the Stockholder Circular will contain the recommendation of the Shire board in favor of the merger, as required by the UK Listing Rules for class 1 transactions, and the issuance of the Shire ordinary shares in connection with the merger. As promptly as practicable after the UK Prospectus is approved by the UKLA and, in any event, no later than the time that the proxy statement/prospectus is provided to Baxalta's stockholders, Shire will cause the UK Prospectus to be mailed or delivered or otherwise made available to the record stockholders of Baxalta other than those resident in any restricted jurisdiction (such term having the meaning given in the UK Prospectus), and Shire will publish it in accordance with applicable law.

        Shire also agreed to promptly advise Baxalta upon becoming aware of the time when the UK Prospectus has been approved by the UKLA or any supplementary prospectus has been filed.

        No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, any filing with the SEC to be made in accordance Section 5 of the letter agreement, will be made by Baxalta or its subsidiaries, without providing Shire a reasonable opportunity to review and comment thereon. Baxalta has agreed to advise Shire promptly after it receives notice of the time when any such filing has become effective or any supplement or amendment has been filed, the issuance of any stop order or any request by the SEC for amendment of the filing or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the effective time Baxalta discovers that any information, which should be set forth in an amendment or supplement to any such filings, so that any of such filings would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, an appropriate amendment or supplement describing such information will be promptly filed with the SEC, after Shire has had a reasonable opportunity to review and comment thereon.

Meetings of Stockholders

        Baxalta has agreed that following the date on which the Form S-4 is declared effective by the SEC, it will duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking the required stockholder approval. Unless the Baxalta board has effected an adverse recommendation change, Baxalta is obligated to use its reasonable best efforts to solicit adoption of the merger agreement. After consulting Shire, Baxalta will schedule a meeting of its stockholder on or about the forty-fifth day following the initial mailing of the proxy statement/prospectus, unless the standstill period relating to Baxter's monetization of its retained shares of Baxalta as provided in the letter agreement has not expired prior to such date, in which case Baxalta will schedule its stockholder's meeting to occur as soon as practicable following the expected conclusion of such standstill period.

        Shire has agreed that following the date on which the Stockholder Circular is approved by UKLA, it will duly call, give notice of, convene and hold a general meeting of its stockholders for the purpose of seeking the required stockholder approval. Unless the Shire board has effected an adverse recommendation change, Shire is obligated to use its reasonable best efforts to solicit approval of the merger, as required by the UK Listing Rules for class 1 transactions, and the issuance and delivery of Shire ordinary shares. Shire will also schedule the meeting of its stockholder to be held substantially contemporaneously with (and in no event later than) the meeting of Baxalta's stockholders.

        Shire and/or Baxalta may postpone, recess or adjourn its respective stockholder's meeting:

  •
  with the consent of the other party;

  •
  to ensure that any required supplement or amendment to the Stockholder Circular or proxy statement/prospectus is provided to Shire's or Baxalta's stockholders (as applicable) within a reasonable amount of time in advance of the stockholder's meeting;

  •
  if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum or to obtain the required stockholder approval, to allow additional time for solicitation of proxies for the purpose of obtaining a quorum or the required stockholder approval, as applicable;

  •
  as may be required by applicable law;

  •
  to the extent necessary to ensure that Shire's and Baxalta's stockholders' meeting shall occur at the same time; or

  •
  to comply with the standstill period relating to Baxter's monetization of its retained shares of Baxalta as provided in the letter agreement.

        Shire also agreed to take all action necessary to cause Merger Sub to perform its obligations under the merger agreement and to consummate the merger and other transactions contemplated by the merger agreement.

Access to Information

        Prior to the effective time, each of Shire and Baxalta will be entitled, through their respective employees and representatives, respectively, to have such access to the assets, properties, books, records, contracts, business and operations of the other party as is reasonably necessary or appropriate in connection with its investigation of the other party with respect to the transactions contemplated by the merger agreement and the execution, performance or consummation (including integration planning) of such transactions in the case of Shire, and in furtherance of Baxalta's board's continuing fiduciary duties, in the case of Baxalta.

        Any such investigation and examination is to be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the other party's business and each of Baxalta and Shire agreed to reasonably cooperate therein. No investigation by Shire or Baxalta, whether conducted prior to or after January 11, 2016, will diminish or obviate any of the representations, warranties, covenants or agreements of Baxalta or Shire contained in the merger agreement. Each of Baxalta and Shire will provide the other party's representatives during such period with the opportunity to review all such information and such documents concerning the affairs of Baxalta or Shire, as applicable, as such other party's representatives may reasonably request in furtherance of the purposes set forth above and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such other party's representatives in connection with such investigation.

        The disclosing party is not, however, required to permit such access or make such disclosure if such access or disclosure would reasonably be likely to (i) violate the terms of any confidentiality agreement or other contract with a third party (provided, that the disclosing party shall use commercially reasonable efforts to render the prohibitions under such confidentiality agreement or other contract inapplicable), (ii) result in the loss of any attorney-client privilege, or (iii) violate any applicable law (including, antitrust laws).

        Any information and documents provided by either is subject to the terms of the confidentiality agreement between Baxalta and Shire.

Public Disclosure

        Shire, Baxalta and their respective affiliates have agreed, for so long as the merger agreement is in effect, not to disseminate any press release or other public announcement concerning the merger or the merger agreement and the transactions contemplated thereby, except as required by law or the rules of any listing authority or securities exchange, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed.

        However, each party may communicate information that is not confidential information of any other party to financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable law and disseminate the information included in a press release or other document previously approved for external distribution by the other parties, without the prior written consent of the other party.

        Neither party is required to consult the other party in connection with any press release or public announcement if the Baxalta board or Shire board has effected an adverse recommendation change or resolved to do so. Furthermore, the foregoing consent requirements do not apply to any disclosure by Baxalta or Shire of any information concerning the merger or the merger agreement and the transactions contemplated thereby in connection with a determination by either Baxalta or Shire that an Acquisition Proposal constitutes, or may constitute, a superior proposal or any dispute between the parties regarding the merger or the merger agreement and the transactions contemplated thereby.

Regulatory Filings; Reasonable Best Efforts

        Shire and Baxalta each agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the merger and the transactions contemplated by the merger agreement. Shire and Baxalta have agreed to:

  •
  file a Notification and Report Form pursuant to the HSR Act within 15 days of the date of the merger agreement, and to make any filings required by, or desirable under, applicable foreign antitrust laws with respect to the merger, including any applicable antitrust laws in the European Union, Japan, Jersey, Russia, Taiwan and Turkey, as promptly as reasonably practicable following the date of the merger agreement, and Shire may "pull and refile" any such form or filing, with the prior written consent of Baxalta, such consent not be unreasonably withheld, delayed or conditioned, if in its reasonable good faith judgment such step is consistent with expeditiously obtaining a required approval; and

  •
  supply as promptly as practicable any additional information and documentary material required pursuant to the HSR Act or any foreign antitrust law.

        Shire and Baxalta may agree to postpone any such filings based on input from counsel.

        Shire and Baxalta agreed to consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the antitrust laws. Without limiting the foregoing, Shire and Baxalta agreed to:

  •
  give each other reasonable advance notice of all meetings with any governmental authority relating to any antitrust laws;

  •
  give each other an opportunity to participate in each of such meetings;

  •
  the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any governmental authority relating to any antitrust laws;

  •
  if any governmental authority initiates a substantive oral communication regarding any antitrust laws, promptly notify the other party of the substance of such communication;

  •
  provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a governmental authority regarding any antitrust laws; and

  •
  provide each other with copies of all written communications from any governmental authority relating to any antitrust laws.

        Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Shire will, following consultation with Baxalta and after giving due consideration to its views and acting reasonably and in good faith, direct and control all aspects of the parties' efforts to gain regulatory clearance either before any governmental authority or in any action brought to enjoin the merger and the other transactions contemplated hereby pursuant to any antitrust laws including any divestiture activities.

        Subject to the prior good faith cooperation of Baxalta and its subsidiaries, Shire will, and will cause each of its subsidiaries and affiliates to, take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with the antitrust laws to enable all waiting periods under applicable antitrust laws to expire, and to avoid or eliminate impediments under applicable antitrust laws asserted by any governmental authority, in each case, to cause the merger to occur prior to the termination date of the merger agreement, including but not limited to (i) promptly complying with or modifying any requests for additional information (including any second request) by any governmental authority or (ii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would prevent the closing of the merger. However, Shire is not required to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, or restrict the ownership or operation of, any assets or businesses of Baxalta or any of its subsidiaries or of Shire or any of its affiliates or subsidiaries except (1) Shire is required to sell, divest or otherwise dispose of or hold separate assets with an aggregate fair market value of no greater than $740 million and (2) Shire is required to enter into license or similar agreements where the present value of the licensing fees are no greater than $740 million; provided that the sum of any assets divested, disposed of or held separately and the present value of any licensing fees to be received pursuant to clauses (1) and (2), respectively, will in no event exceed $740 million. In connection with any required divestiture or licensing arrangement, Baxalta will provide all cooperation reasonably requested to assist Shire in fulfilling Shire's obligations, in each case at Shire's sole expense, including making available its management team for meetings with prospective acquirers regarding the assets proposed to be divested, assisting Shire in its preparation of marketing materials and otherwise assisting Shire in facilitating the transaction, in each case where any such transaction would be contingent upon the occurrence of the effective time.

        Each of Shire and Baxalta have agreed to bear its own expenses in connection with any filings and submissions pursuant to antitrust laws.

        In the event that any administrative or judicial action is instituted, or threatened to be instituted, by a governmental authority challenging the merger, each of Shire, Merger Sub and Baxalta has agreed to cooperate in all respects with each other and will use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger. However, Shire, in its sole discretion, may determine to settle such challenge to permit the merger to be consummated provided that the terms of such settlement do not prevent or unreasonably delay consummation of the merger and do not include the payment of any amounts by Baxalta or any of its subsidiaries, or any operational or other restrictions on Baxalta or any of its subsidiaries until the effective time.

        Prior to the effective time, each party agreed to use commercially reasonable efforts to obtain any consents, approvals or waivers of third parties with respect to any contracts to which it is a party as may be necessary for the consummation of the transactions contemplated by the merger agreement or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated by the merger agreement and which are requested in writing to be sought by the other party. In no event will Baxalta or its subsidiaries be required to pay, prior to the effective time, any fee, penalty or other consideration to any third party to obtain any consent, approval or waiver required with respect to any such contract, unless Shire provides such amounts to Baxalta in advance.

        Neither Shire nor Baxalta will, and each of Shire and Baxalta will cause their respective subsidiaries not to, directly or indirectly, acquire or agree to acquire any assets, business or any person, whether by merger, consolidation, purchasing the assets of or equity in any person or by any other manner if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction would reasonably be expected to materially increase the risk of any governmental authority entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger and the other transactions contemplated by the merger agreement prior to the termination date of the merger agreement.

Notification of Certain Matters

        Shire and Baxalta each agreed to give the other prompt notice, in any event within two business days, of the occurrence or non-occurrence, or impending occurrence or non-occurrence, of any event or circumstance that would reasonably be expected to cause a condition of the closing of the merger not to be satisfied, and the receipt of any notice or other communication from a governmental authority, or from any person alleging that the consent of such person is or may be required, in connection with the merger or any other transaction contemplated by the merger agreement, in each case to the extent such other party is not aware of such matter.

        No notification will affect the representations, warranties, covenants or agreements of the parties, the conditions to the obligations of the parties under the merger agreement or the remedies available to the party receiving such notification.

Stockholder Litigation

        The merger agreement requires Baxalta to notify Shire in writing as promptly as practicable after receiving written notice of any action instituted against Baxalta or any of its directors or officers by any stockholder of Baxalta relating to the merger agreement or the transactions contemplated thereby, before any court or governmental authority. Shire has the right to participate in, but not control, the defense of any stockholder litigation. Baxalta will consult with Shire regarding the defense of any stockholder litigation, but may not settle or compromise any stockholder litigation without the prior written consent of Shire, which such consent not to be unreasonably withheld, conditioned or delayed).

        For a description of the stockholder litigation relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement brought against Shire or Baxalta as of the date of this proxy statement/prospectus, see the section titled "The Merger—Litigation Related to the Merger."

Director and Officer Liability

        For not less than six years from and after the effective time, the surviving corporation will:

  •
  maintain in effect the provisions of the certificate of incorporation, by-laws or similar governing documents of Baxalta and its subsidiaries as in effect immediately prior to the effective time which provide for exculpation, indemnification or advancement of expenses of current or former directors, officers or employees of Baxalta or any of its subsidiaries and each individual who is serving or has served at the request or for the benefit of Baxalta or any of its subsidiaries as a director, officer, employee, agent or fiduciary of another person (each person entitled to indemnification under such governing documents being referred to as an indemnified party) with respect to any matters, including any matters in connection with the information contained in the UK Prospectus, existing or occurring at or prior to the effective time;

  •
  cause any such provisions not to be amended, repealed or otherwise modified in any manner that would adversely affect the rights of any indemnified party;

  •
  to the fullest extent permitted under applicable law, including as it may be amended after the date of the merger agreement to increase the extent to which a corporation may provide indemnification, indemnify and hold harmless any indemnified party who was or is a party or is threatened to be made a party to any actual or threatened action or investigation in respect of acts or omissions occurring at or prior to the effective time, including any matters in connection with the information contained in the UK Prospectus, other than an action by or in the right of Baxalta, by reason of the fact that such person is or was a director or officer of Baxalta, or is or was a director, officer or employee of Baxalta serving at the request of Baxalta as a director, officer, employee or agent of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise, against any resulting claims, losses, liabilities, damages, fines, judgments, settlements and reasonable fees and expenses, including reasonable attorneys' fees and expenses, and other costs, arising therefrom. The surviving corporation shall promptly advance any reasonable expenses as incurred by any such indemnified party in connection with any such action; provided, that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final, non-appealable judgment of a court of competent jurisdiction that such person is not entitled to indemnification. The surviving corporation will cooperate with each indemnified party in the defense of any action.

        Prior to the effective time, Shire will, or cause the surviving corporation to, in each case following reasonable consultation with Baxalta, obtain and fully pay the premium for "tail" directors' and officers' liability and fiduciary liability insurance policies, in each case providing coverage for claims asserted prior to and for six years after the effective time with respect to any matters existing or occurring at or prior to the effective time, and, with respect to claims made prior to or during such period, until final resolution thereof, from an insurance carrier with the same or better credit rating as Baxalta's insurance carrier as of the date of the merger agreement, with levels of coverage, terms and conditions that are at least as favorable to the Indemnified Parties as Baxalta's directors' and officers' liability and fiduciary liability insurance policies in effect as of the date of the merger agreement. Shire or the surviving corporation are not required to expend for any year of such six year period an amount in excess of 250% of the annual premium currently paid by Baxalta for such insurance policies. If the annual premium amount for such coverage exceeds such cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding the maximum permitted premium amount.

        In the event that Shire, the surviving corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision will be made so that the successors and assigns of Shire or the surviving corporation, as the case may be, shall assume or succeed to all of the aforementioned obligations.

        The indemnification provisions will survive the merger and are expressly intended to be for the benefit of, and are enforceable by, each of the indemnified parties, each of whom is a third party beneficiary. Shire shall pay all reasonable out of pocket expenses, including reasonable attorneys' fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations if it is ultimately determined by a final, non-appealable judgment of a court of competent jurisdiction that such indemnified party is entitled to indemnification.

Stock Exchange Delisting and Deregistration

        Prior to the effective time, Baxalta will cooperate with Shire and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and the rules and policies of the NYSE to cause the delisting of the Baxalta common stock from the NYSE as promptly as practicable after the effective time, and in any event no more than two days after the closing of the merger, and deregistration of the Baxalta common stock under the Exchange Act as promptly as practicable after such delisting. Baxalta will not cause the Baxalta common stock to be delisted from the NYSE prior to the effective time.

        If the surviving corporation is required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act and which falls on a date within the ten days following the closing of the merger, Baxalta will deliver to Shire at least five business days prior to the closing of the merger a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

Board Membership

        Under the merger agreement, Shire agreed to use its reasonable best efforts to appoint Wayne T. Hockmeyer, Ph.D., chairman of the Baxalta board, and two additional members of the Baxalta board, jointly selected by the Chairman of the Baxalta board and Chairman of the Shire board following consultation with the Nomination Committee of the Shire board, to the Shire board, effective upon the closing of the merger. Following the appointment of such directors, Shire agreed to nominate the same individuals as directors, to the extent such individuals are willing to serve and have complied in a satisfactory manner, in the good faith reasonable judgment of the Shire board, with the attendance and performance expectations of the Shire board, at the 2017 Shire stockholder meeting. Since the date of the merger agreement, Dr. Hockmeyer has decided to withdraw himself from consideration for such an appointment due to personal reasons and therefore only two directors will be considered for nomination.

Financing

        In the event Shire files a registration statement (or foreign analogue) in connection with a financing transaction in accordance with the merger agreement, Baxalta has agreed to use its commercially reasonable efforts to:

  •
  permit the use of its financial statements in such registration statement and/or financing;

  •
  assist Shire with the preparation of pro forma financial statements;

  •
  cause its current or former independent accountants to provide any necessary written consents to use their audit reports relating to Baxalta and to be named as an "Expert" in any document related to any registration statement, and provide any customary "comfort letters;" and

  •
  provide such other information that is reasonably requested by Shire in connection with any of above.

        Shire will promptly, upon the written request of Baxalta (i) reimburse Baxalta for all reasonable out-of-pocket costs incurred by Baxalta or any of its subsidiaries in connection with providing such assistance and (ii) indemnify Baxalta and its subsidiaries and their respective directors, officers, employees or representatives for any damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with taking actions above.

        Shire's obligation to consummate the merger is not conditioned on its receipt of financing. If Shire fails to consummate the merger because financing is not available and Baxalta does not elect to terminate the merger agreement in accordance with its terms, Baxalta would be entitled to specific performance and other remedies at law or in equity.

Baxalta's Senior Notes and Credit Facility

        From January 11, 2016, upon Shire's written request and at Shire's sole expense, Baxalta will use its commercially reasonable efforts to (i) effect the repurchase or redemption of the senior notes from the holders thereof at or after the effective time, including the delivery of any and all notices required by the terms of the indenture in connection with such repurchase or redemption, and/or (ii) solicit consents from the holders of the senior notes regarding any amendment, conditioned upon the closing of the merger and effective as of the effective time, of certain covenants in the Indenture. Prior to taking any of the foregoing actions, Baxalta has agreed to consult and cooperate with, and obtain the written consent of, Shire with respect to, the action and the intended manner and form thereof.

        In addition, upon Shire's written request at least ten days prior to the effective time and at Shire's sole expense, Baxalta will terminate the credit facility as of the effective time, and use its commercially reasonable efforts to obtain at the effective time a customary payoff letter from the agent under the credit facility in form and substance reasonably satisfactory to Baxalta and Shire with respect thereto.

Other Covenants and Agreements

        Shire and Baxalta have further agreed to the following additional covenants and agreements in the merger agreement, among others:

  •
  Prior to the effective time, upon Shire's request, Baxalta will cause any director of Baxalta and each subsidiary of Baxalta to execute and deliver a letter effectuating his or her resignation as a director of such entity effective as of the effective time;

  •
  Shire will use its reasonable best efforts to cause (i) the Shire ADSs to be issued in connection with the merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time and (ii) Shire ordinary shares to be issued in connection with the merger to be admitted to the premium segment of the Official List maintained by the UKLA and for trading on the main market of the London Stock Exchange;

  •
  Prior to the effective time, Baxalta will cause any dispositions of Baxalta common stock, including derivative securities with respect to Baxalta common stock, by each director or officer of Baxalta to be exempt under Rule 16b-3 promulgated under the Exchange Act;

  •
  From January 11, 2016 until the effective time, Baxalta will use commercially reasonable efforts to cause its auditors to complete their audit for the year ending December 31, 2015 in a timely manner and, at the reasonable request of Shire, to perform a review of the consolidated interim financial statements of Baxalta for any period beginning thereafter;

  •
  If any takeover law is or may become applicable to the merger or any of the other transactions contemplated by the merger agreement, each of Shire and Baxalta and their respective board of directors will grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions;

  •
  After January 11, 2016 and prior to the effective time, Shire and Baxalta will establish a mechanism, subject to applicable law, reasonably acceptable to both parties by which the parties will confer on a regular and continued basis regarding the general status of the ongoing operations of Baxalta, Shire and their respective subsidiaries and integration planning matters and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing. In furtherance of the foregoing, Baxalta shall reasonably cooperate with Shire (at Shire's sole expense) to the extent reasonably required in connection with any tax matters relating to the merger, including with respect to its structure and Shire's integration planning; and

  •
  To the extent that the Baxalta Rights Agreement has not already expired, the Baxalta board, will, prior to the effective time, take any action necessary to cause the Rights to expire immediately prior to the effective time.

Conditions to the Merger

        The respective obligations of Shire, Merger Sub and Baxalta to consummate the merger are subject to the satisfaction or waiver, if permitted by applicable law, at or prior to the effective time, of the following conditions:

  •
  Stockholder Approval Condition:  Each of the following shall have been obtained:

  (a)
  the affirmative vote of the holders of a majority of Shire ordinary shares present and voting (whether in person or by proxy) in favor of (i) the approval of the issuance of Shire ordinary shares in connection with the merger and (ii) any other resolutions required by law, Shire's articles of association or the rules and regulations of the UKLA or other listing authority which includes the approval of the transactions contemplated by the merger agreement, being a "class 1" transaction for the purposes of the U.K. Listing Rules (i.e., a significant transaction requiring the approval of stockholders), and an increase to Shire's borrowing limit to $30 billion, as specified in the Shire articles); and

  (b)
  the affirmative vote of the holders of a majority of the issued and outstanding shares of Baxalta common stock that are entitled to vote thereon in favor of the adoption of the merger agreement.

  •
  Registration Statement Condition:  The registration statement on Form S-4 of which this proxy statement/prospectus is a part shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and remain in effect.

  •
  No Injunction Condition:  No restraints or laws shall be in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making consummation of the merger illegal.

  •
  Regulatory Approvals Condition:  The waiting period (and any extension thereof) applicable to the merger under the HSR Act shall have expired or been terminated, which was satisfied on February 29, 2016 when the waiting period, and consents of, or filings with, any governmental authority that must be obtained by Shire and/or Baxalta, including the following jurisdictions outside the United States: the European Union, Japan, Jersey, Russia, Taiwan and Turkey, shall have been obtained and shall be in full force and effect at closing of the merger and any applicable waiting period with respect thereto shall have expired or been terminated, as the case may be.

  •
  U.K. Prospectus Condition:  The U.K. Prospectus shall have been approved by the UKLA, and made available to the public in accordance with the U.K. Prospectus Rules.

  •
  U.S. Listing Condition:  The Shire ADSs to be issued to Baxalta stockholders in the merger shall have been approved for listing on NASDAQ Global Select Market, subject to official notice of issuance.

  •
  U.K. Listing Condition:  The UKLA shall have acknowledged to Shire or its agent (and such acknowledgment shall not have been withdrawn) that the application for admission of the Shire ordinary shares underlying the Shire ADSs or to be directly issued in connection with the transactions contemplated under the merger agreement to the premium segment of the Official List maintained by the UKLA has been approved, such application shall have become effective and the Shire ordinary shares shall have been admitted to trading on the main market of the London Stock Exchange.

  •
  Tax Opinions Condition:  Section 4.02(c) of the tax matters agreement shall have been waived with respect to the closing of the merger pursuant to the terms of the letter agreement, and each of Shire and Baxalta shall have received from Baxter a certificate, as described in the letter agreement, to the effect that Baxter's tax advisor has furnished an opinion to Baxter substantially the same in form and substance as the opinion furnished to Baxter on the date prior to the date of the merger agreement.

        The obligations of Shire and Merger Sub to consummate and effect the merger shall be further subject to satisfaction (or waiver, if permitted by applicable law) at or prior to the effective time of the following additional conditions:

  •
  Representations, Warranties and Covenants of Baxalta.  (i) Each of the representations and warranties of Baxalta contained in Section 3.1 (Organization, Standing and Corporate Power), Section 3.2 (Corporate Authorization), Section 3.4(a) (No Conflict) and Section 3.23(a) (Brokers and Finder's Fees) shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as if made as of such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date), (ii) the representations and warranties of Baxalta contained in Section 3.9(b) (Absence of Changes), Section 3.24 (Opinions of Financial Advisors) and Section 3.25 (Antitakeover Laws; Rights Agreement) shall be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger as if made as of such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date), (iii) the representations and warranties of Baxalta contained in Section 3.5(a) (Capitalization) shall be true and correct other than in de minimis respects as of the date of the merger agreement and as of the closing date of the merger as if made on such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date) and (iv) each of the other representations and warranties of Baxalta contained in Section 3 of the merger agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Baxalta Material Adverse Effect), except where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Baxalta Material Adverse Effect, as of the date of the merger agreement and as of the closing date of the merger, as if made as of such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date).

  •
  Performance of Obligations of Baxalta.  Baxalta shall have performed in all material respects the covenants and obligations required to be performed by it under the merger agreement at or prior to the closing of the merger.

  •
  No Baxalta Material Adverse Effect.  Since the date of the merger agreement, there shall not have occurred any effect, event, occurrence, development or change that has had or would reasonably be expected to have, individually or in the aggregate, a Baxalta Material Adverse Effect.

  •
  Closing Certificate.  Baxalta shall have furnished Shire with a certificate dated as of the closing date of the merger signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions have been satisfied.

        The obligations of Baxalta to consummate and effect the merger shall be further subject to satisfaction (or waiver, if permitted by applicable law) at or prior to the effective time of the following additional conditions:

  •
  Representations, Warranties and Covenants of Shire and Merger Sub.  (i) Each of the representations and warranties of Shire and Merger Sub contained in Section 4.1 (Organization, Standing and Corporate Power), Section 4.2 (Corporate Authorization), Section 4.4(a) (No Conflict) and Section 4.19(a) (Brokers and Finder's Fees) shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as if made as of such date (except for those representations and warranties which address maters as of an earlier date, which shall have been so true and correct as of such date), (ii) the representations and warranties of Shire and Merger Sub contained in Section 4.8(b) (Absence of Changes) shall be true and correct in all respects as of the date of the agreement and as of the closing date of the merger as if made as of such date (except for those representations and warranties which address maters as of an earlier date, which shall have been so true and correct as of such date), (iii) the representations and warranties of Shire contained in Section 4.5(a) (Capitalization) shall be true and correct other than in de minimis respects as of the date of the merger agreement and as of the closing date of the merger as if made on such date (except for those representations and warranties which address maters as of an earlier date, which shall have been so true and correct as of such date), and (iv) each of the other representations and warranties of Shire and Merger Sub contained in Section 4 of the merger agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Shire Material Adverse Effect), except where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Shire Material Adverse Effect, as of the date of the merger agreement and as of the closing date of the merger, as if made as of such date (except for those representations and warranties which address matters as of an earlier date which shall have been so true and correct as of such earlier date).

  •
  Performance of Obligations of Shire and Merger Sub.  Each of Shire and Merger Sub shall have performed in all material respects the covenants and obligations required to be performed by it under the merger agreement at or prior to the closing of the merger.

  •
  No Shire Material Adverse Effect.  Since the date of the merger agreement, there shall not have occurred any effect, event, occurrence, development or change that has had or would reasonably be expected to have, individually or in the aggregate, a Shire Material Adverse Effect.

  •
  Closing Certificate.  Shire shall have furnished Baxalta with a certificate dated as of the closing date of the merger signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions have been satisfied.

Termination

        Shire and Baxalta may, by mutual written consent, terminate the merger agreement and abandon the merger and the other transactions contemplated thereby at any time before the effective time, whether before or after the required Shire or Baxalta stockholder approval is obtained.

        The merger agreement may also be terminated and the transactions contemplated thereby may be abandoned, except as otherwise provided in the merger agreement as follows:

  •
  By either Shire or Baxalta, if:

  (a)
  a restraint prohibiting the merger is in effect and has become final and non-appealable;

  (b)
  the effective time has not occurred by 5:00 p.m. Eastern time on October 11, 2016; provided, that this the right to terminate the merger agreement will not be available to a party if the failure by such party to perform any of its obligations under the merger agreement has been the principal cause of the failure of any condition;

  (c)
  Baxalta's special meeting concluded and the required approval by Baxalta's stockholders was not obtained at such meeting; provided, that this right to terminate the merger agreement is not available to Baxalta if the failure by Baxalta to perform any of its obligations under the merger agreement has been the principal cause of the failure to obtain the required approval by Baxalta's stockholders;

  (d)
  Shire's general meeting concluded and the required approval by Shire's stockholders was not obtained at such meeting; provided, that this right to terminate the merger agreement is not available to Shire if the failure by Shire to perform any of its obligations under the merger a agreement has been the principal cause of the failure to obtain the required approval by Shire's stockholders;

  (e)
  If the tax opinions condition has not been satisfied within 20 business days following the date on which all of the conditions of the closing of the merger were satisfied or waived, other than (i) the tax opinions condition, and (ii) those conditions that by their terms cannot be satisfied prior to the closing of the merger, but which conditions would be satisfied or would be capable of being satisfied if the closing of the merger occurred as of such date.

  •
  By Shire:

  (a)
  if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Baxalta set forth in the merger agreement, which breach or inaccuracy would result in a failure of a condition of closing of the merger and such breach or inaccuracy has not been cured such that such condition would be capable of satisfaction at the closing of the merger within 30 days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being so cured within such 30-day period;

  (b)
  prior to obtaining the required approval from Baxalta's stockholders, if the Baxalta board effected an adverse recommendation change; or

  (c)
  prior to obtaining the required approval from its stockholders, in order to enter into a definitive agreement providing for a superior proposal.

  •
  By Baxalta:

  (a)
  if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Shire or Merger Sub in the merger agreement, which breach or inaccuracy would result in a failure of a condition of closing of the merger to be satisfied at the closing of the merger and such breach or inaccuracy has not been cured such that such condition would be capable of satisfaction at the closing of the merger within 30 days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being so cured within such 30-day period;

  (b)
  prior to obtaining the required approval from the Shire stockholders, if the Shire board shall have effected an adverse recommendation change; or

  (c)
  prior to obtaining the required approval from its stockholders, in order to enter into a definitive agreement providing for a superior proposal.

Termination Fee; Expenses

        Baxalta is required to disburse a termination fee of $369 million if:

  •
  Shire terminates the merger agreement following an adverse recommendation change by Baxalta;

  •
  Baxalta terminates the merger agreement in order to accept a superior proposal; or

  •
  (i) (A) Shire or Baxalta terminates the merger agreement because (x) the effective time has not occurred by October 11, 2016 or (y) the required approval by Baxalta stockholders is not obtained, or (B) Shire terminates the merger agreement because there has been an uncured breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Baxalta, (ii) prior to the time of termination and after the date of the merger agreement, a Baxalta Acquisition Proposal has been publicly announced or made to the Baxalta board and not withdrawn and (iii) within 12 months after the date on which the merger agreement was terminated Baxalta enters into a definitive agreement providing for a Baxalta Acquisition Proposal or a Baxalta Acquisition Proposal is consummated.

        Shire is required to disburse to Baxalta a termination fee of $369 million, if:

  •
  Baxalta terminates the merger agreement following an adverse recommendation change by Shire;

  •
  Shire or Baxalta terminates the merger agreement because the required approval of the Shire stockholders is not obtained;

  •
  Shire terminates the merger agreement in order to accept a superior proposal; or

  •
  (i) (A) Shire or Baxalta terminates the merger agreement because the effective time has not occurred by October 11, 2016 or (B) Baxalta terminated the merger agreement because there has been an uncured breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Shire, (ii) prior to the time of termination and after the date of the merger agreement, a Shire Acquisition Proposal shall have been publicly announced or made to the Shire board and not withdrawn and (iii) within 12 months after the date on which the merger agreement was terminated, Shire enters into a definitive agreement providing for a Shire Acquisition Proposal or a Shire Acquisition Proposal is consummated.

        Except for the termination fee described above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the merger is consummated. However:

  •
  if the merger agreement is terminated because (i) the effective time has not occurred by October 11, 2016 or (ii) there has been an uncured breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Baxalta, and prior to the time of termination and after the date of the merger agreement a Baxalta Acquisition Proposal has been publicly announced or made to the Baxalta board and not withdrawn, Baxalta will, upon demand by Shire, pay Shire the documented out-of-pocket fees and expenses incurred or paid by or on behalf of Shire in connection with the merger agreement or the consummation of any of the transactions contemplated by the merger agreement in an amount that will not exceed $110 million; and

  •
  if the merger agreement is terminated because (i) the effective time has not occurred by October 11, 2016 or (ii) there has been an uncured breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Shire, and prior to the time of termination and after the date of the merger agreement a Shire Acquisition Proposal has been publicly announced or made to the Shire board and not withdrawn, Shire will, upon demand by Baxalta, pay Baxalta the documented out-of-pocket fees and expenses incurred or paid by or on behalf of Baxalta in connection with the merger agreement or the consummation of any of the transactions contemplated by the merger agreement in an amount that will not exceed $65 million.

        Any reimbursement of expenses delivered by Shire or Baxalta will be credited against any termination fee disbursed to Shire or Baxalta, respectively.

        In addition, in the event of termination of the merger agreement, each party will remain liable for fraud or any intentional breach of its representations, warranties, covenants or agreements and, in addition, Baxalta will remain liable for any breach of, or inaccuracy in, its representation in the merger agreement relating to the accuracy of the representation letter provided to Cravath in connection with the tax opinion delivered by Cravath in connection with the signing of the merger agreement to the extent:

  •
  such breach or inaccuracy was known or should have been known by Baxalta as of the date of the merger agreement;

  •
  the facts giving rise to such breach or inaccuracy causes Shire's or Baxter's Tax Counsel to be unwilling to deliver the applicable opinion such that the conditions set forth in the letter agreement is not satisfied; and

  •
  the merger agreement is terminated as a result of Shire's or Baxter's Tax Counsel not furnishing the opinion as required under the merger agreement and not as a result of any other matter giving rise to a right to terminate the merger agreement.
        The maximum aggregate liability of Baxalta related persons arising out of or relating to any tax representations claim mentioned above will not exceed $110 million.

Amendments and Waivers

        Subject to applicable law the merger agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of Shire or Baxalta, only by written agreement of the parties hereto, but after approval by Shire's of Baxalta's stockholders has been obtained, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval.

Governing Law

        The merger agreement is governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

LETTER AGREEMENT

        On January 11, 2016, Baxter, Shire and Baxalta entered into the letter agreement in connection with the merger, which, among other things, addresses certain aspects of the tax matters agreement and modifies certain aspects of the shareholder's and registration rights agreement.

        Pursuant to the letter agreement, Baxter has agreed to waive Section 4.02(c) of the tax matters agreement with respect to the closing of the merger and thereby consent to the merger if (i) Cravath, Swaine & Moore LLP, or Cravath, delivers a tax opinion to Shire and Baxter's advisor delivers a tax opinion to Baxter, in each case on the date immediately prior to the date of the signing of the merger agreement and (ii) Cravath and Baxter's advisor each delivers an opinion in substantially the same form and substance as the related opinion delivered pursuant to clause (i) immediately prior to the closing of the merger to Shire and Baxter, respectively.

        The letter agreement contains a representation from Baxter that Baxter has received the tax opinion required to be delivered on the date immediately prior to the date of the signing of the merger agreement for this condition to be satisfied. Baxter acknowledged receipt of the required opinion from its tax advisor. Also, in connection with the execution and delivery of the merger agreement, Shire received an opinion from Cravath to the effect that the transactions contemplated by the merger agreement would not cause specified dispositions of Baxalta Shares by Baxter, including the distribution of those shares to Baxter stockholders on July 1, 2015, to fail to qualify as tax-free to Baxter and its stockholders under Sections 355, 361 and 368(a)(1)(D) of the Code.

        The letter agreement also addresses various indemnification provisions contained in the tax matters agreement. Specifically, from and after the closing of the merger, Baxalta will indemnify Baxter and each of its affiliates and each of their respective officers, directors and employees against certain tax-related losses attributable to or resulting from the merger except as a result of certain disposition of shares of Baxalta common stock by Baxter (as contemplated by the letter agreement). Further, it provides that, effective as of the closing of the merger, Shire will guarantee the payment and performance by Baxalta of its obligations and agreements under the tax matters agreement and other agreements related to the distribution.

        Pursuant to the letter agreement, Shire agreed to support Baxalta's obligations to Baxter pursuant to the shareholder's and registration rights agreement in connection with Baxter's disposition of approximately 19.5% of Baxalta's outstanding stock through certain proposed debt-for-equity and/or equity-for-equity exchanges. Such cooperation and obligations include, among other things, (i) Baxalta's obligation to use its reasonable best efforts to prepare and file registration statements with the SEC as promptly as practicable upon receipt of a demand notice from Baxter and (ii) Shire's and Baxalta's respective obligations to use their reasonable best efforts to (a) provide certain financial information and make certain filings with the SEC by the dates specified in the letter agreement, (b) prepare and assist in the preparation and delivery of certain offering documentation and (c) cause their respective senior executive officers to participate in customary due diligence sessions and "road show" presentations, in each case, in connection with the proposed debt-for-equity and/or equity-for-equity exchanges.

        Baxter has consented to the use of a public statement expressing its support for the merger and waived its appraisal rights under Delaware law in connection with the merger. Shire and Baxalta each agreed not to hold its special meeting of stockholders with respect to, or to consummate, the merger until the earliest of (i) the date that Baxter has completed marketing periods for two debt-for-equity exchanges and one equity exchange offer with respect to its shares of Baxalta common stock, (ii) the date that Baxter has disposed of all its shares of Baxalta common stock and (iii) May 26, 2016 (subject to tolling or extension (generally no later than June 25, 2016) under certain limited circumstances).

        The letter agreement may be terminated (i) by mutual written consent of Shire, Baxalta and Baxter, (ii) by Shire or Baxalta upon termination of the merger agreement or (iii) upon the closing of the merger, in each case, subject to the terms of the letter agreement.

        A copy of the letter agreement is attached as Annex B to this proxy statement/prospectus. The foregoing description of the letter agreement is subject to, and qualified in its entirety by, the full text of the letter agreement.

 PROPOSAL NO. 2—ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR BAXALTA'S NAMED EXECUTIVE OFFICERS

Vote Required

        The Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that Baxalta seek a non-binding, advisory vote from Baxalta stockholders to approve the compensation that may be paid or become payable to Baxalta's named executive officers that is based on or otherwise relates to the merger, as disclosed above in the section titled "The Merger—Interests of Baxalta's Directors and Executive Officers in the Merger—Quantification of Potential Payments to Baxalta's Named Executive Officers." The proposal gives Baxalta stockholders the opportunity to express their views on this compensation. Approval requires the affirmative vote of the holders of a majority of the shares of Baxalta common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. Broker non-votes are not counted for any purpose in determining whether this matter has been approved. Baxalta is asking Baxalta stockholders to vote in favor of the adoption of the following resolution, on a non-binding, advisory basis:

        "RESOLVED, that the compensation that may be paid or become payable to Baxalta's named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case, as disclosed pursuant to Item 402(t) of the SEC's Regulation S-K in the section entitled 'The Merger—Interests of Baxalta's Directors and Executive Officers in the Merger—Quantification of Potential Payments to Baxalta's Named Executive Officers' above are hereby APPROVED."

        Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on Baxalta or Shire. If the merger is completed, the merger-related compensation may be paid to Baxalta's named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Baxalta stockholders do not approve the advisory vote regarding merger-related compensation.

Recommendation of the Baxalta Board of Directors

        The Baxalta board recommends that Baxalta stockholders vote "FOR" the merger-related compensation proposal.

 PROPOSAL NO. 3—ADJOURNMENT OF THE SPECIAL MEETING OF BAXALTA

Adjournment of the Baxalta Special Meeting

        This proposal would allow Baxalta, if a proposal is made by the chairman of the Baxalta board, to adjourn the Baxalta special meeting, or any adjournment thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendation of the Baxalta Board of Directors

        The Baxalta board recommends that Baxalta stockholders vote "FOR" the proposal to adjourn the Baxalta special meeting, or any adjournment thereof, to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) of Baxalta common stock of the receipt of the per share merger consideration by such holders upon the consummation of the merger and the ownership and disposition of Shire securities received in the merger. The discussion is based on and subject to the Code, the Treasury regulations promulgated thereunder, administrative rulings and court decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion assumes that Baxalta stockholders hold their Baxalta common stock, and will hold their Shire securities, including Shire ADSs, as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular Baxalta stockholders in light of their personal circumstances, including any tax consequences arising under the Medicare contribution tax under Section 1411 of the Code, or to stockholders subject to special treatment under the Code, including:

  •
  banks, thrifts, mutual funds and other financial institutions;

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  regulated investment companies and real estate investment trusts;

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  traders in securities who elect to apply a mark-to-market method of accounting;

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  broker-dealers;

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  tax-exempt organizations and pension funds;

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  insurance companies;

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  dealers or brokers in securities or foreign currency;

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  individual retirement and other deferred accounts;

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  U.S. holders whose functional currency is not the U.S. dollar;

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  U.S. expatriates or former long-term residents of the United States;

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  "passive foreign investment companies" or "controlled foreign corporations";

  •
  persons liable for the alternative minimum tax;

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  holders who hold their shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction;

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  holders of (directly, indirectly or constructively) 5% or more of the Shire securities;

  •
  "S corporations", partnerships or other pass-through entities (and interests therein); and

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  holders who received their shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

        The discussion does not address any non-income U.S. tax considerations or any foreign, state or local tax consequences. For purposes of this discussion, a U.S. holder means a beneficial owner of Baxalta common stock, of Shire securities after the merger, who is:

  •
  an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

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  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

  For purposes of this discussion, a non-U.S. holder means a beneficial owner of Baxalta common stock, of Shire securities after the merger, which is neither a U.S. holder nor a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        This discussion does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences to Baxalta stockholders that transfer their Baxalta common stock and receive the per share merger consideration pursuant to the merger. Each Baxalta stockholder should consult with its tax advisor with respect to the particular tax consequences to such stockholder of the transfer of their Baxalta common stock in the merger.

        If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Baxalta common stock at the time of the merger, or Shire ADSs or Shire ordinary shares after the merger, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the transfer of Baxalta common stock in the merger and the ownership and disposition of Shire securities.

        BAXALTA STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER AND OF THE OWNERSHIP AND DISPOSITION OF SHIRE SECURITIES AFTER THE MERGERS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, AND OTHER TAX LAWS AND ANY APPLICABLE INFORMATION REPORTING OBLIGATIONS.

U.S. Federal Income Tax Consequences of the Merger

Tax Consequences to U.S. Holders

        The receipt of the per share merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between: (i) the sum of cash you receive and the fair market value (as of the effective time) of the Shire securities and (ii) such U.S. holder's adjusted basis in Baxalta shares exchanged pursuant to the merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder's holding period for such Baxalta shares, as determined for U.S. federal income tax purposes, exceeds one year as of the effective time of the merger. Long-term capital gains for noncorporate U.S. holders are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Baxalta shares at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Baxalta shares.

        A U.S. holder's initial tax basis in Shire securities received pursuant to the merger will equal the fair market value (as of the effective time) of such Shire securities, as determined for U.S. federal income tax purposes. The holding period for such Shire securities will begin on the day following the date that they are received.

Tax Consequences to Non-U.S. Holders

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the receipt of the per share merger consideration pursuant to the merger unless:

  •
  the recognized gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States, or in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder); or

  •
  the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

        Unless an applicable treaty provides otherwise, the recognized gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a U.S. person (see "—U.S. Federal Income Tax Consequences of the Merger—Tax Consequences to U.S. Holders" above). A non-U.S. holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

        Recognized gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of Baxalta common stock and regarding any applicable tax treaties that may provide for different rules.

Ownership and Disposition of Shire ADSs and Shire Ordinary Shares

        The following discussion is a summary of certain material U.S. federal income tax consequences of owning and disposing of the Shire securities that each Baxalta stockholder receives pursuant to the merger.

Tax Consequences to U.S. Holders

Taxation of Dividends

        The gross amount of cash distributions on the Shire securities (including any withheld Irish taxes) will be taxable as dividends to the extent paid out of Shire's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including any withheld Irish taxes) will be includible in the gross income of a U.S. holder as ordinary income on the day actually or constructively received by such holder. Distributions on the Shire securities (including any withheld Irish taxes) that are treated as dividends for U.S. federal income tax purposes will not be eligible for the dividends received deduction allowed to U.S. corporations under the Code.

        With respect to non-corporate U.S. holders (including individuals), subject to the following discussion of special rules applicable to Passive Foreign Investment Companies ("PFICs"), certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the U.S. Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The U.S. Treasury Department has determined that the current income tax treaty between

Ireland and the United States meets these requirements. In addition, a foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the Shire ADSs, which are currently listed on the NASDAQ Global Select Market, are considered readily tradable on an established securities market in the United States. Non-corporate holders that do not meet certain other requirements, including a minimum holding period during which they are not protected from the risk of loss, will not be eligible for the reduced rates of taxation regardless of Shire's status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Shire believes it is treated as a qualified foreign corporation under these rules. However, Shire will not be treated as a qualified foreign corporation if it is a PFIC for the tax year during which it pays a dividend or for the preceding year.

        Subject to certain conditions and limitations, Irish withholding taxes, if any (in this regard, see also "Material Irish Tax Considerations" below), on dividends paid on Shire securities may be credited against a U.S. holder's U.S. federal income tax liability.

        To the extent that the amount of any distribution exceeds Shire's current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the U.S. holder's Shire securities, and to the extent the amount of the distribution exceeds the U.S. holder's tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under "—Sale, Exchange or Other Taxable Disposition" of this proxy statement/prospectus, subject to the PFIC rules discussed below. If Shire were to determine not to calculate its earnings and profits under U.S. federal income tax principles, you should expect that any distribution Shire makes to you will be reported as a dividend even if such distribution would otherwise be treated as a tax-free return of capital or as capital gain under the rules described above.

        The amount of any dividend paid in foreign currency will be the U.S. dollar value of the foreign currency distributed by Shire, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. holder's income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. holder includes the dividend payment in income to the date such U.S. holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange income or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

        The U.S. Treasury has expressed concern that parties to whom ADSs are released before shares are delivered to the depositary, or prerelease, or intermediaries in the chain of ownership between holders and the issuer of the security underlying the ADSs, may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. holders of ADSs. These actions would also be inconsistent with the claiming of the reduced rate of tax, described above, applicable to dividends received by certain non-corporate U.S. holders. Accordingly, the creditability of Irish withholding taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. holders of Shire ADSs, each described above, could be affected by actions taken by such parties or intermediaries.

Sale, Exchange or Other Taxable Disposition

        For U.S. federal income tax purposes, subject to the following discussion of special rules applicable to PFICs, a U.S. holder will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a Shire security in an amount equal to the difference between the amount realized for the Shire security and such U.S. holder's tax basis in the Shire security. For U.S. holders of Baxalta common stock that received Shire securities in the merger, such a holder's tax basis and holding period in its Shire securities will be determined as described above under "—U.S. Federal Income Tax Consequences of the Merger—Tax Consequences to U.S. Holders" of this proxy statement/prospectus. The gain or loss recognized by a U.S. holder on the sale, exchange or other taxable disposition of Shire securities will generally be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) currently are eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if such holder has held the relevant property for more than one year as of the date of the sale, exchange or other taxable disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Shire securities will generally be treated as U.S. source gain or loss.

Passive Foreign Investment Company Considerations

        A PFIC is any foreign corporation if, after the application of certain "look-through" rules, in any particular tax year (a) at least 75% of its gross income is "passive income" as that term is defined in the relevant provisions of the Code, or (b) at least 50% of the average value of its assets produce "passive income" or are held for the production of "passive income." Shire believes that the Shire securities should not be treated as stock of a PFIC for U.S. federal income tax purposes, for the current taxable year and does not anticipate becoming a PFIC in the future, but this conclusion is a factual determination that is made annually and thus may be subject to change. With certain exceptions, the Shire securities would be treated as stock in a PFIC if Shire were a PFIC at any time during a U.S. holder's holding period in such U.S. holder's Shire securities. There can be no assurance that Shire will not be treated as a PFIC during a U.S. holder's holding period. If Shire were to be treated as a PFIC, then, unless a U.S. holder elects to be taxed annually on a mark-to-market basis with respect to the Shire securities, gain realized on any sale or exchange of the Shire securities and certain distributions with respect to Shire securities could be subject to additional U.S. federal income taxes, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. In addition, dividends that a U.S. holder receives from Shire with respect to Shire securities would not be eligible for the special tax rates applicable to qualified dividend income if Shire is treated as a PFIC with respect to such U.S. holder either in the taxable year of the distribution or the preceding taxable year, but instead would be subject to U.S. federal income tax rates applicable to ordinary income. If Shire is a PFIC for the current taxable year or has been a PFIC during any prior year in which a U.S. holder held Shire securities, a U.S. holder generally would be required to file IRS Form 8621 with respect to the disposition of the Shire securities, reporting gains realized with respect to Shire. Shire does not intend to prepare or provide the information that would enable a U.S. holder to make a qualified electing fund election. The PFIC rules are complex, and each U.S. holder is urged to consult its tax advisor regarding the applicable consequences of the merger to it if Shire is a PFIC or has been a PFIC during any prior year in which a U.S. holder held Shire securities.

Tax Consequences to Non-U.S. Holders

        In general, a non-U.S. holder of Shire securities will not be subject to U.S. federal income tax or, subject to the discussion below under "—Information Reporting and Backup Withholding" of this proxy statement/prospectus, U.S. federal withholding tax on any dividends received on Shire securities or any gain recognized on a sale or other disposition of Shire securities (including any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder's Shire securities) unless:

  •
  the dividend or gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

  •
  in the case of gain only, the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to the per share merger consideration received by U.S. holders of Baxalta common stock in the merger, dividends received by U.S. holders of Shire securities and the proceeds received on the disposition of Shire securities effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. holder's broker) or is otherwise subject to backup withholding. A U.S. holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

        Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to Shire securities, subject to certain exceptions (including an exception for Shire ADSs held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Shire securities. Regulations have been proposed that would extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties. Such U.S. holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of Shire securities.

        Information returns may be filed with the IRS in connection with, and a non-U.S. holder may be subject to backup withholding on, the per share merger consideration received in the merger, unless the non-U.S. holder furnishes to the paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or otherwise establishes an exemption. Dividends paid with respect to Shire securities and proceeds from the sale or other disposition of Shire securities received in the United States by a non-U.S. holder or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit on a holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

 MATERIAL U.K. TAX CONSIDERATIONS

        The comment below summarizes the United Kingdom withholding taxation position on dividends paid by Shire. It does not purport to be a complete analysis of all tax considerations relating to the holding of Shire ordinary shares. It is based on current United Kingdom legislation and what is understood to be current HM Revenue & Customs practice, both of which are subject to change, possibly with retrospective effect.

        Persons who are in any doubt about their taxation position should consult an appropriate independent professional tax adviser immediately.

U.K. Withholding Tax

        Shire is not required to withhold U.K. tax at source from dividend payments it makes to Shire stockholders.

 MATERIAL JERSEY TAX CONSIDERATIONS

        The following summary of the anticipated treatment of Shire and holders of Shire ordinary shares (other than residents of Jersey) is based on Jersey taxation law and practice as it is understood to apply at the date of this proxy statement/prospectus. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice. Shire stockholders should consult their professional advisers on the implications of acquiring, buying, holding, selling or otherwise disposing of Shire ordinary shares under the laws of the jurisdictions in which they may be liable to taxation. Stockholders should be aware that tax laws, rules and practice and their interpretation may change.

Taxation of Shire

        Jersey taxation legislation provides that the general basic rate of income tax on the profits of companies regarded as resident in Jersey or having a permanent establishment in Jersey will be zero per cent. and that only certain financial services companies shall be subject to income tax at a rate of 10 per cent.

        The Comptroller of Taxes has confirmed that Shire shall not be regarded as resident in Jersey so long as it satisfies the conditions set out in Article 123(1)(a) of the Income Tax (Jersey) Law 1961, and therefore Shire will not (except as noted below) be liable to Jersey income tax. If Shire derives any income from the ownership, disposal or exploitation of land in Jersey or the importation into Jersey or supplying in Jersey of hydrocarbon oil, such income will be subject to Jersey income tax at the rate of 20 per cent. It is not expected that Shire will derive any such income.

        A 5 per cent. goods and services tax is generally paid in Jersey on the sale or exchange of goods and services in Jersey. All businesses with a 12-month taxable turnover in excess of £300,000 must, by Jersey law, register for this tax unless they are an international services entity ("ISE"). For so long as Shire is an ISE within the meaning of the Goods and Services (Jersey) Law 2007, having satisfied the requirements of the Goods and Services Tax (International Services Entities) (Jersey) Regulations 2008, as amended, a supply of goods or services made by or to Shire shall not be a taxable supply for the purposes of Jersey law.

Taxation of Holders of Shire Ordinary Shares

        Shire will be entitled to pay dividends to holders of Shire ordinary shares without any withholding or deduction for, or on account of, Jersey tax. The holders of Shire ordinary shares (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such Shire ordinary shares.

Foreign Account Tax Compliance Act

        Foreign Account Tax Compliance Act, which we refer to as FATCA, was enacted by the United States Congress in March 2010 and came into effect in 2014 (albeit with staggered implementation dates). FATCA requires Financial Institutions, or FIs, to use enhanced due diligence procedures to identify U.S. persons who have invested in either non-U.S. financial accounts or non-U.S. entities. Pursuant to FATCA, certain payments of (or attributable to) U.S.-source income, and the proceeds of sales of property that give rise to U.S.-source payments made to Shire, would be subject to 30% withholding tax unless Shire agrees to adopt certain reporting and withholding requirements. Although Shire will use reasonable efforts to avoid the imposition of such withholding tax, no assurance can be given that Shire will be able to do so.

        On December 13, 2013 the Chief Minister of Jersey signed the U.S.-Jersey Intergovernmental Agreement, or IGA, which imposes certain due diligence and reporting requirements on Jersey FIs. Where applicable information regarding shareholders, their ultimate beneficial owners and/or controlling persons, and their investment in and returns from Shire, may need to be reported to the local States of Jersey tax authority. As Jersey has implemented FATCA under a Model 1 IGA, no withholding tax, such as that outlined under the US Regulations applies.

        Following the U.S. implementation of FATCA, the U.K. introduced their own information reporting regime with certain Crown Dependencies and Overseas Territories such as Jersey. On October 22, 2013 the Chief Minister of Jersey signed the UK-Jersey IGA. The application of this U.K. FATCA regime is similar to US FATCA except that it imposes disclosure requirements in respect of certain shareholders who are, or are entities that are controlled by one or more, residents of the U.K.

        Both the U.S. and U.K. FATCA IGAs are implemented through Jersey's domestic legislation, in accordance with guidance notes which are published in draft form and updated regularly. The first reporting deadline under the U.S. FATCA IGA was June 30, 2015 and that under the U.K. FATCA IGA is June 30, 2016. Reporting is due annually thereafter with U.K. FATCA merging fully into Common Reporting Standard, which we refer to as CRS, over the coming years.

Common Reporting Standard

        On February 13, 2014, the Organisation for Economic Co-operation and Development, or OECD, released the CRS. This global standard for the automatic exchange of financial account information was modeled largely on the US FATCA regime but with some notable differences. On October 29, 2014, fifty-one jurisdictions signed the Multilateral Agreement that activates this automatic exchange of FATCA-like information in line with the CRS. There are now in excess of 90 jurisdictions signed up for implementation. Pursuant to the Multilateral Agreement, certain disclosure requirements may be imposed in respect of certain shareholders who are, or are entities that are controlled by one or more, residents of any of the signatory jurisdictions. It is expected that, where applicable, information that would need to be disclosed will include certain information about shareholders, their ultimate beneficial owners and/or controllers, and their investment in and returns from Shire. Both Jersey and the U.K. have signed up to the Multilateral Agreement. To date the U.S. has shown no intent to participate in the regime. Implementation for early adopters (including Jersey) began on January 1, 2016, with jurisdictions pledging to work towards the first information exchanges taking place by September 2017. Others are expected to follow with information exchange starting in 2018.

        Jersey has released domestic CRS regulations as well as CRS guidance notes which are again in draft form. The first reporting under CRS in Jersey will be required by June 30, 2017.

Stamp Duty

        No stamp duty is payable in Jersey on the issue or inter vivos transfer of Shire ordinary shares.

        Upon the death of a holder of Shire ordinary shares, a grant of probate or letters of administration will be required to transfer Shire ordinary shares of the deceased person to the extent that the Shire ordinary shares are considered moveable estate situated in Jersey, except that, where the deceased person was domiciled outside of Jersey at the time of death, Shire may (at its discretion) dispense with this requirement where the value of the deceased's movable estate in Jersey does not exceed £10,000.

        Upon the death of a holder of Shire ordinary shares (and to the extent that the Shire ordinary shares are considered moveable estate situated in Jersey), Jersey probate stamp duty will be payable on the registration in Jersey of a grant of probate or letters of administration, which will be required in order to transfer or otherwise deal with:

  A.
  (where the deceased person was domiciled in Jersey at the time of death) the deceased person's personal estate wherever situated (including any Shire ordinary shares to the extent that the Shire ordinary shares are considered moveable estate situated in Jersey) if the net value of such personal estate exceeds £10,000; or

  B.
  (if the deceased person was domiciled outside of Jersey at the time of death) the deceased person's personal estate situated in Jersey (including any Shire ordinary shares to the extent that the Shire ordinary shares are considered moveable estate situated in Jersey) if the net value of such personal estate exceeds £10,000.

        The rate of probate stamp duty payable is:

  A.
  (where the net value of the deceased person's relevant personal estate does not exceed £100,000) 0.5 per cent. of the net value of the deceased person's relevant personal estate;

  B.
  (where the net value of the deceased person's relevant personal estate exceeds £100,000) £500 for the first £100,000 plus 0.75 per cent. of the net value of the deceased person's relevant personal estate which exceeds £100,000; or

  C.
  (where the net value of the deceased person's relevant personal estate exceeds £13,360,000) the sum of £100,000.

        In addition, application and other fees may be payable. Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts, nor are there any other estate duties.

MATERIAL IRISH TAX CONSIDERATIONS

        The following is a summary of the material dividend withholding tax consequences to stockholders of Shire ordinary shares. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each stockholder. The summary is based on Irish tax law and the practice of the Irish Revenue Commissioners currently in force in Ireland and on discussions and correspondence with the Irish Revenue Commissioners. Legislative, administrative or judicial changes may modify the tax consequences described below.

        The summary deals with holders who beneficially own their shares as an investment. Particular rules not discussed below may apply to certain classes of taxpayers holding shares, such as dealers in securities, trusts, insurance companies, collective investment schemes and individuals who have or may be deemed to have acquired their shares by virtue of an office or employment. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Prospective investors in the shares should consult their professional advisers on the tax implications of the purchase, holding, redemption or sale of the shares under the laws of their country of residence, citizenship or domicile.

Tax Residence

        The "central management and control" test determines whether Shire is Irish resident for tax purposes. Central management and control is vested in the highest level policymaking organ of the company. The central management and control test is subject to one exception in respect of Double Tax Agreements: if a company is regarded as tax resident in a territory other than Ireland and not resident in Ireland for the purposes of a Double Tax Agreement, that company will not be regarded as Irish resident for the purposes of Irish tax law. Shire believes that it has conducted its affairs such that its "central management and control" is in Ireland. It further believes that it would be regarded as an Irish tax resident under any Double Tax Agreement. Accordingly, Shire believes that it is Irish tax resident.

Withholding Tax on Dividends

        Dividends paid under the income access arrangements should not be subject to Irish dividend withholding tax, or DWT.

        In respect of dividends which are not paid under the income access arrangements, Shire is an Irish resident company, distributions made by Shire will be subject to (DWT) at the standard rate of income tax (currently 20 percent) unless one of the exemptions described below applies. For DWT purposes, a dividend includes any distribution made by Shire to its stockholders, including cash dividends, non-cash dividends and additional stock or units taken in lieu of a cash dividend. Shire is responsible for withholding DWT at source and forwarding the relevant payment to the Irish Revenue Commissioners.

        Certain stockholders (both individual and corporate) are entitled to an exemption from DWT. In particular, a non-Irish resident stockholder is not subject to DWT on dividends received from Shire if the stockholder is beneficially entitled to the dividend and is:

  •
  an individual stockholder resident for tax purposes in a "relevant territory," and the individual is neither resident nor ordinarily resident in Ireland;

  •
  a corporate stockholder that is controlled, directly or indirectly, by a person or persons resident in a "relevant territory" who is or are (as the case may be) not controlled, directly or indirectly, by a person or persons who is or are not resident in a "relevant territory";

  •
  a corporate stockholder resident for tax purposes in a "relevant territory," provided that the corporate stockholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

  •
  a corporate stockholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75 percent parent) is substantially and regularly traded on a recognized stock exchange either in a "relevant territory" or on such other stock exchange approved by the Irish Minister for Finance; or

  •
  a corporate stockholder that is not resident for tax purposes in Ireland and is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a "relevant territory" or on such other stock exchange approved by the Irish Minister for Finance, provided that, in all cases noted above, the Shire stockholder has provided the appropriate forms as set out below.

        In order to benefit from one of the DWT exemptions set out above in respect of dividends it receives the Shire stockholder must provide a valid Irish dividend withholding tax form V2C and, in certain circumstances, an IRS Form 6166 to (in the case of Shire ordinary shares held directly) Shire's transfer agent or (in the case of Shire ordinary shares held through DTC) Citibank, N.A., London Branch as "qualifying intermediary" in respect of Shire ordinary shares held through the DTC, which we refer to as Citibank-London, at least seven business days before the record date for the first dividend payment to which it is entitled. Shire strongly recommends that such Shire stockholders ensure that the appropriate Irish dividend withholding tax form and (where applicable) IRS Form 6166 has been provided to Shire's transfer agent or Citibank-London as soon as possible after acquiring its Shire ordinary shares.

        Shire will rely on information received directly or indirectly from brokers, its transfer agent and Citibank-London in determining where stockholders reside, and whether they have provided the required Irish dividend withholding tax forms, as described above. Shire stockholders who are required to file Irish forms in order to receive their dividends free of DWT should note that such forms are generally valid until 31 December of the fifth year after the year of issue of the forms and new forms must be filed before the expiration of that period in order to continue to enable them to receive dividends without DWT. Links to the various Irish Revenue forms are available at http://www.revenue.ie/en/tax/dwt/forms/index.html.

        For a list of "relevant territories" as defined for the purposes of DWT, see Annex F to this proxy statement/prospectus.

        It may be possible for Shire stockholders who cannot avail themselves of one of Ireland's domestic law exemptions from DWT, to rely on the provisions of a double tax treaty to which Ireland is a party to reduce the rate of DWT.

        If any Shire stockholder who is entitled to an exemption from DWT receives a dividend subject to DWT, he or she should generally be able to make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Stamp duty

        Irish stamp duty will not arise on the issue of Shire ordinary shares. Irish stamp duty will not arise on transaction in Shire ordinary shares provided such transactions do not relate to Irish land or the stock or securities of an Irish incorporated company.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma condensed combined statement of income for the fiscal year ended December 31, 2015 has been prepared by Shire and gives effect to the following transactions as if they had occurred on January 1, 2015:

  •
  the proposed combination with Baxalta for a consideration of, in each case without interest and subject to any applicable withholding taxes, (i) $18.00 and (ii) (a) 0.1482 of a Shire ADS or (b) if a Baxalta stockholder timely elects, 0.4446 of a Shire ordinary share, in lieu of such fraction of a Shire ADS described in (ii)(a), per share of Baxalta common stock representing an aggregate consideration of approximately $30.5 billion, based on the closing price of Shire ADSs on April 7, 2016 (the latest practicable date before the date of this proxy statement/prospectus) and the directly attributable financing of the proposed combination; and

  •
  the acquisition of Dyax by Shire on January 22, 2016 for consideration of (i) $37.30 per share and (ii) a non-tradable contingent value right of $4.00 per share, payable subject to FDA approval of DX-2930, representing an aggregate preliminary consideration of $6.3 billion, and the directly attributable financing of the acquisition.

        The unaudited pro forma condensed combined balance sheet as at December 31, 2015 combines the historical consolidated balance sheets of Shire, Baxalta, and Dyax, giving effect to the proposed combination with Baxalta and the acquisition of Dyax as if they had occurred on December 31, 2015. The unaudited pro forma condensed combined financial statements have been adjusted to give effect to pro forma events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the financial statements and notes incorporated by reference to Shire's filings with the SEC and Baxalta's financial statements included elsewhere in this proxy statement/prospectus. See the section of this proxy statement/prospectus titled "Where You Can Find More Information" for instructions on how to obtain these documents.

        The unaudited pro forma condensed combined financial statements have been prepared by management in accordance with SEC Regulation S-X Article 11 for illustrative purposes only. The pro forma information is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the proposed combination with Baxalta and the acquisition of Dyax been completed as at the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. There were no material transactions between Shire, Baxalta and/or Dyax (prior to its acquisition by Shire on January 22, 2016) during the period presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

        The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, with Shire being the accounting acquirer. The accounting for the acquisition of Dyax and combination with Baxalta are dependent upon certain valuations that are provisional and are subject to change. Shire will finalize these amounts as it obtains the information necessary to complete the measurement processes. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Shire's future results of operations and financial position.

        In addition, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the combination with Baxalta and the acquisition of Dyax, the costs to integrate the operations of Shire, Baxalta and Dyax or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS AT DECEMBER 31, 2015

	Shire $'M	Baxalta after reclassification (Note 2) $'M	Baxalta acquisition adjustments (Note 5) $'M	Notes	Baxalta financing adjustments (Note 5) $'M	Notes	Dyax $'M	Dyax pro forma adjustments (Note 6) $'M	Notes	Pro forma combined $'M
ASSETS
Current assets:
Cash and cash equivalents	135.5	1,001.0	(12,229.7)	5(h)	12,229.7	5(j)	94.6	(135.5)	6(a)	1,095.6
Restricted cash	86.0	—	—		—		—	—		86.0
Short-term investments	—	—	—		—		199.9	—		199.9
Accounts receivable, net	1,201.2	914.0	—		—		11.9	—		2,127.1
Inventories	635.4	2,173.0	1,927.0	5(a)	—		4.4	16.0	6(c)	4,755.8
Prepaid expenses and other current assets	197.4	620.0	—		112.0	5(k)	8.8	2.2	6(a)	940.4

Total current assets	2,255.5	4,708.0	(10,302.7)		12,341.7		319.6	(117.3)		9,204.8
Non-current assets:
Investments	50.8	115.0	—		—		—	—		165.8
Property, plant and equipment, net	828.1	5,034.0	—		—		5.8	—		5,867.9
Goodwill	4,147.8	829.0	6,151.0	5(c)	—		—	2,740.2	6(h)	13,868.0
Other intangible assets, net	9,173.3	1,295.0	26,705.0	5(b)	—		—	4,660.0	6(d)	41,833.3
Deferred tax asset	121.0	214.0	—		—		—	—		335.0
Other non-current assets	33.3	171.0	—		—		11.0	25.9	6(a),(c)	241.2

Total assets	16,609.8	12,366.0	22,553.3		12,341.7		336.4	7,308.8		71,516.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	2,050.6	1,831.0	165.0	5(e)	112.0	5(k)	39.9	88.4	6(e)	4,286.9
Short term borrowings	1,511.5	—	—		12,229.7	5(j)	—	1,209.1	6(a)	14,950.3
Other current liabilities	144.0	80.0	—		—		3.7	(2.2)	6(f)	225.5

Total current liabilities	3,706.1	1,911.0	165.0		12,341.7		43.6	1,295.3		19,462.7
Non-current liabilities:
Long term borrowings	69.9	4,986.0	132.0	5(d)	—		—	4,600.0	6(a)	9,787.9
Deferred tax liability	2,205.9	181.0	8,033.0	5(e),(f)	—		—	1,339.5	6(g)	11,759.4
Other non-current liabilities	798.8	1,364.0	—		—		5.6	391.8	6(b),(f)	2,560.2

Total liabilities	6,780.7	8,442.0	8,330.0		12,341.7		49.2	7,626.6		43,570.2

Equity:
Common stock	58.9	7.0	16.7	5(g),(i)	—		1.5	(1.5)	6(i)	82.6
Additional paid-in capital	4,486.3	4,103.0	14,120.6	5(g),(i)	—		892.7	(892.7)	6(i)	22,709.9
Treasury stock	(320.6)	—	—		—		—	—		(320.6)
Accumulated other comprehensive loss	(183.8)	(495.0)	495.0	5(i)	—		(0.5)	0.5	6(i)	(183.8)
Retained earnings/(accumulated deficit)	5,788.3	309.0	(409.0)	5(i),(e)	—		(606.5)	575.9	6(e),(i)	5,657.7

Total equity	9,829.1	3,924.0	14,223.3		—		287.2	(317.8)		27,945.8

Total liabilities and equity	16,609.8	12,366.0	22,553.3		12,341.7		336.4	7,308.8		71,516.0

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2015

	Shire $'M	Baxalta after reclassification (Note 2) $'M	Baxalta acquisition adjustments (Note 5) $'M	Notes	Baxalta financing adjustments (Note 5)	Notes	Dyax $'M	Dyax pro forma adjustments (Note 6) $'M	Notes	Pro forma combined $'M
Revenues:
Product sales	6,099.9	6,148.0	—		—		66.7	—		12,314.6
Royalties	300.5	—	—		—		13.5	—		314.0
Other revenues	16.3	—	—		—		6.9	—		23.2

Total revenues	6,416.7	6,148.0	—		—		87.1	—		12,651.8

Costs and expenses:
Cost of product sales	969.0	2,332.0	—		—		16.7	10.6	6(c)	3,328.3
Research and development	1,564.0	1,170.0	—		—		58.6	—		2,792.6
Selling, general and administrative	2,341.2	1,273.0	740.8	5(l)	—		64.4	25.5	6(j),(k)	4,444.9
Gain on sale of product rights	(14.7)	—	—		—		—	—		(14.7)
Reorganization costs	97.9	193.0	—		—		—	—		290.9
Integration and acquisition costs	39.8	(60.0)	(35.0)	5(m)	—		—	(13.2)	6(k)	(68.4)

Total operating expenses	4,997.2	4,908.0	705.8		—		139.7	22.9		10,773.6

Operating income/(loss) from continuing operations	1,419.5	1,240.0	(705.8)		—		(52.6)	(22.9)		1,878.2
Interest income	4.2	3.0	—		—		0.8	—		8.0
Interest expense	(41.6)	(51.0)	—		(341.0)	5(p)	(8.9)	(80.2)	6(l),(m)	(522.7)
Other income, net	3.7	6.0	—		—		—	—		9.7

Income/(loss) from continuing operations before income taxes and equity in losses of equity method investees	1,385.8	1,198.0	(705.8)		(341.0)		(60.7)	(103.1)		1,373.2
Income taxes	(46.1)	(270.0)	197.6	5(n)	—		—	12.5	6(n)	(106.0)
Equity in losses of equity method investees, net of taxes	(2.2)	—	—				—	—		(2.2)

Income/(loss) from continuing operations, net of taxes	1,337.5	928.0	(508.2)		(341.0)		(60.7)	(90.6)		1,265.0

Earnings per ordinary share from continuing operation—basic	226.5c									141.7c

Earnings per ordinary share from continuing operations—diluted	225.5c									141.3c

Weighted average number of shares (millions)
Basic	590.4		302.1	5(o)						892.5
Diluted	593.1		302.1	5(o)						895.2

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.     Description of the Baxalta and Dyax transactions

Proposed Combination with Baxalta

        On January 11, 2016 Shire and Baxalta announced that the boards of directors of both companies reached an agreement under which Shire will combine with Baxalta. Under the merger agreement, Baxalta shareholders will receive (i) $18.00 in cash and (ii) either 0.1482 of a Shire ADS or 0.4446 of a Shire ordinary share per Baxalta share, without interest and subject to any applicable withholding taxes. The exchange ratio was based on the 30-day trading day volume weighted average price of Shire ADSs of $199.03 as at January 8, 2016, which implied a total value of $47.50 per Baxalta share.

        The value of the offer, as at the January 8, 2016 closing price of Shire ADSs, represents a premium of approximately 37.5% to Baxalta's share price on August 3, 2015, the day prior to the public announcement of Shire's initial offer for Baxalta. Following the transaction, Baxalta shareholders will hold approximately 34% of the equity interests in the combined company. The parties expect the transaction to close in early June 2016.

Acquisition of Dyax

        On January 22, 2016, Shire completed the acquisition of Dyax. As consideration, Shire paid $37.30 in cash, without interest and less any required withholding taxes for each share of Dyax common stock outstanding at the time of the acquisition (other than shares owned by Dyax or any of its subsidiaries, and shares owned by shareholders who had properly exercised any available rights of appraisal under Delaware law). Under the terms of the merger agreement Dyax shareholders may receive additional value through a non-tradable contingent value right worth $4.00 per share, payable subject to FDA approval of SHP643 (formerly DX-2930) and certain other conditions set forth in the Contingent Value Rights Agreement.

        The preliminary acquisition-date fair value of the purchase consideration is $6,330.0 million, comprised of cash paid on closing of $5,934.0 million and the preliminary fair value of the contingent value right of $396.0 million (maximum payable $646.0 million).

2.     Basis of presentation

        These unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board's Accounting Standards Codification ("ASC") 805, Business Combinations, with Shire as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures, based on the historical financial statements of Shire, Baxalta and Dyax.

        Certain reclassifications have been made to Baxalta's historical combined financial statements to conform to Shire's presentation as follows:

        Reclassifications made to Baxalta's historical combined balance sheet as at December 31, 2015:

	Baxalta before reclassification $'M	Reclassifications $'M	Notes	Baxalta after reclassification $'M
ASSETS
Current assets:
Cash and cash equivalents	1,001.0	—		1,001.0
Accounts receivable, net	914.0	—		914.0
Inventories	2,173.0	—		2,173.0
Prepaid expenses and other current assets	620.0	—		620.0

Total current assets	4,708.0	—		4,708.0
Non-current assets:
Investments	—	115.0	(1)	115.0
Property, plant and equipment, net	5,034.0	—		5,034.0
Goodwill	829.0	—		829.0
Other intangible assets, net	1,295.0	—		1,295.0
Deferred tax asset	214.0			214.0
Other non-current assets	249.0	(78.0)	(1),(2)	171.0

Total assets	12,329.0	37.0		12,366.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	706.0	(706.0)	(3)	—
Accrued liabilities	1,202.0	(1,202.0)	(3),(4)	—
Accounts payable and accrued expenses	—	1,831.0	(3)	1,831.0
Current maturities of long-term debt and lease obligations	3.0	(3.0)	(5)	—
Other current liabilities	—	80.0	(4),(5)	80.0

Total current liabilities	1,911.0	—		1,911.0
Non-current liabilities:
Long term borrowings	5,265.0	(279.0)	(2),(6)	4,986.0
Deferred tax liability	181.0	—		181.0
Other non-current liabilities	1,048.0	316.0	(6)	1,364.0

Total liabilities	8,405.0	37.0		8,442.0

Equity:
Common stock	7.0	—		7.0
Additional paid-in capital	4,103.0	—		4,103.0
Accumulated other comprehensive loss	(495.0)	—		(495.0)
Retained earnings	309.0	—		309.0

Total equity	3,924.0	—		3,924.0

Total liabilities and equity	12,329.0	37.0		12,366.0

(1)
Reclassification of investments ($115.0 million) from "Other non-current assets" to "Investments."

(2)
Reclassification of financing related fees ($37.0 million) from "Long term borrowings" to "Other non-current assets."

(3)
Reclassification of "Accounts payable" ($706.0 million) and of "Accrued liabilities" ($1,125.0 million) to "Accounts payable and accrued expenses."

(4)
Reclassification of income taxes payable ($77.0 million) from "Accrued liabilities" to "Other current liabilities."

(5)
Reclassification of capital lease obligation ($3.0 million) from "Current maturities of long-term debt and lease obligations" to "Other current liabilities."

(6)
Reclassification of capital lease obligations ($316.0 million) from "Long term borrowings" to "Other non-current liabilities."

        Reclassifications made to Baxalta's historical combined statement of income for the year ended December 31, 2015:

	Baxalta before reclassification $'M	Reclassifications $'M	Notes	Baxalta after reclassification $'M
Revenues:
Product sales	6,148.0	—		6,148.0
Royalties	—	—		—
Other revenues	—	—		—

Total revenues	6,148.0	—		6,148.0

Costs and expenses:
Cost of product sales	2,386.0	(54.0)	(5),(6),(9)	2,332.0
Research and development	1,176.0	(6.0)	(1),(8)	1,170.0
Selling, general and administrative	1,442.0	(169.0)	(2),(4),(5),(7),(9)	1,273.0
Reorganization costs	—	193.0	(1),(2),(6),(7),(8)	193.0
Integration and acquisition costs	—	(60.0)	(3),(4)	(60.0)

Total operating expenses	5,004.0	(96.0)		4,908.0

Operating income from continuing operations	1,144.0	96.0		1,240.0
Interest income	—	3.0	(10)	3.0
Interest expense	(48.0)	(3.0)	(10)	(51.0)
Other income, net	102.0	(96.0)	(3),(4)	6.0

Income from continuing operations before income taxes and equity in earnings of equity method investees	1,198.0	—		1,198.0
Income taxes	(270.0)	—		(270.0)

Income from continuing operations, net of taxes	928.0	—		928.0

(1)
Reclassification of business optimization charges of ($9.0) million net credit from "Research and development expenses" to "Reorganization costs."

(2)
Reclassification of business optimization charges of $1.0 million from "Selling, general and administrative expenses" to "Reorganization costs."

(3)
Reclassification of changes in the fair value of contingent consideration of ($97.0) million net credit from "Other expense, net" to "Integration and acquisition costs."

(4)
Reclassification of acquisition related costs of $37.0 million (of which $20.0 million was reported within separation costs) from "Selling, general and administrative expenses" ($36.0 million) and from "Other expense, net" ($1.0 million) to "Integration and acquisition costs."

(5)
Reclassification of amortization expense of $53.0 million from "Cost of product sales" to "Selling, general and administrative expenses."

(6)
Reclassification of separation costs of $20.0 million from "Cost of product sales" to "Reorganization costs."

(7)
Reclassification of separation costs, net of $20.0 million acquisition related costs, of $166.0 million from "Selling, general and administrative expenses" to "Reorganization costs."

(8)
Reclassification of separation costs of $15.0 million from "Research and development expenses" to "Reorganization costs."

(9)
Reclassification of shipping costs of $19.0 million from "Selling, general and administrative expenses" to "Cost of product sales."

(10)
Reclassification of interest income of $3.0 million from "Net interest expense" to "Interest income."

        Further review of Baxalta's detailed accounting policies may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. At this time, Shire is not aware of any differences that would have a material impact on the financial statements of the combined company, other than the presentation differences outlined above.

        The unaudited pro forma condensed consolidated financial statements do not assume any differences in accounting policies between Shire and Dyax. Further review of Dyax's detailed accounting policies may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. At this time, Shire is not aware of any differences that would have a material impact on the financial statements of the combined company.

        Under ASC 805, acquisition related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total combination related transaction costs (excluding financing fees payable) in connection with the Baxalta combination are estimated to be approximately $200.0 million. This estimate includes transaction related costs to be incurred by Baxalta, which are estimated to be approximately $85.0 million (of which $20.0 million have already been accrued or paid in the historical financial statements).

        Total acquisition related costs in connection with the Dyax acquisition are estimated to be approximately $109.9 million. This estimate includes transaction related costs to be incurred by Dyax, which are estimated to be approximately $66.1 million (of which $8.3 million have already been accrued or paid as of December 31, 2015).

        These anticipated costs for Shire are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to retained earnings and an increase in accrued liabilities. The anticipated transaction costs for Baxalta and Dyax are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to net assets acquired and an increase in accounts payable and accrued expenses.

3.     Estimate of Consideration Expected to be Transferred in Connection with the Proposed Combination with Baxalta

        The following is a preliminary estimate of the consideration expected to be paid to effect the combination with Baxalta:

Purchase Consideration
In millions except per share amounts
Estimate of share consideration expected to be transferred to Baxalta shareholders
Number of Baxalta shares outstanding as at December 31, 2015	679.3
Number of Baxalta non-employee director equity awards expected to be converted to Shire ADS	0.1
Multiplied by the conversion ratio	0.1482
Shire ADS expected to be issued	100.7
Closing price of Shire ADS on April 7, 2016	$181.22

Estimated fair value of share consideration	$18,247.3	A

Shares of Shire common stock expected to be issued	302.1
Estimate of cash consideration expected to be transferred to Baxalta shareholders
Number of Baxalta shares outstanding as at December 31, 2015	679.3
Number of Baxalta non-employee director equity awards expected to be converted to Shire ADS	0.1
Multiplied by cash consideration per Baxalta share outstanding	$18.0

Estimated fair value of cash consideration	$12,229.7	B

Estimated fair value of total consideration to be transferred	$30,477.0	C

        For the purposes of these unaudited pro forma condensed combined financial statements, the fair value of share consideration to be transferred is estimated using the closing price of Shire ADSs of $181.22 per Shire ADS as at April 7, 2016, the latest practicable date before the date of this proxy statement/prospectus.

        The estimated consideration for Shire's combination with Baxalta reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration when the proposed combination with Baxalta is consummated. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration paid will be measured on the closing date of the combination at the then-current market price. This requirement will likely result in a per share equity component different from the $26.9 assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. An increase or decrease in the price per Shire ADS assumed in these unaudited pro forma condensed combined financial statements by 30% will increase or decrease the estimated purchase price by approximately $5.5 billion, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease in goodwill.

        Pursuant to the terms of the merger agreement, at the effective date of the combination all in-the-money equity awards held by non-employee directors of Baxalta or Baxter, whether vested or unvested, will be exchanged for the same consideration paid to common stockholders. Accordingly the estimated cash and equity consideration payable as a result of the conversion of non-employee directors has been reflected in the estimated purchase consideration.

        All other Baxalta equity awards which are unvested at the effective date of the combination will be replaced with Shire equity awards. In accordance with ASC 805, the fair value of these replacement equity awards will be bifurcated between purchase consideration and post-acquisition share-based payment expense based, amongst other things, on the completion date fair values of both the original and replacement unvested equity awards and the length of pre- and post-vesting service periods. Shire estimates the fair value of unvested Baxalta Restricted Stock Units would be approximately $132 million as at December 31, 2015. This fair value would be allocated between purchase consideration transferred and post-combination compensation expense. However at this time Shire does not have sufficient information to determine the pre-and post-combination service periods to determine this allocation. Additionally, at this time, Shire does not have sufficient information to determine the combination-date fair values of other unvested Baxalta equity awards, and thus is unable to determine the allocation between consideration transferred and post-combination compensation expense. Accordingly, the unaudited pro forma condensed combined financial statements do not reflect the effect of issuing replacement equity awards in either the preliminary estimated purchase consideration or the unaudited pro forma condensed combined statement of income.

        Following the completion of the combination, Shire will calculate the fair value of all unvested Baxalta equity awards and the replacement Shire equity awards as of the actual acquisition date, in accordance with ASC 718. This will result in the recognition of an incremental component of purchase consideration transferred which is not currently reflected in the preliminary estimate of purchase consideration. In addition, this calculation will be used to determine the fair value amounts related to unvested replacement Shire equity awards which will be recorded as post-combination compensation expense, which is not reflected in the unaudited pro forma condensed combined statement of income.

        All other Baxalta equity awards which are vested at the effective date of the combination will either be replaced with Shire equity awards (to the extent not exercised by the holder prior to completion) or exchanged for the same consideration as common stockholders (to the extent exercised by the holder prior to completion). In accordance with ASC 805 the consideration transferred to settle vested equity awards will be included as part of the purchase consideration. The fair value of consideration transferred will differ depending upon whether the equity awards have been exercised prior to completion of the combination. The decision as to whether to exercise vested Baxalta equity awards prior to completion of the combination is at the discretion of each equity award holder and Shire does not have sufficient information at this time to determine whether, and how many, equity award holders will elect to exercise their vested awards prior to completion of the combination. Accordingly, the preliminary estimate of the purchase consideration and the unaudited pro forma condensed combined balance sheet do not reflect the fair value of consideration that will be transferred to settle vested Baxalta equity awards. Inclusion of this component of consideration would have no impact on the unaudited pro forma condensed combined statement of income.

        However, in order to illustrate the potential impact on the purchase consideration transferred, Shire has estimated the intrinsic value of the vested Baxalta equity awards outstanding as of December 31, 2015 based on information disclosed in Baxalta's Form 10-K, which is the most recent publicly available information.

        Based on the intrinsic value, Shire estimates a potential increase to the estimated purchase consideration (which would give rise to an equivalent increase in goodwill in the pro forma balance sheet) of approximately $311.6 million related to vested Baxalta equity awards, calculated as follows:

	Number of Baxalta Options Exercisable at 12/31/15 (in millions)	Weighted-average Exercise Price	Per Share Offer Price	Intrinsic Value(a)	Estimated Additional Purchase Consideration (in millions)
Options	19.6	$26.98	$42.91	$15.93	$311.6

        (a)   Intrinsic value used as a proxy of fair value for illustrative purposes only. The amount ultimately included for the purchase price consideration for the vested equity awards will vary based on the difference between the intrinsic value and fair value of such awards.

Preliminary purchase price allocation

        Assuming a closing date of Shire's combination with Baxalta of December 31, 2015 the following table sets forth a preliminary estimate of the fair value of the assets acquired and liabilities assumed by Shire, reconciled to the total estimated consideration transferred:

	Note	$'M
Cash and cash equivalents		1,001.0
Accounts receivable, net		914.0
Inventories	(a)	4,100.0
Prepaid expenses and other current assets		620.0
Property, plant and equipment, net	(c)	5,034.0
Investments		115.0
Other intangible assets, net	(b)	28,000.0
Deferred tax asset		214.0
Other non-current assets		171.0
Accounts payable and accrued expenses		(1,896.0)
Other current liabilities		(80.0)
Long term borrowings	(d)	(5,118.0)
Deferred tax liability	(f)	(8,214.0)
Other non-current liabilities	(e)	(1,364.0)
Goodwill	(g)	6,980.0

Estimate of consideration expected to be transferred		30,477.0

(a)
A preliminary fair value estimate of $4,100.0 million has been assigned to inventories to be acquired. The pro forma fair value adjustment to inventories to be acquired is based on the book value of Baxalta's inventories as at December 31, 2015, adjusted as follows based on Shire management's estimates using the following methods:

i.
Finished goods at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort of a market participant;

ii.
Work in process at estimated selling prices of finished goods less the sum of costs to complete the manufacturing of the relevant product, costs of disposal, and a reasonable profit allowance for the completing and selling effort of a market participant; and

iii.
Raw materials at current replacement costs.

Assumptions as to the nature of the products, the margins to be achieved, the value of the selling effort and the stage of completion of work in process inventories have been made by Shire in determining the fair value estimate of Baxalta's inventories for purposes of these unaudited pro forma condensed combined financial statements. The estimated fair value adjustment is preliminary, subject to change and could vary, potentially materially, from the actual fair value adjustment that will be calculated as Shire finalizes its valuation of Baxalta's inventories following the completion of the proposed combination.

(b)
A preliminary fair value estimate of $28,000.0 million has been assigned to intangible assets acquired, primarily consisting of currently marketed product rights and in-process research and development ("IPR&D"). At the date of consummation of the combination, identifiable intangible assets are required to be measured at fair value and these acquired assets may include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets.

  The fair value of identifiable intangible assets is determined primarily using the "income method," which starts with a forecast of all the expected future net cash flows. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, working capital/contributory asset charges and income taxes), the discount rate selected to measure the risks inherent in the future cash flows, and other factors.

  The estimated fair value of the identifiable intangible assets and a preliminary estimate of their weighted average useful lives are as follows:

(in millions)	Estimated fair value	Weighted Average Estimated Useful life
Currently marketed product rights	25,400.0	32 years
In-process research and development*	2,600.0	N/A

Total	28,000.0

*
Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the closing date of the combination, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite lived intangible asset and Shire would begin to amortize the asset into earnings.

  These preliminary estimates of fair value and weighted average useful life could potentially be different from those determined through the final acquisition accounting, and the difference could potentially have a material impact on the accompanying unaudited pro forma condensed combined financial statements. As Shire obtains additional information in respect of the Baxalta intangible assets, additional insight could be gained which could impact (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite lived and indefinite lived intangible assets and/or (iii) the estimated weighted average useful life of each category of intangible assets. The estimated intangible asset fair values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger. These factors include but are not limited to the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the Baxalta's intangible assets and/or to the estimated weighted average useful lives from that assumed by Shire in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to our estimate of associated amortization expense.

(c)
A preliminary fair value estimate of $5,034.0 million, equivalent to the current book value, has been assigned to property, plant and equipment to be acquired, primarily consisting of land, buildings, machinery and equipment and construction in progress. At date of consummation of the combination, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the closing date of the combination. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Shire has only limited information at this time as to the specific nature, age, condition or location of the land, buildings, machinery and equipment, and construction-in-progress. All of these factors can cause differences between the fair value and net book value, and such differences could be material.

(d)
The preliminary fair value estimate of $5,118.0 million has been assigned to Baxalta's debt to be assumed as part of the proposed combination.

(e)
Primarily includes capital lease obligations, pension liabilities and assumed contingent consideration liabilities with a preliminary fair value estimate of $316.0 million, $505.0 million and $426.0 million respectively, after consideration of the fair value information included in Baxalta consolidated financial statements for the year ended December 31, 2015.

(f)
The preliminary estimate of deferred income tax liabilities primarily resulting from the fair value adjustments for acquired inventory and identifiable intangible assets. This estimate was determined based on the excess book basis over the tax basis of the assets acquired at an estimated 28% weighted average statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon Shire's final determination of the fair values of assets acquired and liabilities assumed and the statutory tax rates in the jurisdictions where the fair values are expected to occur.

(g)
Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the fair values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and is not expected to be deductible for tax purposes.

        The accounting for the combination with Baxalta is dependent upon certain valuations that are provisional and are subject to change. Shire will finalize these amounts as it obtains the information necessary to complete the measurement processes. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Shire's future results of operations and financial position.

4.     Fair Value of Consideration Transferred and Preliminary Purchase Price Allocation in Connection with the Acquisition of Dyax

        The fair value of the purchase consideration for the acquisition of Dyax is approximately $6,330.0 million, comprising the following:

Consideration transferred

        A preliminary estimate of fair value of the consideration transferred to acquire Dyax is $6,330.0 million which is comprised of the following:

$'M
Cash consideration for outstanding shares of Dyax common stock at $37.30 per share	5,685.0
Cash consideration for settling Dyax's stock options and restricted stock units	249.0

Fair value of cash consideration	5,934.0
Fair value of contingent value right	396.0

Preliminary fair value of contingent consideration	396.0

Preliminary fair value of total purchase consideration	6,330.0

Preliminary purchase price allocation

        A preliminary estimate of the fair value of the assets acquired and liabilities assumed by Shire, reconciled to the total consideration transferred is as follows:

$'M
Cash and cash equivalents	94.6
Short term investments	199.9
Accounts receivable, net	11.9
Inventories (current and non-current)	47.8
Other current assets	8.8
Property, plant and equipment	5.8
Goodwill	2,740.2
Other intangible assets	4,660.0
Other non-current assets	1.1
Accounts payable and accrued expenses	(97.7)
Other current liabilities	(1.5)
Non-current deferred tax liabilities	(1,339.5)
Other non-current liabilities	(1.4)

Preliminary fair value of net assets acquired	6,330.0

5.     Pro Forma Adjustments in Connection with the Proposed Combination with Baxalta

        The Baxalta pro forma adjustments reflected in the unaudited condensed combined financial statements represent estimated values and amounts based on available information and do not reflect anticipated synergies had the proposed combination been completed as at the dates indicated above. The unaudited pro forma condensed combined balance sheet reflects the proposed combination using the acquisition method of accounting as at December 31, 2015, and the unaudited pro forma condensed combined statement of income reflects the proposed combination using the acquisition method as at January 1, 2015.

        This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; and Note 3. Estimate of Consideration Expected to be Transferred.

Pro forma adjustments to the condensed combined balance sheet as at December 31, 2015:

        Adjustments included in the column under the heading "Baxalta acquisition adjustments" represent the following:

(a)    Inventory

        Represents the adjustment required to record Baxalta's inventory at its estimated fair value. This estimated step-up in inventory value is preliminary, subject to change and could vary materially from the actual step-up in value calculated after consummation of the combination. Shire will reflect the increased value of inventory in cost of product sales as the acquired inventory is sold which, for purposes of these unaudited pro forma condensed combined financial statements, is assumed to occur within the first 12 months following the completion of the combination. As there is no continuing impact of the inventory step-up on Shire's results, the impact on cost of product sales of the unwind of the step-up in value of acquired inventory is not included in the unaudited pro forma condensed combined statement of income. Inclusion of this adjustment would result in an additional charge to cost of product sales of $1,927.0 million in the unaudited pro forma condensed combined statement of income.

(b)    Intangible assets

        Represents the adjustment required to record acquired intangible assets to their estimated preliminary fair value of ($28,000.0 million), and to eliminate the book value of Baxalta's historical intangible assets ($1,295.0 million).

(c)    Goodwill

        Represents the adjustment required to record the preliminary estimate of goodwill arising from the combination ($6,980.0 million) and to eliminate the book value of Baxalta's historical goodwill ($829.0 million).

(d)    Long-term borrowings

        Represents the adjustment required to record Baxalta's long-term borrowings to their estimated preliminary fair value.

(e)    Combination related costs

        Represents estimated transaction costs (excluding costs associated with acquisition financing) to be incurred by Shire ($100.0 million) and Baxalta ($65.0 million) related to the combination of $165.0 million that were not previously recorded in the historical combined financial statements, and estimated related taxes of $21.0 million.

        As there is no continuing impact of the combination related costs, the impact of these costs is not included in the unaudited pro forma condensed combined statement of income.

(f)    Deferred tax liabilities

        Reflects the estimated adjustment to deferred income tax liabilities resulting from the fair value adjustments for acquired inventory and identifiable intangible assets. This estimate was determined based on the excess book basis over the tax basis of the assets acquired at an estimated 28% weighted average statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon Shire's final determination of the fair values of assets acquired and liabilities assumed and the statutory tax rates in the jurisdictions where the fair values are expected to occur.

(g)    Estimated Stock Consideration Expected to be Transferred

        Represents the adjustment to record the equity portion of the merger consideration, at fair value as follows:

	Common Stock, Number of shares	Common Stock ($)	Additional paid-in capital ($)	Total Equity ($)
	(in millions)
Shares of Shire common stock expected to be issued	302.1	23.7	18,223.6	18,247.3

(h)    Estimated Cash Consideration Expected to be Transferred

        Represents the adjustment required to record the cash portion of the merger consideration estimated to be $12,229.7 million.

(i)    Shareholders' equity

        Represents the adjustment to eliminate Baxalta's historical shareholders' equity, and to record an estimate of the remaining combination-related costs to be incurred by Shire (assumed to be non-recurring), as follows:

$'M
Common stock	(7.0)
Additional paid-in capital	(4,103.0)
Accumulated other comprehensive loss	495.0
Retained earnings	(309.0)
Combination-related costs*	(100.0)

Total Adjustments to Shareholders' equity	(4,024.0)

*
Combination-related costs are not reflected in the unaudited pro forma statement of income as they are not expected to have an on-going impact.

        Adjustments included in the column under the heading "Baxalta financing adjustments" represent the following:

(j)    Acquisition financing

        Shire has secured an $18.0 billion, 12 month fully underwritten Bridge Facility (with a one-year extension option exercisable at Shire's discretion), which we refer to as the Bridge Facility, to finance the combination with Baxalta, of which $13.0 billion is available to fund the cash consideration payable and certain related costs in respect of the combination with Baxalta and $5.0 billion is available to finance the redemption of Baxalta's senior notes, if required. After the closing date of the combination Shire intends to re-finance borrowings under the Bridge Facility in due course. The financing of the transaction has been structured with the intention of maintaining an investment grade credit rating for the combined company. For the purposes of the unaudited pro forma condensed combined financial statements, it has been assumed that the Bridge Facility will be used solely to fund the cash consideration payable in respect of the acquisition (estimated at $12,229.7 million). The unaudited pro forma condensed combined balance sheet presents the borrowings under the Bridge Facility as short-term borrowings.

        Adjustments arising from any potential redemption of Baxalta's existing borrowings are excluded from the unaudited pro forma financial information since such redemption is not certain at the time of preparation of these pro forma financial statements and is not considered directly attributable to the combination with Baxalta.

(k)    Financing costs

        Represents financing related transaction fees expected to be incurred (estimated at $112.0 million), all of which are expected to be initially capitalized in prepaid expenses and other current assets as debt issuance costs associated with the underwritten Bridge Facility.

        Pro forma adjustments to the condensed combined statement of income, relating to the proposed combination with Baxalta for the year ended December 31, 2015

        Adjustments included in the column under the heading "Baxalta acquisition adjustments" represent the following:

(l)    Amortization of intangibles

        To adjust amortization expense to include an estimate of intangible asset amortization based on an estimated weighted average useful life of 32 years for acquired definite lived intangible assets of $793.8 million and to eliminate Baxalta's historical intangible asset amortization expense of $53.0 million.

(m)    Combination related costs

        Represents the adjustment to eliminate combination related costs incurred by Shire ($15.0 million) and Baxalta ($20.0 million) in the year ended December 31, 2015 which are directly attributable to the pending combination but which are not expected to have a continuing impact.

(n)    Income tax

        Reflects the income tax impact of the pro forma adjustments, primarily related to amortization of intangible assets. An estimated weighted average statutory tax rate of 28% was applied to the applicable pro forma adjustments.

        The effective tax rate of the combined company could be significantly different than the weighted average tax rate assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors.

(o)    Weighted average number of shares

        The unaudited pro forma combined basic and diluted earnings per share from continuing operations for the periods presented have been adjusted by the number of Shire common shares expected to be issued in connection with the proposed combination with Baxalta.

        These unaudited pro forma combined basic and diluted earnings per share from continuing operations have not been adjusted to reflect the potential impact on the dilutive number of shares arising as a result of the replacement of unvested Baxalta equity awards with Shire equity based awards as there is currently insufficient information to determine the dilutive impact.

(In millions)	Year ended December 31, 2015
Adjustment to basic and diluted weighted average number of Shire common shares outstanding
Number of Shire ADSs expected to be issued at a conversion ratio of 0.1482 per share of Baxalta stock	100.7

Number of shares of Shire common stock expected to be issued (three shares of common stock to one Shire ADS).	302.1

        Adjustments included in the column under the heading "Baxalta financing adjustments" represent the following:

(p)    Interest expense

        Interest expense for the year ended December 31, 2015 consists of contractual interest expense ($229.0 million) and amortization of debt issuance costs ($112.0 million) associated with the Bridge Facility, using a weighted average interest rate of 1.88%.

        A 1/8 percent change in the interest rate would result in an increase or a decrease in the pro forma interest expense by $29.0 million for the year ended December 31, 2015.

6.     Pro Forma Adjustments in Connection with the Acquisition of Dyax

        The Dyax pro forma adjustments reflected in the unaudited condensed combined financial statements represent estimated values and amounts based on available information and do not reflect anticipated synergies had the acquisition been completed as at the dates indicated above. The unaudited pro forma condensed combined balance sheet reflects the acquisition using the acquisition method of accounting as at December 31, 2015, and the unaudited pro forma condensed combined statement of income reflects the acquisition using the acquisition method as at January 1, 2015.

Pro forma adjustments to the condensed combined balance sheet as at December 31, 2015:

(a)    Acquisition financing

        The up-front cash consideration for the acquisition of Dyax is $5,934.0 million. These adjustments reflect the funding of the purchase consideration by utilizing (i) Shire's cash and cash equivalents of $135.5 million, (ii) $5,600 million of drawings from the November 2015 Facilities Agreement, and (iii) $209.1 million of additional drawings from the RCF. The drawings from the November 2015 Facilities Agreement and the RCF were made subsequent to December 31, 2015 and thus are not reflected in Shire's historical consolidated balance sheet.

        Total debt issuance costs of $30.2 million were incurred in respect of the November 2015 Facilities Agreement, of which $19.6 million was included in the historical Shire balance sheet, with the remaining$10.6 million recorded as an adjustment to the pro forma condensed combined balance sheet. The additional debt issuance costs of $10.6 million were financed through RCF.

(b)    Contingent value right

        This adjustment records the contingent value right payable to Dyax's shareholders at its preliminary fair value of $396.0 million. Pursuant to the merger agreement, Dyax shareholders may receive additional value through a non-tradable contingent value right to receive $4.00 per share for each share of Dyax common stock acquired at closing, payable subject to FDA approval of SHP643 and certain other conditions set forth in the Contingent Value Rights Agreement.

(c)    Inventory

        Represents the adjustment of $33.5 million to record the acquired inventories at estimated fair value of $47.8 million, of which $27.4 million has been recorded as a long term asset within the other non-current asset caption. The difference between Dyax's historical inventory and Shire's recorded fair value will be amortized as an increase to cost of sales. As the step-up in fair value of Dyax inventory is not expected to be fully unwound within 12 months of the acquisition, this adjustment is deemed to have a continuing impact on the financial statements, and $10.6 million has been amortized to cost of sales as a pro forma adjustment to the pro forma condensed combined statement of income.

(d)    Other intangible assets

        A preliminary fair value estimate of $4,660.0 million has been assigned to intangible assets acquired, consisting of Kalbitor ($135.0 million), which is a marketed product; SHP643 ($4,100.0 million), which is an in-process research and development asset; and various contract based royalty arrangements ($425.0 million).

        The following table summarizes the estimated fair value of identifiable intangible assets and their useful lives. Estimated 2015 amortization has been calculated using a straight-line method.

	Estimated Fair Value $'M	2015 Amortization $'M	Estimated Useful Life in Years
In-process research and development*	4,100.0
Royalty arrangements (pre-commercialization)**	225.0		~8
Kalbitor (currently marketed product)	135.0	7.5	18
Contract based royalty arrangements***	200.0	26.3	~8

Total Intangible Assets	4,660.0

Pro forma adjustment to amortization expense		33.8

*
In-process research and development useful lives will be determined after commercialization and will be amortized on a straight-line basis.

**
The estimated useful life of the pre-commercialization royalty arrangements represents the weighted average useful life of 5 arrangements. Upon future commercialization of these royalty arrangements, Shire will begin to receive the economic benefit of the intangible assets and will commence amortization on a straight line basis over the remaining contractual terms of the arrangements. The royalty arrangements expire between 2024 and 2029.

***
The estimated useful life of the contract based royalty arrangements represents the weighted average useful life of 2 arrangements.

(e)    Acquisition related costs

        Represents estimated additional transaction costs (excluding costs associated with acquisition financing) of Shire ($30.6 million) and Dyax ($57.8 million) related to the acquisition that were not previously recorded in the historical financial statements.

        The anticipated transaction costs of Shire are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to retained earnings and an increase in accrued liabilities. The anticipated transaction costs of Dyax are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to net assets acquired.

        As there is no continuing impact of the transaction costs, the impact of these costs is not included in the unaudited pro forma condensed combined statement of income.

(f)    Deferred revenue and deferred rent

        Represents the adjustments to record deferred revenue and deferred rent at fair value.

(g)    Deferred tax liabilities

        Represents the adjustment to reflect the portion of the acquired identifiable intangible assets (adjustment (d)), and to a lesser extent the fair value adjustment of inventory (adjustment (c)), that will not be tax deductible. This estimate is based on the preliminary valuations for the acquired intangible assets and the statutory tax rates in the jurisdictions where those fair value adjustments are reasonably expected to occur.

        This non-current deferred tax liability is partially offset by a preliminary non-current deferred tax asset related to the ability to recognize Dyax's historical tax operating losses, tax credits, and other temporary differences.

(h)    Goodwill

        To record goodwill related to the Dyax acquisition, representing the amount of purchase consideration in excess of the fair value of the net assets acquired. At this time, the goodwill preliminarily relates to synergies that are expected to be realized in the development and commercialization of SHP643, and establishing a deferred tax liability for the acquired identifiable intangible assets which have no tax basis (adjustment (g)).

(i)    Shareholders' equity

        Represents the adjustment to eliminate Dyax's historical shareholders' equity, and to record an estimate of Shire's remaining acquisition-related costs, as follows:

$'M
Common stock	(1.5)
Additional paid-in capital	(892.7)
Accumulated other comprehensive loss	0.5
Retained earnings	606.5
Acquisition related costs*	(30.6)

Total adjustments to shareholders' equity	(317.8)

*
Acquisition-related costs are not reflected in the unaudited pro forma condensed combined statement of income as they are not expected to have an on-going impact.

        Pro forma adjustments to the condensed combined statement of income, relating to the acquisition of Dyax for the year ended December 31, 2015

(j)    Amortization of intangibles

        Represents the amortization expense of definite lived intangible assets acquired of $33.8 million for the year ended December 31, 2015. Amortization expense has been calculated on a straight-line basis.

(k)    Acquisition related costs

        Represents the adjustment to eliminate acquisition related costs incurred by Shire ($13.2 million) and Dyax ($8.3 million) in the year ended December 31, 2015, which are directly attributable to the combination but which are not expected to have a continuing impact.

(l)    Interest expense

        Reflects interest expense associated with the $5,600 million drawn down under the November 2015 Facilities Agreement and $209.1 million of additional borrowings under the RCF. Interest expense of $67.9 million has been estimated as if the purchase consideration was paid, and the relevant loans drawn down, on January 1, 2015, using a weighted average interest rate of 1.17%.

        A 1/8 percent change in the interest rate would result in an increase or a decrease in the pro forma interest expense by $7.3 million for the year ended December 31, 2015.

(m)    Amortization of debt issue costs

        Represents $12.3 million of amortization of debt issue costs that were incurred on arranging the November 2015 Facilities Agreement, assuming the borrowings had occurred on January 1, 2015.

(n)    Income taxes

        Reflects the estimated tax benefit (based on statutory tax rates in the various jurisdictions where these adjustments are reasonably expected to occur), primarily related to the increase in amortization expense.

DESCRIPTION OF SHIRE ORDINARY SHARES

        All of Shire's issued ordinary shares are fully paid or credited as fully paid and nonassessable. This section describes the terms of Shire ordinary shares. The following description is only a summary and is qualified in its entirety by reference to applicable law, the Shire memorandum and the Shire articles.

Dividends

        Subject to the provisions of the Companies (Jersey) Law 1991, as amended, which we refer to as the Jersey Companies Law, Shire may by ordinary resolution declare dividends, but no such dividend shall exceed the amount recommended by the Shire board. Subject to the provisions of the Jersey Companies Law, the Shire board may pay fixed and interim dividends if and in so far as appears to the Shire board to be justified by the financial position of Shire.

        Except as otherwise provided by the rights attaching to any ordinary shares or the terms of issue thereof, or pursuant to the income access share arrangements, all dividends shall be apportioned and paid pro rata according to the amounts paid on the shares during any portion or portions of the period in respect of which the dividend is paid.

Income Access Arrangements

        Pursuant to the Scheme of Arrangement, which we refer to as the Scheme, that became effective on May 23, 2008, Shire became the holding company of the former holding company of the Shire group, Shire Biopharmaceuticals Holdings, which we refer to as Old Shire. As a result of the Scheme, Shire has put in place income access arrangements which enable holders of Shire ordinary shares, other than Shire ADS holders, to choose whether they receive their dividends from Shire, a company tax resident in the Republic of Ireland, or from Old Shire, a Shire group company tax resident in the U.K.

        Old Shire has issued one income access share to the Income Access Trust, which we refer to as the IAS Trust, which is held by the trustee of the IAS Trust, which we refer to as the Trustee. The mechanics of the arrangements are as follows:

  i)
  If a dividend is announced or declared by Shire on its ordinary shares, an amount is paid by Old Shire by way of a dividend on the income access share to the Trustee, and such amount is paid by the Trustee to holders of Shire ordinary shares who have elected (or are deemed to have elected) to receive dividends under these arrangements. The dividend which would otherwise be payable by Shire to holders of Shire ordinary shares will be reduced by an amount equal to the amount paid to holders of Shire ordinary shares by the Trustee.

  ii)
  If the dividend paid on the income access share and on-paid by the Trustee to holders of Shire ordinary shares is less than the total amount of the dividend announced or declared by Shire on its ordinary shares, Shire will be obliged to pay a dividend on the relevant ordinary shares equivalent to the amount of the shortfall. In such a case, any dividend paid on the ordinary shares will generally be subject to Irish withholding tax at the rate of 20% or such lower rate as may be applicable under exemptions from withholding tax contained in Irish law.

  iii)
  A holder of Shire ordinary shares is entitled to make an income access share election such that he/she will receive his/her dividends (which would otherwise be payable by Shire) under these arrangements from Old Shire. This can be done by submitting an IAS arrangement election form containing information on the participating holder of Shire ordinary shares as required by law.

  iv)
  A holder of Shire ordinary shares who holds 25,000 or fewer ordinary shares at the first record date after he/she first becomes a holder of Shire ordinary shares, and who does not make a contrary election, will be deemed to have made an election (pursuant to the Shire articles) such that he/she will receive his/her dividends under these arrangements from Old Shire.

        The depositary bank has made an election on behalf of all holders of Shire ADSs such that they will receive dividends from Old Shire under the income access share arrangements. Dividends paid by Old Shire under the income access share arrangements will not, under current legislation, be subject to any U.K. or Irish withholding taxes. If a holder of Shire ADSs does not wish to receive dividends from Old Shire under the income access share arrangements, he/she must withdraw his/her ordinary shares from the Shire ADS program prior to the dividend record date set by the depositary bank and request delivery of the Shire ordinary shares. This will enable him/her to receive dividends from Shire (if necessary, by making an election to that effect).

        It is the expectation, although there can be no certainty, that Old Shire will distribute dividends on the income access share to the Trustee for the benefit of all holders of Shire ordinary shares who make (or are deemed to make) an income access share election in an amount equal to what would have been such holder's entitlement to dividends from Shire in the absence of the income access share election. If any dividend paid on the income access share and or paid to holders of Shire ordinary shares is less than such holder's entitlement to dividends from Shire in the absence of the income access share election, the dividend on the income access share will be allocated pro rata among the holders of Shire ordinary shares and Shire will pay the balance to these holders of Shire ordinary shares by way of dividend. In such circumstances, there will be no grossing up by Shire in respect of, and Old Shire and Shire will not compensate those holders of Shire ordinary shares for, any adverse consequences including any Irish withholding tax consequences.

        Shire will be able to suspend or terminate these arrangements at any time, in which case the full Shire dividend will be paid directly by Shire to those holders of Shire ordinary shares (including the depositary bank) who have made (or are deemed to have made) an income access share election. In such circumstances, there will be no grossing up by Shire in respect of, and Old Shire and Shire will not compensate those holders of Shire ordinary shares for, any adverse consequences including any Irish withholding tax consequences.

Proposed Amendment to the Income Access Arrangements

        It is proposed that an amended set of articles of association, which we refer to as the new articles, will be adopted (should the requisite majority of stockholders vote in favor of the resolution) at Shire's next annual general meeting on April 28, 2016.

        If adopted, the new articles will make changes to Shire's income access arrangements in order to facilitate certain reporting obligations which have arisen as a result of recent developments in global tax law (namely, the introduction of the US Foreign Account Tax Compliance Act and the Common Reporting Standard). The provisions of the new articles are intended to facilitate the new reporting requirements and safeguard Shire, its subsidiaries and the income access trustee, which we refer to as the IAS Trustee, and each of their respective agents, in the event of any future changes to legal and/or regulatory requirements applicable to the income access arrangements, and therefore to support their ongoing operation.

        In particular, the new articles state that any election made by a stockholder to be paid dividends by a subsidiary of Shire resident for tax purposes in the United Kingdom, which we refer to as an IAS Election, shall only be deemed to have been made in relation to any dividend if the relevant stockholder: (i) provides Shire with such information as Shire's board of directors may determine is necessary in order for Shire, any of its subsidiaries and/or the IAS Trustee, and each of their respective agents, to comply with any applicable legal and/or regulatory requirements relating to the payment of any amounts under the income access arrangements; and (ii) complies with such other terms as Shire's board of directors may determine by way of written notice to the relevant stockholder or by way of publishing a written notice on a website from time to time. Furthermore, failure by a stockholder that made an IAS Election (or was deemed to have made an IAS Election) under the articles of association in existence prior to the adoption of the new articles (the Shire articles) to comply with (i) and (ii) above in relation to any dividend shall result in their election being deemed not to have been made in respect of that dividend (unless Shire's board of directors, at its discretion, determines otherwise).

        Given the above (in particular, the requirement for a shareholder, when making an IAS Election, to provide Shire with information and to comply with terms pursuant to (i) and (ii) respectively), with effect from the adoption of the new articles, the default arrangement under the Shire articles whereby an IAS Election is deemed to have been made by a stockholder that holds 25,000, or fewer, ordinary shares will cease to take effect. However, the new articles allow Shire's board of directors the discretion to re-instate this arrangement, or to implement a similar arrangement (on such terms as Shire's board of directors considers appropriate), in the future should Shire's board of directors consider, amongst other things, it to be administratively feasible and in the best interests of stockholders generally. The opportunity has also been taken to allow Shire's board of directors a wider discretion to amend and update the terms of the income access arrangements in the future should Shire's board of directors determine that it is necessary to do so.

Rights in a Winding-Up

        Under the Jersey Companies Law, except as provided by the rights and restrictions attached to any class of shares, the holders of ordinary shares will be entitled to participate in any surplus assets in a winding up in proportion to their shareholdings. Pursuant to the Shire articles, Shire may, with the sanction of a special resolution and any other sanction required by the Jersey Companies Law, divide among the members in kind the whole or any part of the assets of Shire and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members.

        The assets of Shire available for distribution among the members will be applied first in payment of the nominal amount of the ordinary shares, secondly in payment of the nominal amount to the holders of the two subscriber ordinary shares, and the remainder of the assets of the Company available for distribution will be applied in distribution to the holders of ordinary shares pro rata to the aggregate nominal amount of their holding of ordinary shares.

Voting Rights

        Subject to any special terms as to voting attached to any shares and to the Shire articles, on a show of hands every member who is present in person or by proxy shall have one vote and on a poll every member who is present in person or by proxy shall have one vote for every share of which he is the holder.

        For a description of the method by which the ordinary shares held by the Depositary will be voted, see "Description of Shire American Depositary Shares and American Depositary Receipts—Voting Rights."

        Since under Jersey law voting rights are only conferred on registered holders of shares, a person holding through a nominee may not directly demand a poll. This includes holders of ADSs that are not registered holders of shares.

Preemptive Rights

        The Shire articles confer on stockholders, to the extent not disapplied and other than in respect of issuances for a consideration that is wholly or partly otherwise than in cash or issuances under employee share plans, rights of pre-emption in respect of the issuance of shares that are or are to be paid for wholly in cash. These provisions may be disapplied by a special resolution of the stockholders, either generally or specifically, in the case of companies whose shares are quoted on the Official List of the London Stock Exchange, generally not exceeding 15 months from the date of the resolution or, if earlier, the date of the next annual general meeting. With respect to future issuances of Shire shares that are or are to be paid for wholly in cash and except to the extent already disapplied, stockholders will have to approve the disapplication of preemptive rights.

Variation of Rights

        Subject to the provisions of the Jersey Companies Law and to any rights attached to existing shares, all or any of the rights attached to any class of shares may be varied either with the written consent of the holders of not less than three-fourths in nominal value of the issued shares of the class (excluding any treasury shares) or the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class. At every such separate meeting, the quorum shall be two persons present in person holding or representing by proxy at least one-third in nominal amount of the issued shares of the class or, at an adjourned meeting, any holder of the shares in question whether present in person or by proxy. The rights conferred upon the holders of any class of shares shall not, unless expressly attached to the terms of issuance of the shares, be determined to be altered by the creation or issuance of further shares ranking pari passu with those shares.

Other Shares Information

        There are currently no Jersey foreign exchange controls on the payment of dividends on the ordinary shares or the conduct of Shire's operations. There are no restrictions under the Shire memorandum, the Shire articles or under Jersey law that limit the right of non-resident or foreign owners to hold or vote Shire's ordinary shares that do not apply generally to all stockholders, regardless of their place of residence or nationality. However, no stockholders are entitled to receive notices from Shire, including notices of stockholders' meetings, unless they have given an address in Jersey or the U.K. to Shire to which those notices may be sent. Notwithstanding the foregoing, Shire provides information to the depositary, which in turn forwards that information to the holders of ADSs.

 DESCRIPTION OF SHIRE AMERICAN DEPOSITARY SHARES

        Citibank, N.A. is the depositary for the Shire ADSs. Citibank's depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. (London Branch), located at Citigroup Centre Canary Wharf, London E14 5LB.

        Shire has appointed Citibank as depositary pursuant to the deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC's website at www.sec.gov. Please refer to Registration Number 333-200206 when retrieving such copy.

        Shire is providing you with a summary description of the material terms of the Shire ADSs and of your material rights as an owner of Shire ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of Shire ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. Shire urges you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of Shire ADSs but that may not be contained in the deposit agreement.

        Each Shire ADS represents the right to receive, and to exercise the beneficial ownership interests in, three (3) Shire ordinary shares that are on deposit with the depositary and/or custodian. A Shire ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the Shire ADS but that has not been distributed to the owners of Shire ADSs because of legal restrictions or practical considerations. Shire and the depositary may agree to change the Shire ADS-to-Shire ordinary share ratio by amending the deposit agreement. Such an amendment may give rise to, or change, the depositary fees payable by Shire ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of Shire ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the Shire ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the Shire ADSs for the benefit of the holders and beneficial owners of the corresponding Shire ADSs. A beneficial owner of Shire ADSs may or may not be the holder of Shire ADSs. Beneficial owners of Shire ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the Shire ADSs, the registered holders of the Shire ADSs (on behalf of the applicable Shire ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding Shire ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

        If you become an owner of Shire ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your Shire ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of Shire ADSs and those of the depositary. As a Shire ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Shire ordinary shares will continue to be governed by the laws of Jersey, which may be different from the laws in the United States.

        As an owner of Shire ADSs, Shire will not treat you as one of its stockholders and you will not have direct stockholder rights. The depositary will hold on your behalf the stockholder rights attached to the Shire ordinary shares underlying your Shire ADSs. As an owner of Shire ADSs you will be able to exercise the stockholders rights for the Shire ordinary shares represented by your Shire ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any stockholder rights not contemplated in the deposit agreement you will, as a Shire ADS owner, need to arrange for the cancellation of your Shire ADSs and become a direct stockholder.

        As an owner of Shire ADSs, you may hold your Shire ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated Shire ADSs directly on the books of the depositary (commonly referred to as the "direct registration system" or "DRS"). The direct registration system reflects the uncertificated (book-entry) registration of ownership of Shire ADSs by the depositary. Under the direct registration system, ownership of Shire ADSs is evidenced by periodic statements issued by the depositary to the holders of the Shire ADSs. The direct registration system includes automated transfers between the depositary and DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your Shire ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as a Shire ADS owner. Banks and brokers typically hold securities such as the Shire ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of Shire ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All Shire ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the Shire ADSs directly by means of a Shire ADS registered in your name and, as such, Shire will refer to you as the "holder." When Shire refers to "you," Shire assumes the reader owns Shire ADSs and will own Shire ADSs at the relevant time.

        The registration of the Shire ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable Shire ordinary shares with the beneficial ownership rights and interests in such Shire ordinary shares being at all times vested with the beneficial owners of the Shire ADSs representing the Shire ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the Shire ADSs representing the deposited property.

Dividends and Distributions

        As a holder of Shire ADSs, you generally have the right to receive the distributions Shire makes on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of Shire ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of Shire ADSs held as of the specified record date, after deduction the applicable fees, taxes and expenses. The below distributions will be made only if Shire provides timely written notice to the depositary of such distribution and to the extent the depositary determines in its discretion that such distribution is practicable with respect to any holder.

Distributions of Cash

        Whenever Shire makes a cash distribution for the securities on deposit with the custodian, Shire will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the Jersey laws and regulations.

        The conversion into U.S. dollars will take place only if this is permissible and can be done on a reasonable basis and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

        The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

Distributions of Shares

        Whenever Shire makes a free distribution of Shire ordinary shares for the securities on deposit with the custodian, Shire will deposit the applicable number of Shire ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will distribute to holders new Shire ADSs representing the Shire ordinary shares deposited. Only whole new Shire ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

        The distribution of new Shire ADSs will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

Distributions of Rights

        Whenever Shire intends to distribute rights to purchase additional Shire ordinary shares, Shire will give timely written notice to the depositary.

        The depositary will establish procedures to distribute rights to purchase additional Shire ADSs to holders and to enable such holders to exercise such rights if Shire provides satisfactory evidence to the depositary that the depositary may lawfully distribute such rights.

        You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new Shire ADSs upon the exercise of your rights.

        The depositary will not distribute the rights to you if:

  •
  Shire does not timely request that the rights be distributed to you or Shire requests that the rights not be distributed to you;

  •
  Shire fails to provide satisfactory evidence to the depositary that the depositary may lawfully distribute such rights; or

  •
  It is not practicable to distribute the rights.

        The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Other Distributions

        Whenever Shire intends to distribute property other than cash, Shire ordinary shares or rights to purchase additional Shire ordinary shares, Shire will provide timely written notice to the depositary.

        If the depositary deems such distribution to be equitable and practicable, the depositary will distribute the property to the holders in a manner it deems equitable and practicable.

        The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

        The depositary will not distribute the property to you and will sell the property if the depositary deems such distribution not be equitable or practicable.

        The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Shire Ordinary Shares

        The Shire ordinary shares held on deposit for your Shire ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Shire ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of Shire.

        If any such change were to occur, your Shire ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the Shire ordinary shares held on deposit. The depositary may, in its discretion (i) amend the form of ADR; (ii) distribute additional or amended Shire ADSs; (iii) distribute cash, securities or other property it has received in connection with such actions; (iv) sell any securities or property received and distribute the proceeds as cash; or (v) none of the above.

        If the depositary does not choose any of (i)-(iv), any of the cash, securities or other property it receives shall constitute part of the deposited securities and each Shire ADS will then represent a proportionate interest in such property.

Issuance of Shire ADSs upon Deposit of Shire Ordinary Shares

        The depositary may create Shire ADSs on your behalf if you or your broker deposit Shire ordinary shares with the custodian. Shire ordinary shares deposited with the custodian must be accompanied by certain documents, including instruments showing that such Shire ordinary shares have been properly transferred or endorsed by the person on whose behalf the deposit is being made.

        Upon each deposit of Shire ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary, the depositary will issue the corresponding Shire ADSs in the name of the person entitled thereto. All of the Shire ADSs issued will, unless specifically requested to the contrary, be part of the depositary's direct registration system and registered holders will receive periodic statements from the depositary which will show the number of Shire ADSs registered in such holder's name. A Shire ADS holder can always request that the Shire ADSs not be held through the depositary's direct registration system and that a certificated ADR be issued.

        The depositary will only issue Shire ADSs in whole numbers.

Transfer, Combination and Split Up of ADRs

        As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the Shire ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

  •
  ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

  •
  provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

  •
  provide any transfer stamps required by the State of New York or the United States; and

  •
  pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

        To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Shire Ordinary Shares Upon Cancellation of Shire ADSs

        As a holder, you will be entitled to present your Shire ADSs to the depositary for cancellation and then receive the corresponding number of underlying Shire ordinary shares at the custodian's offices. In order to withdraw the Shire ordinary shares represented by your Shire ADSs, you will be required to pay to the depositary the fees for cancellation of Shire ADSs and any charges and taxes payable upon the transfer of the Shire ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the Shire ADSs will not have any rights under the deposit agreement.

        If you hold Shire ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your Shire ADSs.

        You will have the right to withdraw the securities represented by your Shire ADSs at any time except for:

  •
  Temporary delays that may arise because (i) the transfer books for the Shire ordinary shares or Shire ADSs are closed, or (ii) Shire ordinary shares are immobilized on account of a shareholders' meeting or a payment of dividends;

  •
  Obligations to pay fees, taxes and similar charges; and

  •
  Restrictions imposed because of laws or regulations applicable to Shire ADSs or the withdrawal of securities on deposit.

        The deposit agreement may not be modified to impair your right to withdraw the securities represented by your Shire ADSs except to comply with mandatory provisions of law.

Voting Rights

        As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Shire ordinary shares represented by your Shire ADSs. For more information on the voting rights of holders of Shire ordinary shares see "Description of Shire Ordinary Shares—Voting Rights."

        At Shire's request, the depositary will distribute to you any notice of stockholders' meeting received from Shire together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by Shire ADSs.

        If the depositary timely receives voting instructions from a holder of Shire ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder's Shire ADSs in accordance with such voting instructions.

        If Shire is able to provide the depositary with required legal opinions in form acceptable to it, to the extent holders of Shire ADSs do not provide voting instructions to the depositary, such holders shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by Shire, provided that no such instruction shall be deemed to be given and no discretionary proxy shall be given with respect to matters which Shire informs the depositary that it does not wish such proxy given.

        Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated herein). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. Shire cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges for which Holders of Shire ADSs are Responsible Following the Merger

        Following the effective time of the merger, as a Shire ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees
• Issuance of Shire ADSs (i.e., an issuance of Shire ADS upon a deposit of Shire ordinary shares, excluding ADS issuances as a result of distributions of Shire ordinary shares)	Up to $0.05 per Shire ADS issued
• Cancellation of Shire ADSs (i.e., a cancellation of Shire ADSs for delivery of deposited property)	Up to $0.05 per Shire ADS cancelled
• Distribution of cash dividends or other cash distributions (i.e., upon a sale of rights and other entitlements)	Up to $0.02 per Shire ADS held
• Distribution of Shire ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional Shire ADSs	Up to $0.02 per Shire ADS held
• Distribution of securities other than Shire ADSs or rights to purchase additional Shire ADSs (i.e., upon a separation)	Up to $0.02 per Shire ADS held
• Depositary service fee	Up to $0.02 per Shire ADS held on the applicable record date(s) established by the depositary

        As a Shire ADS holder you will also be responsible to pay certain charges such as:

  •
  taxes (including applicable interest and penalties) and other governmental charges;

  •
  the registration fees as may from time to time be in effect for the registration of Shire ordinary shares on the share register and applicable to transfers of Shire ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

  •
  certain cable, telex and facsimile transmission and delivery expenses;

  •
  the expenses and charges incurred by the depositary in the conversion of foreign currency;

  •
  the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shire ordinary shares, Shire ADSs and ADRs; and

  •
  the fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

        Depositary fees payable upon (i) deposit of Shire ordinary shares against issuance of Shire ADSs and (ii) surrender of Shire ADSs for cancellation and withdrawal of deposited securities will be charged by the depositary to the person to whom the Shire ADSs so issued are delivered (in the case of Shire ADS issuances) and to the person who delivers the Shire ADSs for cancellation to the depositary (in the case of Shire ADS cancellations). In the case of Shire ADSs issued by the depositary into DTC or presented to the depositary via DTC, the Shire ADS issuance and cancellation fees will be payable to the depositary by the DTC participant(s) receiving the ADSs from the depositary or the DTC participant(s) surrendering the Shire ADSs to the depositary for cancellation, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account(s) of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. Depositary fees in respect of distributions and the depositary services fee are payable to the depositary by holders as of the applicable Shire ADS record date established by the depositary. In the case of distributions of cash, the amount of the applicable depositary fees is deducted by the depositary from the funds being distributed. In the case of distributions other than cash and the depositary service fee, the depositary will invoice the applicable holders as of the Shire ADS record date established by the depositary. For Shire ADSs held through DTC, the depositary fees for distributions other than cash and the depositary service fee are charged by the depositary to the DTC participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC participants in turn charge the amount of such fees to the beneficial owners for whom they hold Shire ADSs.

        In the event of a refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the Shire ADS holder. Certain of the depositary fees and charges (such as the Shire ADS services fee) may become payable shortly after the closing of a Shire ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the Shire ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as Shire and the depositary agree from time to time.

Amendments and Termination

        Shire may agree with the depositary to modify the deposit agreement at any time without your consent. Shire undertakes to give holders 30 days' prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement. Shire will not consider to be prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the Shire ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, Shire may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

        You will be bound by the modifications to the deposit agreement if you continue to hold your Shire ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Shire ordinary shares represented by your Shire ADSs (except as permitted by law).

        Shire has the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

        After termination, the depositary's only responsibility will be (i) to deliver deposited securities to Shire ADS holders who surrender their Shire ADSs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their

ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.

Books of Depositary

        The depositary will maintain Shire ADS holder records at its depositary office. You may inspect such records at such office during regular business hours for the purpose of communicating with other holders in the interest of business of Shire or matters relating to the deposit agreement.

        The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of Shire ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

        The deposit agreement limits Shire's obligations and the depositary's obligations to you. Neither Shire nor the depositary will be liable:

  •
  if any present or future law, regulation, the provisions of or governing any deposited securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or Shire ADSs provide shall be done or performed by it;

  •
  for exercising or failing to exercise discretion under the deposit agreement;

  •
  if Shire or the depositary performs its obligations without gross negligence or bad faith; or

  •
  for any action based on advice or information from legal counsel, accountants, any person presenting shares for deposit, any holder, or other qualified person.

        In addition, Shire and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

        Subject to the terms and conditions of the deposit agreement, the depositary may issue to broker/dealers Shire ADSs before receiving a deposit of Shire ordinary shares or release Shire ordinary shares to broker/dealers before receiving Shire ADSs for cancellation. These transactions are commonly referred to as "pre-release transactions," and are entered into between the depositary and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 20% of the Shire ordinary shares on deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

        You will be responsible for the taxes and other governmental charges payable on the Shire ADSs and the securities represented by the Shire ADSs. Shire, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

        The depositary may refuse to issue Shire ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder.

Foreign Currency Conversion

        The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such foreign currency can, in the judgment of the depositary, be converted on a reasonable basis, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

        If the depositary determines that such foreign currency is not convertible on a reasonable basis, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

  •
  Convert the foreign currency to the extent convertible on a reasonable basis and distribute the U.S. dollars to the holders for whom the conversion and distribution can be done on a reasonable basis.

  •
  Distribute the foreign currency to holders for whom the distribution can be done on a reasonable basis.

  •
  Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law

        The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Shire ordinary shares (including Shire ordinary shares represented by Shire ADSs) is governed by the laws of Jersey.

COMPARISON OF HOLDERS' RIGHTS

        Shire is a corporation registered in Jersey and the rights of the holders of Shire securities are governed by Jersey law, the Shire memorandum and the Shire articles. Baxalta is a Delaware corporation and the rights of Baxalta stockholders are governed by the applicable laws of the State of Delaware, including the DGCL, and by the Baxalta charter and the Baxalta bylaws. Upon completion of the merger, holders of Baxalta common stock will receive Shire securities in exchange for their Baxalta common stock. Due to differences between the law governing the rights of Shire and Baxalta stockholders and the differences between the governing documents of Shire and Baxalta, Baxalta stockholders receiving Shire securities in connection with the merger will have different rights once they become Shire stockholders.

        The following is a summary comparison of:

  •
  the current rights of Baxalta stockholders under the DGCL and the Baxalta charter and Baxalta bylaws; and

  •
  the rights Baxalta stockholders will have as holders of Shire securities under Jersey law, the Shire memorandum and the Shire articles upon the consummation of the merger.

        The following summary is not a complete statement of the rights of stockholders of either of the two companies or a complete description of the specific provisions referred to below. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of Jersey law, the DGCL, the Shire memorandum and the Shire articles, and the Baxalta charter and the Baxalta bylaws. Copies of the Shire memorandum, the Shire articles, the Baxalta charter and the Baxalta bylaws are incorporated by reference herein and will be sent to Baxalta stockholders, upon request. See the section of this proxy statement/prospectus titled "Where You Can Find More Information."

Shire	Baxalta
Authorized Capital Stock	The share capital of Shire is £50,000,002 divided into 1,000,000,000 shares designated as ordinary shares with a par value of £0.05 per share and two shares designated as subscriber ordinary shares with a par value of £1 each.

As of April 11, 2016, 593,237,081 ordinary shares were issued and outstanding. Shire's shares are listed on the London Stock Exchange under the symbol "SHP" and the NASDAQ Global Select Market under the symbol "SHPG."

A resolution is proposed at Shire's next annual general meeting (to be held on April 28, 2016) whereby, should the requisite majority of stockholders vote in favor of the resolution, the existing share capital of Shire will be increased from £50,000,002 to £75,000,002, divided into 1,500,000,000 shares designated as ordinary shares with a par value of £0.05 each and 2 shares designated as subscriber ordinary shares with a par value of £1 each.

The authorized capital stock of Baxalta currently consists of 2,600,000,000 shares of capital stock, par value $0.01 per share, consisting of 2,500,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

As of April 11, 2016, 683,082,565 shares of Baxalta common stock were issued and outstanding. Baxalta common stock is listed on the NYSE under the symbol "BXLT."

	Shire	Baxalta
Annual Meetings of Stockholders

The Shire articles provide that annual general meetings shall be held in accordance with the requirements of the Jersey Companies Law.

Under the Jersey Companies Law, unless all of the stockholders of Shire agree otherwise in writing, Shire must hold an annual general meeting each year and not more than 18 months may elapse between two successive annual general meetings.

The Baxalta bylaws provide that the annual meeting of stockholders will be held at the time and place determined by the Baxalta board.

Under Delaware law, an annual meeting of shareholders is required for the election of directors and for such other proper business as may be conducted at such meeting. If Baxalta fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a stockholder.

Special Meetings of Stockholders

A special meeting of stockholders may be called by the directors.

The Jersey Companies Law provides that Shire stockholders holding 10% or more of Shire's voting rights and entitled to vote at the relevant meeting may require the Shire board to call a meeting of Shire stockholders.

The Baxalta charter and the Baxalta bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer and President, or by the Corporate Secretary of Baxalta at the direction of the Baxalta board.

Stockholder Action by Written Consent	A resolution of Shire stockholders may be passed in writing, but any such resolution must be signed by every Shire stockholder for it to be effective.	The Baxalta charter provides that Baxalta stockholders may not act by written consent.
Number and Election of Directors

The Shire articles provide that the directors shall not be subject to a maximum in number but must not be less than two. As of the date of this proxy statement/ prospectus, the Shire board consists of 11 directors.

Subject to the provisions of the Shire articles, Shire stockholders may by ordinary resolution elect or the board may appoint any person who is willing to act to be a director.

Subject to the provisions of the Shire articles, the board may appoint any person who is willing to act to be a director, either to fill a vacancy or as an addition to the existing board. However, any director so appointed shall retire at the next annual general meeting but shall be eligible for re-election by Shire's stockholders.

The Baxalta charter provides that the number of directors on the Baxalta board will be not less than four and not more than 13 directors, the exact number of which shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the entire Baxalta board. As of the date of this proxy statement/prospectus, the Baxalta board consists of nine directors.

The Baxalta board shall be divided into three classes, each consisting as nearly as possible of one-third the total number of directors constituting the entire Baxalta board. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years.

At any meeting of stockholders for the election of directors at which a quorum is present, each director shall be elected by a vote of the majority of the votes cast with respect to that director's election by the stockholders entitled to vote in the election, except that if the number of nominees at any meeting for the election of directors exceeds the number of directors to be elected at the meeting, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. If a nominee for director is not elected and the nominee is an incumbent director, the director is required to tender his or her resignation for consideration by the Baxalta board.

	Shire	Baxalta
Director Qualifications

The Shire articles provide that any person may be a director who is willing, and who is recommended by the board or nominated by notice in writing by a member qualified to vote at the meeting held to vote on the proposed director's appointment.

Under the Jersey Companies Law, a person may not be a director if the person has not attained the age of 18 years, is an interdict or is disqualified from being a director under the Jersey Companies Law or any other enactment. The Jersey Companies Law also places restrictions on the use body corporates as directors.

The DGCL requires that directors of Delaware corporations be natural persons.
Fiduciary Duties

Under the Jersey Companies Law, the directors of Shire have a duty to act honestly and in good faith with a view to the best interests of Shire and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Additional duties apply under Jersey customary law.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders. The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the stockholders.

Limitation of Liability of Directors

The Jersey Companies Law does not contain any provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty.

However, the Jersey Companies Law enables a Jersey court to excuse a director from liability for negligence, default, breach of duty or breach of trust where the court is satisfied that the director acted honestly and that, having regard to all the circumstances of the case (including those connected with his or her appointment), he or she ought fairly to be excused. The director may apply for relief either during actual proceedings or where he or she has reason to believe that a claim will or might be made against him or her.

Separately, the Jersey Companies Law provides statutory relief for a breach of a director's statutory duty to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No act or omission of a director shall be treated as a breach of this duty if: (i) the relevant stockholders of the company authorize or ratify the act or omission in accordance with the Jersey Companies Law; and (ii) after the act or omission the company is able to discharge its liabilities as they fall due. However, this provision will only relieve the director of liability for a breach of the statutory duty in so far as the stockholders of the company are concerned; it will not otherwise relieve the director from liability to third parties or for any other breach of the law; and the provision does not prevent the transaction potentially being challenged by a liquidator on any subsequent insolvency of the company.

Under the DGCL, the certificate of incorporation may limit the liability of directors of the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (1) breaches of the duty of loyalty, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful dividends or stock redemptions or repurchases and (4) transactions in which the director derived an improper personal benefit. The Baxalta charter contains such a limitation of liability to the fullest extent authorized by the DGCL.

	Shire	Baxalta
Indemnification of Directors and Officers

Under Article 77(2) of the Jersey Companies Law, directors and liquidators may not be indemnified by Shire against any liability which by law would otherwise attach to them as directors and liquidators under Jersey law except that they may be indemnified against: (i) any liabilities incurred in defending certain civil or criminal proceedings; (ii) any liability incurred otherwise than to Shire if they acted in good faith with a view to the best interests of Shire; (iii) any liability incurred in connection with a successful application by them to the Royal Court of Jersey for relief under Article 212 of the Jersey Companies Law; or (iv) any liability against which Shire normally maintains insurance for persons other than directors.

Under Shire's articles, subject to the Jersey Companies Law, Shire may indemnify a director of Shire or any of its subsidiaries against any liability and may purchase and maintain for any director of Shire or of any of its subsidiaries insurance against any such liability.

Under the DGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding; provided the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

The DGCL provides that a Delaware corporation may indemnify a director or officer against expenses (including attorneys' fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. The DGCL further provides that a Delaware corporation may purchase and maintain insurance on behalf of any director, officer, employee or agent of such corporation against any liability asserted against such person and incurred by such person in any such capacity, whether or not such corporation would have the power to indemnify such person against such liability.

The Baxalta charter provides that Baxalta will indemnify its directors and officers to the fullest extent permitted by the DGCL and authorizes Baxalta to carry insurance to protect Baxalta, its directors, officers and employees and any director, officer or employee of Baxalta serving at Baxalta's request as a director, officer, employee or agent of, or in fiduciary capacity with respect to, another entity.

Removal of Directors

The Shire articles provide that at every annual general meeting any director who has been appointed by the board since the last annual general meeting, held office for the last two annual general meetings and did not retire, or has held office with Shire for a continuous period of nine years or more at the date of the meeting shall retire and may offer himself for reappointment.

Shire may by ordinary resolution remove any director before the expiration of his period in office and may appoint another person in his place.

The Baxalta charter provides that directors may be removed only for cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

	Shire	Baxalta
Newly Created Directorships and Vacancies

Subject to the provisions of the Shire articles:

(i) Shire may, at the meeting at which a director retires, pass an ordinary resolution to re-elect the director or to elect another eligible person in his place;

(ii) Shire may, at the meeting at which a director is removed by ordinary resolution, pass an ordinary resolution to appoint another person in his place; and

(iii) the board of directors may appoint any person who is willing to act to be a director (whether in place of a retiring director or otherwise).

If the number of directors falls below the minimum required by the Shire articles, the remaining director may continue to act only for the purpose of filling vacancies or of summoning general meetings of Shire.

See also"Number and Election of Directors" above.

The Baxalta charter and Baxalta bylaws provide that any vacancies on the Baxalta board or newly created directorships may be filled solely by the affirmative vote of a majority of the remaining directors, even if less than a quorum.

Under Delaware law, if the directors then in office constitute less than a majority of the Baxalta board, then, upon application by stockholders representing at least 10% of the outstanding shares entitled to vote for the election of directors, the Delaware Court of Chancery may order a stockholder election of directors to be held.

Quorum for Stockholders Meetings	The Shire articles provide that two members present in person or by proxy and entitled to vote shall constitute a quorum (but not less than two individuals shall constitute a quorum).	The Baxalta bylaws provide that the holders of a majority of the shares entitled to vote at any annual or special meeting duly called, present in person or by proxy, shall constitute a quorum.
Notice of Stockholder Meetings

Under Shire's articles, a general meeting must be called by notice of: (i) in the case where conditions A to C (as set out in section 307A(2) - (4) of the UK Companies Act 2006) are met as if the Company were a "traded company" incorporated in the United Kingdom to which such provisions apply, at least 14 clear days; and (ii) in any other case 21 clear days.

The notice shall specify the place, day and time of the meeting, and the general nature of the business to be transacted and, in the case of an annual general meeting, specify the meeting as such.

The Baxalta bylaws provide that written or printed notice, stating the place, date and hour of the meeting, the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose for which the meeting is called, shall be delivered by Baxalta not less than 10 days nor more than sixty 60 days before the date of the meeting. Meetings may be held without notice if all shareholders entitled to vote are present, or if notice is waived by those not present in accordance the Baxalta bylaws.

	Shire	Baxalta
Voting Rights

Subject to any special terms as to voting attached to any ordinary shares and to any special provisions of the Shire articles, on a show of hands every member who is present in person or by proxy at the general meeting shall have one vote and on a poll every member who is present in person or by proxy at the general meeting shall have one vote for every ordinary share of which he is the holder. On a poll, a member entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way. A member may appoint more than one proxy.

Under the Jersey Companies Law, a special resolution proposed at an annual general meeting or a special meeting of Shire stockholders generally requires approval by not less than three-fourths of the voting rights represented in person or by proxy at the meeting. Other matters are generally approved by a simple majority of the voting rights represented in person or by proxy at the meeting. Matters requiring a special resolution under the Jersey Companies Law include the following:

(i) altering a company's memorandum (which includes altering share capital) or articles of association;

(ii) changing the name of a company;

(iii) changing the status of a company from public to private or from private to public;

(iv) converting a company's shares from par value to no par value and vice versa;

(v) varying the class rights of shares, unless otherwise provided for in the articles of association;

(vi) carrying out the repurchase of the company's shares, whether such repurchase is conducted through a stock exchange or outside of a stock exchange (and in the latter case, notwithstanding that the agreement to repurchase the shares has been approved by a stockholders' ordinary resolution);

(vii) reducing share capital;

(viii) ratifying a transaction in which an interested director has failed to disclose his or her interest to the board of directors (or as otherwise provided by the Jersey Companies Law);

(ix) commencing or terminating a summary or creditors' winding up under the Jersey Companies Law; and

(x) appointing or removing a liquidator.

Each stockholder entitled to vote on questions brought before Baxalta's stockholders shall be entitled to one vote, in person or by proxy executed in writing (or in such manner prescribed by the DGCL) by the stockholder or such shareholder's duly authorized attorney in fact, for each share of stock entitled to vote held by such stockholder, unless otherwise provided by law. The Baxalta charter provides that the affirmative vote of the holders of at least 80% of shares entitled to vote is required to amend certain provisions of the Baxalta charter, including those relating to the number, term and removal of its directors, the filling of its board vacancies, the calling of special meetings of shareholders, stockholder action by written consent, director and officer indemnification, and the amendment, adoption, alternation or repeal of the Baxalta bylaws.

The Baxalta bylaws provide that bylaws may be amended, adopted, altered or repealed by the by the affirmative vote of holders of at least 80% of shares present in person or by proxy and entitled to vote on the matter at any meeting of the shareholders, provided that notice of the proposed amendment or repeal is contained in the notice of such meeting.

All other matters at any meeting of stockholders at which a quorum is present shall be decided by the vote of a majority of shares present in person or by proxy and entitled to vote at such meeting and on such matter unless otherwise required by the DGCL or other applicable laws, regulations or rules.

For additional information on voting rights see the sections of this summary titled "Fundamental Changes" and "Business Combinations Without a Vote of Stockholders" below.

Shire	Baxalta
Disclosure of Interests in Shares	The Jersey Companies Law does not provide a mechanism for a company to investigate the identity of those with interests in its shares.

However, the Shire articles provide that if at any time any stockholder, or any other person (as appropriate) has been served with a disclosure notice from Shire and has not complied with such notice or supplied the information required to Shire within a period of 14 days following service of the disclosure notice, then the Shire board may, in its absolute discretion by notice in writing (a "restriction notice") to such stockholder direct that:

Under Baxalta's bylaws, if a Baxalta stockholder gives advance notice in connection with an annual meeting or special meeting of the Baxalta stockholders, the notice shall set forth (i) the name and address of such Baxalta stockholder, (ii) such Baxalta stockholder's ownership of shares and derivatives positions and (iii) certain other relevant information relating to such Baxalta stockholders.

(i) in respect of the shares in relation to which the non-compliance with disclosure notice relates, which shall include any share issued after the date of the notice in respect of such share, the stockholder shall not, with effect from service of the restriction notice be entitled to vote either personally or by proxy at a stockholder meeting or to exercise any other right confirmed by membership in relation to stockholder meetings; and

(ii) in the case of a restriction notice served on a person who holds shares which represent 0.25 percent or more of the issued shares of the class in question, the restriction notice may additionally direct that in respect of those shares:

(A) no payment shall be made by way of dividend and no share shall be allotted in lieu of payment of a dividend; and

(B) the Shire board may decline to register a transfer of any of the shares (which are in certificated form) unless the transfer is pursuant to a bona fide sale of the shares to a party unconnected with the holder or any other person appearing to be interested in such shares.

Any restriction notice shall cease to have effect in relation to any shares transferred by such member in accordance with the provisions described in paragraph (ii)(B) above.

Where any person whom Shire knows or believes is interested in Shire's shares fails to comply with such a request from Shire within 14 days of being notified, the relevant shares may no longer confer a right to attend or vote at general meetings and, depending on the size of the person's holding, Shire's board may withhold payment of any dividends or other moneys payable in respect of the shares and/or decline to register a transfer of the relevant shares (if they are certificated) unless such a transfer is pursuant to an arm's length sale.

It is proposed that the new articles will be adopted (should the requisite majority of stockholders vote in favor of the resolution) at Shire's next annual general meeting on April 28, 2016. If the new articles are adopted, the above authority will be extended such that, in addition to the information requirements outlined above, Shire may require the provision of such information as Shire's board of directors may determine is necessary in order for Shire and its agents to be able to comply with their respective legal and regulatory obligations. The new articles do not change the existing provisions relating to the failure to comply with the information requests (as set out above).

	Shire	Baxalta
Notice of Stockholder Proposals	The Shire articles provide that members representing at least five percent of the total voting rights of all members who are entitled to vote on the resolution at the annual general meeting to which the request relates, or not less than 100 members who have a relevant right to vote on such resolution and who hold ordinary shares in Shire on which there has been paid up an average sum, per member of at least £100, may require Shire to circulate notice of a resolution which may be, and is intended to be, moved at that annual general meeting to members.

The Shire articles provide that a resolution of a member entitled to bring a resolution before an annual general meeting must be received at least 6 weeks before the annual general meeting to which the resolution relates, or if later the time at which notice is given of that meeting.

The Baxalta bylaws provide that nominations of persons for election to the Baxalta board and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of the Baxalta board or (2) by a stockholder of record who is entitled to vote and who has complied with the advance notice procedures set forth in the Baxalta bylaws.

In general, a stockholder wishing to nominate a director at any annual meeting or special meeting called for the purpose of electing directors, or to raise a proposal at any annual meeting of stockholders, must notify Baxalta in writing between 90 and 120 days prior to the anniversary date of the prior year's annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year's meeting, or in the case of Baxalta's 2016 annual meeting, notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by Baxalta.

The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the stockholder submitting the proposal or making the nomination.

Inspection of Records

The Shire articles provide that no member in his capacity as such shall have any right of inspecting any accounting record or book or document of Shire except as conferred by law, ordered by a court of competent jurisdiction or authorized by the board or by ordinary resolution of Shire.

The Jersey Companies Law provides that the register of stockholders and books containing the minutes of general meetings or of meetings of any class of stockholders of a

Jersey company must during business hours be open to the inspection of a stockholder of Shire without charge. The register of directors and secretaries must during business hours (subject to such restrictions) be open to the inspection of a stockholder or director of Shire without charge.

Under the DGCL, any stockholder, in person or by attorney or other agent, may, upon written demand, inspect the corporation's books and records for a proper purpose.

	Shire	Baxalta
Amendments of Governing Documents

The Shire memorandum and the Shire articles may only be amended by special resolution passed by stockholders in general meeting or by written resolution signed by all stockholders entitled to vote. See "Voting Rights" and "Stockholder Action by Written Consent" above.

Under the DGCL, the adoption of a resolution of advisability by the Baxalta board, followed by affirmative vote of the holders of a majority of the outstanding shares entitled to vote, is required to amend the Baxalta charter. In addition, amendments that make changes relating to a class of stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class or otherwise adversely affecting the rights of that class, must be approved by the majority vote of each class of stock, or series thereof, affected, unless in case of an increase in the number of shares, the Baxalta charter takes away that right.

The Baxalta charter provides that the affirmative vote of the holders of at least 80% of shares entitled to vote is required to amend certain provisions of the Baxalta charter, including those relating to the number, term and removal of its directors, the filling of its board vacancies, the calling of special meetings of shareholders, stockholder action by written consent, director and officer indemnification, and the amendment, adoption, alteration or repeal of the Baxalta bylaws. Other amendments to the Baxalta charter may be made by the affirmative vote of a majority of outstanding shares entitled to vote.

The Baxalta bylaws provide that bylaws may be amended, adopted, altered or repealed by the by the affirmative vote of holders of at least 80% of shares present in person or by proxy and entitled to vote on the matter at any meeting of the shareholders, provided that notice of the proposed amendment or repeal is contained in the notice of such meeting.

See "Voting Rights" above.

The Baxalta charter provides that the Baxalta board is expressly authorized to make, repeal, alter, or amend the Baxalta bylaws.

Fundamental Changes

The Jersey Companies Law provides that a special resolution of stockholders is required to approve a statutory merger or, in most cases, a winding up of a Jersey company. A scheme of arrangement (a means by which a takeover or merger may be effected) must be approved by three-fourths of the voting rights of the members (or class of members) of the Jersey company present and voting either in person or by proxy at the meeting held to consider the scheme. Court approval is also required. A sale or disposal of assets would not generally require stockholder consent.

The Jersey Companies Law also provides that where a person has made an offer to acquire all ordinary shares (of a particular class) not already held by that person and that person has as a result of such offer acquired or contractually agreed to acquire 90% or more of such ordinary shares, that person is then entitled (and may be required) to acquire the remaining ordinary shares of that class. In such circumstances, a holder of any such remaining shares may apply to the Jersey court for an order that the person making such offer not be entitled to purchase the holder's ordinary shares or that the person purchase the holder's ordinary shares on terms different to those under which the person made such offer.

Stockholder approval is not required under the Jersey Companies Law in connection with a sale or other disposal by a corporation of the whole or a substantial part of its business or assets.

Under the DGCL, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual course of the corporation's business, or a dissolution of the corporation, which the board deems advisable and in the best interests of a corporation must be approved by the vote of a majority of the outstanding stock of the corporation entitled to vote on the matter.

	Shire	Baxalta
Protection of Minority Stockholders; Anti-Takeover Measures

Shire's articles do not contain any provisions specifically designed as anti-takeover measures.

Under the Jersey Companies Law, a stockholder may apply to court for relief on the ground that the conduct of a company's affairs, including a proposed or actual act or omission by a company, is "unfairly prejudicial" to the interests of stockholders generally or of some part of stockholders, including at least the stockholder making the application. The court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of ordinary shares by a company or by any of its other stockholders. There may also be customary law personal actions available to stockholders.

Please also see "Fundamental Changes"above.

Baxalta is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an "interested stockholder" (defined as a person holding 15% or more of Baxalta's outstanding voting stock) from engaging in any of a broad range of business combinations with Baxalta for three years following the date that person became an interested stockholder unless (1) before that person became an interested stockholder, the Baxalta board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (2) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of Baxalta's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) following the transaction in which such person became an interested stockholder, the business combination is approved by Baxalta board and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

Certain provisions of the Baxalta charter and Baxalta bylaws could make it more difficult to acquire Baxalta by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions include the classification of the Baxalta board; the inability of shareholders to remove directors other than for cause; the supermajority vote requirement to amend certain provisions of the Baxalta charter or the Baxalta bylaws; the shareholders' inability to call special meetings; the prohibition of stockholder action by written consent; the establishment of advance notice requirements for nominations for election to the Baxalta board of directors or for proposing matters that can be acted upon at Baxalta shareholders' meetings; the prohibition of cumulative voting; and the authorization of "blank check" preferred stock, the terms of which may be established and shares of which may be issued without Baxalta shareholders' approval.

In addition, Baxalta is party to a shareholder rights agreement, which we refer to as the rights agreement, having certain anti-takeover effects. The rights agreement contains provisions intended to cause substantial dilution to a person or group that attempts to acquire Baxalta on terms not approved by the Baxalta board. In connection with the merger agreement, Baxalta entered into an amendment to the rights agreement, which provides, among other things, that none of Shire, Merger Sub or any of their subsidiaries, affiliates and associates is an Acquiring Person (as defined in the rights agreement) as a result of the merger agreement and the transactions contemplated thereby. The rights agreement will be terminated in connection with the closing of the merger.

	Shire	Baxalta
Appraisal Rights

There are no directly analogous appraisal rights under Jersey law in connection with mergers and acquisitions.

Where an acquisition is taking place by means of a Jersey "scheme of arrangement," the Royal Court of Jersey is required to consider, among other things, whether the arrangement is such that an intelligent and honest person, a stockholder of the class concerned and acting in respect of his or her interest might reasonably approve.

Similarly, in a takeover situation, a stockholder who objects to his or her shares being acquired compulsorily may apply to the Royal Court of Jersey for an order that the offeror shall not be entitled to acquire the shares or specifying terms of the acquisition different from those of the offer.

Under the DGCL, in certain situations, appraisal rights may be available in connection with a merger or a consolidation. Appraisal rights are not available under the DGCL to stockholders of the surviving corporation when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger in accordance with Section 251(f) of the DGCL. In addition, no appraisal rights are available under the DGCL to holders of shares of any class of or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 stockholders. Notwithstanding the foregoing, the DGCL provides that appraisal rights will be available to the shareholders of a corporation if the shareholders are required by the terms of a merger agreement to accept for such stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof; (ii) shares of stock of any other corporation, or depositary receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depositary receipts; or (iv) any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares or fractional depositary receipts as described above.

Business Combinations Without a Vote of Stockholders

A sale or disposal of all or substantially all the assets of a Jersey company must be approved by the board of directors and, only if the articles of association of the company require, by the stockholders in general meeting. The Shire articles contain no such requirements.

Please also see "Fundamental Changes"above.

An entity owning at least 90% or, in certain circumstances and subject to certain additional requirements, a majority of the outstanding shares of a corporation formed under the DGCL may merge with or into another corporation by (i) authorizing such merger in accordance with the owning entity's governing documents and the laws of the jurisdiction under which such entity is formed or organized and (ii) filing with the Delaware Secretary of State a certificate of such ownership and merger, which shall state the terms and conditions of the merger, including the securities, cash, property, or rights to be issued, paid, delivered or granted by the surviving constituent party upon surrender of each share of the corporation or corporations not owned by the entity. Such a merger would not require the approval of the stockholders of the other corporation; however, the owners of the shares in the other corporation not owned by the merging entity would have appraisal rights.

	Shire	Baxalta
Derivative Actions

Jersey law significantly limits the circumstances under which stockholders of companies may bring derivative actions and, in most cases, only the corporation may be the proper claimant or plaintiff for the purposes of maintaining proceedings in respect of any wrongful act committed against it.

The Jersey Companies Law gives an aggrieved stockholder the ability to apply to the Royal Court of Jersey for relief on the ground that a company's affairs are being conducted in a manner which is unfairly prejudicial to the interests of some or all of its stockholders. In these circumstances, the Royal Court of Jersey may, among other things, authorize civil proceedings to be brought in the name and on behalf of the company. It has been held by the Jersey Court that this procedure is appropriate where the behavior complained of constitutes (unfairly prejudicial) mismanagement. Where the conduct complained of constitutes misconduct, an aggrieved stockholder may be able to bring a derivative action on behalf of the company, but, as noted above, Jersey law significantly limits the circumstances under which stockholders of companies may bring derivative actions.

Under the DGCL, stockholders may bring derivative litigation against a corporation if the corporation does not enforce its own rights. A stockholder must make a demand upon the board before bringing a derivative suit, unless the demand is excused. A stockholder bringing a derivative suit must (i) have been a stockholder at the time of the wrong complained of or the stockholder must have received stock in the corporation by operation of law from a person who was such a stockholder at the time of the wrong and (ii) remain a stockholder throughout the litigation. There is no requirement under the DGCL to advance the expenses of a lawsuit to a stockholder bringing a derivative suit.

An individual also may commence a class action suit on behalf of himself or herself and other similarly situated shareholders where the requirements for maintaining a class action have been met.

Dividends and Liquidation

Subject to the provisions of the Jersey Companies Law, Shire may by ordinary resolution declare dividends up to the amount recommended by the board, and the board may pay fixed and interim dividends if and in so far as appears to the directors to be justified by Shire's financial position.

The Shire articles provide income access arrangements which enable holders of ordinary shares to elect (subject to compliance with the terms of such arrangements) whether they receive their dividends from Shire or from a Shire group company tax resident in the U.K.

Under the Shire articles any surplus assets of Shire on a winding up are to be applied: firstly in payment of the nominal amount of the ordinary shares, secondly in payment of the nominal amount of the Subscriber ordinary shares and thirdly the balance in distribution to the holders of ordinary shares pro rata to the aggregate nominal amount of their holding of ordinary shares. Pursuant to the Shire articles, Shire may, with the sanction of a special resolution and subject to the Jersey Companies Law, divide the assets of Shire among its members.

Under the DGCL, a corporation may, subject to any restrictions in its certificate of incorporation, pay dividends out of capital surplus (defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board) and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding shares having a preference on asset distributions.

Under the Baxalta charter, dividends upon the capital stock of Baxalta, subject to the requirements of Delaware law, may be declared by the Baxalta board at any regular or special meeting of the Baxalta board, and may be paid in cash, in property, or in shares of Baxalta's capital stock. Before payment of any dividend, there may be set aside out of any funds of Baxalta available for dividends such sum or sums as the Baxalta board from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of Baxalta, or for equalizing dividends, or for repairing or maintaining any property of Baxalta, or for any proper purpose, and the board of directors may modify or abolish any such reserve.

Redemption and Repurchase of Shares

Subject to the Jersey Companies Law and to any rights attached to existing shares, Shire may issue, or with the sanction of a special resolution covert an existing non-redeemable share into, a redeemable share.

Subject to the Jersey Companies Law (which, among other things, requires Shire's stockholders to pass a special resolution), Shire may purchase or enter into a contract under which it will or may purchase all or any of its own shares of any class, including any redeemable shares.

A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital, shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

LEGAL MATTERS

        The validity of the ordinary shares represented by Shire ADSs to be issued in connection with the merger will be passed upon for Shire by Mourant Ozannes, Jersey, Channel Islands.

EXPERTS

        The consolidated financial statements, and the related financial statement schedule, of Shire plc and subsidiaries incorporated in this proxy statement/prospectus by reference from Shire plc's Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Shire plc and subsidiaries' internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of the Shire Income Access Share Trust incorporated in this proxy statement/prospectus by reference from Shire plc's Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The audited historical financial statements of Dyax Corp. included in Exhibit 99.3 of Shire plc's Current Report on Form 8-K dated January 22, 2016, as amended on March 17, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Baxalta Incorporated as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

JERSEY REGULATORY MATTERS

        The Jersey Financial Services Commission, which we refer to as the JFSC, has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of Shire's ordinary shares. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against any liability arising from the discharge of its functions under that law.

        A copy of this document has been delivered to the Jersey Registrar of Companies in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002 and the Jersey Registrar of Companies has given, and has not withdrawn, his consent to its circulation.

        It must be distinctly understood that, in giving these consents, neither the Jersey Registrar of Companies nor the JFSC takes any responsibility for the financial soundness of Shire or for the correctness of any statements made, or opinions expressed, with regard to it. If you are in any doubt about the contents of this document, you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser.

        The price of securities and the income from them can go down as well as up. Nothing in this document or anything communicated to holders or potential holders of any of Shire securities by or on behalf of Shire is intended to constitute or should be construed as advice on the merits of the purchase of or subscription for any of Shire securities for the purposes of the Financial Services (Jersey) Law 1998.

        Our directors have taken all reasonable care to ensure that the facts stated in this document are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in this document, whether of facts or opinion. All of Shire's directors accept responsibility accordingly.

DELISTING AND DEREGISTRATION OF BAXALTA COMMON STOCK

        If the merger is completed, Baxalta common stock will be delisted from the NYSE and deregistered under the Exchange Act and Baxalta will no longer file periodic reports with the SEC.

STOCKHOLDER PROPOSALS

        If the merger is consummated, Baxalta will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, Baxalta expects to hold an annual meeting of stockholders in 2016. (Baxalta previously disclosed its expectation to hold such meeting on May 10, 2016). If you intend for your proposal to be included in next year's proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act, you must have sent the proposal to the Corporate Secretary by the close of business on December 4, 2015, which the company believes is a reasonable time before it expects to begin to print and send its proxy materials to its shareholders. Accordingly, in order for a Baxalta stockholder proposal to be considered for inclusion in Baxalta's proxy materials for its 2016 annual meeting, any such stockholder proposal must have been received by Baxalta's Corporate Secretary on or before December 4, 2015, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as well as the applicable requirements of Baxalta's amended and restated by-laws. Any stockholder proposal received after December 4, 2015 will be considered untimely, and will not be included in the company's proxy materials.

        In addition, Baxalta stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with Baxalta's amended and restated by-laws. To do so, the stockholder must comply with the procedures specified by the Baxalta's amended and restated bylaws, which require all stockholders who intend to make a proposal at Baxalta's 2016 annual meeting of shareholders, if one is held, to submit their proposal to Baxalta's Corporate Secretary not earlier than 120 days and not later than 90 days prior to the annual meeting date. Accordingly, to be eligible for consideration at Baxalta's 2016 annual meeting of shareholders, if one is held, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must have been received by the Corporate Secretary by February 9, 2016. This advance notice period is intended to allow all shareholders an opportunity to consider all business and nominees expected to be considered at the meeting.

        All submissions to, or requests from, the Corporate Secretary should be made to Baxalta's principal executive offices at, 1200 Lakeside Drive, Bannockburn, Illinois, 60015, Attention: Corporate Secretary.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        Only one copy of this proxy statement/prospectus is being delivered to multiple stockholders sharing an address unless Baxalta has received contrary instructions from one or more of Baxalta stockholders. If a stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered wishes to receive a separate copy of this proxy statement/prospectus, he, she or it should direct such stockholder's written request to Baxalta Incorporated, Attention: Corporate Secretary, 1200 Lakeside Drive, Bannockburn, Illinois 60015 or contact Baxalta at (224) 940-2000. The stockholder will be delivered, without charge, a separate copy of this proxy statement/prospectus promptly upon request. If stockholders at a shared address currently receiving multiple copies of this proxy statement/prospectus wish to receive only a single copy of this document, they should contact Baxalta's Corporate Secretary in the manner provided above.

WHERE YOU CAN FIND MORE INFORMATION

        Shire and Baxalta file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC, located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. The SEC also maintains a website that contains reports, proxy statements and other information that Shire and Baxalta file electronically with the SEC. The address of that website is http://www.sec.gov. Shire has filed a registration statement on Form S-4 to register with the SEC the Shire securities, including the ordinary shares represented by Shire ADSs, to be delivered to Baxalta stockholders in connection with the merger. The ADS depositary has filed with the SEC a registration statement on Form F-6 to register the offering from time to time of Shire ADSs. This proxy statement/prospectus is a part of that registration statement. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows Shire to "incorporate by reference" information into this proxy statement/prospectus, which means that Shire can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Shire has previously filed with the SEC. These documents contain important information about Shire and its financial condition.

        (1)   The following documents previously filed by Shire with the SEC:

Shire SEC Filings	Period
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2015, as filed on February 23, 2016.
Current Reports on Form 8-K
January 4, 2016; January 11, 2016; January 22, 2016; January 28, 2016; February 1, 2016; February 3, 2016; February 10, 2016; February 12, 2016; February 17, 2016; February 23, 2016; March 1, 2016; March 3, 2016; March 11, 2016; March 14, 2016; March 16, 2016; March 31, 2016; April 6, 2016; and April 11, 2016.
Current Reports on Form 8-K/A	March 17, 2016.

        (2)   The description of Shire ADSs and Shire's ordinary shares set forth in Shire's registration statements filed by Shire pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description.

        (3)   All documents filed by Shire pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the closing date of the merger, shall also be deemed to be incorporated herein by reference.

        You may obtain any of these documents without charge upon written or oral request to Shire plc, Attention: Investor Relations, 5 Riverwalk, Citywest Business Campus, Dublin, Republic of Ireland, Telephone: +353 1 429 7700. IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM SHIRE, PLEASE CONTACT SHIRE NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE OF THE EXTRAORDINARY GENERAL MEETING TO RECEIVE THEM BEFORE THE EXTRAORDINARY GENERAL MEETING. If you request any incorporated documents, Shire will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request. You may also obtain any of these documents from Investor Relations section of Shire's website at http://www.shire.com. Information included on Shire's website is not incorporated by reference into, and does not form a part of, this proxy statement/prospectus.

        You may obtain any of these documents without charge upon written or oral request to Baxalta Incorporation, Attention: Corporate Secretary, 1200 Lakeside Drive Bannockburn, IL 60015, Telephone: (224) 940-2000; or Innisfree M&A Incorporated, Baxalta's proxy solicitor, by calling toll-free at (877) 456-3442. Banks, brokerages and other nominees may call collect at (212) 750-5833. IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM BAXALTA, PLEASE CONTACT BAXALTA OR INNISFREE NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING TO RECEIVE THEM BEFORE THE SPECIAL MEETING. If you request any incorporated documents, Baxalta or Innisfree will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request. You may also obtain any of these documents from Investor Relations section of Baxalta's website at http://www.baxalta.com. Information included on Baxalta's website is not incorporated by reference into, and does not form a part of, this proxy statement/prospectus.

        Neither Shire nor Baxalta has authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SCHEDULE I

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Baxalta Incorporated:

        In our opinion, the accompanying consolidated and combined balance sheets and the related consolidated and combined statements of income, comprehensive income, changes in equity and cash flows present fairly, in all material respects, the financial position of Baxalta Incorporated and its subsidiaries at December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 14 to the consolidated and combined financial statements, the Company changed the manner in which it accounts for the classification of deferred income tax balances in 2015.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
March 3, 2016

BAXALTA INCORPORATED

CONSOLIDATED AND COMBINED BALANCE SHEETS

as of December 31 (in millions, except share data)	2015	2014
Assets
Current Assets:
Cash and equivalents	$1,001	$—
Accounts and other current receivables, net	914	960
Inventories	2,173	1,960
Prepaid expenses and other	620	173

Total current assets	4,708	3,093

Property, plant and equipment, net	5,034	4,192
Goodwill	829	565
Other intangible assets, net	1,295	459
Deferred income taxes	214	43
Other long-term assets	249	231

Total assets	$12,329	$8,583

Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt and lease obligations	$3	$—
Accounts payable	706	484
Accrued liabilities	1,202	1,156

Total current liabilities	1,911	1,640

Long-term debt and capital lease obligations	5,265	275
Deferred income taxes	181	72
Other long-term liabilities	1,048	849
Commitments and contingencies
Equity:
Common stock, $0.01 par value (shares authorized of 2,500,000,000 at December 31, 2015 and zero at December 31, 2014, shares issued and outstanding of 679,287,500 at December 31, 2015 and zero at December 31, 2014)	7	—
Additional paid-in capital	4,103	—
Net parent company investment	—	6,180
Retained earnings	309	—
Accumulated other comprehensive loss	(495)	(433)

Total equity	3,924	5,747

Total liabilities and equity	$12,329	$8,583

The accompanying notes are an integral part of these consolidated and combined financial statements.

BAXALTA INCORPORATED

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

years ended December 31 (in millions, except per share amounts)	2015	2014	2013
Net sales	$6,148	$5,952	$5,555
Cost of sales	2,386	2,443	2,329

Gross margin	3,762	3,509	3,226

Selling, general and administrative expenses	1,442	1,053	1,017
Research and development expenses	1,176	820	595
Net interest expense	48	—	—
Other (income) expense, net	(102)	104	1

Income from continuing operations before income taxes	1,198	1,532	1,613
Income tax expense	270	346	325

Net income from continuing operations	928	1,186	1,288
Income from discontinued operations, net of tax	28	551	—

Net income	$956	$1,737	$1,288

Income from continuing operations per common share
Basic	$1.37	$1.75	$1.90
Diluted	$1.36	$1.74	$1.89
Income from discontinued operations per common share
Basic	$0.04	$0.82	$—
Diluted	$0.04	$0.81	$—
Net income per common share
Basic	$1.41	$2.57	$1.90
Diluted	$1.40	$2.55	$1.89
Weighted-average number of common shares outstanding
Basic	677	676	676
Diluted	683	681	681

The accompanying notes are an integral part of these consolidated and combined financial statements.

BAXALTA INCORPORATED

CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

years ended December 31 (in millions)	2015	2014	2013
Net income	$956	$1,737	$1,288
Other comprehensive (loss) income, net of tax:
Currency translation adjustments, net of tax benefit (expense) of $0 in 2015, $28 in 2014, and ($14) in 2013	(362)	(387)	72
Pension and other employee benefits, net of tax benefit (expense) of ($14) in 2015, $5 in 2014 and ($2) in 2013	11	(1)	(7)
Available-for-sale securities, net of tax benefit (expense) of ($6) in 2015, $2 in 2014, and ($3) in 2013	1	20	(15)
Hedging activities, net of tax benefit (expense) of ($4) in 2015 and less than $1 in 2014	6	(1)	—

Total other comprehensive (loss) income, net of tax	(344)	(369)	50

Comprehensive income	$612	$1,368	$1,338

The accompanying notes are an integral part of these consolidated and combined financial statements.

BAXALTA INCORPORATED

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

years ended December 31 (in millions)	2015	2014	2013
Cash flows from operations
Net income	$956	$1,737	$1,288
Adjustments
Depreciation and amortization	257	206	184
Deferred income taxes	(65)	68	(43)
Share-based compensation expense	62	32	27
Excess tax benefits from share-based compensation	(7)	(9)	(13)
Business optimization (benefits) charges, net	(12)	33	133
Gain on sale of discontinued operations	(38)	(466)	—
Net periodic pension benefit and OPEB cost	69	52	60
Change in fair value of contingent payment liabilities	(97)	124	18
IPR&D impairment charge	81	—	—
Other	61	116	47
Changes in balance sheet items
Accounts and other current receivables, net	(285)	(75)	(51)
Inventories	(429)	(282)	(261)
Accounts payable	189	127	45
Accrued liabilities	73	(195)	202
Due to/from Baxter International Inc	86	—	—
Business optimization payments	(19)	(37)	(31)
Other	(83)	(58)	(57)

Net cash provided from operations	$799	$1,373	$1,548

Cash flows from investing activities
Capital expenditures	(1,216)	(970)	(797)
Acquisitions, net of cash acquired	(1,163)	(185)	(111)
Divestiture of vaccines business	46	640	—
Other investing activities	40	14	(69)

Net cash used for investing activities	$(2,293)	$(501)	$(977)

Cash flows from financing activities
Net proceeds from issuance of long-term debt	4,945	—	—
Payments of obligations	(4)	—	—
Cash dividends on common stock	(47)	—	—
Net transactions with Baxter International Inc.	(2,455)	(856)	(571)
Proceeds and excess tax benefits related to share-based compensation	64	—	—
Other financing activities	(11)	(16)	—

Net cash provided from (used for) financing activities	$2,492	$(872)	$(571)

Effect of foreign exchange rate changes on cash and equivalents	3	—	—

Change in cash and equivalents	1,001	—	—
Cash and equivalents at beginning of period	—	—	—

Cash and equivalents at end of period	$1,001	$—	$—

The accompanying notes are an integral part of these consolidated and combined financial statements.

BAXALTA INCORPORATED

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN EQUITY

	Common Stock
			Additional Paid-In Capital	Net Parent Company Investment	Retained Earnings		Total Equity
(in millions, except share data)	Shares	Amount				AOCI
Balance as of December 31, 2012	—	$—	$—	$4,465	$—	$(114)	$4,351
Net income	—	—	—	1,288	—	—	1,288
Net transfers to Baxter International Inc.	—	—	—	(510)	—	—	(510)
Other comprehensive loss, net of tax	—	—	—	—	—	50	50

Balance as of December 31, 2013	—	$—	$—	$5,243	$—	$(64)	$5,179

Balance as of December 31, 2013	—	$—	$—	$5,243	$—	$(64)	$5,179
Net income	—	—	—	1,737	—	—	1,737
Net transfers from Baxter International Inc.	—	—	—	(800)	—	—	(800)
Other comprehensive loss, net of tax	—	—	—	—	—	(369)	(369)

Balance as of December 31, 2014	—	$—	$—	$6,180	$—	$(433)	$5,747

Balance as of December 31, 2014	—	$—	—	$6,180	$—	$(433)	$5,747
Net income	—	—	—	552	404	—	956
Net transfers to Baxter International Inc.	—	—	—	(2,374)	—	—	(2,374)
Separation-related adjustments	—	—	(36)	(318)	—	282	(72)
Reclassification of net parent company investment to additional paid-in capital	—	—	4,040	(4,040)	—	—	—
Issuance of common stock upon separation	676,424,202	7	(7)	—	—	—	—
Share-based compensation expense	—	—	43	—	—	—	43
Shares issued under employee benefit plans and other	2,863,298	—	63	—	—	—	63
Other comprehensive loss, net of tax	—	—	—	—	—	(344)	(344)
Dividends declared ($0.14 per share)	—	—	—	—	(95)	—	(95)

Balance as of December 31, 2015	679,287,500	$7	$4,103	$—	$309	$(495)	$3,924

The accompanying notes are an integral part of these consolidated and combined financial statements.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1 NATURE OF BUSINESS AND BASIS OF PREPARATION

        Baxalta Incorporated, together with its subsidiaries, (Baxalta or the company) is a global innovative biopharmaceutical leader with a sustainable portfolio of differentiated therapies that seek to address unmet medical needs across many disease areas, including hematology, immunology and oncology.

Separation from Baxter

        Baxalta was incorporated in Delaware on September 8, 2014. The company separated from Baxter International Inc. (Baxter) on July 1, 2015 (the separation), becoming an independent company as a result of a pro rata distribution by Baxter of 80.5% of Baxalta's common stock to Baxter's shareholders. Baxter retained an approximate 19.5% ownership stake in Baxalta immediately following this distribution. Baxter's Board of Directors approved the distribution of its shares of Baxalta on June 5, 2015. Baxalta's Registration Statement was declared effective by the U.S. Securities and Exchange Commission (SEC) on June 9, 2015. On July 1, 2015, Baxter's shareholders of record as of the close of business on June 17, 2015 received one share of Baxalta common stock for every one share of Baxter's common stock held as of the record date. Baxalta common stock began trading "regular way" under the ticker symbol "BXLT" on the New York Stock Exchange on July 1, 2015.

        In January 2016, Baxter exchanged a portion of its retained stake in Baxalta common stock for indebtedness of Baxter held by a third party. The shares of Baxalta common stock exchanged were then sold in a secondary public offering pursuant to a registration statement filed by Baxalta. Immediately following this transaction, Baxter held approximately 13.9% of Baxalta's total shares outstanding.

Merger Agreement with Shire

        In January 2016, the company announced that it had reached an agreement (merger agreement) with Shire plc (Shire) under which Shire would acquire Baxalta, forming a global leader in rare diseases. Under the terms of the agreement, Baxalta shareholders will receive $18.00 in cash and 0.1482 Shire American Depository Shares (ADS) per each Baxalta share. The transaction has been approved by the boards of directors of both Shire and Baxalta. Closing of the transaction is subject to approval by Baxalta and Shire shareholders, certain regulatory approvals, receipt of certain tax opinions and other customary closing conditions. The transaction is expected to close in mid-2016.

        The merger agreement provides for certain termination rights for both Shire and Baxalta. Upon termination of the merger agreement under certain specified circumstances, Baxalta may be required to disburse to Shire a termination fee of $369 million and Shire may be required to pay the company a termination fee of $369 million. In addition, if the merger agreement is terminated under certain specified circumstances following the receipt of an acquisition proposal by Baxalta, Baxalta may be required to reimburse Shire for transaction expenses up to $110 million (which expenses would be credited against any termination fee subsequently disbursed by Baxalta), and if the merger agreement is terminated under certain specified circumstances following the receipt of an acquisition proposal by Shire, Shire may be required to reimburse Baxalta for transaction expenses up to $65 million (which expenses would be credited against any termination fee subsequently payable by Shire).

Nature of Business

        The principal business of the company is the development, manufacture and marketing of a diverse portfolio of treatments for hemophilia and other bleeding disorders, immune deficiencies, alpha-1 antitrypsin deficiency, burns and shock, and other chronic and acute medical conditions, as well as

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 NATURE OF BUSINESS AND BASIS OF PREPARATION (Continued)

oncology treatments for acute lymphoblastic leukemia. The company is also investing in emerging technology platforms, including gene therapy and biosimilars.

        The company's business strategy is aimed at improving diagnosis, treatment and standards of care across a wide range of bleeding disorders and other rare chronic and acute medical conditions, capitalizing on the company's differentiated portfolio, ensuring the sustainability of supply to meet growing demand for therapies across core disease areas, and accelerating innovation by developing and launching new treatments while leveraging its expertise into new emerging therapeutics through acquisitions of and collaborations with others.

        The company's primary manufacturing facilities are located in the United States, Austria, Switzerland, Singapore and Belgium. The company distributes its products through its own direct sales force, independent distributors and drug wholesalers, and sells to customers throughout the world.

Basis of Preparation

        The accompanying consolidated and combined financial statements reflect the consolidated financial position and consolidated results of operations of the company as an independent, publicly-traded company for periods after the July 1, 2015 separation. The consolidated and combined financial statements reflect the combined financial position and combined results of operations of the company as a combined reporting entity of Baxter for periods prior to the separation.

        During 2015, the company recorded certain separation-related adjustments in its statement of changes in equity, resulting in a net $72 million decrease in equity. The adjustments primarily related to differences in the amount of assets, liabilities and accumulated other comprehensive income (AOCI) transferred to Baxalta (transferred items) and the amount of the transferred items reported in the company's combined balance sheet as of June 30, 2015. In addition, the company reported separation-related adjustments for deferred hedging gains and pension losses reported in AOCI that were assumed during the three months ended June 30, 2015. Additional separation-related adjustments could be recorded in future periods.

        Prior to the separation, the combined financial statements were prepared on a standalone basis and were derived from Baxter's consolidated financial statements and accounting records as if the former biopharmaceuticals business of Baxter had been part of Baxalta. The combined financial statements reflected the company's financial position, results of operations and cash flows as the business was operated as part of Baxter prior to the separation, in conformity with generally accepted accounting principles in the United States (GAAP).

        Prior to the separation, the combined financial statements included the attribution of certain assets and liabilities that were historically held at the Baxter corporate level but which were specifically identifiable or attributable to the company. All intercompany transactions and accounts within the company were eliminated. All transactions between the company and Baxter were considered to be effectively settled in the combined financial statements at the time the transaction was recorded. The total net effect of the settlement of the transactions with Baxter were reflected in the combined statements of cash flows in periods prior to the separation as a financing activity and in the combined balance sheet as net parent company investment.

        Prior to the separation, the combined financial statements included an allocation of expenses related to certain Baxter corporate functions, including senior management, legal, human resources,

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 NATURE OF BUSINESS AND BASIS OF PREPARATION (Continued)

finance, treasury, information technology, and quality assurance. These expenses were allocated to the company based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount, square footage, or other measures. The company considers the expense methodology and results to be reasonable for all periods prior to the separation. However, the allocations may not be indicative of the actual expense that would have been incurred had the company operated as an independent, publicly traded company for the periods prior to the separation.

        In periods prior to the separation, Baxalta's employees participated in various benefit and share-based compensation plans maintained by Baxter. A portion of the cost of those plans was included in the company's financial statements. However, the combined balance sheets in periods prior to the separation did not include any equity related to share-based compensation plans. As of and prior to December 31, 2014, the company's combined balance sheets did not include net pension obligations, with the exception of those related to certain plans in Austria. Refer to Note 12 and Note 15 for further description of the accounting for retirement and other benefit programs and share-based compensation, respectively.

        Prior to the separation, the company's equity balance represented the excess of total assets over total liabilities, including the due to/from balances between the company and Baxter (net parent company investment) and AOCI. Net parent company investment was primarily impacted by distributions and contributions to or from Baxter, which were the result of treasury activities and net funding provided by or distributed to Baxter, including a $4 billion cash distribution made by Baxalta to Baxter in June 2015. In connection with the separation, the company's net parent company investment balance was reclassified to additional paid-in capital.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

        The preparation of the financial statements in conformity with GAAP requires the company to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from these estimates.

Reclassifications

        Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation. These reclassifications had no effect on previously reported results of operations or shareholders' equity.

Revenue Recognition

        The company recognizes revenues from product sales when earned. Specifically, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectability is reasonably assured. For product sales, revenue is not recognized until title and risk of loss have transferred to the customer. The shipping terms for the majority of the company's revenue arrangements indicate title and risk of loss pass at delivery. Provisions for rebates, chargebacks to wholesalers and distributors, returns, and discounts are provided for at the time the related sales are recorded, and are reflected as a reduction of sales.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Equivalents

        Cash and equivalents include cash, time deposits, certificate of deposits and money market funds with an original maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

        In the normal course of business, the company provides credit to its customers and maintains reserves for potential credit losses. The company's allowance for doubtful accounts was $11 million, $20 million and $21 million as of December 31, 2015, 2014 and 2013, respectively. The decrease in the allowance for doubtful accounts from December 31, 2014 to December 31, 2015 was primarily due to reserves in countries with operations that have not yet transferred to Baxalta, which were reported in the company's combined reserves as of December 31, 2014 but not in its consolidated reserves as of December 31, 2015. Refer to Note 17 for additional information regarding operations in countries that have not yet transferred from Baxter to Baxalta.

Inventories

as of December 31 (in millions)	2015	2014
Raw materials	$589	$524
Work in process	1,021	976
Finished goods	563	460

Total inventories	$2,173	$1,960

        Inventories are stated at the lower of cost (first-in, first-out method) or market value. Market value for raw materials is based on replacement costs, and market value for work in process and finished goods is based on net realizable value.

Property, Plant and Equipment, Net

as of December 31 (in millions)	2015	2014
Land	$105	$105
Buildings and leasehold improvements	1,433	1,260
Machinery and equipment	2,311	2,259
Construction in progress	2,718	2,109

Total property, plant and equipment, at cost	6,567	5,733
Accumulated depreciation	(1,533)	(1,541)

Property, plant and equipment (PP&E), net	$5,034	$4,192

        Depreciation expense is calculated using the straight-line method over the estimated useful lives of the related assets, which range from 20 to 50 years for buildings and improvements and from three to 15 years for machinery and equipment. Leasehold improvements are amortized over the life of the related facility lease (including any renewal periods, if appropriate) or the asset, whichever is shorter. Machinery and equipment includes capitalized software costs, which are amortized on a straight-line

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

basis over the estimated useful lives of the software. The company's policy is to place construction in process assets in service and begin depreciation when the asset is ready for its intended use.

        Depreciation expense was $204 million in 2015, $189 million in 2014, and $168 million in 2013. The company's accumulated depreciation balance did not significantly change from December 31, 2014 to December 31, 2015. Increases resulting from depreciation expense were offset primarily by disposals of assets that had previously been fully depreciated or impaired and cumulative translation adjustments (CTA).

        Gross assets recorded under capital leases and reported in buildings and leasehold improvements and construction in progress were $339 million and $283 million as of December 31, 2015 and December 31, 2014, respectively, and associated accumulated depreciation was $7 million and $3 million as of December 31, 2015 and December 31, 2014, respectively.

Acquisitions

        Results of operations of acquired companies are included in the company's results of operations as of the respective acquisition dates. The purchase price of each acquisition is allocated to the net assets acquired based on estimates of their fair values at the date of the acquisition. Any purchase price in excess of these net assets is recorded as goodwill. The allocation of purchase price in certain cases may be subject to revision based on the final determination of fair values during the measurement period, which may be up to one year from the acquisition date.

        Contingent consideration is recognized at the estimated fair value on the acquisition date. Subsequent changes to the fair value of contingent considerations are recognized in earnings.

Research and Development

        Research and development (R&D) costs are expensed as incurred. Pre-regulatory approval contingent milestone obligations to counterparties in collaborative arrangements are expensed when the milestone is achieved. Payments made to counterparties on or after regulatory approval are capitalized and amortized over the remaining useful life of the related product. Amounts capitalized for such payments are included in other intangible assets, net of accumulated amortization.

        Acquired in-process R&D (IPR&D) is the value assigned to products under development acquired in a business combination which have not received regulatory approval and have no alternative future use. Acquired IPR&D is capitalized as an indefinite-lived intangible asset. Development costs incurred after the acquisition date are expensed as incurred. Upon receipt of regulatory approval of the related product, the indefinite-lived intangible asset is accounted for as a finite-lived intangible asset and generally amortized on a straight-line basis over the estimated economic life of the related product, subject to annual impairment reviews as discussed below. If the R&D project is abandoned, the indefinite-lived asset is charged to expense.

Collaborative Arrangements

        The company enters into collaborative arrangements in the normal course of business. These collaborative arrangements take a number of forms and structures, and are designed to enhance and expedite long-term sales and profitability growth. These arrangements generally provide that the company obtain commercialization rights to a product under development. The agreements often

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

require the company make upfront payments and include additional contingent milestone payments relating to the achievement of specified development, regulatory and commercial milestones, as well as royalty payments. The company may also be responsible for other on-going costs associated with the arrangements, including R&D cost reimbursements to the counterparty.

        Royalty payments are expensed as cost of sales when they become due and payable. Any purchases of product from the partner during the development stage are expensed as R&D, while such purchases during the commercialization phase are capitalized as inventory and recognized as cost of sales when the related finished products are sold. The company presents upfront payments to collaboration partners as investing activities and milestone payments as operating activities in the consolidated and combined statements of cash flows.

Business Optimization Charges

        The company records liabilities for costs associated with exit or disposal activities in the period in which the liability is incurred. Employee termination costs are primarily recorded when actions are probable and estimable. Costs for one-time termination benefits in which the employee is required to render service until termination in order to receive the benefits are recognized ratably over the future service period.

Goodwill

        Goodwill is not amortized, but is subject to an impairment review annually and whenever indicators of impairment exist. Goodwill would be impaired if the carrying value of a reporting unit exceeded the fair value of that reporting unit. For the annual impairment review, the company may elect to complete a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying value and, if the company determines it is not, then it would not be required to calculate the fair value of the reporting unit. If the company elects to bypass the qualitative assessment or determines that it is more likely than not that the fair value of the reporting unit is less than its carrying value, then the company would calculate the fair value of the reporting unit using the present value of estimated cash flows discounted using a risk-free market rate adjusted for a market participant's view of similar companies and perceived risks in the cash flows. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, then the implied fair value of goodwill is determined by subtracting the fair value of all identifiable net assets other than goodwill from the fair value of the reporting unit, with an impairment charge recorded for the excess, if any, of carrying amount of goodwill over the implied fair value.

Intangible Assets Not Subject to Amortization

        Indefinite-lived intangible assets, such as acquired IPR&D, are subject to an impairment review annually and whenever indicators of impairment exist. Indefinite-lived intangible assets would be impaired if the carrying amount of the asset exceeded the fair value of the asset.

Other Long-Lived Assets

        The company reviews the carrying amounts of long-lived assets, other than goodwill and intangible assets not subject to amortization, for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating recoverability, the

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

company groups assets and liabilities at the lowest level such that the identifiable cash flows relating to the company are largely independent of the cash flows of other assets and liabilities. The company then compares the carrying amounts of the assets or asset groups with the related estimated undiscounted future cash flows. In the event impairment exists, an impairment charge is recorded as the amount by which the carrying amount of the asset or asset group exceeds the fair value.

Income Taxes

        Income taxes are accounted for under the asset and liability method. Provisions for federal, state and foreign income taxes are calculated on reported pre-tax earnings based on current tax laws. Deferred taxes are provided using enacted tax rates on the future tax consequences of temporary differences, which are the differences between the financial statement carrying amount of assets and liabilities and their respective tax bases and the tax benefits of carryforwards. A valuation allowance is established or maintained when, based on currently available information, it is more likely than not that all or a portion of a deferred tax asset will not be realized.

        With respect to uncertain tax positions, the company determines whether the position is more likely than not to be sustained upon examination, based on the technical merits of the position. Any tax position that meets the more likely than not recognition threshold is measured and recognized in the consolidated financial statements at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The liability relating to uncertain tax positions is classified as current in the consolidated balance sheets to the extent the company anticipates making a payment within one year. Interest and penalties associated with income taxes are classified in the income tax expense line in the consolidated statements of income.

        In the company's financial statements for periods prior to July 1, 2015, income tax expense and tax balances were calculated as if the company was a separate taxpayer, although the company's operations were included in tax returns filed by Baxter. After separation on July 1, 2015, income tax expense and income tax balances represent the company's federal, state and foreign income taxes as an independent company.

        Prior to the separation, Baxalta maintained an income taxes payable to/from account with Baxter. Baxalta is deemed to have settled current tax balances with the Baxter taxpaying entities in the respective jurisdictions. These settlements were reflected as changes in net parent company investment.

        As a standalone entity, the company will file tax returns on its own behalf and its deferred taxes and effective tax rate may not be comparable to those in historical periods.

New Accounting Standards

        In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which requires lessees to recognize right-of-use assets and lease liabilities on the balance sheet. ASU 2016-02 is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements. ASU 2016-02 will be effective for the company beginning on January 1, 2019. Early adoption is permitted. The company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10)—Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 requires that equity investments, except those accounted for under the equity method of accounting or those that result in consolidation of the investee, to be measured at fair value, with subsequent changes in fair value recognized in net income. In addition, the ASU requires a qualitative assessment of equity investments without readily determinable fair values when assessing impairment, the evaluation of a valuation allowance on a deferred tax asset related to available-for-sale securities and certain presentation and disclosures for financial instruments. ASU 2016-01 is applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption, which will be January 1, 2018. Early adoption is not permitted. The company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

        In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which requires that deferred tax assets and liabilities be classified as noncurrent on the balance sheet rather than being separated into current and noncurrent. ASU 2015-17 is effective for fiscal years, and interim periods within those years, beginning after December 31, 2016. Early adoption is permitted, and the company has elected to early adopt on a retroactive basis, which resulted in certain reclassifications to the December 31, 2014 combined balance sheet as further described in Note 14.

        In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which clarifies that inventory should be measured at the lower of cost or net realizable value. ASU 2015-11 defines net realizable value as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. ASU 2015-11 will be effective for the company beginning on January 1, 2016, and prospective application is required. Early adoption is permitted. The company is currently evaluating the impact of adopting the standard on its consolidated financial statements.

        In April 2015, the FASB issued ASU No. 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement, which provides guidance to customers about how to account for cloud computing arrangements when such arrangements include software licenses. ASU No. 2015-05 will be effective for the company beginning on January 1, 2016. Early adoption is permitted. The standard may be applied retrospectively or prospectively. The company is currently evaluating the impact of adopting the standard on its consolidated financial statements.

        In April 2015, the FASB issued ASU No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. ASU No. 2015-03 will be effective for the company beginning on January 1, 2016, and retrospective application is required. Early adoption is permitted, and the company has adopted Accounting Standard Codifications ASC No. 2015-03 effective June 30, 2015. Refer to Note 8 for additional information.

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

expects to be entitled to when products are transferred to customers. In July 2015, the FASB voted to approve a one-year deferral on the original effective date of January 1, 2017; therefore ASU No. 2014-09 will be effective for the company beginning on January 1, 2018. Early adoption is permitted as of the original effective date. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The company is currently evaluating the impact of adopting the new revenue standard on its consolidated financial statements.

        In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (ASU 2014-08), which amends the definition of a discontinued operation in ASC 205-20 and provides additional requirements for the entities with its disposal transaction to qualify as a discontinued operation. ASU 2014-08 is effective prospectively for all disposals beginning on or after December 15, 2014 (with early adoption permitted). The company did not early adopt the new guidance and it was effective for the company for periods beginning with its first interim period ending March 31, 2015. ASU 2014-08 did not have a material impact on the consolidated and combined financial statements upon adoption.

NOTE 3 SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Expense

        As described in Note 8, the company issued senior notes with an aggregate principal amount of $5 billion in June 2015. Prior to the issuance of the senior notes, Baxter's third-party debt and the related interest expense were not allocated to the company.

years ended December 31 (in millions)	2015	2014	2013
Interest costs	$95	$—	$—
Interest costs capitalized	(44)	—	—

Interest expense, net of capitalized interest	51	—	—
Interest income	(3)	—	—

Net interest expense	$48	$—	$—

Other (Income) Expense, Net

years ended December 31 (in millions)	2015	2014	2013
Net gains related to investments	$(17)	$(19)	$(23)
Change in fair value of contingent payment liabilities	(97)	124	18
Other	12	(1)	6

Other (income) expense, net	$(102)	$104	$1

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3 SUPPLEMENTAL FINANCIAL INFORMATION (Continued)

Prepaid Expenses and Other Current Assets

as of December 31 (in millions)	2015	2014
Due from Baxter International Inc	$397	$—
Prepaid expenses and other	223	173

Prepaid expenses and other current assets	$620	$173

Accrued Liabilities

as of December 31 (in millions)	2015	2014
Employee compensation and withholdings	$286	$210
Accrued rebates	245	245
Due to Baxter International Inc	208	—
Property, payroll and certain other taxes	97	78
Income taxes payable	77	352
Other	289	271

Total accrued liabilities	$1,202	$1,156

Other Long-Term Liabilities

as of December 31 (in millions)	2015	2014
Pension and other employee benefits	$505	$177
Contingent payment liabilities	426	518
Due to Baxter International Inc	64	—
Other	53	154

Total other long-term liabilities	$1,048	$849

Supplemental Cash Flow Disclosures

Non-cash investing and financing activities

years ended December 31 (in millions)	2015	2014	2013
Accrued capital expenditures	$—	$29	$63
Assets acquired through capital lease obligations	41	263	13

Interest and taxes paid

years ended December 31 (in millions)	2015	2014	2013
Interest paid, excluding portion capitalized	$39	$—	$—
Income taxes paid	119	—	—

        Prior to the separation, the company's current income tax payables were deemed to be settled with Baxter. Income taxes paid reflect payments in the second half of 2015 following the separation. Interest

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3 SUPPLEMENTAL FINANCIAL INFORMATION (Continued)

paid in the table primarily reflects payments associated with the company's June 2015 debt issuance as further described in Note 8.

Dividends and Share Repurchase Authorization

        On February 23, 2016, Baxalta's Board of Directors declared a quarterly cash dividend of $0.07 per share of common stock. The quarterly dividend is payable on April 1, 2016 to shareholders of record as of the close business on March 10, 2016. On November 17, 2015, Baxalta's Board of Directors declared a quarterly cash dividend of $0.07 per share of common stock. The quarterly dividend was paid on January 4, 2016 to shareholders of record as of the close of business on December 4, 2015. On July 28, 2015, Baxalta's Board of Directors declared a quarterly cash dividend of $0.07 per share of common stock. The quarterly dividend was paid on October 1, 2015, to shareholders of record as of the close of business on September 4, 2015. Pursuant to the merger agreement with Shire, the company is prohibited from declaring a quarterly cash dividend in excess of $0.07 per share.

        On July 28, 2015, Baxalta's Board of Directors also approved a share repurchase authorization which allows the company to repurchase up to $1 billion of its common stock. The company did not repurchase any of its common stock during 2015, and pursuant to the merger agreement with Shire, the company may not repurchase or otherwise acquire its own common stock.

NOTE 4 EARNINGS PER SHARE

        The denominator for basic earnings per common share (EPS) is the weighted-average number of common shares outstanding during the period. The dilutive effect of outstanding stock options, restricted stock units (RSUs) and performance share units (PSUs) is reflected in the denominator for diluted EPS using the treasury stock method. The numerator for both basic and diluted EPS is net income, net income from continuing operations, or income from discontinued operations, net of tax.

        On July 1, 2015, Baxter distributed approximately 544 million shares of Baxalta common stock to its shareholders and retained an additional 132 million shares. The computation of basic EPS for periods prior to the separation was calculated using the shares distributed and retained by Baxter on July 1, 2015 totaling 676 million. The weighted average number of shares outstanding for diluted EPS for periods prior to the separation included 5 million of diluted common share equivalents for stock options, RSUs and PSUs as calculated using the treasury stock method as of July 1, 2015, as these share-based awards were previously issued by Baxter and outstanding at the time of separation and were assumed by Baxalta following the separation.

        The following is a reconciliation of basic shares to diluted shares.

years ended December 31 (in millions)	2015	2014	2013
Basic shares	677	676	676
Effect of dilutive shares	6	5	5

Diluted shares	683	681	681

        The computation of diluted EPS excluded 16 million equity awards for 2015 and 19 million equity awards for each of 2014 and 2013 as their inclusion would have an anti-dilutive effect on diluted EPS.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5 ACQUISITIONS AND COLLABORATIONS

Acquisitions

        The following table summarizes the fair value of consideration transferred and the recognized amounts of the assets acquired and liabilities assumed as of the acquisition date for the company's material acquisitions during 2015, 2014 and 2013.

					2013
	2015		2014
					Inspiration/ Ipsen OBIZUR
(in millions)	ONCASPAR	SuppreMol	Chatham	AesRx
Consideration transferred
Cash, net of cash acquired	$890	$228	$70	$15	$51
Fair value of contingent payments	—	—	77	65	269

Fair value of consideration transferred	$890	$228	$147	$80	$320

Assets acquired and liabilities assumed
Other intangible assets	$794	$179	$74	$78	$288
Inventories	22	—	—	—	—
Other assets	—	19	—	—	25
Accrued liabilities	(1)	—	—	—	—
Long-term liabilities	(123)	(53)	—	—	—

Total identifiable net assets	692	145	74	78	313
Goodwill	198	83	73	2	7

Total assets acquired and liabilities assumed	$890	$228	$147	$80	$320

        While the valuation of the assets acquired and liabilities assumed are substantially complete, measurement period adjustments for the acquisitions in 2015 may be recorded in the future as the company finalizes its fair value estimates. Pro forma financial information has not been included because the acquisitions, individually and in the aggregate, would not have had a material impact on the company's consolidated and combined results of operations.

ONCASPAR Business Acquisition

        In July 2015, the company acquired the ONCASPAR (pegaspargase) product portfolio from Sigma-Tau Finanziaria S.p.A (Sigma-Tau), a privately held biopharmaceutical company based in Italy, through the acquisition of 100% of the shares of a subsidiary of Sigma-Tau. Through the acquisition, the company gained the marketed biologic treatment ONCASPAR, the investigational biologic calaspargase pegol, and an established oncology infrastructure with clinical and sales resources. ONCASPAR is a first-line biologic used as part of a chemotherapy regimen to treat patients with acute lymphoblastic leukemia. As of the acquisition date, it was marketed in the United States, Germany, Poland and certain other countries, and recently received EU approval. The acquired net assets comprised a business based on the acquired inputs, processes and outputs. As a result, the transaction was accounted for as a business combination.

        The company allocated $794 million of the total consideration to developed technology, which reflected rights to the ONCASPAR product portfolio. The developed technology is being amortized on a straight-line basis over an estimated useful life of 16 years. Long-term liabilities acquired consist

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5 ACQUISITIONS AND COLLABORATIONS (Continued)

primarily of deferred tax liabilities. The goodwill, which is not deductible for tax purposes, includes the value of potential future technologies as well as the overall strategic benefits of the acquisition to the company and its oncology pipeline.

        The purchase price allocations described above reflect measurement period adjustments recorded in the fourth quarter of 2015 as the company substantially completed its estimates of the fair value of assets acquired and liabilities assumed. The measurement period adjustments included increases of $13 million, $5 million and $3 million to intangible assets, inventory and long-term liabilities, respectively. The adjustments resulted in a corresponding decrease in goodwill of $15 million. The measurement period adjustments did not have a material impact on the company's results of operations.

        Historical annual sales for ONCASPAR were approximately $100 million, and the company has recorded ONCASPAR net sales of $87 million from the acquisition date through December 31, 2015. The company incurred acquisition-related costs of $17 million during 2015, which were primarily recorded in selling, general and administrative expenses.

SuppreMol Acquisition

        In March 2015, the company acquired all of the outstanding shares of SuppreMol GmbH (SuppreMol), a privately held biopharmaceutical company based in Germany. Through the acquisition, the company acquired SuppreMol's early-stage pipeline of treatment options for autoimmune and allergic diseases, as well as its operations in Munich, Germany. The acquired investigational treatments will complement and build upon the company's immunology portfolio and offer an opportunity to expand into new areas with significant market potential and unmet medical needs in autoimmune diseases. The acquired net assets comprised a business based on the acquired inputs, processes and outputs. As a result, the transaction has been accounted for as a business combination.

        The company allocated $179 million of the total consideration to IPR&D, which is being accounted for as an indefinite-lived intangible asset. The acquired IPR&D primarily relates to SuppreMol's lead candidate SM-101, an investigational immunoregulatory treatment, which had completed Phase IIa studies at the time of the acquisition. This project was expected to be completed in approximately 5 years as of the acquisition date. The value of the IPR&D was calculated using cash flow projections adjusted for the inherent technical, regulatory, commercial and obsolescence risks in such activities, discounted at a rate of 20%. Additional R&D will be required prior to regulatory approval, and as of the acquisition date, incremental R&D costs were projected to be in excess of $400 million. Other assets acquired included deferred tax assets of $17 million and long-term liabilities acquired included $52 million of deferred tax liabilities. The goodwill, which is not deductible for tax purposes, includes the value of potential future technologies as well as the overall strategic benefits of the acquisition to the company.

AesRx, LLC Acquisition

        In June 2014, the company acquired all of the outstanding membership interests in AesRx, LLC (AesRx), obtaining AesRx's program related to the development and commercialization of treatments for sickle cell disease.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5 ACQUISITIONS AND COLLABORATIONS (Continued)

        The company made an initial payment of $15 million, and as of the acquisition date may make additional payments of up to $278 million related to the achievement of development and regulatory milestones, in addition to sales milestones of up to $550 million. The estimated fair value of the contingent payment liabilities at the acquisition date was $65 million, which was recorded in long-term liabilities, and was calculated based on the probability of achieving the specified milestones and the discounting of expected future cash flows.

        The company allocated $78 million of the total consideration to acquired IPR&D, which was accounted for as an indefinite-lived intangible asset, with the residual consideration of $2 million recorded as goodwill. The acquired IPR&D related to AesRx's sickle cell disease program, which was in Phase II clinical trials at the time of the acquisition, and was expected to be completed in approximately five years. The value of IPR&D was calculated using cash flow projections adjusted for the inherent technical, regulatory, commercial and obsolescence risks in such activities, discounted at a rate of 15.5%. Additional R&D was required prior to obtaining regulatory approval and, as of the acquisition date, incremental R&D costs were projected to be in excess of $40 million.

        During 2015, the company decided not to pursue further development activities related to the acquired project. The company recorded a charge of $81 million in R&D expenses to fully impair the acquired IPR&D and a gain of $66 million resulting primarily from the reduction of the fair value of contingent payment liabilities to zero as of December 31, 2015.

Chatham Therapeutics, LLC Acquisition

        In April 2014, the company acquired all of the outstanding membership interests in Chatham Therapeutics, LLC (Chatham), obtaining potential treatments for hemophilia B utilizing Chatham's gene therapy technology.

        The company made an initial payment of $70 million, and as of the acquisition date may make additional payments of up to $560 million related to the achievement of development, regulatory and first commercial sale milestones, in addition to other sales milestones of up to $780 million. The estimated fair value of the contingent payment liabilities at the acquisition date was $77 million, which was recorded in long-term liabilities, and was calculated based on the probability of achieving the specified milestones and the discounting of expected future cash flows. As of December 31, 2015, the estimated fair value of the contingent payments was $74 million, with changes in the estimated fair value recognized in other (income) expense, net within the consolidated and combined statements of income. Refer to Note 10 for additional information regarding the contingent payment liability.

        The company allocated $74 million of the total consideration to acquired IPR&D, which is being accounted for as an indefinite-lived intangible asset, with the residual consideration of $73 million recorded as goodwill. The acquired IPR&D primarily relates to Chatham's hemophilia A (factor VIII) program, which was in preclinical stage at the time of the acquisition and was expected to be completed in approximately 10 years as of the acquisition date. The value of the IPR&D was calculated using cash flow projections adjusted for the inherent technical, regulatory, commercial and obsolescence risks in such activities, discounted at a rate of 12%. Additional R&D will be required prior to obtaining regulatory approval and, as of the acquisition date, incremental R&D costs were projected to be in excess of $130 million. The goodwill, which may be deductible for tax purposes depending on the ultimate resolution of the contingent payment liabilities, includes the value of potential future

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5 ACQUISITIONS AND COLLABORATIONS (Continued)

technologies as well as the overall strategic benefits of the acquisition to the company in the hemophilia market.

Inspiration / Ipsen Acquisition

        In March 2013, the investigational hemophilia compound OBIZUR and related assets were acquired from Inspiration BioPharmaceuticals, Inc. (Inspiration), and certain other OBIZUR related assets, including manufacturing operations, were acquired from Ipsen Pharma S.A.S. (Ipsen) in conjunction with Inspiration's bankruptcy proceedings. Ipsen was Inspiration's senior secured creditor and had been providing Inspiration with debtor-in-possession financing to fund Inspiration's operations and the sales process. Additionally, Ipsen was the owner of certain assets acquired in the transaction.

        OBIZUR is a recombinant porcine factor VIII that was approved in the United States in 2014 and in Canada and Europe in 2015 for the treatment of patients with acquired hemophilia A, and is being investigated for the treatment of congenital hemophilia A patients with inhibitors.

        The estimated fair value of contingent payment liabilities at the acquisition date was $269 million, based on the probability of achieving the specified milestones, of up to $135 million, and sales-based payments, and the discounting of expected future cash flows. The estimated fair value of contingent payment liabilities was recorded in other long-term liabilities as part of the consideration transferred. As of December 31, 2015, the estimated fair value of the contingent payments was $360 million, with changes in the estimated fair value recognized in other (income) expense, net within the consolidated and combined statements of income. Refer to Note 10 for additional information regarding the contingent payment liability.

        Goodwill of $7 million principally included the value associated with the assembled workforce at the acquired manufacturing facility. The goodwill is deductible for tax purposes. Other intangible assets of $288 million related to acquired IPR&D activities, and the total was accounted for as an indefinite-lived intangible asset at the acquisition date. The value of the IPR&D was calculated using cash flow projections adjusted for the inherent technical, regulatory, commercial and obsolescence risk associated with such activities, discounted at a rate of 13%. In 2014, the acquired IPR&D was reclassified as a definite-lived intangible asset following regulatory approval. It is being amortized on a straight-line basis over an estimated useful life of 15 years.

Collaborations

Precision BioSciences

        In February 2016, Baxalta entered into a strategic immuno-oncology collaboration with Precision BioSciences (Precision), a private biopharmaceutical company based in the United States, specializing in genome editing technology. Together, Baxalta and Precision will develop chimeric antigen receptor (CAR) T cell therapies for up to six unique targets, with the first program expected to enter clinical studies in late 2017. On a product-by-product basis, following successful completion of early-stage research activities up to Phase 2, Baxalta will have exclusive option rights to complete late-stage development and worldwide commercialization. Precision is responsible for development costs for each target prior to option exercise. The company will make an upfront payment of $105 million to Precision, which will be recorded as R&D expense in the first quarter of 2016. The company may make additional payments related to option fees and development, regulatory, and commercial milestones totaling up to $1.6 billion, in addition to future royalty payments on worldwide sales. Precision also has the right to participate in the development and commercialization of any licensed products resulting from the collaboration through a 50/50 co-development and co-promotion option in the United States.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5 ACQUISITIONS AND COLLABORATIONS (Continued)

Symphogen

        In December 2015, the company entered into a research, option and commercial agreement with Symphogen, a private biopharmaceutical company headquartered in Denmark that is developing recombinant antibodies and antibody mixtures. Under the terms of the agreement, the company has options to obtain exclusive licensing rights for three specified proteins in development for the treatment of immune-oncology diseases as well as three additional proteins that may be selected at a later date. Each option is exercisable for a period of 90 days when each protein is ready for Phase II clinical trials. Symphogen is responsible for development costs for each protein until option exercise, at which point Baxalta would be responsible for development costs.

        The company made an upfront payment of $175 million in January 2016, which was recognized as R&D expense in 2015 upon entering into the agreement. Each option exercise fee is variable depending on when it is exercised, with a maximum exercise price of up to €20 million for each protein. The company may make additional payments of up to approximately €1.2 billion related to development, regulatory and commercial milestones achieved after option exercise for all six proteins, in addition to future royalty payments.

SFJ Pharmaceuticals Group

        In June 2015, the company entered into an agreement with SFJ Pharmaceuticals Group (SFJ) relating to adalimumab (BAX 923), whereby SFJ will fund up to $200 million of specified development costs related to the company's BAX 923 program, in exchange for payments in the event the product obtains regulatory approval in the United States or Europe. The terms of the agreement include funding limitations of up to $50 million for incurred costs through Phase I development and cumulative spending caps in six month intervals through December 31, 2017. The contingent success payments total approximately 5.5 times the incurred development costs and are payable in annual installments over an approximate eight-year period following the dates of regulatory approval. The development funding from SFJ is being recognized as an offset to R&D expenses as incurred because there is substantive and genuine transfer of risk to SFJ. The R&D expense offset for 2015 totaled $58 million. BAX923 is one of the biosimilars in which the company is collaborating with Momenta Pharmaceuticals, Inc. as further described below.

Merrimack Pharmaceuticals, Inc.

        In September 2014, the company entered into an exclusive license agreement with Merrimack Pharmaceuticals, Inc. (Merrimack) relating to the development and commercialization of MM-398 (nanoliposomal irinotecan injection), also known as "nal-IRI". The arrangement includes all potential indications for MM-398 across all markets with the exception of the United States and Taiwan. The first indication being pursued is for the treatment of patients with metastatic pancreatic cancer who were previously treated with gemcitabine-based therapy. In 2014, the company recognized an R&D charge of $100 million related to the upfront payment. Upon entering into the agreement, the company had the potential to make future payments of up to $870 million related to the achievement of development, regulatory, and commercial milestones, in addition to royalty payments.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5 ACQUISITIONS AND COLLABORATIONS (Continued)

CTI BioPharma Corp.

        In November 2013, the company acquired approximately 16 million shares of CTI BioPharma Corp. (CTI BioPharma), which was formerly named Cell Therapeutics, Inc., common stock for $27 million. The company also entered into an exclusive worldwide licensing agreement with CTI BioPharma to develop and commercialize pacritinib, a novel investigational JAK2/FLT3 inhibitor with activity against genetic mutations linked to myelofibrosis, leukemia and certain solid tumors. At the time the company entered into the agreement, pacritinib was in Phase III development for patients with myelofibrosis, a chronic malignant bone marrow disorder. Under the terms of the agreement, the company gained commercialization rights for all indications of pacritinib outside the United States, while the company and CTI BioPharma will jointly commercialize pacritinib in the United States. Under the terms of the initial agreement, CTI BioPharma is responsible for the funding of the majority of development activities as well as the manufacture of the product. In 2013, the company recognized an R&D charge of $33 million related to an upfront payment. Upon entering into the agreement, the company had the potential to make future payments of up to $302 million related to the achievement of development, regulatory and commercial milestones, in addition to future royalty payments.

        In June 2015, the company entered into an amendment with CTI BioPharma Corp (CTI BioPharma). Pursuant to the amendment, the company paid $32 million to CTI BioPharma relating to two contingent milestone payments included in the original agreement. The company obtained certain additional rights relating to manufacturing and supply, and CTI BioPharma committed to spend a specified amount on the development of pacritinib through February 2016, with failure to do so resulting in payments to the company equal to the deficiency.

Coherus Biosciences, Inc.

        In August 2013, the company entered into an exclusive license agreement with Coherus Biosciences, Inc. (Coherus) to develop and commercialize a biosimilar to ENBREL® (etanercept) for Europe, Canada, Brazil and certain other markets. The company also has the right of first refusal to certain other biosimilars in the collaboration. Under the terms of the agreement, Coherus is responsible for the development plan, preparation of regulatory filings, and manufacture of the product, subject to certain cost reimbursement by the company. The company can terminate the agreement if certain costs exceed a specific cap. In 2013, the company recognized an R&D charge of $30 million related to its decision to pursue the development of etanercept. Upon entering into the agreement, the company had the potential to make future payments of up to $169 million relating to the achievement of development and regulatory milestones, in addition to future royalty payments.

Momenta Pharmaceuticals, Inc.

        In February 2012, the company entered into an exclusive license agreement with Momenta to develop and commercialize biosimilars. The arrangement includes specified funding by the company, as well as other responsibilities, relating to development and commercialization activities. In 2012, the company recognized an R&D charge of $33 million related to an upfront payment. Upon entering into the agreement, the company had the potential to make future payments of up to approximately $202 million related to the exercise of options to develop additional products and the achievement of technical, development and regulatory milestones for these products, in addition to future royalty payments and potential profit-sharing payments.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5 ACQUISITIONS AND COLLABORATIONS (Continued)

Payments to Collaboration Partners

        R&D expenses related to payments to collaboration partners were $430 million, $242 million and $80 million during 2015, 2014, and 2013, respectively. Expenses related to upfront payments were $175 million, $100 million and $63 million during 2015, 2014 and 2013, respectively; and expenses related to milestone payments were $215 million, $117 million and $15 million during 2015, 2014 and 2013, respectively. The remainder primarily related to R&D cost reimbursements. Payments to collaboration partners classified in cost of sales were not significant in 2015, 2014 and 2013.

Unfunded Contingent Payments

        At December 31, 2015, the company's unfunded contingent milestone payments associated with all of its collaborative arrangements totaled $2.1 billion. This total includes contingent payments associated with the SFJ agreement related to development costs funded through December 31, 2015. This total excludes contingent royalty and profit-sharing payments, contingent payment liabilities arising from business combinations, which are further discussed in Note 11, and potential milestone payments and option exercise fees associated with the Symphogen arrangement because they would be payable only if the company chooses to exercise one or more of its options. Based on the company's projections, any contingent payments made in the future will be more than offset by the estimated net future cash flows relating to the rights acquired for those payments.

NOTE 6 GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

        The following is a summary of the activity in goodwill:

(in millions)
December 31, 2013	$524
Additions	75
Currency translation and other adjustments	(34)

December 31, 2014	$565

Additions	281
Currency translation and other adjustments	(17)

December 31, 2015	$829

        The additions during 2015 related to the acquisition of the ONCASPAR business and SuppreMol. The additions during 2014 primarily related to the acquisition Chatham. These acquisitions are further discussed in Note 5.

        As of December 31, 2015, there were no accumulated goodwill impairment losses.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6 GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

Other intangible assets, net

        The following is a summary of the company's other intangible assets:

(in millions)	Developed technology, including patents	Other amortized intangible assets	Indefinite- lived intangible assets	Total
December 31, 2015
Gross other intangible assets	$1,247	$29	$238	$1,514
Accumulated amortization	(190)	(29)	—	(219)

Other intangible assets, net	$1,057	$—	$238	$1,295

December 31, 2014
Gross other intangible assets	$440	$29	$149	$618
Accumulated amortization	(133)	(26)	—	(159)

Other intangible assets, net	$307	$3	$149	$459

        The increase in other intangible assets, net during the year ended December 31, 2015 was primarily due to IPR&D acquired in the acquisition of SuppreMol and developed technology acquired in the acquisition of the ONCASPAR business, partially offset by an impairment charge on IPR&D from the AesRx acquisition, as further described in Note 5, amortization expense and CTA.

        Intangible asset amortization expense was $53 million and $16 million in the years ended December 31, 2015 and 2014, respectively. The following table presents anticipated annual amortization expense for 2016 through 2020 for definite-lived intangible assets recorded as of December 31, 2015:

(in millions)	2016	2017	2018	2019	2020
Anticipated annual intangible asset amortization expense	$77	$74	$73	$69	$69

NOTE 7 BUSINESS OPTIMIZATION ITEMS

        Prior to the separation, the company participated in business optimization plans initiated by Baxter. The company's total charges (benefits) related to business optimization plans are presented below:

years ended December 31 (in millions)	2015	2014	2013
Charges	$5	$43	$133
Reserve adjustments	(17)	(10)	—

Total business optimization (benefits) expenses	(12)	33	133

Discontinued operations	—	(8)	(101)

Business optimization (benefits) expenses in continuing operations	$(12)	$25	$32

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7 BUSINESS OPTIMIZATION ITEMS (Continued)

        During 2015, the company adjusted certain previously estimated business optimization charges resulting in a $17 million benefit. The adjustments were primarily due to lower severance payments than previously estimated from business optimization programs in prior years. The 2015 period also included charges of $5 million in selling, general and administrative expenses primarily relating to re-alignment of certain functions. During 2014, the company recorded charges of $2 million in cost of sales, $1 million in selling, general and administrative expenses and $22 million in R&D expenses (with an additional $8 million recorded in discontinued operations). The charges during 2014 primarily related to re-alignment of certain R&D activities and rationalization of manufacturing facilities. During 2013, the company recorded charges of $5 million in cost of sales, $3 million in selling, general and administrative expenses and $24 million in R&D expenses (with an additional $101 million recorded in discontinued operations). The charges during 2013 included severance and other non-cash impairment losses associated with the discontinuation of certain R&D programs associated with the vaccines business.

        The following table summarizes activity in the reserves related to business optimization initiatives:

(in millions)
Reserves as of December 31, 2014	$60
Charges	5
Reserve adjustments	(17)
Separation-related adjustments and other	(17)
Utilization	(19)

Reserves as of December 31, 2015	$12

        Separation-related adjustments and other included a reduction in the company's business optimization reserves related to certain liabilities that were not transferred to Baxalta as part of the separation and the impact of CTA.

        The reserves are expected to be substantially utilized by the end of 2016. Management believes that these reserves are adequate. However, adjustments may be recorded in the future as the programs are completed.

NOTE 8 DEBT, CAPITAL LEASE OBLIGATIONS AND OTHER FINANCING ARRANGEMENTS

        As of December 31, 2014 and through the date of the senior notes issuance described below, Baxter's third-party debt and the related interest expense were not allocated to the company as the company was not the legal obligor of the debt and Baxter borrowings were not directly attributable to the company's business.

Significant Debt Issuances

        On June 23, 2015, the company issued senior notes with a total aggregate principal amount of $5 billion. The company used the net proceeds to make a cash distribution of $4 billion to Baxter as partial consideration for the contribution of net assets to the company in connection with the separation, and the remainder was or is intended to be used for general corporate purposes, including to fund acquisitions. The $4 billion cash distribution to Baxter was made on June 23, 2015.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8 DEBT, CAPITAL LEASE OBLIGATIONS AND OTHER FINANCING ARRANGEMENTS (Continued)

        Below is a summary of the company's debt and capital lease obligations outstanding as of December 31, 2015.

(in millions, except for percentage information)	Aggregate Principal	Coupon Rate	Effective Interest Rate in 2015(1)	Carrying Amount at December 31, 2015(2)
Variable-rate notes due 2018	$375	LIBOR plus 0.78%	1.3%	$373
Fixed-rate notes due 2018	375	2.000%	2.2%	373
Fixed-rate notes due 2020	1,000	2.875%	2.9%	994
Fixed-rate notes due 2022	500	3.600%	3.6%	496
Fixed-rate notes due 2025	1,750	4.000%	4.0%	1,730
Fixed-rate notes due 2045	1,000	5.250%	5.1%	983
Other (including capital lease obligations)	N/A	N/A	N/A	319

Total debt and capital lease obligations				5,268
Current portion				(3)

Long-term portion				$5,265

(1)
Excludes the effect of any related interest rate swaps.

(2)
Book values include any discounts, premiums and adjustments related to hedging instruments.

        In connection with this issuance, the company recognized a debt discount of $51 million and deferred issuance costs totaling $8 million, which were recorded as a direct deduction from the carrying amount of the debt. Refer to Note 9 for information regarding interest rate derivative contracts the company has entered into related to the senior notes.

Credit Facilities

        In July 2015, the company entered into a credit agreement providing for a senior revolving credit facility that provides the company with access to an aggregate principal amount of up to $1.2 billion maturing in 2020, of which no amounts are currently outstanding. Effective November 12, the company entered into Amendment No. 1 to the credit agreement. The amendment narrows the definition of "Change of Control." The other material terms of the credit agreement, including covenants, remain unchanged. The facility enables the company to borrow funds on an unsecured basis at variable interest rates, and contains various financial and other covenants, including a net leverage ratio covenant and an interest coverage ratio covenant, as well as events of default with respect to the company. The credit facility also provides for the issuance of letters of credit, which reduces the maximum capacity of this facility. At December 31, 2015, the amount of letters of credit issued was insignificant.

        The company also entered into a Euro-denominated senior revolving credit facility in an aggregate principal amount of up to €200 million maturing in 2020, with similar terms as the above credit facility, of which no amounts are currently outstanding. Effective November 12, 2015, the company entered into an amendment to this credit facility. Similar to the amendment discussed above, this amendment narrows the definition of "Change of Control." The non-performance of any financial institution

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8 DEBT, CAPITAL LEASE OBLIGATIONS AND OTHER FINANCING ARRANGEMENTS (Continued)

supporting either of the credit facilities would reduce the maximum capacity of these facilities by each institution's respective commitment.

        The company also maintains other credit arrangements, which totaled $80 million at December 31, 2015. There were no borrowings outstanding under these arrangements at December 31, 2015.

Capital Lease Obligations

        The company leases certain facilities under capital leases. During 2014, the company entered into a leasing arrangement for a new global innovation center in Cambridge, Massachusetts and recorded a capital lease obligation of $263 million. During 2015, the company entered into a leasing arrangement for its corporate headquarters in Bannockburn, Illinois and recorded a capital lease obligation of $41 million. As of December 31, 2015 and 2014, the company's total capital lease obligations, including current maturities, were $319 million and $275 million, respectively.

Future Payments on Capital Lease Obligations and Debt Maturities

(in millions)	December 31, 2015
2016	$3
2017	31
2018	768
2019	18
2020	1,018
Thereafter	3,612

Total obligations	5,450
Fair value hedges and unamortized bond discounts	(182)

Total debt and capital lease obligations	$5,268

NOTE 9 DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY

        The company does not hold any instruments for trading purposes and none of the company's outstanding derivative instruments contain credit-risk-related contingent features.

Interest Rate Risk Management

        The company is exposed to the risk that its earnings and cash flows could be adversely impacted by fluctuations in benchmark interest rates relating to its existing debt obligations or anticipated issuances of debt. The company's policy is to manage this risk to an acceptable level.

Foreign Currency Risk Management

        The company is primarily exposed to foreign exchange risk with respect to recognized assets and liabilities, forecasted transactions and net assets denominated in the Euro, Japanese Yen, British Pound, Swiss Franc, Australian Dollar, Turkish Lira, Russian Ruble, Chinese Renminbi, Colombian Peso and Argentine Peso.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9 DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY (Continued)

        In periods prior to the separation, the company participated in Baxter's foreign currency risk management program through a central shared entity, which entered into derivative contracts to hedge foreign currency risk associated with forecasted transactions for the entire company, including for Baxalta's operations. Gains and losses on derivative contracts entered into by Baxter were allocated to Baxalta and partially offset gains and losses on underlying foreign currency exposures. The fair value of outstanding derivative instruments were not allocated to Baxalta's combined balance sheets. In connection with the separation, the company began entering into foreign currency derivative contracts on its own behalf and has recorded the related fair value on its consolidated and combined balance sheet as of December 31, 2015. The contracts are classified as either short-term or long-term based on the scheduled maturity of the instrument.

Cash Flow Hedges

        The company may use options, including collars and purchased options, and forwards to hedge the foreign exchange risk to earnings relating to forecasted transactions and recognized assets and liabilities. In December 2014 and during the three months ended March 31, 2015, the company entered into $1.8 billion of forward-starting interest rate swaps to hedge the risk to earnings associated with movements in benchmark interest rates relating to an anticipated issuance of debt. The total notional amount of the forward-starting interest rate swaps was $550 million as of December 31, 2014. During 2015, in conjunction with the debt issuance described in Note 8, the company terminated the swaps, which resulted in a $37 million net gain that was deferred in AOCI and is being amortized as a decrease to net interest expense over the terms of the underlying debt.

        For each derivative instrument that is designated and effective as a cash flow hedge, the gain or loss on the derivative is recorded in AOCI and then recognized in earnings consistent with the underlying hedged item. Option premiums or net premiums paid are initially recorded as assets and reclassified to other comprehensive income (OCI) over the life of the option, and then recognized in earnings consistent with the underlying hedged item. Cash flow hedges are classified in net sales, cost of sales, and net interest expense, and primarily relate to forecasted third-party sales denominated in foreign currencies, forecasted intercompany sales denominated in foreign currencies, and anticipated issuances of debt, respectively. The maximum term over which the company has cash flow hedge contracts in place related to forecasted transactions as of December 31, 2015 was 12 months. The notional amount of foreign exchange contracts were $1.2 billion as of December 31, 2015.

        In certain instances, the company may discontinue cash flow hedge accounting because the forecasted transactions are no longer probable of occurring. As of December 31, 2015, all forecasted transactions were probable of occurring and no gains or losses were reclassified into earnings.

Fair Value Hedges

        The company uses interest rate swaps to convert a portion of its fixed-rate debt into variable-rate debt. These instruments hedge the company's earnings from changes in the fair value of debt due to fluctuations in the designated benchmark interest rate. For each derivative instrument that is designated and effective as a fair value hedge, the gain or loss on the derivative is recognized immediately to earnings, and offsets the loss or gain on the underlying hedged item. Fair value hedges are classified in net interest expense, as they hedge the interest rate risk associated with certain of the company's fixed-rate debt.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9 DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY (Continued)

        The total notional amount of interest rate swaps was $1.0 billion as of December 31, 2015. There were no interest rate swaps designated as fair value hedges as of December 31, 2014.

Undesignated Derivative Instruments

        The company uses forward contracts to hedge earnings from the effects of foreign exchange relating to certain of the company's intercompany and third-party receivables and payables denominated in a foreign currency. These derivative instruments generally are not formally designated as hedges, the terms of these instruments generally do not exceed one month, and the change in fair value of these derivatives are reported in earnings.

        The total notional amount of undesignated derivative instruments was $209 million as of December 31, 2015.

Gains and Losses on Derivative Instruments

        The following tables summarize the income statement locations and gains and losses on the company's derivative instruments for the years ended December 31, 2015 and 2014.

	Gain (loss) recognized in OCI			Gain (loss) reclassified from AOCI into income
			Location of gain (loss) in income statement
(in millions)	2015	2014		2015	2014
Cash flow hedges
Interest rate contracts	$38	$—	Net interest expense	$1	$—
Foreign exchange contracts	—	—	Net sales	—	—
Foreign exchange contracts	19	—	Cost of sales	46	—

Total	$57	$—		$47	$—

		Gain (loss) recognized in income
	Location of gain (loss) in income statement
(in millions)		2015	2014
Fair value hedges
Interest rate contracts	Net interest expense	$4	$—
Undesignated derivative instruments
Foreign exchange contracts	Other income, net	$(4)	$—

        During 2015, the company assumed pre-tax deferred gains of $43 million related to certain foreign exchange contracts from Baxter, which were recorded in AOCI.

        For the company's fair value hedges, a loss of $4 million was recognized in net interest expense during 2015, as adjustments to the underlying hedged item, fixed-rate debt. Ineffectiveness related to the company's cash flow and fair value hedges for 2015 was not material.

        As of December 31, 2015, $11 million of deferred, net after-tax gains on derivative instruments included in AOCI are expected to be recognized in earnings during the next 12 months, coinciding with

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9 DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY (Continued)

when the hedged items are expected to impact earnings. Refer to Note 13 for the balance in AOCI associated with cash flow hedges.

Fair Values of Derivative Instruments

        The following table presents the classification and estimated fair value of the company's derivative instruments as of December 31, 2015:

	Derivatives in asset positions		Derivatives in liability positions
(in millions)	Balance sheet location	Fair value	Balance sheet location	Fair value
Derivative instruments designated as hedges
Foreign exchange contracts	Other current assets	$23	Accrued liabilities	$2
Foreign exchange contracts	Other long-term assets	—	Other long-term liabilities	—
Interest rate contracts	Other long-term assets	4

Total derivative instruments designated as hedges		$27		$2

Undesignated derivative instruments
Foreign exchange contracts	Other current assets	$1	Accrued liabilities	$1

Total derivative instruments		$28		$3

        The following table presents the classification and estimated fair value of the company's derivative instruments as of December 31, 2014:

	Derivatives in asset positions		Derivatives in liability positions
(in millions)	Balance sheet location	Fair value	Balance sheet location	Fair value
Derivative instruments designated as hedges
Interest rate contracts	Other current assets	$1	Accrued liabilities	$2

        While the company's derivatives are all subject to master netting arrangements, the company presents its assets and liabilities related to derivative instruments on a gross basis within the consolidated and combined balance sheets. Additionally, the company is not required to post collateral for any of its outstanding derivatives. If the company's derivatives were presented on a net basis, an asset of $25 million and liability of $1 million would be reported at December 31, 2015 and 2014, respectively.

NOTE 10 FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Securitization arrangement

        In April 2015, the company entered into agreements related to its trade receivables originating in Japan with a financial institution in which the entire interest in and ownership of the receivables are sold. While the company services the receivables in its Japanese securitization arrangement, no servicing asset or liability is recognized because the company receives adequate compensation to service the sold receivables.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10 FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

        During 2015, sold receivables were $165 million and cash collections remitted to the owners of the receivables were $98 million. The effect of currency exchange rate changes and net losses relating to the sales of receivables were immaterial.

Fair Value Measurements

        The fair value hierarchy under the accounting standard for fair value measurements consists of the following three levels:

  •
  Level 1—Quoted prices in active markets that the company has the ability to access for identical assets or liabilities;

  •
  Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuations in which all significant inputs are observable in the market; and

  •
  Level 3—Valuations using significant inputs that are unobservable in the market and include the use of judgment by the company's management about the assumptions market participants would use in pricing the asset or liability.

        The following tables summarize the bases used to measure financial assets and liabilities that are carried at fair value on a recurring basis in the consolidated and combined balance sheets:

		Basis of fair value measurement
(in millions)	Balance as of December 31, 2015	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Foreign currency derivative contracts	$24	$—	$24	$—
Interest rate contracts	4	—	4	—
Available-for-sale securities
Equity securities	78	78	—	—
Foreign government debt securities	16	3	13	—

Total assets	$122	$81	$41	$—

Liabilities
Contingent payments related to acquisitions	$433	$—	$—	$433
Foreign currency derivative contracts	3	—	3	—

Total liabilities	$436	$—	$3	$433

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10 FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

		Basis of fair value measurement
(in millions)	Balance as of December 31, 2014	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Available-for-sale securities
Equity securities	$71	$71	$—	$—
Foreign government debt securities	18	3	15	—
Interest rate contracts	1	—	1	—

Total assets	$90	$74	$16	$—

Liabilities
Contingent payments related to acquisitions	$518	$—	$—	$518
Interest rate contracts	2	—	2	—

Total liabilities	$520	$—	$2	$518

        As of December 31, 2015, cash and equivalents of $1.0 billion included money market funds of approximately $100 million. Money market funds would be considered Level 2 in the fair value hierarchy.

        For assets that are measured using quoted prices in active markets, the fair value is the published market price per unit multiplied by the number of units held, without consideration of transaction costs. The fair values of foreign government debt securities are obtained from pricing services or broker/dealers who either use quoted prices in an active market or proprietary pricing applications, which include observable market information for like or same securities.

        Contingent payments related to acquisitions consist of development, regulatory and commercial milestone payments, in addition to sales-based payments, and are valued using discounted cash flow techniques. The fair value of development, regulatory and commercial milestone payments reflects management's expectations of probability of payment, and increases or decreases as the probability of payment or expectation of timing of payments changes. As of December 31, 2015, management's expected weighted-average probability of payment for development, regulatory and commercial milestone payments was approximately 21%, with individual probabilities ranging from 10%-80%. As of December 31, 2015 the weighted average discount rate used in the fair value estimates was 8.1%.

        The fair value of sales-based payments is based upon probability-weighted future revenue estimates, and increases or decreases as revenue estimates or expectations of timing of payments change.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10 FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

        The following table provides information relating to the company's investments in available-for-sale equity securities:

(in millions)	Amortized cost	Unrealized gains	Unrealized (losses)	Fair value
December 31, 2015
Available-for-sale equity securities	$55	$28	$(5)	$78

December 31, 2014
Available-for-sale equity securities	$59	$21	$(9)	$71

        During 2015, the company recorded $14 million in other-than-temporary impairment charges based on the duration of losses related to three of the company's investments. During 2014, the company recorded a $45 million other-than-temporary impairment charge to write-down the investment in Onconova common stock to its fair value based on the duration and severity of the loss. The other-than-temporary impairment charges recorded during 2015 and 2014 were reported in other (income) expense, net.

        During 2013, the company acquired approximately 16 million shares of CTI BioPharma common stock, which are classified as available-for-sale equity securities, for $27 million. Refer to Note 5 for additional information regarding the CTI BioPharma arrangement.

        The company had cumulative unrealized gains on available-for-sale debt securities of less than $1 million as of both December 31, 2015 and 2014.

        The following table is a reconciliation of the fair value measurements that use significant unobservable inputs (Level 3), which consists of contingent payments related to acquisitions:

(in millions)	Contingent payments
Fair value as of December 31, 2013	$291
Additions	142
Payments	(12)
Net losses recognized in earnings	124
Currency translation adjustments	(27)

Fair value as of December 31, 2014	$518
Separation related adjustment	37
Additions	—
Payments	(8)
Net gains recognized in earnings	(97)
Currency translation adjustments	(17)

Fair value as of December 31, 2015	$433

        In 2015, the company recognized a gain of $97 million in other (income) expense, net related to a reduction of the estimated fair value of contingent payment liabilities for certain milestones associated with the acquisitions of OBIZUR, Chatham, and AesRx. Also, the company recorded a separation-

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10 FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

related adjustment of $37 million in 2015 for contingent payment liabilities related to foreign exchange losses that were not previously allocated to Baxalta in periods prior to the separation.

        In 2014, the company's additions related to the contingent payment liabilities associated with the acquisitions of Chatham and AesRx. The net loss recognized in earnings and reported in other (income) expense, net primarily related to an increase in the estimated fair value of contingent payment liabilities associated with the 2013 acquisition of OBIZUR and related assets from Inspiration / Ipsen.

Book Values and Fair Values of Financial Instruments

        In addition to the financial instruments that the company is required to recognize at fair value on the consolidated and combined balance sheets, the company has certain financial instruments that are recognized at historical cost or some basis other than fair value. For these financial instruments, the following table provides the values recognized on the consolidated or combined balance sheets and the approximate fair values:

	Book values		Approximate fair values
(in millions)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Assets
Investments	$21	$31	$21	$31
Liabilities
Current maturities of lease obligations	3	—	3	—
Long-term debt and lease obligations	$5,265	$275	$5,396	$275

        Investments include certain cost method investments whose fair value is based on Level 3 inputs. The estimated fair value of capital lease obligations is based on Level 2 inputs. The estimated fair values of long-term debt were computed by multiplying price by the notional amount of the respective debt instrument. Price is calculated using the stated terms of the respective debt instrument and yield curves commensurate with the company's credit risk. The discount factors used in the calculations reflect the non-performance risk of the company. The carrying values of the other financial instruments approximate their fair values due to the short-term maturities of most of these assets and liabilities.

        During 2015 and 2014, the company recorded $31 million and $64 million of income in other (income) expense, net related to equity method investments, which primarily represented realized gains from funds that sold portfolio companies in both periods, as well as gains from the sale of certain investments in 2015 and 2014.

NOTE 11 COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

        The company leases certain facilities and equipment under operating leases expiring at various dates. The leases generally provide for the company to pay taxes, maintenance, insurance and certain other operating costs of the leased property. Most of the operating leases contain renewal options. Operating lease rent expense was $52 million in 2015, $42 million in 2014 and $40 million in 2013.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 11 COMMITMENTS AND CONTINGENCIES (Continued)

        The following table summarizes future minimum operating lease payments:

years ending December 31 (in millions)	2016	2017	2018	2019	2020	Thereafter
Future minimum operating lease payments	$58	$52	$46	$35	$30	$161

Limited Partnership Commitments

        The company has unfunded commitments of $79 million as a limited partner in various equity investments as of December 31, 2015.

Indemnifications

        During the normal course of business, the company enters into indemnities, commitments and guarantees pursuant to which the company may be required to make payments related to specific transactions. In addition, the company indemnifies its directors and officers for certain losses and expenses upon the occurrence of certain prescribed events. The majority of these indemnities, commitments and guarantees do not provide for any limitation on the maximum potential for future payments that the company could be obligated to make. To help address some of these risks, the company maintains various insurance coverages. Based on experience and evaluation of the agreements, the company does not believe that any significant payments related to its indemnities will occur, and therefore the company has not recorded any associated liabilities, other than for certain tax-related indemnifications described in Note 14.

Other Contingencies

        The company has other contingencies associated with its collaborative arrangements, as further discussed in Note 5, and legal contingencies, as further discussed in Note 16.

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS

Shared Baxter Plans Prior to the Separation

        Prior to the transfer of net pension and other post-employment benefit (OPEB) plan obligations discussed below and with the exception of certain Austrian defined benefit pension plans, of which Baxalta was the sole sponsor prior to any transfers, the company's employees participated in certain U.S. and international defined benefit pension and OPEB plans sponsored by Baxter. These plans included participants of Baxter's other businesses and were accounted for as multiemployer plans in the company's combined financial statements prior to the transfer into newly-created plans sponsored by Baxalta. As a result, no asset or liability was recorded by the company in its combined balance sheets as of December 31, 2014 to recognize the funded status of these plans. The costs of these plans were allocated to the company and recorded in cost of sales, selling, general and administrative expenses and R&D expenses in the combined statements of income. For the Baxter sponsored defined benefit pension and OPEB plans, Baxalta recorded expense of $16 million, $37 million and $45 million for 2015, 2014 and 2013, respectively, relating to Baxalta employees' participation in Baxter sponsored plans.

        The company has been the sole sponsor for certain Austrian defined benefit plans prior to the separation and has accounted for the Austrian defined benefit plans as single employer plans for the periods presented below.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

Impact of Separation

        During the second quarter of 2015, Baxalta assumed certain pension and OPEB obligations and plan assets related to newly-created single employer plans for Baxalta employees, as well as pension obligations and plan assets associated with its employees who participated in certain plans that split following the separation. The company accounted for certain plans with delayed split dates as multiple-employer plans beginning in the second quarter of 2015 because the company was responsible for its employees retiring during the interim period.

        The assumed pension obligations related to plans in the United States generally related to only active employees who transferred to Baxalta in connection with the separation. The company generally did not assume obligations associated with retired or otherwise inactive employees in the United States.

Reconciliation of Pension and OPEB Plan Obligations, Assets and Funded Status

        The benefit plan information in the table below pertains to all of the company's pension and OPEB plans, both in the United States and in other countries.

	Pension				OPEB
	U.S.		International
years ended December 31 (in millions)	2015	2014	2015	2014	2015	2014
Benefit obligations
Beginning of period	$—	$—	$166	$156	$—	$—
Assumption of benefit obligations from Baxter	370	—	283	—	20	—
Service cost	14	—	19	6	1	—
Interest cost	11	—	5	5	—	—
Participant contributions	—	—	2	—	—	—
Actuarial (gain)/ loss	(19)	—	4	33	(1)	—
Benefit payments	—	—	(7)	(5)	—	—
Settlements	—	—	(1)	(3)	—	—
Foreign exchange and other	—	—	(24)	(26)	—	—

End of period	$376	$—	$447	$166	$20	$—

Fair value of plan assets
Beginning of period	$—	$—	$—	$—	$—	$—
Assumption of plan assets from Baxter	227	—	128	—	—	—
Actual return on plan assets	(7)	—	—	—	—	—
Employer contributions	—	—	12	8	—	—
Participant contributions	—	—	2	—	—	—
Benefit payments	—	—	(7)	(5)	—	—
Settlements	—	—	(1)	(3)	—	—
Foreign exchange and other	—	—	(1)	—	—	—

End of period	220	—	133	—	—	—

Funded status at December 31	$(156)	$—	$(314)	$(166)	$(20)	$—

Amounts recognized in the consolidated and combined balance sheets
Current liability	$—	$—	$(5)	$(5)	$—	$—
Noncurrent liability	(156)	—	(309)	(161)	(20)	—

Net liability recognized at December 31	$(156)	$—	$(314)	$(166)	$(20)	$—

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

        Foreign exchange and other during 2015 includes approximately $9 million of benefit obligations associated with the Austrian plans that were transferred from the company to Baxter. The assumption of benefit obligations and plan assets from Baxter include adjustments recorded during the second half of 2015.

Accumulated Benefit Obligation Information

        The pension obligation information in the table above represents the projected benefit obligation (PBO). The PBO incorporates assumptions relating to future compensation levels. The accumulated benefit obligation (ABO) is the same as the PBO except that it includes no assumptions relating to future compensation levels. The ABO for all of the company's U.S. pension plans was $315 million at the December 31, 2015 measurement date. The ABO for all of the company's International pension plans was $343 million and $133 million at the December 31, 2015 and 2014 measurement dates, respectively.

        The information in the funded status table above represents the totals for all of the company's pension plans. The following is information relating to the individual plans in the funded status table above that have an ABO in excess of plan assets.

as of December 31 (in millions)	2015	2014
U.S.
ABO	$315	$—
Fair value of plan assets	220	—
International
ABO	$324	$133
Fair value of plan assets	112	—

        The following is information relating to the individual plans in the funded status table above that have a PBO in excess of plan assets (many of which also have an ABO in excess of assets, and are therefore also included in the table directly above).

as of December 31 (in millions)	2015	2014
U.S.
PBO	$376	$—
Fair value of plan assets	220	—
International
PBO	$447	$166
Fair value of plan assets	133	—

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

Expected Net Pension and OPEB Plan Payments for the Next 10 Years

(in millions)	U.S. Pension	International Pension	OPEB
2016	$3	$13	$—
2017	5	15	—
2018	7	15	—
2019	9	16	—
2020	11	17	—
2021 through 2025	89	104	3

Total expected net benefit payments for next 10 years	$124	$180	$3

        The expected net benefit payments above reflect the company's share of the total net benefits expected to be paid from the plans' assets (for funded plans) or from the company's assets (for unfunded plans). The federal subsidies relating to the Medicare Prescription Drug, Improvement and Modernization Act are not expected to be significant.

Amounts Recognized in AOCI

        The pension and OPEB plans' gains or losses, prior service costs or credits, and transition assets or obligations not yet recognized in net periodic benefit cost are recognized on a net-of-tax basis in AOCI and will be amortized from AOCI to net periodic benefit cost in the future.

        The following is a summary of the pre-tax losses included in AOCI at December 31, 2015 and December 31, 2014.

(in millions)	U.S. Pension	International Pension	OPEB
Actuarial loss	$102	$154	$3
Prior service credit and transition obligation	—	1	(14)

Total pre-tax loss recognized in AOCI at December 31, 2015	$102	$155	$(11)

Actuarial loss	$—	$70	$—
Prior service credit and transition obligation	—	—	—

Total pre-tax loss recognized in AOCI at December 31, 2014	$—	$70	$—

        During the second quarter of 2015, the company assumed approximately $200 million of pre-tax losses included in AOCI in connection with the separation.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

        Refer to Note 13 for the net-of-tax balances included in AOCI as of each of the year-end dates. The following is a summary of the net-of-tax amounts recorded in OCI relating to pension and OPEB plans.

	U.S Pension and OPEB			International Pension
years ended December 31 (in millions)	2015	2014	2013	2015	2014	2013
Gain (loss) arising during the year, net of tax expense (benefit) for U.S. plans of $3 in 2015 and $0 in 2014 and 2013 and for international plans of $6 in 2015, ($6) in 2014 and $1 in 2013	$5	$—	$—	$(7)	$(4)	$(11)
Amortization of loss to earnings, net of tax expense for U.S. plans of $2 in 2015 and $0 in 2014 and 2013 and for international plans of $3 in 2015, $1 in 2014, and $1 in 2013	5	—	—	8	3	4

Pension and other employee benefits gain (loss)	$10	$—	$—	$1	$(1)	$(7)

Amounts Expected to be Amortized from AOCI to Net Periodic Benefit Cost in 2016

        With respect to the AOCI balance at December 31, 2015, the following is a summary of the pre-tax amounts expected to be amortized to net periodic benefit cost in 2016.

(in millions)	U.S. Pension	International Pension	OPEB
Actuarial loss	$8	$10	$—
Prior service credit and transition obligation	—	—	(1)

Total pre-tax amount expected to be amortized from AOCI to net pension and OPEB cost in 2016	$8	$10	$(1)

Net Periodic Benefit Cost

	U.S. Pension			International Pension			OPEB
years ended December 31 (in millions)	2015	2014	2013	2015	2014	2013	2015	2014	2013
Net periodic benefit cost
Service cost	$14	$—	$—	$19	$6	$6	$1	$—	$—
Interest cost	11	—	—	5	5	5	—	—	—
Expected return on plan assets	(11)	—	—	(4)	—	—	—	—	—
Amortization of net losses and other deferred amounts	8	—	—	10	3	4	—	—	—
Settlement losses	—	—	—	—	1	1	—	—	—

Net periodic benefit cost	$22	$—	$—	$30	$15	$16	$1	$—	$—

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

Weighted-Average Assumptions Used in Determining Benefit Obligations at the Measurement Date

	U.S. Pension		International Pension		OPEB
	2015	2014	2015	2014	2015	2014
Discount rate	4.60%	n/a	1.50%	2.00%	4.65%	n/a
Rate of compensation increase	3.80%	n/a	3.20%	3.50%	n/a	n/a
Annual rate of increase in the per-capita cost	n/a	n/a	n/a	n/a	6.50%	n/a
Rate decreased to	n/a	n/a	n/a	n/a	5.00%	n/a
by the year ended	n/a	n/a	n/a	n/a	2022	n/a

        The assumptions above, which were used in calculating the December 31, 2015 measurement date benefit obligations, will be used in the calculation of net periodic benefit cost in 2016.

Weighted-Average Assumptions Used in Determining Net Periodic Benefit Cost

	U.S. Pension			International Pension			OPEB
	2015	2014	2013	2015	2014	2013	2015	2014	2013
Discount rate	4.30%	n/a	n/a	1.11%	3.30%	3.25%	4.30%	n/a	n/a
Expected return on plan assets	7.25%	n/a	n/a	5.31%	n/a	n/a	n/a	n/a	n/a
Rate of compensation increase	3.80%	n/a	n/a	3.41%	3.50%	3.50%	n/a	n/a	n/a
Annual rate of increase in the per-capita cost	n/a	n/a	n/a	n/a	n/a	n/a	6.50%	n/a	n/a
Rate decreased to	n/a	n/a	n/a	n/a	n/a	n/a	5.00%	n/a	n/a
by the year ended	n/a	n/a	n/a	n/a	n/a	n/a	2022	n/a	n/a

        The company establishes the expected return on plan assets assumption primarily based on a review of historical compound average asset returns, both company-specific and relating to the broad market (based on the company's asset allocation), as well as an analysis of current market and economic information and future expectations. The company plans to use a 7.00% assumption for its funded U.S. plan for 2016.

Effect of a One-Percent Change in Assumed Healthcare Cost Trend Rate on the OPEB Plan

	One percent increase	One percent decrease
years ended December 31 (in millions)	2015	2015
Effect on total of service and interest cost components of OPEB cost	$—	$—
Effect on OPEB obligation	$3	$(3)

Pension Plan Assets

        A benefits committee of members of senior management is responsible for supervising, monitoring and evaluating the invested assets of the company's funded pension plans. The benefits committee, which meets at least quarterly, abides by documented policies and procedures relating to investment goals, targeted asset allocations, risk management practices, allowable and prohibited investment

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

holdings, diversification, use of derivatives, the relationship between plan assets and benefit obligations, and other relevant factors and considerations. In the United States, the benefits committee has hired an outsourced chief investment officer (oCIO) provider, Goldman Sachs Asset Management, to perform the day-to-day management of pension assets.

        The benefits committee's documented policies and procedures include the following:

  •
  Ability to pay all benefits when due;

  •
  Targeted long-term performance expectations relative to applicable market indices, such as Standard & Poor's, Russell, MSCI EAFE, and other indices;

  •
  Targeted asset allocation percentage ranges (summarized below), and periodic reviews of these allocations;

  •
  Specified investment holding and transaction prohibitions (for example, private placements or other restricted securities, securities that are not traded in a sufficiently active market, short sales, certain derivatives, commodities and margin transactions);

  •
  Specified portfolio percentage limits on holdings in a single corporate or other entity (generally 5%, except for holdings in U.S. government or agency securities);

  •
  Specified average credit quality for the fixed-income securities portfolio (at least A- by Standard & Poor's or A3 by Moody's);

  •
  Specified portfolio percentage limits on foreign holdings; and

  •
  Periodic monitoring of oCIO performance and adherence to the benefits committee's policies.

        Plan assets are invested using a total return investment approach whereby a mix of equity securities, debt securities and other investments are used to preserve asset values, diversify risk and exceed the planned benchmark investment return. Investment strategies and asset allocations are based on consideration of plan liabilities, the plans' funded status and other factors, such as the plans' demographics and liability durations. Investment performance is reviewed by the benefits committee on a quarterly basis and asset allocations are reviewed at least annually.

        Plan assets are managed in a balanced equity and fixed income portfolio. The target allocations for plan assets are 75 percent in an equity portfolio and 25 percent in a fixed income portfolio. The documented policy includes an allocation range based on each individual investment type within the major portfolios that allows for a variance from the target allocations of approximately five percentage points. The equity portfolio may include common stock of U.S. and international companies, common/collective trust funds, mutual funds, hedge funds and real asset investments. The fixed income portfolio may include cash, money market funds with an original maturity of three months or less, U.S. and foreign government and governmental agency issues, common/collective trust funds, corporate bonds, municipal securities, derivative contracts and asset-backed securities.

        While the benefits committee provides oversight over plan assets for U.S. and international plans, the summary above is specific to the plans in the United States. The plan assets for international plans are managed and allocated by the entities in each country, with input and oversight provided by the benefits committee.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

        The following tables summarize the bases used to measure the pension plan assets and liabilities that are carried at fair value on a recurring basis for the U.S. funded plan.

		Basis of fair value measurement
(in millions)	Balance at December 31, 2015	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Fixed income
Cash and cash equivalents	$6	$—	$6	$—
Common/collective trust funds	54	—	54	—
Equity
Common/collective trust funds	149	19	130	—
Hedge fund	11	—	11	—

Fair value of pension plan assets	$220	$19	$201	$—

        The following tables summarize the bases used to measure the pension plan assets and liabilities that are carried at fair value on a recurring basis for the international funded plans.

		Basis of fair value measurement
(in millions)	Balance at December 31, 2015	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Fixed income
Cash and cash equivalents	$8	$8	$—	$—
Government agency issues	1	1	—	—
Corporate bonds	29	29	—	—
Mutual Funds	35	35	—	—
Equity
Common stock:
Large cap	17	17	—	—
Mid cap	1	1	—	—
Small cap	—	—	—	—

Total common stock	18	18	—	—

Mutual funds	25	25	—	—
Real Estate funds	10	8	2	—
Other holdings	7	—	7	—

Fair value of pension plan assets	$133	$124	$9	$—

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

        The assets and liabilities of the company's pension plans are valued using the following valuation methods:

Investment category	Valuation methodology
Cash and cash equivalents	These largely consist of a short-term investment fund, U.S. dollars and foreign currency. The fair value of the short-term investment fund is based on the net asset value
Government agency issues	Values are based quoted prices in an active market
Corporate bonds	Values are based on the valuation date in an active market
Common stock	Values are based on the closing prices on the valuation date in an active market on national and international stock exchanges
Mutual funds	Values are based on the net asset value of the units held in the respective fund which are obtained from national and international exchanges
Common/collective trust funds	Values are based on the net asset value of the units held at year end
Real estate funds

The value of these assets are either determined by the net asset value of the units held in the respective fund which are obtained from national and international exchanges or based on the net asset value of the underlying assets of the fund provided by the fund manager

Other holdings	The value of these assets vary by investment type and are primarily based on reputable pricing vendors that typically use pricing matrices or models

Expected Pension and OPEB Plan Funding

        The company's funding policy for its pension plans is to contribute amounts sufficient to meet legal funding requirements, plus any additional amounts that the company may determine to be appropriate considering the funded status of the plans, tax deductibility, the cash flows generated by the company, and other factors. Volatility in the global financial markets could have an unfavorable impact on future funding requirements. The company has no obligation to fund its principal plans in the United States in 2016. The company continually reassesses the amount and timing of any discretionary contributions. The company expects to make cash contributions to its pension plans of at

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

least $9 million in 2016, primarily related to the company's international plans. The company expects to have net cash outflows relating to its OPEB plan of less than $1 million in 2016.

        The table below details the funded status percentage of the company's pension plans as of December 31, 2015, including certain plans that are unfunded in accordance with the guidelines of the company's funding policy outlined above.

	United States		International
as of December 31, 2015 (in millions)	Qualified plans	Nonqualified plan	Funded plans	Unfunded plans	Total
Fair value of plan assets	$220	n/a	$133	n/a	$353
PBO	349	$27	281	$166	823
Funded status percentage	63%	n/a	47%	n/a	43%

U.S. Defined Contribution Plan

        Most U.S. employees are eligible to participate in a qualified defined contribution plan. Company contributions were $21 million in 2015, $20 million in 2014 and $16 million in 2013.

NOTE 13 ACCUMULATED OTHER COMPREHENSIVE INCOME

        The following is a net-of-tax summary of the changes in AOCI by component for the years ended 2015 and 2014.

(in millions)	Foreign Currency Translation	Pension and Other Employee Benefits	Available- for-sale Securities	Hedging Activities	Total
Gains (losses)
Balance as of December 31, 2014	$(387)	$(52)	$7	$(1)	$(433)
Other comprehensive (loss) income before reclassifications	(362)	(2)	(9)	36	(337)
Amounts reclassified from AOCI(a)	—	13	10	(30)	(7)

Net other comprehensive (loss) income	(362)	11	1	6	(344)

Separation-related adjustments	390	(145)	9	28	282

Balance as of December 31, 2015	$(359)	$(186)	$17	$33	$(495)

(in millions)	Foreign Currency Translation	Pension and Other Employee Benefits	Available- for-sale Securities	Hedging Activities	Total
Gains (losses)
Balance as of December 31, 2013	$—	$(51)	$(13)	$—	$(64)
Other comprehensive (loss) income before reclassifications	(387)	(4)	(20)	(1)	(412)
Amounts reclassified from AOCI(a)	—	3	40	—	43

Net other comprehensive (loss) income	(387)	(1)	20	(1)	(369)

Balance as of December 31, 2014	$(387)	$(52)	$7	$(1)	$(433)

(a)
See table below for details about these reclassifications.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13 ACCUMULATED OTHER COMPREHENSIVE INCOME (Continued)

        The net separation-related adjustments during 2015 primarily related to the assumption of deferred hedging gains and deferred pension losses during the second quarter of 2015, as well as differences between AOCI transferred to Baxalta as a result of the separation and AOCI reported in the company's combined balance sheet as of June 30, 2015.

        The following is a summary of the amounts reclassified from AOCI to net income during the years ended December 31, 2015 and 2014.

	Amounts reclassified from AOCI(a)
(in millions)	2015	2014	Location of impact in income statement
Amortization of pension and other employee benefits
Actuarial losses and other	$(18)	$(4)	(b)

	(18)	(4)	Total before tax
	5	1	Tax benefit

	$(13)	$(3)	Net of tax

Gains (losses) on hedging activities
Foreign exchange contracts	$46	$—	Cost of sales
Interest rate contracts	1		Net interest expense

	47	—	Total before tax
	(17)	—	Tax expense

	$30	$—	Net of tax

Gains (losses) on available-for-sale securities
Other-than-temporary impairment of available-for-sale equity security	$(14)	$(45)	Other (income) expense, net
Gain on available-for-sale equity security	3	—	Other (income) expense, net

	(11)	(45)	Total before tax
	1	5	Tax benefit

	(10)	(40)	Net of tax

Total reclassification for the period	$7	$(43)	Total net of tax

(a)
Amounts in parentheses indicate reductions to net income.

(b)
These AOCI components are included in the computation of net periodic benefit cost disclosed in Note 12.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 14 INCOME TAXES

Income from Continuing Operations Before Income Tax Expense by Category

years ended December 31 (in millions)	2015	2014	2013
United States	$618	$728	$881
International	580	804	732

Income before income taxes	$1,198	$1,532	$1,613

Income Taxes on Continuing Operations

years ended December 31 (in millions)	2015	2014	2013
Current
United States	$283	$273	$326
International	52	5	42

Current income tax expense	335	278	368

Deferred
United States	(52)	27	(40)
International	(13)	41	(3)

Deferred income tax (benefit) expense	(65)	68	(43)

Income tax expense	$270	$346	$325

Income Tax Expense Reconciliation

years ended December 31 (in millions)	2015	2014	2013
Income tax expense at U.S. statutory rate	$420	$536	$565
Tax incentives	(112)	(111)	(146)
Foreign taxes less than U.S. rate	(48)	(98)	(89)
State and local taxes	15	26	32
Branded Prescription Drug Fee	10	20	7
Research and Orphan Drug Credit	(7)	(7)	(10)
Domestic manufacturing deduction	(14)	—	—
Tax contingencies	12	(19)	(30)
Other items	(6)	(1)	(4)

Income tax expense	$270	$346	$325

        The effective income tax rate for continuing operations was 22.5% in 2015, 22.6% in 2014, and 20.1% in 2013. As detailed in the income tax expense reconciliation table above, the company's effective tax rate differs from the U.S. federal statutory rate each year due to certain operations that are subject to tax incentives, state and local taxes, and foreign taxes that are different than the U.S. federal statutory rate. In addition, the effective tax rate can be impacted each period by discrete factors and events.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 14 INCOME TAXES (Continued)

        The benefit from foreign operations reflects the impact of lower income tax rates in locations outside the United States, as well as tax exemptions and incentives in Switzerland, Singapore, and other foreign tax jurisdictions. Earnings outside the United States of $77 million incurred prior to the separation are not deemed to be indefinitely reinvested and have an associated income tax of $9 million. Management intends to continue to reinvest all other historical and future earnings in several jurisdictions outside of the United States indefinitely, and therefore has not recognized U.S. income tax expense on these earnings.

        The company has received tax incentives in certain taxing jurisdictions outside the United States. The financial impact of the reductions as compared to the statutory tax rates is indicated in the income tax expense reconciliation table above. The tax reductions as compared to the local statutory rate favorably impacted earnings from continuing operations per diluted share by $0.17 in 2015, $0.16 in 2014 and $0.21 in 2013.

Deferred Tax Assets and Liabilities

as of December 31 (in millions)	2015	2014
Deferred tax assets
Compensation and retirement benefits	$213	$92
Tax credits and net operating losses	40	3
Capital lease obligations	116	—
Accrued expenses	123	198
Valuation allowances	(4)	—

Total deferred tax assets	488	293

Deferred tax liabilities
Subsidiaries' unremitted earnings	(9)	(34)
Fixed assets	(313)	(258)
Intangible assets	(148)	(78)
Other items	(4)	31

Total deferred tax liabilities	(474)	(339)

Net deferred tax asset	$14	$(46)

        In 2015, certain prior period amounts were reclassified to conform with the current period presentation, primarily in connection with the classification of prepaid taxes associated with deferred intercompany profit in inventory from the deferred taxes rollforward. The company has elected to adopt ASU No. 2015-17, as further discussed in Note 2, starting with the period ending December 31, 2015 and retroactively applying to the balances as of December 31, 2014. The company has prepared these financial statements in accordance with the new guidance requiring that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. Additional reclassifications were made with respect to prior period deferred items to better identify the true nature of these items and to conform with the current period presentation. The adoption of ASU No. 2015-17 has the effect of reducing short-term deferred income taxes by $215 million, increasing other long-term assets by $14 million, reducing short-term liabilities by

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 14 INCOME TAXES (Continued)

$4 million and reducing other long-term liabilities by $197 million for the year ended December 31, 2014.

        As of December 31, 2015, the company has no material loss or credit carryforwards for U.S. or state tax purposes. As of December 31, 2015, the company had foreign operation loss carryforwards of $50 million and no foreign tax credit carryforwards. The company maintains no material valuation allowances to reduce deferred tax assets because the company believes it is more likely than not that these assets will be fully realized. The company evaluates the need for valuation allowances on a continuous basis, and as circumstances change, the need for a valuation allowance against deferred tax assets may arise.

        Deferred income taxes have not been provided on approximately $6.4 billion of the undistributed earnings of foreign subsidiaries as these earnings have been indefinitely reinvested for continued use in foreign operations. If these undistributed earnings are repatriated to the U.S. in the foreseeable future, the company would incur an income tax expense of approximately $2.2 billion, excluding any potential foreign tax credits or future changes in tax law.

Unrecognized Tax Benefits

        The following is a reconciliation of the company's unrecognized tax benefits for the years ended December 31, 2015, 2014 and 2013.

as of and for the years ended (in millions)	2015	2014	2013
Balance at beginning of the year	$65	$81	$259
Increase associated with tax positions taken during the current year	17	2	7
Decrease associated with tax positions taken during a prior year	—	(4)	—
Separation related adjustment	(60)	—	—
Settlements	(5)	(6)	(179)
Decrease associated with lapses in statutes of limitations	—	(8)	(6)

Balance at end of the year	$17	$65	$81

        Baxalta and Baxter entered into a tax sharing agreement, effective on the date of separation, which employs a tracing approach to determine which company is liable for certain pre-separation income tax items. If a liability arises and is attributable to the Bioscience business, the liability would be allocated to Baxalta. If a liability arises and is attributable to the Medical Device, Renal or Biosurgery businesses, it would be allocated to Baxter.

        The table above reflects a reduction of $60 million related to tax periods prior to the separation for which Baxter is the primary obligor. However, under U.S. Treasury Regulations, each member of a consolidated group is jointly and severally liability for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, with respect to periods in which Baxalta was included in the Baxter consolidated group, Baxalta could be liable to the U.S. government for any U.S. federal income tax liability tax incurred by the consolidated group, to the extent not discharged by any other member.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 14 INCOME TAXES (Continued)

        Baxalta will be directly responsible for tax contingencies and related interest and penalties for its newly formed legal entities for periods after separation or in instances where an existing entity was transferred to Baxalta upon separation. As a result, Baxalta has continued to account for these tax contingencies.

        If recognized, the net amount of contingent tax liabilities that would impact the company's effective tax rate is $17 million. The company does not expect that it is reasonably possible that any of its uncertain tax liability positions will be settled in the next twelve months. The company believes adequate provision has been made for all income tax uncertainties. Baxalta recognizes accrued interest and penalties related to uncertain tax positions in income tax expense. The amounts expensed and the liabilities accrued are immaterial as of and for the year ended December 31, 2015. Uncertain tax positions are included as a long-term liability on the consolidated balance sheets.

        In the normal course of business, the company may be audited by federal, state and foreign tax authorities, and may be periodically challenged regarding the amount of taxes due. As of December 31, 2015, Baxalta entities were not subject to any ongoing income tax audits.

NOTE 15 SHARE-BASED COMPENSATION

2015 Baxalta Incentive Plan

        In connection with the separation, the company adopted the 2015 Baxalta Incorporated Incentive Plan which provides for the assumption of certain awards granted under the Baxter incentive stock programs and provides for additional shares of common stock available for issuance with respect to awards for participants. The 2015 Baxalta Incorporated Incentive Plan initially provided for 91 million shares of common stock for issuance with respect to awards for participants. At December 31, 2015, approximately 39 million shares were available for future awards.

Employee Stock Purchase Plan

        Nearly all employees are eligible to participate in the company's employee stock purchase plan. The employee purchase price is 85% of the closing market price on the purchase date. The plan is considered compensatory and related expense recorded by the company was immaterial. The employee stock purchase plan provided for 3 million shares of common stock available for issuance to eligible participants, of which approximately 2.6 million shares were available for future awards as of December 31, 2015.

        During 2015, the company issued approximately 0.4 million shares under the current employee stock purchase plan. The number of shares under subscription at December 31, 2015 totaled approximately 1 million.

Impact of Separation from Baxter

        Prior to the separation, Baxalta employees participated in Baxter's incentive stock program and Baxalta recorded costs in cost of sales, selling, general and administrative expenses and R&D expenses for its employees' participation in the program. In connection with the separation, outstanding Baxter equity awards granted prior to January 1, 2015 and held by Baxter or Baxalta employees were adjusted into both Baxter and Baxalta equity awards. Awards granted after January 1, 2015 and certain awards granted during 2014 were adjusted entirely into corresponding awards of either Baxter or Baxalta,

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 15 SHARE-BASED COMPENSATION (Continued)

based on which company would employ the holder following the separation. The value of the combined Baxter and Baxalta stock-based awards after the separation was designed to generally preserve the intrinsic value and the fair value of the award immediately prior to separation. In periods following the separation, Baxalta records share-based compensation costs relating to its employees' Baxalta and Baxter equity awards.

Share-Based Compensation Expense

        The table presents share-based compensation expense by statement of income line item.

(in millions)	2015	2014	2013
Cost of sales	$10	$8	$8
Selling, general and administrative expense	42	16	12
Research and development expenses	10	7	6

Total share-based compensation expense	$62	$31	$26

        The related tax benefit recognized was $18 million in 2015, $10 million in 2014 and $9 million in 2013.

Stock Options

        Stock options have been granted to employees and non-employee directors with exercise prices at least equal to 100% of the company's share price on the date of grant. Stock options typically have a contractual term of 10 years. The grant-date fair value, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the substantive vesting period.

        Stock options granted to employees prior to the separation generally vest in one-third increments over a three-year period. In July 2015, the company made a one-time grant totaling 1.6 million stock options to 5 senior executives that cliff-vest 5 years from the grant date. Stock options granted to non-employee directors generally cliff-vest one year from the grant date (collectively, stock options with service conditions).

        In December 2015, the company granted 2.6 million stock options with both a market based and service condition to certain employees (stock options with service and market conditions). These options vest in 2 years if the company's share price remains at or above a specified price target for 20 consecutive days during a 2 year performance period.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 15 SHARE-BASED COMPENSATION (Continued)

Post-Separation Valuation Assumptions

        The weighted-average Black-Scholes assumptions used in estimating the fair value of stock options with service conditions granted in 2015 by Baxalta following the separation, along with the weighted-average grant-date fair values, were as follows:

years ended December 31 (in millions)	2015
Expected volatility	31%
Expected life (in years)	6.8
Risk-free interest rate	2.1%
Dividend yield	0.9%
Fair value per stock option	$10

        The stock-options with service and market conditions granted during December 2015 were valued using a Monte Carlo model, with assumptions as follows:

years ended December 31 (in millions)	2015
Expected volatility	30%
Expected life (in years)	6.0
Risk-free interest rate	2.2%
Dividend yield	0.8%
Fair value per stock option	$6

Pre-Separation Valuation Assumptions

        The weighted-average Black-Scholes assumptions used in estimating the fair value of stock options granted by Baxter prior to the separation during each year, along with the weighted-average grant-date fair values, were as follows:

years ended December 31 (in millions)	2015	2014	2013
Expected volatility	20%	23%	25%
Expected life (in years)	5.5	5.5	5.5
Risk-free interest rate	1.7%	1.7%	0.9%
Dividend yield	3.0%	2.8%	2.6%
Fair value per stock option	$9	$11	$12

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 15 SHARE-BASED COMPENSATION (Continued)

Option Activity and Weighted-Average Unrecognized Expense

        A summary of Baxalta stock option activity held by both Baxalta and Baxter employees for the period following the separation is presented below.

(options and aggregate intrinsic values in thousands)	Options	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Options converted on July 1, 2015 in connection with the separation	35,199	$28.95
Granted	4,937	33.16
Exercised	(1,842)	27.02
Forfeited	(518)	32.03
Expired	(66)	32.02

Outstanding at December 31, 2015	37,710	$29.55	6.6	$357,376

Vested or expected to vest as of December 31, 2015	36,621	$29.46	6.5	$350,508

Exercisable at December 31, 2015	19,562	$26.98	4.5	$235,652

        The total intrinsic value of Baxalta stock options exercised by both Baxter and Baxalta employees following the separation was $17 million during 2015.

        As of December 31, 2015, the unrecognized compensation cost related to all unvested Baxter and Baxalta stock options held by Baxalta's employees of $60 million is expected to be recognized as expense over a weighted-average period of 2.1 years.

RSUs

        RSUs have been granted to employees and non-employee directors. RSUs granted to employees generally vest in one-third increments over a three-year period and RSUs granted to non-employee directors generally cliff-vest one year from the grant date. The grant-date fair value, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the substantive vesting period. The fair value of RSUs is determined based on the number of shares granted and the quoted price of the company's common stock on the date of grant.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 15 SHARE-BASED COMPENSATION (Continued)

        A summary of Baxalta RSU activity held by both Baxalta and Baxter employees for the period following the separation is presented below:

(share units in thousands)	Share units	Weighted- average grant-date fair value(1)
Nonvested RSUs converted on July 1, 2015 in connection with the separation	2,955	$31.98
Granted	671	33.34
Vested	(119)	30.20
Forfeited	(117)	32.06

Nonvested RSUs at December 31, 2015	3,390	$32.30

(1)
The weighted-average grant date fair value has been adjusted for the impact of the separation

        The weighted-average grant date fair value of RSUs granted in 2015 following the separation was $33.34. The fair value of RSUs vested in 2015 following the separation was $4 million.

        As of December 31, 2015, the unrecognized compensation cost related to all unvested Baxalta or Baxter RSUs held by Baxalta's employees of $54 million is expected to be recognized as expense over a weighted-average period of 2.1 years.

PSUs

        Prior to the separation, Baxter granted certain company employees PSUs that vest based on return on invested capital (ROIC) performance or market conditions. The vesting condition for ROIC PSUs is set at the beginning of each year for each tranche of the award during the three-year service period. Compensation cost for the ROIC PSUs was measured based on the fair value of the awards on the date the vesting terms for each tranche of the award are established and the quoted price of Baxter common on the grant date for each tranche of the award. The compensation cost for these PSUs is adjusted at each reporting date to reflect the estimated probability of achieving the vesting condition.

        The fair value of PSUs based on market conditions was determined using a Monte Carlo model. A Monte Carlo model uses stock price volatility and other variables to estimate the probability of satisfying the market conditions and the resulting fair value of the award. The compensation cost is not adjusted for changes in estimated probability of achieving the vesting condition. The following table presents the assumptions used in estimating the fair value of the market-condition PSUs, along with their grant-date fair values, during 2014 and 2013.

years ended December 31	2014	2013
Baxter volatility	20%	21%
Peer group volatility	13% - 58%	13% - 38%
Correlation of returns	0.23 - 0.66	0.37 - 0.62
Risk-free interest rate	0.7%	0.3%
Fair value per PSU	$57	$67

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 15 SHARE-BASED COMPENSATION (Continued)

        A summary of Baxalta PSU activity related to shares held by both Baxalta and Baxter employees for the period following the separation is presented below:

(share units in thousands)	Share units	Weighted- average grant-date fair value(1)
Nonvested PSUs converted on July 1, 2015 in connection with the separation	551	$30.17
Granted	—	—
Vested	(300)	31.49
Forfeited	(17)	30.10

Nonvested PSUs at December 31, 2015	234	$28.50

(1)
The weighted-average grant date fair value has been adjusted for the impact of the separation

        As of December 31, 2015, the unrecognized compensation cost related to all unvested Baxalta or Baxter PSUs held by Baxalta's employees of $2 million is expected to be recognized as expense over a weighted-average period of approximately 1 year.

NOTE 16 LEGAL PROCEEDINGS

        The company is involved in product liability, patent, commercial, and other legal matters that arise in the normal course of the company's business. The company records a liability when a loss is considered probable and the amount can be reasonably estimated. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, the minimum amount in the range is accrued. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded. As of December 31, 2015, the company's total recorded reserves with respect to legal matters were $23 million and were primarily reported in other long-term liabilities.

        Management is not able to estimate the amount or range of any loss for certain contingencies for which there is no reserve or additional loss for matters already reserved. While the liability of the company in connection with the claims cannot be estimated and although the resolution in any reporting period of one or more of these matters could have a significant impact on the company's results of operations and cash flows for that period, the outcome of these legal proceedings is not expected to have a material adverse effect on the company's combined financial position. While the company believes that it has valid defenses in these matters, litigation is inherently uncertain, excessive verdicts do occur, and the company may incur material judgments or enter into material settlements of claims.

        The company remains subject to the risk of future administrative and legal actions. With respect to governmental and regulatory matters, these actions may lead to product recalls, injunctions, and other restrictions on the company's operations and monetary sanctions, including significant civil or criminal penalties. With respect to intellectual property, the company may become exposed to significant litigation concerning the scope of the company's and others' rights. Such litigation could result in a loss of patent protection or the ability to market products, which could lead to a significant loss of sales, or otherwise materially affect future results of operations.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 17 AGREEMENTS AND TRANSACTIONS WITH BAXTER

Separation-Related Agreements with Baxter

        In connection with the separation, the company entered into a manufacturing and supply agreement, transition services agreement and international commercial operations agreement with Baxter.

        Under the terms of the manufacturing and supply agreement, Baxalta manufactures certain products and materials and sells them to Baxter at an agreed-upon price reflecting Baxalta's cost plus a mark-up for certain products and materials. As a result, the company began recording revenues associated with the manufacturing and supply agreement during 2015 that were not recorded during periods prior to the separation. Revenues associated with the manufacturing and supply agreement with Baxter were $71 million during 2015. The company also began purchasing products and materials from Baxter at cost plus a mark-up beginning during 2015. The costs associated with the manufacture of these products were included at cost without a mark-up in the company's results of operations in periods prior to the separation. The manufacturing and supply agreement did not contribute a significant amount of gross margin or net income to the company's results of operations during 2015.

        Under the terms of the transition services agreement, Baxalta and Baxter provide various services to each other on an interim, transitional basis. The services provided by Baxter to Baxalta include certain finance, information technology, human resources, quality, supply chain and other administrative services and functions, and are generally provided on a cost-plus basis. The services generally extend for approximately 2 years following the separation except for certain information technology services that may extend for 3 years following the separation. During 2015, the company incurred selling, general and administrative expenses of approximately $65 million associated with the transition services agreement with Baxter.

        For a certain portion of the company's operations, the legal transfer of Baxalta's net assets did not occur by the separation date of July 1, 2015 due to the time required to transfer marketing authorizations and other regulatory requirements in each of these countries. Under the terms of the international commercial operations agreement with Baxter, the company is responsible for the business activities conducted by Baxter on its behalf, and is subject to the risks and entitled to the benefits generated by these operations and assets. As a result, the related assets and liabilities and results of operations have been reported in the company's consolidated financial statements. Net sales related to these operations totaled approximately $414 million for the last six months of 2015 following the separation. At December 31, 2015, the assets and liabilities consisted of inventories, which are reported in inventories on the consolidated balance sheet, and other assets and liabilities, which are reported in due to or from Baxter International Inc., net, on the consolidated balance sheet. The majority of these operations are expected to be transferred to the company by the end of 2016.

        The company and Baxter also entered into a separation and distribution agreement, tax matters agreement, an employee matters agreement and a long-term services agreement in connection with the separation.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 17 AGREEMENTS AND TRANSACTIONS WITH BAXTER (Continued)

        The following is a summary of the amounts in the consolidated balance sheet due to or from Baxter, including the assets and liabilities of certain of the company's operations that have not yet transferred to Baxalta and are held by Baxter as of the balance sheet date:

(in millions)	December 31, 2015
Inventories	$101

Assets to be transferred to Baxalta, held by Baxter	$236
Other amounts due from Baxter	161

Due from Baxter International Inc.	$397

Liabilities to be transferred to Baxalta, held by Baxter	$46
Other amounts due to Baxter	226

Due to Baxter International Inc.	$272

        Other amounts due to or from Baxter primarily relate to intercompany balances which originated prior to the separation and ongoing transactions with Baxter associated with the separation-related agreements described above, including current tax-related indemnification liabilities of $75 million and long-term tax-related indemnification liabilities of $51 million.

Corporate Overhead and Other Allocations from Baxter Prior to Separation

        Prior to the separation, the company did not operate as a standalone business and had various relationships with Baxter whereby Baxter provided services to the company. In the financial statements prior to the separation, Baxter provided the company certain services, which included, but were not limited to, executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology and investor relations. The financial information in the combined financial statements in periods prior to the separation did not necessarily include all the expenses that would have been incurred had the company been a separate, standalone entity. Baxter charged the company for these services based on direct and indirect costs. When specific identification was not practicable, a proportional cost method was used, primarily based on sales, headcount, or square footage. These allocations were reflected as follows in financial statements for periods prior to the separation:

(in millions)	6 months ended June 30, 2015	Year ended December 31, 2014	Year ended December 31, 2013
Cost of sales allocations	$21	$12	$37
Selling, general and administrative allocations	258	511	540
Research and development allocations	5	14	15
Other expense, net allocations	—	1	4

Total corporate overhead and other allocations from Baxter	$284	$538	$596

        Management believes that the methods used to allocate expenses to the company's historical financial statements were reasonable.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 17 AGREEMENTS AND TRANSACTIONS WITH BAXTER (Continued)

Centralized Cash Management Prior to Separation

        Prior to the separation, Baxter used a centralized approach to cash management and financing of operations. The majority of the company's subsidiaries were party to Baxter's cash pooling arrangements with several financial institutions to maximize the availability of cash for general operating and investing purposes. Under these cash pooling arrangements, cash balances were swept regularly from the company's accounts. Cash transfers to and from Baxter's cash concentration accounts and the resulting balances at the end of each reporting period were reflected in net parent company investment in the combined balance sheets. At December 31, 2014, cash and equivalents were not allocated to the company due to Baxter's centralized approach to cash management.

NOTE 18 DISCONTINUED OPERATIONS

        In July 2014, the company entered into an agreement with Pfizer, Inc. to sell its commercial vaccines business and committed to a plan to divest the remainder of its vaccines business, which included certain R&D programs. In December 2014, the company completed the divestiture of the commercial vaccines business and recorded an after-tax gain of $417 million. During 2015, the company recorded a net after-tax gain of $3 million as a result of purchase price adjustments.

        In December 2014, the company entered into a separate agreement with Nanotherapeutics, Inc. for the sale of certain vaccines-related R&D programs. The company completed the divestiture in August 2015 and received cash proceeds of approximately $34 million and recorded an after-tax gain of $28 million.

        As a result of the divestitures, the operations and cash flows of the vaccines business have been eliminated from the ongoing operations of the company.

        Following is a summary of the operating results of the vaccines business, which have been reflected as discontinued operations for the years ended December 31, 2015, 2014 and 2013:

years ended December 31 (in millions)	2015	2014	2013
Net sales	$1	$301	$292
(Loss) income from discontinued operations before income taxes, excluding gain on sale	(4)	150	3
Gain on sale before income taxes	38	466	—
Income tax expense	(6)	(65)	(3)

Income from discontinued operations, net of taxes	$28	$551	$—

NOTE 19 GEOGRAPHIC AND PRODUCT INFORMATION

        Net sales are based on product shipment destination and assets are based on physical location.

years ended December 31 (in millions)	2015	2014	2013
Net sales
United States	$3,315	$3,016	$2,861
Rest of world	2,833	2,936	2,694

Consolidated and combined net sales	$6,148	$5,952	$5,555

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 19 GEOGRAPHIC AND PRODUCT INFORMATION (Continued)

as of December 31 (in millions)	2015	2014	2013
PP&E, net
United States	$3,173	$2,411	$1,472
Austria	780	717	812
Switzerland	359	353	382
Singapore	354	333	308
Rest of world	368	378	402

Consolidated and combined PP&E, net	$5,034	$4,192	$3,376

Significant Product Sales

        The following is a summary of net sales for the Company's five product categories.

years ended December 31 (in millions)	2015	2014	2013
Hemophilia(1)	$2,840	$2,984	$2,786
Immunoglobulin Therapies(2)	1,750	1,677	1,616
Inhibitor Therapies(3)	787	744	651
BioTherapeutics(4)	684	547	502
Oncology(5)	87	—	—

Consolidated and combined net sales	$6,148	$5,952	$5,555

(1)
Primarily includes sales of recombinant factor VIII and factor IX products (ADVATE, ADYNOVATE, RECOMBINATE, and RIXUBIS) and plasma-derived hemophilia products (primarily factor VII, factor VIII and factor IX).

(2)
Includes sales of antibody-replacement immunoglobulin therapy products, including GAMMAGARD LIQUID, SUBCUVIA and HYQVIA.

(3)
Includes sales of FEIBA, a plasma-derived hemophilia product to treat patients who have developed inhibitors and OBIZUR, a recombinant porcine factor VIII product for the treatment of acquired hemophilia A.

(4)
Includes primarily plasma-derived specialty therapies including albumin and alpha-1 antitrypsin products, as well as contract manufacturing revenue.

(5)
Includes sales of ONCASPAR, a treatment for acute lymphoblastic leukemia.

Concentration of Credit Risk

        The company engages in business with foreign governments in certain countries that have experienced deterioration in credit and economic conditions, including Greece, Spain, Portugal, Italy and Brazil. As of December 31, 2015, the company's net accounts receivable from the public sector in Greece, Spain, Portugal and Italy totaled $80 million, of which Greece receivables represented an immaterial balance. The company also has significant accounts receivable related to its Hemobrás partnership in Brazil totaling $207 million at December 31, 2015.

        Global economic conditions and liquidity issues in certain countries have resulted, and may continue to result, in delays in the collection of receivables and credit losses. While the company believes that its allowance for doubtful accounts as of December 31, 2015 is adequate, future governmental actions and customer-specific factors may require the company to re-evaluate the collectability of its receivables and the company could potentially incur additional credit losses that materially impact its results of operations.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 20 QUARTERLY FINANCIAL RESULTS (UNAUDITED)

(in millions, except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter	Full year
2015
Net sales	$1,361	$1,429	$1,595	$1,763	$6,148
Gross margin	790	928	962	1,082	3,762
Income from continuing operations(1)	262	284	281	101	928
Income (loss) from continuing operations per common share(1)
Basic	0.39	0.42	0.42	0.15	1.37
Diluted	0.38	0.42	0.41	0.15	1.36
Income (loss) from discontinued operations, net of tax(1)	10	(4)	28	(6)	28
Income (loss) from discontinued operations per common share(1)
Basic	0.02	(0.01)	0.04	(0.01)	0.04
Diluted	0.02	(0.01)	0.04	(0.01)	0.04
Net income(1)	272	280	309	95	956
Net income per common share(1)
Basic	0.41	0.41	0.46	0.14	1.41
Diluted	0.40	0.41	0.45	0.14	1.40
Cash dividends declared per common share	0.00	0.00	0.07	0.07	0.14
2014
Net sales	$1,329	$1,452	$1,488	$1,683	$5,952
Gross margin	770	853	874	1,012	3,509
Income from continuing operations(2)	309	318	225	334	1,186
Income from continuing operations per common share(2)
Basic	0.46	0.47	0.33	0.49	1.75
Diluted	0.45	0.47	0.33	0.49	1.74
Income from discontinued operations, net of tax(2)	49	52	21	429	551
Income from discontinued operations per common share(2)
Basic	0.07	0.08	0.03	0.64	0.82
Diluted	0.07	0.08	0.03	0.63	0.81
Net income(2)	358	370	246	763	1,737
Net income per common share(2)
Basic	0.53	0.55	0.36	1.13	2.57
Diluted	0.52	0.55	0.36	1.12	2.55
Cash dividends declared per common share	0.00	0.00	0.00	0.00	0.00

(1)
The first quarter of 2015 included net after-tax charges from continuing operations of $33 million related to intangible asset amortization, business optimization items, and separation costs; and a $9 million after-tax favorable adjustment to the gain recorded on sale of the company's commercial vaccines business reported in discontinued operations. The second quarter of 2015 included net after-tax charges from continuing operations of $109 million related to intangible asset amortization, business optimization items, separation costs, and milestone payments associated with the company's collaboration agreements; and a $4 million after-tax charge reported in discontinued

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 20 QUARTERLY FINANCIAL RESULTS (UNAUDITED) (Continued)

  operations. The third quarter of 2015 included net after-tax charges from continuing operations of $104 million related to intangible asset amortization, separation costs, IPR&D and other impairment charges, a decrease in the fair value of contingent payment liabilities, milestone payments associated with the company's collaboration agreements and business development items; and a $28 million after-tax gain recorded on the sale of certain vaccines R&D programs reported in discontinued operations. The fourth quarter of 2015 included net after-tax charges from continuing operations of $286 million related to intangible asset amortization, business optimization items, separation costs, upfront and milestone payments to collaboration partners, a decrease in the fair value of contingent payment liabilities, a currency-related item and favorable adjustments to previously recorded impairment charges; and a $6 million after-tax unfavorable adjustment to the gain recorded on sale of the company's commercial vaccines business reported in discontinued operations.

(2)
The first quarter of 2014 included net after-tax charges from continuing operations of $24 million related to intangible asset amortization, business optimization items, plasma-related litigation and milestone payments associated with the company's collaboration agreements; and an $8 million after-tax charge reported in discontinued operations. The second quarter of 2014 included net after-tax charges from continuing operations of $63 million related to intangible asset amortization, business optimization items, separation costs, milestone payments associated with the company's collaboration agreements and an increase in fair value of contingent payment liabilities. The third quarter of 2014 included net after-tax charges from continuing operations of $166 million related to intangible asset amortization, business optimization items, separation costs, the Branded Prescription Drug Fee and milestone payments associated with the company's collaboration arrangements; and after-tax charges of $5 million after-tax charge reported in discontinued operations. The fourth quarter of 2014 included net after-tax charges from continuing operations of $146 million related to intangible asset amortization, business optimization items, separation costs, milestone payments associated with the company's collaboration agreements, other-than-temporary impairment and an increase in fair value of contingent payment liabilities; and a $417 million after-tax gain on the sale of the company's commercial vaccines business reported in discontinued operations.

Annex A

AGREEMENT AND PLAN OF MERGER

AMONG

SHIRE PLC

BEARTRACKS, INC. AND

BAXALTA INCORPORATED

Dated as of January 11, 2016

A-ii

A-iii

Index of Defined Terms

Section
Action	3.13
affiliate	10.1
Agreement	Preamble
Anti-Corruption Laws	10.1
Antitrust Laws	3.3
Assignee	9.5(a)
Bankruptcy and Equity Exception	3.2(a)
Baxter Tax Counsel	3.27
Book-Entry Share	2.1(c)
Business Day	10.1
CapEx Budget	5.1(b)(xiii)
Capitalization Date	3.5(a)
Certificate	2.1(c)
Certificate of Merger	1.2
Closing	1.3
Closing Date	1.3
Code	2.5
Collective Bargaining Agreements	3.18(a)
Company	Preamble
Company 401(k) Plan	5.6(g)
Company Acquisition Proposal	10.1
Company Adverse Recommendation Change	5.4(c)
Company Board	Recitals
Company Business	10.1
Company Charter	10.1
Company Charter Documents	3.1(c)
Company Closing Representation Letter	4.22
Company Common Stock	Recitals
Company Credit Facility	10.1
Company Disclosure Letter	3
Company Equity Plan	2.4(b)
Company Financial Advisors	3.23(a)
Company Financial Statements	3.7(b)
Company Foreign Plan	10.1
Company Furnished Documents	3.7(a)
Company Insurance Policies	3.21(a)
Company Intellectual Property	10.1
Company Intervening Event	10.1
Company Leased Real Property	10.1
Company Material Adverse Effect	10.1
Company Material Contracts	3.12(a)
Company Notes	10.1
Company Option	2.4(b)
Company Owned Real Property	3.14(a)
Company Performance Stock Unit	2.4(f)
Company Permits	3.20(a)
Company Permitted Liens	10.1
Company Plan	10.1

A-iv

Section
Company Preferred Stock	3.5(a)
Company Products	10.1
Company Qualified Plan	3.17(b)
Company Real Property	3.14(c)
Company Real Property Lease	3.14(b)
Company Recommendation	3.2(b)
Company Related Persons	3.27
Company Representatives	5.4(a)
Company Restricted Stock Unit	2.4(d)
Company Rights	2.6
Company Rights Agreement	10.1
Company SEC Documents	3.7(a)
Company Securities	5.1(b)(ii)
Company Signing Representation Letter	3.26
Company Stockholder Approval	3.2(a)
Company Stockholders Meeting	6.2(a)
Company Superior Proposal	10.1
Confidentiality Agreement	10.1
Contract	10.1
Copyrights	10.1
Covered Employees	5.6(a)
DEA	10.1
Deposit Agreement	10.1
DGCL	Recitals
Dissenting Shares	2.3(a)
Distribution Agreement	10.1
Distribution Date	3.7(a)
EDGAR	3
Effective Time	1.2
Environmental Claim	10.1
Environmental Laws	10.1
Environmental Liability	10.1
Equity Interest	10.1
ERISA	10.1
ERISA Affiliate	10.1
ESPP	2.4(g)
Exchange Act	10.1
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Fair Market Value	10.1
FDA	3.3
FDCA	3.3
Foreign Government	10.1
Foreign Official	10.1
Form S-4	3.8
GAAP	10.1
Governmental Authority	10.1
Gross Settlement Amount	2.4(c)
Hazardous Materials	10.1
Health Care Laws	10.1

A-v

Section
HSR Act	10.1
Indebtedness	10.1
Indemnified Party	6.9(a)
Indenture	10.1
Intellectual Property	10.1
Intentional Breach	10.1
Irish Holdco	8.2(b)
knowledge of Parent	10.1
knowledge of the Company	10.1
Law	10.1
Lien	10.1
LSE	4.6(h)
Material Company Intellectual Property	3.15(a)
Material Parent Intellectual Property	4.13(a)
Maximum Premium	6.9(c)
Merger	1.1(a)
Money Laundering Laws	10.1
Moody's	2.2(a)
Nasdaq	4.3
Non-Employee Director Option	2.4(c)
Non-Employee Director Restricted Stock Unit	2.4(e)
NYSE	3.3
OFAC	3.22(c)
Panel	5.5(b)
Parent	Preamble
Parent 401(k) Plan	5.6(g)
Parent Acquisition Proposal	10.1
Parent ADSs	Recitals
Parent Adverse Recommendation Change	5.5(c)
Parent Board	Recitals
Parent Charter Documents	4.1(c)
Parent Disclosure Letter	4
Parent Employee Benefit Plan	5.6(e)
Parent Financial Advisor	4.19(a)
Parent Financial Statements	4.6(b)
Parent Foreign Plan	10.1
Parent Furnished Documents	4.6(a)
Parent Insurance Policies	4.17(a)
Parent Intellectual Property	10.1
Parent Intervening Event	10.1
Parent Leased Real Property	10.1
Parent Material Adverse Effect	10.1
Parent Material Contracts	4.11(a)
Parent Options	4.5(b)
Parent Ordinary Shares	Recitals
Parent Performance Share Awards	4.5(b)
Parent Permits	4.16(a)
Parent Permitted Liens	10.1
Parent Plan	10.1
Parent Products	10.1

A-vi

Section
Parent Recommendation	4.2(b)
Parent Related Persons	3.27
Parent Representatives	5.5(a)
Parent Restricted Stock Unit	2.4(d)
Parent RSUs	4.5(b)
Parent SARs	4.5(b)
Parent SEC Documents	4.6(a)
Parent Securities	5.2(b)(ii)
Parent Stockholders	Recitals
Parent Stockholder Approval	4.2(a)
Parent Stockholder Circular	3.8
Parent Stockholders Meeting	6.2(b)
Parent Superior Proposal	10.1
Parent Tax Counsel	3.27
Parent UK Prospectus	3.8
party	10.1
Patents	10.1
PBGC	3.17(c)
Pending Parent Transaction	10.1
Pending Parent Transaction Agreement	10.1
Pending Parent Transaction Closing	10.1
Per Share Cash Consideration	2.1(c)
Per Share Merger Consideration	2.1(c)
Per Share Stock Consideration	2.1(c)
person	10.1
PHSA	3.20(a)
Proposed Parent Directors	6.16
Proxy Statement/Prospectus	3.8
Registration Rights Agreement	10.1
Regulatory Agency	3.20(a)
Release	10.1
Restraint	7.1(c)
S&P	2.2(a)
Sarbanes-Oxley Act	10.1
SEC	10.1
Securities Act	10.1
Stockholder Litigation	6.7
Sub	Preamble
Sub Common Stock	2.1
subsidiary	10.1
Surviving Corporation	1.1(a)
Takeover Code	5.5(b)
Takeover Laws	3.25(a)
Tax	10.1
Tax Matters Agreement	10.1
Tax Representations Damages Claim	8.2(a)
Tax Return	10.1
Tax Sharing Agreements	10.1
Termination Date	8.1(b)
Termination Fee	10.1

A-vii

Section
third party	10.1
Trade Secrets	10.1
Trademarks	10.1
Treasury Regulations	10.1
Tri-Party Agreement	7.1(h)
UKLA	3.8
UK Listing Rules	10.1
UK Prospectus Rules	3.8

A-viii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 11, 2016, is among Shire plc ("Parent"), a company incorporated in Jersey, BearTracks, Inc. ("Sub"), a Delaware corporation and a wholly-owned subsidiary of Parent, and Baxalta Incorporated (the "Company"), a Delaware corporation.

R E C I T A L S

        WHEREAS, the Board of Directors of each of Parent, Sub and the Company has approved this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1(a)), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth herein;

        WHEREAS, the Board of Directors of the Company (the "Company Board") has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to and in the best interests of, the Company and the holders of outstanding shares of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock") and, subject to the terms and conditions of this Agreement, has resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement;

        WHEREAS, the Board of Directors of Parent (the "Parent Board") has determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable to, and in the best interests of, Parent and the holders of outstanding ordinary shares, par value £0.05 per share, of Parent (the "Parent Ordinary Shares") and American Depositary Shares of Parent ("Parent ADSs") duly and validly issued in accordance with the Deposit Agreement (such holders of Parent Ordinary Shares and Parent ADSs, collectively, the "Parent Stockholders") and, subject to the terms and conditions of this Agreement, has resolved to recommend that the Parent Stockholders approve the Merger, as required by the UK Listing Rules for class 1 transactions, and approve the issuance of Parent Ordinary Shares underlying the Parent ADSs as provided in Section 2; and

        WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties covenants and agreements set forth herein, the parties hereto agree as follows:

SECTION 1

THE MERGER

        1.1    The Merger.

          (a)   Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company and Sub shall consummate a merger (the "Merger"), in accordance with the DGCL, pursuant to which (i) Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, (iii) the corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger and (iv) the Surviving Corporation shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL. As a result of the Merger, the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

          (b)   At the Effective Time, the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth on Exhibit A hereto and shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

          (c)   At the Effective Time, the By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth on Exhibit B hereto and shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        1.2    Effective Time.     Parent, Sub and the Company shall cause a certificate of merger with respect to the Merger (the "Certificate of Merger") to be filed on the Closing Date (as defined in Section 1.3) or on such other date as Parent and the Company may agree, with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time and date as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger, and such time on such date is referred to herein as the "Effective Time."

        1.3    Closing.     The closing of the Merger (the "Closing") shall take place as early as practicable on a date to be specified by the parties hereto, which shall be no later than the fourth (4th) Business Day after satisfaction or waiver of all of the conditions set forth in Section 7, except for any such conditions that by their nature may only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing (the "Closing Date"), at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, unless another date or place is agreed to in writing by the parties hereto.

        1.4    Directors and Officers of the Surviving Corporation.     The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

        1.5    Subsequent Actions.     At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 2

CONVERSION OF SECURITIES

        2.1    Conversion of Capital Stock.     As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or any shares of common stock of Sub ("Sub Common Stock"):

          (a)    Sub Common Stock and Surviving Corporation Stock.     Each issued and outstanding share of Sub Common Stock shall be cancelled and retired and shall cease to exist. Immediately following the Effective Time, the Surviving Corporation shall issue to Parent a number of shares of common stock, par value $0.01 per share, of the Surviving Corporation equal to the number of shares of Sub Common Stock outstanding immediately prior to the Effective Time upon payment by Parent to the Surviving Corporation of an amount equal to the product of (x) the number of shares of the Surviving Corporation issued to Parent and (y) the par value of such shares.

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.     All shares of Company Common Stock that are held by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other direct or indirect wholly-owned subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c)    Conversion of Shares of Company Common Stock.     Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.1(b) and Dissenting Shares shall be converted into the right to receive both (i) $18.00 (the "Per Share Cash Consideration"), payable to the holder thereof in cash, without interest and (ii) 0.1482 of a Parent ADS duly and validly issued against the deposit of the requisite number of Parent Ordinary Shares in accordance with the Deposit Agreement (the "Per Share Stock Consideration" together with the Per Share Cash Consideration are collectively referred to herein as the "Per Share Merger Consideration"). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") or book-entry share (a "Book-Entry Share") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration and any dividends or other distributions declared by the Company Board having a record date prior to the Effective Time which remain unpaid as of the Effective Time, without interest thereon, together with any dividends or other distributions to which holders thereof are entitled pursuant to Section 2.2(c), upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2.

          (d)    Parent Ordinary Shares.     Notwithstanding anything to the contrary in this Agreement, Parent may, in its sole discretion, permit holders of Company Common Stock to elect to receive 0.4446 of a Parent Ordinary Share for each outstanding share of Company Common Stock in lieu of the Per Share Stock Consideration described in Section 2.1(c)(ii), in which event (i) any and all Parent Ordinary Shares delivered to such holders who have elected to receive Parent Ordinary Shares shall, for all purposes of this Agreement, be deemed to be the Per Share Stock Consideration and (ii) Parent shall be deemed to have satisfied its obligations under this Agreement with respect to Parent ADSs through the registration, issuance, delivery and listing of Parent Ordinary Shares.

          (e)    Adjustments.     If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock (or American depositary shares, as the case may be) of the Company or Parent shall occur as a result of any reclassification, stock split (including a reverse stock split), combination, exchange, readjustment, stock dividend or stock distribution or any similar event, the Per Share Merger Consideration and any other similarly dependent items (including any amounts payable pursuant to Section 2.4) shall be equitably adjusted to provide to the holders of shares of Company Common Stock, Company Options, Company Restricted Stock Units and other awards under the Company Equity Plan the same economic effect as contemplated by this Agreement prior to such action; provided, that nothing in this Section 2.1(e) shall be deemed to permit any party hereto to take any action that is prohibited under either Section 5.1(b) or 5.2(b) or that is not otherwise permitted by this Agreement.

        2.2    Exchange of Certificates and Book-Entry Shares.

          (a)    Exchange Agent.     Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of

  Company Common Stock in connection with the Merger (the "Exchange Agent") and to receive the consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Parent shall, at or prior to the Closing, (i) deposit, or cause any direct or indirect wholly-owned subsidiary of Parent to deposit, with the Exchange Agent, in trust for the benefit of holders of Company Common Stock, the cash necessary to pay the aggregate Per Share Cash Consideration for the shares of Company Common Stock converted into the right to receive the Per Share Merger Consideration and (ii) (A) deposit with the Exchange Agent American depositary receipts evidencing or (B) provide the Exchange Agent an uncertificated Parent ADS book-entry representing the aggregate number of Parent ADSs that are issuable pursuant to Section 2.1(c) (such cash and Parent ADSs, together with any distributions or dividends with respect thereto as provided in Section 2.2(c), being hereinafter referred to as the "Exchange Fund"). If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.1(c) and Section 2.2(e), Parent shall promptly deposit, or cause a direct or indirect wholly-owned subsidiary of Parent to deposit promptly, additional cash with the Exchange Agent sufficient to make all cash payments of the aggregate Per Share Cash Consideration and any cash payable in lieu of fractional Parent ADSs pursuant to Section 2.2(e) and additional Parent ADSs with the Exchange Agent sufficient to make all payments of the aggregate Per Share Stock Consideration, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent and any interest resulting from such investments shall be paid to Parent; provided, that (x) such investments shall be in short-term obligations of the United States or guaranteed by the United States and backed by the full faith and credit of the United States, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Financial Services LLC ("S&P"), respectively, in certificates of deposit, bank purchase agreements or banker's acceptances of commercial banks with capital exceeding $15 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment and (y) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.

          (b)    Exchange Procedures.

              (i)  As promptly as practicable following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate representing shares of Company Common Stock, whose shares were converted pursuant to Section 2.1(c) into the right to receive the Per Share Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Per Share Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and properly completed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration as contemplated by this Section 2.2 and shall not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, American depositary receipts or book-entries representing the proper number of Parent ADSs, together with a check for any cash to be paid upon due surrender of the Certificate, shall be issued to such transferee (after giving effect to any required Tax withholdings as provided in Section 2.5) if the Certificate formerly representing such shares is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any and all transfer and other Taxes required by reason of the issuance to such transferee have been paid or are not applicable.

             (ii)  Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Section 2. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Per Share Merger Consideration shall upon receipt by the Exchange Agent of an "agent's message" in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Per Share Merger Consideration in respect of each such share of Company Common Stock, and the Book-Entry Shares of such holder shall forthwith be cancelled.

          (c)    Distributions with Respect to Unexchanged Shares.     All Parent ADSs to be issued pursuant to the Merger (and all Parent Ordinary Shares represented thereby) shall be deemed issued and outstanding as of the Effective Time; provided that no dividends or other distributions with respect to Parent ADSs or Parent Ordinary Shares represented thereby with a record date after the Effective Time shall be paid to the former holder of any Company Common Stock until such holder shall surrender such shares in accordance with this Section 2.2. Subject to the effect of applicable Law: (i) at the time of the surrender of any such shares of Company Common Stock for exchange in accordance with the provisions of this Section 2.2, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions declared by the Parent Board (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) not theretofore paid with respect to the number of whole or fractional Parent ADSs (in the case of fractional Parent ADSs, in accordance with Section 2.2(e)) that such holder is entitled to receive and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole or fractional Parent ADSs (in the case of fractional Parent ADSs, in accordance with Section 2.2(e)) that such holder receives.

          (d)    Transfer Books; No Further Ownership Rights in Shares of Company Common Stock.     At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.

          (e)    Treatment of Fractional Parent ADSs.     No American depositary receipt or scrip representing fractional Parent ADSs or book-entry credit of the same shall be issued in the Merger. In lieu of any fractional Parent ADSs to which a former holder of Company Common Stock would otherwise be entitled (after taking into account all Certificates and Book-Entry Shares delivered by or on behalf of such holder), such holder of shares of Company Common Stock surrendered in the manner described in this Section 2.2 shall be paid an amount in cash (without interest) determined by multiplying (i) the Fair Market Value of a Parent ADS by (ii) the fraction of a Parent ADS to which such holder would otherwise be entitled, in which case Parent shall make available to the Exchange Agent, in addition to any other cash being provided to the Exchange Agent pursuant to Section 2.2(a), the amount of cash necessary to make such payments. The parties acknowledge that payment of cash consideration in lieu of issuing fractional Parent ADSs represented thereby was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the delivery of fractional Parent ADSs and Parent Ordinary Shares represented thereby.

          (f)    Termination of Exchange Fund; No Liability.     At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest or other income received with respect thereto) made available to the Exchange Agent and not disbursed (or for which disbursement is pending subject only to the Exchange Agent's routine administrative procedures) to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Per Share Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any holder of a Certificate or Book-Entry Share for Per Share Merger Consideration delivered to a Governmental Authority in accordance with any applicable abandoned property, escheat or similar Law. If Certificates and Book-Entry Shares are not surrendered prior to the fifth (5th) anniversary of the Closing Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority), unclaimed Per Share Merger Consideration payable with respect to such shares of Company Common Stock shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

          (g)    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such customary amount as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration with respect thereto.

        2.3    Dissenting Shares.

          (a)   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has complied with Section 262 of the DGCL with respect thereto (the "Dissenting Shares") shall not be converted into a right to receive the Per Share Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its statutory right to appraisal. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such shares of Company Common Stock, except those provided under Section 262 of the DGCL. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by him, her or it in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such shares of Company Common Stock shall be converted into and represent only the right to receive the Per Share Merger Consideration pursuant to Section 2.2.

          (b)   The Company shall give Parent (i) prompt notice of any written demands for appraisal and attempted withdrawals of such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. Parent shall have the right to direct all negotiations with holders of Dissenting Shares, and, except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

        2.4    Company Compensatory Awards.

          (a)   Prior to the Effective Time, the Company Board (or the appropriate committee of the Company Board) shall adopt such resolutions and shall take such other actions as are required to approve the transactions contemplated by this Section 2.4. Prior to adopting any such resolutions, the Company shall provide Parent with a reasonable opportunity to review and comment upon such resolutions and shall consider any comments from Parent thereon in good faith.

          (b)   Each option (other than an option granted to a non-employee director of the Company or Baxter International, Inc. ("Baxter")) to acquire shares of Company Common Stock granted under the Company's 2015 Incentive Plan (each such option, a "Company Option," and such plan, the "Company Equity Plan") that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled as of immediately prior to the Effective Time and exchanged as of the Effective Time for an award of stock options ("Parent Options") exercisable in accordance with their terms for Parent Ordinary Shares or Parent ADSs (as determined by Parent). Each such award of Parent Options will have the same terms and conditions (including, with respect to vesting) as applied to the award of Company Options for which it was exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement and changes to administrative or ministerial provisions as in the reasonable and good faith determination of Parent are appropriate to conform the administration of Parent Options with other awards under Parent's equity plans, and except as described below; provided that each award of Parent Options granted in exchange for an award of Company Options that was subject to vesting based on achievement of a per share price of Company Common Stock or any other performance-based vesting condition as of immediately prior to the Effective Time shall vest solely based on the continued employment or other engagement by Parent or its subsidiaries of the grantee of the Company Options for which such award was exchanged through the end of the performance period or periods that applied to such Company Options as of immediately prior to the Effective Time (subject to such accelerated vesting as would apply upon a qualifying termination of employment or other service with respect to such grantee following a change in control). The exercise price per Parent Ordinary Share or Parent ADS, as applicable, underlying each such award of Parent Options will be the "initial per-share exercise price" determined as prescribed in the following sentence, rounded up to the nearest whole cent. For purposes of the preceding sentence, the "initial per-share exercise price" for any Parent Option shall be determined such that (i) equals (ii), where (i) is the ratio of (x) such initial per-share exercise price to (y) the Fair Market Value of a Parent Ordinary Share or Parent ADS, as applicable, and (ii) is the ratio of (X) the per-share exercise price of the Company Option for which it was exchanged, to (Y) the Fair Market Value of a share of Company Common Stock. The number of Parent Ordinary Shares or Parent ADSs, as applicable, underlying each award of Parent Options, determined as of the exchange, shall be that number of whole Parent Ordinary Shares or Parent ADSs, as applicable, which, if such award were exercised in full immediately upon such exchange on a cashless basis (without regard to the extent to which such Parent Option is then vested or exercisable and without regard to Taxes), would result in the delivery of Parent Ordinary Shares or Parent ADSs, as applicable, with an aggregate value (assumed for this purpose to be equal on a per-share basis to the Fair Market Value of a Parent

  Ordinary Share or Parent ADS, as applicable) as nearly as possible equal to, but not exceeding, the aggregate value of the shares of Company Common Stock (assumed for this purpose to be equal to the Fair Market Value of a share of Company Common Stock) that would have been delivered had the Company Option for which such award was exchanged been exercised in full as of immediately prior to the Effective Time on a cashless basis (without regard to the extent to which such Company Option was then vested or exercisable and without regard to Taxes). The foregoing adjustment will be subject to such modifications, if any, as are required to cause the substitution contemplated by this Section 2.4(b) to be made in a manner consistent with exemption from Section 409A of the Code.

          (c)   Each option to acquire shares of Company Common Stock granted to a non-employee director of the Company or Baxter (a "Non-Employee Director Option") under the Company Equity Plan that is outstanding and unexercised immediately prior to the Effective Time and for which the (i) Per Share Cash Consideration, plus (ii) the value of the Per Share Stock Consideration (determined based on the Fair Market Value of a Parent ADS) (the sum of (i) plus (ii), the "Gross Settlement Amount") exceeds the exercise price of such Non-Employee Director Option shall be cancelled as of immediately prior to the Effective Time and, in consideration of such cancellation, the holder thereof shall be entitled to receive promptly, but in no event later than ten (10) days after the Effective Time, a payment of cash and Parent ADSs in respect of such cancellation from the Company in an amount equal to the Per Share Merger Consideration (and which amount shall be divided between cash and Parent ADSs in the same proportion as the Per Share Merger Consideration) that he or she would have received had he or she exercised such Non-Employee Director Option in full (without regard to the extent to which the Non-Employee Director Option was vested or exercisable as of immediately prior to the Effective Time) on a cashless basis immediately prior to the Effective Time (assuming for this purpose that the value of a share of Company Common Stock as of the time of such deemed cashless exercise was equal to the Fair Market Value of a share of Company Common Stock). Each Company Option for which, as of the Effective Time, the Gross Settlement Amount does not exceed the exercise price of such Company Option shall be cancelled without any consideration being paid in respect thereof.

          (d)   Each award of restricted stock units (other than an award of restricted stock units granted to a non-employee director of the Company or Baxter) granted under the Company Equity Plan (a "Company Restricted Stock Unit") that is outstanding immediately prior to the Effective Time shall be cancelled as of immediately prior to the Effective Time and exchanged as of the Effective Time for an award of restricted stock units payable in Parent Ordinary Shares or Parent ADSs, as determined by Parent ("Parent Restricted Stock Units"). Each such award of Parent Restricted Stock Units will have the same terms and conditions (including, with respect to vesting) as applied to the award of Company Restricted Stock Units for which it was exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement, except for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of Parent Restricted Stock Units with other awards under Parent's equity plans, and except as provided in the following sentence. The number of Parent Ordinary Shares or Parent ADSs, as applicable, underlying the Parent Restricted Stock Units subject to each such award shall be that number of whole Parent Ordinary Shares or Parent ADSs, as applicable, that is equal to the "initial share number" determined as prescribed in the following sentence, rounded down to the nearest whole number of Parent Ordinary Shares or Parent ADSs, as applicable. For purposes of the preceding sentence, the "initial share number" shall be equal to (i)(x) the Fair Market Value of a share of Company Common Stock, multiplied by (y) the number of shares of Company Common Stock underlying the award for which such Parent Restricted Stock Units were exchanged, divided by (ii) the Fair Market Value of a Parent Ordinary Share or Parent ADS, as applicable.

          (e)   Each award of restricted stock units granted under the Company Equity Plan to a non-employee director of the Company or Baxter (a "Non-Employee Director Restricted Stock Unit") that is outstanding immediately prior to the Effective Time, without regard to the extent then vested, shall be cancelled as of immediately prior to the Effective Time and, in consideration of such cancellation, the holder thereof shall be entitled to receive promptly, but in no event later than ten (10) days after the Effective Time, the Per Share Merger Consideration in respect of each share of Company Common Stock underlying his or her award of Non-Employee Director Restricted Stock Units.

          (f)    Each award of performance stock units granted under the Company Equity Plan (a "Company Performance Stock Unit") that is outstanding immediately prior to the Effective Time shall be cancelled as of immediately prior to the Effective Time and exchanged as of the Effective Time for an award of Parent Restricted Stock Units. The number of Parent Ordinary Shares or Parent ADSs, as applicable, underlying the Parent Restricted Stock Units subject to each such award shall be that number of whole Parent Ordinary Shares or Parent ADSs, as applicable, that is equal to the "initial share number" determined as prescribed in the following sentence, rounded down to the nearest whole number of Parent Ordinary Shares or Parent ADSs, as applicable. For purposes of the preceding sentence, the "initial share number" shall be equal to (i) (x) Fair Market Value of a share of Company Common Stock, multiplied by (y) the number of shares of Company Common Stock underlying the award (assuming that each of the performance goals with respect thereto has been achieved at the greater of (A) 100% of the target level and (B) actual performance levels measured as of the Effective Time and extrapolated through the end of the applicable performance period) for which such Parent Restricted Stock Units were exchanged, divided by (ii) the Fair Market Value of a Parent Ordinary Share or Parent ADS. Subject to the foregoing, each such award of Parent Restricted Stock Units will have the same terms and conditions as applied to the award of Company Performance Stock Units for which it was exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement and except for administrative and ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of Parent Restricted Stock Units with other awards under Parent's equity plans; provided, that an award of Parent Restricted Stock Units will vest solely based on the continued employment or other engagement by Parent or its subsidiaries of the grantee of the Company Performance Stock Units for which such award was exchanged through the end of the performance period or periods that applied to such Company Performance Stock Units as of immediately prior to the Effective Time (subject to such accelerated vesting as would apply upon a qualifying termination of employment or other service with respect to such grantee following a change in control).

          (g)   As soon as practicable following the date of this Agreement, the Company shall (i) amend the Company's Employee Stock Purchase Plan (the "ESPP") effective immediately such that no additional Offering (as defined in the ESPP) shall be commenced between the date of this Agreement and the Effective Time, (ii) provide that each Offering that would otherwise extend beyond the Effective Time will have an Offering End Date (as defined in the ESPP) that is seven (7) business days prior to the anticipated Effective Time, (iii) provide that each ESPP participant's accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the ESPP, (iv) provide that the applicable purchase price for shares of Company Common Stock (as a percentage of the fair market value of Company Common Stock) shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement, (v) provide that no participant in the ESPP may increase his or her rate of payroll deductions used to purchase shares of Company Common Stock under the ESPP after the date of this Agreement, (vi) provide that only participants in the ESPP as of the date of this Agreement may continue to participate in the ESPP after the date of this Agreement and (vii) provide that the ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.

          (h)   As of the Effective Time, the Company Equity Plan and ESPP shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled without consideration payable therefor, except to the extent provided in this Section 2.4.

        2.5    Withholding Taxes.     Parent, the Company or the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of applicable state, local or foreign Tax law. To the extent such amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the person with respect to which such deduction and withholding was made.

        2.6    Associated Rights.     References in this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated rights (the "Company Rights") distributed to the holders of Company Common Stock pursuant to the Company Rights Agreement.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as disclosed in the Company SEC Documents and Company Furnished Documents filed with or furnished to the SEC by the Company on or after June 5, 2015 and prior to the date of this Agreement (in each case, excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements to the extent they are similarly predictive or forward-looking in nature) and to the extent publicly available on the SEC's Electronic Data Gathering Analysis and Retrieval System ("EDGAR") or (ii) as set forth in the disclosure letter delivered by the Company to Parent (the "Company Disclosure Letter") concurrently with the execution of this Agreement, which Company Disclosure Letter identifies items of disclosure by reference to a particular section or subsection of this Agreement (it being understood and agreed that any information set forth in one section or subsection of the Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), the Company hereby represents and warrants to Parent and Sub as follows:

        3.1    Organization, Standing and Corporate Power.

          (a)   Each of the Company and its subsidiaries is a corporation or other legal entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has all requisite corporate, partnership or similar power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as currently conducted, except for such failures to be duly organized or validly existing or to have corporate, partnership or similar power or authority that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (b)   Each of the Company and its subsidiaries is duly licensed or qualified to do business and is in good standing (or equivalent status, to the extent such concept exists) in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets currently owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (c)   The Company has made available to Parent true and complete copies of the Company Charter and by-laws of the Company (together, the "Company Charter Documents"), in each case, as amended to the date of this Agreement. The Company Charter Documents and organizational or governing document of each of the Company's "significant subsidiaries" (as defined in Regulation S-X) are in full force and effect and the Company is not in violation of any of the provisions of the Company Charter Documents and none of the Company's significant subsidiaries is in violation of any of the provisions of its organizational or governing documents except, in each case, where such failures or violations would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        3.2    Corporate Authorization.

          (a)   The Company has all necessary corporate power to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Company Board. Except for (i) obtaining the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock that are entitled to vote thereon in favor of the adoption of this Agreement (the "Company Stockholder Approval") and (ii) filing the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (clauses (A) and (B) together, the "Bankruptcy and Equity Exception").

          (b)   At a meeting duly called and held, the Company Board, by resolutions of the directors present and voting at such meeting (which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn), has (i) determined that the terms of the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, (iii) resolved, subject to Section 5.4(d) and Section 5.4(e), to recommend that the Company's stockholders adopt this Agreement (the "Company Recommendation") and (iv) directed that this Agreement be submitted to the Company's stockholders for adoption.

        3.3    Governmental Authorization.     Except for (a) filings required under, and compliance with other applicable requirements of, (i) the Exchange Act, and any other applicable federal securities Laws, (ii) state securities or "blue sky" Laws and (iii) the rules and regulations of the New York Stock Exchange (the "NYSE"), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively "Antitrust Laws") and (d) any notices, applications, authorizations or licenses required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA") and the regulations of the United States Food and Drug Administration (the "FDA") promulgated thereunder, no consents or approvals of, or filings with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than such consents, approvals or filings that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        3.4    No Conflict.     Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger or the other transactions contemplated hereby, nor compliance by the Company with any of the provisions of this Agreement, will (a) assuming that the Company Stockholder Approval is obtained, conflict with or violate the Company Charter Documents, (b) assuming that the consents, approvals and filings referred to in Section 3.3 and the Company Stockholder Approval are obtained and made, violate any Restraint or Law applicable to the Company or any of its subsidiaries, or (c) violate, breach, result in the loss of any benefit under, conflict with any provisions of, or constitute a default (or an event which, with the notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, cause any payment under or accelerate the performance required by, or result in the creation of any Lien (other than a Company Permitted Lien) upon the respective properties or assets of the Company or any of its subsidiaries under, any Company Material Contract, except in the case of clauses (b) and (c) as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        3.5    Capitalization.

          (a)   As of the close of business on December 31, 2015 (the "Capitalization Date"), the authorized capital stock of the Company consisted of (i) 2,500,000,000 shares of Company Common Stock, of which 679,287,500 shares were issued and outstanding and no shares were held in the treasury of the Company, and (ii) 100,000,000 shares of the Company's preferred stock, par value $0.01 per share ("Company Preferred Stock"), of which no shares were issued and outstanding. There are no other classes of capital stock of the Company authorized or issued and outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of the Company is entitled to preemptive rights.

          (b)   From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of shares of Company Common Stock, Company Preferred Stock or any other Equity Interests of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Options and the vesting and settlement of Company Restricted Stock Units and Company Performance Stock Units, in each case, outstanding as of the Capitalization Date under the Company Equity Plan. As of the close of business on the Capitalization Date, other than the Company Rights and purchase rights under the ESPP, the Company has not granted any options, warrants, calls, convertible securities or any other rights to a third party to acquire capital stock from the Company other than the Company Options, the Company Restricted Stock Units and the Company Performance Stock Units set forth in Section 3.5(b) of the Company Disclosure Letter. Section 3.5(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Capitalization Date, of the number of shares of Company Common Stock subject to Company Options, Company Restricted Stock Units and Company Performance Stock Units and with respect to each such award, the extent to which such award is vested, the expiration date and, where applicable, the exercise price thereof. Not later than five (5) Business Days prior to the Effective Time, the Company will update Section 3.5(b) of the Company Disclosure Letter as of the date of such update and provide such updated schedule to Parent.

          (c)   As of the close of business on the Capitalization Date, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote were issued and outstanding.

          (d)   As of the date of this Agreement, (i) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (A) required by the terms of the Company Equity Plan, (B) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with awards under the Company Equity Plan or otherwise, or (C) as required by the terms of, or necessary for the administration of, any plans, arrangements or agreements existing on the date of this Agreement and set forth on Section 3.5(d) of the Company Disclosure Letter between the Company or any of its subsidiaries and any director or employee of the Company or any of its subsidiaries, (ii) there are no outstanding stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company is a party, in each case pursuant to which any person is entitled to receive any payment from the Company based in whole or in part on the value of any capital stock of the Company (other than under the Company Equity Plan), and (iii) there are no outstanding obligations of the Company to accelerate the vesting of any Equity Interests of the Company under any provision of the Company Equity Plan or any agreement evidencing any outstanding Company Options, Non-Employee Director Options, Company Restricted Stock Units, Non-Employee Director Restricted Stock Units or Company Performance Stock Units.

          (e)   As of the date of this Agreement, there are no agreements with any person, other than those agreements with Baxter that are set forth on Section 3.5(e) of the Company Disclosure Letter, to which the Company is a party (i) restricting the transfer of Company Common Stock, (ii) affecting the voting rights of Company Common Stock or (iii) granting any preemptive or anti-dilutive rights with respect to any shares of Company Common Stock, Company Preferred Stock or other Equity Interests of the Company.

        3.6    Subsidiaries.

          (a)   All outstanding shares of capital stock, voting securities or other Equity Interests of each subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and, except for directors' qualifying shares (if any), all such securities are owned beneficially and of record by the Company or another wholly-owned subsidiary of the Company free and clear of all Liens (other than Company Permitted Liens). As of the date of this Agreement, there are no outstanding obligations of any subsidiary of the Company (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to any shares of Equity Interests in any subsidiary of the Company.

          (b)   As of the date of this Agreement, there are no (i) outstanding options or other rights of any kind which obligate the Company or any of its subsidiaries to issue, transfer, sell or deliver any shares of capital stock, voting securities or other Equity Interests of any subsidiary of the Company or any securities or obligations convertible into, exchangeable or exercisable for any shares of capital stock, voting securities or other Equity Interests of a subsidiary of the Company or (ii) other options, calls, warrants or other rights, agreements, arrangements or commitments relating to the capital stock, voting securities or other Equity Interests of any subsidiary of the Company to which the Company or any of its subsidiaries is a party.

          (c)   As of the date of this Agreement, except for the ownership of Equity Interests in the Company's subsidiaries and investments in marketable securities and cash equivalents, none of the Company or any of its subsidiaries owns directly or indirectly any Equity Interest in any person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any of its subsidiaries or any other person that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole.

        3.7    SEC Filings and the Sarbanes-Oxley Act.

          (a)   All of the reports, statements, schedules, forms and other documents filed or required to be filed by the Company with the SEC (such reports, statements, schedules, forms and other documents filed by the Company and those filed by the Company subsequent to the date of this Agreement, collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents") and all of the reports, statements, schedules, forms and other documents furnished or required to be furnished by the Company to the SEC (such reports, statements, schedules, forms and other documents furnished by the Company and those furnished by the Company subsequent to the date of this Agreement, collectively, the "Company Furnished Documents"), in each case in respect of reporting periods commencing on or after July 1, 2015 (the "Distribution Date"), have been timely filed or furnished, as applicable. As of their respective filing dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), such Company SEC Documents complied, or, if not yet filed or furnished, will comply, as to form in all material respects with applicable Law, including the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable, and none of such Company SEC Documents as of their respective filing dates (or, if amended prior to the date of this Agreement, as of the date of such amendment) contained, and no Company SEC Document as of their respective filing date will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein and necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents or Company Furnished Documents. To the knowledge of the Company, as of the date hereof, there are no internal or third party investigations regarding accounting practices of the Company.

          (b)   All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (together with the related notes and schedules thereto, the "Company Financial Statements") complied at the time they were filed (or, if amended prior to the date of this Agreement, as of the date of such amendment) in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, were prepared in accordance with GAAP (except as may be indicated in the notes thereto), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).

          (c)   Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or person, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company's or any of its subsidiaries' published financial statements or any Company SEC Documents.

          (d)   Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Documents, and the statements contained in such certifications were true and complete on the date such certifications were made. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents. Since the Distribution Date through the date of this Agreement, to the knowledge of the Company, neither the Company nor any of the Company's subsidiaries received any material complaint or claim that the Company or any of its subsidiaries has engaged in illegal or fraudulent accounting or auditing practices.

          (e)   As of the date of this Agreement, the Company is not required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until its Annual Report on Form 10-K for the year ending December 31, 2016.

          (f)    Since the Distribution Date, the Company has not received any written notification of any (x) "significant deficiency" or (y) "material weakness" in the Company's internal controls over financial reporting. There is no outstanding "significant deficiency" or "material weakness" which has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board.

          (g)   The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE applicable to the Company, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC, in each case to the extent applicable to the Company. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the Distribution Date to the date of this Agreement, neither the Company nor any of its subsidiaries has made, modified (in any material way), or forgiven personal loans to any executive officer or director of the Company.

        3.8    Information Supplied.     The information supplied by the Company relating to the Company and its subsidiaries and used in the proxy statement to be provided to the Company's stockholders in connection with the Company Stockholders Meeting and in the prospectus relating to the Parent ADSs (or the Parent Ordinary Shares represented thereby) to be offered pursuant to this Agreement and the Merger (such proxy statement and prospectus and any amendment thereof or supplement thereto, the "Proxy Statement/Prospectus"), the registration statement on Form S-4 (of which the Proxy Statement/Prospectus will form a part) with respect to the issuance of the Parent ADSs (or the Parent Ordinary Shares represented thereby) in the Merger (such registration statement together with the amendments and supplements thereto, the "Form S-4") and any other documents filed with the SEC pursuant to the Securities Act or Exchange Act which the Form S-4 incorporates by reference, and any amendment or supplement thereto, in each case in connection with the Merger will not, on the date the Form S-4 is declared effective, the date the Proxy Statement/Prospectus is mailed to the Company's stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein and necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by the Company relating to the Company and its subsidiaries and used in the prospectus (the "Parent UK Prospectus") pursuant to the UK prospectus rules made by the UK Listing Authority ("UKLA") under Part VI of UK FSMA (such rules, the "UK Prospectus Rules"), the circular (the "Parent Stockholder Circular") to be provided to the Parent Stockholders in connection with the Parent Stockholders Meeting and any other documents filed pursuant to the UK Prospectus Rules, in each case in connection with the Merger, will in all material respects, on the dates upon which such documents in their final forms are first made available to the public and to the knowledge of the Company, (a) be in accordance with the facts, and (b) not contain any omission likely to affect the import of such information. No representation is made by the Company with respect to statements made in the Proxy Statement/Prospectus, the Form S-4, the Parent UK Prospectus, the Parent Stockholder Circular or any other document filed or furnished with or to the SEC or the UKLA or pursuant to the Securities Act, the Exchange Act or the UK Prospectus Rules based on information supplied by Parent or Sub expressly for inclusion therein.

        3.9    Absence of Certain Changes.     Other than in connection with the transactions contemplated by this Agreement, since the Distribution Date through the date of this Agreement, (a) the Company and each of its subsidiaries have conducted the Company Business in the ordinary course and (b) there has not been any effect, event, occurrence, development or change in such period that has had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        3.10    No Undisclosed Liabilities.     Except as reflected or reserved against in the Company Financial Statements (including in the notes thereto) filed prior to the date of this Agreement and except for liabilities incurred in the ordinary course of business since September 30, 2015, the Company and its subsidiaries do not have any material liabilities required by GAAP to be reflected or reserved against in the Company Financial Statements.

        3.11    Compliance with Laws.     Since the Distribution Date, the Company and its subsidiaries, and, to the knowledge of the Company, between January 1, 2013 and the Distribution Date, the predecessors of the Company and its subsidiaries, with respect to the Company Business, are and have been in compliance with all Laws applicable to them, except where any such failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, as of the date of this Agreement, no investigation by any Governmental Authority with respect to the Company or any of its subsidiaries is pending or threatened in writing except for any investigations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        3.12    Material Contracts.

          (a)   As of the date of this Agreement, none of the Company nor any of its subsidiaries is a party to any Contract (other than Company Plans):

              (i)  pursuant to which the Company or any of its subsidiaries has material continuing obligations which require annual payments by the Company and its subsidiaries of $17,500,000 or more relating to the research, development, clinical trial, distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any product or product candidate for which the Company or any of its subsidiaries is currently engaged in research or development, including the following Contracts to the extent they satisfy the foregoing standard in this Section 3.12(a)(i): (A) material manufacture or supply services or material Contracts with contract research organizations for clinical trials-related services; (B) material transfer Contracts for pre-clinical products or clinical products of the Company or any of its subsidiaries with commercial, pharmaceutical or biotechnology companies; and (C) Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its subsidiaries or income or revenues related to any product or clinical product candidate of the Company or any of its subsidiaries;

             (ii)  that expressly contains any non-compete or exclusivity provision or limits the ability of the Company or any of its subsidiaries, in a manner that is material to the business of the Company and its subsidiaries, taken as a whole, as currently conducted, (A) to compete in any line of business, in any geographic area or with any person and (B) to sell products to or purchase supplies from any other person or entity;

            (iii)  that governs the formation or governance of any material joint-venture or partnership to which the Company or any of its subsidiaries is a party;

            (iv)  providing for the acquisition or disposition of businesses (whether by merger, purchase or sale of stock or assets or otherwise) with respect to which the aggregate amount of consideration that the Company or any of its subsidiaries is required to pay following the date of this Agreement (including the assumption of liabilities) exceeds $50,000,000;

             (v)  that is a loan or credit agreement, indenture, note or other Contract or instrument evidencing Indebtedness for borrowed money (including any guarantee thereto) that has outstanding Indebtedness in a principal amount in excess of $50,000,000 or any financial derivatives master agreement or confirmation, futures account opening agreement or brokerage statement which has a marked to market value (or, if any actual amount is due as the result of a termination or close-out of the applicable derivative, a termination or close out- value) in excess of $50,000,000;

            (vi)  that is a mortgage, pledge, security agreement, deed of trust, capital lease or similar agreement that creates or grants a Lien on any material property or asset of the Company or any of its subsidiaries, in each case securing an obligation with a value in excess of $10,000,000;

           (vii)  that is a Collective Bargaining Agreement;

          (viii)  that is a Contract granting a right of first refusal or first negotiation to any third party over any material assets of the Company;

            (ix)  with Baxter or any of its subsidiaries that was entered into in connection with or in contemplation of the Company's separation from Baxter; or

             (x)  that is any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

  All Contracts described in this Section 3.12(a), together with each Contract to which Baxter or any of its subsidiaries is a party that inures to the benefit or burden of the Company or the Company Business, including any Mixed Contracts (as defined in the Distribution Agreement), that would be in effect on the date of the Agreement and, to the knowledge of the Company, otherwise need to be disclosed pursuant to this Section 3.12(a) if the Company was a party thereto, in each case which the Company has the exclusive right (as between the Company and Baxter) to control, shall be collectively referred to as the "Company Material Contracts."

          (b)   Except, in each case, as has not had and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, as of the date of this Agreement, (i) each of the Company Material Contracts is valid, binding and in full force and effect with respect to the Company and its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and enforceable, in all material respects, in accordance with its terms against the Company and its subsidiaries party thereto (subject to the Bankruptcy and Equity Exception), (ii) the Company and each of its subsidiaries has performed all material obligations required to be performed by them under the Company Material Contracts to which they are parties, (iii) to the knowledge of the Company, each other party to a Company Material Contract has performed all material obligations required to be performed by it under such Company Material Contract, (iv) no party to any Company Material Contract has given the Company or any of its subsidiaries written notice of its express intention to terminate or fail to renew any Company Material Contract and (v) neither the Company nor any of its subsidiaries has received written notice of any material violation or material default under any Company Material Contract.

        3.13    Litigation.     As of the date of this Agreement, there is no complaint, claim, action, suit, arbitration, mediation, investigation or proceeding (each, an "Action") pending and served or, to the knowledge of the Company, threatened in writing, to which the Company or any of its subsidiaries is or would be a party, in each case that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. As of the date of this Agreement, there are no outstanding judgments, writs, injunctions, decrees or orders of any Governmental Authority against or, to the knowledge of the Company, binding on the Company or its subsidiaries that have had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        3.14    Real Properties.

          (a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) the Company or one of its subsidiaries, as the case may be, holds good and valid fee simple title to all real property owned in fee by the Company or any of its subsidiaries as of the date of this Agreement and material to the business of the Company and its subsidiaries (collectively, the "Company Owned Real Property"), free and clear of all Liens, except for Company Permitted Liens (subject to any state of facts an accurate survey would show, provided same does not prohibit or materially impair the current use and operation of such parcel of such Company Owned Real Property) and (ii) there are no outstanding options or rights of first refusal or offer to purchase or lease the Company Owned Real Property.

          (b)   Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) each agreement under which the Company or any of its subsidiaries is, as of the date of this Agreement, the landlord, sublandlord, tenant, subtenant or occupant that have not been terminated or expired as of the date of this Agreement and are material to the business of the Company and its subsidiaries, taken as a whole (each a "Company Real Property Lease"), is, with respect to the Company or the applicable subsidiary of the Company, a valid and subsisting agreement in full force and effect and constitutes a valid, binding and enforceable obligation of the Company or the applicable subsidiary of the Company, subject to the Bankruptcy and Equity Exception and (ii) the Company has not received any written notice of termination or cancellation of or of a breach or default under any Company Real Property Lease that remains uncured as of the date of this Agreement nor, to the knowledge of the Company, has any event occurred which, with notice or lapse of time or both, would constitute a breach or default under any such Company Real Property Lease, or permit the termination or cancellation of any such Company Real Property Lease.

          (c)   The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the "Company Real Property." To the knowledge of the Company,

  (i) neither the Company nor any of its subsidiaries has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and (ii) the Company has not received written notice threatening any such proceedings, in each case, except for such proceedings as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its subsidiaries has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding pertaining to or affecting any Company Real Property that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        3.15    Intellectual Property.

          (a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) all material issued Patents and pending Patent applications, registered Trademarks and pending applications for registration of Trademarks included in the Company Intellectual Property (regardless of whether filed by the Company or any of its subsidiaries, or by any other person and regardless of whether the Company is the sole, co-, or joint owner thereof with any third parties), in each case material to the Company and its subsidiaries, taken as a whole, and necessary for the conduct of the business and operations (including both marketed products and product candidates under clinical or preclinical trial or development) of the Company and its subsidiaries, taken as a whole, as presently conducted (the "Material Company Intellectual Property") have been, to the knowledge of the Company, prosecuted and issued or granted in compliance in all material respects with all applicable Laws; (ii) the Material Company Intellectual Property is free and clear of all Liens (other than Company Permitted Liens); (iii) to the knowledge of the Company, all issued Patents and registered Trademarks included in the Material Company Intellectual Property are valid, subsisting and enforceable; (iv) none of the Material Company Intellectual Property is the subject of any outstanding written injunction, decree, order or judgment, in each case, in which the Company or any of its subsidiaries is a party, that materially adversely restricts the use, transfer, registration or licensing thereof by the Company or any of its subsidiaries, or otherwise materially adversely affects the validity, scope, use, registrability or enforceability of any Material Company Intellectual Property; and (v) to the knowledge of the Company, the Company and its subsidiaries have rights to use all Material Company Intellectual Property. Upon the execution of this Agreement and the consummation of the Merger, the Company and its subsidiaries shall have the right to exercise all of their rights under agreements granting rights to the Company or any of its subsidiaries with respect to Intellectual Property of third parties to substantially the same extent and in substantially the same manner they would have been able to had the Merger not occurred, without the payment of any additional consideration as a direct result of the execution of this Agreement and the consummation of the Merger and without the necessity of any third party consent as a result of such transactions, except in the case where the failure to have any such rights would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (b)   No claim is pending and either served or noticed in writing, on, upon, or against the Company or any of its subsidiaries, or to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries, (i) alleging that the conduct of the business and operations of the Company and its subsidiaries as currently conducted infringes, dilutes, misappropriates, or otherwise violates the Intellectual Property of any third party or (ii) challenging the validity, scope, use, enforceability, or registrability of any Company Intellectual Property or the ownership by the Company or its subsidiaries of any Company Intellectual Property, in each case in a manner that has had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Since the Distribution Date, it has

  been the continuing policy of the Company that all employees, consultants, and independent contractors of the Company and its subsidiaries who have contributed in any material respect to the creation, discovery, invention, conception, or development of any Material Company Intellectual Property are, subject to applicable Law, obligated to assign to the Company or its subsidiaries any Intellectual Property arising or resulting from services performed for or on behalf of the Company or its subsidiaries and to cooperate with and assist the Company in the prosecution and enforcement of such Material Company Intellectual Property, except in the case where the failure to have such a policy would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. To the knowledge of the Company, since the Distribution Date, any funding, facilities or personnel of any Governmental Authority that were used to develop or create any Material Company Intellectual Property would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole, with respect to the ownership or other rights of the Company and its subsidiaries in or to the Company Intellectual Property, taken as a whole.

          (c)   To the knowledge of the Company, no person is infringing, misappropriating, diluting, or otherwise violating any Material Company Intellectual Property, and, no such claims have been asserted in writing or, to the knowledge of the Company, threatened in writing, against any person by the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (d)   Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and its subsidiaries have used commercially reasonable efforts to protect the secrecy and confidentiality of the Company's and its subsidiaries' material Trade Secrets that are owned by the Company or its subsidiaries, or co-owned or jointly-owned by them with any third parties.

        3.16    Taxes.     Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

          (a)   (i) The Company and each of its subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete; and (ii) all Taxes that are due and payable in respect of such Tax Returns have been paid (other than Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements included in the most recent Company SEC Documents).

          (b)   To the knowledge of the Company, all of the representations made by the Company to KPMG LLP in connection with the opinion letter delivered by KPMG LLP related to the Distribution (as defined in the Tax Matters Agreement) or to the Internal Revenue Service in connection with the request for a private letter ruling in connection with the Distribution were true, correct and complete as of the date such representations were delivered.

          (c)   The Company and each of its subsidiaries:

              (i)  have complied with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes with respect to amounts owing to any employee, independent contractor, stockholder, creditor or third party within the time and in the manner prescribed by Law;

             (ii)  have not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension is currently effective, other than in connection with an extension of time for filing a Tax Return;

            (iii)  have no pending or, to the knowledge of the Company, threatened audits, examinations, or assessments (or other similar proceedings initiated by a Governmental Authority) in respect of Taxes;

            (iv)  have no Liens for Taxes upon any property or assets of the Company or any of its subsidiaries, other than Company Permitted Liens;

             (v)  without regard to the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, the Tri-Party Agreement and any related agreements, have complied with the Tax Matters Agreement; and

            (vi)  do not participate and have not participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b).

        3.17    Employee Benefit Plans.

          (a)   Section 3.17(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each Company Plan in the United States and each material Company Plan outside the United States. The Company has made available to Parent true and complete copies of each material Company Plan in the United States (including all amendments thereto) and each Company Plan or other plan, program or arrangement in the United States set forth on Section 5.6(d) of the Company Disclosure Letter.

          (b)   Each Company Plan intended to qualify under Section 401 of Code (a "Company Qualified Plan") is covered by a determination, opinion or advisory letter from Internal Revenue Service upon which it can rely that it is qualified under Section 401 of the Code or, if no such determination has been made, an application for such determination is pending with the Internal Revenue Service, and, to the knowledge of the Company, nothing has occurred with respect such Company Qualified Plan that would reasonably be expected to cause the loss of such qualification.

          (c)   None of the Pension Benefit Guaranty Corporation ("PBGC"), the Company or any ERISA Affiliate of the Company has instituted proceedings to terminate, or appoint a trustee to administer, any Company Plan that is or at any relevant time was subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any of its ERISA Affiliates has any material liability, contingent or otherwise, under Title IV of ERISA other than for premiums incurred in the ordinary course and not yet due, nor does any circumstance exist that would reasonably be expected to result in any such material liability. No "reportable event" within the meaning of Section 4043(c) of ERISA (other than one for which all otherwise applicable notice requirements have been waived by the PBGC) has occurred with respect to any Company Plan, which would reasonably be expected to result in a material liability to the Company. No Company Plan that is subject to Title IV of ERISA is, or is reasonably expected to be, in "at-risk" status (as defined in Section 430 of the Code). Other than with respect to any multiemployer plans (as defined in Section 3(37) or 4001(a)(3) of ERISA) set forth on Section 3.17(a) of the Company Disclosure Letter, the Company and its subsidiaries is not required to contribute any amount to and does not have any liability in respect of any multiemployer plan.

          (d)   Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each Company Plan has been maintained, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including but not limited to ERISA and the Code.

          (e)   Except to the extent required by Section 4980B of the Code and at the participant's sole expense, no Company Plan provides health or welfare benefits (whether or not insured) for current or former directors, consultants, independent contractors or employees of the Company (or any dependent thereof) or any of its subsidiaries for periods extending beyond the termination of such person's service with the Company and its subsidiaries, other than any Company Plan that (i) would not reasonably be expected to result in material liability to the Company and its subsidiaries or (ii) can be unilaterally terminated by the Company or any of its subsidiaries without liability to the Company or its subsidiaries.

          (f)    Neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event (excluding any agreement contract, arrangement or plan entered into by, or at the direction of, Parent or its affiliates) (i) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its subsidiaries to material severance pay or any other material payment, (ii) increase in any material respect the amount of (or require any amount to be set aside in respect of) any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) accelerate the time of payment or vesting of compensation due any such director, employee, consultant or independent contractor or (iv) result in the payment or provision of an "excess parachute payment" as defined in Section 280G of the Code, including upon the satisfaction of one or more conditions, to any "disqualified individual" (as defined in Section 280G of the Code) of the Company or any of its subsidiaries (or, if not yet paid or provided, upon being paid or provided would be). As of the date of this Agreement, no Company Plan or other agreement with any employee provides for a "gross-up" or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

          (g)   There is no pending Action, audit or investigation or, to the knowledge of the Company, any threatened Action, audit or investigation with respect to any Company Plan, the assets of any trust or other funding arrangement with respect to any Company Plan or the plan sponsor, the plan administrator or any fiduciary of any Company Plan, or otherwise involving any Company Plan (other than routine claims for benefits) that, in any such case, would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (h)   Except as would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect, each Company Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities and, if intended to qualify for special tax treatment, each Company Foreign Plan meets all requirements for such treatment in all material respects.

        3.18    Employment Matters.

          (a)   As of the date of this Agreement, neither the Company nor any of its subsidiaries is a party to or negotiating any collective bargaining agreements or any other similar labor-related agreements with any labor union, employee representative organization or works council ("Collective Bargaining Agreements"), and no employees of the Company or its subsidiaries are represented by any labor union, employee representative organization or works council in connection with their employment with the Company or any of its subsidiaries. There are no labor representation proceedings or petitions seeking a labor representation proceeding, in each case, with respect to employees of the Company or any of its subsidiaries presently pending before the National Labor Relations Board or any other labor relations tribunal or any other Governmental Authority. To the knowledge of the Company, (i) there are, and since January 1, 2013 there have been, no organizational campaigns, petitions or other activities or proceedings of any labor union, workers' council or employee representative organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its subsidiaries or, with respect to the Company Business, their respective predecessors or to compel the Company or any of its subsidiaries or, with respect to the Company Business, their respective predecessors, or to bargain with any such labor union, works council or employee representative organization; (ii) there are no strikes, slowdowns, walkouts, picketing, lockouts, work stoppages or other material labor-related controversies pending or, to the knowledge of the Company threatened; and (iii) neither the Company, its subsidiaries nor, with respect to the Company Business, their respective predecessors has experienced any such strike, slowdown, walkout, work stoppage or other material labor-related controversy since January 1, 2013. There is no pending charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or, to the knowledge of the Company, any comparable Governmental Authority. Except as would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect, since the Distribution Date, none of the Company and any of its subsidiaries has failed to provide advance notice of layoffs or terminations as required by the Worker Adjustment and Retraining Notification Act or any state, local or non-U.S. Laws, or any applicable Law for employees outside the United States, regarding the termination or layoff of employees or has incurred any material liability or obligation which remains unsatisfied under such Laws.

          (b)   Except as would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect, since the Distribution Date, and, to the knowledge of the Company between January 1, 2013 and the Distribution Date with respect to the Company Business, none of the Company, any of its subsidiaries nor, with respect to the Company Business, to the knowledge of the Company, their respective predecessors, has failed to provide advance notice of layoffs or terminations as required by the Worker Adjustment and Retraining Notification Act or any state, local or non-U.S. Laws, or any applicable Law for employees outside the United States, regarding the termination or layoff of employees or has incurred any material liability or obligation which remains unsatisfied under such Laws.

          (c)   Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company, its subsidiaries and, with respect to the Company Business, to the knowledge of the Company, their respective predecessors are, and since the Distribution Date, and, to the knowledge of the Company between January 1, 2013 and the Distribution Date with respect to the Company Business, have been, in compliance with all applicable Laws relating to the employment and other engagement of labor (including, employment and labor standards, immigration, employee and other service provider classification (including under the Fair Labor Standards Act and similar state Laws and for purposes of eligibility to participate in Company Plans), the provision of and contributions to statutory benefits, labor relations and negotiation and consultation with employee representative bodies, occupational health and safety, human rights, workers' compensation, severance payments and the provision of notice, employment equity, pay equity, wages, hours and medical leave). Except as would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect, no Action, audit or investigation with respect to employment matters is now pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, by or before any Governmental Authority.

        3.19    Environmental Matters.

          (a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

              (i)  to the knowledge of the Company, there is no pending or threatened Environmental Claim regarding the Company or any of its subsidiaries or any property currently, or formerly owned, operated or leased by the Company or its subsidiaries;

             (ii)  to the knowledge of the Company, with respect to real property that is currently or was formerly owned, leased or operated by the Company or any of its subsidiaries, there have been no Releases of Hazardous Materials at or from any of such real properties that has caused environmental contamination that would reasonably be expected to result in an obligation of the Company or any subsidiary to investigate or remediate such environmental contamination pursuant to applicable Environmental Law or contractual agreement or otherwise result in any Environmental Claim; and

            (iii)  to the knowledge of the Company, neither the Company nor any subsidiary thereof has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any third-party location that would reasonably be expected to result in an Environmental Claim;

          (b)   Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, to the knowledge of the Company, the Company and each of its subsidiaries are, and since the Distribution Date have been, in compliance with all applicable Environmental Laws.

        3.20    Regulatory Matters.

          (a)   Each of the Company and its subsidiaries has all material licenses, permits, franchises, variances, registrations, exemptions, orders and other governmental authorizations, consents, approvals and clearances required under the FDCA, the Public Health Service Act of 1944, as amended (the "PHSA"), and the regulations of the FDA promulgated thereunder, and regulations of any other Governmental Authority that is concerned with the quality, identity, strength, purity, potency, safety, efficacy, use, manufacturing, advertising, distribution and sale of the Company Products (any such Governmental Authority, a "Regulatory Agency") necessary for the Company, any such subsidiary or with respect to the Company Business, to the knowledge of the Company, any of their respective predecessors, to own, lease and operate its properties or other assets and to carry on and operate its respective businesses as currently conducted (the "Company Permits"), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Distribution Date, and, to the knowledge of the Company between January 1, 2013 and the Distribution Date, there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its subsidiaries are in compliance with the terms of all Company Permits and the consummation of the transactions contemplated hereby, in and of itself, will not cause the revocation or cancellation of any Company Permit except in each case as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (b)   Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, since the Distribution Date, and, to the knowledge of the Company between January 1, 2013 and the Distribution Date, all of the Company Products that are subject to the jurisdiction of the FDA or any other Regulatory Agency have been manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, advertised, promoted, detailed and distributed by or, to the knowledge of the Company, on behalf of the Company or its subsidiaries in compliance with all applicable requirements under any Company Permit or Laws, including applicable statutes and implementing regulations administered or enforced by the FDA or other Regulatory Agency, including those relating to investigational use, premarket approval and applications or abbreviated applications to market a new Company Product.

          (c)   Since the Distribution Date, and, to the knowledge of the Company between January 1, 2013 and the Distribution Date with respect to the Company Business, all preclinical studies and clinical trials, and other studies and tests conducted by or, to the knowledge of the Company, on behalf of, the Company, any of its subsidiaries or, to the knowledge of the Company, any of their respective predecessors have been, and if still pending are being, conducted in compliance with all applicable Laws, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, except where such noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Distribution Date, and, to the knowledge of the Company between January 1, 2013 and the Distribution Date with respect to the Company Business, no clinical trial conducted by or, to the knowledge of the Company, on behalf of the Company or any of its subsidiaries has been terminated or suspended prior to completion for safety or other non-business reasons, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (d)   Since the Distribution Date, and, to the knowledge of the Company between January 1, 2013 and the Distribution Date with respect to the Company Business, neither the Company, any of its subsidiaries nor, with respect to the Company Business, to the knowledge of the Company, their respective predecessors, has had any Company Product or manufacturing site (whether Company-owned or that of a contract manufacturer for Company Products) subject to a Regulatory Agency (including FDA) shutdown or import or export prohibition, nor to the knowledge of the Company, received any FDA Form 483 or other Regulatory Agency written notice of material inspectional observations, "warning letters," "untitled letters" or written requests to make material changes, in each case as it applies to the Company Products or any of the Company's or, with respect to the Company Business, to the knowledge of the Company, its predecessors' manufacturing or distribution processes or procedures that if not complied with has not, and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (e)   Since the Distribution Date, and, to the knowledge of the Company between January 1, 2013 and the Distribution Date with respect to the Company Business, all manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company, any of its subsidiaries or any of their respective predecessors, has been conducted in material compliance with applicable Laws, including the provisions of the FDA's current good manufacturing practice regulations at 21 C.F.R. Parts 210-211 for Company Products sold in the United States, and the respective counterparts thereof promulgated by Regulatory Agencies in countries outside the United States, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no actions or proceedings pending or, to the knowledge of the Company, threatened in writing by the FDA, DEA or any applicable foreign equivalent which would prohibit or materially impede the sale of any product currently manufactured and/or sold by the Company or any of its subsidiaries into any market, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (f)    Since January 1, 2013, to the knowledge of the Company, neither the Company, nor any of its subsidiaries nor, with respect to the Company Business, their respective predecessors, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Regulatory Agency to invoke any similar policies set forth in any applicable Laws. Since the Distribution Date, and, to the knowledge of the Company between January 1, 2013 and the Distribution Date with respect to the Company Business, none of the Company, its subsidiaries or, with respect to the Company Business, their respective predecessors or, to the knowledge of the Company, any of their respective officers or key employees has been convicted of any crime or engaged in any conduct that has resulted in debarment under applicable Law, including, without limitation, 21 U.S.C. Section 335a.

          (g)   As of the date of this Agreement, none of the Company or any of its subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or other similar written agreements, in each case, entered into with or imposed by any Regulatory Agency, other than any such agreement, decree or order that has been previously disclosed in any other filing with a Regulatory Agency.

          (h)   Since the Distribution Date, and, to the knowledge of the Company between January 1, 2013 and the Distribution Date with respect to the Company Business, none of the Company, any of its subsidiaries or their respective predecessors has, to the knowledge of the Company, received any written notice from the FDA or any other Governmental Authority that it has commenced any action to withdraw approval, or place sales, pricing or marketing restrictions on or request the recall of any Company Product, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (i)    As to the Company Products for which a biological license application, new drug application, abbreviated new drug application, investigational new drug application, 510(k) clearance, premarket approval application, or similar state or foreign regulatory application has been approved, the Company and its subsidiaries are in compliance with 21 U.S.C. §§ 355, 360, Section 351 of the PHSA or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and all applicable similar state and foreign regulatory requirements of any Governmental Authority, and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its subsidiaries is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207, except for failures to so comply that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        3.21    Insurance.

          (a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each insurance policy under which the Company or any of its subsidiaries is an insured (collectively, the "Company Insurance Policies") is in full force and effect and all related premiums have been paid to date.

          (b)   The Company and its subsidiaries are in compliance with the terms and conditions of the Company Insurance Policies, except for any non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (c)   Neither the Company nor any of its subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice under any such policy) under any Company Insurance Policy, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under such policy, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        3.22    Foreign Corrupt Practices Act; International Trade Practices.

          (a)   To the knowledge of the Company, none of the Company, its subsidiaries, nor, with respect to the Company Business, their respective predecessors nor any of their respective directors, officers, employees, agents, joint venture partners, or representatives, has directly or indirectly offered or paid anything of value to a Foreign Official or any other person or entity for the purpose of obtaining or retaining business or securing an improper advantage.

          (b)   Since the Distribution Date, and, to the knowledge of the Company between January 1, 2013 and the Distribution Date with respect to the Company Business, the Company, its subsidiaries and, with respect to the Company Business, to the knowledge of the Company, their respective predecessors, have maintained accurate books and records, and established sufficient internal controls and procedures to ensure compliance with and reasonable assurances that violations of Anti-Corruption Laws will be prevented, detected, and deterred; except where any such failure to be maintain books and records or establish control and procedures would not, reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (c)   To the knowledge of the Company, neither the Company, its subsidiaries nor any of their respective directors, officers, employees, agents, or representatives has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations, Money Laundering Laws, or other similar U.S. or foreign Laws, except where such violations would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. None of the Company's directors, officers, or, to the knowledge of the Company, employees, agents or representatives is targeted by "sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC"), or owned or controlled by, directly or indirectly, any person, entity, or government targeted by sanctions administered by OFAC. To the knowledge of the Company, the Company, its subsidiaries and, with respect to the Company Business, their respective predecessors have not directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any person or in any country that it is prohibited for a U.S. person to engage in any business with or in under U.S. sanctions administered by OFAC. Since the Distribution Date, to the knowledge of the Company between January 1, 2013 and the Distribution Date with respect to the Company Business, the Company, its subsidiaries and, to the knowledge of the Company, their respective predecessors have not been the subject of any investigation, review, audit, or inquiry by a Governmental Authority related to U.S. sanctions administered by OFAC. No investigation, review, audit, or inquiry by any Governmental Authority with respect to U.S. sanctions administered by OFAC or Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

          (d)   The Company and its subsidiaries are not in violation of Anti-Corruption Laws, except where such violations would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        3.23    Brokers and Finder's Fees.

          (a)   Except for Citigroup Global Markets Inc. and Goldman Sachs & Co. (each, a "Company Financial Advisor" and, together, the "Company Financial Advisors"), no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's or financial advisor's fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

          (b)   As of the date of this Agreement, the estimated fees and expenses of the Company Financial Advisors in connection with the transactions contemplated hereby are disclosed in Section 3.23(b) of the Company Disclosure Letter.

        3.24    Opinions of Financial Advisors.     Each Company Financial Advisor has delivered to the Company Board its opinion, dated as of the date thereof, to the effect that, as of such date and based upon and subject to the factors, qualifications, assumptions, limitations and other matters set forth therein, the Per Share Merger Consideration to be received by holders of shares of Company Common Stock (other than as specified in such opinion) in the Merger is fair, from a financial point of view, to such holders.

        3.25    Antitakeover Laws; Rights Agreement.

          (a)   The Company Board has duly taken all actions so that no "fair price," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (including under the DGCL) (collectively, "Takeover Laws") will prohibit the execution, delivery or performance of or compliance with this Agreement, the Merger or the other transactions contemplated hereby.

          (b)   The Company has taken all actions necessary pursuant to the Company Rights Agreement to provide that, as a result of the execution, delivery or performance of this Agreement, the conversion of shares of Company Common Stock into the right to receive the Per Share Merger Consideration in accordance with this Agreement, and the consummation of the Merger or the other transactions contemplated by this Agreement, (a) neither Parent nor Sub, nor any affiliate or associate of Parent or Sub, will become or be deemed an Acquiring Person (as defined in the Company Rights Agreement), (b) no Distribution Date or Stock Acquisition Date (each as defined in the Company Rights Agreement) will occur, (c) the Company Rights will not separate from the underlying shares of Company Common Stock or give the holders thereof the right to acquire securities of any party hereto and (d) a Triggering Event (as defined in the Company Rights Agreement) will not occur; and the Company has taken all other actions reasonably requested by Parent prior to the date of this Agreement to render the Company Rights Agreement inapplicable to the Merger and the transactions contemplated hereby.

        3.26    Company Tax Representation Letters.     As of the date of this Agreement, the representations made by the Company to Parent Tax Counsel in the representation letter provided in connection with Parent Tax Counsel's opinion, delivered on January 10, 2016, as described in Section 2(g) of the Tri-Party Agreement (the "Company Signing Representation Letter") (other than those representations and warranties addressing the same subject matter as any representations and warranties made by Parent to Parent Tax Counsel in the Parent Signing Representation Letters (as defined in the Tri-Party Agreement) are true and correct.

        3.27    No Other Representations; No Reliance; Waiver.     The Company represents, warrants, acknowledges and agrees that other than (a) as expressly set forth in Section 4 of this Agreement or in the Tri-Party Agreement, (b) the representations made by Parent to Cravath, Swaine & Moore LLP ("Parent Tax Counsel") in the Parent Signing Representation Letters or the Parent Closing Representation Letters (each as defined in the Tri-Party Agreement) and (c) the representations made by Parent to KPMG LLP ("Baxter Tax Counsel") in the Parent Signing Representation Letters or the Parent Closing Representation Letters, none of Parent, Sub, any of their Affiliates or stockholders or any of their respective Representatives (collectively, the "Parent Related Persons") makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to the Company, any of its Affiliates or shareholders or any of their respective Representatives (collectively, "Company Related Persons") or any other person in connection with this Agreement, the Merger or any of the other transactions contemplated by this Agreement or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition, or any component of the foregoing, or any other forward looking information, of Parent, Sub or any of their Affiliates, and no Company Related Person has relied on any information or statements made or provided (or not made or provided) to any Company Related Person other than the representations and warranties of the Parent and Sub expressly set forth in Section 4 of this Agreement or in the Tri-Party Agreement.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

        Except (i) as disclosed in the Parent SEC Documents and Parent Furnished Documents filed with or furnished to the SEC by Parent on or after January 1, 2015, and prior to the date of this Agreement (in each case, excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements to the extent they are similarly predictive or forward-looking in nature) and to the extent publicly available on EDGAR or (ii) as set forth in the disclosure letter delivered by Parent to the Company (the "Parent Disclosure Letter") concurrently with the execution of this Agreement, which Parent Disclosure Letter identifies items of disclosure by reference to a particular section or subsection of this Agreement (it being understood and agreed that any information set forth in one section or subsection of Parent Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), Parent and Sub jointly and severally represent and warrant to the Company as follows:

        4.1    Organization, Standing and Corporate Power.

          (a)   Each of Parent and its subsidiaries is a corporation or other legal entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has all requisite corporate, partnership or similar power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as currently conducted, except for such failures to be duly organized or validly existing or to have corporate, partnership or similar power or authority that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (b)   Each of Parent and its subsidiaries is duly licensed or qualified to do business and is in good standing (or equivalent status, to the extent such concept exists) in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets currently owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (c)   Parent has made available to the Company true and complete copies of the Memorandum of Association and Articles of Association of Parent (together, the "Parent Charter Documents"), in each case, as amended to the date of this Agreement. The Parent Charter Documents are in full force and effect and Parent is not in violation of any of the provisions of the Parent Charter Documents and none of Parent's significant subsidiaries is in violation of any of the provisions of its organizational or governing documents except, in each case, where such failures or violations would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

        4.2    Corporate Authorization.

          (a)   Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and, subject to obtaining Parent Stockholder Approval and adoption of this Agreement by Parent, as the sole stockholder of Sub, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation by them of the transactions contemplated hereby, have been duly authorized and adopted by the Parent Board and the board of directors of Sub, respectively. Except for (i) obtaining the affirmative vote of the holders of a majority of Parent Ordinary Shares present and voting (whether in person or by proxy) in favor of (A) the approval of the issuance of Parent Ordinary Shares in connection with the Merger and (B) any other resolutions required by Law, Parent's articles of association or the rules and regulations of the UKLA or other listing authority, including but not limited to the approval of the transactions contemplated by this Agreement, being a class 1 transaction for the purposes of the UK Listing Rules (the "Parent Stockholder Approval"), (ii) obtaining the adoption of this Agreement by Parent as the sole stockholder of Sub and (iii) filing the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceeding on the part of Parent or Sub is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against such parties in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

          (b)   At a meeting duly called and held, the Parent Board, by resolutions of the directors present and voting at such meeting (which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn), has (i) determined that the terms of the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of Parent and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) resolved, subject to Section 5.5(d) and Section 5.5(e), to recommend that the Parent Stockholders approve the Merger and issuance of Parent Ordinary Shares in connection with the Merger (the "Parent Recommendation") and (iv) has directed that issuance of Parent Ordinary Shares in connection with the Merger be submitted to the Parent Stockholders for approval. The board of directors of Sub has adopted resolutions (A) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Sub and Parent, as its sole stockholder, (B) approving this Agreement, the Merger and the other transactions contemplated by this Agreement and (C) recommending that Parent, as sole stockholder of Sub, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole stockholder of Sub, for adoption.

        4.3    Governmental Authorization.     Except for (a) filings required under, and compliance with other applicable requirements of, (i) the Securities Act, the Exchange Act, and any other applicable federal securities Laws, (ii) state securities or "blue sky" Laws and (iii) the rules and regulations of the Nasdaq Stock Market LLC ("Nasdaq") or the UKLA or other listing authority, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, any Antitrust Laws, and (d) consent of the Registrar of the Companies in Jersey pursuant to Article 5 of the Companies (General Provisions) (Jersey) Order 2002 to the circulation of the Form S-4 and the Parent UK Prospectus, no consents or approvals of, or filings with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent or Sub and the consummation by Parent and Sub of the transactions contemplated hereby, other than such other consents, approvals or filings that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

        4.4    No Conflict.     Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the Merger or the other transactions contemplated hereby, nor compliance by Parent with any of the provisions of this Agreement, will (a) assuming that the Parent Stockholder Approval is obtained, conflict with or violate the Parent Charter Documents, (b) assuming that the consents, approvals and filings referred to in Section 4.3 and the Parent Stockholder Approval are obtained and made, violate any Restraint or Law applicable to Parent or any of its subsidiaries, or (c) violate, breach, result in the loss of any benefit under, conflict with any provision of, or constitute a default (or an event which, with the notice or lapse of time, or both, would constitute a default) under, or result in the termination of or a right of termination or cancellation under, cause any payment under or accelerate the performance required by, or result in the creation of any Lien (other than a Parent Permitted Lien) upon the respective properties or assets, of Parent or any of its subsidiaries under, any Parent Material Contract, except in the case of clauses (b) and (c) as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

        4.5    Capitalization.

          (a)   As of the close of business on the Capitalization Date, (i) the authorized capital stock of Parent consisted of (A) 1,000,000,000 Parent Ordinary Shares, of which 592,548,261 Parent Ordinary Shares were issued and outstanding and 8,527,703 Parent Ordinary Shares were held in the treasury, and (B) two (2) subscriber ordinary shares, par value £1.00 per share, both of which were outstanding, and there are no other classes of capital stock of Parent authorized or issued and outstanding, and (ii) there were 45,499,132 Parent ADSs issued and outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable, and such Parent Ordinary Shares are not entitled to preemptive rights, except as set forth in the Parent Charter Documents.

          (b)   From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of Parent Ordinary Shares or any other Equity Interests of Parent other than issuances of Parent Ordinary Shares pursuant to the exercise of options to purchase Parent Ordinary Shares ("Parent Options") or the vesting and settlement of stock appreciation rights ("Parent SARs"), restricted stock units ("Parent RSUs") and performance share awards of Parent ("Parent Performance Share Awards"), in each case, outstanding as of the Capitalization Date under a Parent Plan. As of the close of business on the Capitalization Date, Parent has not granted any options, warrants, calls, undertakings, convertible securities or any other rights to a third party to acquire capital stock from Parent or any Parent ADSs, other than Parent Options, Parent SARs, Parent RSUs and Parent Performance Share Awards.

          (c)   As of the close of business on the Capitalization Date, no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote were issued and outstanding.

          (d)   As of the date of this Agreement, (i) there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any shares of capital stock of its subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (A) required by the terms of a Parent Plan, (B) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with awards under a Parent Plan or otherwise, or (C) as required by the terms of, or necessary for the administration of, any plans, arrangements or agreements existing on the date of this Agreement and set forth on Section 4.5(d) of the Parent Disclosure Letter between Parent or any of its subsidiaries and any director or employee of Parent or any of its subsidiaries and (ii) there are no outstanding stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) to which Parent is a party, in each case pursuant to which any person is entitled to receive any payment from Parent based in whole or in part on the value of any capital stock of Parent or any of its subsidiaries (other than under a Parent Plan).

          (e)   As of the date of this Agreement, other than in the Parent Charter Documents or under applicable Law, there are no agreements to which Parent is party (i) restricting the transfer of Parent Ordinary Shares, (ii) affecting the voting rights of Parent Ordinary Shares or (iii) granting any preemptive or anti-dilutive rights with respect to any Parent Ordinary Shares or other Equity Interests of Parent.

        4.6    SEC Filings and the Sarbanes-Oxley Act.

          (a)   All of the reports, statements, schedules, forms and other documents filed or required to be filed by Parent with the SEC (such reports, statements, schedules, forms and other documents filed by Parent and those filed by Parent subsequent to the date of this Agreement, collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents") and all of the reports, statements, schedules, forms and other documents furnished or required to be furnished by Parent to the SEC (such reports, statements, schedules, forms and other documents furnished by Parent and those furnished by Parent subsequent to the date of this Agreement, collectively, the "Parent Furnished Documents"), in each case in respect of reporting periods commencing on or after the Distribution Date, have been timely filed or furnished, as applicable. As of their respective filing dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), such Parent SEC Documents complied, or, if not yet filed or furnished, will comply, as to form in all material respects with applicable Law, including the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable, and none of such Parent SEC Documents as of their respective filing dates (or, if amended prior to the date of this Agreement, as of the date of such amendment) contained, and no Parent SEC Document as of their respective filing date will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein and necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to Parent SEC Documents or Parent Furnished Documents. To the knowledge of Parent, as of the date hereof, there are no internal or third party investigations regarding accounting practices of Parent.

          (b)   All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in Parent SEC Documents (together with the related notes and schedules thereto, the "Parent Financial Statements") complied at the time they were filed (or, if amended prior to the date of this Agreement, as of the date of such amendment) in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, were prepared in accordance with GAAP (except as may be indicated in the notes thereto), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).

          (c)   Neither Parent nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or person, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its subsidiaries in Parent's or any of its subsidiaries' published financial statements or any Parent SEC Documents.

          (d)   Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to Parent SEC Documents, and the statements contained in such certifications were true and complete on the date such certifications were made. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Document, except as disclosed in certifications filed with Parent SEC Documents. Since the Distribution Date through the date of this Agreement, to the knowledge of Parent, neither Parent nor any of Parent's subsidiaries received any material complaint or claim, that Parent or any of its subsidiaries has engaged in illegal or fraudulent accounting or auditing practices.

          (e)   Parent has established and maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (f)    Parent's disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that all information required to be disclosed by Parent in the reports it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of Parent by others within Parent to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC's rules and forms. Parent has evaluated the effectiveness of Parent's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

          (g)   Since the Distribution Date, Parent has not received any oral or written notification of any (x) "significant deficiency" or (y) "material weakness" in Parent's internal controls over financial reporting. There is no outstanding "significant deficiency" or "material weakness" which has not been appropriately and adequately remedied by Parent. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board.

          (h)   Parent is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, the London Stock Exchange (the "LSE") and the UKLA applicable to Parent, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC, in each case to the extent applicable to Parent. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the Distribution Date, neither Parent nor any of its subsidiaries has made, modified (in any material way), or forgiven personal loans to any executive officer or director of Parent.

        4.7    Information Supplied.     The information supplied by Parent relating to Parent and its subsidiaries and used in (a) the Proxy Statement/Prospectus, the Form S-4, and any other documents filed with the SEC pursuant to the Securities Act or the Exchange Act which the Form S-4 incorporates by reference, and any amendment or supplement thereto, in each case in connection with the Merger will not, on the date the Form S-4 is declared effective, the date the Proxy Statement/Prospectus is mailed to the Company's stockholders, and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein and necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (b) the Parent UK Prospectus, the Parent Stockholder Circular and any other documents filed with the UKLA or pursuant to the UK Listing Rules, in each case in connection with the Merger, will in all material respects, on the dates upon which such documents in their final forms are first made available to the public and to the knowledge of Parent, (i) be in accordance with the facts, and (ii) not contain any omission likely to affect the import of such information. No representation is made by Parent with respect to statements made in the Proxy Statement/Prospectus, the Form S-4, the Parent UK Prospectus, the Parent Stockholder Circular or any other document filed or furnished with or to the SEC or the UKLA or pursuant to the Securities Act, the Exchange Act or the UK Prospectus Rules based on information supplied by the Company expressly for inclusion therein.

        4.8    Absence of Certain Changes.     Other than in connection with the transactions contemplated by this Agreement, since the Distribution Date through the date of this Agreement, (a) Parent and its subsidiaries have conducted their business in the ordinary course and (b) there has not been any effect, event, occurrence, development or change in such period that has had or would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

        4.9    No Undisclosed Liabilities.     Except as reflected or reserved against in the Parent Financial Statements (including in the notes thereto) filed prior to the date of this Agreement and except for liabilities incurred in the ordinary course of business since September 30, 2015, Parent and its subsidiaries do not have any material liabilities required by GAAP to be reflected or reserved against in the Parent Financial Statements.

        4.10    Compliance with Laws.     Since January 1, 2013, Parent and its subsidiaries are and have been in compliance with all Laws applicable to them, except where any such failure to be in compliance would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. To the knowledge of Parent, as of the date of this Agreement, no investigation by any Governmental Authority with respect to Parent or any of its subsidiaries is pending or threatened in writing except for any investigations that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

        4.11    Material Contracts.

          (a)   As of the date of this Agreement, none of Parent nor any of its subsidiaries is a party to any Contract (other than Parent Plans) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). The Contracts described in this Section 4.11(a), shall be collectively referred to as the "Parent Material Contracts."

          (b)   Except, in each case, as has not had and would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, as of the date of this Agreement, (i) each of the Parent Material Contracts is valid, binding and in full force and effect with respect to Parent and its subsidiaries party thereto and, to the knowledge of Parent, each other party thereto and enforceable, in all material respects, in accordance with its terms against Parent and its subsidiaries party thereto (subject to the Bankruptcy and Equity Exception); (ii) Parent and each of its subsidiaries has performed all material obligations required to be performed by them under the Parent Material Contracts to which they are parties; (iii) to the knowledge of Parent, each other party to a Parent Material Contract has performed all material obligations required to be performed by it under such Parent Material Contract, (iv) no party to any Parent Material Contract has given Parent or any of its subsidiaries written notice of its express intention to terminate, or fail to renew any Parent Material Contract and (v) neither Parent nor any of its subsidiaries has received written notice of any material violation or material default under any Parent Material Contract. True, unredacted and complete copies of all of the Parent Material Contracts have been made available to the Company.

        4.12    Litigation.     As of the date of this Agreement, there is no Action pending and served or, to the knowledge of Parent, threatened in writing, to which Parent or any of its subsidiaries is or would be a party, in each case, that would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no outstanding judgments, writs, injunctions, decrees or orders of any Governmental Authority against or, to the knowledge of the Parent, binding on Parent or its subsidiaries that have had or would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

        4.13    Intellectual Property.

          (a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, (i) all material issued Patents and pending Patent applications, registered Trademarks and pending applications for registration of Trademarks included in the Parent Intellectual Property (regardless of whether filed by Parent or any of its subsidiaries, or by any other person and regardless of whether Parent is the sole, co-, or joint owner thereof with any third parties), in each case material to Parent and its subsidiaries, taken as a whole, and necessary for the conduct of the business and operations (including both marketed products and product candidates under clinical or preclinical trial or development) of Parent and its subsidiaries, taken as a whole, as presently conducted (the "Material Parent Intellectual Property") have been, to the knowledge of Parent, prosecuted and issued or granted in compliance in all material respects with all applicable Laws; (ii) the Material Parent Intellectual Property is free and clear of all Liens (other than Parent Permitted Liens); (iii) to the knowledge of Parent, all issued Patents and registered Trademarks included in the Material Parent Intellectual Property are valid, subsisting and enforceable; (iv) none of the Material Parent Intellectual Property is the subject of any outstanding written injunction, decree, order or judgment, in each case, in which Parent or any of its subsidiaries is a party, that materially adversely restricts the use, transfer, registration or licensing thereof by Parent or any of its subsidiaries, or otherwise materially adversely affects the validity, scope, use, registrability or enforceability of any Material Parent Intellectual Property and (v) to the knowledge of Parent, Parent and its subsidiaries have rights to use all Material Parent Intellectual Property. Upon the execution of this Agreement and the consummation of the Merger, Parent and its subsidiaries shall have the right to exercise all of their rights under agreements granting rights to Parent or any of its subsidiaries with respect to Intellectual Property of third parties to substantially the same extent and in substantially the same manner they would have been able to had the Merger not occurred, without the payment of any additional consideration as a direct result of the execution of this Agreement and the consummation of the Merger and without the necessity of any third party consent as a result of such transactions, except in the case where the failure to have any such rights would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (b)   No claim is pending and either served or noticed in writing, on, upon, or against Parent or any of its subsidiaries, or to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries, (i) alleging that the conduct of the business and operations of Parent and its subsidiaries as currently conducted infringes, dilutes, misappropriates, or otherwise violates the Intellectual Property of any third party or (ii) challenging the validity, scope, use, enforceability, or registrability of any Parent Intellectual Property or the ownership by Parent or its subsidiaries of such Parent Intellectual Property, in each case in a manner that has had or would be reasonably expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Since the Distribution Date, it has been the continuing policy of Parent that all employees, consultants, and independent contractors of Parent and its subsidiaries who have contributed in any material respect to the creation, discovery, invention, conception, or development of any Material Parent Intellectual Property are, subject to applicable Law, obligated to assign to Parent or its subsidiaries any Intellectual Property arising or resulting from services performed for or on behalf of Parent or its subsidiaries and to cooperate with and assist Parent in the prosecution and enforcement of such Material Parent Intellectual Property, except in the case where the failure to have such a policy would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. To the knowledge of Parent, since the Distribution Date, any funding, facilities or personnel of any Governmental Authority that were used to develop or create any Material Parent Intellectual Property would not reasonably be expected to be material to Parent and its subsidiaries, taken as a whole, with respect to the ownership or other rights of Parent and its subsidiaries in or to the Parent Intellectual Property, taken as a whole.

          (c)   To the knowledge of Parent, no person is infringing, misappropriating, diluting, or otherwise violating any Material Parent Intellectual Property, and, no such claims have been asserted in writing or, to the knowledge of Parent, threatened in writing, against any person by Parent, except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (d)   Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, Parent and its subsidiaries have used commercially reasonable efforts to protect the secrecy and confidentiality of Parent's and its subsidiaries' material Trade Secrets that are owned by Parent or its subsidiaries, or co-owned or jointly-owned by them with any third parties.

        4.14    Taxes.     Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

          (a)   (i) Parent and each of its subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete; and (ii) all Taxes that are due and payable in respect of such Tax Returns have been paid (other than Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements included in the most recent Parent SEC Documents).

          (b)   Parent and each of its subsidiaries:

              (i)  have complied with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes with respect to amounts owing to any employee, independent contractor, stockholder, creditor or third party within the time and in the manner prescribed by Law;

             (ii)  have not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension is currently effective, other than in connection with an extension of time for filing a Tax Return;

            (iii)  have no pending or, to the knowledge of Parent, threatened audits, examinations, or assessments (or other similar proceedings initiated by a Governmental Authority) in respect of Taxes;

            (iv)  have no Liens for Taxes upon any property or assets of Parent or any of its subsidiaries, other than Parent Permitted Liens; and

             (v)  do not participate and have not participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b).

        4.15    Environmental Matters.

          (a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

              (i)  to the knowledge of Parent, there is no pending or threatened Environmental Claim regarding Parent or any of its subsidiaries or any property currently, or formerly owned, operated or leased by Parent or its subsidiaries;

             (ii)  to the knowledge of Parent, with respect to real property that is currently or was formerly owned, leased or operated by Parent or any of its subsidiaries, there have been no Releases of Hazardous Materials at or from any of such real properties that has caused environmental contamination that would reasonably be expected to result in an obligation of Parent or any subsidiary to investigate or remediate such environmental contamination pursuant to applicable Environmental Law or contractual agreement or otherwise result in any Environmental Claim; and

            (iii)  to the knowledge of Parent, neither Parent or any subsidiary of Parent has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any third-party location that would reasonably be expected to result in an Environmental Claim.

          (b)   Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, to the knowledge of Parent, Parent and each of its subsidiaries are, and for the past five (5) years have been, in compliance with all applicable Environmental Laws.

        4.16    Regulatory Matters.

          (a)   Each of Parent and its subsidiaries has all material licenses, permits, franchises, variances, registrations, exemptions, orders and other governmental authorizations, consents, approvals and clearances required under the FDCA, the PHSA, and the regulations of the FDA promulgated thereunder, the Federal Controlled Substances Act of 1970 and the regulations of the DEA promulgated thereunder and all state controlled substance Laws or any other Regulatory Agency necessary for Parent or any such subsidiary to own, lease and operate its properties or other assets and to carry on and operate its respective businesses as currently conducted (the "Parent Permits"), except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Since the Distribution Date, there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Parent Permit, except as have not had and would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Parent and each of its subsidiaries are in compliance with the terms of all Parent Permits and the consummation of the transactions contemplated hereby, in and of itself, will not cause the revocation or cancellation of any Parent Permit except in each case as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (b)   Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, since January 1, 2013, all of Parent Products that are subject to the jurisdiction of the FDA, DEA or any other Regulatory Agency have been manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, advertised, promoted, detailed and distributed by or, to the knowledge of Parent, on behalf of Parent or its subsidiaries in compliance with all applicable requirements under any Parent Permit or Laws, including applicable statutes and implementing regulations administered or enforced by the FDA or other Regulatory Agency, including those relating to investigational use, premarket approval and applications or abbreviated applications to market a new Parent Product.

          (c)   Since January 1, 2013, all preclinical studies and clinical trials, and other studies and tests conducted by or, to the knowledge of Parent, on behalf of Parent or any of its subsidiaries have been, and if still pending are being, conducted in compliance with all applicable Laws, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, except where such noncompliance has not had and would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Since the Distribution Date, no clinical trial conducted by or, to the knowledge of Parent, on behalf of Parent or any of its subsidiaries has been terminated or suspended prior to completion for safety or other non-business reasons, except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (d)   Since January 1, 2013, neither Parent nor any of its subsidiaries has had any Parent Product or manufacturing site (whether Parent-owned or that of a contract manufacturer for Parent Products) subject to a Regulatory Agency (including FDA and DEA) shutdown or import or export prohibition, nor, to the knowledge of Parent, received any FDA Form 483 or other Regulatory Agency written notice of material inspectional observations, "warning letters," "untitled letters" or written requests to make material changes, in each case as it applies to Parent Products or any of Parent's manufacturing or distribution processes or procedures that if not complied with has not, and would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (e)   All manufacturing operations conducted by or, to the knowledge of Parent, for the benefit of Parent or any of its subsidiaries has been conducted in material compliance with applicable Laws, including the provisions of the FDA's current good manufacturing practice regulations at 21 C.F.R. Parts 210-211 for Parent Products sold in the United States, and the respective counterparts thereof promulgated by Regulatory Agencies in countries outside the United States, except where the failure to so comply has not had, and would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. There are no actions or proceedings pending or, to the knowledge of Parent, threatened in writing by the FDA, DEA or any applicable foreign equivalent which would prohibit or materially impede the sale of any product currently manufactured and/or sold by Parent or any of its subsidiaries into any market, except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (f)    Since January 1, 2013, to the knowledge of Parent, neither Parent, nor any of its subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Regulatory Agency to invoke any similar policies set forth in any applicable Laws. Since January 1, 2013, none of Parent, its subsidiaries or, to the knowledge of Parent, any of their respective officers or key employees has been convicted of any crime or engaged in any conduct that has resulted in debarment under applicable Law, including, without limitation, 21 U.S.C. Section 335a.

          (g)   As of the date of this Agreement, none of Parent or any of its subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or other similar written agreements, in each case, entered into with or imposed by any Regulatory Agency, other than any such agreement, decree or order that has been previously disclosed in any other filing with a Regulatory Agency.

          (h)   Since January 1, 2013, none of Parent or any of its subsidiaries has, to the knowledge of Parent, received any written notice from the FDA, DEA or any other Governmental Authority that it has commenced any action to withdraw approval, or place sales, pricing or marketing restrictions on or request the recall of any Parent Product, except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (i)    As to Parent Products for which a biological license application, new drug application, abbreviated new drug applications, investigational new drug application, 510(k) clearance, premarket approval application or similar state or foreign regulatory application has been approved, Parent and its subsidiaries are in compliance with 21 U.S.C. §§ 355, 360, 360e, Section 351 of the PHSA or 21 C.F.R. Parts 312, 314, 600, 601, 812 or 814 et seq., respectively, and all applicable similar state and foreign regulatory requirements of any Governmental Authority, and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance that have not had, and would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. In addition, Parent and each of its subsidiaries is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Parts 207and 807, except for failures to so comply that have not had, and would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

        4.17    Insurance.

          (a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, each insurance policy under which Parent or any of its subsidiaries is an insured (collectively, the "Parent Insurance Policies") is in full force and effect and all related premiums have been paid to date.

          (b)   Parent and its subsidiaries are in compliance with the terms and conditions of the Parent Insurance Policies, except for any non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (c)   Neither Parent nor any of its subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice under any such policy) under any Parent Insurance Policy, and, to the knowledge of the Parent, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under such policy, except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

        4.18    Foreign Corrupt Practices Act; International Trade Practices.

          (a)   To the knowledge of Parent, none of Parent and its subsidiaries, nor any of their respective directors, officers, employees, agents, joint venture partners, vendors or representatives has directly or indirectly offered or paid anything of value to a Foreign Official or any other person or entity for the purpose of obtaining or retaining business or securing an improper advantage.

          (b)   Parent and its subsidiaries have maintained accurate books and records, and established sufficient internal controls and procedures to ensure compliance with and reasonable assurances that violations of Anti-Corruption Laws will be prevented, detected, and deterred; except where any such failure to be maintain books and records or establish control and procedures would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (c)   To the knowledge of Parent, neither Parent, its subsidiaries, nor any of their respective directors, officers, employees, agents or representatives, has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations, Money Laundering Laws, or other similar U.S. or foreign Laws, except where such violations would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (d)   Parent and its subsidiaries are not in violation of Anti-Corruption Laws, except where such violations would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. None of Parent's directors, officers, or, to the knowledge of Parent, employees, agents or representatives is targeted by sanctions administered by OFAC, or owned or controlled by, directly or indirectly, any person, entity, or government targeted by sanctions administered by OFAC. To the knowledge of Parent, Parent has not directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any person or in any country that it is prohibited for a U.S. person to engage in any business with or in under U.S. sanctions administered by OFAC. In the last five (5) years, Parent has not been the subject of any investigation, review, audit, or inquiry by a Governmental Authority related to U.S. sanctions administered by OFAC. No investigation, review, audit, or inquiry by any Governmental Authority with respect to U.S. sanctions administered by OFAC or Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

        4.19    Brokers and Finder's Fees.

          (a)   Except for Evercore Group L.L.C. and Morgan Stanley & Co. Limited (each, a "Parent Financial Advisor" and, together, the "Parent Financial Advisors"), no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's or financial advisor's fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its subsidiaries.

          (b)   As of the date of this Agreement, the estimated fees and expenses of the Parent Financial Advisors in connection with the transactions contemplated hereby are disclosed in Section 4.19(b) of the Parent Disclosure Letter.

        4.20    Ownership and Operations of Sub.     Parent owns, and at the Effective Time will own, beneficially and of record, all of the outstanding capital stock of Sub either directly or indirectly through one or more of its wholly-owned subsidiaries. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, has not incurred any material obligations or liabilities except pursuant to this Agreement and has conducted its operations only as contemplated by this Agreement.

        4.21    Sufficient Funds.     At the Closing, Parent will have, or will have available to it, the funds necessary to pay the aggregate Per Share Cash Consideration in full in accordance with the terms and conditions of this Agreement.

        4.22    No Other Representations; No Reliance; Waiver.     Each of Parent and Sub represents, warrants, acknowledges and agrees that other than (a) as expressly set forth in Section 3 of this Agreement or in the Tri-Party Agreement, (b) the representations made by the Company to Parent Tax Counsel in the Company Signing Representation Letter or in the representation letter provided in connection with Parent Tax Counsel's opinion dated as of the Closing as described in Section 2(g) of the Tri-Party Agreement (the "Company Closing Representation Letter") and (c) the representations made by the Company to Baxter Tax Counsel in the Company Signing Representation Letter or the Company Closing Representation Letter, none of the Company Related Persons makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to any Parent Related Persons or any other person in connection with this Agreement, the Merger or any of the other transactions contemplated by this

Agreement or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition, or any component of the foregoing, or any other forward looking information, of the Company or any of its Affiliates, and no Parent Related Person has relied on any information or statements made or provided (or not made or provided) to any Parent Related Person other than (i) in the case of Parent and Sub, the representations and warranties of the Company expressly set forth in Section 3 of this Agreement or in the Tri-Party Agreement and (ii) in the case of Parent Tax Counsel, the representations made by the Company to Parent Tax Counsel in the Company Signing Representation Letter or the Company Closing Representation Letter. For the avoidance of doubt, nothing in this Section 4.22 shall limit Parent Tax Counsel's ability to rely on the Representation Letters (as defined in the Tri-Party Agreement).

SECTION 5

COVENANTS AND AGREEMENTS

        5.1    Conduct of the Company Business.

          (a)   The Company covenants and agrees as to itself and its direct or indirect subsidiaries that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Section 8.1, except (i) as required or specifically permitted by any other provision (including Section 5.1(b)) of this Agreement (or as set forth in Section 5.1 of the Company Disclosure Letter), (ii) as required by applicable Law or (iii) with Parent's written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Company and its direct and indirect subsidiaries shall conduct the Company Business in the ordinary course of business in all material respects and, to the extent consistent therewith, use their reasonable best efforts to (A) preserve the Company's assets and business organization and maintain its existing relations and goodwill with material customers, suppliers, distributors, regulators and business partners and (B) preserve its existing relationship with Baxter.

          (b)   Except as required or specifically permitted by this Agreement (or as set forth in Section 5.1 of the Company Disclosure Letter) or as required by applicable Law, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Section 8.1, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), neither the Company nor any of its direct or indirect subsidiaries shall or may take any of the following actions (it being understood and agreed that if any action is permitted by any of the following subsections pursuant to an express exclusion from conduct that would otherwise be prohibited, such action shall be permitted under Section 5.1(a)):

              (i)  amend the Company Charter Documents or the organizational or governing documents of any of the Company's subsidiaries;

             (ii)  (A) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any shares of capital stock of any class or any other Equity Interest of the Company or any of its direct or indirect subsidiaries (the "Company Securities"), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Company Securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Company Securities, in each case to or in favor of a person other than the Company or a wholly owned subsidiary of the Company, provided that the Company may issue shares of Company Common Stock solely upon the exercise or settlement of Company Options, Non-Employee Director Options, Company Restricted Stock Units, Non-Employee Director Restricted Stock Units, Company Performance Stock Units and purchase rights under the ESPP that are outstanding on the date of this Agreement in accordance with their terms as of the date of this Agreement; (B) redeem, purchase or otherwise acquire any outstanding Company Securities, or any rights, warrants, options, calls, commitments, convertible securities or any other agreements of any character to acquire any Company Securities, except in connection with the exercise or settlement of Company Options, Non-Employee Director Options, Company Restricted Stock Units, Non-Employee Director Restricted Stock Units or Company Performance Stock Units that are outstanding on the date of this Agreement and in accordance with their terms as of the date of this Agreement; (C) adjust, split, combine, subdivide or reclassify any Company Securities; (D) enter into, amend or waive any of the rights under any Contract with respect to the sale or repurchase of any Company Securities; or (E) except as expressly required by the terms of this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under any agreement evidencing any outstanding Company Options, Non-Employee Director Options, Company Restricted Stock Units, Non-Employee Director Restricted Stock Units, Company Performance Stock Units or the ESPP;

            (iii)  directly or indirectly acquire or agree to acquire in any transaction any Equity Interest in, or business of, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or the purchase (including by license, collaboration or joint development agreement) directly or indirectly of any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with the Company's past practice), if such acquisition would reasonably be expected to violate Section 6.5(g) and/or the aggregate amount of all consideration to be paid or transferred by the Company and its subsidiaries in connection with all such transactions (including the assumption of liabilities) would reasonably be expected to exceed $50,000,000;

            (iv)  sell, pledge, dispose of, transfer, abandon, lease, license, mortgage or otherwise encumber or incur any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) (other than a Company Permitted Lien) on, any properties, rights or assets (including securities of the Company and its subsidiaries and the Company Intellectual Property) with a fair market value in excess of $25,000,000 in the aggregate, except (A) sales of inventory in the ordinary course of business consistent with the Company's past practices, (B) as required to be effected prior to the Effective Time pursuant to Contracts in force on the date of this Agreement and listed on Section 5.1(b)(iv) of the Company Disclosure Letter, (C) transfers among the Company and its wholly-owned subsidiaries or (D) dispositions of obsolete assets or expired inventory;

             (v)  incur, create, assume or otherwise become liable for any Indebtedness (of the type described in clauses (i) through (iii) of the definition thereof, including the issuance of any debt security and the assumption or guarantee of obligations of any person) (or enter into a "keep well" or similar agreement), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, in amounts in excess of $25,000,000 in the aggregate, except for (A) Indebtedness among the Company and any of its wholly-owned subsidiaries, (B) letters of credit issued in the ordinary course of business, and (C) trade credit or trade payables in the ordinary course of business;

            (vi)  declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the Company Common Stock, Company Preferred Stock or Equity Interests of any non-wholly owned subsidiary of the Company; provided, that the Company may continue the declaration and payment of regular quarterly cash dividends on Company Common Stock, not to exceed $0.07 per share for each quarterly dividend, with record and payment dates for such dividends consistent with past record and payment dates;

           (vii)  other than as required by applicable Law or the terms of a Company Equity Plan or a Company Plan, (A) increase in any material respect the compensation or benefits (including severance benefits) of any of its directors, officers or employees or independent contractors or consultants, other than an increase in the salary or wages of any employee of the Company or its subsidiaries with an annual base compensation of less than $250,000 in the ordinary course of business; (B) make any new equity or equity-based awards to any current or former director, officer, employee, independent contractor or consultant of the Company; (C) take any action to accelerate the vesting or payment, or prefund or in any other way secure the payment of, compensation or benefits under the Company Equity Plan or a Company Plan; (D) enter into, negotiate, establish, amend or terminate any Company Plan (including any arrangement that would be a Company Plan if in effect on the date hereof) or any Collective Bargaining Agreement; or (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

          (viii)  communicate in a writing that is intended for broad dissemination to the Company's (or any of its subsidiary's) employees regarding compensation, benefits or other treatment they will receive following the Merger, unless any such communication is consistent with Section 2.4 or Section 5.6 of this Agreement (in which case, the Company shall provide Parent with prior notice of, and the opportunity to review and comment upon, any such communications);

            (ix)  make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

             (x)  write up, write down or write off the book value of any material assets, except to the extent required by GAAP;

            (xi)  release, compromise, assign, settle or agree to settle any Action (including without limitation any suit, action, claim, proceeding or investigation relating to this Agreement or the Merger and the other the transactions contemplated hereby with adverse parties other than Parent or Sub) or insurance claim, other than compromises, settlements or agreements that involve only monetary payments not in excess of $5,000,000 individually or $10,000,000 in the aggregate, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its subsidiaries;

           (xii)  to the extent such action would be reasonably likely to materially affect the Company and its subsidiaries, taken as a whole, (A) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (B) enter into any "closing agreement" as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes, (C) file any amended Tax Return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes;

          (xiii)  make or commit to any capital expenditures, which (A) would include the purchase of real property not reflected in the capital expenditure budgets made available to Parent by the Company prior to the date hereof (the "CapEx Budget") or (B)(1) for a single project with a budget of $20 million or more as reflected in the CapEx Budget, have an aggregate value in excess of 120% of such budgeted amounts or (2) for all capital expenditures, have an aggregate value in excess of 125% of the budgeted amount reflected in the CapEx Budget (other than, in the case of clause (B), any capital expenditure in response to emergency events such as natural disasters, wars, terrorism activities, or public health emergencies); provided that clause (B) shall exclude any expenditures on the Company's facility in Covington, Georgia and the Company may not make or commit to any capital expenditures in excess of the aggregate budgeted amounts for such project as reflected in the CapEx Budget;

          (xiv)  (A) enter into or terminate any Company Material Contract (other than a confidentiality agreement as contemplated by Section 5.4), (B) materially modify, materially amend, waive any material right under or renew any Company Material Contract, other than (in the case of this clause (B)) in the ordinary course of business consistent with the Company's past practice, (C) enter into or extend the term or scope of those provisions of any material Contract that purport to restrict the Company, or any of its subsidiaries or affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, or (D) enter into any material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Merger and the other transactions contemplated hereby;

           (xv)  cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine, abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority, or allow to lapse (except with respect to issued Patents expiring in accordance with their terms) any Material Company Intellectual Property;

          (xvi)  announce, implement or effect any facility closing, lay-off, early retirement programs, severance programs or reductions in force affecting employees of the Company or any of its subsidiaries, other than, subject to clause (xviii) below, any such action conducted in compliance with applicable Law and not giving rise to more than $10,000,000 in severance and other liability related to such action;

         (xvii)  make any loan or advance (other than travel and similar advances to its employees in the ordinary course of business) to, any person in excess of $10,000,000 in the aggregate;

        (xviii)  hire or offer employment or engagement to, or terminate (other than for cause) the employment or engagement of, any (A) executive officer or (B) employee or individual consultant with annual base compensation in excess of $250,000;

          (xix)  fail to maintain in effect material insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses;

           (xx)  merge or consolidate the Company with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its material subsidiaries;

          (xxi)  (A) purchase any marketable securities except in the ordinary course of business, or (B) change in material manner the investment guidelines with respect to the Company's investment portfolio;

         (xxii)  forgive any loans to any officers, employees or directors of the Company or its subsidiaries, or any of their respective affiliates, except in the ordinary course of business in connection with relocation activities to any employees of the Company or its subsidiaries;

        (xxiii)  take any action that would be reasonably likely to result in the Company or any of its subsidiaries being liable for a material amount to Baxter under Article IV of the Tax Matters Agreement; or

        (xxiv)  authorize any of, or commit, resolve, or agree in writing or otherwise to take any of, the foregoing actions.

        5.2    Conduct of Parent Business.

          (a)   Parent covenants and agrees as to itself and its subsidiaries that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Section 8.1, except (i) as required or specifically permitted by any other provision (including Section 5.2(b)) of this Agreement (or as set forth in Section 5.2 of the Parent Disclosure Letter), (ii) as required by applicable Law or (iii) with the Company's written consent (such consent not to be unreasonably withheld, conditioned or delayed), Parent and its subsidiaries shall conduct their business in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent therewith, use their reasonable best efforts to preserve Parent's assets and business organization and maintain its existing relations and goodwill with material customers, suppliers, distributors, regulators and business partners.

          (b)   Except as required or specifically permitted by this Agreement (or as set forth in Section 5.2 of the Parent Disclosure Letter or as required by applicable Law, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Section 8.1, unless the Company otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), neither Parent, Sub, nor any of their direct or indirect subsidiaries shall or may take any of the following actions (it being understood and agreed that if any action is permitted by any of the following subsections pursuant to an express exclusion from conduct that would otherwise be prohibited, such action shall be permitted under Section 5.2(a)):

              (i)  amend Parent's or Sub's memorandum of association, articles of association, certificate of incorporation, bylaws, or similar organizational documents or the Deposit Agreement, other than (a) with respect to the Deposit Agreement, solely in order to implement the transactions contemplated by this Agreement in accordance with the terms hereof, or (b) as required to increase any borrowing limit prescribed by, or provided for in, Parent's articles of association;

             (ii)  (A) issue any shares of capital stock of any class or any other Equity Interest of Parent or any of its direct or indirect subsidiaries (the "Parent Securities"), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Parent Securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Parent Securities, in each case to or in favor of a person other than Parent or a direct or indirect wholly owned subsidiary of Parent or issue equity awards (except for equity awards to directors, officers, employees and consultants in the ordinary course of business), provided that Parent may issue or deliver (1) Parent Securities upon the exercise or settlement of equity awards of Parent, (2) securities or rights convertible into, exchangeable or exercisable for Parent Securities to the extent the proceeds thereof are used for the refinancing of any Indebtedness of Parent outstanding as of the date of this Agreement or (3) Equity Interests of Parent to the extent Parent in good faith reasonably believes such issuance is reasonably necessary to maintain an investment grade credit rating from either or both of S&P and Moody's; (B) redeem, purchase or otherwise acquire any outstanding Parent Securities, or any rights, warrants, options, calls, commitments, convertible securities or any other agreements of any character to acquire any Parent Securities, except in connection with the exercise or settlement of equity awards of Parent that are outstanding and in accordance with their terms as of the date of this Agreement; or (C) adjust, split, combine, subdivide or reclassify any Parent Securities;

            (iii)  incur, create, assume or otherwise become liable for any Indebtedness (of the type described in clauses (i) through (iii) of the definition thereof) to the extent any such action would cause Parent to fail to maintain an investment grade credit rating from either or both of S&P and Moody's (in each case, after giving effect to any Indebtedness drawn from Parent's Multicurrency Revolving and Swingline Facilities Agreement, dated December 12, 2014, or to be incurred by Parent or any of its subsidiaries or the Company or any of its subsidiaries in connection with the Merger, the other transaction contemplated by this Agreement and the Pending Parent Transaction);

            (iv)  declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of Equity Interests of Parent or any non-wholly owned subsidiary of Parent; provided, that Parent may continue the declaration and payment of regular semi-annual cash dividends on the Parent Ordinary Shares and Parent ADSs consistent with past practices, not to exceed $0.6650 per Parent ADS (or its equivalent value in British Pounds per share) for each semi-annual dividend on Parent Ordinary Shares, with record and payment dates for such dividends consistent with past record and payment dates; provided, that in connection with the permitted dividends described in the prior sentence, Parent may continue the declaration and payment of dividends pursuant to its income access share arrangements in effect prior to the date hereof consistent with the amounts otherwise permitted by this clause (iv);

             (v)  make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

            (vi)  to the extent such action would be reasonably likely to materially affect Parent and its subsidiaries, taken as a whole, (A) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (B) enter into any "closing agreement" as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes, (C) file any amended Tax Return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes;

           (vii)  forgive any loans to any officers, employees or directors of Parent or its subsidiaries, or any of their respective affiliates, except in the ordinary course of business consistent with past practice in connection with relocation activities to any employees of Parent or its subsidiaries; or

          (viii)  authorize any of, or commit, resolve, or agree in writing or otherwise to take any of, the foregoing actions.

        5.3    No Control of Other Party's Business.     Without in any way limiting any party's rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party's business or operations prior to the Effective Time and (b) prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Nothing in this Agreement, including any of the restrictions set forth in Section 5.1 and Section 5.2, shall be interpreted in such a way as to violate any Law.

        5.4    No Solicitation by the Company.

          (a)   From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, except as provided in Section 5.4(b) or Section 5.4(d), (i) the Company shall cease, and shall cause its officers and directors and shall direct the other Company Representatives to cease, and cause to be terminated all existing discussions, negotiations and communications with any persons or entities with respect to any Company Acquisition Proposal (other than the transactions contemplated hereby); (ii) the

  Company shall not, and shall not authorize or permit any officers, directors, investment bankers, attorneys, accountants and other advisors, agents and representatives (collectively, "Company Representatives") to, directly or indirectly through another person, (A) initiate, seek, solicit or knowingly encourage (including by way of furnishing any non-public information relating to the Company or any of its subsidiaries), or knowingly induce or take any other action which would reasonably be expected to lead to the making, submission or announcement of any Company Acquisition Proposal, (B) engage in negotiations or discussions with, or provide any non-public information or non-public data to, any person (other than Parent or any of its affiliates or any Parent Representatives) relating to any Company Acquisition Proposal or grant any waiver or release under any standstill or other agreement (except that if the Company Board (or any committee thereof) determines in good faith that the failure to grant any waiver or release would be inconsistent with the Company directors' fiduciary duties under applicable law, the Company may waive any such standstill provision in order to permit a third party to make a Company Acquisition Proposal) or (C) resolve to do any of the foregoing; (iii) the Company shall not provide and shall, within twenty-four (24) hours of the date hereof, terminate access of any third party to any data room (virtual or actual) containing any of the Company's confidential information; and (iv) within two (2) Business Days after the date hereof, the Company shall request the return or destruction of all confidential, non-public information provided to third parties that have, since the Distribution Date, entered into confidentiality agreements relating to a possible Company Acquisition Proposal with the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing contained in this Section 5.4 or in Section 6.4 or any other provision of this Agreement shall prohibit the Company or the Company Board (or any committee thereof) from taking and disclosing to the Company's stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Any disclosure made in accordance with the foregoing sentence that constitutes a Company Adverse Recommendation Change shall result in all of the consequences of a Company Adverse Recommendation Change set forth in this Agreement.

          (b)   Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, if the Company receives a written Company Acquisition Proposal from a third party and the receipt of such Company Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or knowingly induced in violation of Section 5.4(a), then the Company may (i) contact the person who has made such Company Acquisition Proposal in order to clarify the terms of such Company Acquisition Proposal so that the Company Board (or any committee thereof) may inform itself about such Company Acquisition Proposal, (ii) furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms that, taken as a whole, are not materially less favorable to the Company than those contained in the Confidentiality Agreement and (iii) negotiate and participate in discussions and negotiations with such person concerning a Company Acquisition Proposal, in the case of clauses (ii) and (iii), if the Company Board determines in good faith that such Company Acquisition Proposal constitutes or is reasonably likely to constitute or lead to a Company Superior Proposal. The Company (A) shall promptly (and in any case within twenty-four (24) hours) provide Parent notice (1) of the receipt of any Company Acquisition Proposal, which notice shall include a complete, unredacted copy of such Company Acquisition Proposal, and (2) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations sought to be initiated or continued with, the Company or any Company Representatives concerning a Company Acquisition Proposal that constitutes or is reasonably likely to constitute or lead to a Company Acquisition Proposal, and disclose the identity of the other party (or parties) and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials, (B) shall promptly (and in any case within twenty-four (24) hours) make available to Parent copies of all written materials provided by the Company to such party but not previously made available to Parent and (C) shall keep Parent informed on a reasonably prompt basis (and, in any case, within twenty-four (24) hours of any significant development) of the status and material details (including amendments and proposed amendments) of any such Company Acquisition Proposal or other inquiry, offer, proposal or request.

          (c)   Except as permitted by Section 5.4(d) or Section 5.4(e), neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Company Recommendation, in each case in a manner adverse to Parent or Sub, (ii) approve or recommend any Company Acquisition Proposal, (iii) enter into any agreement with respect to any Company Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.4(b)) or (iv) fail to reaffirm or re-publish the Company Recommendation within ten (10) Business Days of being requested by Parent to do so (provided that (A) Parent may make such request on no more than two (2) occasions, (B) Parent may not make any such request at any time following the Company's delivery of a notice pursuant to clause (B) of Section 5.4(d) or clause (ii) of Section 5.4(e) and (C) if Parent has made any such request and prior to the expiration of ten (10) Business Days, the Company delivers a notice pursuant to clause (B) of Section 5.4(d) or clause (ii) of Section 5.4(e), the ten (10) Business Day period set forth in this clause (iv) shall be tolled on a daily basis during the period beginning on the date of delivery of such notice and ending on the date on which the Company Board shall have determined not to effect a Company Adverse Recommendation Change pursuant to Section 5.4(d) or Section 5.4(e), as applicable) (any action described in this sentence being referred to as a "Company Adverse Recommendation Change").

          (d)   If, at any time prior to the receipt of the Company Stockholder Approval, the Company Board receives a Company Acquisition Proposal that the Company Board determines in good faith constitutes a Company Superior Proposal, the Company Board may (i) effect a Company Adverse Recommendation Change or (ii) authorize the Company to terminate this Agreement pursuant to Section 8.1(i) in order to enter into a definitive agreement providing for a Company Superior Proposal if (A) the Company Board determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with the Company's directors' fiduciary duties under applicable Law; (B) the Company has notified Parent in writing that it intends to effect a Company Adverse Recommendation Change or terminate this Agreement; (C) if applicable, the Company has provided Parent a copy of the proposed definitive agreements between the Company and the person making such Company Superior Proposal; (D) for a period of five (5) days following the notice delivered pursuant to clause (B) of this Section 5.4(d), the Company shall have discussed and negotiated in good faith and made Company Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate) with Parent Representatives any proposed modifications to the terms and conditions of this Agreement so that the failure to take such action would no longer reasonably be expected to be inconsistent with the Company's directors' fiduciary duties under applicable Law (it being understood and agreed that any amendment to any material term or condition of any Company Superior Proposal shall require a new notice and a new four (4) day negotiation period; and (E) no earlier than the end of such negotiation period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Company Acquisition Proposal that is the subject of the notice described in clause (B) above still constitutes a Company Superior Proposal and (y) the failure to take such action would still reasonably be expected to be inconsistent with the Company's directors' fiduciary duties under applicable Law.

          (e)   Other than in connection with a Company Superior Proposal (which shall be subject to Section 5.4(d) and shall not be subject to this Section 5.4(e)), prior to obtaining the Company Stockholder Approval the Company Board may take any action prohibited by clause (i) of

  Section 5.4(c), but only in response to a Company Intervening Event and only if (i) the Company Board determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with the Company's directors' fiduciary duties under applicable Law; (ii) the Company has notified Parent in writing that it intends to effect a Company Adverse Recommendation Change due to the occurrence of a Company Intervening Event (which notice shall specify the Company Intervening Event in reasonable detail); (iii) for a period of five (5) days following the notice delivered pursuant to clause (ii) of this Section 5.4(e), the Company shall have discussed and negotiated in good faith and made Company Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate), with Parent Representatives any proposed modifications to the terms and conditions of this Agreement so that the failure to take such action would no longer reasonably be expected to be inconsistent with the Company's directors' fiduciary duties under applicable Law (it being understood and agreed that any material change to the facts and circumstances relating to the Company Intervening Event shall require a new notice and a new four (4) day negotiation period; and (iv) no earlier than the end of the negotiation period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still reasonably be expected to be inconsistent with the Company's directors' fiduciary duties under applicable Law.

        5.5    No Solicitation by Parent.

          (a)   Except as provided in Section 5.5(b) or Section 5.5(d) below, from the execution and delivery of this Agreement until the earlier of termination of this Agreement or the Effective Time, Parent shall not, and shall not authorize or permit its officers, directors, investment bankers, attorneys, accountants or other advisors, agents or representatives (collectively, "Parent Representatives"), to, directly or indirectly through another person, (i) initiate, seek, solicit or knowingly encourage (including by way of furnishing any non-public information relating to Parent or any of its subsidiaries), or knowingly induce or take any other action which would reasonably be expected to lead to the making, submission or announcement of any Parent Acquisition Proposal (the definition of which, solely for purposes of this clause (i), shall be deemed to include transactions that (A) do not include a condition that the transactions contemplated by this Agreement do not occur and/or (B) could be completed if the transactions contemplated by this Agreement occur), (ii) engage in negotiations or discussions with, or provide any non-public information or non-public data to, any person (other than the Company or any of its affiliates or any Company Representatives) relating to any Parent Acquisition Proposal or grant any waiver or release under any standstill or other agreement (except that if the Parent Board (or any committee thereof) determines in good faith that the failure to grant any waiver or release would be inconsistent with the Parent directors' fiduciary duties under applicable law, Parent may waive any such standstill provision in order to permit a third party to make a Parent Acquisition Proposal) or (iii) resolve to do any of the foregoing. Notwithstanding the foregoing, nothing contained in this Section 5.5 or in Section 6.4 or any other provision hereof shall prohibit Parent or the Parent Board (or any committee thereof) from taking and disclosing to Parent Stockholders its position with respect to any takeover offer for Parent or any price sensitive information that Parent reasonably determines requires disclosure pursuant to the UK Listing Rules or pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Any disclosure made in accordance with the foregoing sentence that constitutes a Parent Adverse Recommendation Change shall result in all of the consequences of a Parent Adverse Recommendation Change set forth in this Agreement.

          (b)   Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, if Parent receives a written Parent Acquisition Proposal from a third party and the receipt of such Parent Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or knowingly induced in violation of Section 5.5(a), then Parent may (i) contact the person who has made such Parent Acquisition Proposal in order to clarify the terms of such Parent Acquisition Proposal so that the Parent Board (or any committee thereof) may inform itself about such Parent Acquisition Proposal, (ii) furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms that, taken as a whole, are not materially less favorable to Parent than those contained in the Confidentiality Agreement and (iii) negotiate and participate in discussions and negotiations with such person concerning a Parent Acquisition Proposal, in the case of clauses (ii) and (iii), if the Parent Board determines in good faith that such Parent Acquisition Proposal constitutes or is reasonably likely to constitute or to lead to a Parent Superior Proposal. Subject in all respects to the terms of this Section 5.5(b), Parent shall promptly (and in any case within twenty-four (24) hours) (A) provide the Company notice (1) of the receipt of any Parent Acquisition Proposal, which notice shall include a copy of such Parent Acquisition Proposal, and (2) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations sought to be initiated or continued with, Parent or any Parent Representatives concerning a Parent Acquisition Proposal that constitutes or is reasonably likely to constitute or lead to a Parent Acquisition Proposal, and disclose the identity of the other party (or parties) and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials, (B) make available to the Company copies of all written materials provided by Parent to such party but not previously made available to the Company and (C) keep the Company informed on a reasonably prompt basis (and, in any case, within twenty-four (24) hours of any significant development) of the status and material details (including amendments and proposed amendments) of any such Parent Acquisition Proposal or other inquiry, offer, proposal or request; provided, that Parent shall not be obligated to take any action contained in clauses (A) to (C) above to the extent such action would require Parent or the Company to make a public announcement under applicable Law (including but not limited to, in the case of Parent, the City Code on Takeovers and Mergers (the "Takeover Code") and the disclosure and transparency rules maintained by the Financial Conduct Authority), it being acknowledged and agreed that if any such disclosure would reasonably be expected to be required, whether by Parent or the Company, the parties will cooperate in good faith to permit Parent to comply with clauses (A) to (C) above without requiring such a disclosure, including by seeking confirmation from the UK Panel on Takeovers and Mergers (the "Panel") that Parent may provide such notice(s) or such written materials, or keep the Company so informed (as applicable), without being required to make a public announcement under the Takeover Code. Any information provided to the Company pursuant to clauses (A) to (C) above shall be subject to the Confidentiality Agreement.

          (c)   Except as permitted by Section 5.5(d) or 5.5(e), neither the Parent Board nor any committee thereof shall (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Parent Recommendation, in each case in a manner adverse to the Company, (ii) approve or recommend any Parent Acquisition Proposal, (iii) enter into any agreement with respect to any Parent Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.5(b)) or (iv) fail to reaffirm or re-publish the Parent Recommendation within ten (10) Business Days of being requested by the Company to do so (provided that (A) the Company may make such request on no more than two (2) occasions, (B) the Company may not make any such request at any time following Parent's delivery of a notice pursuant to clause (ii) of Section 5.5(e) and (C) if the Company has made any such request and prior to the expiration of ten (10) Business Days Parent delivers a notice pursuant to clause (ii) of Section 5.5(e), the ten (10) Business Day period set forth in this clause (iv) shall be tolled on a daily basis during the period beginning on the date of delivery of such notice and ending on the date on which the Parent Board shall have determined not to effect a Parent Adverse Recommendation Change pursuant to Section 5.5(e) (any action described in this sentence being referred to as a "Parent Adverse Recommendation Change").

          (d)   If, at any time prior to the receipt of Parent Stockholder Approval, the Parent Board receives a Parent Acquisition Proposal that the Parent Board determines in good faith constitutes a Parent Superior Proposal, the Parent Board may (i) effect a Parent Adverse Recommendation Change or (ii) authorize Parent to terminate this Agreement pursuant to Section 8.1(j) in order to enter into a definitive agreement providing for a Parent Superior Proposal, if the Parent Board determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with the Parent directors' fiduciary duties under applicable Law.

          (e)   Other than in connection with a Parent Superior Proposal (which shall be subject to Section 5.5(d) and shall not be subject to this Section 5.5(e)), prior to obtaining the Parent Stockholder Approval the Parent Board may take any action prohibited by clause (i) of Section 5.5(c), but only in response to a Parent Intervening Event and only if (i) the Parent Board determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with the Parent directors' fiduciary duties under applicable Law; (ii) Parent has notified the Company in writing that it intends to effect a Parent Adverse Recommendation Change due to the occurrence of a Parent Intervening Event (which notice shall specify the Parent Intervening Event in reasonable detail); (iii) for a period of five (5) days following the notice delivered pursuant to clause (ii) of this Section 5.5(e), Parent shall have discussed and negotiated in good faith, and shall have made Parent Representatives available to discuss and negotiate in good faith (in each case to the extent the Company desires to negotiate), with Company Representatives any proposed modifications to the terms and conditions of this Agreement so that the failure to take such action would no longer reasonably be expected to be inconsistent with the Parent directors' fiduciary duties under applicable Law (it being understood and agreed that any material change to the facts and circumstances relating to the Parent Intervening Event shall require a new notice and a new four (4) day negotiation period; and (iv) no earlier than the end of the negotiation period, the Parent Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still reasonably be expected to be inconsistent with the Parent directors' fiduciary duties under applicable Law.

        5.6    Employee Matters.

          (a)   For purposes of this Section 5.6, the term "Covered Employees" shall mean employees who are employed by the Company or any of its subsidiaries at the Effective Time and whose employment will continue with the Surviving Corporation following the Effective Time or who will be offered employment with Parent or one of its subsidiaries following the Effective Time.

          (b)    Base Compensation; Annual Cash Bonus Opportunity.     Parent shall provide, or shall cause the Surviving Corporation to provide, to each Covered Employee the base salary or wages and annual target cash bonus opportunity set forth on Section 5.6(b) of the Company Disclosure Letter.

          (c)    Benefit Plans.     For the applicable 2016 plan year, Parent shall, or cause the Surviving Corporation to, provide employee benefits for Covered Employees that are substantially comparable in the aggregate to those benefits provided under the Company Plans that were in effect immediately prior to the Effective Time. Parent shall, or cause the Surviving Corporation to, provide an entitlement to severance or post-termination compensation and benefits to each Covered Employee as disclosed in Section 5.6(c) of the Company Disclosure Letter.

          (d)    Change in Control.     The Company and Parent acknowledge and agree that the Closing shall be deemed to be a "change in control" (or similar term) under each Company Plan or other plan, program or arrangement in the United States set forth on Section 5.6(d) of the Company Disclosure Letter.

          (e)    Crediting of Payments.     In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation ("Parent Employee Benefit Plan") following the Effective Time, Parent shall, or shall cause the Surviving Corporation to use reasonable best efforts to (i) waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing health or other welfare benefits to the same extent such limitation would have been waived or satisfied under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (ii) provide each Covered Employee with credit for any deductibles and other out-of-pocket expenses paid prior to the Covered Employee's coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

          (f)    Service Crediting.     As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation to recognize, all service of each Covered Employee prior to the Effective Time, to the Company and its subsidiaries for purposes of eligibility to participate and vesting credit but the service of each Covered Employee prior to the Effective Time shall not be recognized (other than as required under applicable Law) for the purpose of (i) other than with respect to severance and vacation benefits, any entitlement to benefits or benefit accruals, including, but not limited to, under any pension or post-retirement benefit plans; (ii) the level of non-elective employer contributions under any 401(k) plan of Parent or (iii) eligibility to participate in, or the level of benefits under, any Parent retiree medical or other retiree welfare program in which any Covered Employee participates after the Effective Time. In no event shall anything contained in this Section 5.6(f) result in any duplication of benefits for the same period of service.

          (g)    Termination of 401(k) Plan.     If requested by Parent prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any benefit plan of the Company that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a "Company 401(k) Plan"). The Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed). In the event that Parent requests such 401(k) plan termination, Parent shall take all actions necessary to allow Covered Employees who meet the age and service eligibility requirements under the 401(k) plan maintained by Parent or its affiliates (the "Parent 401(k) Plan") (after giving effect to Section 5.6(f) above) to enroll as soon as reasonably practicable following the Closing (and in no event later than sixty (60) days following the Effective Time) under the Parent 401(k) Plan and to rollover their plan loans to the Parent 401(k) Plan without placing any such plan loans into default (provided such rollovers occur no later than the end of the calendar quarter following the calendar quarter in which the Closing occurs). The Company shall, and shall cause its subsidiaries to, cooperate with Parent in good faith (including by promptly furnishing such information as is requested by Parent) in fulfilling the obligations of Parent under this Section 5.6(g).

          (h)    Parent Restrictions.     Nothing in this Section 5.6 shall be construed to limit the right of Parent or any of its subsidiaries (including, following the Effective Time, the Surviving Corporation and its subsidiaries) to amend or terminate any particular Company Plan or other employee benefit plan, program, agreement or arrangement in accordance with its terms, nor shall anything in this Section 5.6 be construed to require Parent or any of its subsidiaries (including, following the Effective Time, the Company and its subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time.

          (i)    No Third Party Beneficiaries; No Deemed Amendment.     Without limiting the generality of Section 9.5, the provisions of this Section 5.6 are solely for the benefit of the parties hereto, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement and nothing herein shall be interpreted to establish or amend any Company Plan, Parent Plan or any other employee benefit or compensation plan, program or arrangement maintained, sponsored or contributed to by Parent, the Company or their respective subsidiaries.

          (j)    Works Councils.     The parties hereto shall cooperate in good faith to comply in all material respects with all notification, consultation and other processes, if any, relating to current or former employees, consultants, independent contractors or directors or Company Plans relating to the transactions contemplated by this Agreement, which shall include any required notifications and consultation and other processes with respect to any labor union, works council or other organized employee representative body as required to either (i) obtain an opinion or acknowledgment from such labor union, works council or other organized employee representative body or (ii) establish that such opinion or acknowledgment is not a precondition to the Closing. The Company will (or will cause its applicable subsidiary to) initiate and finalize all notice or consultation obligations, if any, related to any current or former employee, consultant, independent contractor or director or Company Plan required as a result of the transactions contemplated by this Agreement and agrees to provide Parent with copies of all documents it intends to provide to any employee or labor union, works council or other organized employee representative body in connection with any of the foregoing at least three (3) Business Days in advance of distribution, and to consider in good faith any changes or additions that Parent may propose to such documents.

SECTION 6

ADDITIONAL COVENANTS AND AGREEMENTS

        6.1    Registration Statements; Proxy Statement/Prospectus; Parent Stockholder Circular; UK Prospectus.

          (a)   As promptly as practicable, and in any event within thirty (30) Business Days following the execution of this Agreement, (i) Parent and the Company shall jointly prepare and cause to be filed with the SEC the Proxy Statement/Prospectus in preliminary form, which shall contain the Company Recommendation (unless a Company Adverse Recommendation Change has occurred), and (ii) Parent shall prepare and cause to be filed with the SEC the Form S-4, which shall include the Proxy Statement/Prospectus. To the extent necessary, Parent shall cause the depositary of Parent ADSs to prepare and file with the SEC, no later than the date prescribed by the rules and regulations under the Securities Act, a registration statement, or a post-effective amendment thereto, as applicable, on Form F-6 with respect to the Parent ADSs deliverable in connection with the Merger. Parent shall use its reasonable best efforts, and the Company will reasonably cooperate with Parent in such efforts (including by providing all information reasonably requested by Parent in connection with the preparation of the Form S-4) to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the transactions contemplated by this Agreement, including the Merger. The Company shall establish a record date for the Company Stockholders Meeting and Parent shall establish a record for the Parent Stockholders Meeting (which shall be the same date as the record date for the Company Stockholders Meeting) and each of the Company and Parent shall commence a broker search in connection therewith, as promptly as practicable following the date of this Agreement and the Company shall mail the Proxy Statement/Prospectus to holders of the Company Common Stock as promptly as practicable after the Form S-4 is declared effective under the Securities Act (and in any event within twelve (12) days of the date the Form S-4 is declared effective by the SEC). Parent shall also use commercially reasonable efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of Parent ADSs pursuant to this Agreement, and each party shall furnish all information concerning the Company and Parent, as applicable, as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus. For the avoidance of doubt, the obligations of each party in this Section 6.1(a) shall include: provision by such party of (x) all such information about itself, its directors and its affiliates as may be reasonably requested by the other party for inclusion in the Proxy Statement/Prospectus or Form S-4 and (y) reasonable access to, and using commercially reasonable efforts to provide reasonable assistance from, the other party's representatives in connection therewith. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4, shall be made by Parent, or with respect to the Proxy Statement/Prospectus shall be made by the Company, or in either case any of their respective subsidiaries, without providing the other party a reasonable opportunity to review and comment thereon. Parent shall advise the Company, promptly after it receives notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent ADSs issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company shall advise Parent, promptly after it receives notice of any request by the SEC for the amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time the Company or Parent discover that any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to holders of the Company Common Stock.

          (b)   Parent shall prepare and, as soon as practicable but in no event later than the initial filing of the Form S-4, file with the UKLA a draft copy of the Parent Stockholder Circular and the Parent UK Prospectus, provided that, in each case, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Parent Stockholder Circular and the Parent UK Prospectus before it is filed with the UKLA. Parent shall use its reasonable best efforts, and the Company will reasonably cooperate with Parent in such efforts (including by providing all information reasonably requested by Parent in connection with the preparation of the Parent Stockholder Circular and the Parent UK Prospectus) to have the Parent UK Prospectus approved by the UKLA as promptly as practicable after such filing. For the avoidance of doubt, the obligations of the Company in this Section 6.1(b) shall include: provision by the Company of (x) all such information about itself, its directors and its affiliates as may be reasonably requested by Parent for inclusion in the Parent UK Prospectus or the Parent Stockholder Circular and (y) reasonable access to, and using commercially reasonable efforts to provide reasonable assistance from, the Company Representatives in connection therewith. Parent shall promptly notify the Company of the receipt of all comments of the UKLA with respect to the Parent Stockholder Circular and/or the Parent UK Prospectus and of any request by the UKLA for any amendments or supplements thereto, or for additional information, and shall provide to the Company, after the Company and its counsel shall have had a reasonable opportunity to review and comment on the Parent Stockholder Circular and/or the Parent UK Prospectus and draft correspondence, copies of all correspondence between Parent and/or the Parent Representatives, on the one hand, and the UKLA, on the other. Parent and the Company shall each use reasonable best efforts to promptly provide satisfactory responses to the UKLA with respect to all comments received on the Parent Stockholder Circular and the Parent UK Prospectus. If at any time prior to receipt of the Parent Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Parent Stockholder Circular, Parent shall promptly prepare and mail to the Parent Stockholders such an amendment or supplement. As promptly as practicable after the Parent Stockholder Circular is approved by the UKLA and, in any event, no later than the time that the Proxy Statement/Prospectus is mailed to holders of Company Common Stock, Parent shall cause the Parent Stockholder Circular to be mailed or delivered or otherwise made available to the Parent Stockholders. Unless a Parent Adverse Recommendation Change has occurred, the Parent Stockholder Circular shall contain the recommendation of the Parent Board in favor of the Merger, as required by the UK Listing Rules for class 1 transactions, and the issuance of the Parent Ordinary Shares in connection with the Merger. As promptly as practicable after the Parent UK Prospectus is approved by the UKLA and, in any event, no later than the time that the Proxy Statement/Prospectus is provided to the Company's stockholders, Parent shall cause the Parent UK Prospectus to be mailed or delivered or otherwise made available to the record stockholders of the Company other than those resident in any Restricted Jurisdiction (such term having the meaning given in the Parent UK Prospectus), and Parent shall publish it in accordance with applicable Law.

          (c)   Parent shall promptly advise the Company upon becoming aware of the time when the Parent UK Prospectus has been approved by the UKLA or any supplementary prospectus has been filed.

          (d)   No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, any filing with the SEC to be made in accordance Section 5 of the Tri-Party Agreement, shall be made by the Company or its subsidiaries, without providing Parent a reasonable opportunity to review and comment thereon. The Company shall advise Parent promptly after it receives notice of the time when any such filing has become effective or any supplement or amendment has been filed, the issuance of any stop order or any request by the SEC for amendment of the a filing or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time the Company discovers that any information, which should be set forth in an amendment or supplement to any such filings, so that any of such filings would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after Parent has had a reasonable opportunity to review and comment thereon.

        6.2    Meetings of Stockholders.

          (a)   The Company shall, following the date on which the Form S-4 is declared effective by the SEC, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval and, unless the Company Board shall have effected a Company Adverse Recommendation Change, use its reasonable best efforts to solicit adoption of this Agreement. The Company shall, after consultation with Parent, schedule the Company Stockholders Meeting to occur on or about the forty-fifth (45th) day following the initial mailing of the Proxy Statement/Prospectus; provided that if the standstill period described in Section 7 of the Tri-Party Agreement will not have expired prior to such date, the Company will schedule the Company Stockholders Meeting to occur as soon as practicable following the expected conclusion of such standstill period; provided, further, however, that the Company may postpone, recess or adjourn the Company Stockholders Meeting (i) with the consent of Parent, (ii) to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting, (iii) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum or to obtain the Company Stockholder Approval, to allow additional time for solicitation of proxies for purposes of obtaining a quorum or the Parent Stockholder Approval, as applicable, (iv) as may be required by applicable Law, (v) to the extent necessary to ensure that the Company Stockholders Meeting shall occur at the same time as the Parent Stockholders Meeting or (vi) to comply with the standstill period described in Section 7 of the Tri-Party Agreement.

          (b)   Parent shall, following the date on which the Parent Stockholder Circular is approved by UKLA, duly call, give notice of, convene and hold a general meeting of the Parent Stockholders (the "Parent Stockholders Meeting") for the purpose of seeking the Parent Stockholder Approval and, unless the Parent Board shall have effected a Parent Adverse Recommendation Change, use its reasonable best efforts to solicit approval of the Merger, as required by the UK Listing Rules for class 1 transactions, and the issuance and delivery of Parent Ordinary Shares as provided in Section 2. Parent shall schedule the Parent Stockholders Meeting to be held substantially contemporaneously with (and in no event later than) the Company Stockholders Meeting; provided, however, that Parent may postpone, recess or adjourn the Parent Stockholders Meeting (i) with the consent of the Company, (ii) to ensure that any required supplement or amendment to the Parent Stockholder Circular is provided to the shareholders of Parent within a reasonable amount of time in advance of the Parent Stockholders Meeting, (iii) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum or to obtain the Parent Stockholder Approval, to allow additional time for solicitation of proxies for purposes of obtaining a quorum or the Parent Stockholder Approval, as applicable, (iv) as may be required by applicable Law, (v) to the extent necessary to ensure that the Parent Stockholders Meeting shall occur at the same time as the Company Stockholders Meeting or (vi) to comply with the standstill period described in Section 7 of the Tri-Party Agreement.

          (c)   Parent shall take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger and other transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement. Immediately following the date of this Agreement, Parent shall provide or make available to the Company a copy of Parent's approval of this Agreement as the sole stockholder of Sub.

        6.3    Access to Information.     Prior to the Effective Time, each of the Company and Parent shall be entitled, through their respective employees and representatives, including the Company Representatives and Parent Representatives, respectively, to have such access to the assets, properties, books, records, Contracts, business and operations of the other party as is reasonably necessary or appropriate in connection with its investigation of the other party with respect to the transactions contemplated hereby and the execution, performance or consummation (including integration planning) of such transactions in the case of Parent, and in furtherance of the Company Board's continuing fiduciary duties, in the case of the Company. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the other party's business and each of the Company and Parent shall reasonably cooperate therein. No investigation by Parent or the Company (whether conducted prior to or after the date of this Agreement) shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or Parent contained in this Agreement. Each of the Company and Parent shall provide the other party's representatives during such period with the opportunity to review all such information and such documents concerning the affairs of the Company or Parent, as applicable, as such other party's representatives may reasonably request in furtherance of the purposes set forth above and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such other party's representatives in connection with such investigation. Notwithstanding the foregoing, the disclosing party shall not be required to permit such access or make such disclosure if such access or disclosure would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party; provided, that the disclosing party shall use commercially reasonable efforts to render the prohibitions under such confidentiality agreement or other Contract inapplicable, (ii) result in the loss of any attorney-client privilege, or (iii) violate any applicable Law (including Antitrust Laws). Any information and documents provided pursuant to this Section 6.3 shall be subject to the terms of the Confidentiality Agreement.

        6.4    Public Disclosure.     So long as this Agreement is in effect, neither Parent, nor the Company, nor any of their respective affiliates, will disseminate any press release or other public announcement concerning this Agreement, the Merger or the other transactions contemplated by this Agreement, except as may be required by Law or the rules of any listing authority (including the UKLA), the UK Panel on Takeovers and Mergers or any securities exchange, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed. The parties have agreed to the text of the joint press release announcing the execution of this Agreement. Notwithstanding the foregoing, without prior consent of the other parties, each party (a) may communicate information that is not confidential information of any other party to financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other parties. Notwithstanding any other provision of this Agreement, (i) no party will be required to consult with the other party in connection with any such press release or public announcement if (A) the Company Board has effected any Company Adverse Recommendation Change or shall have resolved to do so or (B) the Parent Board has effected a Parent Adverse Recommendation Change or shall have resolved to do so and (ii) the requirements of this Section 6.4 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement, the Merger or the other transactions contemplated hereby in connection with a determination by (A) the Company in accordance with Section 5.4(b) that a Company Acquisition Proposal constitutes, or may constitute, a Company Superior Proposal, (B) Parent in accordance with Section 5.5(b) that a Parent Acquisition Proposal constitutes, or may constitute, a Parent Superior Proposal, or (C) any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated by this Agreement.

        6.5    Regulatory Filings; Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement (including by using its reasonable best efforts to satisfy the terms of the Tri-Party Agreement (including using reasonable best efforts to deliver a representation letter described in Section 2(b) or 2(c), as applicable, of the Tri-Party Agreement)). Notwithstanding anything in this Agreement to the contrary, Parent and the Company each agree to (i) file a Notification and Report Form pursuant to the HSR Act within fifteen (15) days of the date of this Agreement and to make any filings required by, or desirable under, applicable foreign Antitrust Laws with respect to the Merger as promptly as reasonably practicable following the date of this Agreement (and Parent may "pull and refile" any such form or filing, with the prior written consent of the Company (such consent not be unreasonably withheld, delayed or conditioned) if in its reasonable good faith judgment such step is consistent with expeditiously obtaining a required approval), and (ii) to supply as promptly as practicable any additional information and documentary material required pursuant to the HSR Act or any foreign Antitrust Law. Parent and the Company may agree to postpone any filings required under this Section 6.5(a) based on input from counsel.

          (b)   Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws. Without limiting the foregoing, the parties hereto agree (i) to give each other reasonable advance notice of all meetings with any Governmental Authority relating to any Antitrust Laws, (ii) to give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to any Antitrust Laws, (iv) if any Governmental Authority initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party of the substance of such communication, (v) to provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority regarding any Antitrust Laws and (vi) to provide each other with copies of all written communications from any Governmental Authority relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding the foregoing, Parent shall, following consultation with the Company and after giving due consideration to its views and acting reasonably and in good faith, direct and control all aspects of the parties' efforts to gain regulatory clearance either before any Governmental Authority or in any action brought to enjoin the Merger and the other transactions contemplated hereby pursuant to any Antitrust Laws including any divestiture activities.

          (c)   Notwithstanding anything in this Agreement to the contrary, and subject to the prior good faith cooperation of the Company and its subsidiaries, Parent will, and will cause each of its subsidiaries and affiliates to, take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with the Antitrust Laws to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate impediments under applicable Antitrust Laws asserted by any Governmental Authority, in each case, to cause the Merger to occur prior to the Termination Date, including but not limited to (i) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Authority or (ii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would prevent the Closing; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, or restrict the ownership or operation of, any assets or businesses of the Company or any of its subsidiaries or of Parent or any of its affiliates or subsidiaries except (i) Parent shall be required to sell, divest or otherwise dispose of or hold separate assets with an aggregate fair market value of no greater than $740 million and (ii) Parent shall be required to enter into license or similar agreements where the present value of the licensing fees are no greater than $740 million; provided that the sum of any assets divested, disposed of or held separately and the present value of any licensing fees to be received pursuant to clauses (i) and (ii), respectively, shall in no event exceed $740 million; provided further that, in connection with any divestiture or licensing arrangement required pursuant to this Section 6.5(c), the Company will provide all cooperation reasonably requested to assist Parent in fulfilling Parent's obligations (in each case at Parent's sole expense), including (A) making available its management team for meetings with prospective acquirers regarding the assets proposed to be divested, (B) assisting Parent in its preparation of marketing materials and (C) otherwise assisting Parent in facilitating the transaction, in each case where any such transaction would be contingent upon the occurrence of the Effective Time.

          (d)   Each party will bear its own expenses and costs incurred by such party in connection with any filings and submissions pursuant to Antitrust Laws.

          (e)   In the event that any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Authority challenging the Merger, each of Parent, Sub and the Company will cooperate in all respects with each other and will use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger; provided that Parent, in its sole discretion, may determine to settle such challenge to permit the Merger to be consummated provided that the terms of such settlement do not prevent or unreasonably delay consummation of the Merger and do not include the payment of any amounts by the Company or any of its subsidiaries, or any operational or other restrictions on the Company or any of its subsidiaries until the Effective Time.

          (f)    Prior to the Effective Time, each party will use commercially reasonable efforts to obtain any consents, approvals or waivers of third parties with respect to any Contracts to which it is a party as may be necessary for the consummation of the transactions contemplated by this Agreement or required by the terms of any Contract as a result of the execution, performance or consummation of the transactions contemplated by this Agreement and which are requested in writing to be sought by the other party; provided, that in no event will the Company or its subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party to obtain any consent, approval or waiver required with respect to any such Contract, unless Parent provides such amounts to the Company in advance.

          (g)   Neither Parent nor the Company shall, and each of Parent and the Company shall cause their respective subsidiaries not to, directly or indirectly, acquire or agree to acquire any assets, business or any person, whether by merger, consolidation, purchasing the assets of or equity in any person or by any other manner if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction would reasonably be expected to materially increase the risk of any Governmental Authority entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the other transactions contemplated by this Agreement prior to the Termination Date. For the avoidance of doubt, this Section 6.5(g) shall not modify Parent's rights under Section 6.17.

        6.6    Notification of Certain Matters.     Each party shall give prompt (and in any event within two (2) Business Days) notice to the other parties of (a) the occurrence or non-occurrence, or impending occurrence or non-occurrence, of any event or circumstance that would reasonably be expected to cause a condition set forth in Section 7 not to be satisfied and (b) the receipt of any notice or other communication from a Governmental Authority in connection with the transactions contemplated by this Agreement or from any person alleging that the consent of such person is or may be required in connection with the Merger or any other transaction contemplated by this Agreement, in each case to the extent such other party is not aware of such matter; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, the conditions to the obligations of the parties under this Agreement or the remedies available to the party receiving such notification.

        6.7    Stockholder Litigation.     The Company shall notify Parent in writing as promptly as practicable after it has received written notice of any Actions instituted against the Company or any of its directors or officers by any stockholder of the Company relating to this Agreement or the transactions contemplated hereby (any such Action, "Stockholder Litigation"), before any court or Governmental Authority. Parent shall have the right to participate in (but not control) the defense of any Stockholder Litigation, the Company shall consult with Parent regarding the defense of any Stockholder Litigation, and the Company may not settle or compromise any Stockholder Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

        6.8    Resignations.     Prior to the Effective Time, upon Parent's request, the Company shall cause any director of the Company and each subsidiary of the Company to execute and deliver a letter effectuating his or her resignation as a director of such entity effective as of the Effective Time.

        6.9    Director and Officer Liability.

          (a)   For not less than six (6) years from and after the Effective Time, the Surviving Corporation shall maintain in effect the provisions of the certificate of incorporation, bylaws or similar governing documents of the Company and its subsidiaries as in effect immediately prior to the Effective Time which provide for exculpation, indemnification or advancement of expenses of current or former directors, officers or employees of the Company or any of its subsidiaries and each individual who is serving or has served at the request or for the benefit of the Company or any of its subsidiaries as a director, officer, employee, agent or fiduciary of another person (each person entitled to indemnification under such governing documents, an "Indemnified Party") with respect to any matters (including any matters in connection with the last sentence of Section 6.16) existing or occurring at or prior to the Effective Time. For not less than six (6) years from and after the Effective Time, the Surviving Corporation shall cause any such provisions not to be amended, repealed or otherwise modified in any manner that would adversely affect the rights of any Indemnified Party.

          (b)   For not less than six (6) years from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law (including as it may be amended after the date of this Agreement to increase the extent to which a corporation may provide indemnification), indemnify and hold harmless any Indemnified Party who was or is a party or is threatened to be made a party to any actual or threatened Action or investigation in respect of acts or omissions occurring at or prior to the Effective Time (including any matters in connection with the last sentence of Section 6.16) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director, officer or employee of the Company serving at the request of the Company as a director, officer, employee or agent of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise, against any resulting claims, losses, liabilities, damages, fines, judgments, settlements and reasonable fees and expenses, including reasonable attorneys' fees and expenses, and other costs, arising therefrom. The Surviving

  Corporation shall promptly advance any reasonable expenses as incurred by any such Indemnified Party in connection with any such Action; provided, that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final, non-appealable judgment of a court of competent jurisdiction that such person is not entitled to indemnification. The Surviving Corporation shall cooperate with each Indemnified Party in the defense of any Action.

          (c)   Prior to the Effective Time, Parent shall (or shall cause the Surviving Corporation to), in each case following reasonable consultation with the Company, obtain and fully pay the premium for "tail" directors' and officers' liability and fiduciary liability insurance policies, in each case providing coverage for claims asserted prior to and for six years after the Effective Time with respect to any matters existing or occurring at or prior to the Effective Time (and, with respect to claims made prior to or during such period, until final resolution thereof), from an insurance carrier with the same or better credit rating as the Company's insurance carrier as of the date of this Agreement, with levels of coverage, terms and conditions that are at least as favorable to the Indemnified Parties as the Company's directors' and officers' liability and fiduciary liability insurance policies in effect as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for any year of such six (6) year period an amount in excess of 250% of the annual premium currently paid by the Company for such insurance policies (the "Maximum Premium"); provided, further, that if Parent or the Surviving Corporation would be obligated to expend more than the Maximum Premium in respect of such "tail" insurance policies, Parent or the Surviving Corporation shall cause to be maintained such policies with the greatest coverage available for a cost not exceeding the Maximum Premium. If the parties for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect for a period of at least six years from and after the Effective Time the Company's directors' and officers' liability and fiduciary liability insurance policies in effect as of the date of this Agreement; provided, that in no event shall Parent or the Surviving Corporation be required to expend an amount for any year of such six year period an amount in excess of the Maximum Premium for such policies; provided, further, that if the annual premiums of such insurance coverage exceed the Maximum Premium, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium.

          (d)   In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume or succeed to all of the obligations set forth in this Section 6.9.

          (e)   The rights of each Indemnified Party under this Section 6.9 shall be in addition to, and not in limitation of, any other rights any such Indemnified Party may have under the certificate of incorporation or bylaws or other organizational documents of the Company or any of its subsidiaries or the Surviving Corporation, any other indemnification or other agreement or arrangement, the DGCL or otherwise. All rights to exculpation, indemnification and advancement of expenses now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or other governing documents of the Company and its subsidiaries or in any agreement or in any agreement to which the Company or any of its subsidiaries is a party shall survive the Merger in full force and effect and be assumed by the Surviving Corporation and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

          (f)    The provisions of this Section 6.9 shall survive the Merger and are expressly intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, each of whom is a third party beneficiary of this Section 6.9. Parent shall pay all reasonable out of pocket expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.9 if it is ultimately determined by a final, non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is entitled to indemnification.

        6.10    Stock Exchange De-Listing and Deregistration.     Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of the NYSE to cause the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time, and in any event no more than two (2) days after the Closing Date, and deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Company Common Stock to be delisted from the NYSE prior to the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act and which falls on a date within the ten (10) days following the Closing Date, the Company will deliver to Parent at least five (5) Business Days prior to the Closing a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

        6.11    Stock Exchange Listing.     Parent shall use its reasonable best efforts to cause (a) the Parent ADSs to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time and (b) the admission of the Parent Ordinary Shares to be issued in connection with the Merger (i) to the Official List maintained by the UKLA with a premium listing and (ii) for trading on the main market of the LSE.

        6.12    Section 16 Matters.     Prior to the Effective Time, the Company shall take all such steps as may be required and permitted to cause any dispositions of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.13    Company's Auditors.     From the date hereof until the Effective Time, the Company shall use its commercially reasonable efforts to cause the Company's auditors to complete their audit for the year ending December 31, 2015 in a timely manner and, at the reasonable request of Parent, to perform a review of the consolidated interim financial statements of the Company for any period beginning thereafter.

        6.14    Takeover Law.     If any Takeover Law is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, each of Parent and the Company and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

        6.15    Integration Planning.     After the date hereof and prior to the Effective Time, Parent and the Company shall establish a mechanism, subject to applicable Law, reasonably acceptable to both parties by which the parties will confer on a regular and continued basis regarding the general status of the ongoing operations of the Company, Parent and their respective subsidiaries and integration planning matters and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing. In furtherance of the foregoing, the Company shall reasonably cooperate with Parent (at Parent's sole expense) to the extent reasonably required in connection with any Tax matters relating to the Merger, including with respect to its structure and Parent's integration planning

(including by the provision of reasonably relevant records or information and using commercially reasonable efforts to make available relevant third party advisors, in each case at Parent's sole expense).

        6.16    Board Membership.     Parent shall use its reasonable best efforts so that the three (3) members of the Company Board identified on Section 6.16 of the Company Disclosure Letter (the "Proposed Parent Directors") shall be appointed to the Parent Board. Following appointment of a Proposed Parent Director to the Parent Board, Parent shall nominate the same individuals as directors (to the extent such individuals are willing to serve and have complied in a satisfactory manner (in the good faith reasonable judgment of the Parent Board) with the attendance and performance expectations of the Parent Board) at the 2016 (if applicable) and 2017 Parent stockholder meetings. To the extent required by applicable Law, each of the Proposed Parent Directors shall accept responsibility for all of the information contained in the Parent UK Prospectus and consent to the inclusion of a statement to that effect in the Parent UK Prospectus; provided, that each Proposed Parent Director shall be entitled to fully participate in, and have the full benefit of, the due diligence and verification to be undertaken by Parent with respect to the Parent UK Prospectus at Parent's sole expense.

        6.17    Pending Parent Transaction.     Notwithstanding anything to the contrary in this Agreement, but subject to Section 6.17(b) in the case of Section 6.17(a):

          (a)   the Company agrees that Parent and its subsidiaries shall be entitled to take or refrain from taking any and all actions (i) required to be taken or prohibited from being taken under the Pending Parent Transaction Agreement, including entrance into any contingent value rights agreement, or (ii) reasonably necessary or advisable to perform their respective obligations under the Pending Parent Transaction Agreement or to consummate the Pending Parent Transaction pursuant to the terms of the Pending Parent Transaction Agreement; provided that Parent and its affiliates agree not to incur Indebtedness in connection with the Pending Parent Transaction in excess of the amounts set forth in the Facilities Agreement, dated November 2, 2015, among Parent, Morgan Stanley Bank International Limited and Deutsche Bank AG London Branch and other parties thereto and the Company's Multicurrency Revolving and Swingline Facilities Agreement, dated December 12, 2014, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); and

          (b)   the Company agrees that Parent and its subsidiaries may enter into any amendment to, or grant any waiver under, the Pending Parent Transaction Agreement; provided that such amendment or waiver (or any other action permitted by Section 6.17(a)) does not (i) materially increase, change the payment date of, or alter the form of consideration comprising, the purchase price thereunder, (ii) materially expand or extend any continuing obligation of, or impose any additional material obligation on, Parent or any of its affiliates under the Pending Parent Transaction Agreement, following the Pending Parent Transaction Closing or (iii) impede or materially delay the consummation of the Merger.

        6.18    Financing.     If Parent elects to file a registration statement (or foreign analogue) in connection with a financing transaction and in accordance with Section 5.2(b) and the other provisions of this Agreement, the Company will use its commercially reasonable efforts, at Parent's request and at Parent's sole expense, (i) to permit the use of the Company's financial statements in such registration statement and / or financing, (ii) to assist Parent with the preparation of pro forma financial statements by Parent, (iii) to cause its current or former independent accountants (A) provide any necessary written consents to use their audit reports relating to the Company and to be named as an "Expert" in any document related to any registration statement, and (B) provide any customary "comfort letters" (including customary negative assurance comfort) and (iv) provide such other information (financial or otherwise) that is reasonably requested by Parent in connection with any of (i) through (iii), provided that neither the Company nor any of its subsidiaries nor their respective directors, officers, employees or representatives shall be required to pay any reasonable fees, incur or reimburse any cost or expense, or make any payment or otherwise incur any liability relating to any such registration statement and / or financing to the extent Parent does not have any reimbursement or indemnity obligation to the Company or its subsidiaries pursuant to this Section 6.18. Parent shall promptly, upon the written request of the Company (i) reimburse the Company for all reasonable out-of-pocket costs (including all reasonable fees and expenses of accountants, attorneys and other advisors) incurred by the Company or any of its subsidiaries in connection with providing assistance pursuant to this Section 6.18 and (ii) indemnify the Company and its subsidiaries and their respective directors, officers, employees or representatives for any damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with taking actions requested by the Parent, pursuant to, or otherwise in connection with this Section 6.18. For the avoidance of doubt, Parent acknowledges that the receipt of financing pursuant to this Section 6.18 is not a condition to Parent's or Sub's obligation to consummate the Merger.

        6.19    Company Notes.     From the date of this Agreement, at Parent's written request and at Parent's sole expense, the Company shall use its commercially reasonable efforts to (a) effect the repurchase or redemption of the Company Notes from the holders thereof at or after the Effective Time, including the delivery of any and all notices required by the terms of the Indenture in connection with such repurchase or redemption, and/or (b) solicit consents from the holders of the Company Notes regarding any amendment, conditioned upon the Closing and effective as of the Effective Time, of certain covenants in the Indenture. Prior to taking any of the foregoing actions, the Company shall consult and cooperate with, and obtain the written consent of, Parent with respect to, the action and the intended manner and form thereof.

        6.20    Company Credit Facility.     At Parent's written request at least ten (10) days prior to the Effective Time and at Parent's sole expense, the Company shall terminate the Company Credit Facility as of the Effective Time, and shall use its commercially reasonable efforts to obtain at the Effective Time a customary payoff letter from the agent under the Company Credit Facility in form and substance reasonably satisfactory to the Company and Parent with respect thereto, which includes the release of any and all Liens granted in connection with the Company Credit Facility and an agreement of the agent to cooperate to withdraw any all filings and other perfection instruments related to the Company Credit Facility.

        6.21    Company Rights Agreement.     Prior to the Effective Time, to the extent that the Company Rights Agreement has not already expired, the Company Board shall take all actions (including, as necessary, amending or terminating the Company Rights Agreement) necessary to cause the "Final Expiration Date" (as defined in the Company Rights Agreement) of the Company Rights to occur immediately prior to the Effective Time so that the Company Rights will expire immediately prior to the Effective Time.

SECTION 7

CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO CONSUMMATE
THE MERGER

        7.1    Conditions to Obligations of Each Party to Effect the Merger.     The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver, if permitted by applicable Law) at or prior to the Closing of the following conditions:

          (a)    Stockholder Approval.     Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

          (b)    Registration Statement.     The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect.

          (c)    Statutes; Court Orders.     No order, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Authority of competent authority (collectively, "Restraints") or Laws shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making consummation of the Merger illegal.

          (d)    Regulatory Approvals.     (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated, and (ii) all consents of, or filings with any Governmental Authority set forth on Section 7.1(d) of the Company Disclosure Letter shall have been obtained (it being understood that any consent shall be deemed obtained if the relevant merger control authority (x) has declared that it does not have jurisdiction, or has determined not to exercise its jurisdiction, to review the transactions contemplated by this Agreement, (y) has cleared the transactions contemplated by this Agreement or (z) may no longer prohibit the transactions contemplated by this Agreement due to the expiry of all relevant time periods) and shall be in full force and effect at the Closing and any applicable waiting period with respect thereto shall have expired or been terminated, as the case may be.

          (e)    UK Prospectus.     The Parent UK Prospectus shall have been approved by the UKLA, and made available to the public in accordance with the UK Prospectus Rules.

          (f)    U.S. Listing.     The Parent ADSs to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

          (g)    UK Listing.     The UKLA shall have acknowledged to Parent or its agent (and such acknowledgment shall not have been withdrawn) that the application for admission of the Parent Ordinary Shares underlying the Parent ADSs to be issued in connection with the transactions contemplated under this Agreement to the Official List maintained by the UKLA with a premium listing has been approved, such application shall have become effective and the Parent Ordinary Shares shall have been and be admitted to trading on the main market of the LSE.

          (h)    Tax Opinions.     Section 4.02(c) of the Tax Matters Agreement shall have been waived with respect to the Closing pursuant to the terms of Section 2(g) of the Tri-Party Agreement, dated as of January 11, 2015, among Parent, the Company and Baxter (the "Tri-Party Agreement"), and each of Parent and the Company shall have received the certificate referred to in Section 2(d)(ii) of the Tri-Party Agreement to the effect that the Baxter Closing Opinion (as defined in the Tri-Party Agreement) has been furnished to Baxter.

        7.2    Additional Conditions to the Obligations of Parent and Sub.     The obligations of Parent and Sub to consummate and effect the Merger shall be further subject to satisfaction (or waiver, if permitted by applicable Law) at or prior to the Closing of the following additional conditions:

          (a)    Representations, Warranties and Covenants.     (i) Each of the representations and warranties of the Company contained in Section 3.1 (Organization, Standing and Corporate Power), Section 3.2 (Corporate Authorization), Section 3.4(a) (No Conflict) and Section 3.23(a) (Brokers and Finder's Fees) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date), (ii) the representations and warranties of the Company contained in Section 3.9(b) (Absence of Changes), Section 3.24 (Opinions of Financial Advisors) and Section 3.25 (Antitakeover Laws; Rights Agreement) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date), (iii) the representations and warranties of the Company contained in Section 3.5(a) (Capitalization) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date as if made on such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date) and (iv) each of the other representations and warranties of the Company contained in Section 3 of this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect), except where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Company Material Adverse Effect, as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters as of an earlier date, which shall have been so true and correct as of such earlier date).

          (b)    Performance of Obligations of the Company.     The Company shall have performed in all material respects the covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.

          (c)    No Company Material Adverse Effect.     Since the date of this Agreement, there shall not have occurred any effect, event, occurrence, development or change that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)    Closing Certificate.     The Company shall have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied.

        7.3    Additional Conditions to the Obligations of the Company.     The obligations of the Company to consummate and effect the Merger shall be further subject to satisfaction (or waiver, if permitted by applicable Law) at or prior to the Closing of the following additional conditions:

          (a)    Representations, Warranties and Covenants.     (i) Each of the representations and warranties of Parent and Sub contained in Section 4.1 (Organization, Standing and Corporate Power), Section 4.2 (Corporate Authorization), Section 4.4(a) (No Conflict) and Section 4.19(a) (Brokers and Finder's Fees) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address maters as of an earlier date, which shall have been so true and correct as of such date), (ii) the representations and warranties of Parent and Sub contained in Section 4.8(b) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address maters as of an earlier date, which shall have been so true and correct as of such date), (iii) the representations and warranties of Parent contained in Section 4.5(a) (Capitalization) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date as if made on such date (except for those representations and warranties which address maters as of an earlier date, which shall have been so true and correct as of such date), and (iv) each of the other representations and warranties of Parent and Sub contained in Section 4 of this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Parent Material Adverse Effect), except where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Parent Material Adverse Effect, as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters as of an earlier date which shall have been so true and correct as of such earlier date).

          (b)    Performance of Obligations of Parent and Sub.     Each of Parent and Sub shall have performed in all material respects the covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.

          (c)    No Parent Material Adverse Effect.     Since the date of this Agreement, there shall not have occurred any effect, event, occurrence, development or change that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (d)    Closing Certificate.     Parent shall have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 7.3(a), (b) and (c) have been satisfied.

        7.4    Frustration of Closing Conditions.     No party may rely on the failure of any condition set forth in this Section 7 to be satisfied if such failure was caused by such party's failure to act in compliance with the provisions of this Agreement.

SECTION 8

TERMINATION, AMENDMENT AND WAIVER

        8.1    Termination.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned, except as otherwise provided below, at any time before the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval is obtained, as follows:

          (a)   By mutual written consent of Parent and the Company;

          (b)   By either Parent or the Company if (i) a Restraint prohibiting the Merger shall be in effect and have become final and non-appealable or (ii) the Effective Time has not occurred by 5:00 p.m. Eastern time on October 11, 2016 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party if the failure by such party to perform any of its obligations under this Agreement has been the principal cause of the failure of any condition set forth in this Section 8.1(b) to be satisfied;

          (c)   By Parent, if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy would result in a failure of a condition set forth in Section 7.2 to be satisfied at the Closing (and such breach or inaccuracy has not been cured such that such condition would be capable of satisfaction at the Closing within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being so cured within such thirty (30)-day period);

          (d)   By the Company, if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Parent or Sub set forth in this Agreement, which breach or inaccuracy would result in a failure of a condition set forth in Section 7.3 to be satisfied at the Closing (and such breach or inaccuracy has not been cured such that such condition would be capable of satisfaction at the Closing within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being so cured within such thirty (30)-day period);

          (e)   By Parent, if prior to the receipt of the Company Stockholder Approval, the Company Board shall have effected a Company Adverse Recommendation Change;

          (f)    By the Company, if prior to the receipt of the Parent Stockholder Approval, the Parent Board shall have effected a Parent Adverse Recommendation Change;

          (g)   By either Parent or the Company, if the Company Stockholders Meeting (as it may be adjourned or postponed in accordance with this Agreement) shall have concluded and the

  Company Stockholder Approval shall not have been obtained at such meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to the Company if the failure by the Company to perform any of its obligations under this Agreement has been the principal cause of the failure to obtain the Company Stockholder Approval;

          (h)   By either Parent or the Company, if the Parent Stockholders Meeting (as it may be adjourned or postponed in accordance with this Agreement) shall have concluded and the Parent Stockholder Approval shall not have been obtained at such meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(h) shall not be available to Parent if the failure by Parent or Sub to perform any of its obligations under this Agreement has been the principal cause of the failure to obtain the Parent Stockholder Approval;

          (i)    By the Company, prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal in accordance with Section 5.4(d);

          (j)    By Parent, prior to obtaining the Parent Stockholder Approval, in order to enter into a definitive agreement providing for a Parent Superior Proposal in accordance with Section 5.5(d); or

          (k)   By either Parent or the Company, if the condition set forth in Section 7.1(h) has not been satisfied within twenty (20) Business Days following the date on which all conditions of the Closing were satisfied or waived, other than (i) the condition set forth in Section 7.1(h) and (ii) those conditions that by their terms cannot be satisfied prior to the Closing, but which conditions would be satisfied or would be capable of being satisfied if the Closing occurred as of such date.

        8.2    Effect of Termination.

          (a)   In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become null and void and be of no further force or effect, and there shall be no liability on the part of Parent, Sub or the Company (or any of their respective directors, officers, employees, stockholders, agents or representatives), except as set forth in the last sentence of Section 6.3, the indemnification and reimbursement obligations of Parent pursuant to Section 6.18, Section 8 and Section 9, each of which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that (i) nothing herein shall relieve any party from liability for fraud or the Intentional Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement (other than Section 3.26); (ii) nothing herein shall relieve the Company from liability for fraud or any breach of, or inaccuracy in, its representation contained in Section 3.26 (any claim for such damages, a "Tax Representations Damages Claim") to the extent (A) such breach or inaccuracy was known or should have been known by the Company as of the date of this Agreement, (B) the facts giving rise to such breach or inaccuracy causes Parent Tax Counsel or Baxter Tax Counsel to be unwilling to deliver the indicated opinion such that the condition set forth in Section 2(g)(i)(B) and 2(g)(ii)(B) of the Tri-Party Agreement is not satisfied and (C) this Agreement is terminated as a result of Parent Tax Counsel or Baxter Tax Counsel not furnishing the opinion referenced in clause (B) above and not as a result of any other matter giving rise to a right to terminate this agreement; and (iii) the maximum aggregate liability of the Company Related Persons arising out of or relating to any Tax Representations Damages Claim shall not exceed $110,000,000. Subject to the foregoing, nothing herein shall relieve any party from liability for fraud or the Intentional Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          (b)   The Company shall deliver to Parent the Termination Fee after termination if (i) Parent shall have terminated this Agreement pursuant to Section 8.1(e) or (ii) the Company shall have terminated this Agreement pursuant to Section 8.1(i). If (A) this Agreement is terminated pursuant to Section 8.1(b)(ii), 8.1(c) or 8.1(g), (B) prior to the time of termination and after the date of this Agreement, a Company Acquisition Proposal shall have been publicly announced or made to the Company Board and not withdrawn and (C) within twelve (12) months after the date on which this Agreement shall have been terminated the Company enters into a definitive agreement providing for a Company Acquisition Proposal or a Company Acquisition Proposal is consummated, the Company shall deliver to Parent the Termination Fee upon the earlier of the execution of such definitive agreement or upon the consummation of such Company Acquisition Proposal. The Company shall satisfy its obligation to deliver the Termination Fee by (I) contributing to a newly formed Irish private unlimited company, domiciled in Ireland, which will hold its board meetings in Ireland or the U.S. and which may elect to be disregarded for U.S. federal income tax purposes ("Irish Holdco"), immediately available funds and any fees required to be delivered pursuant to this Section 8.2 in exchange for one ordinary share of Irish Holdco and (II) by selling the Irish Holdco ordinary share to Parent for U.S. $1.00; provided, that the Termination Fee may be paid at any time within twenty (20) business days following Parent's written request; provided, further, that all costs and expenses incurred by the Company and its subsidiaries in connection with establishing and maintaining the Irish Holdco shall be offset against the Termination Fee. For the avoidance of doubt, any Irish stamp duty liability arising in connection with the sale of Irish Holdco will be payable by Parent and Parent agrees to indemnify the Company against any such liability. If the Company fails to promptly deliver any amounts required under this Section 8.2(b) and Parent commences a suit to collect such amounts, the Company shall indemnify Parent for its fees and expenses (including attorney's fees and expenses) incurred in connection with such suit and shall pay interest on the amount required to have been delivered at the prime rate in the Wall Street Journal in effect on the date the amount was deliverable pursuant to this Section 8.2(b). The delivery by the Company of the Termination Fee to Parent pursuant to this Section 8.2(b), including, if applicable, any fees and expenses incurred as a result of the Company's failure to timely deliver, if paid, shall be the sole and exclusive remedy of Parent in the event of termination of this Agreement under circumstances requiring the delivery of the Termination Fee pursuant to this Section 8.2(b).

          (c)   Parent shall pay the Company the Termination Fee (i) within two (2) Business Days after the date of termination if the Company shall have terminated this Agreement pursuant to Section 8.1(f) or Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(h) or (ii) substantially concurrently with such termination if Parent shall have terminated this Agreement pursuant to Section 8.1(j). If (A) this Agreement is terminated pursuant to Section 8.1(b)(ii) or 8.1(d), (B) prior to the time of termination and after the date of this Agreement, a Parent Acquisition Proposal shall have been publicly announced or made to the Parent Board and not withdrawn and (C) within twelve (12) months after the date on which this Agreement shall have been terminated Parent enters into a definitive agreement providing for a Parent Acquisition Proposal or a Parent Acquisition Proposal is consummated, Parent shall pay to the Company the Termination Fee upon the earlier of the execution of such definitive agreement or upon consummation of such Parent Acquisition Proposal. All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account or accounts as the Company may designate in writing to Parent. If Parent fails to promptly make any payment required under this Section 8.2(c) and the Company commences a suit to collect such payment, Parent shall indemnify the Company for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate in the Wall Street Journal in effect on the date the payment was payable pursuant to this Section 8.2(c). The payment by Parent of the Termination Fee to the Company pursuant to this Section 8.2(c), including, if applicable, any fees and expenses incurred as a result of Parent's failure to timely pay, if paid, shall be the sole and exclusive remedy of the

  Company in the event of termination of this Agreement under circumstances requiring the payment of the Termination Fee pursuant to this Section 8.2(c).

        8.3    Fees and Expenses.     Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that (i) if this Agreement is terminated pursuant to Section 8.1(b)(ii) or 8.1(c) and prior to the time of termination and after the date of this Agreement a Company Acquisition Proposal shall have been publicly announced or made to the Company Board and not withdrawn, the Company shall upon demand by Parent pay Parent the documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with this Agreement or the consummation of any of the transactions contemplated by this Agreement in an amount that will not exceed $110,000,000 and (ii) if this Agreement is terminated pursuant to Section 8.1(b)(ii) or 8.1(d), and prior to the time of termination and after the date of this Agreement a Parent Acquisition Proposal shall have been publicly announced or made to the Parent Board and not withdrawn, Parent shall upon demand by the Company pay the Company the documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with this Agreement or the consummation of any of the transactions contemplated by this Agreement in an amount that will not exceed $65,000,000. Any expenses paid pursuant to this Section 8.3 to Parent or the Company shall be credited against any Termination Fee paid to Parent or the Company, respectively.

        8.4    Notice of Termination.     The party desiring to terminate this Agreement pursuant to Section 8.1 (other than under Section 8.1(a)) shall give written notice of such termination to the other party or parties specifying the provision or provisions of Section 8.1 pursuant to which such termination is purportedly effected.

        8.5    Amendment.    Subject to applicable Law and as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company or the Parent Stockholders contemplated hereby, only by written agreement of the parties hereto, but after the Company Stockholder Approval or the Parent Stockholder Approval is obtained, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval.

        8.6    Waiver.    At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

SECTION 9

MISCELLANEOUS

        9.1    No Survival.    None of the representations or warranties in this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenants and agreements which by their terms survive the Effective Time or contemplate performance after the Effective Time.

        9.2    Notices.    Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier or by email (with confirmation of successful transmission if by email) or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)	if to Parent or Sub, to:
Shire plc 5 Riverwalk, Citywest Business Campus Dublin Ireland
	Attn:	Bill Mordan, General Counsel
	Email:	wrmordan@shire.com
with a copy (which shall not constitute notice) to:
Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199
	Attn:	Christopher D. Comeau Paul M. Kinsella
	Email:	christopher.comeau@ropesgray.com paul.kinsella@ropesgray.com
(b)	if to the Company, to:
Baxalta Incorporated 1200 Lakeside Drive Bannockburn, IL 60015
	Attn:	Peter G. Edwards, Esq., General Counsel
	Email:	peter.edwards@baxalta.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654
	Attn:	R. Scott Falk, P.C.
	Email:	scott.falk@kirkland.com
and
Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
	Attn:	Daniel E. Wolf, P.C. Michael P. Brueck
	Email:	daniel.wolf@kirkland.com michael.brueck@kirkland.com
Any party may by notice given in accordance with this Section 9.2 to the other parties designate another address or person for receipt of notices hereunder.

        9.3    Entire Agreement.     This Agreement, the Tri-Party Agreement and the Confidentiality Agreement (including, for the avoidance of doubt, all exhibits, schedules and annexes to each of the foregoing) contain the entire agreement among the parties with respect to the Merger and related transactions, and supersede all prior agreements, written or oral, among the parties with respect thereto.

        9.4    Governing Law.     This Agreement and all actions (whether in contract or tort) based on, arising out of or relating to the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

        9.5    Binding Effect; No Assignment; No Third-Party Beneficiaries.

          (a)   This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (i) Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to Parent, and (ii) each of Parent and Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of Parent (each, together with Parent, an "Assignee"). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Notwithstanding the foregoing, (A) Parent irrevocably and unconditionally guarantees the full performance of all obligations of Sub and any Assignee under this Agreement and (B) in no event shall any assignment impact in any way the form or amount of the Per Share Merger Consideration. Notwithstanding Section 2.5, to the extent any non-U.S. Taxes are deducted and withheld from the amounts otherwise payable pursuant to this Agreement solely as a result of an assignment by Parent pursuant to this Section 9.5(a) other than an assignment to a U.S. or Irish subsidiary of Parent, Parent shall pay (or cause to be paid) such additional amounts as necessary so that after such deduction or withholding has been made (including such deduction or withholding applicable to additional sums payable under Section 2.5), the recipient receives an amount equal to the amount it would have received had not such deduction or withholding been made. Subject to the foregoing, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

          (b)   Other than (i) Section 6.9 (which, from and after the Effective Time, shall be enforceable by the Indemnified Parties) and (ii) from and after the Effective Time, the rights of holders of shares of Company Common Stock, Company Options, Non-Employee Director Options, Company Restricted Stock Units, Non-Employee Director Restricted Stock Units and Company Performance Stock Units to receive the Per Share Merger Consideration and other applicable payments pursuant to Section 2), nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        9.6    Counterparts.    This Agreement may be executed in two or more counterparts (including by facsimile or other means of electronic transmission such as electronic mail with scan attachment), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        9.7    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

        9.8    Submission to Jurisdiction; Waiver.     Each of the Company, Parent and Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or permitted assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if and only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and each of the Company, Parent and Sub hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Company, Parent and Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.8, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party irrevocably agrees that service of all process in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be made by registered or certified mail, return receipt requested, to such party at its address set forth in Section 9.2 and that any such service of process shall be sufficient to confer personal jurisdiction over such party in such action or proceeding and shall otherwise constitute effective and binding service in every respect.

        9.9    Enforcement.     The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, any other party shall be entitled to an injunction to restrain any violation or threatened violation of the provisions of this Agreement and to enforce specifically the terms of this Agreement (including the obligation of each party to consummate the Merger in accordance with Section 1.3). In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9.

        9.10    No Waiver; Remedies Cumulative.     No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

        9.11    Waiver of Jury Trial.     EACH OF PARENT, THE COMPANY AND SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT

OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

SECTION 10

DEFINITIONS

        10.1    Certain Definitions.     As used herein, the following terms have the following meanings:

          "affiliate" means, with respect to any person, any other person, directly or indirectly, controlling, controlled by, or under common control with, such person. For purposes of this definition, the term "control" (including the correlative terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

          "Anti-Corruption Laws" mean any anti-corruption or anti-bribery law or regulation of any jurisdiction in which a party performs business, or of the United States, or of the United Kingdom, including without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act of 2010.

          "Business Day" means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York or London, United Kingdom.

          "Company Acquisition Proposal" means a proposal or offer from any person (other than Parent and its subsidiaries) providing for any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company or any of its subsidiaries, pursuant to which any such person would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of the Company, (ii) sale, lease, license, dissolution or other disposition, directly or indirectly, of assets of the Company (including the Equity Interests of any of its subsidiaries) or any subsidiary of the Company representing twenty percent (20%) or more of the consolidated assets, revenues or net income of the Company and its subsidiaries, taken as a whole, or to which twenty percent (20%) or more of the Company's revenues, earnings or assets on a consolidated basis are attributable, taken as a whole, (iii) issuance or sale or other disposition of Equity Interests representing twenty percent (20%) or more of the voting power of the Company, (iv) tender offer, exchange offer or any other transaction or series of transactions in which any person will acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of Equity Interests representing twenty percent (20%) or more of the voting power of the Company or (v) combination of the foregoing. For the avoidance of doubt, in no event shall any of the Company's obligations to Baxter under the Registration Rights Agreement (or compliance therewith) be deemed to constitute a Company Acquisition Proposal or otherwise be subject to Section 5.4 of this Agreement.

          "Company Business" means the business of the Company and its subsidiaries as conducted on the date of this Agreement.

          "Company Charter" means the Amended and Restated Certificate Incorporation of the Company, as amended on or prior to the date hereof.

          "Company Credit Facility" means the Five-Year Credit Agreement, dated as of July 1, 2015, among the Company, as Borrower, JPMorgan Chase Bank, National Association, as Administrative Agent and certain other financial institutions named therein.

          "Company Foreign Plan" means (i) any Company Plan that is maintained, sponsored or contributed to primarily for the benefit of any current or former director, employee, consultant, or independent contractor of the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries has or could have any liability, contingent or otherwise, who are or were providing services outside the United States and (ii) any plan that would be a Company Plan except for the fact that it is subject to any Law other than U.S. federal, state or local Law.

          "Company Intellectual Property" means all registered and unregistered Intellectual Property exclusively owned by the Company or its subsidiaries, or co-owned or jointly owned by the Company or its subsidiaries with any third party.

          "Company Intervening Event" means a material event or circumstance that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which were not known to the Company Board as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Company Board prior to the Company Stockholder Approval; provided, however, that in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal constitute a Company Intervening Event.

          "Company Leased Real Property" means all real property leased, subleased or otherwise occupied by the Company or any of its subsidiaries as tenant or subtenant as of the date of this Agreement and material to the business of the Company and its subsidiaries, taken as a whole.

          "Company Material Adverse Effect" means any effect, event, occurrence, development or change that has a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company; provided, however, that a Company Material Adverse Effect shall not be deemed to include effects, events, occurrences, developments or changes arising out of, relating to or resulting from: (A) changes or prospective changes generally affecting the economy, financial or securities markets or political, legislative or regulatory conditions, except and only to the extent such changes adversely affect the Company in a disproportionate manner relative to other participants in the Company's industry; (B) changes or prospective changes in the Company's industry, except and only to the extent such changes adversely affect the Company in a disproportionate manner relative to other participants in the Company's industry; (C) any change or prospective change in Law or the interpretation thereof, except and only to the extent such changes adversely affect the Company in a disproportionate manner relative to other participants in the Company's industry; (D) any change or prospective change in applicable accounting regulations or principles, including GAAP, or the interpretation thereof; (E) acts of war, armed hostility, terrorism, volcanic eruptions, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, except and only to the extent such acts adversely affect the Company in a disproportionate manner relative to other participants in the Company's industry; (F) the public announcement by Parent of its proposal to acquire the Company or the execution and delivery of this Agreement (except to the extent such effect, event, occurrence, development or change was the result of a breach of Section 3.4) or the announcement of the Merger, including the impact thereof on relationships with customers, suppliers, distributors, partners, employees, lenders, investors, Governmental Authorities or Baxter, or any Stockholder Litigation; (G) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings (it being understood and agreed that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); (H) any change or prospective change in the price or trading volume of the Company Common Stock on the NYSE (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); (I) actions or omissions required by this Agreement, or the failure to take any action prohibited by this Agreement; (J) changes or prospective changes in the Company's credit ratings (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); or (K) changes or prospective changes in interest rates or foreign exchange rates.

          "Company Notes" means, collectively, the Company's Floating Rate Senior Notes due 2018, 2.000% Senior Notes due 2016, 2.875% Senior Notes due 2020, 3.600% Senior Notes due 2022, 4.000% Senior Notes due 2025 and 5.250% Senior Notes due 2045.

          "Company Permitted Liens" means any (i) statutory Liens for Taxes, business improvement district charges, water and sewer charges, assessments and other lienable services and other governmental charges and impositions not yet due or payable or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) statutory Liens arising out of operation of Law, including carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens incurred in the ordinary course of business, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, (iv) with respect to Company Leased Real Property, (1) all matters, whether or not of record, that arise out of the actions of Parent or its agents, representatives or contractors, (2) all easements, covenants, rights-of-way, restrictions and other encumbrances affecting any Company Leased Real Property, (3) all Liens and other matters disclosed, or in any title commitment, report, listing or policy, or in any survey or survey update relating to the Company Leased Real Property, in each case to the extent publicly available or made available by the Company to Parent (including those relating to physical condition or variations in location or dimension), and (4) any and all Laws affecting the Company Leased Real Property (including any Laws relating to zoning, building and the use, occupancy, subdivision or improvement of the Company Leased Real Property); provided that such matters described in clauses (1) through (4) do not prohibit or materially impair the current use and operation of the Company Leased Real Property subject thereto in the business of the Company, (v) statutory landlords' Liens and Liens granted to landlords under any lease or sublease, (vi) any Liens created pursuant to or in connection with this Agreement or disclosed in the Company Disclosure Letter, (vii) Liens approved in writing by Parent, (viii) Liens securing Indebtedness permitted pursuant to Section 5.1(b)(v), (ix) non-exclusive licenses or other non-exclusive grants of rights to use Intellectual Property made in the ordinary course of business, and (x) Liens that, individually or in the aggregate, do not materially impair the current use and operation of the assets to which they relate.

          "Company Plan" means any or any combination of (i), (ii), (iii) or (iv), whether or not reduced to writing and whether covering one or more persons, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its subsidiaries, or to which the Company or any of its subsidiaries is a party, or with respect to which the Company or any of its subsidiaries has any liability, contingent or otherwise: (i) any "employee benefit plan" as that term is defined in ERISA (or that would be so defined but for the fact that it is intended to benefit persons other than one or more employees), whether or not subject to ERISA; (ii) any stock purchase, stock option, restricted stock, stock unit or other equity-based plan, program, policy, agreement or arrangement that involves or relates to one or more equity securities of the Company (or of Baxter, if the terms of such plan, program, policy, agreement or arrangement relate to any awards issued under the Company Equity Plan); (iii) any plan, program, policy, agreement or arrangement providing, including on a contingent basis, for the payment, whether in cash or other property, of material severance or separation pay or of material bonuses, commissions or other deferred or incentive compensation, including in connection with a change in control or similar event; and (iv) any other material benefit or fringe benefit plan, program, policy, agreement or arrangement. Notwithstanding the preceding sentence, the term "Company Plan"

  shall not include governmentally mandated and administered program such as U.S. Social Security or similar non-U.S. benefits.

          "Company Products" means all products being developed, being tested in clinical trials, being manufactured, being sold or being distributed by the Company or any of its subsidiaries.

          "Company Rights Agreement" means the Rights Agreement, dated June 30, 2015 (as it may be amended from time to time), between the Company and Computershare Inc. and Computershare Trust Company, N.A.

          "Company Superior Proposal" means a written Company Acquisition Proposal (provided, that for purposes of this definition references to twenty percent (20%) in the definition of "Company Acquisition Proposal" shall be deemed to be references to fifty percent (50%)) which the Company Board determines in good faith (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to the Company's stockholders from a financial point of view than the Merger and the other transactions contemplated hereby, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement and any changes to the terms of this Agreement offered by Parent in response to such Company Acquisition Proposal.

          "Confidentiality Agreement" means the Confidentiality Agreement, dated October 21, 2015 (as it may be amended from time to time), between Parent, the Company and Baxalta US Inc.

          "Contract" means, with respect to any person, any of the agreements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of Indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, employment agreements, license agreements or instruments to which such person or its subsidiaries is a party, whether oral or written, in each case that is legally binding.

          "DEA" means the U.S. Drug Enforcement Administration.

          "Deposit Agreement" means the Amended and Restated Deposit Agreement, dated as of May 23, 2011, among Parent, Citibank, N.A., as successor depositary, and all holders from time to time of Parent ADSs.

          "Distribution Agreement" means the Separation and Distribution Agreement by and between Baxter and the Company dated as of June 30, 2015.

          "Environmental Claim" means any and all written complaints, summons, citations, directives, orders, decrees, claims, liens, litigation, notices of violation, judgments, administrative, regulatory or judicial actions, suits, demands or proceedings, or notices of noncompliance or violation by any Governmental Authority or person involving or alleging potential liability of a party to this Agreement or one of its subsidiaries arising out of or resulting from any violation of any Environmental Law or the presence or Release of Hazardous Material at, from, or otherwise relating to: (i) any of the Company's or its subsidiaries' facilities or any other properties or facilities currently or formerly owned, leased, operated or otherwise used by Company or any of its subsidiaries or any predecessor in interest for which the Company or its subsidiaries would have liability; or (ii) any facilities that received Hazardous Material generated by the Company or any of its subsidiaries or any predecessor in interest for which the Company or any of its subsidiaries would have liability.

          "Environmental Laws" means all applicable federal, state, local or foreign Laws, statutes, regulations, ordinances, decrees, directives, judgments, common law, or other enforceable requirements of Governmental Authorities, relating to pollution or protection of workplace health and safety (as it relates to the management of or exposure to Hazardous Materials) or the protection of the environment, including, without limitation, Laws relating to Releases or threatened Release of Hazardous Materials, the protection of human health as a result of exposure to Hazardous Materials, the storage, transport or disposal of solid and hazardous waste, discharges of Hazardous Materials to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

          "Environmental Liability" means all liabilities, monetary obligations, losses, damages of any kind including without limitation punitive damages, consequential damages, treble damages, and natural resource damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants, costs of investigations and feasibility studies, compliance costs, abatement and cleanup costs), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party or requirement of Environmental Law, and which relate to any environmental condition, violation or alleged violation of Environmental Laws or Releases of Hazardous Materials at, from, or otherwise relating to (i) any of the Company's or its subsidiaries' facilities or any other properties or facilities currently or formerly owned, leased, operated or otherwise used by Company or any of its subsidiaries, the Company's current business or any predecessor in interest; (ii) nearby properties or businesses; or (iii) any facilities that received Hazardous Material generated by the Company or any of its subsidiaries or any predecessor in interest.

          "Equity Interest" means any share, capital stock, partnership, limited liability company, membership, member, joint venture or similar interest, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be (or at any relevant time would have been) treated as a single employer under Section 414 of the Code.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Fair Market Value" means, with respect to a security, the closing price of such security on the securities exchange on which such security is primarily traded on the date two (2) trading days immediately preceding the Effective Time.

          "Foreign Official" is broadly interpreted and includes: (i) any elected or appointed official of a Foreign Government (e.g., a member of a ministry of health), (ii) any employee or person acting for or on behalf of a Foreign Government official, Foreign Government agency, or enterprise performing a function of a Foreign Government, (iii) any non-U.S. political party officer, employee or person acting for or on behalf of a non-U.S. political party, or candidate for non-U.S. political office, (iv) any employee or person acting for or on behalf of a public international organization, (v) any member of a royal family or member of a Foreign Government military and (vi) any person otherwise categorized as an official of a Foreign Government under local Law. For purposes of this definition, "Foreign Government" includes all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative, or executive). Without limiting the generality of the foregoing and for the avoidance of doubt, for purposes of this Agreement, all Foreign Government employees and employees of enterprises owned or controlled by Foreign Governments (e.g., doctors employed in hospitals owned or controlled by Foreign Governments, researchers employed by universities owned or controlled by Foreign Governments, and Foreign Government ministers, civil servants, and regulators) are considered Foreign Officials.

          "GAAP" means generally accepted accounting principles in the United States.

          "Governmental Authority" means any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to or on behalf of, government.

          "Hazardous Materials" means any materials, chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, including without limitation petroleum and petroleum products or compounds, gasoline, diesel fuel, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead and lead-based paints and materials, radon, radioactive materials, pesticides, urea formaldehyde, and toxic mold, (i) that can cause harm to living organisms, human welfare, or the environment by virtue of their toxic, dangerous or deleterious properties, (ii) that are regulated, or for which liability can be imposed, pursuant to Environmental Laws, or (iii) the presence, handling, or management of which requires registration, authorization, investigation or remediation under Environmental Laws, including by example "hazardous substances" and "hazardous wastes" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and Resource Conservation and Recovery Act, respectively.

          "Health Care Laws" means, collectively, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion Laws (42 U.S.C. § 1320a-7), the Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Controlled Substances Act (21 U.S.C. §§ 801 et seq.), the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), the regulations promulgated pursuant to such Laws, requirements of the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, requirements of Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126), state pharmaceutical assistance programs and regulations under such Laws.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indebtedness" means, with respect to any person, all obligations of such person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures, or similar Contracts, (iii) in respect of outstanding letters of credit, (iv) in respect of capital leases under GAAP, (v) in respect of all guarantees, keepwell or similar arrangements for any of the foregoing or (vi) in respect of the deferred purchase price of property.

          "Indenture" means, collectively, the Indenture, dated as of June 23, 2015, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented from time to time prior to the date of this Agreement.

          "Intellectual Property" means any or all of the following in any jurisdiction throughout the world: (i) issued patents, patent applications (including provisional and Patent Cooperation Treaty applications), supplementary protection certificates, and inventors' certificates, including divisions, continuations, continuations-in-part, renewals, substitutions, extensions, reissues, and reexaminations of any of the foregoing (collectively, "Patents"); (ii) trademarks, service marks, certification marks, collective marks, trade dress, trade names, corporate names, and other indicia of origin or quality, and all registrations and applications for any of the foregoing (including all renewals of same), and together with all goodwill associated with and symbolized by each of the foregoing (collectively, "Trademarks"); (iii) Internet domain names; (iv) published and unpublished original works of authorship, copyrights and moral rights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, "Copyrights"); (v) any secret, confidential, or generally unknown information, including formula, process, device, or compilation, used in a business and which gives its owner an opportunity to obtain an advantage over competitors who do not know or use it ("Trade Secrets"); and (vi) all other intellectual property or intellectual property rights (in each case whether or not subject to statutory registration or protection).

          "Intentional Breach" means the taking of a deliberate act or a deliberate failure to act, in either case which act or failure to act constitutes in and of itself a breach of this Agreement, even if breaching was not the conscious object of the act.

          "knowledge of Parent" means the actual knowledge of the individuals listed on Section 10.1 of the Parent Disclosure Letter.

          "knowledge of the Company" means the actual knowledge of the individuals listed on Section 10.1 of the Company Disclosure Letter.

          "Law" means any federal, state, local, national or supranational or foreign law (including common law), statute, ordinance, rule, regulation, order, code ruling, decree, arbitration award, agency requirement, license, permit, standard, binding guideline or policy, or other enforceable requirements of any Governmental Authority.

          "Lien" means, with respect to any property or asset (including any security), any lien, mortgage, pledge, encumbrance, security interest or deed of trust.

          "Money Laundering Laws" means the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and any applicable money laundering-related law of the United States and other jurisdictions where the Company conducts business or owns assets.

          "Parent Acquisition Proposal" means a proposal or offer from any person providing for any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving Parent, pursuant to which any such person would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of Parent, (ii) sale, lease, license, dissolution or other disposition, directly or indirectly, of assets of Parent (including the Equity Interests of any of its subsidiaries) or any subsidiary of the Company representing twenty percent (20%) or more of the consolidated assets, revenues or net income of Parent and its subsidiaries taken as a whole, or to which twenty percent (20%) or more of Parent's revenues, earnings or assets on a consolidated basis are attributable, taken as a whole, (iii) issuance or sale or other disposition of Equity Interests representing twenty percent (20%) or more of the voting power of Parent, (iv) tender offer, exchange offer or any other transaction or series of transactions in which any person will acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of Equity Interests representing twenty percent (20%) or more of the voting power of Parent or (v) combination of the foregoing, in the case of each of (i) through (v) above, a condition of which is that the transactions contemplated by this Agreement do not occur or that could only be completed if the transactions contemplated by this Agreement do not occur.

          "Parent Foreign Plan" means (i) any Parent Plan that is maintained, sponsored or contributed to primarily for the benefit of any current or former director, employee, consultant, or independent contractor of Parent or any of its subsidiaries or with respect to which Parent or any of its subsidiaries has or could have any liability, contingent or otherwise, who are or were providing services outside the United States and (ii) any plan that would be a Parent Plan except for the fact that it is subject to any Law other than U.S. federal, state or local Law.

          "Parent Intellectual Property" means all registered and unregistered Intellectual Property exclusively owned by Parent or its subsidiaries, or co-owned or jointly owned by the Parent or its subsidiaries with any third party.

          "Parent Intervening Event" means a material event or circumstance that was not known to the Parent Board on the date of this Agreement (or if known, the consequences of which were not known to the Parent Board as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Parent Board prior to the Parent Stockholder Approval; provided, however, that in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Parent Acquisition Proposal constitute a Parent Intervening Event.

          "Parent Material Adverse Effect" means any effect, event, occurrence, development or change that has a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Parent; provided, however, that a Parent Material Adverse Effect shall not be deemed to include effects, events, occurrences, developments or changes arising out of, relating to or resulting from: (A) changes or prospective changes generally affecting the economy, financial or securities markets or political, legislative or regulatory conditions, except and only to the extent such changes adversely affect Parent in a disproportionate manner relative to other participants in Parent's industry; (B) changes or prospective changes in Parent's industry, except and only to the extent such changes adversely affect Parent in a disproportionate manner relative to other participants in Parent's industry; (C) any change or prospective change in Law or the interpretation thereof, except and only to the extent such changes adversely affect Parent in a disproportionate manner relative to other participants in Parent's industry; (D) any change or prospective change in applicable accounting regulations or principles, including GAAP, or the interpretation thereof; (E) acts of war, armed hostility, terrorism, volcanic eruptions, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, except and only to the extent such acts adversely affect Parent in a disproportionate manner relative to other participants in Parent's industry; (F) the public announcement by Parent of its proposal to acquire the Company or the execution and delivery of this Agreement (except to the extent such effect, event, occurrence, development or change was the result of a breach of Section 4.4) or the announcement of the Merger, including the impact thereof on contractual or other relationships with customers, suppliers, distributors, partners, employees, lenders, investors, Governmental Authorities, and any Stockholder Litigation; (G) any failure by Parent to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings (it being understood and agreed that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Parent Material Adverse Effect); (H) any change or prospective change in the price or trading volume of the Parent ADSs on Nasdaq or the Parent Ordinary Shares on the LSE (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Parent Material Adverse Effect); (I) actions or omissions or required by this Agreement, or the failure to take any action prohibited by this Agreement; (J) changes or prospective changes in Parent's credit ratings (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Parent Material Adverse Effect); or (K) changes or prospective changes in interest rates or foreign exchange rates.

          "Parent Permitted Liens" means any (i) statutory Liens for Taxes, business improvement district charges, water and sewer charges, assessments and other lienable services and other governmental charges and impositions not yet due or payable or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, (ii) statutory Liens arising out of operation of Law, including carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens incurred in the ordinary course of business, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, (iv) with respect to real property leased by Parent ("Parent Leased Real Property"), (1) all matters, whether or not of record, that arise out of the actions of the Company or its agents, representatives or contractors, (2) all easements, covenants, rights-of-way, restrictions and other encumbrances affecting any Parent Leased Real Property, (3) all Liens and other matters disclosed, or in any title commitment, report, listing or policy, or in any survey or survey update relating to the Parent Leased Real Property, in each case to the extent publicly available or made available by Parent to the Company (including those relating to physical condition or variations in location or dimension), and (4) any and all Laws affecting the Parent Leased Real Property (including any Laws relating to zoning, building and the use, occupancy, subdivision or improvement of the Parent Leased Real Property); provided that such matters described in clauses (1) through (4) do not prohibit or materially impair the current use and operation of the Parent Leased Real Property subject thereto in the business of Parent, (v) statutory landlords' Liens and Liens granted to landlords under any lease or sublease, (vi) any Liens created pursuant to or in connection with this Agreement or disclosed in the Parent Disclosure Letter, (vii) Liens approved in writing by the Company, (viii) Liens securing Indebtedness permitted pursuant to Section 5.2(b)(iii), (ix) non-exclusive licenses or other non-exclusive grants of rights to use Intellectual Property made in the ordinary course of business consistent with past practices, and (x) Liens that, individually or in the aggregate, do not materially impair the current use and operation of the assets to which they relate.

          "Parent Plan" means any or any combination of (i), (ii), (iii) or (iv), whether or not reduced to writing and whether covering one or more persons, that is sponsored, maintained or contributed to or required to be contributed to by Parent or any of its subsidiaries, or to which Parent or any of its subsidiaries is a party, or with respect to which Parent or any of its subsidiaries has any liability, contingent or otherwise: (i) any "employee benefit plan" as that term is defined in ERISA (or that would be so defined but for the fact that it is intended to benefit persons other than one or more employees), whether or not subject to ERISA; (ii) any stock purchase, stock option, restricted stock, stock unit or other equity-based plan, program, policy, agreement or arrangement that involves or relates to one or more equity securities of Parent; (iii) any plan, program, policy, agreement or arrangement providing, including on a contingent basis, for the payment, whether in cash or other property, of severance or separation pay or of bonuses, commissions or other deferred or incentive compensation, including in connection with a change in control or similar event; and (iv) any other material benefit or fringe benefit plan, program, policy, agreement or arrangement. Notwithstanding the preceding sentence, the term "Parent Plan" shall not include governmentally mandated and administered program such as U.S. Social Security or similar non-U.S. benefits.

          "Parent Products" means all products being developed, being tested in clinical trials, being manufactured, being sold or being distributed by Parent or any of its subsidiaries.

          "Parent Superior Proposal" means a written Parent Acquisition Proposal (provided, that for purposes of this definition references to twenty percent (20%) in the definition of "Parent Acquisition Proposal" shall be deemed to be references to fifty percent (50%)) which the Parent Board determines in good faith (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to the Parent Stockholders from a financial point of view than the Merger and the other transactions contemplated hereby, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, and any changes to the terms of this Agreement offered by the Company in response to such Parent Acquisition Proposal.

          "party" means a party to this Agreement.

          "Pending Parent Transaction" means the transactions contemplated by the Pending Parent Transaction Agreement.

          "Pending Parent Transaction Agreement" means the Agreement and Plan of Merger, dated as of November 2, 2015, by and between Parent, Shire Pharmaceuticals International, Parquet Courts, Inc. and Dyax Corp., as amended prior to the date of this Agreement (provided that any such amendments have been made available to the Company prior to the execution and delivery of this Agreement).

          "Pending Parent Transaction Closing" means the "Closing" (as such term is defined in the Pending Parent Transaction Agreement).

          "person" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

          "Registration Rights Agreement" means the Shareholder's and Registration Rights Agreement, dated as of June 30, 2015, by and between Baxter and the Company.

          "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, or migration into or through the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or at or from any property.

          "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, including its rules and regulations.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "subsidiary" of any specified person means any other person of which such first person owns (either directly or indirectly through one or more other subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such person, and with respect to which entity such first person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

          "Tax" (including, with correlative meaning, the term "Taxes") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, governmental charges, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

          "Tax Matters Agreement" means the Tax Matters Agreement, dated as of June 30, 2015 by and between the Company and Baxter.

          "Tax Return" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          "Tax Sharing Agreements" means all agreements binding a party or any of its subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any commercial contract entered into in the ordinary course of business containing customary Tax indemnification provisions).

          "Termination Fee" means an amount equal to $369 million.

          "third party" means any person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its affiliates or the Company and any of its affiliates, and the representatives of such person.

          "Treasury Regulations" means the regulations promulgated under the Code.

          "UK Listing Rules" means the rules and regulations made by the Financial Conduct Authority in its capacity as the UKLA under Part VI of the Financial Services and Markets Act 2000 (as amended), and contained in the UKLA's publication of the same name.

        10.2    Other Definitional and Interpretative Provisions.     The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections and Exhibits are to Sections and Exhibits of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to "made available" (or similar words of import) in respect of information made available by the Company or Parent mean any information made available to Parent or the Company, as applicable (including any information made available in the virtual data room maintained by the Company or Parent, as applicable). References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any person include the successors and permitted assigns of that person. All references to "dollars" or "$" are to United States dollars. The word "extent" and the phrase "to the extent" shall mean the degree to which a subject or other thing extends and not simply "if." All references to "days" shall be to calendar days unless otherwise indicated as a "Business Day." This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors and, accordingly, it is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger under seal as of the date first stated above.

SHIRE PLC
By:	/s/ FLEMMING ORNSKOV
	Name:	Flemming Ornskov
	Title:	Chief Executive Officer
BEARTRACKS, INC.
By:	/s/ JOHN MILLER
	Name:	John Miller
	Title:	President and Treasurer
BAXALTA INCORPORATED
By:	/s/ ROBERT J. HOMBACH
	Name:	Robert J. Hombach
	Title:	Executive Vice President, Chief Financial Officer and Chief Operations Officer

Exhibit A

STATE of DELAWARE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BAXALTA INCORPORATED

* * * * *

        FIRST:    The name of the corporation is Baxalta Incorporated (the "Corporation").

        SECOND:    The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the "DGCL").

        FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00. Each share of stock shall be entitled to one vote.

        FIFTH:    The Board of Directors of the Corporation (the "Board of Directors") shall have the power to adopt, amend or repeal the bylaws of the Corporation.

        SIXTH:    Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

        SEVENTH:    The Corporation expressly elects not to be governed by Section 203 of the DGCL.

        EIGHTH:    To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. No repeal or modification of this EIGHTH ARTICLE, nor any adoption of or amendment to any provision of this Amended and Restated Certificate of Incorporation, shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, modification, adoption or amendment with respect to acts or omissions occurring prior to such repeal, modification, adoption or amendment.

        NINTH:    The Corporation shall indemnify its and any of its subsidiaries' directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation or any such subsidiary and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented

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to by the Board of Directors. The right to indemnification conferred by this NINTH ARTICLE shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, subject to receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

        The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation, or to those persons serving at the Corporation's request as a director, officer, employee or agent of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise, similar to those conferred in this NINTH ARTICLE to directors and officers of the Corporation.

        The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director, officer or employee of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this NINTH ARTICLE.

        The rights to indemnification and to the advancement of expenses conferred in this NINTH ARTICLE shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

        Any repeal or modification of any provision of this NINTH ARTICLE shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

        TENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

* * * * *

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        IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on [    ] day of [                    ], 2016.

By:	/s/ [ ]
Name:
Title:

[Signature Page to Certificate of Incorporation]

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Exhibit B

STATE of DELAWARE

AMENDED AND RESTATED

BYLAWS

OF

BAXALTA INCORPORATED

* * * * *

ARTICLE1
OFFICES

        Section 1.01.    Registered Office.     The registered office of Baxalta Incorporated (the "Corporation") shall be in the City of Wilmington, County of New Castle, State of Delaware.

        Section 1.02.    Other Offices.     In addition to its registered office in the State of Delaware, the Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the "Board of Directors") may from time to time determine or the business of the Corporation may require.

        Section 1.03.    Books.     The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2
MEETINGS OF STOCKHOLDERS

        Section 2.01.    Time and Place of Meetings.     All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman of the Board in the absence of a designation by the Board of Directors).

        Section 2.02.    Annual Meetings.     Unless directors are elected by written consent in lieu of an annual meeting as permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the "DGCL"), an annual meeting of stockholders, commencing with the year 2017, shall be held for the election of directors and to transact such other business as may properly be brought before the meeting. Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

        Section 2.03.    Special Meetings.     Special meetings of stockholders may be called by the Board of Directors or the Chairman of the Board and shall be called by the Secretary at the request in writing of holders of record of a majority of the outstanding capital stock of the Corporation entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

        Section 2.04.    Notice of Meetings and Adjourned Meetings; Waivers of Notice.     (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for

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which the meeting is called. Unless otherwise provided by the DGCL, such notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

          (b)   A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

        Section 2.05.    Quorum.     Unless otherwise provided under the certificate of incorporation, these bylaws or the DGCL, the presence, in person or by proxy, of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

        Section 2.06.    Voting.     (a) Unless otherwise provided in the certificate of incorporation or the DGCL, each stockholder shall be entitled to one (1) vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Unless otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the affirmative vote of a majority of the shares of capital stock of the Corporation present, in person or by written proxy, at a meeting of stockholders and entitled to vote on the subject matter shall be the act of the stockholders.

          (b)   Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

          (c)   Votes may be cast by any stockholder entitled to vote in person or by proxy. In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter (including elections) will not be treated as a vote cast.

        Section 2.07.    Action by Consent.     (a) Unless otherwise provided in the certificate of incorporation and subject to the proviso in Section 2.02, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or

A-B-2

consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in Section 2.07(b).

          (b)   Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

        Section 2.08.    Organization.     At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or in the Chairman's absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary's absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

        Section 2.09.    Order of Business.     The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

ARTICLE 3
DIRECTORS

        Section 3.01.    General Powers.     Except as otherwise provided in the DGCL or the certificate of incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

        Section 3.02.    Number, Election and Term of Office.     The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by resolution of the Board of Directors but shall not be less than one (1) or more than nine (9). The directors shall be elected at the annual meeting of the stockholders by written ballot, except as provided in Section 2.02 and Section 3.12 herein, and each director so elected shall hold office until such director's successor is elected and qualified or until such director's earlier death, resignation or removal.

        Directors need not be stockholders.

        Section 3.03.    Quorum and Manner of Acting.     Unless the certificate of incorporation or these bylaws require a greater number, a majority of the total number of directors shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of

A-B-3

the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

        Section 3.04.    Time and Place of Meetings.     The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a determination by the Board of Directors).

        Section 3.05.    Annual Meeting.     The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

        Section 3.06.    Regular Meetings.     After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

        Section 3.07.    Special Meetings.     Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called by the Chairman of the Board, President or Secretary on the written request of one director. Notice of special meetings of the Board of Directors shall be given to each director at least three days before the date of the meeting in such manner as is determined by the Board of Directors.

        Section 3.08.    Committees.     The Board of Directors may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board of Directors may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to any of the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to the stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

        Section 3.09.    Action by Consent.     Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are

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maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

        Section 3.10.    Telephonic Meetings.     Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

        Section 3.11.    Resignation.     Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

        Section 3.12.    Vacancies.     Unless otherwise provided in the certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one (1) or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each director so chosen shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in accordance with the DGCL. Unless otherwise provided in the certificate of incorporation, when one (1) or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of other vacancies.

        Section 3.13.    Removal.     Any director or the entire Board of Directors may be removed, with or without cause, at any time by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote at any election of directors and the vacancies thus created may be filled in accordance with Section 3.12 herein.

        Section 3.14.    Compensation.     Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

ARTICLE 4
OFFICERS

        Section 4.01.    Principal Officers.     The principal officers of the Corporation shall be a President, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one (1) or more Controllers, as the Board of Directors may in its discretion appoint. One (1) person may hold the offices and perform the duties of any two (2) or more of said offices, except that no one (1) person shall hold the offices and perform the duties of President and Secretary.

        Section 4.02.    Election, Term of Office and Remuneration.     The principal officers of the Corporation shall be elected annually by the Board of Directors at the annual meeting thereof. Each

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such officer shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

        Section 4.03.    Subordinate Officers.     In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one (1) or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

        Section 4.04.    Removal.     Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

        Section 4.05.    Resignations.     Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

        Section 4.06.    Powers and Duties.     The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE 5
INDEMNIFICATION

        Section 5.01.    Power to Indemnify in Actions not by or in the Right of the Corporation.    Subject to Section 5.03 of this Article 5, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director, officer or employee of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

        Section 5.02.    Power to Indemnify in Actions By or in the Right of the Corporation.     Subject to Section 5.03 of this Article 5, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director, officer or employee of the Corporation

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serving at the request of the Corporation as a director, officer, employee or agent of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 5.03.    Authorization of Indemnification.     Any indemnification under this Article 5 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer or employee is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 5.01 or Section 5.02 of this Article 5, as the case may be. Such determination shall be made, with respect to a person who is a director, officer or employee at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the shareholders. Such determination shall be made, with respect to present or former employees or former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director, officer or employee of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

        Section 5.04.    Good Faith Defined.     For purposes of any determination under Section 5.03 of this Article 5, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person's conduct was unlawful, if such person's action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 5.04 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 5.01 or Section 5.02 of this Article 5, as the case may be.

        Section 5.05.    Indemnification by a Court.     Notwithstanding any contrary determination in the specific case under Section 5.03 of this Article 5, and notwithstanding the absence of any determination thereunder, any director, officer or employee may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 5.01 or Section 5.02 of this Article 5. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer or employee is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 5.01 or Section 5.02 of this Article 5, as the case may be. Neither a

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contrary determination in the specific case under Section 5.03 of this Article 5 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director, officer or employee seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5.05 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director, officer or employee seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

        Section 5.06.    Expenses Payable in Advance.     Expenses (including attorneys' fees) incurred by a current or former director or officer or employee entitled to indemnification under this Article 5 in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director, officer or employee to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article 5. Such expenses may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

        Section 5.07.    Non-exclusivity of Indemnification and Advancement of Expenses.     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 5 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these Bylaws, any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 5.01 and Section 5.02 of this Article 5 shall be made to the fullest extent permitted by law. The provisions of this Article 5 shall not be deemed to preclude the indemnification of any person who is not specified in Section 5.01 or Section 5.02 of this Article 5 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise. Any repeal or modification of any provision in this Article 5 shall not adversely affect any rights to indemnification and to the advancement of expenses of any person hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

        Section 5.08.    Severability.     If any provision or provisions of this Article 5 is held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article 5 (including, without limitation, each portion of any paragraph of this Article 5 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article 5 (including, without limitation, each such portion of any paragraph of this Article 5 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision or provisions held invalid, illegal or unenforceable.

        Section 5.09.    Survival.     The rights to indemnification and advancement of expenses conferred by this Article 5 shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and personal and legal representatives of such a person.

        Section 5.10.    Certain Definitions.     For purposes of this Article 5, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation or is or was a director, officer or employee of such constituent

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corporation serving at the request of such constituent corporation as a director, officer, employee or agent of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 5 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term "another enterprise" as used in this Article 5 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent. For purposes of this Article 5, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of, or fiduciary with respect to, another enterprise which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article 5.

ARTICLE 6
CAPITAL STOCK

        Section 6.01.    Certificates For Stock; Uncertificated Shares.     The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, or the President or Vice President, and by the Treasurer or an assistant Treasurer or the Secretary or an assistant Secretary of such Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.

        Section 6.02.    Transfer of Shares.     Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder's duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder's duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

        Section 6.03.    Authority for Additional Rules Regarding Transfer.     The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

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 ARTICLE 7
GENERAL PROVISIONS

        Section 7.01.    Fixing the Record Date.    (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting.

          If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting.

          (b)   In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

          (c)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

        Section 7.02.    Dividends.     Subject to limitations contained in the DGCL and the certificate of incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

        Section 7.03.    Year.     The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

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        Section 7.04.    Corporate Seal.     The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

        Section 7.05.    Voting of Stock Owned by the Corporation.     The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

        Section 7.06.    Amendments.     These bylaws or any of them, may be altered, amended or repealed, or new bylaws may be made, by the affirmative vote of a majority of the stockholders of entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors.

* * * * *

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Annex B

Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015

January 11, 2016

Shire plc
5 Riverwalk, Citywest Business Campus
Dublin 24
Republic of Ireland
Attention: Bill Mordan, General Counsel

Baxalta Incorporated
1200 Lakeside Drive
Bannockburn, Illinois 60015
Attention: Peter G. Edwards

Ladies and Gentlemen:

        This letter agreement is entered into on the date first set forth above by and among Shire plc, a company incorporated in Jersey ("Parent"), Baxalta Incorporated, a Delaware corporation ("Baxalta"), and Baxter International Inc., a Delaware corporation ("Baxter") (this "Letter Agreement"). Reference is made to that certain Tax Matters Agreement, dated as of June 30, 2015, by and among Baxter, by and on behalf of itself and each Affiliate of Baxter, and Baxalta, by and on behalf of itself and each Affiliate of Baxalta (the "Tax Matters Agreement") and that certain Shareholder's and Registration Rights Agreement, dated as of June 30, 2015, by and between Baxter and Baxalta (the "Registration Rights Agreement"). Pursuant to a merger agreement to be entered into among Parent, BearTracks, Inc., a Delaware corporation, and Baxalta (the "Merger Agreement"), Parent will, directly or indirectly, acquire all of the outstanding shares of Baxalta Common Stock (the "Merger"), subject to the satisfaction of certain closing conditions as described in the Merger Agreement. Capitalized terms used but not defined herein have the meanings given to them in the Tax Matters Agreement.

        Parent, Baxalta and Baxter hereby agree as follows:

        1.    Support of Baxter; Waiver of Appraisal Rights.

          (a)   Baxter hereby consents to the inclusion of a statement, attributed to its chief executive officer, expressing its support for the Merger in the form attached hereto as Annex I (the "Baxter Support Statement") in any Baxalta or Parent press release announcing the entry into the Merger Agreement. Each of Parent and Baxalta agrees that, except as required by applicable law or in the discharge of its obligations hereunder, it will not make any public statement (other than the Baxter Support Statement) of non-public information regarding Baxter's support for the Merger or any statement regarding Baxter's plans with respect to, or the anticipated timing or sizing of, any Retained Shares Transaction (as defined below), in each case, without Baxter's prior consent; provided that, Parent and Baxalta may publish, make, repeat or otherwise use the Baxter Support Statement unless and until Baxter objects in writing to the use thereof.

          (b)   Baxter hereby waives, and agrees not to exercise or assert, any appraisal rights under applicable law, including Section 262 of the General Corporation Law of the State of Delaware, in connection with the Merger.

        2.    Opinion Matters.

          (a)   Immediately prior to the closing of the Merger (the "Merger Closing"), Baxter shall execute and deliver representation letters (the "Baxter Closing Representation Letters") to Cravath, Swaine & Moore LLP and KPMG LLP substantially in the form of the representation letters (the "Baxter Signing Representation Letters") executed and delivered by Baxter on the date immediately prior to the date that the Merger Agreement is entered into by Parent and Baxalta

  (the "Merger Signing Date") with such changes as are necessary to reflect any changes in facts prior to the Merger Closing.

          (b)   Immediately prior to the Merger Closing, Parent shall execute and deliver representation letters (the "Parent Closing Representation Letters") to Cravath, Swaine & Moore LLP and KPMG LLP substantially in the form of the representation letters (the "Parent Signing Representation Letters") executed and delivered by Parent on the date immediately prior to the Merger Signing Date with such changes as are necessary to reflect any changes in facts prior to the Merger Closing.

          (c)   Immediately prior to the Merger Closing, Baxalta shall execute and deliver representation letters (the "Baxalta Closing Representation Letters" and, together with the Baxter Closing Representation Letters and the Parent Closing Representation Letters, the "Closing Representation Letters") to Cravath, Swaine & Moore LLP and KPMG LLP substantially in the form of the representation letters (together with the Baxter Signing Representation Letters and Parent Signing Representation Letters, the "Signing Representation Letters" and together with the Closing Representation Letters, the "Representation Letters") executed and delivered by Baxalta on the date immediately prior to the Merger Signing Date with such changes as are necessary to reflect any changes in facts prior to the Merger Closing.

          (d)   Baxter hereby represents and warrants that the Baxter Signing Opinion (as defined below) has been furnished to Baxter, such that the condition set forth in Section 2(g)(ii)(A) is satisfied. Baxter shall (i) use its reasonable best efforts to cause KPMG LLP to deliver the Baxter Closing Opinion (as defined below) immediately prior to the Merger Closing, such that the condition set forth below in Section 2(g)(ii)(B) is satisfied and (ii) certify in writing to Parent and Baxalta immediately upon receipt of such opinion that such opinion has been furnished. As of the date immediately prior to the Merger Signing Date, Baxter knows of no reason (x) why it would not be able to deliver the Baxter Closing Representation Letters, or (y) why it would not be able to obtain the Baxter Closing Opinion.

          (e)   Parent shall use its reasonable best efforts to cause Cravath, Swaine & Moore LLP to deliver the Parent Closing Opinion (as defined below) immediately prior to the Merger Closing, such that the condition set forth below in Section 2(g)(i)(B) is satisfied. As of the date immediately prior to the Merger Signing Date, Parent knows of no reason (i) why it would not be able to deliver the Parent Closing Representation Letters or (ii) why it would not be able to obtain the Parent Closing Opinion.

          (f)    As of the date immediately prior to the Merger Signing Date, Baxalta knows of no reason why it would not be able to deliver the Baxalta Closing Representation Letters.

          (g)   Section 4.02(c) of the Tax Matters Agreement shall be waived with respect to the Merger Closing if:

              (i)  (A) A tax opinion of Cravath, Swaine & Moore LLP is furnished to Parent, and a true, correct and complete copy of such opinion is provided to Baxter and Baxalta, on the date immediately prior to the Merger Signing Date, and (B) Cravath, Swaine & Moore LLP furnishes a tax opinion to Parent immediately prior to the Merger Closing that is a tax opinion substantially the same in form and substance as the opinion referenced in clause (i)(A) (the "Parent Closing Opinion"), a true, correct and complete copy of which shall be provided by Parent to Baxter and Baxalta. In each case, such opinion may rely on the applicable Representation Letters.

             (ii)  (A) A tax opinion of KPMG LLP is furnished to Baxter on the date immediately prior to the Merger Signing Date (the "Baxter Signing Opinion"), and (B) KPMG LLP furnishes a tax opinion to Baxter immediately prior to the Merger Closing that is a tax opinion substantially the same in form and substance as the opinion referenced in clause (ii)(A) above (the "Baxter Closing Opinion"). In each case, such opinion may rely on the applicable Representation Letters. Neither Baxalta nor Parent shall (in writing or otherwise) publicly refer to or describe non-public information regarding the Baxter Signing Opinion or the Baxter Closing Opinion without the prior written consent of KPMG LLP or Baxter, except that the parties may disclose this Letter Agreement and describe its terms in any Form 8-K, registration statement, proxy statement or circular relating to the Merger Agreement or the Merger.

          (h)   Prior to the earlier of (i) the Merger Closing and (ii) the termination of the Merger Agreement, each of Parent, Baxalta, and Baxter shall cooperate in good faith with the reasonable requests of the other parties in connection with matters related to the opinions referred to in this Section 2 (including the preparation of materials by Parent, Baxalta, Baxter and their respective agents documenting diligence and other matters related to the Retained Shares Transactions). From and after the execution of this Letter Agreement, at such time or times as may be reasonably requested by Baxter, each of Baxalta and Parent shall use its reasonable best efforts to execute certificates reasonably requested by Baxter containing appropriate representations that Baxalta or Parent, as applicable, is, in good faith, able to make at such time, in connection with KPMG LLP's delivery to Baxter of a tax opinion or opinions rendered in connection with the initial distribution of Baxalta Common Stock on July 1, 2015, one or more Debt-for-Equity Exchanges, one or more Exchange Offers (as defined in the Registration Rights Agreement), one or more contributions of Retained Shares to Baxter's U.S. pension fund or any dividend of Retained Shares to Baxter's shareholders. Upon Baxter's reasonable request, Baxalta (or, after the Merger Closing, Parent) shall use reasonable best efforts to cause any person who is at the time of such request an executive officer of such party and who was an executive officer of Baxter prior to the initial distribution of Baxalta Common Stock on July 1, 2015 to assist Baxter in confirming such facts as are within the knowledge of such executive officer. Each party shall make any such requests for cooperation with reasonable advance notice and under reasonable circumstances so as to minimize any disruption to or impairment of the applicable party's business.

          (i)    Baxter acknowledges and agrees that Section 4.02(c) of the Tax Matters Agreement has been waived with respect to the execution of the Merger Agreement.

        3.    Indemnification and Guarantee.

          (a)   Notwithstanding anything in the Tax Matters Agreement, the Merger Agreement or the Distribution Agreement to the contrary,

              (i)  Baxalta agrees that from and after the Merger Closing, subject to Section 3(b) hereof and clause (ii) below, Baxalta shall indemnify and hold harmless Baxter and each of its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses attributable to or resulting from (in whole or in part) the Merger; and

             (ii)  Baxalta shall not be obligated to indemnify Baxter for any Tax-Related Losses attributable to or resulting from (in whole or in part) any disposition of Baxalta Common Stock by Baxter (including through Debt-for Equity Exchanges and Subsequent Distributions) other than:

              (A)  the initial distribution of Baxalta Common Stock on July 1, 2015;

              (B)  the transactions described in Section 4 (which for the avoidance of doubt include one or more Debt-for-Equity Exchanges, one or more Exchange Offers, one or more contributions of Retained Shares to Baxter's U.S. pension fund and any dividend of

      Retained Shares to Baxter's shareholders) that in each case conclude prior to any Parent or Baxalta shareholder vote with respect to the Merger; or

              (C)  the conversion at the Merger Closing of any Retained Shares held by Baxter into the right to receive Parent American Depositary Shares and cash (it being understood that any Taxes imposed on Baxter with respect to the receipt of Parent American Depositary Shares and cash upon the Merger Closing do not constitute Tax Related Losses subject to indemnification under Section 3(a)(i)).

          Parent also agrees that, from and after the Merger Closing, Parent will guarantee the payment and performance by Baxalta of its obligations and agreements under this Letter Agreement, the Tax Matters Agreement, the Distribution Agreement and the Ancillary Agreements (as defined in the Distribution Agreement).

          (b)   Notwithstanding anything in the Tax Matters Agreement, the Merger Agreement, the Distribution Agreement, or this Letter Agreement to the contrary, if Baxter intentionally misrepresents any fact in either the Baxter Signing Representation Letters or the Baxter Closing Representation Letters, the indemnification obligation of Baxalta under Section 3(a) hereof and the indemnification obligation of Baxalta under Section 4.05 of the Tax Matters Agreement shall not apply to the extent any Tax-Related Losses are attributable to or resulting from any such intentional misrepresentations.

          (c)   From and after the Merger Closing, Parent shall be afforded the same rights and have the same obligations as Baxalta under Section 3.04 of the Tax Matters Agreement.

        4.    Retained Shares Transactions.     Each of Parent and Baxalta understands and acknowledges that Baxter (a) intends to effectuate (or cause to be effectuated) two Debt-for-Equity Exchanges (and related Underwritten Offerings (as defined in the Registration Rights Agreement)), one Exchange Offer and a contribution of Retained Shares (as defined in the Registration Rights Agreement) to Baxter's U.S. pension fund, and (b) may potentially effectuate a dividend of Retained Shares to Baxter's shareholders, in each case, in connection with the offer, sale, exchange, placement, transfer, distribution or other disposition of Baxter's 131,902,719 Retained Shares by Baxter or the then holders of such shares (each such Debt-for-Equity Exchange and Exchange Offer (but not, for the avoidance of doubt, any U.S. pension fund contribution or any dividend of Retained Shares to Baxter's shareholders), a "Retained Shares Transaction"), in each case, prior to any Parent or Baxalta shareholder vote with respect to the Merger. Baxter shall use its reasonable best efforts to complete all Retained Shares Transactions prior to any Parent or Baxalta shareholder vote with respect to the Merger.

        5.    Cooperation and Support of Parent and Baxalta.

          (a)   Parent shall cooperate with and support Baxter and Baxalta to enable Baxalta to comply with the terms of, and fulfill Baxalta's obligations under, the Registration Rights Agreement, including, without limitation, Baxalta's obligation to use its reasonable best efforts to prepare and file Registration Statements (as defined in the Registration Rights Agreement) on an appropriate form with the Securities Exchange Commission ("SEC") as expeditiously as possible upon receipt of a Demand Registration (as defined in the Registration Rights Agreement), it being acknowledged and agreed that Baxter delivered notice of a Demand Registration on August 10, 2015 and, as of the date hereof, no Retained Shares have been registered or sold in connection therewith. Notwithstanding the foregoing or anything to the contrary in the Registration Rights Agreement (including, without limitation, Section 2.01(b) thereof), Baxter shall be entitled to make at least three additional Demand Registrations in connection with the Retained Shares Transactions contemplated hereby.

          (b)   (i) Baxalta shall use its reasonable best efforts to provide or update all information on an appropriate registration form under the Securities Act of 1933, as amended (the "Securities Act"), including, without limitation, all financial data (including selected financial data or "flash" numbers with respect to recently completed periods), that (A) the SEC would require in a registered offering of the Baxalta Common Stock or (B) is reasonably requested by the underwriter(s) or dealer manager(s) in any Underwritten Offering or Exchange Offer to ensure compliance with applicable laws (including, without limitation, disclosure obligations under applicable federal securities laws), respectively, in connection with each Retained Shares Transaction (collectively, the "Offering Information"), in each case, as soon as practicable after (x) the date hereof and (y) each such request by the underwriter(s) or dealer manager(s) in such Underwritten Offering or Exchange Offer.

          In furtherance of the foregoing, Baxalta shall use its reasonable best efforts to cause to be prepared:

            (1)   if and to the extent required or requested by the SEC or reasonably requested by such underwriter(s) or dealer manager(s) to ensure compliance with applicable laws (including, without limitation, disclosure obligations under applicable federal securities laws), pro forma financial statements regarding the Merger prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act in a Registration Statement in a form ready for filing with the SEC (collectively, "Pro Forma Financial Information"):

               (I)  would be required in (x) a Registration Statement that includes interim financial information of Parent and Baxalta as of and for the nine-month period ended September 30, 2015, (y) a Registration Statement that includes annual financial information of Parent and Baxalta as of and for the year ended December 31, 2015 or (z) a Registration Statement that includes interim financial information of Parent and Baxalta as of and for the three-month period ending March 31, 2016, in each case, to be delivered to Baxter and the underwriter(s) or dealer manager(s), as applicable, by no later than January 25, 2016 (the "First PFFI Deadline") in the case of clause (x), by no later than March 18, 2016 (the "Second PFFI Deadline") in the case of clause (y), and by no later than May 12, 2016 (the "Third PFFI Deadline") in the case of clause (z); or

              (II)  is otherwise required or requested by the SEC or reasonably requested by such underwriter(s) or dealer manager(s) to ensure compliance with applicable laws (including, without limitation, disclosure obligations under applicable federal securities laws), in each case, to be delivered to Baxter and such underwriter(s) or dealer manager(s) as soon as practicable after such requirement or request (including, without limitation, requirements or requests for updated Pro Forma Financial Information).

            (2)   all Baxalta executive compensation disclosure for fiscal year 2015 required to be included in a Registration Statement filed or amended between January 1, 2016 and December 31, 2016 (x) prepared in accordance with all applicable rules and regulations of the SEC and (y) delivered to Baxter and such underwriter(s) or dealer manager(s) (the "Baxalta 2015 ECD") by no later than January 25, 2016; and

            (3)   Baxalta's Annual Report on Form 10-K for the year ended December 31, 2015 (the "Baxalta 2015 10-K") to be filed with the SEC by no later than March 11, 2016 (the "Baxalta 10-K Deadline") and, if less than three Marketing Periods have been completed as of May 11, 2016, Baxalta's Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2016 (the "Baxalta 2016 Q1 10-Q") to be filed with the SEC by no later than May 12, 2016 (the "Baxalta Q1 10-Q Deadline").

             (ii)  Parent shall use its reasonable best efforts to cause to be prepared:

              (A)  if and to the extent required or requested by the SEC or reasonably requested by such underwriter(s) or dealer manager(s) to ensure compliance with applicable laws (including, without limitation, disclosure obligations under applicable federal securities laws), Pro Forma Financial Information that:

                (1)   would be required in (x) a Registration Statement that includes interim financial information of Parent and Baxalta as of and for the nine-month period ended September 30, 2015, (y) a Registration Statement that includes annual financial information of Parent and Baxalta as of and for the year ended December 31, 2015 or (z) a Registration Statement that includes interim financial information of Parent and Baxalta as of and for the three-month period ending March 31, 2016, in each case, to be delivered to Baxter and the underwriter(s) or dealer manager(s), as applicable, in any Underwritten Offering or Exchange Offer by no later than the First PFFI Deadline in the case of clause (x), by no later than the Second PFFI Deadline in the case of clause (y) and by no later than the Third PFFI Deadline in the case of clause (z); or

                (2)   is otherwise required or requested by the SEC or reasonably requested by such underwriter(s) or dealer manager(s) to ensure compliance with applicable laws (including, without limitation, disclosure obligations under applicable federal securities laws) to be delivered to Baxter and such underwriter(s) or dealer manager(s) as soon as practicable after such requirement or request (including, without limitation, requirements or requests for updated Pro Forma Financial Information); and

              (B)  Parent's Annual Report on Form 10-K for fiscal year 2015 to be filed with the SEC by no later than March 11, 2016 and, if less than three Marketing Periods have been completed as of May 11, 2016, Parent's Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2016 to be filed with the SEC no later than May 12, 2016.

          Notwithstanding the foregoing, without Parent's prior consent, the financial information (other than Pro Forma Financial Information) or other business information (other than information related to the Merger) of Parent shall not be included in a Registration Statement for an Underwritten Offering or Exchange Offer in connection with a Retained Shares Transaction unless required or requested by the SEC.

          (c)   (i) Baxalta shall (A) use its reasonable best efforts to cause its independent accounting firm to deliver customary "comfort" and bring-down "comfort" letters (including, without limitation, customary "negative assurance" comfort) to Baxter and such underwriter(s) or dealer manager(s) in connection with Baxalta's financial information required to be included in the applicable Registration Statement, and (B) if reasonably requested by such underwriter(s) or dealer manager(s), cause its principal financial or accounting officer to deliver certificate(s) certifying as to the accuracy of Baxalta's financial information in the applicable Registration Statement as such underwriter(s) or dealer manager(s) may reasonably request (together with such comfort letters, the "Baxalta Comfort Documents"), including customary Baxalta Comfort Documents with respect to any Pro Forma Financial Information required or requested as provided above to be included in any Registration Statement pursuant to Section 5(b) hereof and as may be necessary to enable the provision of the Baxalta Comfort Documents described in subclause (A) above.

             (ii)  Parent shall (A) use its reasonable best efforts to cause its independent accounting firm to deliver customary "comfort" and bring-down "comfort" letters (including, without limitation, customary "negative assurance" comfort) to Baxter and such underwriter(s) or dealer manager(s) in connection with Parent's financial information required by the SEC to be included in the applicable Registration Statement, and (B) if reasonably requested by such underwriter(s) or dealer manager(s), cause its principal financial or accounting officer to deliver certificate(s) certifying as to the accuracy of Parent's financial information required by the SEC to be included in the applicable Registration Statement as such underwriter(s) or dealer manager(s) may reasonably request (together with such comfort letters, the "Parent Comfort Documents"), including customary Parent Comfort Documents with respect to any Pro Forma Financial Information required or requested as provided above to be included in any Registration Statement pursuant to Section 5(b) and as may be necessary to enable the provision of the Parent Comfort Documents described in subclause (A) above.

          (d)   (i) Baxalta shall use its reasonable best efforts to cause its senior executive officers (including, without limitation, its chief executive officer and chief financial officer) and other members of management to participate at reasonable times and for reasonable periods in any customary due diligence sessions and "road show" presentations that may be reasonably requested by the managing underwriter(s) or dealer manager(s), as applicable, in any Underwritten Offering or Exchange Offer, including, if reasonably requested by the applicable underwriter(s) or dealer manager(s), in-person participation of the chief executive officer and chief financial officer of Baxalta in customary "road show" presentations for not more than two consecutive Business Days (as defined in the Registration Rights Agreement) during each Marketing Period (as defined below), at such times and locations as may be reasonably requested by such underwriter(s) or dealer manager(s), and otherwise to use its reasonable best efforts to facilitate, cooperate with, and participate in each Underwritten Offering or Exchange Offer in connection with a Retained Shares Transaction and customary due diligence and selling efforts related thereto, except to the extent that such participation materially interferes with the management of Baxalta's business (collectively, "Required Baxalta Management Participation").

             (ii)  Parent shall use its reasonable best efforts to cause at least one senior executive officer familiar with the financial and business affairs of Parent and the Merger to participate at reasonable times and for reasonable periods in any customary due diligence sessions and "road show" presentations that may be reasonably requested by the managing underwriter(s) or dealer manager(s), as applicable, in any Underwritten Offering or Exchange Offer, including, if reasonably requested by the applicable underwriter(s) or dealer manager(s), in-person participation of members of management of Parent in customary "road show" presentations for not more than two consecutive Business Days during each Marketing Period (as defined below), at such times and locations as may be reasonably requested by such underwriter(s) or dealer manager(s), and otherwise use its reasonable best efforts to facilitate, cooperate with, and participate in each Underwritten Offering or Exchange Offer in connection with a Retained Shares Transaction and customary due diligence and selling efforts related thereto, except to the extent that such participation materially interferes with the management of Parent's business (collectively, together with Required Baxalta Management Participation, "Required Management Participation"). Baxter acknowledges and agrees that any request for participation by Parent or any Parent executive will take into account due consideration of efforts Parent has taken and intends to take during the applicable Marketing Period to promote the Merger.

          (e)   In connection with each Retained Shares Transaction:

              (i)  Baxalta shall use its reasonable best efforts to prepare, assist in the preparation of, deliver and/or complete all of the following, as applicable (collectively, the "Baxalta Marketing Period Deliverables") at least two Business Days prior to the commencement of each Marketing Period: (A) a preliminary prospectus (including all Offering Information and Pro Forma Financial Information required or requested to be included therein pursuant to

    Section 5(b) hereof) for the applicable Registration Statement, (B) investor presentation(s) or other marketing materials, (C) (x) substantially final draft underwriting agreement(s) or exchange agreement(s), in the case of a Debt-for-Equity Exchange and the related Underwritten Offering, or (y) substantially final draft dealer manager agreement(s), and related documents, in the case of an Exchange Offer, in each case, including substantially final forms of all applicable legal opinions, (D) substantially final draft Baxalta Comfort Documents, (E) all legal, business and accounting due diligence of Baxalta in a manner reasonably satisfactory to Baxter and the applicable underwriter(s) or dealer manager(s), as the case may be, (F) executed lock-up agreements from Baxalta and its directors and executive officers in the form contemplated in Section 8 hereof and (G) such other customary documents, certificates, agreements and instruments reasonably requested by such underwriter(s) or dealer manager(s), Baxter or third parties (including, without limitation, any trustee, administrative agent, transfer agent, exchange agent or information agent) involved in any Retained Shares Transaction and, in the case of subclauses (A), (B), (C), (D) and (G), in a form reasonably satisfactory to Baxalta, Baxter and such underwriter(s) or dealer manager(s), as applicable; and

             (ii)  Parent shall use its reasonable best efforts to prepare, assist in the preparation of, deliver and/or complete all of the following, as applicable (collectively, the "Parent Marketing Period Deliverables") at least two Business Days prior to the commencement of each Marketing Period: (A) Pro Forma Financial Information required or requested to be included in the Registration Statement pursuant to Section 5(b) hereof for the applicable Registration Statement, (B) substantially final draft Parent Comfort Documents, if applicable, (C) all legal business and accounting due diligence of Parent in a manner reasonably satisfactory to Baxter and the applicable underwriter(s) or dealer manager(s), as the case may be, (D) executed lock-up agreements from Parent in the form contemplated in Section 8 hereof and (E) such other customary documents, certificates, agreements and instruments reasonably requested by such underwriter(s) or dealer manager(s), Baxter or third parties (including, without limitation, any trustee, administrative agent, transfer agent, exchange agent or information agent) involved in any Retained Shares Transaction and, in the case of subclauses (A), (B) and (E), in a form reasonably satisfactory to Parent, Baxter and such underwriter(s) or dealer manager(s), as applicable.

        6.    Marketing Periods.     For each Underwritten Offering or Exchange Offer in connection with a Retained Shares Transaction, Baxter, the underwriter(s) or dealer manager(s), as applicable, and the applicable selling shareholders shall be afforded a period of time (each, a "Marketing Period") to publicly offer, sell, exchange, place, transfer or otherwise dispose of Retained Shares in connection with which the following conditions (the "Marketing Period Conditions") shall have been satisfied:

          (a)   all of the Baxalta Marketing Period Deliverables and, to the extent required, the Parent Marketing Period Deliverables, in each case, that have been requested with reasonable advance notice have been completed and/or delivered, as applicable, prior to the commencement of the Marketing Period as set forth in Section 5(e) hereof and to the extent applicable, executed prior to or during (as applicable) the Marketing Period;

          (b)   the applicable Registration Statement has been, or could be (without an amendment thereto, as applicable), declared effective under the Securities Act ("SEC Clearance") prior to the commencement of the Marketing Period (with the exception of a Marketing Period with respect to an Exchange Offer, with respect to which the Registration Statement must have been declared effective prior to the expiration of the Exchange Offer), and if declared effective, such Registration Statement continues to be effective for the remainder of the Marketing Period;

          (c)   the Required Management Participation has been provided or made available as set forth in Section 5(d) above;

          (d)   each of Parent and Baxalta has complied with Section 8 hereof, with respect to any Underwritten Offering in connection with a Debt-for-Equity Exchange, and no Restricted Period (as defined below) relating to a prior Debt-for-Equity Exchange, if any, shall be in effect;

          (e)   in the case of an Underwritten Offering in connection with a Debt-for-Equity Exchange in connection with which a tender offer is not being made for outstanding notes of Baxter, such period continues for at least four consecutive Business Days;

          (f)    in the case of an Underwritten Offering in connection with a Debt-for-Equity Exchange in connection with which a tender offer is made for outstanding notes of Baxter, such period continues until the later of four consecutive Business Days following (i) SEC Clearance and (ii) 14 calendar days after the early settlement date for such tender offer; and

          (g)   in the case of an Exchange Offer, such period continues until such Exchange Offer has been held open for the greater of (i) at least 20 consecutive Business Days and (ii) up to 40 consecutive calendar days, as directed by Baxter in consultation with Parent, Baxalta and the dealer manager(s) for such Exchange Offer.

        If a lead managing underwriter(s) or dealer manager(s), as applicable, in consultation with Baxter, Parent and Baxalta, reasonably determines that the occurrence of any calamity or crisis or change in financial, political or economic conditions in the United States or elsewhere has caused a market disruption such that the public offer, sale, exchange or placement, as applicable, of Retained Shares at such time is impracticable or inadvisable, the respective periods described in clauses (e), (f) and (g) above shall be tolled during such period.

        In addition, each of Parent and Baxalta shall use its reasonable best efforts to cause one Marketing Period with respect to a Debt-for-Equity Exchange not involving a tender offer to be completed in full by no later than February 8, 2016; provided, that, if such Marketing Period is not completed in full by February 8, 2016, then each of Parent and Baxalta shall use its reasonable best efforts to cause such Marketing Period to be completed in full by no later than March 23, 2016, provided that no Pro Forma Financial Information is required or requested in connection therewith. In addition, Parent and Baxalta shall use their respective reasonable best efforts to cause one Marketing Period with respect to all of the Marketing Period Conditions to be separately satisfied with respect to two Debt-for-Equity Exchanges (whether only one Registration Statement is filed in connection therewith or otherwise) and one Exchange Offer prior to the Early Outside Date (as defined below) or the Outside Date (as defined below), as applicable.

        The parties hereto shall use their respective reasonable best efforts to cause one Marketing Period for a Debt-for-Equity Exchange not involving a tender offer to be completed prior to February 8, 2016. If one Debt-for-Equity Exchange Marketing Period is completed prior to February 8, 2016, (a) Baxter shall demand that a Registration Statement for an Underwritten Offering in connection with a Debt-for-Equity Exchange be filed by no later than as promptly as practicable after the Second PFFI Deadline, (b) the parties purchasing notes in the related tender offer shall use their reasonable best efforts to commence such tender offer for outstanding notes of Baxter by no later than the Second PFFI Deadline and (c) each party shall use reasonable best efforts to cause SEC Clearance for such Registration Statement to occur prior to or as promptly as practicable after the date that is 14 calendar days after the early settlement date for such tender offer, which early settlement date shall occur no later than 13 Business Days after the commencement of such tender offer.

        If one Debt-for-Equity Exchange Marketing Period is not completed prior to February 8, 2016, (a) Baxter shall demand that an amended Registration Statement for an Underwritten Offering in connection with a Debt-for-Equity Exchange not involving a tender offer be filed as promptly as practicable after the Second PFFI Deadline and (b) the parties hereto shall use their respective reasonable best efforts to cause the associated Marketing Period to begin by no later than the date of SEC Clearance of the associated Registration Statement. Thereafter, (i) Baxter shall demand that another Registration Statement for an Underwritten Offering in connection with a second Debt-for-Equity Exchange be filed by no later than as promptly as practicable after the expiration of the Restricted Period with respect to the preceding Debt-for-Equity Exchange (or, if the offering is not completed, as soon as practicable after the expiration of the Marketing Period), (ii) the parties purchasing notes in the related tender offer for outstanding notes of Baxter shall use their reasonable best efforts to commence such tender offer by no later than as promptly as practicable after the expiration of the Restricted Period with respect to the preceding Debt-for-Equity Exchange and (iii) each party shall use reasonable best efforts to cause SEC Clearance for such Registration Statement to occur prior to or as promptly as practicable after the date that is 14 calendar days after the early settlement date for such tender offer, which early settlement date shall occur no later than 13 Business Days after the commencement of such tender offer.

        Thereafter, (a) Baxter shall demand that a Registration Statement for an Exchange Offer be filed by no later than as promptly as practicable following fifteen calendar days after the public offering date set forth on the final prospectus with respect to the second Debt-for-Equity Exchange transaction (or, if the offering is not completed, as soon as practicable after the expiration of the Marketing Period) and (b) the parties hereto shall use their respective reasonable best efforts to commence such Exchange Offer as promptly as practicable after the expiration of the Restricted Period with respect to the preceding Debt-for-Equity Exchange.

        7.    Standstill.     Neither Baxalta nor Parent will conduct any shareholder vote with respect to, or consummate, the Merger (the "Standstill") until the earliest to occur of the following: (a) the date that all of the Marketing Period Conditions have been separately satisfied with respect to two Debt-for-Equity Exchanges (whether only one Registration Statement is filed in connection therewith or otherwise) and one Exchange Offer, (b) the date that Baxter has disposed of all its Retained Shares and (c) May 26, 2016, as such date may be extended as set forth below (the "Early Outside Date"), or, if one Marketing Period with respect to a Debt-for-Equity Exchange not involving a tender offer has not been completed in full by February 8, 2016 and Baxter has complied with its obligation to use its reasonable best efforts to cause such completion, June 17, 2016, as such date may be extended as set forth below (the "Outside Date").

        Each of the Early Outside Date and the Outside Date, as applicable, shall be extended (in the case of each clause below but without duplication) by the time periods indicated below:

            (i)  the number of days that the Baxalta 2015 10-K is filed with the SEC after the Baxalta 10-K Deadline;

           (ii)  the number of days that the Baxalta 2016 Q1 10-Q is filed with the SEC after the Baxalta Q1 10-Q Deadline;

          (iii)  the number of days that any requested or required (in accordance with Section 5(b)) Pro Forma Financial Information is delivered after the Second PFFI Deadline or the Third PFFI Deadline, as applicable, if Pro Forma Financial Information is required or requested to be included in any Registration Statement pursuant to Section 5(b) hereof;

          (iv)  (A) if Pro Forma Financial Information is not required or requested to be included in any Registration Statement pursuant to Section 5(b) hereof, the number of days that the Baxalta 2015 ECD is delivered after the Baxalta 10-K Deadline or (B) if Pro Forma Financial Information is required or requested to be included in any Registration Statement pursuant to Section 5(b) hereof, the number of days that the Baxalta 2015 ECD is delivered after March 18, 2016;

           (v)  the number of days for which Parent or Baxalta determines that maintaining the effectiveness of any Registration Statement in connection with an Underwritten Offering or Exchange Offer or filing an amendment or supplement to any Registration Statement (or, if a Registration Statement has not yet been filed, filing such a Registration Statement) would require the public disclosure of material nonpublic information and refuses to maintain such effectiveness or make any filing of such amendment, supplement or Registration Statement, if each of the Marketing Period Conditions could otherwise have been satisfied during such period and any failure to satisfy such conditions is not due to Parent's or Baxalta's failure to comply with its respective obligations hereunder; and

          (vi)  solely in the case of the Early Outside Date, if less than two Marketing Periods have been completed as of the Early Outside Date (as it may be extended pursuant to clauses (i)-(v) above), and Baxter has complied with its obligations hereunder with respect to such Marketing Periods, the number of days until the completion of two Marketing Periods; provided that the Early Outside Date (as it may be extended pursuant to clauses (i)-(v) above) shall not be extended by more than 30 days pursuant to this clause (vi).

        8.    Clear Market; Lock-Up.

          (a)   During each Marketing Period described in Section 6(e) above and each additional period of time for which Baxter agrees (with the lead underwriter in connection with any Underwritten Offering) to similar restrictions with respect to the Retained Shares in connection with any Underwritten Offering contemplated hereby not to exceed (x) 30 days or (y) such shorter period as is appropriate for such offering as determined in the good faith judgment of the lead underwriter after consultation with Baxalta's and Parent's advisors (each such period, a "Restricted Period"), Baxalta agrees that it will not, and it will cause its executive officers and directors not to, directly or indirectly, (i) pledge, issue, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, Baxalta Common Stock or any other equity or equity-linked securities of, or any securities convertible into or exercisable or exchangeable for any equity or equity-linked securities of, Baxalta (collectively, the "Baxalta Subject Securities"), (ii) subject to Section 1(a) hereof, publicly disclose or engage in discussions concerning the intention to make any issuance, sale, pledge, disposition or registration with respect to the Baxalta Subject Securities, (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Baxalta Subject Securities or (iv) file with the SEC or cause to become effective any registration statement under the Securities Act relating to, or make any demand for or exercise any right with respect to the registration with the SEC of, any Baxalta Subject Securities, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of any Baxalta Subject Securities, in cash or otherwise, without Baxter's prior written consent, which may be given, conditioned or withheld in Baxter's sole discretion. Baxalta shall enter into an agreement evidencing the restrictions in this Section 8 in customary form, which form is reasonably satisfactory to Baxalta and Baxter and a single lead underwriter in any Underwritten Offering; provided that such restrictions may be included in the applicable underwriting agreement; provided, further, that any of the foregoing restrictions may be waived by a single lead underwriter.

          The restrictions contained in the preceding paragraph shall not apply to:

              (i)  the filing of any Registration Statement contemplated by this Letter Agreement in connection with a Retained Shares Transaction (including, without limitation, pursuant to a demand made by Baxter in accordance with Section 6 hereof) and any sale, transfer or other disposition of any Baxalta Subject Securities in connection with any Retained Shares Transaction;

             (ii)  subject to the terms hereof (including, without limitation, Sections 2 and 7 hereof), the consummation of the Merger;

            (iii)  the issuance by Baxalta of any Baxalta Subject Securities upon the exercise of any option or warrant or the conversion of any Baxalta Subject Security, in each case, outstanding on the date hereof, or the vesting of any previously issued Baxalta Subject Security, including, without limitation, any restricted stock, restricted stock units or performance stock units;

            (iv)  the grant of stock options, stock, restricted stock units or performance stock units pursuant to employee benefit plans in effect on the date hereof;

             (v)  the filing of one or more registration statements on Form S-8 with the SEC with respect to any Baxalta Subject Securities issued or issuable under any equity compensation plan in effect on the date hereof;

            (vi)  the sale or forfeiture of any Baxalta Subject Security to satisfy any income, employment or social tax withholding and remittance obligations of an officer, a director or Baxalta in connection with any options of such officer or director that are expiring within 90 days or any restricted stock units or performance share units that vest during any Restricted Period; or

           (vii)  the filing of the registration statement required to be filed by Baxalta pursuant to the Registration Rights Agreement, dated as of June 23, 2015, by and among Baxalta, Baxter and Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and UBS Securities LLC as representatives of the initial purchasers.

          (b)   During each Marketing Period described in Section 6(e) above and each Restricted Period, Parent agrees that it will not, directly or indirectly, (i) pledge, issue, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, Parent American Depositary Shares or any other equity or equity-linked securities of, or any securities convertible into or exercisable or exchangeable for any equity or equity-linked securities of, Parent (collectively, the "Parent Subject Securities"), (ii) subject to Section 1(a) hereof, publicly disclose or engage in discussions concerning the intention to make any issuance, sale, pledge, disposition or registration with respect to the Parent Subject Securities, (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Parent Subject Securities or (iv) file with the SEC or cause to become effective any registration statement under the Securities Act relating to, or make any demand for or exercise any right with respect to the registration with the SEC of, any Parent Subject Securities, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of any Parent Subject Securities, in cash or otherwise, without Baxter's prior written consent, which may be given, conditioned or withheld in Baxter's sole discretion. Parent shall enter into an agreement evidencing the restrictions in this Section 8 in customary form, which form is reasonably satisfactory to Parent and Baxter and a single lead underwriter in any Underwritten Offering; provided that such restrictions may be included in the applicable underwriting agreement; provided, further, that any of the foregoing restrictions may be waived by a single lead underwriter.

          The restrictions contained in the preceding paragraph shall not apply to:

              (i)  subject to the terms hereof (including, without limitation, Sections 2 and 7 hereof), the filing of the Registration Statement on Form S-4 with respect to the Merger and the consummation of the Merger;

             (ii)  the issuance by Parent of any equity awards or of any Parent Subject Securities upon the exercise or settlement of equity awards of Parent; or

            (iii)  the filing of one or more registration statements on Form S-8 with the SEC with respect to any Parent Subject Securities issued or issuable under any equity compensation plan in effect on the date hereof.

        9.    Certain Acknowledgments and Agreements of Parent, Baxter and Baxalta.

          (a)   Baxter and Baxalta hereby acknowledge and agree that, (i) except as contemplated by this Letter Agreement, their obligations under the Tax Matters Agreement, the Distribution Agreement and the Ancillary Agreements are and will be unaffected by the transactions contemplated by the Merger Agreement in the form reviewed on the date hereof); and (ii) if the Merger is not completed, nothing in this Letter Agreement shall operate to modify Baxter's and Baxalta's obligations under the Tax Matters Agreement.

          (b)   Baxter hereby acknowledges and agrees that, notwithstanding anything to the contrary in the Registration Rights Agreement, the Registration Rights Agreement shall terminate upon the Merger Closing; provided that the provisions of Section 2.06, Section 2.07 and Article IV of the Registration Rights Agreement shall survive any such termination; provided, further, that, if in the reasonable judgment of Baxter's external counsel, Baxter will be, or will be deemed to be, an "affiliate" of Parent for purposes of Rule 405 under the Securities Act upon Merger Closing, then (i) any Retained Shares held by Baxter will constitute "Registrable Securities" under the Registration Rights Agreement upon any conversion or exchange of such shares into equity securities of Parent and (ii) the obligations for registration of the Registrable Securities (and Baxter's rights relating thereto) will be obligations of Parent.

          (c)   Each party hereto agrees that, if legally permissible and reasonably practicable, (i) each of Parent and Baxalta shall notify Baxter at least five Business Days prior to the mailing of the Merger proxy statement to its shareholders (with respect to its shareholder vote with respect to the Merger) and (ii) prior to any public disclosure, description or filing of any provision of this Letter Agreement, it will consult with each other party hereto and provide each other party hereto with reasonable advance notice of such disclosure, description or filing and the proposed form and substance thereof. Each party hereto acknowledges that (A) this Letter Agreement will be filed with, and a description of its terms included in, a Form 8-K of each of Baxter, Baxalta and Parent to be filed in connection with the entering into of this Letter Agreement, the announcement of the entering into of the Merger Agreement and with each Registration Statement, (B) this Letter Agreement will be incorporated by reference into, and a description of its terms included in, the registration statement on Form S-4 of Parent related to the Merger and (C) a description of the terms of this Letter Agreement will be included in the prospectus to be made available by Parent in connection with the listing of new ordinary shares to be offered to Baxalta shareholders, the circular to be provided to Parent shareholders in connection with Parent's shareholder vote with respect to the Merger and other documents filed or made publicly available pursuant to the listing, prospectus and disclosure and transparency rules maintained by the UK Financial Conduct Authority.

        10.    Termination.     This Letter Agreement may be terminated (a) by mutual written consent of Baxalta, Baxter and Parent, provided that the provisions of Section 9(a) and Sections 11-15 hereof shall survive such termination, (b) by Parent or Baxalta upon termination of the Merger Agreement, provided that, the provisions of Section 8 (solely with respect to any Restricted Period then in effect for Baxalta or its directors and executive officers), Section 9(a) and Sections 11-15 hereof shall survive such termination or (c) subject to compliance with Section 7 hereof, upon Merger Closing, provided that the provisions of Section 2(g), Section 2(h), Section 3, Section 8 (solely with respect to any Restricted Period then in effect), Section 9 and Sections 11-16 hereof shall survive such termination. If this Letter Agreement is terminated under clause (a), (b) or (c) above, Baxter acknowledges and agrees that

Section 4.02(c) of the Tax Matters Agreement has been waived with respect to the execution of the Merger Agreement (and this sentence shall survive the termination of this Letter Agreement).

        11.    Notices.     All notices, requests, claims, demands or other communications under this Letter Agreement shall be in writing and shall be given, and shall be deemed to have been duly given, upon delivery by hand, sending by registered or certified mail (postage prepaid, return receipt requested) or sending by email to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)
  if to Parent:

    Shire plc
    5 Riverwalk, Citywest Business Campus
    Dublin 24
    Republic of Ireland
    Attention:  Bill Mordan, General Counsel
    Email:  wrmordan@shire.com

    with a copy to (which shall not constitute notice):

    Ropes & Gray LLP
    Prudential Tower
    800 Boylston Street
    Boston, Massachusetts 02199
    Attention:  Christopher D. Comeau
                        Paul M. Kinsella
    Email:  christopher.comeau@ropesgray.com
                 paul.kinsella@ropesgray.com

  (b)
  if to Baxalta:

    Baxalta Incorporated
    1200 Lakeside Drive
    Bannockburn, Illinois 60015
    Attention:  General Counsel
    Email:  peter.edwards@baxalta.com

    with copies to (which shall not constitute notice):

    Mayer Brown LLP
    71 South Wacker Drive
    Chicago, Illinois 60606
    Attention:  David A. Schuette
    Email:  dschuette@mayerbrown.com

    Kirkland & Ellis LLP
    300 North LaSalle Street
    Chicago, Illinois 60654
    Attention:  R. Scott Falk, P.C.
    Email:  scott.falk@kirkland.com

  (c)
  if to Baxter:

    Baxter International Inc.
    One Baxter Parkway
    Deerfield, Illinois 60015
    Attention:  General Counsel
    Email:  general_counsel@baxter.com

    with a copy to (which shall not constitute notice):

    Skadden, Arps, Slate, Meagher & Flom LLP
    4 Times Square
    New York, New York 10036
    Attention:  David J. Goldschmidt
    Email:  David.Goldschmidt@skadden.com

    Skadden, Arps, Slate, Meagher & Flom LLP
    155 North Wacker Drive
    Chicago, Illinois 60606
    Attention:  Charles W. Mulaney, Jr.
                        Joseph Miron
    Email: Charles.Mulaney@skadden.com
                 Joseph.Miron@skadden.com

        12.    Headings.     Section headings used herein are for convenience of reference only, are not part of this Letter Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Letter Agreement.

        13.    Counterparts.     This Letter Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to the other party. This Letter Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original signature for all purposes.

        14.    Governing Law.     This Letter Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, irrespective of the choice of laws and principles of the State of Delaware, as to all matters, including, without limitation, matters of validity, construction, effect, enforceability, performance and remedies.

        15.    Jurisdiction; Waiver of Jury Trial.     Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over any action, suit or proceeding (each, a "Proceeding"), the federal courts of the United States of America located in the State of Delaware, in respect of all matters arising out of or relating to this Letter Agreement, the interpretation and enforcement of the provisions of this Letter Agreement, and of the documents referred to in this Letter Agreement, and hereby waives, and agrees not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that (i) it is not subject thereto, (ii) such Proceeding may not be brought or is not maintainable in said courts, (iii) the venue thereof may not be appropriate or (iv) this Letter Agreement or any such document may not be enforced in or by such courts, and each of the parties hereto irrevocably agrees that all claims with respect to such Proceeding shall be heard and determined exclusively in such courts. The parties hereto irrevocably consent and submit to the personal jurisdiction of such courts in respect of the interpretation and enforcement of the provisions of this Letter Agreement. Each party hereto acknowledges and agrees that any controversy that may arise under this Letter Agreement is likely to involve complicated and difficult issues, and therefore each party hereto irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of or relating to this Letter Agreement.

        16.    Specific Enforcement.     The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Letter Agreement and to enforce specifically the performance of the terms and provisions of this Letter Agreement in any court referred to in the preceding paragraph, without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which any party hereto may be entitled at law or in equity. Each of the parties hereto acknowledges and agrees that the right to specific enforcement is an integral part of this Letter Agreement and without such right, none of the parties hereto would have entered into this Letter Agreement. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

* * *

Very truly yours,
BAXTER INTERNATIONAL INC.
By:	/s/ JAMES K. SACCARO James K. Saccaro Corporate Vice President and Chief Financial Officer

        If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please confirm by endorsing this Letter Agreement below.

Acknowledged and agreed to
as of the date first written above:

SHIRE PLC
By:	/s/ FLEMMING ORNSKOV
	Name:	Flemming Ornskov
	Title:	Chief Executive Officer

        If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please confirm by endorsing this Letter Agreement below.

Acknowledged and agreed to
as of the date first written above:

BAXALTA INCORPORATED
By:	/s/ ROBERT J. HOMBACH
	Name:	Robert J. Hombach
	Title:	Executive Vice President, Chief Financial Officer, Chief Operations Officer

Annex I:

Baxter Support Statement

        "Baxter fully supports the proposed combination of Shire and Baxalta, which will create a major biotechnology company and global leader in rare diseases. Baxter is pleased to support this value enhancing transaction."

Annex C

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

January 10, 2016
The Board of Directors
Baxalta Incorporated
1200 Lakeside Drive
Bannockburn, Illinois 60015

The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Baxalta Incorporated ("Baxalta"), other than as specified below, of the Merger Consideration (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the "Agreement") to be entered into among Shire plc ("Shire"), BearTracks, Inc., a wholly owned subsidiary of Shire ("Sub"), and Baxalta. As more fully described in the Agreement, (i) Sub will be merged with and into Baxalta (the "Merger"), with Baxalta as the surviving corporation, and (ii) each outstanding share of the common stock, par value $0.01 per share, of Baxalta ("Baxalta Common Stock") will be converted into the right to receive (a) $18.00 in cash (the "Cash Consideration") and (b) 0.1482 of an American Depositary Share of Shire ("Shire ADSs") representing ordinary shares, par value £0.05 per share, of Shire ("Shire Ordinary Shares"), provided that Shire may, in its sole discretion, permit holders of Baxalta Common Stock to elect to receive 0.4446 of a Shire Ordinary Share for each outstanding share of Baxalta Common Stock in lieu of 0.1482 of a Shire ADS (such number of Shire ADSs or Shire Ordinary Shares, as the case may be, issuable in the Merger, the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

        In arriving at our opinion, we reviewed an execution copy, provided to us on January 10, 2016, of the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Baxalta and certain senior officers and other representatives and advisors of Shire concerning the businesses, operations and prospects of Baxalta and Shire. We reviewed certain publicly available and other business and financial information relating to Baxalta and Shire provided to or discussed with us by the managements of Baxalta and Shire. This information included certain internal financial forecasts and other information and data relating to Baxalta and the pro forma combined company prepared by the management of Baxalta and certain publicly available financial forecasts and other information and data relating to Shire (pro forma for its acquisition of Dyax Corp. (the "Dyax Acquisition")) and certain information prepared by the management of Baxalta relating to the potential strategic implications and financial, operational and tax benefits anticipated by such management to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices of Baxalta Common Stock and Shire ADSs; the historical earnings and other operating data of Baxalta and Shire and projected earnings and other operating data of Baxalta and the pro forma combined company; and the capitalization and financial condition of Baxalta and Shire. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Baxalta and Shire and we considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger. We also evaluated the pro forma combined company utilizing the internal financial forecasts and other information and data relating to the pro forma combined company and the potential strategic implications and financial, operational and tax benefits referred to above. In addition to the foregoing, we conducted such other analyses and examinations and considered such

The Board of Directors
Baxalta Incorporated
January 10, 2016

other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements and other representatives of Baxalta and Shire that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data that we have been directed to utilize in our analyses relating to Baxalta, the pro forma combined company and the potential strategic implications and financial, operational and tax benefits anticipated by the management of Baxalta to result from the Merger, we have been advised by the management of Baxalta and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Baxalta as to the future financial performance of Baxalta and the pro forma combined company, such potential strategic implications and financial, operational and tax benefits and the other matters covered thereby. With respect to the publicly available financial forecasts and other information and data that we have utilized in our analyses relating to Shire (pro forma for the Dyax Acquisition), we have assumed, with your consent, that such publicly available financial forecasts and other information and data are a reasonable basis upon which to evaluate the future financial performance of Shire and are appropriate for our use and reliance in connection with our analyses and opinion. We further have assumed, with your consent, that the financial results (including with respect to the potential strategic implications and financial, operational and tax benefits anticipated to result from the Merger) reflected in the financial forecasts and other information and data utilized in our analyses will be realized in the amounts and at the times projected.

        We have relied, at your direction, upon the assessments of the managements of Baxalta and Shire as to, among other things, (i) matters relating to, and the potential impact (including, without limitation, potential tax and other consequences) on the Merger of, the separation of Baxalta from Baxter International Inc. ("Baxter") consummated in July 2015 (the "Separation"), the Dyax Acquisition, and any securities offerings by Shire as permitted under the terms of the Agreement or otherwise and certain tax indemnities and other arrangements with, and sale or other disposition of shares of Baxalta Common Stock by, Baxter as contemplated in connection the Separation and the Merger, (ii) the potential impact on Baxalta and Shire of certain market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the pharmaceutical industry, (iii) the products, product pipeline and intellectual property of Baxalta and Shire and associated risks (including, without limitation, with respect to the development, manufacturing and commercialization of, and the use and indications for, such products and product pipeline, the validity and duration of patents and the potential for generic competition), (iv) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers, manufacturers and other commercial relationships of Baxalta and Shire and (v) the ability to integrate the businesses of Baxalta and Shire. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on Baxalta, Shire, the Merger or related transactions (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that Shire ADSs and Shire Ordinary Shares are of equivalent value and that any currency or exchange rate fluctuations associated with Shire ADSs, Shire Ordinary Shares or Baxalta's or Shire's businesses will not be meaningful in any respect to our analyses or opinion.

The Board of Directors
Baxalta Incorporated
January 10, 2016

        We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, off-balance sheet or otherwise) of Baxalta, Shire or any other entity nor have we made any physical inspection of the properties or assets of Baxalta, Shire or any other entity. We have assumed, with your consent, that the Merger and related transactions will be consummated in accordance with their respective terms and in compliance with all applicable laws, relevant documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger and related transactions, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, will be imposed or exist that would have an adverse effect on Baxalta, Shire, the Merger or related transactions (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. Representatives of Baxalta have advised us, and we also have assumed, that the final terms of the Agreement will not vary materially from those set forth in the execution copy of the Agreement reviewed by us. We are not expressing any view or opinion as to the actual value of Shire ADSs or Shire Ordinary Shares when and if issued in the Merger or the prices at which Shire ADSs or Shire Ordinary Shares (or any other securities of or relating to Shire) or Baxalta Common Stock (or any other securities of or relating to Baxalta) may trade or otherwise be transferable at any time. We also are not expressing any view or opinion with respect to tax matters (including, without limitation, tax consequences resulting from the Separation, the Merger, any related transactions or otherwise and, with your consent, we have assumed for purposes of our analyses and opinion that no tax indemnity or other payment will be made under any arrangements with Baxter resulting from the Separation or otherwise), or accounting, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of Baxalta and Shire as to such matters. In connection with our engagement, we were not requested to, and we did not, undertake an auction process on behalf of Baxalta.

        Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein), without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, shares of Baxalta Common Stock or other securities of Baxalta. Our opinion does not address any other terms, aspects or implications of the Merger or related transactions, including, without limitation, the form of the Merger Consideration, the form or structure of the Merger, the financial or other terms of any related transactions (including any repurchase or redemption of outstanding senior notes of Baxalta or termination of Baxalta's existing credit facility, any securities offerings that may be undertaken by Shire or any sale or other disposition of shares of Baxalta Common Stock by, or guarantee, indemnification or related payments and deliverables or other arrangements involving, Baxter) or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger, the related transactions or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of Baxalta to effect or enter into the Merger or related transactions, the relative merits of the Merger or related transactions as compared to any alternative business strategies that might exist for Baxalta or the effect of any other transaction in which Baxalta might engage or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the Merger or related transactions, or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the

The Board of Directors
Baxalta Incorporated
January 10, 2016

date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the industries in which Baxalta and Shire operate, have experienced volatility and we express no opinion or view as to any potential effects of such volatility on Baxalta, Shire, the Merger or related transactions (including the contemplated benefits thereof).

        Citigroup Global Markets Inc. has acted as financial advisor to Baxalta in connection with the proposed Merger and will receive a fee for such services, portions of which were payable in connection with and during the course of our engagement (regardless of whether the Merger occurs) and the principal portion of which is contingent upon consummation of the Merger. In addition, Baxalta has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We and/or one of our affiliates may also act as a depositary and an exchange agent for the Merger, for which services we or our affiliates would receive compensation. As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Baxalta and its affiliates (including Baxter) unrelated to the proposed Merger and related transactions, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) financial advisor to Baxalta and Baxter in connection with the Separation and certain acquisition and/or strategic advisory transactions, (ii) joint bookrunning manager for a notes offering of Baxalta and (iii) co-lead arranger, joint bookrunner and syndication agent for, and as a lender under, certain credit facilities of Baxalta and Baxter. As you also are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Shire and its affiliates unrelated to the proposed Merger and related transactions, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) financial advisor and/or escrow agent to Shire in connection with certain acquisition and strategic advisory transactions and (ii) joint lead, lead or mandated arranger and bookrunner for, and as a lender under, certain credit facilities of Shire. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Baxalta, Shire and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Baxalta, Shire and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Baxalta (in its capacity as such) in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger (including the form of Stock Consideration if an election option is provided in respect thereof as contemplated by the Agreement), any related transactions or otherwise.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of Baxalta Common Stock (other than Shire, Sub and their respective affiliates) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

Annex D

PERSONAL AND CONFIDENTIAL

January 11, 2016

Board of Directors
Baxalta Incorporated
1 Baxter Parkway
Deerfield, IL 60015

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than Shire PLC ("Shire") and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Baxalta Incorporated (the "Company") of the Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 11, 2016 (the "Agreement"), by and among Shire, BearTracks, Inc., a wholly owned subsidiary of Shire ("Acquisition Sub"), and the Company. The Agreement provides that Acquisition Sub will be merged with and into the Company and each outstanding Share will be converted into $18.00 in cash (the "Cash Consideration") and 0.1482 of an American Depositary Share ("Shire ADS") of Shire, each Shire ADS representing three (3) ordinary shares, par value £0.05 per share ("Shire Shares"), of Shire (the "Stock Consideration"; together with the Cash Consideration, the "Consideration").

        Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Shire, any of their respective affiliates and third parties, including Baxter International Inc., a significant stockholder and former parent company of the Company ("Baxter"), or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We have received fees, and expect to receive additional fees, for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint book-running manager with respect to the private placement of the Company's Floating Rate Senior Notes due 2018 (aggregate principal amount $375,000,000), 2.000% Senior Notes due 2018 (aggregate principal amount $375,000,000), 2.875% Senior Notes due 2020 (aggregate principal amount $1,000,000,000), 3.600% Senior Notes due 2022 (aggregate principal amount $500,000,000), 4.000% Senior Notes due 2025 (aggregate principal amount $1,750,000,000) and 5.250% Senior Notes due 2045 (aggregate principal amount $1,000,000,000) in June 2015. We also have provided certain financial advisory and/or underwriting services to Shire and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as advisor to Shire on its sale to AbbVie, Inc., which as announced in June 2014, but ultimately terminated. We also have provided certain financial advisory and/or underwriting services to Baxter and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as Baxter's financial advisor in connection with the sale of its commercial vaccines business to Pfizer, Inc., announced in July 2014; as co-lead arranger and bookrunner with respect to Baxter's bridge facility (aggregate principal amount $1,800,000,000) in December 2014; as a dealer on Baxter's $1,400,000,000 commercial paper program since December 2014; and as Baxter's financial advisor in connection with Baxter's spin-off of the Company in July 2015. We may also in the future provide financial advisory and/or underwriting services to the Company, Shire, Baxter and their respective affiliates for which our Investment Banking Division may receive compensation.

        In connection with this opinion, we have reviewed, among other things, the Agreement; the Letter Agreement, dated January 11, 2016, among Shire, the Company and Baxter (the "Tri-Party Agreement"); the Company's Registration Statement on Form 10, including the related information statement dated June 9, 2015; annual reports to stockholders and Annual Reports on Form 10-K of Shire for the five fiscal years ended December 31, 2014; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Shire; certain other communications from the Company and Shire to their respective stockholders; certain publicly available research analyst reports for the Company and Shire; and certain internal financial analyses and forecasts for the Company prepared by its management and certain financial analyses and forecasts for Shire giving effect to the Transaction prepared by the Company's management, in each case, as approved for our use by the Company (collectively, the "Forecasts"), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the "Synergies"). We have also held discussions with members of the senior managements of the Company and Shire regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Shire; reviewed the reported price and trading activity for the Shares, the Shire ADS and the Shire Shares; compared certain financial and stock market information for the Company and Shire with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the biopharmaceutical industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Shire or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Shire or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Shire and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of the Tri-Party Agreement or any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than Shire and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shire ADS or the Shire Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Shire or the ability of the Company or Shire to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Shire and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co. (GOLDMAN, SACHS & CO.)

ANNEX E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a.
    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b.
    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

    c.
    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

    d.
    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either

  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX F

RELEVANT TERRITORIES

Albania	Luxembourg
Armenia	Macedonia
Australia	Malaysia
Austria	Malta
Bahrain	Mexico
Belarus	Moldova
Belgium	Montenegro
Bosnia & Herzegovina	Morocco
Botswana	Netherlands
Bulgaria	New Zealand
Canada	Norway
Chile	Pakistan
China	Panama
Croatia	Poland
Cyprus	Portugal
Czech Republic	Qatar
Denmark	Romania
Egypt	Russia
Estonia	Saudi Arabia
Ethiopia	Serbia
Finland	Singapore
France	Slovak Republic
Georgia	Slovenia
Germany	South Africa
Greece	Spain
Hong Kong	Sweden
Hungary	Switzerland
Iceland	Thailand
India	Turkey
Israel	Ukraine
Italy	United Arab Emirates
Japan	United Kingdom
Korea	The United States of America
Kuwait	Uzbekistan
Latvia	Vietnam
Lithuania	Zambia

F-1

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Except as hereinafter set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of Shire is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

        Pursuant to Article 153 of the Articles of Association of the Registrant, the Registrant may indemnify any director of the Registrant out of the assets of the Registrant for any liability for which the Registrant may lawfully indemnify that director.

        Shire's Articles of Association provide in relevant part: "Article 153 Indemnity of Directors—Subject to the provisions of the Companies Laws, the Company may indemnify any director of the Company or of any subsidiary against any liability and may purchase and maintain for any director of the Company or of any subsidiary insurance against any liability. No director of the Company or of any subsidiary shall be accountable to the Company or to the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company."

        The relevant provision of the Companies (Jersey) Law 1991 is Article 77, which provides:

          (1)   "Subject to paragraphs (2) and (3), any provision, whether contained in the articles of, or in a contract with, a company or otherwise, whereby the company or any of its subsidiaries or any other person, for some benefit conferred or detriment suffered directly or indirectly by the company, agrees to exempt any person from, or indemnify any person against, any liability which by law would otherwise attach to the person by reason of the fact that the person is or was an officer of the company shall be void.

          (2)   Paragraph (1) does not apply to a provision for exempting a person from or indemnifying the person against—

            a.     any liabilities incurred in defending any proceedings (whether civil or criminal)—

                (i)  in which judgment is given in the person's favour or the person is acquitted,

               (ii)  which are discontinued otherwise than for some benefit conferred by the person or on the person's behalf or some detriment suffered by the person, or

              (iii)  which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person's resistance to the proceedings;

            b.     any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company;

            c.     any liability incurred in connection with an application made under Article 212 in which relief is granted to the person by the court; or

            d.     any liability against which the company normally maintains insurance for persons other than directors.

          (3)   Nothing in this Article shall deprive a person of any exemption or indemnity to which the person was lawfully entitled in respect of anything done or omitted by the person before the coming into force of this Article.

          (4)   This Article does not prevent a company from purchasing and maintaining for any such officer insurance against any such liability."

        Shire maintains an insurance policy for its directors and officers in respect of liabilities arising out of any act, error or omission whilst acting in their capacities as directors or officers of Shire or its affiliated companies.

        Shire has entered into separate indemnity agreements with each of its current directors to indemnify the director as specified in the applicable indemnity agreement, which may provide for indemnification up to the full extent permitted by the Jersey Companies Law, and will enter into a separate indemnity agreement with any new director.

ITEM 21.    EXHIBITS

Exhibit No.		Document Description
2.1		Agreement and Plan of Merger, dated as of January 11, 2016, among Shire plc, BearTracks, Inc. and Baxalta Incorporated (incorporated by reference to Exhibit 2.1 to Shire's Current Report on Form 8-K filed on January 11, 2016).*

3.1		Form of Memorandum of Association of Shire plc as adopted by a special resolution passed on April 10, 2008 and amended by a special resolution passed on September 24, 2008 (incorporated by reference to Exhibit 99.02 to Shire's Current Report on Form 8-K filed on October 1, 2008).

3.2		Form of Article of Association of Shire plc as amended by a special resolution passed on April 26, 2011 and adopted by a special resolution passed on April 26, 2011 (incorporated by reference to Exhibit 3.1 to Shire's Current Report on Form 8-K filed on May 1, 2014).

5.1		Opinion of Mourant Ozannes.

10.1		Letter Agreement, dated as of January 11, 2016, among Shire plc, Baxalta Incorporated and Baxter International Inc. (incorporated by reference to Exhibit 10.1 to Shire's Current Report on Form 8-K filed on January 11, 2016).

23.1		Consent of Deloitte LLP, independent registered public accounting firm to Shire plc.

23.2		Consent of Deloitte LLP, independent registered public accounting firm to Shire plc.

23.3		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to Dyax Corp.

23.4		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to Baxalta Incorporated.

23.5		Consent of Mourant Ozannes (included in the opinion filed as Exhibit 5.1 hereto).

24.1		Power of Attorney (included on the signature page to the initial registration statement filed on February 22, 2016, File No. 333-209648).

99.1	**	Consent of Citigroup Global Markets Inc.

99.2		Consent of Goldman, Sachs & Co.

99.3		Form of Ordinary Share Election Form.

99.4		Form of Proxy Voting Card for holders of Baxalta common stock.

*
The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Shire will furnish copies of such schedules to the SEC upon its request; provided, however, that Shire may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

**
Previously filed.

ITEM 22.    UNDERTAKINGS

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c)
The undersigned registrant undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (1)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (2)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (3)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (4)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
The undersigned registrant hereby undertakes as follows:

(1)
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)
that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g)
The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on April 14, 2016.

By:	/s/ DR. FLEMMING ORNSKOV
	Name:	Dr. Flemming Ornskov
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DR. FLEMMING ORNSKOV Dr. Flemming Ornskov	Director and Chief Executive Officer (Principal Executive Officer)	April 14, 2016
* Jeffrey Poulton	Director and Chief Financial Officer (Principal Financial and Accounting Officer)	April 14, 2016
* Susan Kilsby	Chairman	April 14, 2016
* David Kappler	Deputy Chairman	April 14, 2016
* Dominic Blakemore	Director	April 14, 2016
* Olivier Bohuon	Director	April 14, 2016
* William Burns	Director	April 14, 2016
* Dr. Steven Gillis	Director	April 14, 2016

	Name	Title	Date

* Dr. David Ginsburg		Director	April 14, 2016
* Sara Mathew		Director	April 14, 2016
* Anne Minto		Director	April 14, 2016
*By:	/s/ DR. FLEMMING ORNSKOV Dr. Flemming Ornskov	Attorney in Fact	April 14, 2016

EXHIBIT INDEX

Exhibit No.		Document Description
2.1		Agreement and Plan of Merger, dated as of January 11, 2016, among Shire plc, BearTracks, Inc. and Baxalta Incorporated (incorporated by reference to Exhibit 2.1 to Shire's Current Report on Form 8-K filed on January 11, 2016).*

3.1		Form of Memorandum of Association of Shire plc as adopted by a special resolution passed on April 10, 2008 and amended by a special resolution passed on September 24, 2008 (incorporated by reference to Exhibit 99.02 to Shire's Current Report on Form 8-K filed on October 1, 2008).

3.2		Form of Article of Association of Shire plc as amended by a special resolution passed on April 26, 2011 and adopted by a special resolution passed on April 26, 2011 (incorporated by reference to Exhibit 3.1 to Shire's Current Report on Form 8-K filed on May 1, 2014).

5.1		Opinion of Mourant Ozannes.

10.1		Letter Agreement, dated as of January 11, 2016, among Shire plc, Baxalta Incorporated and Baxter International Inc. (incorporated by reference to Exhibit 10.1 to Shire's Current Report on Form 8-K filed on January 11, 2016).

23.1		Consent of Deloitte LLP, independent registered public accounting firm to Shire plc.

23.2		Consent of Deloitte LLP, independent registered public accounting firm to Shire plc.

23.3		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to Dyax Corp.

23.4		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to Baxalta Incorporated.

23.5		Consent of Mourant Ozannes (included in the opinion filed as Exhibit 5.1 hereto).

24.1		Power of Attorney (included on the signature page to the initial registration statement filed on February 22, 2016, File No. 333-209648).

99.1	**	Consent of Citigroup Global Markets Inc.

99.2		Consent of Goldman, Sachs & Co.

99.3		Form of Ordinary Share Election Form.

99.4		Form of Proxy Voting Card for holders of Baxalta common stock.

*
The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Shire will furnish copies of such schedules to the SEC upon its request; provided, however, that Shire may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

**
Previously filed.